FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226082-11

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated September 13, 2021, may be amended or completed prior to time of sale

PROSPECTUS

$925,091,000 (Approximate)

Benchmark 2021-B29 Mortgage Trust

(Central Index Key Number 0001880187)

 as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

 as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

 German American Capital Corporation

(Central Index Key Number 0001541294)

 JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)
Citi Real Estate Funding Inc.

 (Central Index Key Number 0001701238)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2021-B29

GS Mortgage Securities Corporation II is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2021-B29 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class RR, Class S and Class R certificates) and the RR interest represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2021-B29 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payment on the certificates and the RR interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the RR interest will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in October 2021. The rated final distribution date for the offered certificates is the distribution date in September 2054.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$20,710,000	[___]%	(3)	August 2026
Class A-2	$78,526,000	[___]%	(3)	September 2026
Class A-3	$177,306,000	[___]%	(3)	September 2028
Class A-4	(4)	[___]%	(3)	(4)
Class A-5	(4)	[___]%	(3)	(4)
Class A-SB	$24,171,000	[___]%	(3)	July 2031
Class X-A	$819,937,000(5)	[___]%	Variable IO(6)	September 2031
Class X-B	$105,154,000(5)	[___]%	Variable IO(6)	September 2031
Class A-S	$74,540,000	[___]%	(3)	September 2031
Class B	$51,912,000	[___]%	(3)	September 2031
Class C	$53,242,000	[___]%	(3)	September 2031

(Footnotes on table on pages 3-4)

You should carefully consider the summary of risk factors and the risk factors beginning on page 61 and page 63, respectively, of this prospectus.

None of the certificates, the RR interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the RR interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. GS Mortgage Securities Corporation II will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Academy Securities, Inc. and Drexel Hamilton, LLC, will purchase the offered certificates from GS Mortgage Securities Corporation II and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 21.5% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 29.6% of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 25.1% of each class of offered certificates and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 23.8% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about September 30, 2021. We expect to receive from this offering approximately [__]% of the initial aggregate principal balance of the offered certificates, plus accrued interest from September 1, 2021, before deducting expenses payable by us.

Goldman Sachs & Co. LLC	J.P. Morgan	Citigroup	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Academy Securities			Drexel Hamilton
Co-Manager			Co-Manager

 September [__], 2021

BENCHMARK 2021-B29

Commercial Mortgage Pass-Through Certificates, Series 2021-B29

Washington
1 property
$6,810,000
0.6% of total
Nebraska
1 property
$13,410,000
1.2% of total
Missouri
1 property
$12,500,000
1.1% of total
North Dakota
1 property
$6,447,024
0.6% of total
Iowa
2 properties
$12,401,151
1.1% of total
Wisconsin
6 properties
$12,228,848
1.1% of total
Illinois
10 properties
$26,900,356
2.4% of total
Michigan
1 property
$7,500,000
0.7% of total
Pennsylvania
4 properties
$61,200,000
5.5% of total
New York
10 properties
$320,100,000
28.6% of total
Massachusetts
1 property
$4,550,000
0.4% of total
Indiana
1 property
$404,661
0.0% of total
Ohio
2 properties
$2,626,766
0.2% of total
Rhode Island
1 property
$21,500,000
1.9% of total
Connecticut
2 properties
$8,000,000
0.7% of total
New Jersey
3 properties
$19,169,387
1.7% of total
Maryland
2 properties
$4,654,149
0.4% of total
Virginia
3 properties
$12,000,000
1.1% of total
North Carolina
4 properties
$43,775,000
3.9% of total
South Carolina
1 property
$4,633,146
0.4% of total
Georgia
5 properties
$15,118,883
1.3% of total
Florida
1 property
$5,475,000
0.5% of total
California
6 properties
$150,460,000
13.4% of total
Arizona
5 properties
$108,109,362
9.6% of total
Colorado
2 properties
$6,241,632
0.6% of total
Texas
5 properties
$177,532,000
15.8% of total
Oklahoma
2 properties
$7,718,226
0.7% of total
Louisiana
3 properties
$1,305,565
0.1% of total
Arkansas
1 property
$6,320,000
0.6% of total
Tennessee
1 property
$30,045,632
2.7% of total
Kentucky
2 properties
$11,762,156
1.0% of total
Mortgaged Properties by Property Type
Other 2.2%
Hospitality 1.7%
Self Storage 2.8%
Retail 30.1%
Industrial 9.7%
Mixed Use 13.5%
Multifamily 17.2%
Office 22.8%
Percent of
Initial Pool Balance
>10.0% – 28.6%
>5.0% – 10.0%
>1.0% – 5.0%
0.0% – 1.0%

Summary of Certificates and VRR Interest

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(7)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Years)(8)	Principal Window(8)
Offered Certificates
Class A-1	$20,710,000		30.000%	[__]%	(3)	August 2026	2.71	10/21 – 08/26
Class A-2	$78,526,000		30.000%	[__]%	(3)	September 2026	4.96	08/26 – 09/26
Class A-3	$177,306,000		30.000%	[__]%	(3)	September 2028	6.91	08/28 – 09/28
Class A-4	(4)		30.000%	[__]%	(3)	(4)	(4)	(4)
Class A-5	(4)		30.000%	[__]%	(3)	(4)	(4)	(4)
Class A-SB	$24,171,000		30.000%	[__]%	(3)	July 2031	7.34	09/26 – 07/31
Class X-A	$819,937,000	(5)	NAP	[__]%	Variable IO(6)	September 2031	NAP	NAP
Class X-B	$105,154,000	(5)	NAP	[__]%	Variable IO(6)	September 2031	NAP	NAP
Class A-S	$74,540,000		23.000%	[__]%	(3)	September 2031	9.93	08/31 – 09/31
Class B	$51,912,000		18.125%	[__]%	(3)	September 2031	9.96	09/31 – 09/31
Class C	$53,242,000		13.125%	[__]%	(3)	September 2031	9.96	09/31 – 09/31

Non-Offered Certificates
Class X-D	$61,230,000	(5)	NAP	[__]%	Variable IO(6)	September 2031	NAP	NAP
Class X-F	$26,621,000	(5)	NAP	[__]%	Variable IO(6)	October 2031	NAP	NAP
Class X-G	$10,648,000	(5)	NAP	[__]%	Variable IO(6)	October 2031	NAP	NAP
Class X-H	$41,263,977	(5)	NAP	[__]%	Variable IO(6)	October 2031	NAP	NAP
Class D	$33,277,000		10.000%	[__]%	(3)	September 2031	9.96	09/31 – 09/31
Class E	$27,953,000		7.375%	[__]%	(3)	September 2031	9.96	09/31 – 09/31
Class F	$26,621,000		4.875%	[__]%	(3)	October 2031	10.03	09/31 – 10/31
Class G	$10,648,000		3.875%	[__]%	(3)	October 2031	10.04	10/31 – 10/31
Class H	$41,263,977		0.000%	[__]%	(3)	October 2031	10.04	10/31 – 10/31
Class S(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Class R(10)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a variance of plus or minus 5%. The notional amount of each class of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates (collectively the “Class X certificates”) is subject to change depending upon the final pricing of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates (collectively, the “principal balance certificates” and, together with the Class X and Class S certificates, the “non-VRR certificates”), as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is less than the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The pass-through rates of each class of principal balance certificates for each distribution date will generally be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) the lesser of a specified pass-through rate and the rate described in clause (ii), or (iv) the rate described in clause (ii) less a specified percentage.

(4)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, assumed final distribution dates, weighted average lives and principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The initial aggregate certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $444,684,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window
Class A-4	$0 – $149,000,000	NAP – August 2031	NAP – 9.76	NAP / 03/30 – 08/31
Class A-5	$295,684,000 – $444,684,000	August 2031	9.88 – 9.84	08/31 – 08/31 / 03/30 – 08/31

(5)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each of the Class X certificates at its respective pass-through rate based upon its respective notional amount. The notional amount of each Class of the Class X certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “related Class X class”) indicated below:

Class	Related Class X Class(es)
Class X-A	Class A-1, Class A-2, Class A 3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D and Class E certificates
Class X-F	Class F certificates
Class X-G	Class G certificates
Class X-H	Class H certificates

(6)	The pass-through rate of each Class of the Class X certificates for any distribution date will equal the excess, if any, of (i) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (ii) the pass-through rate (or the weighted average of the pass-through rates, if applicable) of the related Class X class(es) for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR interest. However, losses incurred on the mortgage loans will be allocated between the VRR interest and the principal balance certificates, pro rata in accordance with their respective outstanding balances. See “Credit Risk Retention” and “Description of the Certificates”.

(8)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans or whole loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans or whole loans.

(9)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, rating or assumed final distribution date. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR interest, as described under “Description of the Certificates—Distributions—Excess Interest”. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

(10)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of three separate real estate mortgage investment conduits (each, a “REMIC”), as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

VRR Interest Summary

Non-Offered Eligible Vertical Interests(1)	Approximate Initial VRR Interest Balance	Approximate Initial VRR Interest Rate	VRR Interest Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(3)	Principal Window(3)
RR Interest	$26,145,545	[__]%	(4)	October 2031	8.83	10/21 – 10/31
Class RR Certificates	$29,899,402	[__]%	(4)	October 2031	8.83	10/21 – 10/31

(1)	Each of the Class RR certificates and the RR interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) and is expected to be acquired and retained by the applicable sponsors (or their “majority-owned affiliates”, as such term is defined in the Credit Risk Retention Rules) as described under “Credit Risk Retention”. The Class RR certificates and the RR interest collectively comprise the “VRR interest”. The VRR interest represents the right to receive approximately 5.0% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the certificates and the RR interest on each distribution date, as further described under “Credit Risk Retention”. The owners of the RR interest are referred to in this prospectus as the “RR interest owners” and the RR interest owners and the holders of the Class RR certificates (the “Class RR certificateholders”) are referred to collectively in this prospectus as the “VRR interest owners”.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR interest are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans or whole loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans or whole loans.

(4)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the RR interest and the Class RR certificates will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

The Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class RR, Class S and Class R certificates and the RR interest are not offered by this prospectus. Any information in this prospectus concerning such non-offered certificates or the RR interest is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in This Prospectus	15
Summary of Terms	25
Summary of Risk Factors	60
Special Risks	61
Risks Relating to the Mortgage Loans	61
Risks Relating to Conflicts of Interest	62
Other Risks Relating to the Certificates	62
Risk Factors	63
Special Risks	63
Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	63
Risks Relating to the Mortgage Loans	66
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	66
Risks of Commercial and Multifamily Lending Generally	67
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	69
Retail Properties Have Special Risks	74
Office Properties Have Special Risks	77
Multifamily Properties Have Special Risks	78
Mixed Use Properties Have Special Risks	81
Industrial Properties Have Special Risks	81
Self-Storage Properties Have Special Risks	82
Leased Fee Properties Have Special Risks	83
Hospitality Properties Have Special Risks	84
Risks Relating to Affiliation with a Franchise or Hotel Management Company	86
Condominium Ownership May Limit Use and Improvements	87
Historic Tax Credit Structure	88
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	88
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	89
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	90
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	91
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	92
Risks Related to Zoning Non-Compliance and Use Restrictions	94
Risks Relating to Inspections of Properties	95
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	95
Insurance May Not Be Available or Adequate	96
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	98
Terrorism Insurance May Not Be Available for All Mortgaged Properties	99
Risks Associated with Blanket Insurance Policies or Self-Insurance	100
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	100
Limited Information Causes Uncertainty	100
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	101

Frequent and Early Occurrence of Borrower Delinquencies and

Defaults May Adversely Affect Your Investment	102
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	103
Static Pool Data Would Not Be Indicative of the Performance of this Pool	103
Appraisals May Not Reflect Current or Future Market Value of Each Property	104
Seasoned Mortgage Loans Present Additional Risk of Repayment	105
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	106
The Borrower’s Form of Entity May Cause Special Risks	106
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	108
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	109
Other Financings or Ability To Incur Other Indebtedness Entails Risk	110
Tenancies-in-Common May Hinder Recovery	111
Risks Relating to Enforceability of Cross-Collateralization	111
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	112
Risks Associated with One Action Rules	112
State Law Limitations on Assignments of Leases and Rents May Entail Risks	112
Various Other Laws Could Affect the Exercise of Lender’s Rights	113
The Absence of Lockboxes Entails Risks That Could
Adversely Affect Distributions on Your Certificates	113

Risks of Anticipated Repayment Date Loans	113
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	114
Risks Related to Ground Leases and Other Leasehold Interests	115
Increases in Real Estate Taxes May Reduce Available Funds	117
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	117
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	117
Risks Relating to Shari’ah Compliant Loans	118
Risks Relating to Conflicts of Interest	118
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	118
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	120
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	122
Potential Conflicts of Interest of the Operating Advisor	124
Potential Conflicts of Interest of the Asset Representations Reviewer	125
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	125
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	127
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	128

Other Potential Conflicts of Interest May Affect Your Investment	129
Other Risks Relating to the Certificates	129
The Certificates Are Limited Obligations	129
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	130
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	131
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	133
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	137
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	137
Payments Allocated to the VRR Interest or the Non-VRR Certificates Will Not Be Available to the Non-VRR Certificates or the VRR Interest, Respectively	137
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	138
Risks Relating to Modifications of the Mortgage Loans	142
The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses
on a Defective Mortgage Loan	143

Risks Relating to Interest on Advances and Special Servicing Compensation	144
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	144
Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA or JPMorgan Chase Bank, National Association	145
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	146
Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan	146
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	147
General Risk Factors	149
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	149
The Certificates May Not Be a Suitable Investment for You	149
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	149
Other Events May Affect the Value and Liquidity of Your Investment	149
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	150
The Master Servicer, any Sub-Servicer, the Special

Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	154

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates	154
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	154
Description of the Mortgage Pool	155
General	155
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	156
Certain Calculations and Definitions	156
Definitions	157
Mortgage Pool Characteristics	165
Overview	165
Property Types	167
Mortgage Loan Concentrations	173
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	174
Geographic Concentrations	175
Mortgaged Properties With Limited Prior Operating History	176
Tenancies-in-Common or Diversified Ownership	177
Condominium Interests and Other Shared Interests	177
Fee & Leasehold Estates; Ground Leases	179
COVID Considerations	180
Environmental Considerations	181
Redevelopment, Renovation and Expansion	183
Assessments of Property Value and Condition	185
Appraisals	185
Engineering Reports	185
Zoning and Building Code Compliance and Condemnation	185
Litigation and Other Considerations	186
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	188
Loan Purpose	188
Default History, Bankruptcy Issues and Other Proceedings	188
Tenant Issues	189
Tenant Concentrations	189
Lease Expirations and Terminations	190
Purchase Options and Rights of First Refusal	197
Affiliated Leases	198
Insurance Considerations	199
Use Restrictions	200
Appraised Value	201
Non-Recourse Carveout Limitations	201
Real Estate and Other Tax Considerations	203
Delinquency Information	206
Certain Terms of the Mortgage Loans	206
Amortization of Principal	206
Due Dates; Mortgage Rates; Calculations of Interest	207
ARD Loans	207
Prepayment Protections and Certain Involuntary Prepayments	208
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	209
Defeasance; Collateral Substitution	210
Partial Releases	211
Escrows	213
Mortgaged Property Accounts	214
Shari’ah Compliant Lending Structure	214
Delaware Statutory Trusts	215
Exceptions to Underwriting Guidelines	215
Additional Indebtedness	215
General	215
Whole Loans	216
Mezzanine Indebtedness	216
Other Secured Indebtedness	218
Preferred Equity	219
The Whole Loans	219
General	219
The Serviced Pari Passu Whole Loans	223
The Non-Serviced Pari Passu Whole Loans	225
The Non-Serviced AB Whole Loans	228
Additional Information	237
Transaction Parties	238
The Sponsors and Mortgage Loan Sellers	238
Goldman Sachs Mortgage Company	238

German American Capital Corporation	247
JPMorgan Chase Bank, National Association	255
Citi Real Estate Funding Inc.	263
Compensation of the Sponsors	272
The Depositor	272
The Issuing Entity	273
The Trustee and the Certificate Administrator	274
The Master Servicer	276
The Special Servicer	280
The Outside Servicer	284
The Operating Advisor and Asset Representations Reviewer	287
Credit Risk Retention	288
General	288
Qualifying CRE Loans	289
The VRR Interest	290
General	290
VRR Available Funds	290
Priority of Distributions on the VRR Interest	290
Allocation of VRR Realized Losses	291
Yield Maintenance Charges and Prepayment Premiums	292
Excess Interest	292
Material Terms	292
Hedging, Transfer and Financing Restrictions	292
Description of the Certificates	293
General	293
Distributions	295
Method, Timing and Amount	295
Available Funds	296
Priority of Distributions	297
Pass-Through Rates	301
Interest Distribution Amount	302
Principal Distribution Amount	303
Certain Calculations with Respect to Individual Mortgage Loans	304
Excess Interest	305
Application Priority of Mortgage Loan Collections or Whole Loan Collections	306
Allocation of Yield Maintenance Charges and Prepayment Premiums	308
Assumed Final Distribution Date; Rated Final Distribution Date	310
Prepayment Interest Shortfalls	310
Subordination; Allocation of Realized Losses	312
Reports to Certificateholders and the RR Interest Owners; Certain Available Information	314
Certificate Administrator Reports	314
Information Available Electronically	320
Voting Rights	325
Delivery, Form, Transfer and Denomination	325
Book-Entry Registration	325
Definitive Certificates	328
Certificateholder Communication	328
Access to Certificateholders’ Names and Addresses	328
Requests to Communicate	328
List of Certificateholders	329
Description of the Mortgage Loan Purchase Agreements	329
General	329
Dispute Resolution Provisions	339
Asset Review Obligations	339
Pooling and Servicing Agreement	339
General	339
Assignment of the Mortgage Loans	340
Servicing Standard	341
Subservicing	342
Advances	343
P&I Advances	343
Property Protection Advances	344
Nonrecoverable Advances	345
Recovery of Advances	346
Accounts	347
Withdrawals from the Collection Account	349
Servicing and Other Compensation and Payment of Expenses	352
General	352
Master Servicing Compensation	356
Special Servicing Compensation	358
Disclosable Special Servicer Fees	363
Certificate Administrator and Trustee Compensation	363
Operating Advisor Compensation	364
Asset Representations Reviewer Compensation	364
CREFC® Intellectual Property Royalty License Fee	365
Appraisal Reduction Amounts	365
Maintenance of Insurance	372
Modifications, Waivers and Amendments	375
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	379
Inspections	381
Collection of Operating Information	381

Special Servicing Transfer Event	381
Asset Status Report	383
Realization Upon Mortgage Loans	387
Sale of Defaulted Loans and REO Properties	389
The Directing Holder	392
General	392
Major Decisions	393
Asset Status Report	396
Replacement of Special Servicer	397
Control Termination Event and Consultation Termination Event	397
Servicing Override	399
Rights of Holders of Companion Loans	399
Limitation on Liability of Directing Holder	400
The Operating Advisor	400
General	400
Duties of the Operating Advisor While No Control Termination Event is Continuing	401
Duties of the Operating Advisor While a Control Termination Event is Continuing	402
Annual Report	403
Recommendation of the Replacement of the Special Servicer	404
Eligibility of Operating Advisor	404
Other Obligations of Operating Advisor	405
Delegation of Operating Advisor’s Duties	406
Termination of the Operating Advisor With Cause	406
Rights Upon Operating Advisor Termination Event	407
Waiver of Operating Advisor Termination Event	407
Termination of the Operating Advisor Without Cause	407
Resignation of the Operating Advisor	408
Operating Advisor Compensation	408
The Asset Representations Reviewer	408
Asset Review	408
Eligibility of Asset Representations Reviewer	413
Other Obligations of Asset Representations Reviewer	414
Delegation of Asset Representations Reviewer’s Duties	414
Assignment of Asset Representations Reviewer’s Rights and Obligations	414
Asset Representations Reviewer Termination Events	415
Rights Upon Asset Representations Reviewer Termination Event	415
Termination of the Asset Representations Reviewer Without Cause	416
Resignation of Asset Representations Reviewer	416
Asset Representations Reviewer Compensation	416
Limitation on Liability of the Risk Retention Consultation Parties	417
Replacement of the Special Servicer Without Cause	417
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	419
Termination of Master Servicer and Special Servicer for Cause	420
Servicer Termination Events	420
Rights Upon Servicer Termination Event	422
Waiver of Servicer Termination Event	423
Resignation of the Master Servicer or Special Servicer	424
Limitation on Liability; Indemnification	424
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	427
Dispute Resolution Provisions	427
Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder	427
Repurchase Request Delivered by a Party to the PSA	428
Resolution of a Repurchase Request	428
Mediation and Arbitration Provisions	431
Servicing of the Non-Serviced Mortgage Loans	432
General	432
Servicing of the One SoHo Square Whole Loan	435
Servicing of the HQ @ First Whole Loan	436
Rating Agency Confirmations	436
Evidence as to Compliance	438

Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding	439
Termination; Retirement of Certificates	440
Amendment	441
Resignation and Removal of the Trustee and the Certificate Administrator	443
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	444
Certain Legal Aspects of Mortgage Loans	444
New York	444
Texas	445
California	445
General	446
Types of Mortgage Instruments	446
Leases and Rents	446
Personalty	447
Foreclosure	447
General	447
Foreclosure Procedures Vary from State to State	447
Judicial Foreclosure	448
Equitable and Other Limitations on Enforceability of Certain Provisions	448
Nonjudicial Foreclosure/Power of Sale	448
Public Sale	449
Rights of Redemption	449
Anti-Deficiency Legislation	450
Leasehold Considerations	450
Cooperative Shares	451
Bankruptcy Laws	451
Environmental Considerations	456
General	456
Superlien Laws	457
CERCLA	457
Certain Other Federal and State Laws	457
Additional Considerations	458
Due-on-Sale and Due-on-Encumbrance Provisions	458
Subordinate Financing	458
Default Interest and Limitations on Prepayments	459
Applicability of Usury Laws	459
Americans with Disabilities Act	459
Servicemembers Civil Relief Act	459
Anti-Money Laundering, Economic Sanctions and Bribery	460
Potential Forfeiture of Assets	460
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	461
Pending Legal Proceedings Involving Transaction Parties	462
Use of Proceeds	462
Yield, Prepayment and Maturity Considerations	463
Yield Considerations	463
General	463
Rate and Timing of Principal Payments	463
Losses and Shortfalls	464
Certain Relevant Factors Affecting Loan Payments and Defaults	465
Delay in Payment of Distributions	466
Yield on the Certificates with Notional Amounts	466
Weighted Average Life	466
Pre-Tax Yield to Maturity Tables	473
Material Federal Income Tax Considerations	477
General	477
Qualification as a REMIC	478
Status of Offered Certificates	480
Taxation of Regular Interests	480
General	480
Original Issue Discount	481
Acquisition Premium	483
Market Discount	483
Premium	484
Election To Treat All Interest Under the Constant Yield Method	484
Treatment of Losses	485
Yield Maintenance Charges and Prepayment Premiums	485
Sale or Exchange of Regular Interests	486
Taxes That May Be Imposed on a REMIC	486
Prohibited Transactions	486
Contributions to a REMIC After the Startup Day	487
Net Income from Foreclosure Property	487
REMIC Partnership Representative	487
Taxation of Certain Foreign Investors	488
FATCA	489
Backup Withholding	489
Information Reporting	489
3.8% Medicare Tax on “Net Investment Income”	489
Reporting Requirements	489

Certain State and Local and Foreign Tax Considerations	490
Method of Distribution (Conflicts of Interest)	491
Incorporation of Certain Information by Reference	493
Where You Can Find More Information	493
Financial Information	494
Certain ERISA Considerations	494
General	494
Plan Asset Regulations	494
Administrative Exemptions	495
Insurance Company General Accounts	497
Legal Investment	498
Legal Matters	498
Ratings	498
Index of Defined Terms	501

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-2	MORTGAGE POOL INFORMATION

ANNEX A-3	DESCRIPTION OF THE TOP 15 MORTGAGE LOANS

ANNEX B	FORM OF DISTRIBUTION DATE STATEMENT

ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

ANNEX D-2	EXCEPTIONS TO GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

ANNEX E-1	CITI REAL ESTATE FUNDING INC. AND GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES

ANNEX E-2	EXCEPTIONS TO CITI REAL ESTATE FUNDING INC. REPRESENTATIONS AND WARRANTIES

ANNEX E-3	EXCEPTIONS TO GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES

ANNEX F-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION REPRESENTATIONS AND WARRANTIES

ANNEX F-2	EXCEPTIONS TO JPMORGAN CHASE BANK, NATIONAL ASSOCIATION REPRESENTATIONS AND WARRANTIES

ANNEX G	CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates and VRR Interest”, which sets forth important statistical information relating to the certificates;

●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to GS Mortgage Securities Corporation II.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU, AS AMENDED (“MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU Prospectus Regulation”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS Regulation”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EEA PRIIPS REGULATION.

MIFID II PRODUCT GOVERNANCE

SOLELY FOR THE PURPOSES OF EACH MANUFACTURER’S PRODUCT APPROVAL PROCESS, THE TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES HAS LED TO THE CONCLUSION THAT: (I) THE TARGET MARKET FOR THE OFFERED CERTIFICATES IS ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ONLY, EACH AS DEFINED IN MIFID II; AND (II) ALL CHANNELS FOR DISTRIBUTION OF THE OFFERED CERTIFICATES TO ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ARE APPROPRIATE. ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SHOULD TAKE INTO CONSIDERATION THE MANUFACTURERS; TARGET MARKET ASSESSMENT; HOWEVER, A DISTRIBUTOR SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES (BY EITHER ADOPTING OR REFINING THE MANUFACTURERS’ TARGET MARKET ASSESSMENT) AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”); OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE

“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA (AS AMENDED, THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

UK PRODUCT GOVERNANCE

SOLELY FOR THE PURPOSES OF EACH MANUFACTURER’S PRODUCT APPROVAL PROCESS, THE TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES HAS LED TO THE CONCLUSION THAT: (I) THE TARGET MARKET FOR THE OFFERED CERTIFICATES IS ONLY ELIGIBLE COUNTERPARTIES, AS DEFINED IN THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK, AND PROFESSIONAL CLIENTS, AS DEFINED IN REGULATION (EU) NO 6000/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA; AND (II) ALL CHANNELS FOR DISTRIBUTION OF THE OFFERED CERTIFICATES TO ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ARE APPROPRIATE. ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SHOULD TAKE INTO CONSIDERATION THE MANUFACTURERS; TARGET MARKET ASSESSMENT; HOWEVER, A DISTRIBUTOR SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES (BY EITHER ADOPTING OR REFINING THE MANUFACTURERS’ TARGET MARKET ASSESSMENT) AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS.

EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE

OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)   A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”); OR

(B)   A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA; OR

(C)   NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

(c)   IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)   IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS NOR ANY OTHER PARTY TO THE TRANSACTION INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION TRANSACTION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN ADDITION, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE OFFERED CERTIFICATES”.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”), OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED; AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE FCA HANDBOOK CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY

RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER, THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated”, the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

MEXICO

THIS PROSPECTUS HAS NOT BEEN REVIEWED NOR APPROVED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR THE “CNBV”). THIS OFFERING DOES NOT CONSTITUTE A PUBLIC OFFERING IN MEXICO AND THIS PROSPECTUS MAY NOT BE PUBLICLY DISTRIBUTED IN MEXICO. THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE MEXICAN NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES, OR “RNV”) MAINTAINED BY THE CNBV, AND MAY NOT BE OFFERED PUBLICLY IN MEXICO EXCEPT TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS PURSUANT TO THE PRIVATE PLACEMENT EXCEPTIONS SET FORTH IN THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES). THIS PROSPECTUS DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE OFFERED CERTIFICATES, OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE OFFERED CERTIFICATES BY AN INVESTOR WHO IS A RESIDENT OF MEXICO WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	GS Mortgage Securities Corporation II, a Delaware corporation. The depositor’s address is 200 West Street, New York, New York 10282 and its telephone number is (212) 902-1000. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2021-B29 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

Goldman Sachs Mortgage Company, a New York limited partnership;

German American Capital Corporation, a Maryland corporation;

JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Goldman Sachs Mortgage Company is an affiliate of each of the depositor and Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of certain of the non-offered certificates, and Goldman Sachs Bank USA, an originator. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of certain of the non-offered certificates and DBR Investments Co. Limited, an originator. JPMorgan Chase Bank, National Association is an affiliate of J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of certain of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of certain of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Goldman Sachs Mortgage Company	6	$169,090,000	15.1%
German American Capital Corporation	10	292,060,632	26.1
JPMorgan Chase Bank, National Association	10	281,467,000	25.1
Citi Real Estate Funding Inc.	20	266,281,293	23.8
Goldman Sachs Mortgage Company / German American Capital Corporation(2)	1	112,000,000	9.99
Total	47	$1,120,898,925	100.0%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.

(2)	Goldman Sachs Mortgage Company and German American Capital Corporation are co-sponsors with respect to the One SoHo Square mortgage loan (9.99%). The One SoHo Square mortgage loan (9.99%) is part of a whole loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal and is evidenced by five (5) promissory notes: (i) note A-1-C-4, note A-1-C-7 and note A-1-C-8, with an aggregate outstanding principal balance of $72,353,868 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller and (ii) note A-2-C-2 and note A-2-C-3, with an aggregate outstanding principal balance of $39,646,132 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and any related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan identified in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below that is part of a whole loan and serviced under the servicing agreement indicated in that table). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement.”

The master servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.”

Special Servicer	LNR Partners, LLC, a Florida limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loans other than with respect to any non-serviced whole loan set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and all special servicer non-major decisions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of LNR Partners, LLC are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan, referred to in this prospectus as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan and will be replaced as discussed under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

LNR Partners, LLC is expected to be appointed as the special servicer by the initial controlling class representative, which is expected to be LD III Holdco I, L.P. or its affiliate. See “Pooling and Servicing Agreement—The Directing Holder”.

LNR Partners, LLC, or its affiliate, assisted LD III Holdco I, L.P. or its affiliate with due diligence relating to the mortgage loans to be included in the mortgage pool.

The special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Outside Servicer	KeyBank National Association, a national banking association, is the servicer and/or special servicer with respect to certain of the mortgage loans and any related companion loans as set forth in the table entitled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Outside Servicer”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and any related companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, Wells Fargo Bank, NA, 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders and the RR interest owners that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and receipt of notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. The directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) will generally be the controlling class certificateholder (or its representative, the “controlling class representative”) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class F, Class G and Class H certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class; No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a controlling class representative.

It is anticipated that on the closing date LD III Holdco I, L.P. or its affiliate will purchase 75% of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class S certificates (and may purchase certain other classes of certificates). On the closing date, LD III Holdco I, L.P. or its affiliate is expected to appoint itself or its affiliate as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan or any applicable excluded loan) and the related serviced companion loans. LD III Holdco I, L.P. is directly or indirectly owned by Prime Finance Long Duration (B-Piece) II,

L.P. and by Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., each a Delaware limited partnership. In addition, LNR Securities Holdings LLC is expected to purchase at least 25% of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class S certificates.

With respect to the controlling class representative, an “excluded loan” is a mortgage loan or whole loan with respect to which the controlling class representative or the holder of the majority of the controlling class certificates (by certificate balance) is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan (subject to certain exceptions), or any borrower party affiliate thereof.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention Consultation Parties	The risk retention consultation parties will be (i) a party selected by Goldman Sachs Bank USA, (ii) a party selected by Citi Real Estate Funding Inc., (iii) a party selected by JPMorgan Chase Bank, National Association and (iv) a party selected by Deutsche Bank AG, New York Branch, in each case, as an owner of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any non-serviced mortgage loan and any applicable excluded loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. Each of Goldman Sachs Mortgage Company (or an affiliate), a sponsor, Citi Real Estate Funding Inc., a sponsor, JPMorgan Chase Bank, National Association, a sponsor, and Deutsche Bank AG, New York Branch, an affiliate of German American Capital Corporation, a sponsor, is expected to be appointed as an initial risk retention consultation party and are collectively referred to as the “risk retention consultation parties”.

With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations and

Relationships	The originators, the sponsors, the underwriters, and the parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan and whole loan, the related due date in September 2021 for that mortgage loan or whole loan (or, in the case of any mortgage loan or whole loan that has its first due date after September 2021, the date that would have been its due date in September 2021 under the terms of that mortgage loan or whole loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about September 30, 2021.

Distribution Date	The fourth (4th) business day following each determination date. The first distribution date will be in October 2021.

Determination Date	The eleventh (11th) day of each month or, if the eleventh (11th) day is not a business day, then the business day immediately following such eleventh (11th) day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—
Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	August 2026
Class A-2	September 2026
Class A-3	September 2028
Class A-4	NAP – August 2031(1)
Class A-5	August 2031
Class A-SB	July 2031
Class X-A	September 2031
Class X-B	September 2031
Class A-S	September 2031
Class B	September 2031
Class C	September 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $0 to $149,000,000.

The rated final distribution date for the offered certificates will be the distribution date in September 2054.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates or the RR interest.

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2021-B29:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class RR, Class S and Class R (collectively, the “non-offered certificates”). In addition, the RR interest is not being offered by this prospectus.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class A-1	$20,710,000
Class A-2	$78,526,000
Class A-3	$177,306,000
Class A-4	$0 - $149,000,000(1)
Class A-5	$295,684,000 - $444,684,000(1)
Class A-SB	$24,171,000(2)
Class X-A	$819,937,000(3)
Class X-B	$105,154,000(3)
Class A-S	$74,540,000
Class B	$51,912,000
Class C	$53,242,000

(1)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the chart above. The initial aggregate certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $444,684,000, subject to a variance of plus or minus 5%.

(2)	The Class A-SB certificates have a certain priority with respect to reducing the certificate balance of those certificates to their scheduled principal balance, as described in this prospectus.

(3)	Notional amount. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is less than the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class A-1	[__]%(1)
Class A-2	[__]%(1)
Class A-3	[__]%(1)
Class A-4	[__]%(1)
Class A-5	[__]%(1)
Class A-SB	[__]%(1)
Class X-A	[__]%(2)
Class X-B	[__]%(2)
Class A-S	[__]%(1)
Class B	[__]%(1)
Class C	[__]%(1)

(1)	The pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates for each distribution date will each generally be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) a rate equal to the lesser of a specified pass-through rate and the rate described in clause (ii), or (iv) the rate described in clause (ii) less a specified percentage.

(2)	The pass-through rate of the Class X-A certificates for each distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate of the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date weighted on the basis of their respective certificate balances immediately prior to that distribution date.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of offered certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate

(which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loan and any related REO loans and (a) with respect to the servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.05125%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans as to which a special servicing transfer event has occurred (including any related REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (other than a non-serviced whole loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection (other than penalty charges) of interest and principal (including scheduled payments, prepayments, balloon payments and payments at maturity) received on the related corrected loan for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.00% of each such collection of interest and principal (or such higher rate as would result in a workout fee equal to $25,000) and (2) such lower rate as would result in a workout fee of $1,000,000.

A liquidation fee will generally be payable with respect to each specially serviced loan and any related REO property as to which the special servicer obtains a full, partial or discounted payoff from the related borrower and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds or insurance and condemnation proceeds. The liquidation fee for each specially serviced loan and any related REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.00% of such payment or proceeds and (2) such lower rate as would result in a liquidation fee of $1,000,000; provided, however, that, except as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, no liquidation fee will be less than $25,000.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans will be paid by the master servicer out of the servicing fee described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator/trustee fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and each REO loan (including any non-serviced mortgage loan) at a per annum rate equal to 0.00687%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and each REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00127%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00022%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the RR interest owners.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to Commercial Real Estate Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the RR interest owners.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the RR interest owners. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer and/or sub-servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any subservicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate(2)
One SoHo Square	0.00625%	0.25000%
HQ @ First	0.00900%	0.25000%
The Domain	0.00250%	0.25000%
College Point	0.00125%	0.25000%
ExchangeRight Net Leased Portfolio #48	0.00125%	0.25000%

(1)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.

(2)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between the
Non-VRR Certificates

and the VRR Interest	On each distribution date, the aggregate amount available for distributions to holders of the non-VRR certificates and the VRR interest owners on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated to (a) the VRR interest, in an amount equal to the product of such amount multiplied by approximately 5% and (b) the non-VRR certificates, in an amount equal to the product of such amount multiplied by the difference between 100% and the percentage referenced in clause (a), in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B. Amount and Order of

Distributions on the

Certificates	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates), net of any excess interest, yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F,

Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to the extent of funds available for distribution of principal, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to the Class A-SB certificates until their certificate balance has been reduced to the Class A-SB scheduled principal balance set forth on Annex G to this prospectus for the relevant distribution date;

(B)	to the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;

(F)	to the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and

(G)	to the Class A-SB certificates until their certificate balance has been reduced to zero, without regard to the Class A-SB scheduled principal balance, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.

However, if the certificate balances of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB scheduled principal balance.

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed realized losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates), to the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates), to the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates), to the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates first (i) up to an amount equal to the aggregate unreimbursed realized losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth above at the pass-through rate for such class compounded monthly from the date the related realized loss was allocated to such class until the date such realized loss is reimbursed; and

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class X-H, Class RR and Class S certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions”.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions— Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-VRR certificates and the VRR interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest”, respectively. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of non-VRR certificates entitled to principal and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest”, respectively.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the VRR interest, on the one hand, and to the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. The chart also shows the allocation between the VRR interest and the non-VRR certificates and the corresponding entitlement to receive principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date) on any distribution date in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates). Among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, payment rights of certain classes will be as more particularly described in “Description of the Certificates—Distributions” in this prospectus. It also shows the manner in which mortgage loan losses are allocated between the VRR interest and the non-VRR certificates and the manner in which the certificate allocations are further allocated in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus). Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. Principal losses on the mortgage loans allocated to the VRR interest will reduce the VRR interest balance. Although no principal payments or mortgage loan losses will be allocated to the Class S, Class R, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-H certificates, principal payments or mortgage loan losses will reduce the notional amount of the Class X-A certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates), the Class X-B certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class B or Class C certificates), the Class X-D certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class D or Class E certificates), the Class X-F certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class F certificates), the Class X-G certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class G certificates) and the Class X-H certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class H certificates), and, therefore, the amount of interest they accrue.

*	Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are interest-only certificates, and the Class X-D, Class X-F, Class X-G and Class X-H certificates are not offered by this prospectus.

**	Other than the Class X-D, Class X-F, Class X-G, Class X-H, Class S and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of owners of the VRR interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and, as described above, any losses incurred on the mortgage loans will be allocated between the VRR interest and the non-VRR certificates pro rata in accordance with their respective percentage allocation entitlement.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H or Class S certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR interest will reduce the VRR interest balance.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B or Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D or Class E certificates. The notional amount of the Class X-F certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class G certificates. The notional amount of the Class X-H certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class H certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest” for more detailed information regarding the subordination provisions applicable to the non-VRR certificates and the VRR interest and the allocation of losses to the non-VRR certificates and the VRR interest.

F. Shortfalls in Available Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates are required to be further allocated among the classes of non-VRR certificates (other than the Class S certificates), on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, in some cases, one or more pari passu companion loans and, in some cases, one or more subordinate companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related subordinate companion loan(s), if any, and then, result in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Co-Lender Agreement”, “—The Non-Serviced Pari Passu Whole Loans—Co-Lender Agreement”, “—The Non-Serviced AB Whole Loans” and “Yield, Prepayment and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on a mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class S certificates and the VRR interest owners on the related distribution date, as described under “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

Neither of the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer is under no obligation to, and will not make, any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although they may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance of this type in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” (and solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the RR interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 47 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 90 commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,120,898,925.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 47 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the table below is part of a larger whole loan, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and together with the pari passu companion loans, the “companion loans”). The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)		Whole Loan Underwritten NCF DSCR(2)
One SoHo Square	$112,000,000	9.99%	$358,000,000	$315,000,000	34.8%	58.1%	4.88	x	2.92	x
HQ @ First	$98,700,000	8.8%	$131,300,000	$178,000,000	42.8%	75.8%	4.11	x	2.32	x
Watermark Tempe	$88,500,000	7.9%	$32,500,000	$0	65.0%	65.0%	3.28	x	3.28	x
2 Washington	$80,000,000	7.1%	$51,500,000	$0	60.6%	60.6%	2.82	x	2.82	x
The Domain	$64,000,000	5.7%	$146,000,000	$0	46.5%	46.5%	4.17	x	4.17	x
College Point	$30,000,000	2.7%	$40,000,000	$0	59.8%	59.8%	1.81	x	1.81	x
ExchangeRight Net Leased Portfolio #48	$20,035,000	1.8%	$27,000,000	$0	61.5%	61.5%	2.66	x	2.66	x

(1)	Calculated including the related pari passu companion loans but excluding the related subordinate companion loan(s).

(2)	Calculated including the related pari passu companion loans and the related subordinate companion loan(s).

The Watermark Tempe whole loan and the 2 Washington whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and any related companion loan that is pari passu in right of payment to the related mortgage loan is referred to in this prospectus as a “serviced pari passu companion loan” or a “serviced companion loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate servicing agreement identified below relating to a related companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Mortgage Loan Name	Transaction/ Pooling and Servicing Agreement(1)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Certificate-holder	Operating Advisor	Asset Representations Reviewer
One SoHo Square(2)	SOHO 2021-SOHO	9.99%	KeyBank National Association	Midland Loan Services, a Division of PNC Bank, National Association	U.S. Bank National Association	U.S. Bank National Association	KKR Real Estate Stabilized Credit Partners L.P.	Pentalpha Surveillance LLC	N/A
HQ @ First	KREST 2021-CHIP	8.8%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	PIF Offshore XXVIII Ltd	Pentalpha Surveillance LLC	N/A
The Domain	BANK 2021-BNK35	5.7%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Ellington Management Group, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
College Point	Benchmark 2021-B28	2.7%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital, L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
ExchangeRight Net Leased Portfolio #48	Benchmark 2021-B28	1.8%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital, L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.

(2)	The One SoHo Square whole loan is an AB whole loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related whole loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The One SoHo Square Whole Loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity). However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, Annex A-2 and Annex A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and, in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a due date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,120,898,925
Number of Mortgage Loans	47
Number of Mortgaged Properties	90
Range of Cut-off Date Balances	$3,500,000 - $112,000,000
Average Cut-off Date Balance	$23,848,913
Range of Mortgage Rates(2)	2.29500% to 4.50000%
Weighted Average Mortgage Rate(2)	3.32263%
Range of original terms to maturity/ARD(3)(4)	60 to 121 months
Weighted average original term to maturity/ARD(3)(4)	109 months
Range of remaining terms to maturity/ARD(3)(4)	60 to 121 months
Weighted average remaining term to maturity/ARD(3)(4)	109 months
Range of original amortization terms(5)	300 to 360 months
Weighted average original amortization term(5)	352 months
Range of remaining amortization terms(5)	299 to 360 months
Weighted average remaining amortization term(5)	352 months
Range of Cut-off Date LTV Ratios(2)(6)	24.7% to 72.5%
Weighted average Cut-off Date LTV Ratio(2)(6)	56.1%
Range of Maturity Date/ARD LTV Ratios(2)(4)(7)	24.7% to 69.1%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(7)	53.3%
Range of UW NCF DSCR(2)(8)(9)	1.25x to 4.88x
Weighted average UW NCF DSCR(2)(8)(9)	2.94x
Range of UW NOI Debt Yield(2)(9)(10)	7.0% to 17.7%
Weighted average UW NOI Debt Yield(2)(9)(10)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon	64.1%
Full-Term Amortizing Balloon(5)	13.9%
Interest-Only-ARD	11.0%
Interest-Only, Amortizing Balloon	11.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each mortgage loan that is part of a whole loan, the related pari passu companion loan (but not any related subordinate companion loan) are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

(3)	With respect to four (4) mortgage loans (7.0%), the initial due dates for such mortgage loans occur after October 2021. On the closing date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed October 2021 payment date. Information presented in this prospectus reflects the contractual loan terms, however, each such mortgage loan is being treated as having an initial due date in October 2021.

(4)	With respect to two (2) mortgage loans (11.0%) with an anticipated repayment date, calculated as of the related anticipated repayment date.

(5)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates, as applicable.

(6)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). With respect to seven (7) mortgage loans (20.2%), the Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 56.7%.

(7)	With respect to seven (7) mortgage loans (20.2%), the respective Maturity Date/ARD LTV Ratios were calculated using a value other than the “as-is” value of each related mortgaged property. The weighted average Maturity Date/ARD LTV Ratio for the mortgage pool without making such adjustments is 53.8%.

(8)	Unless otherwise indicated, the UW NCF DSCR is generally calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

(9)	With respect to the 2 Washington mortgage loan (7.1%), the multifamily portion of the related mortgaged property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

(10)	Unless otherwise indicated, the Debt Yield on Underwritten NOI for each mortgage loan is the related mortgaged property’s Underwritten NOI divided by the Cut-off Date Balance of such mortgage loan.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

With respect to the Staybridge Suites Bowling Green mortgage loan (0.9%), such mortgage loan paid off a prior loan secured by the mortgaged property that experienced a maturity default. The mortgage loan paid off the prior loan in full.

With respect to the Home2 Suites Atlanta Airport West mortgage loan (0.7%), such mortgage loan refinanced original construction mortgage loans in the then-outstanding aggregate amount of approximately $8 million, which were in maturity default because of the delay in refinancing caused by the COVID-19 pandemic.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings—Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	With respect to fifty-eight (58) mortgaged properties (43.0%), such mortgaged properties (i) were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the related mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or any affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to double-net, triple-net or absolute net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) are secured by the borrower’s leased fee interest in land.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	One (1) mortgage loan (2.2%), varies from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Exceptions”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Exceptions” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which Goldman Sachs Mortgage Company, as retaining sponsor, intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules, see “Credit Risk Retention”.

None of the sponsors, the depositor, the underwriters, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the offered certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation (as each such term is defined herein). In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement of the EU Securitization Regulation or the UK Securitization Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to
Certificateholders and

the RR Interest Owners	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record and each RR interest owner, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the RR interest owners may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, Inc. and DealView Technologies Ltd.;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan will be excluded from the then-aggregate principal balance of the pool of mortgage loans and from the aggregate principal balance of the mortgage loans as of the cut-off date), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all REO property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) and the RR interest for the mortgage loans, and all REO property held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and the RR interest, and (iii) certain other conditions are satisfied as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related REO property or the interests of the trustee, any certificateholders or RR interest owner in the mortgage loan or REO property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the One SoHo Square mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or defaulted serviced whole loans and/or related REO property and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (or defaulted serviced whole loan) and/or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the RR interest owners and any related companion loan holders (as a collective whole as if such certificateholders, RR interest owners and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan, and in the case of the One SoHo Square whole loan and the HQ @ First whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status

Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of a mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “lower-tier REMIC” and the “upper-tier

REMIC”) for federal income tax purposes. In addition, a REMIC was formed on February 18, 2021 with respect to the 1822 Sunset Boulevard mortgage loan (the “1822 Sunset Boulevard Loan REMIC”), which issued a class of regular interests (of which the issuing entity will own a 100% interest) and a single residual interest (of which the issuing entity will own a 100% interest). The 1822 Sunset Boulevard Loan REMIC, the upper-tier REMIC and the lower-tier REMIC will be designated as the “trust REMICs”.

The 1822 Sunset Boulevard Loan REMIC, created pursuant to a REMIC declaration effective as of February 18, 2021, holds the 1822 Sunset Boulevard mortgage loan and other related assets and has issued a class of uncertificated regular interests, a 100% interest of which is to be held by the lower-tier REMIC.

In addition, (1) the portions of the issuing entity consisting of (i) the excess interest accrued on a mortgage loan with an anticipated repayment date and the related distribution account, (ii) the uncertificated regular interests in the upper-tier REMIC corresponding to the VRR interest and distributions thereon and (iii) the residual interest issued by the 1822 Sunset Boulevard Loan REMIC, will be classified as a “trust” under Treasury Regulations Section 301.7701-4(c) (the “grantor trust”), (2) the Class S certificates and the VRR interest will represent undivided beneficial interests in the related portions of the excess interest and related distribution account, (3) the VRR interest will represent beneficial ownership of the uncertificated regular interests in the upper-tier REMIC corresponding to the VRR interest and distributions thereon and (4) the Class R certificates will represent beneficial ownership of the residual interest issued by the 1822 Sunset Boulevard Loan REMIC and the related distribution account.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [__] certificates will be issued with original issue discount and that the Class [__] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●

COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic or may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●

Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.

●

Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.

●

Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., retail, office, multifamily, mixed use, industrial, self-storage, leased fee and hospitality) may present additional risks.

●

Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.

●

Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.

●

Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●

Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●

Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.

●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.

●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.

●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.

●

Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.

●

Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights, subject to certain limitations, to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●

Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.

●

Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.

●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.

●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the President of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of United States state governments have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. Although vaccines have been approved and more are in development, we cannot assure you as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, we cannot assure you as to when states will permit full resumption of economic activity, or whether or when people will feel comfortable in resuming economic activity. Additionally we cannot assure you that vaccines, containment or other measures will be successful in limiting the spread of the virus, particularly in light of the reduction of stay at home orders and social distancing guidelines, or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses to the pandemic have led to, and will likely continue to cause, severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has contracted as a result, and it is unclear what the extent and duration of the contraction will be, and when economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which would result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in greater economic distress than in other less-impacted regions. As infection rates of the virus have fluctuated, state and local governments have issued and lifted stay-at-home orders and other countermeasures. We cannot assure you of and to what extent any governmental countermeasures impacting the mortgaged properties will be lifted or if they will be reimposed.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●

hospitality properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;

●

retail properties, due to store closures, either government mandated or voluntary, declining interest in visiting large shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;

●

self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;

●

multifamily properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●

office properties have been impacted, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and

●

properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York and Oregon and proposed legislation in California imposes (or would impose) a temporary moratorium on foreclosures and other lender remedies. Any similar measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate certain of the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at certain of the mortgaged properties have sought, and are expected to continue to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, we cannot assure you as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserves or that such reserves will be sufficient to pay all required insurance premiums.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic or may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Terms”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or the master servicer may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. See “Description of the Mortgage Pool—COVID Considerations”. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID Considerations”, as of the dates set forth in that section. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their September debt service payments and August rent payments, respectively, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1, Annex E-1 and Annex F-1; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. In addition, the related guarantees may expire upon certain events, including upon the lender taking title to the related mortgaged property or a mezzanine lender taking title to equity in the borrower, or in the case of guarantees for environmental items, upon payment in full of the related mortgage loan and provision of a clean environmental report. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In addition, certain non-recourse carveout guarantors may not be United States citizens. We cannot assure you that the lender will be able to collect on a guaranty from non-US citizens as such individuals or entities may be beyond the jurisdiction of United States courts. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. No mortgage loan will be insured or guaranteed by any government, governmental instrumentality, private insurer or (except as described above) other person or entity.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third-party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease or lease to a borrower affiliate could be construed in a bankruptcy as a financing lease or other arrangement under which the related master or affiliated lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master or affiliated lessee and/or its affiliates.

Sale-Leaseback Transactions Also Have Risks

Each of the Celeros Houston mortgaged property (2.1%) and the Paragon Films Sale-Leaseback mortgaged properties (1.9%) was the subject of a sale-leaseback transaction in connection with the acquisition of such property by the related borrower or an affiliate. Each of these mortgaged properties is leased to a tenant, who is the former owner of the mortgaged property (or is affiliated with the former owner of the mortgaged property), pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition.

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans that are subject to a sale-leaseback transaction.

The application of any of these doctrines to any of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Startup companies generally have a low success rate. Accordingly, mortgaged properties leased to startup companies face the risk the tenant may be unable to pay rent under its lease and may default on its lease.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales, so the success of that tenant’s business directly correlates to the value of the retail property. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the quality of an office building’s tenants;

●	an economic decline in the business operated by the tenant;

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the physical attributes of the building with respect to the technological needs of the tenants, including the adaptability of the building to changes in the technological needs of the tenants;

●	the diversity of an office building’s tenants (or reliance on a single or dominant tenant);

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	the desirability of the area as a business location; and

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties. Furthermore, the healthcare industry is highly regulated by federal, state and/or local authorities. Any change in applicable laws and regulations, as well as the costs and administrative burdens associated with complying with applicable laws and regulations, may adversely affect the operating income of medical office properties and the property values of such properties and the related borrower’s ability to make debt service payments on the related mortgage loan.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants may operate co-working businesses through which they sublease their space to sublessees under subleases of varying duration. The ability of any such co-working tenants to make payments under their respective leases may depend on the availability of such sublessees and the ability of such sublessees to make payments under their respective subleases. Further, some of these subleases may be short-term, or may be to individuals or entities that are more susceptible to economic downturns, in which case their short-term nature, or the nature of the underlying sublessees, may lead to income volatility for any such co-working tenants. In addition, office tenants that operate co-working businesses may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the physical attributes of the apartment building such as its age, condition, design, appearance, access to transportation and construction quality;

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the presence of competing properties and residential developments in the local market;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	outstanding building code violations or tenant complaints at the property;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●

certain multifamily properties may be master leased in whole or part to a hotel operator which leases out such properties for short term stays similar to an extended stay hotel. In the event such operator were to terminate or default on its lease, or fail to renew such lease, such properties would be subject to the risk of concentrated vacancy, and may incur significant costs in order to convert to use as traditional multifamily properties.

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain of the mortgage loans are secured by multifamily properties that have been the site of criminal activities. Perceptions by prospective tenants of the safety and reputation of the mortgaged real property may influence the cash flow produced by these mortgaged properties, particularly in the case of student housing facilities or properties leased primarily to students. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the mortgage loans may be subject to New York’s Section 421-a (16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a (16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

In addition, some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units, such as the 494 Jackson Avenue mortgaged property (0.5%), is uncertain. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the multifamily properties may be residential cooperative buildings and the land under the building are owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●

the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●

the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●

that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”. See Annex A-2 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use;

●	the location of the property; and

●	the property may be leased pursuant to a master lease with the related borrower.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; and

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and we cannot assure you that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

In addition, certain of the mortgage loans secured by self-storage properties may be specialized facilities, such as art storage facilities, that may be subject to certain risks that are different from those of other types of storage facilities, including the need to maintain climate controlled environments and enhanced security systems, increased risk of liability for loss, theft or destruction due to the value of the items stored, and lack of a large market for such facilities.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	the quality of hospitality property management;

●	the presence or construction of competing hotels or resorts;

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	the lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●

changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	whether management contracts or franchise agreements are renewed or extended upon expiration;

●	desirability of particular locations;

●	location, quality and management company or franchise affiliation, each of which affects the economic performance of a hospitality property; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and entertainment revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s restaurants, theaters, lounges, bars or nightclubs will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property managers. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or property manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or property manager. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or result in termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations.

We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the licensor, franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the RR interest owners to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or “fee above a plane” structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship where one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and “fee above a plane” parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or “fee above a plane” structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests”.

Historic Tax Credit Structure

Each of the Independence Lofts mortgage loan (2.6%) and The Village Lofts mortgage loan (1.9%) has a historic tax credit structure. Such structure creates various risks. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties” for a discussion of such risks.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager will be an affiliate of the borrower and many not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” on Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing at least 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, multifamily, mixed-use and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing approximately 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Texas, California, Arizona and Pennsylvania. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the RR interest owners.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number (40) on Annex D-1, representation and warranty number (40) in Annex E-1 and representation and warranty number (43) on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the mortgaged properties are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for any additional information on redevelopment, renovation and expansion at the mortgaged properties securing the ten largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, bank branches, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance. In addition, certain types of mortgaged properties have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

Certain Risks Are Not Covered under Standard Insurance Policies

In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides, sinkholes and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against

Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●

in a case where terrorism coverage is included under a policy, if the terrorist attack is for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●

in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●

with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●

if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained

We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in (a) or (b) of the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). For example, with respect to seven (7) mortgaged properties (14.0%), all of the mortgaged properties are located in an area with a high degree of seismic activity. Seismic reports were prepared for each of the mortgaged properties and no mortgaged property has a seismic expected loss (SEL) greater than 17% (or 35% in the case of the 1822 Sunset Boulevard Mortgage Loan (0.5%)). Material damage to the mortgaged properties as a result of an earthquake could adversely affect the operations and revenues at the mortgaged properties, as well as the borrowers’ ability make payments with respect to the related mortgage loan. The borrowers have not obtained a separate earthquake insurance policy covering the mortgaged properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the RR interest owners.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2021. We cannot assure you if or when NFIP will be reauthorized by Congress. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 16 on Annex D-1, representation and warranty number 16 on Annex E-1 and representation and warranty number 18 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans may not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of the Top 15 Mortgage Loans” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections use in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the RR interest owners until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or property protection advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the RR interest owners. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the RR interest owners. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”,.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related originator or sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the Mortgage Loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” or other than “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the value other than “as-is” as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and generally have not been updated. Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related mortgaged properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and other than “as-is” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Certain of the mortgage loans are seasoned mortgage loans. For example, with respect to the 1822 Sunset Boulevard (0.5%) mortgage loan, the mortgage loan was originated 18 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans.

For example:

●

property values and surrounding areas have likely changed since origination; origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since the mortgage loans were originated.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

See representation and warranty number 31 on Annex D-1, representation and warranty number 31 on Annex E-1 and representation and warranty number 33 on Annex F-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or

Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the RR interest owners if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans may have previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability To Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the RR interest owners as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders and the RR interest owners. See “Certain Legal Aspects of Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not presently require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Risks of Anticipated Repayment Date Loans

Each of the HQ @ First mortgage loan (8.8%) and the 175 East 62nd Street Leased Fee Mortgage Loan (2.2%) provides that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the related mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the related stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of such mortgage loan (and any related companion loan) until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the related borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the subject mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of such mortgage loan (and any related companion loan) has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR interest owners, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” and “Description of the Certificates—Distributions—Excess Interest”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial or multifamily real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or the special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loans or sell the mortgaged property on the stated maturity date. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not.

See representation and warranty number 34 on Annex D-1, representation and warranty number 34 on Annex E-1 and representation and warranty number 36 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Except as noted in this prospectus, each of the ground leases (other than with respect to the Watermark Tempe Mortgage Loan (7.9%)) has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties are covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Goldman Sachs Mortgage Company, one of the sponsors, and an initial risk retention consultation party, and of Goldman Sachs Bank USA, one of the originators and an initial RR interest owner, and of Goldman Sachs & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, each of Goldman Sachs Bank USA, Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch is expected to hold a portion of the VRR interest as described in “Credit Risk Retention”, and each of Goldman Sachs Mortgage Company, Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch is expected to be appointed as an initial risk retention consultation party. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from a risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. Each risk retention consultation party and the VRR interest owner by whom it is appointed may have interests that are in conflict with those of certain certificateholders, in particular if a risk retention consultation party or such VRR interest owner holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or a VRR interest owner by whom such risk retention consultation party was appointed (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”,
“—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected VRR interest owners and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of any certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GS Mortgage Securities Corporation II, the depositor, Goldman Sachs Bank USA, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and Goldman Sachs Mortgage Company, a sponsor. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) DBR Investments Co. Limited, an originator and holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and (ii) German American Capital Corporation, a sponsor. See “Description of the Mortgage Pool—The Whole Loans—General”. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. In addition, each of Goldman Sachs Bank USA, Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch (an affiliate of Deutsche Bank Securities Inc.) is expected to be a VRR interest owner, and each of Goldman Sachs Mortgage Company (or its affiliate), Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch is expected to be an initial risk retention consultation party. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, the RR interest owners, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its respective business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or the special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related co-lender agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

On the closing date, LD III Holdco I, L.P. or its affiliate is expected to purchase 75% of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class S certificates (and may purchase certain other classes of certificates), to appoint itself or its affiliate as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan or any applicable excluded loan), and to appoint LNR Partners, LLC as the special servicer. In addition, LNR Partners, LLC, or its affiliate, assisted LD III Holdco I, L.P. or its affiliate with due diligence relating to the mortgage loans to be included in the mortgage pool. LD III Holdco I, L.P. is directly or indirectly owned by Prime Finance Long Duration (B-Piece) II, L.P. and by Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., each a Delaware limited partnership.

In addition, LNR Partners, LLC, the special servicer, is an affiliate of LNR Securities Holdings LLC, which is expected to purchase at least 25% of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class S certificates.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Pursuant to certain interim servicing agreements between Goldman Sachs Mortgage Company or one of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain of the mortgage loans contributed to this securitization by Goldman Sachs Mortgage Company.

Pursuant to certain interim servicing agreements between German American Capital Corporation or one of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain of the mortgage loans contributed to this securitization by German American Capital Corporation.

Pursuant to certain interim servicing agreements between JPMorgan Chase Bank, National Association or one of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain of the mortgage loans contributed to this securitization by JPMorgan Chase Bank, National Association.

Pursuant to certain interim servicing agreements between Citi Real Estate Funding Inc. or one of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain of the mortgage loans contributed to this securitization by Citi Real Estate Funding Inc.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a New York limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loan). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation parties, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owners, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard. In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owners, if the operating advisor or any of its affiliates holds certificates or has financial interests in or financial dealings with a borrower, a parent of a borrower, a borrower sponsor or any of their affiliates. Each of these relationships may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation parties, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the RR interest owners, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower, a borrower sponsor or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

On the closing date, LD III Holdco I, L.P. or its affiliate is expected to appoint itself or its affiliate as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan or any applicable excluded loan). LD III Holdco I, L.P. is directly or indirectly owned by Prime Finance Long Duration (B-Piece) II, L.P. and by Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., each a Delaware limited partnership. A special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The controlling class representative will be controlled by the majority of the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders and the RR interest owners. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), or the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, may direct the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR interest owners. Set forth below is the identity of the initial directing holder (or equivalent entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the servicing agreement under which it is expected to be serviced.

Whole Loan	Transaction / Servicing Agreement(1)	Controlling Noteholder	Initial Controlling Class Representative / Directing Holder
One SoHo Square(2)	SOHO 2021-SOHO	SOHO 2021-SOHO	KKR Real Estate Stabilized Credit Partners L.P.
HQ @ First	KREST 2021-CHIP	KREST 2021-CHIP	PIF Offshore XXVIII Ltd
The Domain	BANK 2021-BNK35	BANK 2021-BNK35	Ellington Management Group, LLC
College Point	Benchmark 2021-B28	Benchmark 2021-B28	Eightfold Real Estate Capital, L.P.
ExchangeRight Net Leased Portfolio #48	Benchmark 2021-B28	Benchmark 2021-B28	Eightfold Real Estate Capital, L.P.

(1)

The identification of a “Transaction / Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.

(2)

The One SoHo Square whole loan is an AB whole loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related whole loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The One SoHo Square Whole Loan”.

The special servicer, upon non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates or the RR interest, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the RR interest, and they may have interests in conflict with those of the certificateholders and the RR interest owners. As a result, it is possible that such non-binding consultation with a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR interest owners. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan); provided that so long as LNR Securities Holdings LLC or an affiliate holds at least 25% of the then controlling class, LNR Partners, LLC may not be removed except for cause. See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to any non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the RR interest owners, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the controlling class representative or the holder of the majority of the controlling class certificates (by certificate balance) (any such loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to the applicable excluded loan or otherwise seek to exert its influence over the special servicer in the event an applicable excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

On the closing date, LD III Holdco I, L.P. or its affiliate is expected to purchase 75% of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class S certificates (and may purchase certain other classes of certificates), to appoint itself or its affiliate as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan or any applicable excluded loan), and to appoint LNR Partners, LLC as the special servicer. In addition, LNR Partners, LLC, or its affiliate, assisted LD III Holdco I, L.P. or its affiliate with due diligence relating to the mortgage loans to be included in the mortgage pool. LD III Holdco I, L.P. is directly or indirectly owned by Prime Finance Long Duration (B-Piece) II, L.P. and by Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., each a Delaware limited partnership.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates or the RR interest, and it may have interests in conflict with those of the certificateholders and the RR interest owners. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F, Class G and Class H certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that LD III Holdco I, L.P., or its affiliate will be the B-piece buyer, and it, or an affiliate, will constitute the initial controlling class representative and, therefore, the initial directing holder with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan) and the related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the controlling class representative will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related co-lender agreement. See “Pooling and Servicing Agreement—The Directing Holder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

On the closing date, LD III Holdco I, L.P. or its affiliate is expected to purchase 75% of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class S certificates (and may purchase certain other classes of certificates), to appoint itself or its affiliate as the initial controlling class representative and, therefore, as the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan or any applicable excluded loan), and appoint LNR Partners, LLC as the special servicer. In addition, LNR Partners, LLC, or its affiliate, assisted LD III Holdco I, L.P. or its affiliate with due diligence relating to the mortgage loans to be included in the mortgage pool. LD III Holdco I, L.P. is directly or indirectly owned by Prime Finance Long Duration (B-Piece) II, L.P. and by Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., each a Delaware limited partnership.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the B-piece buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement governing the servicing of any non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The special servicer (whether the special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, the VRR interest owners, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties;

●

affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including properties that compete with the mortgaged property for tenants and/or customers; and

●	tenants at the mortgaged property may have signed leases or letters of intent at a competing property controlled by the borrower sponsor.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of non-VRR certificates and the VRR interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR interest, on one hand, and the non-VRR certificates, on the other hand. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the RR interest owners will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you than an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●

investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder or an RR interest owner may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization, engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or if you buy the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or holders of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount other than a Class X certificate and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine loan lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the master servicer or the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the RR interest owners. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class or classes of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificate(s).

Interest-Only Class of Certificates	Related Class X Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D and Class E certificates
Class X-F	Class F certificates
Class X-G	Class G certificates
Class X-H	Class H certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans (in the case of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates) could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows are required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See “Description of the Mortgage Pool—Certain Calculations and Definitions”. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-VRR certificates and the interest balance of the VRR interest, pro rata based on their percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-VRR certificates and the VRR interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-VRR certificates, first to the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. A reduction in the certificate balance of the Class G certificates will result in a corresponding reduction in the notional amount of the Class X-G certificates. A reduction in the certificate balance of the Class H certificates will result in a corresponding reduction in the notional amount of the Class X-H certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates to receive payments of principal and interest otherwise payable on their certificates will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocated to the non-VRR certificates will be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the One SoHo Square mortgage loan (9.99%), other than during the continuance of certain mortgage loan events of default specified in the co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the whole loan received from the borrower will generally be allocated to the mortgage loan and the pari passu companion loans on a pro rata and pari passu basis and to the subordinate companion loans on a pro rata and pari passu basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the mortgage loan (and therefore the offered certificates) by such subordinate companion loans.

Payments Allocated to the VRR Interest or the Non-VRR Certificates Will Not Be Available to the Non-VRR Certificates or the VRR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR interest owners, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR interest. Likewise, amounts received and allocated to the VRR interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates and the VRR interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders and the RR interest owners generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loans that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or a risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related co-lender agreement and/or intercreditor agreement. With respect to any non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect any non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and any related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases certificateholder voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of any non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information” in this prospectus.

The Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment

The controlling class representative will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans as the directing holder (other than with respect to a non-serviced mortgage loan and any excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance) is continuing, the controlling class representative will lose the consent rights and the right to replace the special servicer (provided that so long as LNR Securities Holdings LLC or an affiliate holds at least 25% of the then controlling class, LNR Partners, LLC may not be removed except for cause), and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the controlling class representative will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation parties will have certain non-binding consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the controlling class representative has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the controlling class representative for this transaction so long as no consultation termination event is continuing and by the special servicer if a consultation termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder and the risk retention consultation parties under this securitization transaction, as well as the directing holder and the risk retention consultation parties (or equivalent entities) under the pooling and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class or the VRR interest owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than the controlling class or the VRR interest owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)   may take actions that favor the interests of the holders of the controlling class or the VRR interest owners (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder or a risk retention consultation party under this securitization transaction, as well as the directing holder or risk retention consultation party (or equivalent entities) under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as a control termination event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, for so long as a consultation termination event is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the RR interest owners and, with respect to any serviced whole loan, for the benefit of the holders of any related companion loan (as a collective whole as if the certificateholders, RR interest owners and companion loan holders constituted a single lender and taking into account the pari passu or subordinate nature of any such related companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing holder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event is continuing; provided that so long as LNR Securities Holdings LLC or an affiliate holds at least 25% of the then controlling class, LNR Partners, LLC may not be removed except for cause and other than in respect of any applicable excluded loan as described in this prospectus.

At any time a control termination event is continuing, the holders of the principal balance certificates and the Class RR certificates may generally replace the special servicer without cause, as described in this paragraph. Holders of principal balance certificates and the Class RR certificates evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the Class RR certificates on an aggregate basis may request a vote to replace the special servicer. The special servicer will be terminated and replaced upon receipt of approval by holders of principal balance certificates and the Class RR certificates evidencing (i) at least 75% of a quorum of the certificateholders (which, for this purpose, is the holders of principal balance certificates and the Class RR certificates evidencing at least 75% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the Class RR certificates on an aggregate basis) or (ii) more than 50% of each class of “non-reduced interests” (each class of principal balance certificates and the Class RR certificates outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses).

In addition, if, during the continuance of a control termination event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders and the RR interest owners as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of certificates evidencing at least a majority of a quorum (which, for this purpose, is the holders of certificates that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the Class RR certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not affiliated with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of voting rights may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the voting rights will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the voting rights. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to any non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment

The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related co-lender agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control appraisal period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement or co-lender agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement or co-lender agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of any non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates or the RR interest owners;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder or RR interest owners may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the RR interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as property protection advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the RR interest.

The Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor. Neither we nor any of our affiliates (except Goldman Sachs Mortgage Company in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the related sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause the Trust REMICs to fail to qualify as REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to a mortgage loan that is comprised of more than one promissory note contributed to this securitization by more than one mortgage loan seller, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one mortgage loan seller contributing a promissory note evidencing such mortgage loan will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” (and solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the RR interest owners to receive distributions on the offered certificates and the RR interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA or JPMorgan Chase Bank, National Association

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), an originator and the parent of Goldman Sachs Mortgage Company, or JPMorgan Chase Bank, National Association, an originator, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

JPMorgan Chase Bank, National Association, a sponsor and an originator, is a national banking association. Goldman Sachs Mortgage Company, a sponsor and an originator, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank. The deposits of JPMorgan Chase Bank, National Association and GS Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If JPMorgan Chase Bank, National Association or GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if JPMorgan Chase Bank, National Association or GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship.

The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfer of the applicable mortgage loans by the sponsors to the depositor will not qualify for the FDIC Safe Harbor. However, the transfers by Goldman Sachs Mortgage Company, Citi Real Estate Funding, Inc. or German American Capital Corporation are not transfers by a bank, and in any event, even if the FDIC Safe Harbor were applicable to the transfers, the FDIC Safe Harbor is non-exclusive. Additionally, in the case of each sponsor and the depositor, an opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of such sponsor.

A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, the FDIC, a creditor, bankruptcy trustee or another interested party, including an entity transferring a mortgage loan, as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan by the related sponsor was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful payments on the offered certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the former acting general counsel of the FDIC issued a letter (the “Former Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the former acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Former Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur. We cannot assure you that either sponsor would not be considered a systemically important non-bank financial company for purposes of OLA.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or an RR interest owner continuing to hold the full non-notionally reduced amount of such certificates or related portion of the RR interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted serviced whole loan would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, given that, pursuant to the co-lender agreements for the serviced whole loans, the related serviced companion loan holders will not be the related whole loan controlling noteholder, and the trust as holder of the related mortgage loan will be the controlling noteholder (with the right to consent to material servicing decisions and replace the special servicer, as described in this prospectus), with respect to each serviced whole loan, the related serviced companion loan(s) may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to a defaulted mortgage loan and the related serviced companion loans, then the net proceeds realized by the certificateholders and the RR interest owners in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the 1822 Sunset Boulevard Loan REMIC or the Lower-Tier REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the RR interest owners. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the 1822 Sunset Boulevard Loan REMIC or the Lower-Tier REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the RR interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the RR interest owners.

In addition, proceeds received from any Mortgaged Property located in a foreign jurisdiction may be reduced by the application of the applicable foreign taxes.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

The IRS has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property”, that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Loan Modifications Related to COVID-19

The IRS has also issued Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower between March 27, 2020 and September 30, 2021, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the special servicer may grant certain forbearances (and engage in related modifications), whether or not covered under Revenue Procedure 2020-26 and Revenue Procedure 2021-12, with respect to a mortgage loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates. It is unclear whether the IRS will extend the application of Revenue Procedure 2020-26 or Revenue Procedure 2021-12 or issue new guidance for forbearances granted after September 30, 2021.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Internal Revenue Code of 1986, as amended (the “Code”), during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the 1822 Sunset Boulevard Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC, as applicable, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the Code.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●

The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

●	You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●

Investors should be aware, and in some cases are required to be aware, of the investor diligence requirements that apply in the EU (the “EU Due Diligence Requirements”) under the EU Securitization Regulation, and in the UK (the “UK Due Diligence Requirements”) under the UK Securitization Regulation, in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.

●

The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

●

The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in the FSMA; (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) alternative investment fund managers as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; and (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA; and the UK

Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.

●

EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors”. EU Securitization Regulation and UK Securitization Regulation are each a “Securitization Regulation” and EU Due Diligence Requirements and UK Due Diligence Requirements are each “Due Diligence Requirements”, and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.

●	The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:

(a)

in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five per cent. in the securitization, determined in accordance with Article 6 of the applicable Securitization Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);

(b)

in the case of an EU Institutional Investor, it has verified that the originator, sponsor or SSPE has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation (the “EU Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder;

(c)	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:

(i)

if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation (the “UK Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder; and

(ii)

if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under the UK Transparency Requirements if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and

(d)

in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

●

The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management and as otherwise required by the applicable Securitization Regulation.

●

Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.

●

Prospective investors should make themselves aware of the applicable Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●

None of the sponsors, the depositor, nor any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in a manner that would satisfy the either of the Risk Retention Requirements or to take any other action that may be required by Institutional Investors for the purposes of their compliance with any of the Due Diligence Requirements and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with the applicable Due Diligence Requirements. Consequently, the certificates are not a suitable investment for Institutional Investors. As a result, a certificateholder’s ability to transfer its certificates, or the price it may receive upon its sale of certificates, may be adversely affected.

●

Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

●

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, the special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make principal and interest advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party. For example, as described under “Transaction Parties—The Trustee and the Certificate Administrator”, Wells Fargo Bank, National Association, the trustee and the certificate administrator, intends to enter into a transaction to transfer its duties, obligations and rights as trustee, certificate administrator and custodian to Computershare Ltd or an affiliate, or to otherwise engage Computershare Ltd or an affiliate to act as Wells Fargo Bank, National Association’s agent with respect to its duties, obligations and rights as trustee, certificate administrator and custodian. A business combination transaction of the size and nature of the transaction between Wells Fargo Bank, National Association and Computershare Ltd or an affiliate may present risks related to the performance of such parties. Such risks might include potential delays or disruptions resulting from integration of operations, integration of information technology and accounting systems, loss of key personnel, failure to attract new employees, difficulties in maintaining continuity of management or other changes associated with the implementation of such transaction. We cannot assure you that the transfer by Wells Fargo Bank, National Association of its trustee or certificate administrator role to Computershare Ltd or an affiliate, or the engagement of Computershare Ltd or an affiliate as its agent, will not cause disruptions in the performance of its duties and obligations as trustee, certificate administrator and custodian under the pooling and servicing agreement.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates

If a trust or trust fund issues certificates in book-entry form, you may experience delays in receipt of your payments and/or reports, since payments and reports will initially be made to the book-entry depository or its nominee. In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market, since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates. Additionally, your ability to pledge certificates to persons or entities that do not participate in The Depository Trust Company system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for The Depository Trust Company, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration” in this prospectus and “Risk Factors—General Risk Factors—Book-Entry Securities May Delay Receipt of

Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates” in this prospectus for a discussion of important considerations relating to not being a certificateholder of record.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 47 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of approximately $1,120,898,925 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan and Whole Loan, the related Due Date in September 2021 (or with respect to any Mortgage Loan or Whole Loan that has its first Due Date after September 2021, the date that would otherwise have been the related Due Date in September 2021 under the terms of that Mortgage Loan or Whole Loan if a monthly payment were scheduled to be due in that month).

Seven (7) of the Mortgage Loans (44.0%), are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). Each Pari Passu Companion Loan and Subordinate Companion Loan is referred to as a “Companion Loan” in this prospectus. Each Mortgage Loan and any related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Goldman Sachs Mortgage Company	6	$ 169,090,000	15.1%
German American Capital Corporation	10	292,060,632	26.1
JPMorgan Chase Bank, National Association	10	281,467,000	25.1
Citi Real Estate Funding Inc.	20	266,281,293	23.8
Goldman Sachs Mortgage Company / German American Capital Corporation(2)	1	112,000,000	9.99
Total	47	$ 1,120,898,925	100.0%

(1)

Each Mortgage Loan was originated by its respective mortgage loan seller or its affiliate, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.

(2)

Goldman Sachs Mortgage Company and German American Capital Corporation are co-sponsors with respect to the One SoHo Square Mortgage Loan (9.99%). The One SoHo Square Mortgage Loan (9.99%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal and is evidenced by five (5) promissory notes: (i) note A-1-C-4, note A-1-C-7 and note A-1-C-8, with an aggregate outstanding principal balance of $72,353,868 as of the Cut-off Date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller and (ii) note A-2-C-2 and note A-2-C-3, with an aggregate outstanding principal balance of $39,646,132 as of the Cut-off Date, as to which German American Capital Corporation is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans and Whole Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan or Whole Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan or Whole Loan, and not against the related borrower’s other assets. The Mortgage Loans and Whole Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans and Whole Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan or Whole Loans.

Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity:

●

The One SoHo Square Mortgage Loan (9.99%), for which Goldman Sachs Mortgage Company and German American Capital Corporation are the Mortgage Loan Sellers, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal.

●

The HQ @ First Mortgage Loan (8.8%), for which JPMorgan Chase Bank, National Association is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association and Barclays Capital Real Estate Inc.

●

The Domain Mortgage Loan (5.7%), for which Goldman Sachs Mortgage Company is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A-2 and Annex A-3 may not equal the indicated total due to rounding. The information on Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on September 30, 2021 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date; and provided that with respect to the One SoHo Square Mortgage Loan, Goldman Sachs Mortgage Company will sell three of the five promissory notes comprising such Mortgage Loan and German American Capital Corporation will sell two of the five promissory notes comprising such Mortgage Loan to the depositor. The statistics on Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with one or more Subordinate Companion Loans is calculated without regard to such Subordinate Companion Loans, unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and generally have not been updated. Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related Mortgaged Properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, “—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments due for the first 12 payment periods of the Mortgage Loan following the Cut-off Date (but without regard to any leap year adjustments), provided that;

●

in the case of a Mortgage Loan that provides for scheduled amortization payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period;

●

in the case of a Mortgage Loan that provides for interest only payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (IO)” as shown on Annex A-1) means the aggregate interest payments scheduled to be due for the first 12 payment periods of the Mortgage Loan following the Cut-off Date; and

●

in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period.

Debt service and debt service coverage ratios set forth in this prospectus are calculated using the aggregate of the principal and interest payments due for the first 12 payment periods of the Mortgage Loan or Companion Loan, as applicable, following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, debt service coverage ratios set forth in this prospectus are calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan but without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with Member of the Appraisal Institute (“MAI”) standards (other than in the case of the InCommercial Net Lease Portfolio #4 – Kohl’s Shelby Mortgaged Property (0.7%), which was determined in accordance with the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice). With respect to each Mortgaged Property, the Appraised Value set forth on Annex A-1 to this prospectus is the “as-is” appraised value unless otherwise specified under “Description of the Mortgage Pool—Appraised Value”, and is in each case as determined by an appraisal made not more than six (6) months from the origination date of the related Mortgage Loan or Whole Loan as described under “Appraisal Date” on Annex A-1 to this prospectus. The appraisals for certain of the Mortgaged Properties may state an appraised value based on hypothetical or other projected values as well as an “as-is” value for such Mortgaged Properties that assumes that certain events will occur with respect to the re-tenanting, construction, renovation or repairs or other repositioning of the Mortgaged Property or which in certain cases may reflect a portfolio premium valuation, and such “retrospective” or other similar values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1 to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 of this prospectus and the related footnotes. With respect to a Mortgage Loan secured by the portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value for the portfolio of Mortgaged Properties as a collective whole, which may be higher than the aggregate of the “as-is” appraised value of the individual Mortgaged Properties. In addition, for certain Mortgage Loans, the LTV Ratio at Maturity/ARD was calculated based on the “as stabilized” appraised value for the related Mortgaged Property. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of Mortgaged Property as described under the definition of “LTV Ratio at Maturity/ARD”.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other. There are no Crossed Groups in the Mortgage Pool.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 to this prospectus divided by (2) the Appraised Value (which in certain cases, may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties set forth on Annex A-1 to this prospectus, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.

●

with respect to the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related values other than the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Watermark Tempe(1)	7.9%	65.0%	$186,150,000	67.2%	$180,000,000
InCommercial Net Lease Portfolio #4(2)	3.7%	62.5%	$66,469,526	62.5%	$66,469,526
Novonix(3)	2.7%	63.4%	$47,400,000	72.1%	$41,700,000
Celeros Houston(4)	2.1%	63.2%	$37,800,000	64.2%	$37,200,000
Paragon Films Sale-Leaseback(5)	1.9%	64.9%	$33,575,000	69.5%	$31,375,000
Summit Orchards(6)	1.1%	63.8%	$19,600,000	65.3%	$19,150,000
Tonnelle Square Two(7)	0.7%	65.0%	$12,500,000	67.7%	$12,000,000

(1)

The Appraised Value (Other Than “As-Is”) represents the “Market Value Assuming Paid-Off TIs, LCs, & Rent Abatements” appraised value as of May 11, 2021, which is based on the condition that the contractual tenant improvement and leasing commission obligations (“TI/LCs”) have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and free rent were held back in a lender reserve account.

(2)

The Appraised Value (Other Than “As-Is”) represents the “Hypothetical As Is” appraised value as of August 12, 2021 of the InCommercial Net Lease Portfolio #4 - Pick N’ Save Eagle River Mortgaged Property and the InCommercial Net Lease Portfolio #4 - Tractor Supply Eagle River Mortgaged Property, which “Hypothetical As Is” values assume that the single parcel on which such two Mortgaged Properties are situated can be legally separated from the rest of the parcel and sold separately.

(3)

The Appraised Value (Other Than “As-Is”) represents the “Prospective Value Upon Completion” appraised value as of December 16, 2021, which is based on the extraordinary assumption that a proposed $5.4 million of capital improvements will be completed according to the scope and timing provided to the appraisal firm and that the budgeted costs will be sufficient to complete the work. At origination, approximately $6.2 million, representing 115% of the budgeted capital improvements, was reserved. Upon the lender’s receipt of fully executed contracts for the capital improvements work, the borrower is required to deposit, or the lender is required to release, funds, as applicable, so that the amount of the reserve is equal to 105% of the cost of the remaining work under such contracts.

(4)

The Appraised Value (Other Than “As-Is”) represents the “As Complete” appraised value as of September 30, 2021, which assumes the completion of certain deferred maintenance items relating to the roof at the Mortgaged Property by the sole tenant including replacing damaged gutters and corroded and/or deteriorated roof panels.

(5)

The Appraised Value (Other Than “As-Is”) represents the “Prospective Market Value Upon Completion” appraised value of the 255W. Baab Industrial Park Drive Mortgaged Property as of October 21, 2021, which assumes the completion of a 31,000 square-foot expansion to the Mortgaged Property.

(6)

The Appraised Value (Other Than “As-Is”) represents the “Hypothetical Market Value As-If Leasing Cost Escrow Is Funded” appraised value as of May 19, 2021, which assumes that an escrow has been established and funded to pay remaining/outstanding tenant improvement costs, leasing commissions, base rent and expense reimbursements for four tenants, including the fourth largest tenant, Five Below, and the fifth largest tenant, Petland, until actual rent payments commence under the leases. At origination, all outstanding tenant improvement costs and leasing commissions were held back in a lender reserve account.

(7)	The Appraised Value (Other Than “As-Is”) represents the “Prospective Market Value Upon Stabilization” as of June 1, 2022, which assumes the completion of the lease up of vacant space.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.

“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.

●

with respect to the 2 Washington Mortgage Loan (7.1%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NOI Debt Yield of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 9.9%. The UW NOI Debt Yield of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 8.7%.

“DSCR”, “Debt Service Coverage Ratio”, “Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the DSCR is based on the aggregate Annual Debt Service that is due in connection with such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.

●

with respect to the 2 Washington Mortgage Loan (7.1%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 2.82x. The UW NCF DSCR of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 2.48x.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality and multifamily properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“LTV Ratio at Maturity/ARD”, “Maturity Date/ARD Loan-to-Value Ratio” or “Maturity Date/ARD LTV Ratio” with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Maturity/ARD Balance of such Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date or Anticipated Repayment Date, as applicable, assuming no prepayments or defaults, divided by (2) the Appraised Value (which, in certain cases may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties shown on Annex A-1 to this prospectus, except as set forth below:

●

with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the LTV Ratio at Maturity/ARD is based on the aggregate Maturity/ARD Balance at maturity or Anticipated Repayment Date of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.

●

with respect to the Mortgage Loans listed in the following table, the respective LTV Ratio at Maturity/ARD was calculated using the related values other than the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Maturity Date/ARD LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Watermark Tempe(1)	7.9%	65.0%	$186,150,000	67.2%	$180,000,000
InCommercial Net Lease Portfolio #4(2)	3.7%	54.4%	$66,469,526	54.4%	$66,469,526
Novonix(3)	2.7%	45.9%	$47,400,000	52.1%	$41,700,000
Celeros Houston(4)	2.1%	57.0%	$37,800,000	57.9%	$37,200,000
Paragon Films Sale-Leaseback(5)	1.9%	64.9%	$33,575,000	69.5%	$31,375,000
Summit Orchards(6)	1.1%	63.8%	$19,600,000	65.3%	$19,150,000
Tonnelle Square Two(7)	0.7%	65.0%	$12,500,000	67.7%	$12,000,000

(1)

The Appraised Value (Other Than “As-Is”) represents the “Market Value Assuming Paid-Off TIs, LCs, & Rent Abatements” appraised value as of May 11, 2021, which is based on the condition that the contractual TI/LCs have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and free rent were held back in a lender reserve account.

(2)

The Appraised Value (Other Than “As-Is”) represents the “Hypothetical As Is” appraised value as of August 12, 2021 of the InCommercial Net Lease Portfolio #4 - Pick N’ Save Eagle River Mortgaged Property and the InCommercial Net Lease Portfolio #4 - Tractor Supply Eagle River Mortgaged Property, which “Hypothetical As Is” values assume that the single parcel on which such two Mortgaged Properties are situated can be legally separated from the rest of the parcel and sold separately.

(3)

The Appraised Value (Other Than “As-Is”) represents the “Prospective Value Upon Completion” appraised value as of December 16, 2021, which is based on the extraordinary assumption that a proposed $5.4 million of capital improvements will be completed according to the scope and timing provided to the appraisal firm, and that the budgeted costs will be sufficient to complete the work. At origination, approximately $6.2 million, representing 115% of the budgeted capital improvements, was reserved. Upon the lender’s receipt of fully executed contracts for the capital improvements work, the borrower is required to deposit, or the lender is required to release, funds, as applicable, so that the amount of the reserve is equal to 105% of the cost of the remaining work under such contracts.

(4)

The Appraised Value (Other Than “As-Is”) represents the “As Complete” appraised value as of September 30, 2021, which assumes the completion of certain deferred maintenance items relating to the roof at the Mortgaged Property by the sole tenant, including replacing damaged gutters and corroded and/or deteriorated roof panels.

(5)

The Appraised Value (Other Than “As-Is”) represents the “Prospective Market Value Upon Completion” appraised value of the 255W. Baab Industrial Park Drive Mortgaged Property as of October 21, 2021, which assumes the completion of a 31,000 square-foot expansion to the Mortgaged Property.

(6)

The Appraised Value (Other Than “As-Is”) represents the “Hypothetical Market Value As-If Leasing Cost Escrow Is Funded” appraised value as of May 19, 2021, which assumes that an escrow has been established and funded to pay remaining/outstanding tenant improvement costs, leasing commissions, base rent and expense reimbursements for four tenants, including the fourth largest tenant, Five Below, and the fifth largest tenant, Petland, until actual rent payments commence under the leases. At origination, all outstanding tenant improvement costs and leasing commissions were held back in a lender reserve account.

(7)	The Appraised Value (Other Than “As-Is”) represents the “Prospective Market Value Upon Stabilization”, which assumes the completion of the lease up of vacant space.

“Maturity/ARD Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity (or, in the case of the ARD Loans, outstanding at the related Anticipated Repayment Date) assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A-1 to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, rooms or beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of retail, office, industrial and mixed use (to the extent the related Mortgaged Property includes retail or office space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan or Companion Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Qualified Opportunity Zone” means as of the Cut-off Date, 17 Mortgaged Properties (10.1%) are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ. See Annex A-1 for information regarding which Mortgaged Properties are located in QOZs as of the Cut-off Date.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1 to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the loan documents. In certain cases, the account agreement establishing the lockbox account is required to be delivered upon the occurrence of such trigger event(s), rather than at origination.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

The “Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the applicable mortgage loan seller has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten Net Cash Flow is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

“Underwritten Net Operating Income”  or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the applicable mortgage loan seller, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten Net Operating Income is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the applicable mortgage loan seller and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 13 months past the Cut-off Date, in certain cases an appraiser’s estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related mortgage loan seller; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self-storage properties, the applicable mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the applicable mortgage loan seller included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms or (c) in the case of a Mortgaged Property operated as a self-storage property, the number of units for self-storage.

“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,120,898,925
Number of Mortgage Loans	47
Number of Mortgaged Properties	90
Range of Cut-off Date Balances	$3,500,000 - $112,000,000
Average Cut-off Date Balance	$23,848,913
Range of Mortgage Rates(2)	2.29500% to 4.50000%
Weighted Average Mortgage Rate(2)	3.32263%
Range of original terms to maturity/ARD(3)(4)	60 to 121 months
Weighted average original term to maturity/ARD(3)(4)	109 months
Range of remaining terms to maturity/ARD(3)(4)	60 to 121 months
Weighted average remaining term to maturity/ARD(3)(4)	109 months
Range of original amortization terms(5)	300 to 360 months
Weighted average original amortization term(5)	352 months
Range of remaining amortization terms(5)	299 to 360 months
Weighted average remaining amortization term(5)	352 months
Range of Cut-off Date LTV Ratios(2)(6)	24.7% to 72.5%
Weighted average Cut-off Date LTV Ratio(2)(6)	56.1%
Range of Maturity Date/ARD LTV Ratios(2)(4)(7)	24.7% to 69.1%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(7)	53.3%
Range of UW NCF DSCR(2)(8)(9)	1.25x to 4.88x
Weighted average UW NCF DSCR(2)(8)(9)	2.94x
Range of UW NOI Debt Yield(2)(9)(10)	7.0% to 17.7%
Weighted average UW NOI Debt Yield(2)(9)(10)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon	64.1%
Full-Term Amortizing Balloon(5)	13.9%
Interest-Only-ARD	11.0%
Interest-Only, Amortizing Balloon	11.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)

With respect to each Mortgage Loan that is part of a Whole Loan, the related Pari Passu Companion Loan (but not any related Subordinate Companion Loan) are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

(3)

With respect to four (4) Mortgage Loans (7.0%), the initial Due Dates for such Mortgage Loans occur after October 2021. On the Closing Date, the related Mortgage Loan Seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such Mortgage Loan at the related interest rate with respect to the assumed October 2021 payment date (the “Closing Date Deposit Amount”). Information presented in this prospectus reflects the contractual loan terms, however, each such Mortgage Loan is being treated as having an initial Due Date in October 2021.

(4)	With respect to two (2) ARD Loans (11.0%), calculated as of the related Anticipated Repayment Date.
(5)	Does not include Mortgage Loans that pay interest-only until their maturity dates or Anticipated Repayment Dates, as applicable.

(6)

Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). With respect to seven (7) Mortgage Loans (20.2%), the Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 56.7%.

(7)

With respect to seven (7) Mortgage Loans (20.2%), the respective Maturity Date/ARD LTV Ratios were calculated using a value other than “as-is” value of each related Mortgaged Property. The weighted average Maturity Date/ARD LTV Ratio for the mortgage pool without making such adjustments is 53.8%.

(8)

Unless otherwise indicated, the UW NCF DSCR is generally calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

(9)

With respect to the 2 Washington Mortgage Loan (7.1%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

(10)	Unless otherwise indicated, the Debt Yield on Underwritten NOI for each Mortgage Loan is the related Mortgaged Property’s Underwritten NOI divided by the Cut-off Date Balance of such Mortgage Loan.

The issuing entity will include ten (10) Mortgage Loans (25.4%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Types	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	48	$337,032,141	30.1%
Anchored	12	269,201,362	24.0
Single Tenant	36	67,830,779	6.1
Office	8	$255,654,221	22.8%
CBD	4	236,780,000	21.1
Suburban/Lab	1	9,200,000	0.8
Suburban	1	7,800,000	0.7
Medical	2	1,874,221	0.2
Multifamily	9	$193,085,000	17.2%
High Rise	1	80,000,000	7.1
Mid Rise	4	62,400,000	5.6
Garden	4	50,685,000	4.5
Mixed Use	5	$151,242,024	13.5%
Office/Retail	3	122,647,024	10.9
Multifamily/Retail/Office	1	18,000,000	1.6
Industrial/Office	1	10,595,000	0.9
Industrial	9	$108,199,632	9.7%
Manufacturing	3	38,865,000	3.5
Warehouse/Manufacturing	1	30,045,632	2.7
Warehouse/Distribution	2	20,804,063	1.9
Warehouse	2	14,935,000	1.3
Flex	1	3,549,937	0.3
Self Storage	8	$31,935,906	2.8%
Self Storage	7	28,435,906	2.5
Self Storage/Warehouse	1	3,500,000	0.3
Other	1	$25,000,000	2.2%
Leased Fee	1	25,000,000	2.2
Hospitality	2	$18,750,000	1.7%
Extended Stay	2	18,750,000	1.7
Total	90	$1,120,898,925	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

With respect to all of the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by any of these property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” and “—COVID Considerations” below.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●

With respect to the McCullough Commons Mortgage Loan (2.5%), the Mortgage Loan documents permit, subject to satisfaction of zoning compliance and certain other conditions more fully set forth in the Mortgage Loan documents, the conversion of an approximately 46,000 square foot currently non-revenue generating portion of the Mortgaged Property to a self-storage use.

●

With respect to the 1822 Sunset Boulevard Mortgage Loan (0.5%), the Mortgage Loan entered into a cash management trigger period as of the end of the first quarter of 2020 as a result of the debt service coverage ratio falling below 1.15x (assuming a 30-year amortization schedule). The debt service coverage ratio on the Mortgage Loan was negative (falling as low as –0.37x) calculated on both an amortizing and an interest only basis, during the first two quarters of 2020 and was substantially below 1.00x, calculated on both an amortizing and interest only basis, during the remaining quarters of 2020 and the first quarter of 2021. The debt service coverage ratio for the second quarter of 2021 was 1.25x. The debt service coverage ratio is required to be above 1.20x for two consecutive quarters in order for the cash management trigger period to be cured.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

Office Properties

With respect to the office properties set forth in the above chart and mixed use properties with office components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Specialty Use Concentrations” below.

Multifamily Properties

With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●

With respect to the 2 Washington Mortgage Loan (7.1%), the multifamily component of the Mortgaged Property is subject to a master lease between the borrower, as landlord, and Sonder USA, Inc. (“Sonder”), as tenant under a ten and a half-year term that expires in 2031, pursuant to which Sonder leases all 345 multifamily units and subleases them to individual tenants. Approximately 286 of the multifamily units are designated under occupancy group “R-1” of the related building code, which only permits rentals for a maximum period of 30 days. Accordingly, Sonder operates such units as short-term rentals of 30 days or less. The remaining multifamily units are designated under occupancy group “R-2” of the related building code, which requires a minimum rental period of at least 30 days. Following the expiration or earlier termination of the Sonder lease, the Mortgage Loan documents require the borrower to deliver to the lender a certificate of occupancy designating each of the 345 multifamily units at the Mortgaged Property as occupancy group “R-2” under the related building code.

●

With respect to the Independence Lofts Mortgage Loan (2.6%), the Mortgaged Property received a historic tax credit, projected to be valued at $5,763,022, in connection with an estimated $30.694 million renovation and rehabilitation of the Mortgaged Property as a “certified historic structure”. The related borrower sponsor has monetized the historic tax credits by selling a 99% interest in the historic tax credit to an entity controlled by PNC Real Estate (the “PNC Investor Member”). To structure this interest, the related borrower sponsor created Independence Press Building Master Tenant, LLC to act as master tenant (the “Independence Press Master Tenant”). The Independence Press Master Tenant is 99% owned by the PNC Investor Member and 1% owned by the related borrower sponsor, who is also the managing member. In addition, the PNC Investor Member is entitled to distributions based on available net cash flow, and has a put-option to cause the borrower sponsor to purchase its interest in the Independence Press Master Tenant, and any remaining benefits of the historic tax credits, during a defined period that exists during the Mortgage Loan term. The borrower leased the Mortgaged Property to the Independence Press Master Tenant pursuant to a master lease, under which the Independence Press Master Tenant operates the Mortgaged Property and pays an annual rent to the borrower, payable out of the net cash flow of the Mortgaged Property. The rent payments are subordinate to the debt service under the Mortgage Loan, and during a trigger period the cash flow above operating expenses and debt service would be trapped.

●

With respect to the Independence Lofts Mortgage Loan (2.6%), 12 of the 95 multifamily units at the Mortgaged Property are leased to Dan Housing Management Inc under a three-year master lease with a current expiration date in October 2022.

●

With respect to the Independence Lofts Mortgage Loan (2.6%), four units are leased to SoSuite Inc., a third party operator that leases residential units out on a short term basis, including via Airbnb. Of the four units leased to SoSuite Inc., three are used for short-term rentals and one is office space.

●

With respect to the Falls of Deer Park Apartments Mortgage Loan (2.4%), the Mortgaged Property is subject to a land use restriction agreement (the “Falls of Deer Park LURA”), which was put in place by the Resolution Trust Corporation in 1993 and expires in May 2033. The Falls of Deer Park LURA requires that a total of 266 units at the Mortgaged Property be made available to low and very low-income families. 146 units are required to be leased to “low income” tenants (having an income at or below 80% of the area median income (“AMI”)) and 120 of the units are required to be leased to “very-low income” tenants (having an income at or below 50% of the AMI). Based on the rent roll dated August 24, 2021, the Mortgaged Property is 84.1% occupied, with 226 units occupied with “very low income” tenants, 45 units occupied with “low income” tenants (271 combined “low income” and “very low income” tenants meeting the minimum required of 266 units) and the remaining occupied units leased to market rate tenants. The Falls of Deer Park LURA also imposes rent restrictions on the units leased to “low income” and “very low income” tenants. Rents for qualifying units (i.e. units which count toward the requirements described above) leased to “low income” families may not exceed the maximum rent as established by the Secretary of Housing and Urban Development (“HUD”) or state housing finance agency, and in any event may not be greater than 30% of the adjusted income of a family whose income equals 65% of AMI, with adjustment for the size of family which is assumed to occupy a unit of this type (i.e. a fixed amount is deducted from rent based on the size of the unit). Rents for qualifying units leased to “very low income” families may not exceed the maximum rent as established by HUD or the state housing finance agency, and in any event may not be greater than 30% of the adjusted income of a family whose income equals 50% of AMI, with adjustment for the family size as described above. Effective as of April 1, 2021, the rent limits for “low income” families were $1,010 for one-bedroom units, $1,137 for two bedroom units, and $1,352 for three bedroom units and the rent limits for “very low income” families were $773 for one-bedroom units, $869 for two bedroom units, and $1,031 for three bedroom units.

●

With respect to The Village Lofts Mortgage Loan (1.9%), the Mortgaged Property has benefitted from a federal historic tax credits, valued at approximately $6.6 million, in connection with its rehabilitation and conversion from a mill to a multifamily property. The related borrower sponsor has sold a 99% interest in the historic tax credit to an entity affiliated with JPMCB (the “HTC Investor Member”) by passing through the tax credits to a master tenant that is 99% owned by the HTC Investor Member and also acts as the master tenant under a master lease, under which the borrower is the master landlord. In addition, the HTC Investor Member is entitled to distributions based on available net cash flow, and has a put-option to cause the managing member of the Master Tenant (the “Master Tenant Managing Member”) to purchase all of the HTC Investor Member’s interests (the “Investor Put”) in the master tenant, and any remaining benefits of the historic tax credits, during a defined period that encompasses the Mortgage Loan term. In addition, the developer of the Mortgaged Property, which owns 100% equity in the Master Tenant Managing Member, is entitled to a development fee, a portion of which was paid down using the Mortgage Loan and the remaining portion may be paid from the net cash flow from the operations of the Mortgaged Property. The Mortgaged Property has also benefitted from a state historic tax credits, which was sold to an entity (the “State Credit Investor”) that owns 2% equity in the Master Tenant Managing Member and has the has the right to require the Developer to purchase its interest in the Master Tenant Managing Member during a defined period that encompasses the Mortgage Loan term. Finally, the Mortgaged Property has also benefitted from the Rebuild Rhode Island tax incentives program, pursuant to which the developer received from the Rhode Island Commerce Corporation (the “RIC Corporation”) tax credits valued at approximately $3.6 million, which were subsequently sold to a third-party. During a defined period under the related incentive agreement encompassing the Mortgage Loan term, the borrower will be required to pay to the RIC Corporation available cash out of operations of the Mortgaged Property as well as from any proceeds from any capital event. Pursuant to a related subordination agreement, the RIC Corporation has confirmed subordination of its right to payment under the incentive agreement to the Mortgage Loan, and that during a cash sweep period under the Mortgage Loan documents, no payment will be demanded, accepted or received by the RIC Corporation.

●	With respect to the 494 Jackson Avenue Mortgage Loan (0.5%), 5 of the 16 residential units at the Mortgaged Property are rent stabilized, and the remaining 11 are rented at fair market value.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed-used properties set forth in the above chart, the mixed use Mortgaged Properties have one or more office, retail and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

With respect to the industrial properties set forth in the above chart:

●

With respect to the Novonix Mortgage Loan (2.7%), the Mortgaged Property currently receives services with respect to certain electric, fire water, sewer (sanitary and storm) and internet utility facilities located underneath certain neighboring private property for which there are no recorded written easements (the “Affected Underground Utilities”). The borrower has represented that, to its knowledge, (i) no person or entity has objected to the location and/or use of the Affected Underground Utilities, (ii) the Affected Underground Utilities have been in service (x) with respect to fire water service, for more than 60 years, (y) with respect to electricity service, for more than 10 years, and (z) with respect to sewer service pipelines, more than 100 years, and (iii) if the Affected Underground Utilities were curtailed and/or no longer accessible and/or otherwise available (such event, an “Affected Utility Impairment”), then (A) alternative access to the relevant public utilities necessary or convenient to the full use and enjoyment of the Mortgaged Property for the borrower’s and/or any tenant’s intended uses would be available via one or more public rights-of-way abutting the Mortgaged Property or pass through private property and would be subject to a valid irrevocable easement to which the Mortgaged Property has uninhibited access rights and (B) the borrower estimates that implementing such alternative access would reasonably be anticipated to cost approximately $2,000,000 and would not reasonably be anticipated to take longer than six months. The lease of the sole tenant of the Mortgaged Property, PUREgraphite LLC, an affiliate of the borrower, provides that the landlord is not liable for any interruption in or curtailment of any utility service, nor will any such interruption or curtailment constitute constructive eviction or grounds for rental abatement, including, without limitation, any Affected Utility Impairment. The PUREgraphite LLC lease also requires the tenant to diligently and promptly implement (or cause to be diligently and promptly implemented), at its sole cost and expense, alternative access to the relevant public utilities necessary or convenient to the full use and enjoyment of the Mortgaged Property via one or more public rights-of-way abutting the Mortgaged Property, if there is any Affected Utility Impairment. These obligations are guaranteed by the lease guarantor, Novonix Limited, an Australian corporation, pursuant to its lease guaranty. In addition, the Mortgage Loan agreement requires the borrower to diligently and promptly implement (or cause to be diligently and promptly implemented), at its sole cost and expense, alternative access to the relevant public utilities necessary or convenient to the full use and enjoyment of the Mortgaged Property via one or more public rights-of-way abutting the Mortgaged Property or pass through private property and be subject to a valid irrevocable easement to which the Mortgaged Property has uninhibited access rights, if there is any Affected Utility Impairment, and there is recourse for losses for any failure of the Mortgaged Property to have access to, and/or to be served by, the Affected Underground Utilities, any Affected Utility Impairment, and/or any breach of the borrower’s obligations to implement alternative access. We cannot assure you that the lease guarantor or non-recourse carveout guarantor (which are the same entity) will have the resources to, or will, pay for such obligations.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties

With respect to the self-storage properties set forth in the above chart:

●

Certain of the self-storage Mortgaged Properties also derive a portion of the Underwritten Revenue from one or more of (a) rent derived from retail operations and/or (b) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Leased Fee Properties

With respect to leased fee properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Hospitality Properties

With respect to the hospitality properties set forth in the above chart:

●

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement. If terminated, securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements.

Mortgaged Property Name	Allocated Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of Related License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Staybridge Suites Bowling Green	$10,250,000	0.9%	11/13/2037	8/6/2031
Home2 Suites Atlanta Airport West	$8,500,000	0.8%	1/31/2038	9/1/2031

●	In each case described above, we cannot assure you the related franchise or management agreement will be renewed or will not be terminated.

●

With respect to the Staybridge Suites Bowling Green Mortgage Loan (0.9%), occupancy of the Mortgaged Property is subject to seasonality. The Mortgage Loan has a seasonality reserve, into which $20,000 was deposited at origination and into which $2,500 is required to be deposited monthly (capped at $25,000) during the months of January through October, in order to cover monthly debt service shortfalls for November and December.

Renovations, replacements and other work is ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Renovation and Expansion” below.

Certain of the hospitality Mortgaged Properties may have a parking garage or include restaurants (either as part of the hotel or as tenants). These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	7	22.4%
Medical, Dental, Physical Therapy or Veterinary Offices or Clinics, Outpatient Facilities, Research or Diagnostic Laboratories or Health Management Services and/or Health Professional Schools	6	11.5%
Gym, Fitness Center or Health Club	4	6.4%
Grocery Store	5	5.9%
Theater	1	5.7%
School or Educational Facility(1)	1	2.5%
Entertainment Center	1	0.5%
Bank	2	0.3%

(1) Does not include the 2 Washington Mortgage Loan (7.1%), of which 27,989 square feet (13.0% of net rentable area) of classroom/play space is leased to The New York City Board of Education through February 13, 2031.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top 10 Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Cut-off Date Balance per SF/Room/Unit (1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
One SoHo Square	$112,000,000	9.99%	$597	4.88x	34.8%	Office
HQ @ First	98,700,000	8.8	$381	4.11x	42.8%	Office
Watermark Tempe(2)	88,500,000	7.9	$391	3.28x	65.0%	Mixed Use
2 Washington(3)	80,000,000	7.1	$381,159	2.82x	60.6%	Multifamily
The Domain	64,000,000	5.7	$237	4.17x	46.5%	Retail
InCommercial Net Lease Portfolio #4(2)	41,570,000	3.7	$136	1.87x	62.5%	Retail
Epic West Towne Crossing	40,820,000	3.6	$148	2.95x	64.9%	Retail
Novonix(2)	30,045,632	2.7	$74	1.25x	63.4%	Industrial
College Point	30,000,000	2.7	$211	1.81x	59.8%	Retail
Independence Lofts	29,000,000	2.6	$305,263	1.47x	61.1%	Multifamily
Top 5 Total/Weighted Average	$443,200,000	39.5%		3.91x	49.0%
Top 10 Total/Weighted Average	$ 614,635,632	54.8%		3.36x	52.7%

(1)

In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Cut-off Date Balance Per SF/Room/Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are with respect to the One SoHo Square Mortgage Loan, 2.92x and 58.1%, respectively.

(2)

In the case of the Watermark Tempe Mortgage Loan (7.9%), the InCommercial Net Lease Portfolio #4 – Pick N’ Save Eagle River Mortgaged Property (0.5%), the InCommercial Net Lease Portfolio #4 – Tractor Supply Eagle River Mortgaged Property (0.1%) and the Novonix Mortgage Loan (2.7%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

(3)

With respect to the 2 Washington Mortgage Loan (7.1%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR of the 2 Washington Whole Loan, based on the master lease rent for the multifamily portion, is 2.82x. The UW NCF DSCR of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 2.48x.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of the Top 15 Mortgage Loans” on Annex A-3. Other than with respect to the top 10 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.5% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include eight (8) Mortgage Loans (14.1%), set forth in the table below titled “Multi-Property Mortgage Loans”, which are each secured by two or more properties.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Cut-off Date Balance	Approx. % of Initial Pool Balance
InCommercial Net Lease Portfolio #4	$41,570,000	3.7%
Greene Plaza and Chippewa Center	23,000,000	2.1
Paragon Films Sale-Leaseback	21,790,000	1.9
ExchangeRight Net Leased Portfolio #48	20,035,000	1.8
Veit Self Storage Portfolio	20,000,000	1.8
Tutor Perini Portfolio	19,500,000	1.7
Peak & Perry Storage Portfolio	8,435,906	0.8
NNN Portfolio	4,000,000	0.4
Total	$158,330,906	14.1%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Four (4) groups of Mortgage Loans (11.9%), set forth in the table below entitled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 5.6% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Epic West Towne Crossing	$40,820,000	3.6%
Midlothian Towne Crossing	21,827,000	1.9
Total for Group 1:	$62,647,000	5.6%
Group 2:
Paragon Films Sale-Leaseback	$21,790,000	1.9%
360 George Patterson Boulevard	9,200,000	0.8
Total for Group 2:	$30,990,000	2.8%
Group 3:
Veit Self Storage Portfolio	$20,000,000	1.8%
Peak & Perry Storage Portfolio	8,435,906	0.8
Total for Group 3:	$28,435,906	2.5%
Group 4:
Chenal Woods Apartments	$6,320,000	0.6%
Bay Oaks Apartments	5,475,000	0.5
Total for Group 4:	$11,795,000	1.1%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The following table shows the states that have concentrations of Mortgaged Properties that secure approximately 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	10	$320,100,000	28.6%
Texas	5	$177,532,000	15.8%
California	6	$150,460,000	13.4%
Arizona	5	$108,109,362	9.6%
Pennsylvania	4	$61,200,000	5.5%

(1) Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout twenty-six (26) other states, with no more than approximately 3.9% of the Initial Pool Balance secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in Texas, California and Arizona are more susceptible to certain hazards (such as earthquakes and/or wildfires) than properties in other parts of the country.

●

Mortgaged Properties located in coastal states, which include Mortgaged Properties located in, for example, New York, Texas, California, Florida and Louisiana, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic States and in the Gulf Coast region, have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●

Mortgaged Properties located in an area covering the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.

●

In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

●

Seven (7) Mortgaged Properties (14.0%), are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17% (or 35% in the case of the 1822 Sunset Boulevard Mortgage Loan (0.5%)).

Mortgaged Properties With Limited Prior Operating History

Fifty-eight (58) Mortgaged Properties (43.0%) have a limited operating history (i.e., less than 18 most recent months of recent historical financials), as follows:

●

Each of the Watermark Tempe (7.9%), 2 Washington (7.1%), 524 Courtlandt (2.5%), The Village Lofts (1.9%), Summit Orchards (1.1%), Redwood Waukee (1.1%), 360 George Patterson Boulevard (0.8%), Home2 Suites Atlanta Airport West (0.8%), Tonnelle Square Two (0.7%) and 494 Jackson Avenue (0.5%) Mortgage Loans is secured, in whole or in part, by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

●

Each of the InCommercial Net Lease Portfolio #4 (3.7%), Celeros Houston (2.1%), Paragon Films Sale-Leaseback (1.9%), ExchangeRight Net Leased Portfolio #48 (1.8%), BlueCross BlueShield Building (1.2%), 5807 W 20th St (0.4%) and Walgreens Maricopa (0.4%) Mortgage Loans is secured by Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

●

Each of the Novonix (2.7%), Tutor Perini Portfolio (1.7%) and NNN Portfolio (0.4%) Mortgaged Properties is a single tenant property subject to a double-net, triple-net or absolute-net lease with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

●	The 175 East 62nd Street Leased Fee Mortgage Loan (2.2%), is secured by the borrower’s leased fee interest in land.

Tenancies-in-Common or Diversified Ownership

Each of the One SoHo Square (9.99%), HQ @ First (8.8%), McCullough Commons (2.5%), Summit Orchards (1.1%), Arrowhead Center (0.6%) and Bay Oaks Apartment (0.5%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

With respect to the Redwood Waukee Mortgage Loan (1.1%), more than twenty individuals or entities have direct ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

Each of the 2 Washington (7.1%), The Domain (5.7%), the InCommercial Net Lease Portfolio #4 (with respect to the Kohl’s Shelby Mortgaged Property) (3.7%), 931-955 Coney Island Avenue (1.6%), Redwood Waukee (1.1%), 360 George Patterson Boulevard (0.8%), Chenal Woods Apartments (0.6%) and Bay Oaks Apartments (0.5%) Mortgage Loans is secured, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●

With respect to the HQ @ First Mortgage Loan (8.8%), the Mortgage Loan is secured, in part, by the borrower’s fee simple interest in one of two condominium units comprising the 95 Headquarters Drive. The unit consisting of the parking garage is owned by the borrower, and the other unit is owned by an unaffiliated third party. The related condominium declaration provides that the condominium regime has two directors of the condominium association consisting of a managing director and a non-managing director. The managing director is appointed by the borrower and is authorized to act on the association’s behalf without authorization of the non-managing director, with the exception of certain matters with respect to which the condominium declaration expressly requires the vote or written consent of both owners, including, without limitation, (a) determining the joint expenses of the condominium units, (b) entering into a contract with a third person for goods or services constituting shared expenses for a term longer than one year, and (c) incurring aggregate expenditures for the shared maintenance areas in excess of 5% of the budgeted gross expenses of the condominium association. In addition, the borrower owns an undivided one-half interest as a tenant-in-common in the common areas of 95 Headquarters Drive, which are the portion of the property from elevation 90 feet downward to the center of the earth. Each of the borrower and the other unit owner has waived its right of partition.

●

With respect to the 2 Washington Mortgage Loan (7.1%), the related Mortgaged Property is subject to a condominium regime. The condominium regime consists of three separate condominium boards including (i) a board for the improvements known as the North Building, comprising both the Mortgaged Property and certain non-collateral condominium units, (ii) a board for the improvements known as the South Building, comprising the adjacent noncollateral property and (iii) a board of managers overseeing both the North Building and the South Building (the “Board of Managers”). The borrower controls the condominium board for the North Building, but does not control the condominium board for the South Building or the Board of Managers. The Board of Managers is comprised of 5 members, of which the borrower appoints 2 and the owners of the South Building appoint the remainder. If less than all members of the Board of Managers are present when there is a quorum (requiring the presence of 75% of the related members), all decisions require unanimous approval. If all members of the Board of Managers are present, then all decisions require the approval of 75% of the Board of Managers.

●

With respect to The Domain Mortgage Loan (5.7%), the related Mortgaged Property is comprised of retail and office space within the mixed-use (retail, office and multifamily) lifestyle center known as The Domain I & II. Portions of The Domain I are subject to a condominium regime, which was created to separate the collateral retail uses from the non-collateral multifamily uses contained within the same buildings. Similarly, portions of The Domain II are subject to a condominium regime, which was created to separate the collateral retail uses from the non-collateral multifamily uses contained within the same buildings. The related borrowers do not control the related condominium boards; however, they do hold a 50% voting interest in the condominium board of each condominium association. Pursuant to condominium estoppels executed in connection with the origination of the Mortgage Loan, any insurance or condemnation proceeds relating to the portions of the Mortgaged Property subject to the condominium regimes must be held by an eligible institution (either the lender or an institution designated by the lender and meeting certain ratings requirements set forth in the estoppels) and disbursed toward restoration of the Mortgaged Property.

●

With respect to the InCommercial Net Lease Portfolio #4 Mortgage Loan (3.7%), the Kohl’s (Shelby Township, MI) Mortgaged Property consists of a single condominium unit subject to a condominium regime consisting of six total units, of which the individual Mortgaged Property comprises a single unit with a 21% interest. As a unit owner, the borrower is entitled to appoint one member of the condominium board of the condominium association (which has up to six members, one for each unit owner) but would not have majority voting control of the condominium board or votes of the unit owners. The condominium board makes decisions generally by majority vote, controls the condominium association and, among other things, is responsible for managing the common elements, approving budgets (though special assessments require approval of 67% of the units owners, voting by percentage interest), collecting assessments, carrying insurance on the common elements, rebuilding after casualty, and contracting for managers. While each unit owner owns its respective portion of the building, the land, the party walls between units, parking lot, water, sanitary sewer, easements, signage, stormwater drainage and sidewalks are common elements. If the general common elements are damaged, they are required to be rebuilt or repaired by the condominium association unless all of the co-owners and their mortgagees unanimously agree to the contrary. Otherwise, proceeds of all insurance policies held by the condominium association will be received by the condominium association, held in a separate account and promptly distributed to the condominium association and the unit owners and their mortgagees; provided, that hazard insurance proceeds will be applied for repair or reconstruction. If the condominium unit owned by the borrower is damaged or destroyed by casualty or is subject to a condemnation, any proceeds or award attributable to such Mortgaged Property received by the condominium association are required to be promptly deposited with the lender to be held and applied in accordance with the terms of the related Mortgage Loan documents.

●

With respect to the Redwood Waukee Mortgage Loan (1.1%), the related Mortgaged Property consists of the borrower’s fee simple ownership of 73 units in a 173-unit apartment community subject to a condominium regime. The other 100 units subject to the condominium regime are owned by a borrower affiliate. The sole member of the board of directors of the condominium association is the related borrower sponsor. The board of directors is authorized to act on behalf of the condominium association, except with respect to certain decisions under the condominium declaration, such as amendments to the condominium documents, approval of capital expenditures and termination of the condominium regime, which require the consent of 67% the unit owners.

●

With respect to the 360 George Patterson Boulevard Mortgage Loan (0.8%), the Mortgaged Property is one of eleven units subject to a condominium regime governed by an elected executive board consisting of three members. The related borrower has a 13.74% voting interest in the condominium regime and does not have control of the condominium board or any blocking rights with respect to certain actions, however certain decisions under the condominium declaration, such as amendments to the condominium documents, approval of capital expenditures and termination of the condominium regime, require the consent of a majority, super majority or all of the unit owners.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	87	$992,103,293	88.5%
Leasehold	1	88,500,000	7.9
Fee Simple/Leasehold	2	40,295,632	3.6
Total	90	$1,120,898,925	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

(2)

For purposes of this prospectus, an encumbered interest will be characterized as “fee” or “fee simple” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as described under “—Real Estate and Other Tax Considerations” with respect to the Watermark Tempe Mortgage Loan (7.9%), unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable options) and (ii) except as noted below or in the exceptions, if any, to representation and warranty number 34 on Annex D-1, representation and warranty number 34 on Annex E-1 and representation and warranty number 36 on Annex F-1 located on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

COVID Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the mortgage loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates. For example:

●

With respect to the 175 East 62nd Street Leased Fee Mortgage Loan (2.2%), the related borrower (as successor-in-interest to the borrower sponsor and its affiliates, as tenants in common), as ground lessor, entered into a deferred rent agreement with the ground lessee on November 25, 2020 that allowed the ground lessee to defer a total of $800,000 in ground rent payments between December 1, 2020 and July 1, 2021. Pursuant to the agreement, the ground lessee is required to pay the deferred rent in 12 equal monthly installments commencing on May 1, 2022 through April 1, 2023, plus an additional $85,000 in consideration for the rent deferment.

●

With respect to the Stockton Plaza Mortgage Loan (1.6%), the second largest tenant, Ross, representing 21.6% of square feet and 20.3% of underwritten base rent, entered into a lease amendment deferring its base rent by 50% from May through December 2020. The tenant is paying $9,321.48 per month in respect of the deferred rent and as of August 30, 2021 has six payments remaining.

●

With respect to the Centro Plaza Mortgage Loan (1.2%), the third largest tenant, DSW Shoe Warehouse, representing 15% of net rentable area, received a rent deferral for April and May 2020, which it was required to pay back in 12 equal monthly installments during 2021. The tenant CKO Kickboxing, which leases 2.7% of net rentable area received a rent deferral for July through September 2020, which was required to be repaid in full by September 1, 2021; however, full repayment has not yet been received.

●

With respect to the 1822 Sunset Boulevard Mortgage Loan (0.5%), at the onset of the COVID-19 pandemic, the borrower entered into lease amendments with three tenants, The Echo/Live Nation, a live music venue (81.9% of NRA and 68.0% of gross potential rent), Triple Beam Pizza, a restaurant (10.1% of NRA and 20.4% of gross potential rent) and Triniti Café, a restaurant (5.2% of NRA and 7.1% of gross potential rent). With respect to The Echo/Live Nation, 50% of rent was deferred from April through July 2020, and the tenant subsequently repaid the deferred rent. With respect to Triniti Café, the tenant was unable to pay rent for May and June 2020, and the borrower entered into a lease modification in August 2020, which retroactively permitted the deferral of such rent. The tenant has requested a 50% abatement ($3,669.50) of the outstanding deferred rent, which is under review by the lender. With respect to Triple Beam Pizza, the tenant received a 10% abatement on its base rent from May through July 2020 and a deferral of 30% of base rent for June and July 2020. The lease amendments permitting such rent deferrals and abatements were entered into prior to obtaining the lender’s consent, in violation of the terms of the Mortgage Loan. Upon learning of such amendments, the lender delivered a reservation of rights letter regarding the occurrence of such event of default to the borrower and non-recourse carveout guarantor in or about July 2020, pursuant to which the lender reserved all rights and remedies available to it under the Mortgage Loan documents.

See “Description of the Top 15 Mortgage Loans” on Annex A-3 for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties.

See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than seven (7) months (or 23 months in the case of the 1822 Sunset Boulevard Mortgage Loan (0.5%)) prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, and such ESAs may have recommended continuing implementation of an operations and maintenance plan and, in some cases, minor cost abatements depending on the property use and/or age. For some of the mortgaged real properties, the related ESAs may have noted that onsite underground storage tanks or leaking underground storage tanks previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as experience with past investigations, cleanups or other response actions, the quantities or types of hazardous materials involved, the absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action. In some such cases, even where regulatory closure was documented for past incidents the ESAs may have reported that requests to governmental agencies for any related files are pending. However, those ESAs nevertheless concluded that such incidents were not likely to be significant at the time they were prepared. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

With respect to the InCommercial Net Lease Portfolio #4 Mortgage Loan (3.7%), the related ESA identifies as a REC for the BMO Harris (Watertown, WI) Mortgaged Property an open petroleum release reported in 2019 and presumed to be associated with the BMO Harris (Watertown, WI) Mortgaged Property’s historic use a gasoline filling station. The ESA consultant noted that no information was available regarding any gasoline tank removal activities at the Mortgaged Property, and the consultant was unable to obtain additional information regarding the open petroleum release, such as the media impacted or whether any investigation was performed and whether any investigative data was obtained. Ultimately, the ESA consultant recommended consultation with the Wisconsin Department of Natural Resources (“WDNR”) to determine the appropriate response actions necessary to achieve regulatory closure for the open release on the Mortgaged Property. The Mortgage Loan documents require that the borrower, at its sole cost and expense, consult with the WDNR and obtain closure of the open release in accordance with applicable environmental laws within six months of the origination of the InCommercial Net Lease Portfolio #4 Mortgage Loan.

With respect to the Novonix Mortgage Loan (2.7%), the related Phase I ESA identified controlled recognized environmental conditions related to historical industrial and manufacturing operations at the Mortgaged Property, the Mortgaged Property being listed on environmental regulatory databases with reported violations (the ESA states that the Mortgaged Property is currently in compliance for each of the violations), previous environmental investigations at the site, which found volatile organic compounds and metals in the site soils/foundry sand, groundwater, and the detection of total metals (barium, cadmium, chromium and lead) in groundwater and soil vapor. In particular, the ESA noted that the Mortgaged Property was previously enrolled in a Brownfield Voluntary Agreement (“BVA”) with the State of Tennessee Department of Environment and Conservation (“TDEC”), pursuant to which the Mortgaged Property is subject to certain land use restrictions, along with a site management plan. The land use restrictions limit use to mixed use or industrial commercial use only, restrict the use of groundwater, require maintenance of an impervious surface or 24 inches of clean soil above contaminated soils, and require installation of vapor mitigation systems. The ESA also noted that free phase petroleum product was detected in one monitoring well at the Mortgaged Property. The TDEC was notified of this detection, and based on the relatively low amount of free product (approximately a thickness of 0.3 feet), the TDEC Division of Remediation issued a comfort letter to the borrower, which noted that it would not require removal of the free product by the borrower or tenant if they acquire the Mortgaged Property as a successor party to the BVA. The ESA recommended that the site owner has a continuing obligation to maintain the requirements of the BVA and activity and use limitations as set forth in the deed documents, and that additional investigation and/or remediation may be required prior to making site use changes or removal of activity and use limitations on the site, and that prior to transfer of ownership Puregraphite, LLC should submit a letter to TDEC requesting to be a successor party to the BVA already in place at the site (such a letter has been submitted by the borrower), and that if land redevelopment is planned, then such activities be conducted in accord with the soil management plan and as required by the TDEC. At origination an environmental insurance policy for the Mortgaged Property was purchased from Great American E & S Insurance Company, in the name of the lender and its successors and assigns, with a limit of $2,000,000 for each pollution condition and in the aggregate, a self-insured retention of $50,000 and a term expiring July 28, 2034.

With respect to the Independence Lofts Mortgage Loan (2.6%), the related ESA identifies a REC relating to historical use for printing operations from approximately 1950 until approximately 2006. While a 2014 limited subsurface investigation that assessed potential soil impacts from former onsite transformers and potential vapor impacts from offsite sources did not identify contamination above residential screening levels, the sampling results did not provide sufficient data to determine whether the former printing operations contaminated soil or groundwater at the Mortgaged Property. The ESA consultant concluded that, notwithstanding the limited 2014 assessment, the risk for current occupant exposure to potential contaminants is low because (i) potable water is supplied by a municipal source and (ii) the Mortgaged Property is paved, thereby restricting access to potential contaminated soils and groundwater. In addition, based upon the 2014 vapor assessment results and the presence of a ventilated below-grade and street level parking garage, the ESA concluded that potential vapor migration is not expected to pose a significant concern. The ESA noted that a subsurface investigation would be warranted to assess potential impacts if future renovation or redevelopment activities disturb the subsurface of the Mortgaged Property.

With respect to the Celeros Houston Mortgage Loan (2.1%), the related Phase I ESA identified certain RECs relating to the historical industrial operations at the Mortgaged Property as well as from the storage of spent sandblast material on a combination of pavement and bare ground that has been ongoing at the Mortgaged Property since 1960. To address the potential for impacts to the Mortgaged Property associated with the identified RECs, the Phase I ESA consultant recommended conducting a Phase II ESA. This Phase II ESA was conducted in June 2021 and identified impacts above applicable standards only to soils in the area in which sandblast material has been stored. The Phase II ESA consultant recommended removal of the impacted soils and confirmation soil sampling upon completion of removal. Pursuant to the lease of the sole tenant at the Mortgaged Property, the tenant is responsible and liable for remediation of any environmental violation existing on the Mortgaged Property, which includes any release of a hazardous substance in excess of any applicable standard for commercial or industrial properties. The Mortgage Loan documents require the borrower to cause the tenant to remove the impacted soils and conduct confirmation sampling within 30 days after the origination date of the Celeros Houston Mortgage Loan, with the potential for extension if the tenant is diligently pursuing completion of such removal and sampling activities.

With respect to The Village Lofts Loan (1.9%), the related ESA identifies a REC relating to historical use of a bulk fuel oil tank on the Mortgaged Property. According to the ESA, landfilling appears to have historically occurred on the southwest portion of the Mortgaged Property, and monitoring wells have been advanced on the related parcel with annual monitoring being performed. Accordingly, the ESA recommended continued monitoring and assessment of impacts to the groundwater.

With respect to the 19th & Northern Marketplace Mortgage Loan (1.0%), the related ESA identifies as a controlled REC for the Mortgaged Property historic onsite dry cleaning operations, which resulted in impacts to sub-slab soil centralized around the former location of the dry cleaning machine. While investigations of the former dry cleaning operation conducted in 2004, 2006, 2012, 2016 and 2018 identified sub-slab soil impacts to be at concentrations below applicable standards, indoor air sampling conducted in 2018 identified vapor intrusion concerns within the former dry cleaning suite. To address these vapor intrusion concerns, a sub-slab depressurization system (“SSDS”) was installed and is currently operating within the historic dry cleaning suite. Based on the results from the various investigations that have taken place at the Mortgaged Property and given that an SSDS is actively operating on site, the ESA consultant did not recommend any further action in relation to this matter; however, the ESA consultant recommended the continued operation and maintenance of the SSDS.

With respect to the 1822 Sunset Boulevard Mortgage Loan (0.5%), the Phase I ESA performed at the related Mortgaged Property identified a REC relating to (i) dry cleaning operations which potentially took place at such Mortgaged Property, based on a database having identified the Mortgaged Property as a “Clothes Pressers and Cleaners” in 1937 and a 1951 city directory having identified the Mortgaged Property as a cleaners and laundry, and (ii) printing operations which potentially took place at such Mortgaged Property, based on a 1951 city directory and fire insurance maps from 1953 through 1960 having identified the Mortgaged Property as a printing establishment. The ESA recommended no further investigation of the Mortgaged Property as of its date, but stated that a subsurface investigation may be warranted in the future should redevelopment or new re-use of the Mortgaged Property be planned.

With respect to the ExchangeRight Net Leased Portfolio #48 – Food4Less – Chicago Heights Mortgaged Property (0.2%), the related ESA identifies as a REC for such Mortgaged Property groundwater impacts at an adjacent property formerly operated as a BP gas station. Impacts associated with a historic gasoline release have been detected along the boundary of the BP property shared with the southwestern portion of the Mortgaged Property and, according to the ESA consultant, such impacts have likely migrated onto the Mortgaged Property. The party responsible for the release and impacts has been identified as BP Remediation Management Services Co. In 2013, the agency governing the investigation and remediation of the release requested that a vapor intrusion investigation be conducted to identify any concerns at the Mortgaged Property, however, according to the governing agency, vapor intrusion has not been adequately investigated, and thus, the regulatory status of the release remains “open.” However, upon review of groundwater sampling data collected from 2005-2011 at a well located to the west of the Mortgaged Property building footprint, the ESA consultant determined that any subsurface impacts from the BP site did not appear to represent a significant vapor intrusion risk for the occupants of the current Mortgaged Property building. The ESA consultant additionally noted that groundwater at the Mortgaged Property is not utilized for potable purposes and that any impacted soils along the boundary with the BP site is covered by a paved parking lot. Accordingly, the ESA consultant concluded that no further investigation into this matter was necessary.

With respect to the ExchangeRight Net Leased Portfolio #48 – Walgreens – Alton Mortgaged Property (0.1%), the related ESA identifies as RECs for the Mortgaged Property the use of an east adjacent property as a dry cleaner from potentially as early as 1926 through at least 1972; the historic presence and use of an underground storage tank located on the north and east adjacent property; and, a historic release at an active gas station located east of the Mortgaged Property beyond Washington Avenue. Although the historic release received closure from the governing agency in 2002, the ESA consultant notes that sampling activities related to this adjacent release were ultimately limited in nature. Accordingly, in order to confirm the presence or absence of soil and/or groundwater impacts due to the use of properties adjacent to the Mortgaged Property, the ESA consultant recommended that a limited subsurface investigation be conducted at the Mortgaged Property.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”) required by the franchisors.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance and (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the Novonix Mortgage Loan (2.7%), the Mortgaged Property is leased to a single tenant, PUREgraphite LLC, an affiliate of the borrower, which is a developer and supplier of materials, equipment and services for the global lithium-ion battery industry. The borrower is expected to undertake a comprehensive buildout in order to enable the tenant to operate at the Mortgaged Property, including approximately $5.39 million of capital expenditures (for pit demolition, renovations to vacuum chamber, loading dock upgrade, equipment removal, piping and general logistics). Approximately $6,196,731 was reserved with the lender at origination for the capital expenditures, representing approximately 115% of their estimated cost. Upon the lender’s receipt of fully executed contracts for the capital improvements work, the borrower is required to deposit, or the lender is required to release, funds, as applicable, so that the amount of the reserve is equal to 105% of the cost of the remaining work under such contracts. In addition, the sole tenant is expected to install approximately $79.8 million of equipment needed in order to be operational at the Mortgaged Property. Such equipment is not required to be installed, and is not reserved for under the Mortgage Loan documents. However, the tenant is required under its lease to install approximately $6.08 million of equipment (the “Specified Equipment”) (which is expected to include a generation 2 furnace, grinding mill, shaping mill, mill to mill tube chain transfer, grinding mill feeder, and equipment to secure the furnace and mills in place). At origination, $8.0 million was deposited into an earnout reserve with the lender (the “Novonix Earnout Reserve”). The Novonix Earnout Reserve is required to be released to the borrower upon satisfaction of the following conditions: (a) the borrower’s delivery to the lender of evidence of the completion and payment in full for the capital expenditure work relating to the build-out of the premises and satisfaction of all applicable licensing, permitting, zoning and other similar legal requirements, (b) tenant’s and/or borrower’s certification that the Specified Equipment, or similar equipment of similar value and purpose, as determined by the lender in its sole discretion, has been purchased and installed and is being utilized by the tenant in the ordinary course at the Mortgaged Property, (c) the tenant is operating in its leased premises in the ordinary course, (d) no cash-management “trigger event” has occurred and is continuing, and (e) the absence of any shutdown or “shelter-in-place” requirements and any other limitations on business operations or openings related to the COVID-19 pandemic that would have a material adverse effect on the tenant’s operation of its business at the Mortgaged Property. To the extent such conditions have not been satisfied in full on or before July 28, 2023, the borrower will no longer be entitled to any disbursement of the Novonix Earnout Reserve, and the lender will have the option, on any date from and after such deadline, to apply the Novonix Earnout Reserve to the payment of the Mortgage Loan in such order, proportion and priority as the lender may determine in its discretion. In connection with any such application of the Novonix Earnout Reserve, the lender has the right to require payment by the borrower of a yield maintenance premium.

With respect to the Staybridge Suites Bowling Green Mortgage Loan (0.9%), the Mortgaged Property is subject to a franchisor required PIP that is estimated to cost approximately $1.86 million to $2.02 million, pursuant to which renovations to the hotel exterior, public areas, amenities and guestrooms are required to be completed by November 1, 2025. At origination, approximately $610,000 was deposited into a PIP reserve, and (i) $75,000 is required to be deposited into such reserve on each monthly payment date beginning in March 2022 through August 2022, and (ii) $60,000 is required to be deposited into such reserve on each monthly payment date beginning in March 2023 through August 2023 and beginning in March 2024 through August 2024. The PIP reserve is subject to an initial cap of $2,000,000, which will be reassessed, if the borrower delivers a revised PIP, to an amount equal to 110% of the total cost of such revised PIP. The borrower and guarantor are required to pay the lender an amount equal to the difference between (i) the applicable cap amount for the PIP reserve (as adjusted for a revised PIP, if applicable) and (ii) the funds on deposit in the PIP reserve as of the date the borrower is required to commence the applicable PIP work if a Franchise Agreement Sweep Period is continuing as of such date. “Franchise Agreement Sweep Period” means a period commencing July 30, 2022, if the conditions to release the debt service reserve for the Mortgage Loan have not been satisfied as of such date, and ending upon deposit into the PIP reserve of an amount equal to the then-applicable cap on the PIP reserve. The conditions to release the debt service reserve include that (i) no cash management trigger period is continuing, (ii) the municipality where the Mortgaged Property is located has achieved and maintained the final phase for COVID-19 reopening for at least 90 consecutive days prior to the date of determination, (iii) no default exists under the franchise agreement, (iv) the most recent franchisor standards evaluation reflects a score of 85% or greater in various itemized categories and the “guest love” score is not unsatisfactory, (v) revenue per available room is at least $63.63, (vi) the debt service coverage ratio is at least 1.65x, and (vii) no portion of the debt service reserve has been applied to pay interest or principal during the prior 12 month period. We cannot assure you that the borrower will make such deposits, or that the borrower or guarantor will have the resources to, or will, pay any such difference.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller or other originator obtained a current (within six (6) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within nineteen (19) months of the Cut-off Date, except with respect to the 175 East 62nd Street Leased Fee Mortgage Loan (2.2%), for which no engineering report was prepared. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—JPMorgan Chase

Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. For example, in this regard we note the following:

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 24 on Annex D-1, representation and warranty number 24 on Annex E-1 and representation and warranty number 26 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present criminal or adverse regulatory circumstances experienced by, the borrowers, the borrower sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation or condemnation proceedings.

With respect to the 2 Washington Mortgage Loan (7.1%), the related borrower sponsor, Joseph Moinian, is a named defendant to an action brought by the issuer of an appellate bond that was posted on behalf of Sugar Bay Club & Resort (“Sugar Bay”), an entity in which Mr. Moinian holds an ownership interest, in connection with Sugar Bay’s appeal of a judgment against it in the amount of $1.6 million. The issuer of the appellate bond brought the action seeking damages in the amount of $1.6 million (the amount of the appellate bond posted) upon the alleged failure of Mr. Moinian to provide updated financials or cash collateral as security for the appellate bond.

With respect to the Falls of Deer Park Apartments Mortgage Loan (2.4%), the related borrower sponsor is subject to litigation on a current securitized mortgage loan (secured by another multifamily property and not by the related Mortgaged Property), pending a settlement that was agreed upon during an August 11, 2021 mediation. Such securitized mortgage loan was assumed by an affiliate of the borrower sponsor in 2018 and was transferred to the special servicer of the applicable securitization in 2019 for failure to complete immediate repairs in the timeline set forth in the assumption agreement and the borrower’s failure to properly deposit funds through the lockbox account. In August 2020, the lender on such securitized loan (the “Plaintiff Lender”) filed a lawsuit seeking the appointment of a receiver for the applicable property and the borrower of such loan thereafter filed a counterclaim. At origination, the borrower under the Falls of Deer Park Apartments Mortgage Loan was required to deposit the expected settlement amount of $470,000 into a reserve fund. Such fund is required to be released to the borrower upon submission to the lender of satisfactory written evidence that the litigation has been settled among the parties and all payments required in connection therewith have been paid in full. In addition, the Mortgage Loan documents provide for loss recourse to the borrower and non-recourse carveout guarantor to the extent the amount payable in connection with any judgement or settlement resolving the litigation exceeds the amount in such reserve. The litigation is expected to be dismissed with prejudice when the mediation terms are signed. Such signature was initially expected to occur on September 10, 2021, however the borrower sponsor’s counsel has advised that it is awaiting settlement documents from the Plaintiff Lender, and therefore the timing of settlement is uncertain. We cannot assure you that the settlement will be signed, or that the non-recourse carveout guarantor will have the resources to, or will, pay any such obligations.

With respect to the Veit Self Storage Portfolio Mortgage Loan (1.8%) and the Peak & Perry Storage Portfolio Mortgage Loan (0.8%), two of the three carveout guarantors, Lawrence Charles Kaplan and George Thacker, are defendants in an intercompany lawsuit filed by a former partner that alleges that Mr. Kaplan was taking excessive compensation and misusing company trade secrets to his personal advantage. The lawsuit is not related to either Mortgaged Property. The lawsuit was filed against Mr. Kaplan in December 2018 and was later amended to include Mr. Thacker in July 2019. The potential liability is not known. In addition, a lawsuit was filed against Mr. Kaplan on January 18, 2021 by an employee alleging, among other things, breach of contract and unjust enrichment, and seeks damages in excess of $3,000,000.

With respect to the 931-955 Coney Island Avenue Mortgage Loan (1.6%), the borrower is subject to a pending lawsuit filed by the Housing Rights Initiative against and numerous landlords claiming that the landlords refused to rent apartments to prospective tenants with housing vouchers. At origination of the 931-955 Coney Island Avenue Mortgage Loan, the lender reserved an amount equal to $150,000 in connection with such litigation.

With respect to the BlueCross BlueShield Building Mortgage Loan (1.2%), the non-recourse carveout guarantor of the Mortgage Loan, Binyamin Beitel, is one of the defendants in a pending lawsuit in which the plaintiff alleges that, pursuant to an operating agreement of 5309 18th Ave. Besyata LLC (“Besyata”), an entity controlled by the defendants, the plaintiff invested $800,000 and is entitled to 49.9% of the equity interest in Besyata. The defendants have asserted in their answer that the transaction was actually an $800,000 loan by the plaintiff to Besyata that was structured using the operating agreement and other related documents to comply with the Orthodox Jewish religious prohibition on loans with interest between Orthodox Jews and, therefore, is not entitled to such equity interests.

With respect to the Summit Orchards Mortgage Loan (1.1%), the non-recourse carveout guarantor, David Dushey, is a defendant in a case filed in January 2020 that is currently pending before the New York County Supreme Court. The plaintiff alleges that Mr. Dushey and others guaranteed a 30-year Limited Restrictive Use Agreement, pursuant to which a fellow defendant, D2D Bridgemarket LLC, agreed not to lease out any space at the related property to a supermarket that would compete with the existing nearby supermarkets affiliated with the plaintiff. The plaintiff is seeking approximately $7.8 million plus interest.

With respect to the 800 Corporate Drive Mortgage Loan (0.9%), the related borrower sponsors and nonrecourse carve-out guarantors, Federico Weil, Mariano Weil and Federico WiIensky, were subject to a regulatory censure issued by the New York Stock Exchange in 2018 and approximately $25,000 in fines in connection with, among other things, the alleged failure of TGLT, a company under their control, to (i) promote a mandatory public offering of the outstanding shares of Caputo-Saic, a company TGLT intended to acquire, and (ii) publish all information related to the situation of Caputo-Saic.

With respect to the Westlake Village Court Office Mortgage Loan (0.7%), the related borrower sponsor, Parviz Kahen, was named as a defendant in a civil insider trading action filed by the SEC in Los Angeles, California relating to the trading of Century MediCorp, Inc. (“Century”) stock that took place in 1992. The complaint alleged that Century’s chief executive officer conveyed material nonpublic information regarding merger negotiations between Century and another company to his friend and colleague, Nissan Kahen (the borrower sponsor’s brother), and that Nissan Kahen then relayed that information to the borrower sponsor, who then purchased Century stock and profited $40,000 from trading Century stock in violation of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. On or about July 2, 1997, the borrower sponsor filed a Consent to Entry of Final Judgment of Permanent Injunction and Other Relief in the civil action. Without admitting any of the allegations set forth in the complaint, the borrower sponsor agreed in the consent to disgorge $40,000; however, payment of all but $27,000 was waived based upon the borrower sponsor’s sworn Statement of Financial Condition submitted to the SEC. Pursuant to a Final Judgement of Permanent Injunction and Other Relief, the borrower sponsor was also permanently enjoined from committing any future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder.

We cannot assure you that any such proceeding would not have an adverse effect on, or provide any indication of the future performance of the borrowers, borrower sponsors and managers related to, the Mortgage Loans.

With respect to certain of the Mortgage Loans, the related borrower, borrower sponsor, guarantor and/or their respective affiliates may be subject to multiple pending lawsuits, for claims related to, among other things, torts, negligence, personal injury, and premises liability. Such legal proceedings and other disputes may be covered by insurance. We cannot assure you that any such insurance will be adequate to cover litigation, disputes and related expenses. In addition, certain types of litigation may not be covered by insurance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-nine (29) of the Mortgage Loans (66.8%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan secured by the Mortgaged Property.

Twelve (12) of the Mortgage Loans (23.2%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Six (6) of the Mortgage Loans (10.0%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans prior to the date of origination, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership. For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●

With respect to the 2 Washington Mortgage Loan (7.1%), the related borrower sponsor and non-recourse carveout guarantor has been subject to prior defaults, workouts, foreclosures and/or deeds-in-lieu of foreclosure, including but not limited to with respect to properties located at Columbus Circle and 90-100 John Street in Manhattan, New York.

●

With respect to the Paragon Films Sale-Leaseback Mortgage Loan (1.9%), the borrower sponsor is also a loan sponsor of an unrelated loan in the amount of approximately $13.2 million. According to the borrower sponsor, the sole tenant at the related property vacated the premises without notice in March 2020 and has not paid rent since 2020. The borrower sponsor has been unable to find a replacement tenant and paid the monthly debt service payment on such loan out of pocket through April 2021 before such loan went into default. The foregoing loan was transferred to special servicing in 2021.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have single tenants as set forth below:

●	Fifty (50) of the Mortgaged Properties (26.9%) securing, in whole or in part, twelve (12) Mortgage Loans, are leased to a single tenant.

●

Excluding Mortgaged Properties that are part of a portfolio of Mortgaged Properties, no Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 8.8% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

The Mortgaged Properties have certain tenant concentrations (among the five largest tenants (based on net rentable area)) across multiple Mortgaged Properties securing 3.0% or more of the Initial Pool Balance (based on allocated loan amount), as set forth below:

●	An affiliate of WeWork Companies, Inc. is a tenant at each of the One SoHo Square and Watermark Tempe Mortgaged Properties (17.9%).

●	Ross Dress for Less is a tenant at each of the Epic West Towne Crossing, Midlothian Towne Crossing, Stockton Plaza and Summit Orchards Mortgaged Properties (8.4%).

●	Michaels is a tenant at each of the Epic West Towne Crossing and Centro Plaza Mortgaged Properties (4.8%).

●	HomeGoods is a tenant at each of the Epic West Towne Crossing and Summit Orchards Mortgaged Properties (4.8%).

●	TJ Maxx is a tenant at each of the College Point and Centro Plaza Mortgaged Properties (3.9%).

●

Walgreens is a tenant at each of the InCommercial Net Lease Portfolio #4 – Walgreens Chicopee, InCommercial Net Lease Portfolio #4 – Walgreens Oakland, InCommercial Net Lease Portfolio #4 – Walgreens Siler City, InCommercial Net Lease Portfolio #4 – Walgreens Potsdam, ExchangeRight Net Leased Portfolio #48 – Walgreens – Bridgeview, ExchangeRight Net Leased Portfolio #48 – Walgreens – Alton, ExchangeRight Net Leased Portfolio #48 – Walgreens – Alexandria, ExchangeRight Net Leased Portfolio #48 –Walgreens – Oklahoma City, Walgreens Maricopa, NNN Portfolio – Walgreens – Sylvania and 19th & Northern Marketplace Mortgaged Properties (3.2%).

●	ALDI is a tenant at each of the Greene Plaza and Chippewa Center – Chippewa Center, Greene Plaza and Chippewa Center – Greene Plaza and Summit Orchards Mortgaged Properties (3.2%).

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property, as identified on Annex A-1, have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the retail, office, mixed use (excluding any multifamily component) and industrial Mortgaged Properties:

●

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

●

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, such Mortgaged Properties are occupied by a single tenant under a lease that expires prior to, or in the same year of, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Mortgage Loan Maturity Date/ARD
BlueCross BlueShield Building	1.2%	5/31/2030	8/1/2031
800 Corporate Drive	0.9%	3/31/2027	8/6/2031
ExchangeRight Net Leased Portfolio #48 – Food4Less – Chicago Heights	0.2%	3/31/2031	7/1/2031
InCommercial Net Lease Portfolio #4 - Tractor Supply Eagle River	0.1%	6/30/2027	9/6/2028
ExchangeRight Net Leased Portfolio #48 – First Midwest Bank - Joliet	0.1%	9/30/2030	7/1/2031
ExchangeRight Net Leased Portfolio #48 – First Midwest Bank - Schaumburg	0.1%	9/30/2030	7/1/2031
ExchangeRight Net Leased Portfolio #48 – Fresenius Medical Care – Lawrenceville	0.1%	1/31/2031	7/1/2031
ExchangeRight Net Leased Portfolio #48 – Verizon - Beloit	0.1%	2/28/2031	7/1/2031
ExchangeRight Net Leased Portfolio #48 – First Midwest Bank - DeKalb	0.1%	9/30/2030	7/1/2031
NNN Portfolio - Dollar Tree - Monument	0.1%	7/31/2027	9/6/2031
NNN Portfolio - Rite Aid - Wellington	0.1%	7/31/2029	9/6/2031
ExchangeRight Net Leased Portfolio #48 – Sherwin Williams - Urbana	0.0%	1/31/2031	7/1/2031
ExchangeRight Net Leased Portfolio #48 – Dollar General Camden	0.0%	2/28/2031	7/1/2031
ExchangeRight Net Leased Portfolio #48 – Dollar General Houma	0.0%	10/31/2031	7/1/2031

●

With respect to the Mortgage Loans shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property or portfolio of Mortgaged Properties (excluding Mortgaged Properties leased to a single tenant set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leased SF Expiring	Calendar Year of Expiration	Mortgage Loan Maturity Date/ARD
2 Washington	7.1%	99.0%	2031	8/6/2031(1)
Epic West Towne Crossing	3.6%	77.5%	2029	10/1/2031
College Point	2.7%	88.2%	2023	7/6/2031
Centro Plaza	1.2%	60.8%	2025	9/6/2031
19th & Northern Marketplace	1.0%	55.5%	2026	8/6/2031
1822 Sunset Boulevard	0.5%	81.9%	2025	3/6/2030

(1) The 2 Washington Mortgaged Property (7.1%) is primarily a multifamily property, which is master leased to Sonder (86.0% of net rentable area) and also includes classroom and play area space leased to the New York City Board of Education (13.0% of net rentable area). Sonder’s lease expires on a floor by floor basis, commencing in February 2031 and ending October 31, 2031.

●

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores. For example, with respect to the 5 largest tenants at any Mortgaged Property:

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including (i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces, (iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease, (v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged

Property, or the Mortgaged Property is not (or is estimated not to be) capable of being rebuilt, within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, (vii) if the tenant is unable to exercise an expansion right, (viii) if the landlord defaults on its obligations under the lease, (ix) if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor, (x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time, (xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases, (xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time, or (xiii) based upon contingencies other than those set forth in this “—Lease Expirations and Terminations” section. In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable Mortgaged Property are permitted, an unaffiliated or affiliated third party. We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain termination rights or situations in which the tenant may no longer occupy its leased space rights or pay full rent.

In addition, certain of the tenant leases permit the related tenant prior to, or in the same year of, the maturity date (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan to unilaterally terminate its lease or otherwise reduce its leased space upon providing notice of such termination within a specified period prior to the termination date of the related lease. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●

With respect to the Watermark Tempe Mortgage Loan (7.9%), the third largest tenant, Robinhood, has the right to terminate 34,259 square feet of its 12th floor premises as of October 31, 2024 with 12 month’s written notice to the landlord.

●

With respect to the ExchangeRight Net Leased Portfolio #48 Mortgage Loan (1.8%), the sole tenant at the Walgreens – Bridgeview Mortgaged Property has the option to terminate its lease as of November 30, 2031.

●

With respect to the BlueCross BlueShield Building Mortgage Loan (1.2%), the sole tenant at the Mortgaged Property has a one-time right to terminate its lease effective as of May 31, 2027 by providing written notice by May 31, 2026 and paying a termination fee in an amount equal to the sum of six months of base rent plus 30% of the total brokerage commissions the landlord paid to the brokers pursuant to the lease.

●

With respect to the NNN Portfolio Mortgage Loan (0.4%), the sole tenant at the Walgreens Mortgaged Property has the option to terminate its lease as of July 31, 2024, July 31, 2027 and July 31, 2030, in each case so long as the tenant provides notice no less than 6 months’ notice.

Certain of the tenant leases may permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●

With respect to the 524 Courtlandt Mortgage Loan (2.5%), the second largest tenant at the related Mortgaged Property, Maximus Inc., representing approximately 30.9% of the net rentable commercial area, has the right to terminate its lease by providing 90 days prior written notice that the governmental entity, agency, or department with which the tenant has contracted for services provided from the Mortgaged Property has terminated, materially altered, permitted to expire or has not renewed the tenant’s contract.

●

With respect to the 19th & Northern Marketplace Mortgage Loan (1.0%), the largest tenant at the related Mortgaged Property, Sprouts, representing approximately 28.8% of the net rentable commercial area, has the following termination rights: (1) Sprouts may terminate its lease effective May 31, 2024 by providing notice between June 1, 2023 and November 30, 2023; and (2) Sprouts has a co-tenancy right pursuant to which, if 70% of the floor area of the Mortgaged Property is unoccupied for a continuous period of one year and Sprouts’ gross sales is reduced by 10% or more from the prior year, Sprouts has right to reduce monthly rent by one half; provided, however, that if the rent reduction continues for a period of 18 months or more, Sprouts has the right to terminate its lease at any time thereafter until such rent reduction has terminated.

●

With respect to the 19th & Northern Marketplace Mortgage Loan (1.0%), the second largest tenant at the related Mortgaged Property, Bookman’s, representing approximately 21.5% of the net rentable commercial area, has the right to abate its rent due to a force majeure event or governmental action that restricts or otherwise limits Bookmans Entertainment Exchange’s business operations at the Mortgaged Property and reduces the gross sales of the tenant by 25% or more compared to the previous year.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance:

●

With respect to the Epic West Towne Crossing Mortgage Loan (3.6%), the largest tenant, Burlington, representing approximately 14.6% of the net rentable area of the Mortgaged Property, the second largest tenant, Conn’s, representing approximately 14.5% of the net rentable area of the Mortgaged Property, the third largest tenant, Ross Dress for Less, representing approximately 9.1% of the net rentable area of the Mortgaged Property, and the fifth largest tenant, Michaels Stores, Inc., representing approximately 7.7% of the net rentable area of the Mortgaged Property, may each pay reduced rent or terminate its respective lease if a specified percentage of the Mortgaged Property is unoccupied or certain tenants go dark.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●

With respect to the InCommercial Net Lease Portfolio #4 Mortgage Loan (3.7%), the sole tenant at the Pick N’ Save (Columbus, WI) Mortgaged Property is not obligated to continuously operate its business or to remain open for business to the public. If the sole tenant ceases to operate its business for a period of 90 days, the landlord may elect to terminate the lease. In addition, the sole tenants at each of the Pick N’ Save (Eagle River, WI) Mortgaged Property and the Tractor Supply (Eagle River, WI) Mortgaged Property are not obligated to continuously operate their respective businesses or to remain open for business to the public. Further, the sole tenant at each of the Walgreens (Chicopee, MA), Walgreens (Oakland, MD), Walgreens (Siler City, NC) and Walgreens (Potsdam, NY) Mortgaged Properties may, at any time and from time to time, discontinue its occupancy, use or operations at or from the related leased premises.

●

With respect to the Paragon Films Sale-Leaseback Mortgage Loan (1.9%), the sole tenant at the Mortgaged Property is permitted under its lease at any time to cease operations at a portion of its premises that does not exceed 50% of the rentable square footage of an individual Mortgaged Property or a total of 113,000 square feet of the aggregate rentable square footage of the portfolio of Mortgaged Properties.

●

With respect to the ExchangeRight Net Leased Portfolio #48 — First Midwest Bank – DeKalb Mortgaged Property (0.1%), the — First Midwest Bank – Schaumburg Mortgaged Property (0.1%) and — First Midwest Bank – Joliet Mortgaged Property (0.1%), the sole tenant, First Midwest Bank, may permanently cease business operations at the Mortgaged Property for at least 6 months upon 90 days’ prior notice to the related landlord. At any time following the landlord’s receipt of the go dark notice, the landlord may elect to terminate the lease upon 90 days’ notice to the tenant. The sole tenant at the Walgreens – Bridgeview Mortgaged Property (0.2%) and the Walgreens - Oklahoma City Mortgaged Property (0.1%), Walgreens, has the right to discontinue operations at any time. In addition, the sole tenant at the — Walgreens – Alexandria Mortgaged Property (0.1%), Walgreens, has the right to go dark at any time. If such period lasts in excess of twelve consecutive months (except by reason of strikes, fire, casualty, repairs or remodeling, governmental restrictions, the loss of any of Walgreens’ business licenses, assignment or subletting, or other causes beyond the Walgreens’ reasonable control), the related landlord may terminate the lease. The sole tenant at the Verizon - Beloit Mortgaged Property (0.1%), Verizon Wireless, has the right to discontinue operations at any time. If such period lasts in excess of 30 days, related landlord may terminate the lease upon 30 days’ notice to the tenant. The sole tenant at the Food4Less - Chicago Heights Mortgaged Property (0.2%), Food 4 Less, the right to go dark at any time. If such period lasts in excess of 30 consecutive months, the related landlord has the right to recapture the premises upon 120 days’ prior notice to the tenant. The sole tenant at the CVS Pharmacy – Hagerstown Mortgaged Property (0.1%), CVS Pharmacy, has the right to cease operations at any time. If such period lasts in excess of 60 consecutive days, related landlord may terminate the lease upon 30 days’ notice to the tenant.

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses.

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. For example, set forth below are certain government leases that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks.

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of U/W Base Rent
2 Washington	7.1%	New York City Board of Education(1)	13.0%	7.8%
47-01 Queens Boulevard	1.1%	Veteran Affairs	7.2%	5.0%
Arrowhead Center(2)	0.6%	ND Department of Corrections	3.9%	5.4%

(1)	The New York City Board of Education can terminate its lease at any time upon 180 days’ notice.

(2)

The state of North Dakota occupies six suites at the Mortgaged Property under four different departments, including the State Tax Department, the State Department of Emergency Services, Department of Safety and Insurance, and Department of Corrections. All of the spaces are used as administrative space pursuant to separate leases with the state of North Dakota with different lease expiration dates. Four departments having lease expiration dates ranging from June 2023 through June 2025.

Certain other tenants may have the right to terminate the related lease or abate or reduce the related rent if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

Certain of the tenant leases may permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Terminations” section.

See “Description of the Top 15 Mortgage Loans” on Annex A-3 to this prospectus for more information on material termination options relating to the largest 15 Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to (i) tenants that are one of the 5 largest tenants by net rentable square footage at a Mortgaged Property securing one of the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or (ii) tenants individually or in the aggregate representing more than 25% of the net rentable square footage at any Mortgaged Property:

●

With respect to the One SoHo Square Mortgage Loan (9.99%), the largest tenant, Flatiron Health, representing approximately 28.4% of the net rentable area at the Mortgaged Property, is entitled to a rent abatement of 87.1% for the months of March 2027 through March 2028 (excluding the Double Verify space, discussed below). In addition, Flatiron Health has pre-leased the space that is currently leased to Double Verify, representing approximately 3.9% of the net rentable area at the Mortgaged Property, for a term commencing subsequent to Double Verify’s lease expiration in November 2023. Flatiron Health is anticipated to take occupancy of the Double Verify space in March 2024 under a term that is co-terminus with the other Flatiron Health spaces expiring in February 2031. Flatiron Health is entitled to a rent abatement for the Double Verify space of 91.28% for the months of March 2027 through September 2027 and 58.1% for October 2027. We cannot assure you that Flatiron Health will take occupancy of or begin paying rent on the Double Verify space as expected or at all. Flatiron Health has also subleased approximately 30,668 square feet (approximately 13.7%) of its space to Petal Card, Inc. for a term expiring in June 2024 at approximately 35% of Flatiron Health’s contractual rent. In addition, Flatiron Health is currently marketing an additional 10,223 square feet (approximately 4.6%) of its space for sublease. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.

●

With respect to the One SoHo Square Mortgage Loan (9.99%), the fifth largest tenant, Juul Labs, representing approximately 6.9% of the net rentable area at the Mortgaged Property, is not in occupancy of its space. The space is currently on the market for sublease, although Juul Labs has been paying its rent. We cannot assure you that this space will be subleased or that Juul Labs will continue to pay rent.

●

With respect to the Watermark Tempe Mortgage Loan (7.9%), the largest tenant, OpenDoor, is entitled to an abatement of monthly base rent in an amount equal to approximately $693,048 per year during the first two months during each of the first four years of the term of its related lease. The third largest tenant, Robinhood, has executed a lease for an additional 19,564 square feet, representing approximately 6.3% of the net rentable area at the Mortgaged Property, but is not yet in occupancy of or paying rent on such space. Robinhood is expected to take occupancy of such space in November 2021, after which it is entitled to a five month free rent period. Further, as of the origination date, Robinhood had three months of free rent on its existing space. In addition, the fourth largest tenant, Align, has executed a lease for a space on the 13th floor, representing approximately 11.1% of the net rentable area at the Mortgaged Property, but is not yet in occupancy or paying rent on such space. Align is currently occupying approximately 5,000 square feet on the 9th floor at the Mortgaged Property pending the completion of the related build out of its space on the 13th floor. Align is anticipated to take occupancy in September 2021, after which it is entitled to a five month free rent period. We cannot assure you that either Robinhood or Align will take occupancy of or commence paying rent on its respective space as expected or at all. As of the origination date, the fifth largest tenant, Emcor, was entitled to three months of free rent.

●

With respect to the 2 Washington Mortgage Loan (7.1%), the entire multifamily portion of the Mortgaged Property (comprised of 345 multifamily units) is master leased to Sonder. Sonder has taken possession of and commenced paying rent on the multifamily units pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including, (i) following the occurrence of the lease commencement date for any individual phase, (x) a 100% abatement for the first monthly installment of base rent with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the last lease commencement date (the “Final Phase Date”), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date. At origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox as rent in 12 equal installments over the first 12 months following the origination date, and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

●

With respect to the Novonix Mortgage Loan (2.7%), comprehensive renovations to the Mortgaged Property and equipment installation are required in order for the sole tenant to fully operate from the Mortgaged Property, as described under “—Redevelopment, Renovation and Expansion,” and accordingly the tenant is not expected to be able to fully operate from the Mortgaged Property until approximately 12 months after the origination date (July 18, 2022).

As described under “—COVID Considerations”, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy have requested and/or received rent relief, such as rent abatement and/or deferred rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●

With respect to the HQ @ First Mortgage Loan (8.8%), the sole tenant at the Mortgaged Property, Micron, has contractually subleased 172,405 square feet (the “Subleased Space”) at one of the three buildings comprising the Mortgaged Property (approximately 28.6% of the net rentable area of the Mortgaged Property) to Zscaler, Inc. (“Zscaler”). Zscaler currently occupies 103,443 square feet of such Subleased Space and is contractually obligated to expand into (i) 34,481 square feet of such Subleased Space on the fourth floor in October 2022 and (ii) 34,481 square feet of such Subleased Space on the third floor in October 2025. The sublease covering the entire Subleased Space terminates in September 2026.

●

With respect to the Watermark Tempe Mortgage Loan (7.9%), the second largest tenant, WeWork, representing 22.4% of the net rentable area, which leases the 11th and 12th floors at the related Mortgaged Property, has subleased the entire 11th floor to Amazon pursuant to an enterprise agreement. The expiration date of the enterprise agreement has not been made available to the lender.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

With respect to the 15 largest Mortgage Loans, we note the following:

●

With respect to the HQ @ First Mortgage Loan (8.8%), in the event the borrower desires to sell any portion of the Mortgaged Property (such portion, the “Purchase ROFO Space”), the borrower will be required to first offer to sell the Purchase ROFO Space to the sole tenant at the Mortgaged Property.

●

With respect to the InCommercial Net Lease Portfolio #4 Mortgage Loan (3.7%), the sole tenant at each of the Outback Mesa Mortgaged Property and the Outback Tucson Mortgaged Property, Cerca Trova Southwest, has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of a bona-fide offer from an unaffiliated third party to purchase the Mortgaged Property. Pursuant to the terms of such tenant’s leases, such rights of first refusal will not apply to any sale or conveyance of the related Mortgaged Property in a foreclosure sale or similar proceeding or to any conveyance in lieu of foreclosure. In addition, Walgreen Eastern Co., Inc., the sole tenant at the Walgreens (Chicopee, MA) Mortgaged Property and the Walgreens (Potsdam, NY) Mortgaged Property, has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase such Mortgaged Property. Walgreen Eastern Co., Inc., has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal does not apply to any foreclosure, deed-in-lieu of foreclosure or any other enforcement of the mortgage. In addition, Walgreen Co., the sole tenant at each of the Walgreens (Oakland, MD) Mortgaged Property and Walgreens (Siler City, NC) Mortgaged Property, has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase such Mortgaged Property. Walgreen Co., has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal does not apply to any foreclosure, deed-in-lieu of foreclosure or any other enforcement of the mortgage.

●

With respect to the Celeros Houston Mortgage Loan (2.1%),the lease for the sole tenant at the Mortgaged Property, provides such tenant with a right of first offer to purchase the Mortgaged Property upon the landlord’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the sole tenant has subordinated its right of first offer to the security instruments obtained in connection with origination of the Mortgage Loan. Further, pursuant to the terms of the sole tenant’s lease, such right of first offer is inapplicable to any mortgage or other hypothecation of the borrower’s interest in the Mortgaged Property, (ii) any sale of the Mortgaged Property pursuant to a private power of sale under, or judicial foreclosure of, any mortgage, (iii) any transfer of the borrower’s interest in the Mortgaged Property to a lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, ExchangeRight Net Leased Portfolio #48 (1.8%), Tutor Perini Portfolio (1.7%), Walgreens Maricopa

(0.4%) and NNN Portfolio (0.4%) Mortgaged Properties, are each subject to a purchase option, a right of first refusal and/or a right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or its leased premises. Such rights are held by certain tenants, subtenants, sellers, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu or other exercise of remedies under the Mortgage Loan documents, though such rights may apply to subsequent purchasers following a foreclosure, deed-in-lieu or other exercise of remedies under the mortgage loan documents.

With respect to The Village Lofts Mortgage Loan (1.9%), the master tenant has an option to purchase the Mortgage Loan prior to a foreclosure or negotiations to sell the Mortgage Loan following an event of default under the Mortgage Loan documents to protect the historic tax credit investment. See “—Mortgage Pool Characteristics—Property Types—Multifamily Properties” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●

With respect to the Novonix Mortgage Loan (2.7%), the sole tenant of the Mortgaged Property, PUREgraphite LLC, is an affiliate of the borrower. The sole tenant’s lease is guaranteed by the same entity that acts as non-recourse carveout guarantor for the Mortgage Loan.

●

With respect to the Tutor Perini Portfolio Mortgage Loan (1.7%), the sole tenant of the Mortgaged Property, Tutor Perini Corporation, is owned and operated by the non-recourse carveout guarantor for the Mortgage Loan.

●

With respect to the Fayetteville Self Storage Mortgage Loan (0.3%), the tenant occupying warehouse portion of the Mortgaged Property, International Moving & Storage, Inc., is an affiliate of the borrower. Such affiliated tenant’s lease is guaranteed by the same entity that acts as non-recourse carveout guarantor for the Mortgage Loan.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease.”

See “Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the projected gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Seven (7) of the Mortgaged Properties (14.0%), are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include all or parts of the states of California and Washington. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17% (or 35% in the case of the 1822 Sunset Boulevard Mortgage Loan (0.5%)).

In the case of seventy-one Mortgaged Properties which secure in whole or in part 28 Mortgage Loans (66.8%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager, as described below:

●	With respect to The Domain Mortgage Loan (5.7%), the related Mortgage Loan documents permit an insurance deductible or self-insured retention of up to $750,000.

●

With respect to the Paragon Films Sale-Leaseback (1.9%), Tutor Perini Portfolio (1.7%), Walgreens Maricopa (0.4%), InCommercial Net Lease Portfolio #4 - Walgreens (Chicopee, MA) (0.4%), InCommercial Net Lease Portfolio #4 -Walgreens (Oakland, MD) (0.3%), InCommercial Net Lease Portfolio #4 - Walgreens (Siler City, NC) (0.3%), InCommercial Net Lease Portfolio #4 - Walgreens (Potsdam, NY) (0.2%) and NNN Portfolio - Walgreens - Sylvania (0.1%) Mortgaged Properties, the related borrower may rely on the insurance or self-insurance provided by the single tenant for all or a portion of the insurance coverage under the related Mortgage Loans, so long as the tenant’s lease is in effect and no default (or in certain cases, no monetary default) has occurred under the lease and the tenant’s insurance meets the requirements under the related loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

●

With respect to the 175 East 62nd Street Leased Fee Mortgage Loan (2.2%), the related borrower may rely on the insurance or self-insurance provided by the ground tenant for all or a portion of the insurance coverage under the related Mortgage Loans, so long as the ground tenant’s lease is in effect and no default (or in certain cases, no monetary default) has occurred under the lease and the ground tenant’s insurance meets the requirements under the related loan documents. If the ground tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 16 on Annex D-1, representation and warranty number 16 on Annex E-1 and representation and warranty number 18 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●

With respect to The Village Lofts Mortgage Loan (1.9%), the Mortgaged Property is subject to a declaration of restrictive covenants for historic preservation, which limits the Mortgaged Property to multifamily residential use only. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties” for additional information with respect to historic tax credits.

●

With respect to the Tonnelle Square Two Mortgage Loan (0.7%), at origination of the Mortgage Loan, the jurisdiction in which the Mortgaged Property is located had no record of certificates of occupancy for seven of the tenant spaces. The borrower was required to deposit $250,000 into a reserve account with the lender at the origination of the Tonnelle Square Two Mortgage Loan, to be released to the borrower when certificates of occupancy for such tenant spaces have been obtained and the lender receives an updated zoning report.

●

With respect to the 1822 Sunset Boulevard Mortgage Loan (0.5%), the largest tenant at the Mortgaged Property, Echo/Live Nation, is a music venue. A conditional use permit is required in order for live amplified music to be played at such venue, for the sale of alcohol and in order to receive a parking variance. At origination, the conditional use permit for the Mortgaged Property had expired, and a $1,000,000 reserve was held back to be released to the borrower upon the delivery of a renewed use permit on substantially the same terms as the prior permit. In the spring of 2020, the borrower obtained a new five year conditional use permit; however, the reserve was not released as the prior permit was a 10-year permit and therefore the new permit was not substantially the same as the prior permit. The borrower has submitted to the lender a new 10-year conditional use permit from the City of Los Angeles; provided that the borrower is required to submit a recorded covenant with all supporting documentation for the permit to the City of Los Angeles in order to effectuate the permit. Such plan and covenant are under review by the lender. The lender has approved recordation of the covenant and upon the borrower’s delivery of evidence to the lender that the covenant was recorded, all related processing amounts have been paid and the City of Los Angeles has approved the final conditional use permit and effectuation of the permit, it is anticipated that the related reserve will be released. We cannot assure you that the 10-year permit will be effectuated.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the borrower sponsor of the Mortgage Loan to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy is obtained for the related Mortgaged Property or contain general covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 24 and 25 on Annex D-1, representation and warranty numbers 24 and 25 on Annex E-1 and representation and warranty numbers 26 and 27 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals. See “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value.

With respect to seven (7) Mortgage Loans (20.2%) secured by the Mortgaged Properties identified in the definition of “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, the related Maturity Date/ARD LTV Ratio is calculated using an Appraised Value other than the “as-is” Appraised Value. With respect to seven (7) Mortgage Loans (20.2%) secured by the Mortgaged Properties identified in the definition of “Cut-off Date LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, the related Cut-off Date LTV Ratio is calculated using an Appraised Value other than the “as-is” Appraised Value.

In addition, the Appraised Value may be based on certain “extraordinary assumptions”, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances, free or abated rent periods or increased tenant occupancies.

Appraised Values are further calculated based on certain other assumptions and considerations set forth in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.

     See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex E-2, Annex E-3 and Annex F-2 for additional information.

●

With respect to the One SoHo Square Mortgage Loan (9.99%), the liability of the related non-recourse carveout guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then-outstanding principal balance of the related Whole Loan. In addition, there is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.

●

With respect to the HQ @ First Mortgage Loan (8.8%), the aggregate liability of the non-recourse carveout guarantor for all full recourse events taken together is capped at 15% of the outstanding principal balance of the Whole Loan at the time of such occurrence, plus the lender’s enforcement costs.

●

With respect to the HQ @ First Mortgage Loan (8.8%), subject to a cap equal to the limits of the environmental liability insurance policy required under the Mortgage Loan documents (the “PLL Policies”), to the extent that the borrower obtains PLL Policies that do not run for a term of at least three years past the maturity date of the Mortgage Loan (the “Required PLL Period”) and the borrower fails to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Mortgage Loan documents, any liability for environmental matters of the guarantor is limited to liability under the environmental indemnity agreement that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

●

With respect to The Domain Mortgage Loan (5.7%), the liability of the related non-recourse carveout guarantor is subject to a cap of 15% of the original principal balance of the related Whole Loan, plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty.

●

With respect to the Novonix Mortgage Loan (2.6%), the environmental indemnity agreement provides that if an environmental policy meeting the requirements of the loan documents is in place, the lender is required to forbear from enforcing its rights under the indemnity for a period of 30 days if the indemnitors have notified the lender that they will seek to make a claim under the policy with respect to the applicable matter.

●

With respect to the Tutor Portfolio Mortgage Loan (1.7%), the primary non-recourse carveout guarantor is a revocable trust. However, upon revocation of the revocable trust, a warm body springing member guarantor is required to become the primary guarantor.

●

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

●

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the Mortgaged Property, whereas payment at maturity is primarily dependent upon the market value of the Mortgaged Property or the related borrower’s ability to refinance the Mortgage Loan. Moreover, the absence of a guarantor may increase likelihood that the related borrower will take actions triggering recourse liability under such non-recourse carveout provisions than if there was a guarantor that would become liable were such non-recourse carveout provisions triggered.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties:

●

With respect to the One SoHo Square Mortgage Loan (9.99%), the Mortgaged Property has received a final certificate of eligibility from the New York Department of Finance with respect to two retrospective tax abatements for the Mortgaged Property under the New York Industrial and Commercial Abatement Program (an “ICAP Abatement”). Once the ICAP Abatement benefits are in effect, they are expected to be retroactive for the 2017/2018 tax year for the portion of the Mortgaged Property located at 161 Avenue of the Americas and for the 2018/2019 tax year for the portion of the Mortgaged Property located at 233 Spring Street and to run for a term of ten years from the applicable commencement date. Each ICAP Abatement is expected to provide a 100% exemption on the increase in property taxes due to the associated redevelopment of the Mortgaged Property for the initial 5 years of the term of such abatement and is then expected to phase down by 20% each year during the remaining five years of the term. Taxes were underwritten inclusive of the ICAP Abatements. However, the ICAP Abatements are not yet in place at the Mortgaged Property and we cannot assure you that the borrower will obtain the ICAP Abatements as expected or at all.

●

With respect to the Watermark Tempe Mortgage Loan (7.9%), the Mortgaged Property benefits from a Government Property Lease Excise Tax (“GPLET”) abatement. To effectuate the GPLET arrangement, the borrower transferred the fee interest in the Mortgaged Property and related improvements to the City of Tempe. Pursuant to two ground leases (collectively, the “GPLET Leases”) between the City of Tempe, as ground lessor, and the borrower, as ground lessee, the City of Tempe ground leased the leasehold interest in the Mortgaged Property to the borrower for a term of eight years expiring in February 2028 and May 2028. Pursuant to the related development agreement, during the term of the GPLET Leases, in lieu of property taxes, the borrower is required to pay an annual rent of $10 under each of the GPLET Leases. At the expiration of the GPLET Leases, (i) pursuant to the terms of the GPLET Leases, the fee interest in the Mortgaged Property automatically vests in the borrower, as ground lessee, or its successor (and, without limiting the foregoing, the City of Tempe is required to execute and deliver various documents confirming the termination of the ground lease and revesting of the fee interest in the Mortgaged Property back to the borrower or its successor), and (ii) pursuant to the terms of the related mortgage, the lien of the related mortgage will be spread to the fee interest. Taxes were underwritten inclusive of the GPLET abatement.

●

With respect to the Novonix Mortgage Loan (2.7%), the Mortgaged Property is subject to a payment in lieu of taxes agreement (the “Novonix PILOT Agreement”) among the borrower, the sole tenant, which is an affiliate of the borrower (collectively, the “Companies”), the

Industrial Development Board of the City of Chattanooga (the “Chattanooga IDB”), the City of Chattanooga (the “City”), Hamilton County (the “County”) and certain County officials. The Novonix PILOT Agreement provides for a tax abatement on City and County general fund taxes related to new improvements at the Mortgaged Property and to personal property at the Mortgaged Property (the “General Fund Taxes”) for an abatement period of 10 years (the “Term”), which is expected to commence no later than January 1 of the calendar year immediately following the end of the five year period after the July 28, 2021 acquisition date of the Mortgaged Property (the “Five Year Period”), and at the election of the Companies may commence as of any January 1 prior thereto. Under the Novonix PILOT Agreement, the Companies are required to make payments in lieu of taxes equal to a percentage of the General Fund Taxes that would have been due absent such agreement (as determined by the applicable authorities), which percentage is equal to 0% in year 1 of the abatement, 25% in year 2 of the abatement, 40% in year 3 of the abatement, and 50% in years 4-10 of the abatement. School fund taxes are not abated, and the Companies are also required to pay an economic development payment equal to 15% of the General Fund Taxes that would otherwise have been due.

Under the Novonix PILOT Agreement, in order to receive the tax abatement, the Companies are required to meet 100% of the minimum job requirement (240 full time jobs, which are expected to have an average annual wage of not less than $42,000) and minimum investment requirement ($120,000,000), by the end of the Five Year Period and each year thereafter during the Term and the City and County may impose additional PILOT payments pursuant to a specified formula if these are not met. In addition, the City and County may require repayment of tax abatements if the project closes or moves from the City or County during the abatement period. Assignment of the Novonix PILOT Agreement requires consent of the applicable government authorities; however, such consent is not required in connection with a foreclosure or deed in lieu by the lender. Pursuant to its lease, the sole tenant is responsible for the payments due under the Novonix PILOT Agreement. In order for the Mortgaged Property to qualify for the tax abatement, fee title in the Mortgaged Property was conveyed to the Chattanooga IDB, which ground leased the Mortgaged Property back to the borrower. The Chattanooga IDB has granted an accommodation fee mortgage to the lender. Under the ground lease, the borrower is required to make the payments due under the Novonix PILOT Agreement and to pay the expenses of the Mortgaged Property. The ground lease terminates on December 31 of the year the tax abatement expires. Upon such termination, the ground lessee has the right to purchase the fee interest in the Mortgaged Property for $1.00. The Mortgage Loan was underwritten based on unabated taxes and assuming that the tenant reimburses the borrower for such unabated taxes.

●

With respect to the Independence Lofts Mortgage Loan (2.6%), the Mortgaged Property benefits from a 10-year tax abatement from the City of Philadelphia, which expires in 2029 and is valued at $619,309. The lender’s underwritten taxes are based on a 10-year average of abated taxes.

●

With respect to the 524 Courtlandt Mortgage Loan (2.5%), the Mortgaged Property benefits from a 25-year Industrial & Commercial Incentive Program (“ICIP”) tax abatement that commenced in the 1999/2000 tax year and expires in the 2023/2024 tax year. At the expiration of the ICIP, the Mortgaged Property is expected to benefit from a 15-year ICAP tax abatement that would expire in the 2038/2039 tax year. The base abatement would be applied for the first 11 years of the 15-year abatement program and would then be phased down 20% per year thereafter through the expiration. Taxes were underwritten to the actual expenses inclusive of the ICIP abatement.

●

With respect to The Village Lofts Mortgage Loan (1.9%), the Mortgaged Property is subject to a certain tax stabilization agreement (the “Tax Stabilization Agreement”) with the City of Pawtucket through 2029 (the “Stabilization Period”). Pursuant to the Tax Stabilization Agreement, the developer of the Mortgaged Property is required each year during the

Stabilization Period to pay, or cause to be paid, in lieu of the real estate taxes and assessment, a baseline tax in the amount of $18,915 plus the stabilization tax amount in the amount calculated in accordance with the Tax Stabilization Agreement. The total payment during the Stabilization Period results in tax savings in the amount equal to a net present value of $1,242,300. The Mortgage Loan was underwritten based on the tax abatement.

●

With respect to the 931-955 Coney Island Avenue Mortgage Loan (1.6%), the Mortgaged Property is mixed-use, with 48 residential apartments and commercial tenants. The Mortgaged Property’s residential and commercial components are split to allow for multiple tax benefits. The Mortgaged Property’s residential component benefits from a 15-year 421(a) tax exemption program and is currently in the 12th year of the abatement period, and such program will be fully phased-out in 2025/2026. Taxes have begun to phase in with 20% annual increments as the taxes are currently only 80% exempt. The Mortgaged Property’s commercial component benefits from a 25-year ICIP abatement and is currently in the 15th year of the ICIP, with the increase in assessment starting to phase in with 10% increments beginning in year 17 (2023/2024). In 2032/2033, the ICIP will be fully phased out.

●

With respect to the 47-01 Queens Boulevard Mortgage Loan (1.1%), the Mortgaged Property is subject to a 25-year ICIP abatement that commenced in the 2001/02 tax year. The Mortgaged Property is currently in year 21 of the ICIP abatement, which will expire in the 2025/26 tax year. Taxes are payable on the subject land and existing improvements based on current assessments; however, the taxes on the improvements are phased in at 10% increments from year 17 through year 25 when the exemption ends. Taxes were underwritten to $272,958 based on the 2021/22 assessment and the 2020/21 tax rate increased by 1%.

●

With respect to the Staybridge Suites Bowling Green Mortgage Loan (0.9%), the Mortgaged Property is subject to a payment in lieu of taxes arrangement. Pursuant to such arrangement, the Mortgaged Property was conveyed to Warren County in 2013 and leased back to a predecessor owner of the Mortgaged Property, as a result of which the Mortgaged Property is not subject to property taxes but is required to make payments in lieu of taxes in an amount equal to the school portion of the real estate tax bill. In addition, at origination, the borrower purchased industrial revenue bonds from Warren County (the “Revenue Bonds”), in an amount sufficient to satisfy previously issued industrial revenue bonds to which the Mortgaged Property was subject. The borrower is the successor ground lessee under an amended and restated ground lease with Warren County. The ground lease provides that the base ground rent payments owed by the borrower to Warren County under the ground lease are equal to the bond payments owed to the borrower by Warren County under the Revenue Bonds and therefore so long as the Revenue Bonds are outstanding the ground lessee’s payment of base ground rent is suspended. The ground lessee is required to pay additional rent equal to any taxes imposed on the lessor’s or lessee’s interest in the Mortgaged Property and certain expenses of the ground lessor, and to maintain insurance on the Mortgaged Property. The Revenue Bonds were pledged to the lender as additional security for the Mortgage Loan. Pursuant to the terms of the ground lease, the borrower is required to purchase, and Warren County is required to sell, Warren County’s fee interest in the Mortgaged Property upon expiration of the ground lease on December 31, 2023 for $1, at which time, the Mortgaged Property will be subject to payments based on the full tax burden. Warren County granted an accommodation mortgage to the lender, and in addition, the mortgage provides that upon the borrower’s purchase of the fee interest, the lien of the mortgage will automatically spread to cover such interest. Assignment of the ground lease requires consent of the applicable government authorities; however, such consent is not required in connection with a foreclosure or deed in lieu by the lender. The Mortgage Loan was underwritten based on the ten year average of the real estate taxes taking into account the abatement.

●

With respect to the 494 Jackson Avenue Mortgage Loan (0.5%), the Mortgaged Property benefits from a 421(a) tax abatement program under the Affordable Housing New York abatement program. Under the program, taxes on the improvements to the Mortgaged Property will be 100% exempt for the first 25 years of the abatement period and 30.0% exempt for the last 10 years of the abatement period. As part of the abatement, five of the 16 apartment units are rented to affordable tenants. The first year of the abatement will retroactively be 2020/2021.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” and see representation and warranty number 17 on Annex D-1, representation and warranty number 17 on Annex E-1 and representation and warranty number 19 on Annex F-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex E-2, Annex E-3 and Annex F-2, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

For additional information regarding the status of the Mortgage Loans, see “—COVID Considerations”.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-nine (29) Mortgage Loans (64.1%) are interest-only until the maturity date.

Ten (10) Mortgage Loans (13.9%) are amortizing until the maturity date and then have an expected Maturity/ARD Balance at the maturity date.

Six (6) Mortgage Loans (11.0%) provide for payments of interest-only for the first 12 – 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Maturity/ARD Balance at the related maturity date.

Two (2) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans) (11.0%) provide for payments of interest until the maturity date or Anticipated Repayment Date and then have an expected Maturity/ARD Balance at the maturity date or Anticipated Repayment Date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period (Days)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	35	67.7%
1	0	10	29.5
11	0	1	1.6
1	5	1	1.1
Total		47	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

Each of the HQ @ First Mortgage Loan (8.8%) and the 175 East 62nd Street Leased Fee Mortgage Loan (2.2%) (the “ARD Loans” and each, an “ARD Loan”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for each Anticipated Repayment Date and the Revised Rates for each ARD Loan. In addition, with respect to each ARD Loan, such loan is interest-only until its respective Anticipated Repayment Date. “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

On or after the related Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments on the related Mortgage Loan and any related Companion Loan(s) required under the terms of the related Mortgage Loan documents, payments of debt service on any related mezzanine indebtedness (if any) and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance charge or prepayment premium) on such ARD Loan. While interest at the related Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan (and any related Companion Loan) has been paid in full, at which time the Excess Interest will be paid to the holders of the Class S certificates and the VRR Interest Owners. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date or Anticipated Repayment Date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or the allocated loan amount of the related Mortgaged Property (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the Mortgage Loans.

Voluntary Prepayments

As of the Cut-off Date, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Five (5) Mortgage Loans (16.9%) permit the related borrower, after a lockout period of 24 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0%, as applicable, of the prepaid amount if such repayment occurs prior to the related open prepayment period.

With respect to four (4) Mortgage Loans (14.9%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of either (a) a yield maintenance charge or (b) the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount (or 4.0% of the prepaid amount in the case of a prepayment of the Celeros Houston Mortgage Loan (2.1%) within the first 24 months), in certain cases, subject to a lockout, and prior to the open prepayment period.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut- off Date)
One SoHo Square	$ 112,000,000	9.99%	NAP
HQ @ First	$ 98,700,000	8.8%	24
InCommercial Net Lease Portfolio #4	$ 41,570,000	3.7%	24
175 East 62nd Street Leased Fee	$ 25,000,000	2.2%	24
Celeros Houston	$ 23,885,000	2.1%	NAP
Paragon Films Sale-Leaseback	$ 21,790,000	1.9%	25
BlueCross BlueShield Building	$ 13,330,000	1.2%	25
19th & Northern Marketplace	$ 10,684,362	1.0%	25
360 George Patterson Boulevard	$ 9,200,000	0.8%	23

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	25	44.6%
7	4	24.5
6	4	15.4
3	9	11.3
5	5	4.1
Total	47	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty-eight (38) of the Mortgage Loans (the “Defeasance Loans”) (68.2%) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the Mortgage Loan (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date (or, with respect to the 1822 Sunset Boulevard Mortgage Loan (0.5%), such shorter period as described below).

With respect to the 1822 Sunset Boulevard Mortgage Loan (0.5%), which is a Defeasance Loan, DBR Investments Co. Limited signed the REMIC declaration effective as of, and with a start-up date of, February 18, 2021, and a Defeasance Option is permitted to be exercised beginning February 19, 2023 (which is after the second anniversary of the start-up date of the 1822 Sunset Boulevard Loan REMIC).

As described under “—Prepayment Protections and Certain Involuntary Prepayments” above, four (4) of the Mortgage Loans (14.9%) are YM/Defeasance Loans.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, and (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

Partial Releases; Partial Defeasance

With respect to The Domain Mortgage Loan (5.7%), at any time after the earlier to occur of January 1, 2025 and two years after the closing date of the securitization that includes the last note to be securitized, the Mortgage Loan documents permit the related borrowers to obtain the release of the premises of a Domain Anchor Tenant (as defined below) (each, a “Domain Release Parcel”) in connection with a transfer of a Domain Release Parcel, upon the satisfaction of certain conditions including, among others, (i) no event of default exists (ii) an Anchor Tenant Release Event has occurred, (iii) Simon Property Group, L.P. or Simon Inc. controls the borrowers, (iv) the borrowers defease the related Whole Loan in an amount equal to the greater of (a) the net sales proceeds from the sale of such Domain Release Parcel and (b) with respect to the IPIC Theaters premises, $4,059,500, with respect to the Dick’s Sporting Goods premises, $3,047,500 and with respect to the Diamond’s Direct premises, $218,500 (such amounts representing 115% of the allocated loan amounts for the Domain Release Parcels), (v) after giving effect to such release, the debt yield with respect to the remaining Mortgaged Property is required to be at least equal to the greater of (a) 9.0% and (b) the debt yield for the Mortgaged Property (including the Domain Release Parcel) for the twelve calendar months preceding the calendar quarter most recently completed prior to such release, (vi) if the Domain Release Parcel is conveyed to an affiliate of the borrowers, certain anti-poaching provisions are satisfied, (vi) the borrowers deliver a REMIC opinion, and (viii) if required by the lender, the lender receives a Rating Agency Confirmation from each applicable Rating Agency. As used above, “Domain Anchor Tenant” means Dick’s Sporting Goods, IPIC Theaters, Diamond’s Direct and any replacement tenant occupying all or substantially all of the space previously demised to any such Domain Anchor Tenants, and “Anchor Tenant Release Event” means (i) any Domain Anchor Tenant “goes dark,” vacates or ceases to occupy its related premises, (ii) any Domain Anchor Tenant rejects its related lease at the Mortgaged Property in a bankruptcy action or proceeding, (iii) any Domain Anchor Tenant otherwise vacates (on a permanent basis) its premises during the term of the related Whole Loan, or (iv) any Domain Anchor Tenant’s related lease at the Mortgaged Property is terminated or expires.

With respect to the InCommercial Net Lease Portfolio #4 Mortgage Loan (3.7%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time on or after September 30, 2023, the borrower may partially prepay the Mortgage Loan and obtain the release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the partial prepayment is in an amount equal to (a) with respect to an individual Mortgaged Property for which the applicable specified tenant is “dark” and/or not open to the public for business during customary hours, an amount equal to 110% of the allocated loan amount for the individual Mortgaged Property, and (b) with respect to any other individual Mortgaged Property, an amount equal to 120% of the allocated loan amount for the individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.80x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 62.55% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 9.5%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

With respect to the Paragon Films Sale-Leaseback Mortgage Loan (1.9%), other than during the period that is (x) 45 days prior to and 45 days after the Closing Date, upon the occurrence of a casualty at one of the individual Mortgaged Properties which results in the borrower having the right to release such Mortgaged Property (a “Loss Event”) or (y) 60 days prior to and 60 days after the Closing Date, upon the occurrence of a non-monetary default under the Mortgage Loan or a monetary default under the Mortgage Loan directly caused by a default by the sole tenant at the Mortgaged Property under its lease ( a “Default Release Event”) and the release of such individual Mortgaged Property would cure such default, the borrower may elect to obtain the release of such individual Mortgaged Property subject to such Loss Event or Default Release Event, as applicable, from the lien of the mortgage and the borrower’s obligations under the Mortgage Loan documents with respect to such individual Mortgaged Property, upon the satisfaction of certain conditions, including, without limitation: (a) the borrower provides not less than 30 days’ prior written notice to the lender specifying the proposed date of such release (the “Paragon Films Sale-Leaseback Release Date”); (b) the borrower either (i) if the Paragon Films Sale-Leaseback Release Date is on or after the date that is two years from the Closing Date, partially defeases the Mortgage Loan in an amount equal to or greater than 110% of (x) $9,075,000 for the 255W. Baab Industrial Park Drive Mortgaged Property, (y) $7,403,000 for the 3500 West Tacoma Street Mortgaged Property or (z) $7,491,000 for the 915 Rose Street Mortgaged Property (the “Adjusted Release Amount”) or (ii) prepays the Mortgage Loan in an amount equal to the Adjusted Release Amount for the applicable individual Mortgaged Property and (x) in the case of a Loss Event, minus the amount of net proceeds applied to the unpaid principal balance of the Mortgage Loan by the lender and (y) in the case of a Default Release Event, plus the applicable yield maintenance premium; (c) no event of default is continuing (except for an event of default resulting solely from the applicable Loss Event); (d) the borrower conveys such individual Mortgaged Property, concurrently with such release, to an entity other than the borrower; (e) the released individual Mortgaged Property is released from the sole tenant’s lease pursuant to a lease modification or new lease approved by the lender; (f) the borrower delivers a REMIC opinion; and (g) the loan-to-value ratio does not exceed 125% immediately after the release of the applicable individual Mortgaged Property.

With respect to the Veit Self Storage Portfolio Mortgage Loan (1.8%), provided that no event of default is continuing under the related Mortgage Loan documents, (I) at any time after September 30, 2023, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, and (II) at any time after September 30, 2023, the borrower has the one time right to partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property and (b) 100% of the net sales proceeds applicable to such individual

Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 60.5%, (b) the loan-to-value ratio as of the origination date, and (c) the loan-to-value ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the partial release or partial defeasance, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 10.5%, (b) the debt yield for all of the Mortgaged Properties as of the origination date, and (c) the debt yield with respect to the remaining Mortgaged Properties immediately prior to the partial release or partial defeasance, as applicable.

With respect to the Peak & Perry Storage Portfolio Mortgage Loan (0.8%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after September 30, 2023, the borrower may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage with respect to the remaining Mortgaged Properties is no less than the greater of (a) 1.47x, (b) the debt service coverage ratio as of the origination date, and (c) the debt service coverage ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the partial release or partial defeasance, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 68.03%, (b) the loan-to-value ratio as of the origination date, and (c) the loan-to-value ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the partial release or partial defeasance, as applicable.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-seven (37) of the Mortgage Loans (63.6%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-two (22) of the Mortgage Loans (56.4%), secured by retail, office, industrial or mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for retail, office, industrial and mixed use properties only.

Thirty-five (35) of the Mortgage Loans (54.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty (20) of the Mortgage Loans (37.1%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

With respect to the One SoHo Square Mortgage Loan (9.99%), at loan origination, in lieu of funding an unfunded obligations reserve, the guarantor also provided a guaranty of certain unfunded obligations including tenant improvements, leasing commissions and free rent in an amount equal to $13,309,776.13.

With respect to The Domain Mortgage Loan (5.7%), the Mortgage Loan documents permit the borrowers to provide a guaranty from the related non-recourse carveout guarantor in lieu of maintaining cash reserves for real estate taxes, insurance premiums, replacements, tenant rollover, major tenant events, outstanding TI/LC and gap rent. As of the origination date, the non-recourse carveout guarantor has provided guaranties in lieu of making cash deposits in the outstanding TI/LC and gap rent reserves.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Hard	24	$704,514,632	62.9%
Springing	20	295,494,293	26.4
Soft (Residential) / Hard (Commercial)	2	109,000,000	9.7
None	1	11,890,000	1.1
Total	47	$1,120,898,925	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Shari’ah Compliant Lending Structure

The BlueCross BlueShield Building Mortgage Loan (1.2%) was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with the Shari’ah laws propagated thereunder. Although there are many requirements under the Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah rules prohibit transactions involving interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase).

Title to the related Mortgaged Property is held by the borrower, who master leases the related Mortgaged Property to a master lessee, which is indirectly owned by certain investors understood to be of the Islamic faith. The rent payable pursuant to the master lease is intended to cover the debt service payments required under the related Mortgage Loan, as well as reserve payments and any other sums due under the related mortgage loan. At origination, the lender received a fee mortgage from the borrower on its interest in the related Mortgaged Property. The lender also secured a full subordination of the master lease which permits the lender (or the related borrower, at lender’s election), after an event of default, to terminate the master lease. In addition, the related master tenant entered into an assignment of leases and rents in favor of the borrower as security for the obligations under the master lease and the borrower collaterally assigned the rights under this assignment to the lender pursuant to an assignment of assignment of leases and rents.

Delaware Statutory Trusts

With respect to the InCommercial Net Lease Portfolio #4 Mortgage Loan (3.7%) and the ExchangeRight Net Leased Portfolio #48 Mortgage Loan (1.8%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes—Exceptions”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Exceptions” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a holder of one or more related Companion Loans, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

The mezzanine loans related to the Mortgage Loans identified in the table below are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral, or required redemptions thereof, and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs (and in some cases, continues for a specified period of time) or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences or exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
One SoHo Square	$112,000,000	$358,000,000	$315,000,000	$120,000,000	$905,000,000	3.03300%	34.8%	67.0%	4.88x	2.28x

(1)	Calculated including the mezzanine debt and any related Companion Loan (including any related Subordinate Companion Loan).

(2)	Calculated including any related Pari Passu Companion Loan (but without regard to any Subordinate Companion Loan or mezzanine debt).

In each case, the mezzanine indebtedness identified above is coterminous with the related Mortgage Loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
One SoHo Square(1)	$112,000,000	67.0%	2.22x	6.82%	Yes
Celeros Houston(2)	$23,885,000	63.2%	1.55x	8.52%	Yes
Stockton Plaza	$18,460,000	65.0%	1.61x	8.4%	Yes
Staybridge Suites Bowling Green(3)	$10,250,000	65.3%	2.00x	11.5%	Yes

(1)	With respect to the One SoHo Square Mortgage Loan (9.99%), the Mortgage Loan documents limit future mezzanine debt to an amount equal to or less than $90.5 million.

(2)

The Combined Minimum DSCR is required to be calculated on the basis of a 30 year amortization; provided that if the mezzanine loan is a floating rate loan, the combined debt service coverage ratio will be required to be calculated assuming that the floating index rate at all times equals the greater of the strike price under the interest rate cap agreement for the mezzanine loan and the then-current floating rate index.

(3)	With respect to the Staybridge Suites Bowling Green Mortgage Loan (0.9%), the Mortgage Loan documents limit future mezzanine debt to an amount not to exceed $3.0 million.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include certain cure and repurchase rights of the mezzanine lender. Other than in the case of the Celeros Houston Mortgage Loan, the intercreditor required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. In the case of the Celeros Houston Mortgage Loan, it is a condition to obtaining such future mezzanine loan that, if required by the lender, the borrower delivers a Rating Agency Confirmation with respect to such future mezzanine loan. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by all or substantially all of the pledgor’s assets or by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to The Domain Mortgage Loan (5.7%), the related Mortgage Loan documents permit the related borrower to enter into a PACE Loan secured by the related Mortgaged Property for an amount not to exceed $5,000,000. The Mortgage Loan documents define “PACE Loan” as any (x) “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the related Mortgaged Property.

With respect to the 931-955 Coney Island Avenue Mortgage Loan (1.6%), the 931-955 Coney Island Avenue Mortgage Loan documents permit the borrower to incur a secured loan pursuant to the Economic Injury Disaster Loan (“EDIL”) program administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, and the borrower obtained an EDIL in the amount of approximately $150,000 under the EDIL program on June 10, 2020, which loan was secured by a UCC financing statement filed with the New York Secretary of State.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

The Whole Loans

General

Each of the One SoHo Square Mortgage Loan, the HQ @ First Mortgage Loan, the Watermark Tempe Mortgage Loan, the 2 Washington Mortgage Loan, The Domain Mortgage Loan, the College Point Mortgage Loan and the ExchangeRight Net Leased Portfolio #48 Mortgage Loan is part of a Whole Loan consisting of such Mortgage Loan and the related Pari Passu Companion Loan(s) and/or in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Loan Holder” or “Companion Loan Holders”) are generally governed by a co-lender agreement (each, a “Co-Lender Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“AB Whole Loan” means the One SoHo Square Whole Loan and the HQ @ First Whole Loan.

“BANK 2021-BNK35 PSA” means the pooling and servicing agreement governing the servicing of The Domain Whole Loan.

“Benchmark 2021-B28 PSA” means the pooling and servicing agreement governing the servicing of the College Point Whole Loan and the ExchangeRight Net Leased Portfolio #48 Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term or concept specified in the related Co-Lender Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“KREST 2021-CHIP TSA” means the trust and servicing agreement governing the servicing of the HQ @ First Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term or concept specified in the related Co-Lender Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means the One SoHo Square Whole Loan and the HQ @ First Whole Loan.

“Non-Serviced Certificate Administrator” means, with respect to any Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Co-Lender Agreement” means, with respect to any Non-Serviced Whole Loan, the related Co-Lender Agreement.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Custodian” means with respect to any Non-Serviced Whole Loan, the custodian (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Directing Holder” means, with respect to any Non-Serviced Whole Loan, the directing holder (or its equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means, with respect to any Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column titled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans and no Subordinate Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means each of the pooling and servicing agreements or trust and servicing agreements, as applicable, identified under the column titled “Non-Serviced PSA/TSA” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Trustee” means, with respect to any Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column titled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column titled “Mortgage Loan Type” in the table titled “Whole Loan Control Notes and Non-Control Notes” below.

“SOHO 2021-SOHO TSA” means the trust and servicing agreement governing the servicing of the One SoHo Square Whole Loan.

“Subordinate Companion Loan” means with respect to any AB Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Co-Lender Agreement.

“Whole Loan” means each of the One SoHo Square Whole Loan, the HQ @ First Whole Loan, the Watermark Tempe Whole Loan, the 2 Washington Whole Loan, The Domain Whole Loan, the College Point Whole Loan and the ExchangeRight Net Leased Portfolio #48 Whole Loan, as the context may require and as applicable.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)(4)	Whole Loan Underwritten NCF DSCR(3)(4)
One SoHo Square	$112,000,000	9.99%	$358,000,000	$315,000,000	34.8%	58.1%	4.88x	2.92x
HQ @ First	$98,700,000	8.8%	$131,300,000	$178,000,000	42.8%	75.8%	4.11x	2.32x
Watermark Tempe	$88,500,000	7.9%	$32,500,000	$0	65.0%	65.0%	3.28x	3.28x
2 Washington	$80,000,000	7.1%	$51,500,000	$0	60.6%	60.6%	2.82x	2.82x
The Domain	$64,000,000	5.7%	$146,000,000	$0	46.5%	46.5%	4.17x	4.17x
College Point	$30,000,000	2.7%	$40,000,000	$0	59.8%	59.8%	1.81x	1.81x
ExchangeRight Net Leased Portfolio #48	$20,035,000	1.8%	$27,000,000	$0	61.5%	61.5%	2.66x	2.66x

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding the related Subordinate Companion Loan(s).

(2)	With respect to each of the Watermark Tempe Mortgage Loan (7.9%) and the Novonix Mortgage Loan (2.7%), the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As-Is”. See “—Appraised Value”.

(3)	Calculated including the related Pari Passu Companion Loan(s) and the related Subordinate Companion Loan(s).

(4)	With respect to the 2 Washington Mortgage Loan (7.1%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 2.82x. The UW NCF DSCR of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 2.48x.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA/TSA(1)	Note Name	Control Note / Non- Control Note	Note Type	Note Cut-off Date Balance	Note Holder
One SoHo Square	Non-Serviced	SOHO 2021-SOHO	A-1-S	Control Note	Pari Passu	$685,083	SOHO 2021-SOHO
			A-1-C-1	Non-Control Note	Pari Passu	$53,950,000	Benchmark 2021-B28
			A-1-C-2	Non-Control Note	Pari Passu	$75,000,000	Wells Fargo Bank, National Association
			A-1-C-3	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2021-B28
			A-1-C-4	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2021-B29
			A-1-C-5	Non-Control Note	Pari Passu	$50,000,000	Barclays Capital Real Estate Inc.
			A-1-C-6	Non-Control Note	Pari Passu	$20,000,000	Barclays Capital Real Estate Inc.
			A-1-C-7	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2021-B29
			A-1-C-8	Non-Control Note	Pari Passu	$2,353,868	Benchmark 2021-B29
			A-2-S	Non-Control Note	Pari Passu	$204,420	SOHO 2021-SOHO
			A-2-C-1	Non-Control Note	Pari Passu	$21,050,000	Benchmark 2021-B28
			A-2-C-2	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2021-B29
			A-2-C-3	Non-Control Note	Pari Passu	$19,646,132	Benchmark 2021-B29
			A-2-C-4	Non-Control Note	Pari Passu	$16,000,000	DBRI
			A-2-C-5	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2021-B28
			A-2-C-6	Non-Control Note	Pari Passu	$9,176,796	DBRI
			A-3-S	Non-Control Note	Pari Passu	$110,497	SOHO 2021-SOHO
			A-3-C-1	Non-Control Note	Pari Passu	$24,000,000	Bank of Montreal
			A-3-C-2	Non-Control Note	Pari Passu	$16,000,000	Bank of Montreal
			A-3-C-3	Non-Control Note	Pari Passu	$11,823,204	Bank of Montreal
			B-1	Non-Control Note	Subordinate	$215,801,105	SOHO 2021-SOHO
			B-2	Non-Control Note	Subordinate	$64,392,265	SOHO 2021-SOHO
			B-3	Non-Control Note	Subordinate	$34,806,630	SOHO 2021-SOHO
HQ @ First	Non-Serviced	KREST 2021-CHIP	A-1-S	Control Note	Pari Passu	$62,300,000	KREST 2021-CHIP
			A-2-S	Non-Control Note	Pari Passu	$26,700,000	KREST 2021-CHIP
			A-1-C1	Non-Control Note	Pari Passu	$60,000,000	Benchmark 2021-B29
			A-1-C2	Non-Control Note	Pari Passu	$38,700,000	Benchmark 2021-B29
			A-2-C1	Non-Control Note	Pari Passu	$22,300,000	Barclays Capital Real Estate Inc.
			A-2-C2	Non-Control Note	Pari Passu	$20,000,000	Barclays Capital Real Estate Inc.
			B-1-S	Non-Control Note	Subordinate	$124,600,000	KREST 2021-CHIP
			B-2-S	Non-Control Note	Subordinate	$53,400,000	KREST 2021-CHIP
Watermark Tempe	Serviced	NAP	A-1	Control Note	Pari Passu	$32,500,000	Benchmark 2021-B29
			A-2	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2021-B29
			A-3	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2021-B29
			A-4	Non-Control Note	Pari Passu	$11,000,000	Benchmark 2021-B29
			A-5	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2021-B29
			A-6	Non-Control Note	Subordinate	$32,500,000	Benchmark 2021-B29
			A-2	Non-Control Note	Subordinate	$32,500,000	Benchmark 2021-B28

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA/TSA(1)	Note Name	Control Note / Non- Control Note	Note Type	Note Cut-off Date Balance	Note Holder
2 Washington	Serviced	NAP	A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2021-B29
			A-2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2021-B29
			A-3	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2021-B28
			A-4	Non-Control Note	Pari Passu	$16,500,000	DBRI
			A-5	Non-Control Note	Pari Passu	$10,000,000	DBRI
The Domain	Non-Serviced	BANK 2021-BNK35	A-1	Control Note	Pari Passu	$68,000,000	BANK 2021-BNK35
			A-2-1	Non-Control Note	Pari Passu	$50,000,000	MSC 2021-L6
			A-2-2	Non-Control Note	Pari Passu	$8,000,000	BANK 2021-BNK35
			A-3-1	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2021-B29
			A-3-2	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2021-B28
			A-3-3	Non-Control Note	Pari Passu	$14,000,000	Benchmark 2021-B29
College Point	Non-Serviced	Benchmark 2021-B28	A-1	Control Note	Pari Passu	$40,000,000	Benchmark 2021-B28
			A-2	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2021-B29
ExchangeRight Net Leased Portfolio #48	Non-Serviced	Benchmark 2021-B28	A-1	Control Note	Pari Passu	$27,000,000	Benchmark 2021-B28
			A-2	Non-Control Note	Pari Passu	$20,035,000	Benchmark 2021-B29

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Co-Lender Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Property Protection Advances in respect of the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Property Protection Advance would be a Nonrecoverable Advance.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs, fees and expenses (such as a pro rata share of a Property Protection Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (if no Control Termination Event is continuing) and consultation rights (during a Control Termination Event, but while no Consultation Termination Event is continuing) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Co-Lender Agreement with respect to such Non-Control Note.

The master servicer or the special servicer, as the case may be, will be required to (i) provide each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision, and consider on a non-binding basis alternative actions recommended by such Non-Controlling Holder.

Such consultation right will generally expire ten business days (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten business day (or 30-day) period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such Non-Controlling Holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided that such consent will not be required if the related Non-Controlling Holder is a borrower or an affiliate thereof) unless special servicer has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such Non-Controlling Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Co-Lender Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make property protection advances (or equivalent term) in respect of the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a property protection advance (or equivalent term) would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make property protection advances (or equivalent term) with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the material servicing terms of the Non-Serviced PSAs.

Co-Lender Agreement

The Co-Lender Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder or a rating agency, as applicable, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

●	Any losses, liabilities, claims, fees, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled to (i) direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing holder (or equivalent party) under the related Non-Serviced PSA, (ii) consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent party)) with respect to such securitization (or other designated party under the related Non-Serviced PSA) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Co-Lender Agreement. With respect to each Non-Serviced Pari Passu Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Controlling Class Representative, if no Consultation Termination Event is continuing, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event will be entitled to exercise the consent or consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, pursuant to the related Co-Lender Agreement, will be required to (i) provide each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten business days (or, in certain cases, with respect to an “acceptable insurance default”, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten business day (or 30-day) period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the related Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event (or analogous term) under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such Non-Controlling Holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such

Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The related Non-Serviced Custodian is expected to be the custodian of the mortgage file with respect to each Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to securitization trust created pursuant to the related Non-Serviced PSA, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (or its representative under the related pooling and servicing agreement) (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such Non-Controlling Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The One SoHo Square Whole Loan

General

The One SoHo Square Mortgage Loan (9.99%) is part of a split loan structure comprised of 20 senior promissory notes (the “One SoHo Square A Notes”) and 3 subordinate promissory notes (the “One SoHo Square B Notes” and, together with the One SoHo Square A Notes, the “One SoHo Square Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $785,000,000. Five (5) of such senior promissory notes designated Note A-1-C-4, Note A-1-C-7, Note A-1-C-8, Note A-2-C-2 and Note A-2-C-3, with an initial aggregate principal balance of $112,000,000 (the “One SoHo Square Mortgage Loan”) will be deposited into this securitization. The One SoHo Square Whole Loan is evidenced by (i) the One SoHo Square Mortgage Loan, (ii) three senior promissory notes designated Note A-1-S, Note A-2-S and Note A-3-S (the “One SoHo Square Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $1,000,000; (iii) the remaining senior promissory notes (see the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”) (the “One SoHo Square Non-Standalone Pari Passu Companion Loans” and, together with the One SoHo Square Standalone Pari Passu Companion Loans, the “One SoHo Square Pari Passu Companion Loans”), which have an aggregate initial principal balance of $357,000,000; and (iv) three subordinate promissory notes designated Note B-1, Note B-2 and Note B-3 (the “One SoHo Square Subordinate Companion Loans” and, together with the One SoHo Square Standalone Pari Passu Companion Loans, the “One SoHo Square Standalone Companion Loans”), which have an aggregate initial principal balance of $315,000,000.

The One SoHo Square Mortgage Loan, the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans are referred to herein, collectively, as the “One SoHo Square Whole Loan”, and the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans are referred to herein as the “One SoHo Square Companion Loans.” The One SoHo Square Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the One SoHo Square Mortgage Loan. The One SoHo Square Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans.

Only the One SoHo Square Mortgage Loan is included in the issuing entity. The One SoHo Square Standalone Companion Loans were contributed to a securitization trust (the “SOHO 2021-SOHO Securitization”) governed by the SOHO 2021-SOHO Trust and Servicing Agreement (the “SOHO 2021-SOHO TSA”). The One SoHo Square Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized One SoHo Square Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the One SoHo Square Whole Loan are subject to a Co-Lender Agreement (the “One SoHo Square Co-Lender Agreement”). The following summaries describe certain provisions of the One SoHo Square Co-Lender Agreement.

Servicing

The One SoHo Square Whole Loan (including the One SoHo Square Mortgage Loan) and any related REO Property is serviced and administered pursuant to the terms of the SOHO 2021-SOHO TSA by KeyBank National Association as master servicer (the “One SoHo Square Master Servicer”), and, if necessary, Midland Loan Services, a Division of PNC Bank National Association, as special servicer (the “One SoHo Square Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the One SoHo Square Co-Lender Agreement.

Custody of the Mortgage File

U.S. Bank National Association is the custodian of the One SoHo Square Whole Loan (including the One SoHo Square Mortgage Loan) pursuant to the terms of the SOHO 2021-SOHO TSA.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the One SoHo Square Mortgage Loan (but not on the One SoHo Square Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the One SoHo Square Mortgage Loan.

Property protection advances in respect of the One SoHo Square Whole Loan will be made by the One SoHo Square Master Servicer or the trustee under the SOHO 2021-SOHO TSA, as applicable, unless a determination of nonrecoverability is made under the SOHO 2021-SOHO TSA.

Application of Payments

The One SoHo Square Co-Lender Agreement sets forth the respective rights of the holder of the One SoHo Square Mortgage Loan, the holders of the One SoHo Square Pari Passu Companion Loans and the holders of the One SoHo Square Subordinate Companion Loans with respect to distributions of funds received in respect of the One SoHo Square Whole Loan, and provides, in general, that:

●	the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●

the One SoHo Square Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans, and the rights of the holders of the One SoHo Square Subordinate Companion Loans to receive payments with respect to the One SoHo Square Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans to receive payments with respect to the One SoHo Square Whole Loan;

●

all expenses and losses relating to the One SoHo Square Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of One SoHo Square Subordinate Companion Loans and second to the issuing entity, as holder of the One SoHo Square Mortgage Loan, and the holders of the One SoHo Square Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the One SoHo Square Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

●

first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

●

second, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

●

third, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the One SoHo Square Mortgage Loan and each One SoHo Square Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the One SoHo Square Whole Loan pursuant to the One SoHo Square Co- Lender Agreement or the SOHO 2021-SOHO TSA;

●

fourth, if the proceeds of any foreclosure sale or any liquidation of the One SoHo Square Whole Loan or the One SoHo Square Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans have been reduced, such excess amount will be paid to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balances of the One SoHo Square Mortgage

Loan and One SoHo Square Pari Passu Companion Loans as a result of such workout, plus unpaid interest on the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans principal balance at a per annum rate equal the applicable net note rate;

●

fifth, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrower; in an amount up to such note’s pro rata interest therein as calculated under the related Mortgage Loan documents.

●

sixth, the holders of the One SoHo Square Subordinate Companion Loans, to pay accrued and unpaid interest on the One SoHo Square Subordinate Companion Loans to the holders of the One SoHo Square Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable One SoHo Square Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

●

seventh, to the holders of the One SoHo Square Subordinate Companion Loans, in an amount equal all remaining principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the One SoHo Square Subordinate Companion Loans have been reduced to zero;

●

eighth, on a pro rata and pari passu basis, to the holders of the One SoHo Square Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the One SoHo Square Whole Loan documents;

●

ninth, if the proceeds of any foreclosure sale or any liquidation of the One SoHo Square Whole Loan or the One SoHo Square Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the One SoHo Square Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the One SoHo Square Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the One SoHo Square Subordinate Companion Loans as a result of such workout, plus unpaid interest on the One SoHo Square Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

●

tenth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the SOHO 2021-SOHO TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the One SoHo Square Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the One SoHo Square Mortgage Loan and the One SoHo Square Companion Loans, pro rata, based on their respective percentage interests; and

●

eleventh, if any excess amount is available to be distributed in respect of the One SoHo Square Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the One SoHo Square Mortgage Loan, the One SoHo Square Companion Loans and the One SoHo Square Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the One SoHo Square Co-Lender Agreement (the “One SoHo Square Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the SOHO 2021-SOHO Securitization. Pursuant to the terms of the SOHO 2021-SOHO TSA, such controlling class representative, which is initially KKR Real Estate Stabilized Credit Partners L.P., will have consent and/or consultation rights with respect to the One SoHo

Square Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. During the continuance of a “Consultation Termination Event” under the SOHO 2021-SOHO TSA (a “One SoHo Square Consultation Termination Event”), the consent and consultation rights of the One SoHo Square Directing Holder will terminate and there will be no controlling noteholder for so long as the One SoHo Square Whole Loan is serviced pursuant to the SOHO 2021-SOHO TSA. A One SoHo Square Consultation Termination Event will generally exist at any time that (i) the Class HRR certificates issued pursuant to the SOHO 2021-SOHO TSA have an outstanding certificate balance (without regard to the application of any appraisal reduction amounts) that is 25% or less of the initial certificate balance of such Class HRR certificates, (ii) the One SoHo Square Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) KKR Real Estate Stabilized Credit Partners L.P. or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate registrar under the SOHO 2021-SOHO TSA (the “One SoHo Square Certificate Registrar”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the One SoHo Square Certificate Registrar receives either such notice.

In addition, pursuant to the terms of the One SoHo Square Co-Lender Agreement, the issuing entity, as holder of the One SoHo Square Mortgage Loan, will (i) have the right to receive copies of all notices, information and reports that the One SoHo Square Master Servicer or the One SoHo Square Special Servicer, as applicable, is required to provide to the One SoHo Square Directing Holder (within the same time frame such notices, information and reports to the One SoHo Square Directing Holder without regard to whether or not such directing certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the SOHO 2021-SOHO TSA) with respect to any major decisions to be taken with respect to the One SoHo Square Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the One SoHo Square Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the One SoHo Square Whole Loan. The consultation rights of the issuing entity will expire ten business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period. Neither the One SoHo Square Master Servicer nor the One SoHo Square Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the One SoHo Square Mortgage Loan (or its representative).

Workout

If the special servicer, in connection with a workout of the One SoHo Square Whole Loan, modifies the terms thereof such that (i) the principal balance of the One SoHo Square Whole Loan is decreased, (ii) the applicable note interest on any One SoHo Square Note is reduced, (iii) payments of interest or principal on any One SoHo Square Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the related loan documents, such modification will not alter, and any modification of the related loan documents will be structured to preserve, the sequential order of payment of the One SoHo Square Notes as set forth in the related loan documents and the priority of payment described under “—Application of Payments” above. Accordingly, all payments to the holders of the One SoHo Square A Notes pursuant to the related loan documents will be made as though such workout did not occur, with the payment terms of each One SoHo Square A Note remaining the same as they are on the origination date, and any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a workout of the One SoHo Square Whole Loan will be applied to the One SoHo Square Notes in the following order: (a) first, to the reduction of the note principal balance of each of the One SoHo Square B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the One SoHo Square A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One SoHo Square Co-Lender Agreement, if the One SoHo Square Whole Loan becomes a defaulted mortgage loan, and if the One SoHo Square Special Servicer determines to sell the One SoHo Square Whole Loan in accordance with the SOHO 2021-SOHO TSA, then the One SoHo Square Special Servicer will be required to sell the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans, together with the One SoHo Square Mortgage Loan, as one whole loan. In connection with any such sale, the One SoHo Square Special Servicer will be required to follow the procedures contained in the SOHO 2021-SOHO TSA.

Notwithstanding the foregoing, the One SoHo Square Special Servicer will not be permitted to sell the One SoHo Square Whole Loan if it becomes a defaulted mortgage loan under the SOHO 2021-SOHO TSA without the written consent of the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan, or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the One SoHo Square Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the One SoHo Square Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the One SoHo Square Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the One SoHo Square Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the One SoHo Square Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the One SoHo Square Master Servicer or the One SoHo Square Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan, or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the One SoHo Square Whole Loan.

Special Servicer Appointment Rights

Pursuant to the One SoHo Square Co-Lender Agreement and the SOHO 2021-SOHO TSA, the One SoHo Square Directing Holder (or its representative) will have the right, with or without cause, to replace the One SoHo Square Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan or any holder of a One SoHo Square Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the SOHO 2021-SOHO TSA recommends, in its sole discretion exercised in good faith, the replacement of the One SoHo Square Special Servicer, the applicable certificateholders under the SOHO 2021-SOHO TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the One SoHo Square Special Servicer and appoint a replacement special servicer in accordance with the SOHO 2021-SOHO TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The HQ @ First Whole Loan

Servicing

The HQ @ First Mortgage Loan (8.8%) is part of a split loan structure (the “HQ @ First Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”, including (a) the HQ @ First Mortgage Loan, (b) two senior promissory notes held by the KREST 2021-CHIP trust (the “HQ @ First Pari Passu Standalone Companion Loans”), (c) two senior promissory notes currently held by Barclays Capital Real Estate Inc. (the “HQ @ First Pari Passu

Non-Standalone Companion Loans”, and together with the HQ @ First Pari Passu Standalone Companion Loans, the “HQ @ First Pari Passu Companion Loans”; the HQ @ First Pari Passu Companion Loans together with the HQ @ First Mortgage Loan, the “HQ @ First Senior Loans”), and (d) two subordinate promissory notes held by the KREST 2021-CHIP trust (the “HQ @ First Subordinate Companion Loans”; together with the HQ @ First Pari Passu Companion Loans, the “HQ @ First Companion Loans”). The holders of such HQ @ First Senior Loans are collectively referred to as the “HQ @ First Senior Loan Holders” and the holders of such HQ @ First Subordinate Companion Loans are referred to as the “HQ @ First Subordinate Companion Loan Holders”. Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $408,000,000. The holder of the HQ @ First Mortgage Loan, the HQ @ First Subordinate Companion Loan Holders and the holders of the HQ @ First Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “HQ @ First Co-Lender Agreement”).

The HQ @ First Whole Loan and any related REO Property will be serviced and administered by KeyBank National Association, the master servicer for the KREST 2021-CHIP securitization (the “HQ @ First Master Servicer”) and, if necessary, KeyBank National Association, the special servicer for the KREST 2021-CHIP securitization (the “HQ @ First Special Servicer”), pursuant to the trust and servicing agreement related to the KREST 2021-CHIP trust (the “KREST 2021-CHIP TSA”), but subject to the terms of the HQ @ First Co-Lender Agreement. In servicing the HQ @ First Whole Loan, the HQ @ First Master Servicer and the HQ @ First Special Servicer are required to service the HQ @ First Whole Loan in accordance with the servicing standard set forth in the KREST 2021-CHIP TSA to take into account the interests of the certificateholders and the holders of the HQ @ First Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the HQ @ First Mortgage Loan pursuant to the HQ @ First Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this preliminary prospectus and amounts payable to the holders of the HQ @ First Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the HQ @ First Pari Passu Companion Loans as set forth in the HQ @ First Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the HQ @ First Whole Loan (other than any promissory notes not contributed to the KREST 2021-CHIP securitization).

Application of Payments

The HQ @ First Co-Lender Agreement sets forth the respective rights of the holder of the HQ @ First Mortgage Loan and the holders of the HQ @ First Companion Loans with respect to distributions of funds received in respect of the HQ @ First Whole Loan, and provides, in general, that, the HQ @ First Subordinate Companion Loans are, at all times, junior, subject and subordinate to the HQ @ First Senior Loans, and the right of the HQ @ First Subordinate Companion Loan Holders to receive payments with respect to the HQ @ First Whole Loan is, at all times, junior, subject and subordinate to the rights of the HQ @ First Senior Loan Holders to receive payments with respect to the HQ @ First Whole Loan. All amounts tendered by the related borrower or otherwise available for payment on the HQ @ First Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)    first, to the HQ @ First Senior Loan Holders, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the HQ @ First Senior Loans at the applicable note interest rate;

(ii)   second, to the HQ @ First Senior Loan Holders, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal, including amounts allocable as principal on the Mortgage Loan after the Anticipated Repayment Date) received, if any, with respect to such Due Date with respect to the HQ @ First Whole Loan, until the balance of the HQ @ First Senior Loans have been reduced to zero;

(iii)    third, to the HQ @ First Senior Loan Holders, pro rata and pari passu, up to the aggregate amount of any unreimbursed losses previously allocated to the HQ @ First Senior Loan holders in accordance with the HQ @ First Co-Lender Agreement, plus interest thereon at the net note interest rate compounded monthly from the date the related such realized losses were allocated to each HQ @ First Senior Loan;

(iv)    fourth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the HQ @ First Subordinate Companion Loans (other than default interest) to each HQ @ First Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the applicable principal balances of the HQ @ First Subordinate Companion Loans at the applicable net note interest rate;

(v)     fifth, on a pro rata and pari passu basis, to the HQ @ First Subordinate Companion Loan Holders in an amount equal to all principal payments (or other amounts allocated to principal, including amounts allocable as principal on the Mortgage Loan after the Anticipated Repayment Date) received, if any, with respect to such Due Date, until the applicable principal balances of the HQ @ First Subordinate Companion Loans have been reduced to zero;

(vi)    sixth, on a pro rata and pari passu basis, to the HQ @ First Subordinate Companion Loan Holders, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the HQ @ First Subordinate Companion Loan Holders in accordance with the terms of the HQ @ First Co-Lender Agreement, plus interest thereon at the net note interest rate for such HQ @ First Subordinate Companion Loans compounded monthly from the date the realized losses were allocated to such HQ @ First Subordinate Companion Loan Holders;

(vii)   seventh, to pay any prepayment fees then due and payable in respect of the HQ @ First Senior Loans, on pro rata and pari passu basis, then the HQ @ First Subordinate Companion Loan Holders, on a pro rata and pari passu basis;

(viii)  eighth, on a pro rata and pari passu, to each of the HQ @ First Senior Loan Holders up to an amount equal to the unpaid excess interest accrued on the related principal balance, with the aggregate amount so payable to be allocated between the HQ @ First Senior Loan Holders, pro rata and pari passu, according to the amount of accrued and unpaid Excess Interest due to each such HQ @ First Senior Loan Holder;

(ix)    ninth, on a pro rata and pari passu basis, to each HQ @ First Subordinate Companion Loan Holder, up to an amount equal to the unpaid excess interest accrued on the principal balance of such HQ @ First Subordinate Companion Loan, with the aggregate amount so payable to be allocated between the HQ @ First Subordinate Companion Loan Holders on a pro rata and pari passu basis according to the amount of accrued and unpaid excess interest due to each such HQ @ First Subordinate Companion Loan Holder;

(x)     tenth, to pay default interest and late payment charges then due and owing under the HQ @ First Whole Loan, all of which is required to be applied in accordance with the KREST 2021-CHIP TSA; and

(xi)    eleventh, if any excess amount is available to be distributed in respect of the HQ @ First Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(h), any remaining amount is required to be paid pro rata to each HQ @ First Senior Loan holder and each HQ @ First Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the HQ @ First Co-Lender Agreement, the directing holder with respect to the HQ @ First Whole Loan (the “HQ @ First Directing Holder”), as of any date of determination, will be the holder of the HQ @ First Senior Loan evidenced by promissory note A-1-S, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the KREST 2021-CHIP securitization. The HQ @ First Directing Holder is not permitted to exercise the rights of the HQ @ First Directing Holder if it is an affiliate of the borrowers. The HQ @ First Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the HQ @ First Co-Lender Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the HQ @ First Whole Loan will require the approval of the HQ @ First Directing Holder.

Pursuant to the terms of the HQ @ First Co-Lender Agreement, the issuing entity, as the holder of the HQ @ First Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports with respect to major decisions that the HQ @ First Master Servicer or the HQ @ First Special Servicer, as applicable, is required to provide to the HQ @ First Directing Holder pursuant to the KREST 2021-CHIP TSA (similar to such notices, information and reports that are required to be provided to the HQ @ First Directing Holder under the KREST 2021-CHIP TSA without regard to the occurrence of a control termination event or consultation termination event under the KREST 2021-CHIP TSA) and a summary of any asset status report relating to the HQ @ First Whole Loan that the HQ @ First Master Servicer or the HQ @ First Special Servicer, as applicable, is required to provide to the HQ @ First Directing Holder pursuant to the KREST 2021-CHIP TSA (without regard to the occurrence of a control termination event or consultation termination event under the KREST 2021-CHIP TSA) and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the HQ @ First Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the HQ @ First Whole Loan. The consultation right of the issuing entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the HQ @ First Master Servicer (or the HQ @ First Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the HQ @ First Master Servicer or the HQ @ First Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the HQ @ First Whole Loan (as a collective whole). Neither the HQ @ First Master Servicer nor the HQ @ First Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the HQ @ First Master Servicer nor the HQ @ First Special Servicer may follow any advice, direction or objection by the HQ @ First Directing Holder that would (i) require or cause the HQ @ First Master Servicer or the HQ @ First Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Whole Loan documents, the KREST 2021-CHIP TSA, the HQ @ First Co-Lender Agreement or the related servicing standard set forth in the HQ @ First Co-Lender Agreement or materially expand the scope of responsibilities for any of the HQ @ First Master Servicer or the HQ @ First Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the HQ @ First Co-Lender Agreement, the issuing entity, as the holder of the HQ @ First Mortgage Loan, will have the right to annual meetings (either telephonically or in person in the discretion of the HQ @ First Master Servicer) with the HQ @ First Master Servicer or the HQ @ First Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the HQ @ First Master Servicer or the HQ @ First Special Servicer, as applicable, in which servicing issues related to the HQ @ First Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the HQ @ First Co-Lender Agreement, if the HQ @ First Whole Loan becomes a specially serviced loan, and if the Special Servicer determines to sell the HQ @ First Mortgage Loan in accordance with the KREST 2021-CHIP TSA, the HQ @ First Special Servicer will be required to sell the HQ @ First Mortgage Loan and each HQ @ First Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the HQ @ First Special Servicer will not be permitted to sell the HQ @ First Whole Loan without the consent of each Non-Controlling Holder (including the issuing entity as the holder of the HQ @ First Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the HQ @ First Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the HQ @ First Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the KREST 2021-CHIP TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the HQ @ First Master Servicer or HQ @ First Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the HQ @ First Co-Lender Agreement, the HQ @ First Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the HQ @ First Special Servicer then acting with respect to the HQ @ First Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the HQ @ First Mortgage Loan or the other HQ @ First Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event” in this preliminary prospectus.

Additional Information

Each of the tables presented on Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, Annex A-2 and Annex A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in August 2021 and ending on the hypothetical Determination Date in September 2021. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Goldman Sachs Mortgage Company, German American Capital Corporation, JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. are sponsors and mortgage loan sellers in this securitization transaction.

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk Retention Consultation Party and an affiliate of the depositor, GS Bank, an originator and an initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2020, GSMC originated or acquired approximately 3,115 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $140.1 billion. As of December 31, 2020, GSMC had acted as a sponsor and mortgage loan seller on approximately 234 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion and $6.823 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of the Top 15 Mortgage Loans” on Annex A-3. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, Goldman Sachs & Co. LLC, one of the underwriters, and the depositor. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex D-2—Exceptions to Goldman Sachs Mortgage Company Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●

Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●

Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●

Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●

Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●

Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The One SoHo Square Mortgage Loan (9.99%) was (together with any related Companion Loans) co-originated by GS Bank, DBR Investments Co. Limited and Bank of Montreal. The Domain Mortgage Loan (5.7%) was (together with any related Companion Loans) co-originated by GS Bank and Bank of America, N.A. Each of the preceding Mortgage Loans and each related Companion Loan was co-originated in accordance with the underwriting guidelines described above.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

Other than as set forth below, the GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the 175 East 62nd Street Leased Fee Mortgage Loan (2.2%), the Goldman Originator did not obtain a PCR for the related Mortgaged Property, as generally provided for by the Goldman Originator’s underwriting guidelines. GSMC’s decision to include the Mortgage Loan in the transaction was based on several factors, including: (i) the Cut-off Date LTV Ratio is 36.7% in comparison to the maximum loan-to-value ratio of 75% that is provided for in the Goldman Originator’s underwriting guidelines for leased fee properties, (ii) the Underwritten NCF DSCR is 4.83x, greater than the minimum underwritten debt service coverage ratio of 1.25x provided for in the Goldman Originator’s underwriting guidelines for leased fee properties, and (iii) the experience of the borrower sponsors and affiliates.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on August 13, 2021. GSMC’s Central Index Key is 0001541502. With respect to the period from and including July 1, 2018 to and including June 30, 2021, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the GS VRR Interest Portion. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GSMC (or its MOA) will be required to retain the GS VRR Interest Portion as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to the Mortgage Loans set forth under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, and (iii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. It is expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with JPMorgan, Goldman Sachs and Citigroup, and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through June 30, 2021 is approximately $91.395 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-3), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBRI during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the One SoHo Square Whole Loan, which was co-originated by Goldman Sachs Bank USA, DBRI and Bank of Montreal, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-3.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes.

General. DBRI is an originator and is affiliated with GACC and Deutsche Bank Securities Inc., one of the underwriters. DBRI originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBRI generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBRI conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBRI’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBRI reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBRI and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBRI may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBRI then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBRI’s acquisition and reunderwriting of a mortgage loan, DBRI relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of DBRI. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBRI had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. DBRI evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBRI evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBRI either (i) obtains or updates (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBRI reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBRI either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBRI obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBRI reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBRI generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBRI may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBRI reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBRI reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBRI may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBRI may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBRI may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBRI. The typical required escrows for mortgage loans originated by DBRI are as follows:

●

Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBRI with sufficient funds to satisfy all taxes and assessments. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBRI may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBRI with sufficient funds to pay all insurance premiums. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBRI may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBRI may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBRI’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBRI has structured springing escrows that arise for identified risks, (v) DBRI has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBRI believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBRI’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBRI may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBRI’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from DBRI’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBRI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBRI made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 16, 2021. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including July 1, 2018 to and including June 30, 2021, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Deutsche Bank AG, New York Branch (“DBNY”) (a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) of GACC) will retain the DB VRR Interest Portion as described under “Credit Risk Retention”. However, GACC and/or its affiliates may acquire or own in the future certain classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates (other than the DB VRR Interest Portion) at any time. DBNY or an affiliate will be required to retain the DB VRR Interest Portion as required under the Credit Risk Retention Rules.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2020, of JPMorgan Chase & Co., the 2019 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2019, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $150 billion. Of that amount, approximately $124.6 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2019, JPMCB originated approximately $9.0 billion of commercial mortgage loans, of which approximately $4.2 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by

JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex F-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●

Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 11, 2021. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on December 31, 2020. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the period from and including July 1, 2018 to and including June 30, 2021, JPMCB has no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. As of the date hereof, neither JPMCB nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention” and may retain the Class R certificates. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest Portion) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans“. CREFI originated or co-originated all of the CREFI Mortgage Loans.

CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●

whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●

whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the Cut-off Date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the Cut-off Date;

●	a description of any material issues with respect to any of the mortgage loans;

●

whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●

whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●

whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●

a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the Cut-off Date;

●

whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of the Top 15 Mortgage Loans” on Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions to CREFI’s Disclosed Underwriting Guidelines” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to CREFI’s Disclosed Underwriting Guidelines

One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the CREFI Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2021. CREFI’s Central Index Key is 0001701238. With respect to the period from and including July 1, 2018 to June 30, 2021, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, other than the CREFI VRR Interest Portion and except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion held thereby) at any time. CREFI (or its MOA) will be required to retain the CREFI VRR Interest Portion as described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective percentage interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)  the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)  the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

GS Mortgage Securities Corporation II, the depositor, is a Delaware corporation and was formed in 1995 for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage assets in trusts in exchange for certificates evidencing interests in the trusts and selling or otherwise distributing the certificates. The sole shareholder of the depositor is The Goldman Sachs Group, Inc. (NYSE:GS). The depositor’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. The depositor will not have any material assets. The depositor is an affiliate of GSMC, a sponsor, mortgage loan seller and an initial Risk Retention Consultation Party, GS Bank, an originator and an initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the removal of the trustee or certificate administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the mortgage file or servicing file for any mortgage loan, (iv) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders and the RR Interest Owners, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC and Grantor Trust administration, (vi) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from the mortgage loan sellers and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the RR Interest Owners.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the RR Interest Owners upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2021-B29 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property (which includes, with respect to any Non-Serviced Whole Loan, the trust’s interest in any REO Property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement, but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property), disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the RR Interest Owners and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term high-quality investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make advances of delinquent monthly debt service payments to the issuing entity, and the master servicer, the special servicer and the trustee may make property protection advances to the issuing entity, but in each case only to the extent it deems such advances to be recoverable from the related mortgage loan; such advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment” in this prospectus. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties (which includes, with respect to any Non-Serviced Whole Loan, the trust’s interest in any REO property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property) are the Distribution Accounts and other accounts maintained pursuant to the PSA and the short term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties, including, with respect to the Non-Serviced Whole Loans, the trust’s interest in any REO Property acquired pursuant to the applicable pooling and servicing agreement and the other activities described in this prospectus, and indemnity obligations to the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor and various related persons. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, custodian, and certificate administrator under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company, a U.S. bank holding company with approximately $1.95 trillion in assets as of June 30, 2021. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo & Company announced that it had entered into a definitive agreement with Computershare Ltd (“Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The transaction is expected to close in the second half of 2021, subject to customary closing conditions and regulatory approvals. Virtually all corporate trust services employees of Wells Fargo Bank, along with most existing CTS systems, technology and offices, are expected to transfer to one or more Computershare-affiliated entities as part of the sale.

Wells Fargo Bank will perform its obligations as trustee and certificate administrator and custodian under the PSA through its CTS line of business. In connection with the sale to Computershare, Wells Fargo Bank intends to transfer its duties, obligations and rights as trustee, certificate administrator and custodian under the PSA to Computershare Trust Company, N.A. or another Computershare-affiliated entity that satisfies the eligibility and consent requirements applicable to a successor trustee, certificate administrator and custodian under the PSA, or to otherwise engage Computershare Trust Company, N.A. or another Computershare-affiliated entity as its agent to execute some or all of its powers and perform some or all of its duties as trustee, certificate administrator and custodian under the PSA; provided that the terms of the PSA will state that any such appointment of Computershare Trust Company, N.A. or another Computershare-affiliated entity as its agent will not relieve Wells Fargo Bank of responsibility for its duties or obligations under the Pooling and Servicing Agreement.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of June 30, 2021, Wells Fargo Bank was acting as trustee on approximately 449 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $229 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and tax returns on behalf of the Grantor Trust, and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2021, Wells Fargo Bank was acting as securities administrator for approximately 1075 commercial mortgage-backed securities with an aggregate outstanding principal balance of more than $606 billion.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2021, Wells Fargo Bank was acting as custodian of more than 310,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsors or an affiliate of the sponsors one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

In December 2014, Phoenix Light SF Limited and certain related entities and the National Credit Union Administration (NCUA) filed complaints in the United States District Court for the Southern District of New York against Wells Fargo Bank, alleging claims against Wells Fargo Bank in its capacity as trustee for a number of residential mortgage-backed securities trusts. Complaints raising similar allegations have been filed by Commerzbank AG in the Southern District of New York and by IKB International and IKB Deutsche Industriebank in New York state court. In each case, the plaintiffs allege that Wells Fargo Bank, as trustee, caused losses to investors, and plaintiffs assert causes of action based upon, among other things, the trustee’s alleged failure to notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, notify investors of alleged events of default, and abide by appropriate standards of care following alleged events of default. Wells Fargo Bank previously settled two class action lawsuits with similar allegations that were filed in November 2014 and December 2016 by institutional investors in the Southern District of New York and New York state court, respectively.

In addition to the foregoing cases, in August 2014 and August 2015 Nomura Credit & Capital Inc. (“Nomura”) and Natixis Real Estate Holdings, LLC (“Natixis”) filed a total of seven third-party complaints against Wells Fargo Bank in New York state court. In the underlying first-party actions, Nomura and Natixis have been sued for alleged breaches of representations and warranties made in connection with residential mortgage-backed securities sponsored by them. In the third-party actions, Nomura and Natixis allege that Wells Fargo Bank, as master servicer, primary servicer or securities administrator, failed to notify Nomura and Natixis of their own breaches, failed to properly oversee the primary servicers, and failed to adhere to accepted servicing practices. Natixis additionally alleges that Wells Fargo Bank failed to perform default oversight duties. Wells Fargo Bank has asserted counterclaims alleging that Nomura and Natixis failed to provide Wells Fargo Bank notice of their representation and warranty breaches.

With respect to each of the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the related RMBS trusts.

For two CMBS transactions, Wells Fargo Bank disclosed transaction-level noncompliance on its 2020 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function. For each transaction, an administrative error resulted in a payment error to certain classes for one distribution period. The affected distributions were revised to correct the error before the next distribution date. Wells Fargo has incorporated additional payment control procedures in an effort to prevent further similar payment errors.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and the Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association (“Midland”), is expected to be the master servicer and in this capacity will be responsible for the master servicing and administration of the Mortgage Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable mortgage loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain expectations and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of June 30, 2021, Midland was master and primary servicing approximately 29,393 commercial and multifamily mortgage loans with a principal balance of approximately $590 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,010 of such loans, with a total principal balance of approximately $281 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus the sum of 0.00125% plus any related subservicing fee rate, but which may be reduced under certain circumstances as provided in the PSA.

Midland Loan Services, a Division of PNC Bank, National Association, the master servicer, is also (i) the master servicer and the special servicer of the College Point Whole Loan and ExchangeRight Net Leased Portfolio #48 Whole Loan, which are serviced under the Benchmark 2021-B28 PSA and (ii) the special servicer of the One SoHo Square Whole Loan, which is serviced under the SOHO 2021-SOHO TSA.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2018 to 2020.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
CMBS	$181	$219	$256
Other	$351	$387	$317
Total	$532	$606	$573

As of June 30, 2021, Midland was named the special servicer in approximately 396 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $164 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 384 assets with an outstanding principal balance of approximately $7.8 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2018 to 2020.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
Total	$158	$171	$170

Midland may enter into one or more arrangements with the Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The report on assessment of compliance with applicable servicing criteria for the twelve-month period ending on December 31, 2020, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information concerning the master servicer has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of Midland as master servicer), the Certificates, the Mortgage Loans, this free writing prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

Midland will have various duties under the PSA. Certain duties and obligations of Midland are described under “Pooling and Servicing Agreement”, “—Enforcement of ‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “—Inspections”, “—Collection of Operating Information” and “—Appraisal Reduction Amounts” in this prospectus. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the underlying Mortgage Loans and the effect of that ability on the potential cash flows from the underlying Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the master servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent master servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Midland, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. Midland’s rights and obligations with respect to indemnification, and certain limitations on Midland’s liability under the PSA are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the pooling and servicing agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 23 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 158 as of June 30, 2021. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;

●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $78.6 billion; and

●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion.

●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion.

●	158 domestic commercial mortgage backed securitization pools as of June 30, 2021 with a then current face value in excess of $81.5 billion.

As of June 30, 2021, LNR Partners has resolved approximately $82.6 billion of U.S. commercial and multifamily loans over the past 23 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during December 31, 2018, approximately $2.6 billion of

U.S. commercial and multifamily mortgage loans during December 31, 2019, approximately $2.2 billion of U.S. commercial and multifamily mortgage loans during 2020 and approximately $2.5 billion of U.S. commercial and multifamily mortgage loans through June 30, 2021.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of June 30, 2021, LNR Partners and its affiliates specially service a portfolio, which included approximately 5,501 assets across the United States with a then current face value of approximately $81.5 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the pooling and servicing agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the pooling and servicing agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator, or any significant obligor. LNR Partners, or its affiliate, assisted LD III Holdco I, L.P. or its affiliate with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

Except for LNR Partners acting as special servicer for this securitization transaction and except as disclosed elsewhere in this prospectus, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage-backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

LNR Partners’ affiliate, LNR Securities Holdings LLC, is anticipated to purchase at least 25% of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class S certificates. LNR Partners will be entitled special servicing fees and certain other fees and compensation as provided in the pooling and servicing agreement. LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding LNR Partners under this heading “Transaction Parties—The Special Servicer” has been provided by LNR Partners.

LNR Partners does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of LNR Partners as special servicer), the certificates, the RR Interest, this prospectus (other than as to the accuracy of the information provided by LNR Partners), the Mortgage Loans or any related documents.

The special servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Companion Loans. The special servicer may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Companion Loans or otherwise. To the extent that the special servicer has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

The special servicer will not have any material advancing rights or any advancing obligations. In certain instances, the special servicer may have the right to make property related property protection advances in emergency situations.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Serviced Mortgage Loans and any related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and any related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicer

KeyBank National Association, a national banking association (“KeyBank”), is (i) the master servicer with respect to the One SoHo Square Whole Loan under the SOHO 2021-SOHO TSA, (ii) the master servicer and special servicer the HQ @ First Whole Loan under the KREST 2021-CHIP TSA and (iii) the special servicer with respect to The Domain Whole Loan under the BANK 2021-BNK35 PSA.

KeyBank is a national banking association. KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2018	12/31/2019	12/31/2020	As of 6/30/2021
By Approximate Number	16,281	18,882	17,008	17,557
By Approximate Aggregate Principal Balance (in billions)	$239.01	$289.6	$308.5	$332.9

Within this servicing portfolio are, as of June 30, 2021, approximately 11,313 loans with a total principal balance of approximately $245.7 billion that are included in approximately 799 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2020, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in CMBS transactions since 1998. As of June 30, 2021, KeyBank was named as special servicer with respect to commercial mortgage loans in 333 commercial mortgaged-backed securities transactions totaling approximately $164.9 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 154 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.748 billion, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	As of 12/31/2018	As of 12/31/2019	As of 12/31/2020	As of 6/30/21
By Approximate Number of Transactions	211	281	363	333
By Approximate Aggregate
Principal Balance (in billions)	$86.7	$111.4	$148.3	$164.9

KeyBank has resolved over $13.0 billion of U.S. commercial mortgage loans over the past 10 years. The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions).

2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
$2.27	$1.89	$2.69	$0.63	$1.4	$0.27	$0.23	$0.12	$0.32	$0.32

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P, Fitch, and Morningstar Credit Ratings, LLC, a credit rating affiliate of DBRS, Inc. (“DBRS Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s deposits and debt obligations.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A	Aa3
Short-Term Deposits	N/A	F1	P-1
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the Mortgage Loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrowers.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, primary servicer or special servicer, generally responsible for the master servicing, primary servicing and special servicing functions with respect to certain Non-Serviced Whole Loans and any related REO Property, as applicable. Additionally, KeyBank may from time to time perform some of its servicing obligations under the applicable Non-Serviced PSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the applicable Non-Serviced PSA as if KeyBank had not retained any such vendors.

KeyBank will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the accepted servicing practices.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying mortgage loans pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

The foregoing information regarding KeyBank under this section titled “—The Outside Servicer” has been provided by KeyBank.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of June 30, 2021, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $280.0 billion issued in 333 transactions.

As of June 30, 2021, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $129.5 billion issued in 144 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

This transaction is required to comply with the Credit Risk Retention Rules. GSMC has been designated by the sponsors to act as the “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules) (in such capacity, the “Retaining Sponsor”) and intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules as follows:

●

The “VRR Interest” is an interest in the issuing entity representing the right to receive approximately 5.0% (the “VRR Percentage”) of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed on the certificates (other than the Class R certificates) and the RR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates on each Distribution Date). The two types of interests comprising the VRR Interest will be the uncertificated interest retained by GSMC (or its MOA) and JPMCB (or its MOA) as described below (the “RR Interest”) and the definitive Class RR certificates acquired by CREFI (or its MOA) and DBRI (or its MOA) as described below. The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) in the issuing entity and will have an aggregate initial VRR Interest Balance of $56,044,947. The owners of the RR Interest are collectively referred to in this prospectus as the “RR Interest Owners”, and each, an “RR Interest Owner”, and the RR Interest Owners and the holders of the Class RR certificates (the “Class RR Certificateholders”) are referred to collectively in this prospectus as the “VRR Interest Owners”.

●

The Retaining Sponsor (or GS Bank, as its MOA) is expected to retain a portion of the VRR Interest, in the form of a portion of the RR Interest, with a VRR Interest Balance equal to $12,072,195 (the “GS RR Interest Balance”) and representing approximately 21.54% of the VRR Interest on the Closing Date (the “GS VRR Interest Portion”).

●

The Retaining Sponsor is also expected to offset a portion of its risk retention requirements under the Credit Risk Retention Rules by the portion of the VRR Interest acquired by DBNY (as an MOA of DBRI, an originator). DBNY is expected to acquire on the Closing Date and retain a portion of the VRR Interest, in the form of Class RR certificates, with a VRR Interest Balance equal to $16,585,338 of the VRR Interest, representing approximately 29.59% of the VRR Interest (the “DB VRR Interest Portion”). DBRI originated Mortgage Loans representing approximately 29.33% of the Initial Pool Balance, which is at least 20% of the Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. DBRI (or its MOA) will acquire the DB VRR Interest Portion from the depositor by selling to the depositor (through GACC, its affiliate) the GACC Mortgage Loans in exchange for cash consideration and the DB VRR Interest Portion. The VRR Interest Balance of the DB VRR Interest Portion (i) will represent a reduction in the price received by GACC from the depositor for the GACC Mortgage Loans sold by GACC to the depositor for transfer to the issuing entity and (ii) will equal the amount by which the Retaining Sponsor’s required risk retention under the Credit Risk Retention Rules is reduced by DBRI’s (or its MOA’s) acquisition in accordance with the Credit Risk Retention Rules.

●

The Retaining Sponsor is also expected to offset a portion of its risk retention requirements under the Credit Risk Retention Rules by the portion of the VRR Interest acquired by JPMCB (or its MOA). JPMCB is expected to acquire on the Closing Date and retain (or cause its MOA to retain) a portion of the VRR Interest, in the form of a portion of the RR Interest, with a VRR Interest Balance equal to $14,073,350 of the VRR Interest (together with the GS RR Interest Balance, the “Original RR Interest Balance”), representing approximately 25.11% of the VRR Interest (the “JPMCB VRR Interest Portion”). JPMCB originated Mortgage Loans representing approximately 25.10% of the Initial Pool Balance, which is at least 20% of the Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. JPMCB will acquire the JPMCB VRR Interest Portion from the depositor by selling to the depositor the JPMCB Mortgage Loans in exchange for cash consideration and the JPMCB VRR Interest Portion. The VRR Interest Balance of the JPMCB VRR Interest Portion (i) will represent a reduction in the price received by JPMCB from the depositor for the JPMCB Mortgage Loans sold by JPMCB to the depositor for transfer to the issuing entity and (ii) will equal the amount by which the Retaining Sponsor’s required risk retention under the Credit Risk Retention Rules is reduced by JPMCB’s acquisition in accordance with the Credit Risk Retention Rules.

●

The Retaining Sponsor is also expected to offset a portion of its risk retention requirements under the Credit Risk Retention Rules by the portion of the VRR Interest acquired by CREFI. CREFI is expected to acquire on the Closing Date and retain (or cause its MOA to retain) a portion of the VRR Interest, in the form of Class RR certificates, with a VRR Interest Balance equal to $13,314,064 of the VRR Interest, representing approximately 23.76% of the VRR Interest (the “CREFI VRR Interest Portion”). CREFI originated Mortgage Loans representing approximately 23.80% of the Initial Pool Balance, which is at least 20% of the Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. CREFI will acquire the CREFI VRR Interest Portion from the depositor by selling to the depositor the CREFI Mortgage Loans in exchange for cash consideration and the CREFI VRR Interest Portion. The VRR Interest Balance of the CREFI VRR Interest Portion (i) will represent a reduction in the price received by CREFI from the depositor for the CREFI Mortgage Loans sold by CREFI to the depositor for transfer to the issuing entity and (ii) will equal the amount by which the Retaining Sponsor’s required risk retention under the Credit Risk Retention Rules is reduced by CREFI’s acquisition in accordance with the Credit Risk Retention Rules.

The percentage of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed on the certificates (other than the Class R certificates) and the RR Interest represented by the VRR Interest will equal at least 5%, as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans

The sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

General

The right to payment of VRR Interest Owners is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The aggregate amount available for distribution to the VRR Interest Owners on each Distribution Date will, in general, equal the sum of (i) the VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount (collectively, the “VRR Available Funds”).

The “VRR Interest Gain-on-Sale Remittance Amount” for each Distribution Date will equal the lesser of, (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the amount distributable from the VRR Interest Gain-on-Sale Reserve Account.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate VRR Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the VRR Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance has been reduced to zero; and

Third, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest on that amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, which evidence the REMIC residual interest in each Trust REMIC, in compliance with the Code and applicable REMIC Regulations.

Except for tax reporting purposes, the VRR Interest does not have a specified pass-through rate; however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date (the “VRR Interest Rate”).

Reimbursement of previously allocated VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the VRR Interest Balance in respect of which a reimbursement is made.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

“RR Interest Balance” means, with respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the Original RR Interest Balance and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination after giving effect to (a) any distributions made on such Distribution Date as described in clauses First, Second and Third above in this “—Priority of Distributions on the VRR Interest”, (b) any VRR Realized Losses allocated to the RR Interest on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the VRR Principal Distribution Amount, which recoveries are allocated to the RR Interest and added to the RR Interest Balance.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Balance” means the Certificate Balance of the Class RR certificates and/or the RR Interest Balance of the RR Interest, as applicable.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount distributed to the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount distributed to the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions”.

Allocation of VRR Realized Losses

On each Distribution Date, the certificate administrator will be required to reduce the VRR Interest Balance pro rata based on the VRR Interest Balances of each of the RR Interest and the Class RR certificates, by the amount of any VRR Realized Losses for such Distribution Date.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate VRR Interest Balance, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, VRR Interest Owners may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest”.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the VRR Interest Owners will be entitled to the VRR Percentage of any yield maintenance charge and prepayment premium collected on the Mortgage Loans as of the related Determination Date, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the VRR Interest Owners will be entitled to the VRR Percentage of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date, as described in “Description of the Certificates—Distributions—Excess Interest”.

Material Terms

For a description of the material terms of the VRR Interest, see “Description of the Certificates” and “Pooling and Servicing Agreement”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

No VRR Interest Owner or its affiliates will be permitted to transfer its respective VRR Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to its respective VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2021-B29 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

One or more of such classes and the RR Interest will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates
“Class X Certificates”	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates
“Regular Certificates”	The Senior Certificates and the Subordinate Certificates
“Residual Certificates”	The Class R certificates
“Non-VRR Certificates”	The Principal Balance Certificates, the Class X Certificates and the Class S certificates
“VRR Interest”	Class RR certificates and RR Interest

The certificates and the RR Interest will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the 1822 Sunset Boulevard Loan REMIC and the Lower-Tier REMIC.

As further described in this prospectus, the primary source for payments of principal and interest on the Non-VRR Certificates and the VRR Interest will be amounts received by the issuing entity in respect of the Mortgage Loans.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Class A-1	$20,710,000
Class A-2	$78,526,000
Class A-3	$177,306,000
Class A-4(1)	$0 – $149,000,000
Class A-5(1)	$295,684,000 – $444,684,000
Class A-SB(2)	$24,171,000
Class X-A(3)	$819,937,000
Class X-B(3)	$105,154,000
Class A-S	$74,540,000
Class B	$51,912,000
Class C	$53,242,000
Class X-D(3)	$61,230,000
Class X-F(3)	$26,621,000
Class X-G(3)	$10,648,000
Class X-H(3)	$41,263,977
Class D	$33,277,000
Class E	$27,953,000
Class F	$26,621,000
Class G	$10,648,000
Class H	$41,263,977

(1)	The exact initial Certificate Balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the chart above. The initial aggregate Certificate Balance of the Class A-4 and Class A-5 certificates is expected to be approximately $444,684,000, subject to a variance of plus or minus 5%.

(2)	The Class A-SB certificates have a certain priority with respect to reducing the Certificate Balance of those certificates to their scheduled principal balance, as described in this prospectus.

(3)

The Notional Amount of each class of the Class X Certificates is subject to change depending upon the final pricing of the Principal Balance Certificates, as follows: (1) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates whose Certificate Balance comprises such Notional Amount is equal to the weighted average of the Net Mortgage Rates on the Mortgage Loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of Principal Balance Certificates may not be part of, and reduce accordingly, such Notional Amount of the related Class X Certificates (or, if as a result of such pricing the Pass-Through Rate of the related Class X Certificates is equal to zero, such Class X Certificates may not be issued on the Closing Date), and/or (2) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates that does not comprise such notional amount of the related Class X Certificates is less than the weighted average of the Net Mortgage Rates on the Mortgage Loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of Principal Balance Certificates may become a part of, and increase accordingly, such Notional Amount of the related Class X Certificates.

The “Certificate Balance” of any class of Principal Balance Certificates or Class RR certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and Class RR certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, such class of certificates on that Distribution Date and increased by the amount of any subsequent recovery of Nonrecoverable Advances that was added to the Certificate Balance of such class for such Distribution Date. In the event that Realized Losses previously allocated to a class of certificates, in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amounts of the Class X Certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “Related Class X Class”) indicated below:

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$819,937,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$105,154,000	Class B and Class C certificates
Class X-D	$61,230,000	Class D and Class E certificates
Class X-F	$26,621,000	Class F certificates
Class X-G	$10,648,000	Class G certificates
Class X-H	$41,263,977	Class H certificates

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal but the Class S certificates will represent the right to receive the Non-VRR Percentage of any Excess Interest received on an ARD Loan, as described under “—Distributions—Excess Interest”.

Distributions

Method, Timing and Amount

Distributions on the certificates and the RR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in October 2021.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Loan REMIC Residual Distribution Account, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve

Account and the VRR Interest Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates and the RR Interest Owners on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders and the RR Interest Owners;

●

with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest as described under “—Excess Interest”);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the applicable REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances on the Mortgage Loans made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)  with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)  solely with respect to the Distribution Date occurring in October 2021, the Closing Date Deposit Amount.

The “Collection Period” for each Distribution Date and any Mortgage Loan or Whole Loan will be the period commencing on the day immediately following the Due Date for such Mortgage Loan or Whole Loan in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Whole Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Whole Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans or Whole Loan relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan or Whole Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

“Non-VRR Available Funds” means, as to any Distribution Date, an amount equal to the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Non-VRR Gain-on-Sale Remittance Amount withdrawn from the Non-VRR Gain-on-Sale Reserve Account for distribution on such Distribution Date.

The “Non-VRR Gain-on-Sale Remittance Amount” for each Distribution Date, is the lesser of (i) the amount on deposit in the Non-VRR Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the amount distributable from the Non-VRR Gain-on-Sale Reserve Account.

“Periodic Payment” means, with respect to any Mortgage Loan or the related Companion Loan, the scheduled monthly payment of principal and/or interest (other than any Excess Interest) on such Mortgage Loan or Companion Loan, including any balloon payment, which is payable by a borrower from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of a default and without regard to any Excess Interest.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Non-VRR Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Non-VRR Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i) prior to the Cross-Over Date,

(a)          to the Class A-SB certificates, in an amount equal of the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the scheduled principal balance set forth on Annex G to this prospectus with respect to the Class A-SB certificates (the “Class A-SB Scheduled Principal Balance”) for such Distribution Date;

(b)          to the Class A-1 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after the distributions specified in clause (a) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)          to the Class A-2 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a) and (b) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)          to the Class A-3 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b) and (c) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)          to the Class A-4 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c) and (d) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)           to the Class A-5 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c), (d) and (e) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero; and

(g)          to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c), (d), (e) and (f) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates, without regard to the Class A-SB Scheduled Principal Balance, is reduced to zero.

(ii)     on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balance), in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, first (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Sixth, to the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-fourth, to the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates have been reduced to zero, to the Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-seventh, to the Class H certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of all the Subordinate Certificates are (or are expected to be) reduced to zero as a result of the allocation of Non-VRR Realized Losses to those certificates.

Reimbursement of previously allocated Non-VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates (other than the Class S certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-2 certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-3 certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-4 certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-5 certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-SB certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class A-S certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class B certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class C certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class D certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class E certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class F certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class G certificates is a per annum rate equal to [__]%.

The Pass-Through Rate on the Class H certificates is a per annum rate equal to [__]%.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the VRR Interest Rate.

The Pass-Through Rate for each class of Class X Certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Related Class X Class (or the Pass-Through Rate on the Related Class X Class, if only one) for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month.

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of an ARD Loan after its respective Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that accrue interest on an Actual/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date) in any year, will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable; provided, further, that with respect to each Mortgage Loan for which the Closing Date Deposit Amount was made, the Closing Date Deposit Amount will be included in determining the Mortgage Rate relating to the initial Distribution Date. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan, is the annual rate at which interest accrues on such Mortgage Loan, REO Loan, Companion Loan or Whole Loan during such period (in the absence of a default), as stated in the related Mortgage Note, promissory note or componentization notice evidencing such Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Whole Loan without giving effect to any default rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates (other than the Class S certificates) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Non-VRR Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

“Non-VRR Excess Prepayment Interest Shortfall” means, for any Distribution Date, the Non-VRR Percentage of the Excess Prepayment Interest Shortfall for such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates (other than the Class S certificates) is equal to the interest for the related Interest Accrual

Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates (other than the Class S certificates) is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the Class X Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Aggregate Principal Shortfall for that Distribution Date,

(b)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any property protection advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Non-VRR Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans on or prior to the related Determination Date; and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds and, if applicable, income, rents, and profits from REO Property or otherwise, received with respect to such Mortgage Loan and any REO Loan on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to “Pooling and Servicing Agreement—Advances” in respect of a preceding Distribution Date; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the issuing entity incurred in connection with the related Mortgage Loan.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Aggregate Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Aggregate Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Aggregate Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any other Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the RR Interest Owners or to reimburse the issuing entity, other than in the limited circumstances related to Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the certificates, other than indirectly in the limited circumstances related to reimbursement of Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S certificates, the Non-VRR Percentage of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date, and (ii) to the VRR Interest Owners, the remainder of such Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance, as applicable, to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Co-Lender Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of any related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) (x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of any related Companion Loan(s), as applicable, pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) (x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and yield maintenance charges collected as of the related Determination Date are required to be distributed to the VRR Interest Owners and the holders of the classes of certificates as described below.

On each Distribution Date, the VRR Percentage of any yield maintenance charge collected on the Mortgage Loans during the one-month period ending on the related Determination Date is required to be distributed to the VRR Interest Owners, and the Non-VRR Percentage of any yield maintenance charge collected on the Mortgage Loans during the one-month period ending on the related Determination Date is required to be distributed as follows: (a) pro rata, between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A and Class A-S certificates, (ii) the group (the “YM Group B”) of the Class X-B, Class B and Class C certificates, and (iii) the group (together with the YM Group A and the YM Group B, the “YM Groups”) of the Class X-D, Class D and Class E certificates based upon the aggregate amount of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective classes of Principal Balance Certificates in each YM Group in the following manner: (i) each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date the portion of such yield maintenance charge in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such class of certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (ii) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable classes of Principal Balance Certificates, will be distributed to the class of Class X Certificates in such YM Group. If there is more than one class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such classes, the aggregate amount of such yield maintenance charges will be allocated among all such classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the first sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-F, Class X-G, Class X-H, Class S or Class R certificates. Instead, after the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed pro rata to holders of the Class F, Class G and Class H certificates (based on their respective Certificate Balances).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	August 2026
Class A-2	September 2026
Class A-3	September 2028
Class A-4	NAP – August 2031(1)
Class A-5	August 2031
Class A-SB	July 2031
Class X-A	September 2031
Class X-B	September 2031
Class A-S	September 2031
Class B	September 2031
Class C	September 2031

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-4 certificates ranging from $0 to $149,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPY prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in September 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Co-Lender Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any non-serviced mortgage loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be made to the holder of such Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or if the special servicer allowed a prepayment on such Mortgage Loan or Serviced Pari Passu Companion Loan on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) a portion of the master servicer’s Servicing Fees to be paid under the PSA for the related Distribution Date calculated at a rate of 0.00125% per annum on each Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan), (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan), as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the RR Interest Owners to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event is continuing, and only with respect to the Mortgage Loans other than any applicable Excluded Loan, the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards, unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on such Distribution Date among each class of Non-VRR Certificates, (other than the Class S Certificates) pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class H certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Non-VRR Realized Losses to classes of Principal Balance Certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates, as described above, no other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal allocable to the Non-VRR Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Scheduled Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Non-VRR Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Non-VRR Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates and the Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders and the RR Interest Owners on that date, the certificate administrator is required to calculate the Non-VRR Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Non-VRR Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the end of the last day of the related Collection Period.

The certificate administrator will be required to allocate any Non-VRR Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Non-VRR Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if any Related Class X Class is reduced by such Realized Losses.

VRR Realized Losses will be allocated to the VRR Interest. Non-VRR Realized Losses will be allocated to the Principal Balance Certificates.

The VRR Realized Losses and the Non-VRR Realized Losses are referred to in this prospectus as “Realized Losses”.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and The Certificate Administrator” or “—The Operating Advisor and Asset Representations Reviewer”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates or the VRR Interest will be considered outstanding until its Certificate Balance or Notional Amount or VRR Interest Balance, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance to zero, reimbursements of any previously allocated Non-VRR Realized Losses and VRR Realized Losses are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest”.

Reports to Certificateholders and the RR Interest Owners; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and each RR Interest Owner of record a Distribution Date Statement based in part on the information delivered to it by the master servicer in the form of Annex B (the “Distribution Date Statement”) and providing all information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder and each RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder and the RR Interest Owners may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or an RR Interest Owner, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and a reduction in the RR Interest Balance of the RR Interest, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, an RR Interest Owner or Certificate Owner reasonably requests, to enable Certificateholders and the RR Interest Owners to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports, and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing some categories of information regarding the Mortgage Loans provided on Annex A-2, calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the master servicer and by the master servicer to the certificate administrator, and presented in a loan-by-loan and tabular format substantially similar to the formats utilized on Annex B;

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification and corrected loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB.  Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the RR Interest Owners by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means, as required under the PSA:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file;

●	a CREFC® loan periodic update file; and

●	a CREFC® appraisal reduction amount template (if any Appraisal Reduction Amount has been calculated).

No later than two business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●

Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2022, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●

Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2021, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its obligation to deliver the CREFC® net operating income adjustment worksheet described above. The special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the sponsors, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, the Controlling Class Representative, a Risk Retention Consultation Party or a VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or a special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer may not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary in this prospectus, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Parties” will be (i) a party selected by Goldman Sachs Bank USA, (ii) a party selected by Citi Real Estate Funding Inc., (iii) a party selected by JPMorgan Chase Bank, National Association and (iv) a party selected by Deutsche Bank AG, New York Branch, in each case, as an owner of the VRR Interest.  The depositor will promptly provide the name and contact information for each initial Risk Retention Consultation Party upon request and any such requesting party may conclusively rely on the name and contact information provided by the depositor. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of a Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of the Risk Retention Consultation Party from an RR Interest Owner or a Class RR Certificateholder, as applicable. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. Each of GSMC, CREFI, JPMCB and DBNY (or their respective affiliate) is expected to be an initial Risk Retention Consultation Party.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a manager of a Mortgaged Property, a Restricted Mezzanine Holder or a Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, manager or Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in such borrower, manager or Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Controlling Class Representative or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than any such information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® special servicer loan file for the related Excluded Controlling Class Loan).

“Excluded Loan” means with respect to (i) the Controlling Class Representative, any Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party, or (ii) a Risk Retention Consultation Party, any Mortgage Loan or Whole Loan if, as of any date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, an RR Interest Owner, the Directing Holder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party (other than a Risk Retention Consultation Party), in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be, and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

A “Certificateholder” is the person in whose name a certificate (including the Class RR certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Class RR certificates) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, a mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed to be not outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will be deemed to be not outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will be deemed to be not outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan sellers or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or the related mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or any special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® Reports and supplemental notices with respect to such Distribution Date Statements and CREFC® Reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited, RealINSIGHT, Thomson Reuters

Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, Inc. and DealView Technologies Ltd. (each, a “Financial Market Publisher”), pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or any RR Interest Owner that is a Privileged Person identified to the master servicer’s reasonable satisfaction, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or RR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided, that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder, an RR Interest Owner or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the RR Interest Owners may have under the PSA. Certificateholders and the RR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website and will make available to the general public this prospectus, Distribution Date Statements, the PSA, each MLPA and the SEC EDGAR filings referred to below:

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and each MLPA and any amendments and exhibits to those agreements;

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® special servicer loan file (provided that they are received by the certificate administrator);

●	the CREFC® appraisal reduction amount template;

●	the annual reports prepared by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan or Whole Loan;

●	notice of final payment on the certificates or the RR Interest;

●

all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or the RR Interest Owners of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or the special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Voting Rights for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●

any notice to Certificateholders or the RR Interest Owners of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any document provided by the master servicer or the depositor directing the certificate administrator to post same;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of any applicable Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

The certificate administrator will be required to, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

To the extent the Directing Holder or any Controlling Class Certificateholder receives access pursuant to the PSA to any Excluded Information on the certificate administrator’s website or otherwise receives access to such Excluded Information, such Directing Holder or any Controlling Class Certificateholder will be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Holder or any Controlling Class Certificateholder or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the RR Interest Owners and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders and/or the RR Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, any RR Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the RR Interest Owners and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, RR Interest Owner or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to Certificateholders will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or RR Interest Owners only those persons in whose names the certificates or the RR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)      1% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)      99% in the case of the Principal Balance Certificates and the Class RR certificates, allocated among the holders of such respective classes of certificates in proportion to the Certificate Balances of their certificates (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to such certificates).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class S certificates, the Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC Rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC Rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding”, “—Termination; Retirement of Certificates” and
“—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class RR certificates are expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class RR certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator, the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or

Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – Benchmark 2021-B29
with a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which GSMC and GACC are selling Mortgage Loans and the related discussion below, the One SoHo Square Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by GSMC or GACC, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by such mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)     the original executed Mortgage Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of the trustee for the benefit of the registered Certificateholders and the RR Interest Owners or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the applicable mortgage loan seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note), and in the case of a Serviced Whole Loan, a copy of the executed Mortgage Note for any related Companion Loan;

(ii)    an original or copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)   an original or copy of any related assignment of leases (if such item is a document separate from the Mortgage), together with originals or copies of any intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)   an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related assignment of leases (if such item is a document separate from the Mortgage), in favor of the trustee, for the benefit of the registered Certificateholders and the RR Interest Owners and the holder of any related Companion Loan, as their interests may appear or a copy of such assignment (if the applicable mortgage loan seller or its designee, rather than the trustee or certificate administrator, is responsible for the recording thereof);

(v)    an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of the trustee, for the benefit of the registered holders of the certificates, the RR Interest Owners and the holder of any related Companion Loan, as their interests may appear;

(vi)   originals or copies of final written modification, consolidation, assumption, written assurance and substitution agreements in those instances where the terms or provisions of the Mortgage Note for such Mortgage Loan (or, if applicable, any Mortgage Note of a Whole Loan) or the related Mortgage have been modified or the Mortgage Loan has been assumed or consolidated, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(vii)  the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan or the related Serviced Whole Loan (or, if such policy has not been issued, a “marked up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

(viii)     an original or copy of the related ground lease relating to such Mortgage Loan (or the related Serviced Whole Loan, if applicable), if any, and any ground lessor estoppel;

(ix)      an original or copy of the related Mortgage Loan agreement, if any;

(x)      an original of any guaranty under such Mortgage Loan or the related Whole Loan, if any;

(xi)      an original or copy of the environmental indemnity from the related mortgagor, if any;

(xii)     an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(xiii)    an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (v)), in favor of the trustee for the benefit of the Certificateholders, the RR Interest Owners and the holder of the related Companion Loan, as their interests may appear;

(xiv)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan or the related Whole Loan or in favor of any assignee prior to the trustee, and an original UCC-3 assignment thereof, in form suitable for filing, in favor of the trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(xv)    an original or copy of the lockbox agreement or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvi)    in the case of the 1822 Sunset Boulevard Loan REMIC, a copy of the REMIC declaration;

(xvii)   in the case of any Mortgage Loan or the related Whole Loan as to which there exists a related mezzanine loan, an original or a copy of any related mezzanine intercreditor agreement;

(xviii)   an original or copy of any related environmental insurance policy or environmental guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xix)    a copy of any letter of credit relating to such Mortgage Loan or the related Whole Loan and any related assignment thereof (with the original to be delivered to the master servicer);

(xx)     copies of any franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the issuing entity or the trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the issuing entity or trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice is required to be delivered by the applicable mortgage loan seller to the custodian for inclusion in the Mortgage File within the time period set forth in the PSA and/or estoppel letters relating to such Mortgage Loan or the related Serviced Whole Loan and any related assignment thereof)); and

(xxi)    in the case of a Whole Loan, an original or a copy of the related Co-Lender Agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to each of the One SoHo Square Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver mortgage note(s) as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, each mortgage loan seller will be required to deliver or cause to be delivered an electronic copy of the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)     (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)    the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the related mortgage loan seller);

(iii)   any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the related mortgage loan seller);

(iv)   final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)    the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)   the related ground lease, if any, and any ground lessor estoppel;

(vii)   the related loan agreement, if any;

(viii)   the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)   the related lockbox agreement or cash management agreement, if any;

(x)    the environmental indemnity from the related borrower, if any;

(xi)   the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)  in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the trustee and UCC-3 assignment financing statements in favor of the trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the related mortgage loan seller;

(xiv)     in the case of the 1822 Sunset Boulevard Loan REMIC, a copy of the REMIC Declaration and the related filed IRS Forms SS-4 and 8811;

(xv)     any mezzanine loan intercreditor agreement;

(xvi)    any related environmental insurance policy;

(xvii)    any related letter of credit and any related assignment thereof; and

(xviii)   any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  a copy of all zoning reports;

(l)   a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  a copy of all UCC searches;

(o)  a copy of all litigation searches;

(p)  a copy of all bankruptcy searches;

(q)  a copy of origination settlement statement;

(r)   a copy of insurance summary report;

(s)   a copy of organizational documents of the related mortgagor and any guarantor;

(t)   a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)  the original or a copy of all related environmental reports that were received by the related mortgage loan seller;

(v)  unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w) unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related mortgage loan seller received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the mortgage loan sellers or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. Each mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by such mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans are set forth on Annex D-1, Annex E-1 and Annex F-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth on Annex D-2, Annex E-2, Annex E-3 and Annex F-2.

If the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) discovers or receives notice alleging that any of the documents required to be included by (or on behalf of) the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, then such party is required to give notice of such omission, breach or defect to each other party to the PSA and the applicable mortgage loan seller. The master servicer (with respect to a non-Specially Serviced Loan) or special servicer (with respect to a Specially Serviced Loan), as applicable, will be required to determine whether such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related REO Property or the interests of the trustee or any Certificateholders or RR Interest Owners in the Mortgage Loan or REO Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”). The master servicer or the special servicer may (but will not be obligated to) consult with the master servicer or the special servicer regarding any determination of a Material Defect for a non-Specially Serviced Loan. The Enforcing Servicer will be required to give notice of any such Material Defect to the other parties to the PSA, the applicable mortgage loan seller and (for so long as no Consultation Termination Event is continuing), the Directing Holder.

The applicable mortgage loan seller will be required to, no later than 90 days following:

(x)  the earlier of (i) the mortgage loan seller’s discovery of the Material Defect and (ii) the mortgage loan seller’s receipt of notice of the Material Defect from any party listed above and receipt of a demand to take action with respect to such Material Defect, except in the case of the following clause (y); or

(y)  in the case of such Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of such Material Defect,

(1)  cure such Material Defect in all material respects, at its own expense,

(2)  repurchase the affected Mortgage Loan (or, in the case of each of the One SoHo Square Mortgage Loan, the applicable portion thereof) or REO Loan at the Purchase Price, or

(3)  substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution; provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan (or, in the case of each of the One SoHo Square Mortgage Loan, the applicable portion thereof) and or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator, the trustee and the operating advisor, an officer’s certificate that describes the reasons such Material Defect was not cured within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) such mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide prompt notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the related mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of each of the One SoHo Square Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause each Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon each Trust REMIC, the Grantor Trust or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that such mortgage loan seller and the special servicer (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) are able to agree upon a cash payment payable by the related mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the related mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the related mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the applicable mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for the purposes of a repurchase pursuant to the related MLPA, any related Companion Loan)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, any related Companion Loan)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Property Protection Advances (including any Property Protection Advances and advance interest amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), (4) all accrued and unpaid advance interest amounts in respect of related Advances (or, in the case of any Non-Serviced Mortgage Loan, all comparable amounts with respect to P&I Advances related to such Non-Serviced Mortgage Loan and, with respect to outstanding Property Protection Advances, the pro rata portion of any comparable amounts payable with respect thereto pursuant to the related Co-Lender Agreement), (5) any unpaid Special Servicing Fees and any other unpaid additional trust fund expenses outstanding (which, for the avoidance of doubt, include any unpaid Workout Fees and Liquidation Fees) or previously incurred in respect of the related Mortgage Loan (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), and if such Mortgage Loan is being purchased by a mortgage loan seller pursuant to the related MLPA, all expenses incurred or to be incurred by the master servicer, the special servicer, the asset representations reviewer, the depositor, the certificate administrator and the trustee in respect of the breach or document defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (3) above), (6) if the applicable mortgage loan seller repurchases or substitutes for such Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by such mortgage loan seller, and (7) if a mortgage loan seller repurchases or substitutes for such Mortgage Loan more than 90 days following the earlier of the responsible party’s discovery or receipt of notice of the subject material breach or material document defect, as the case may be, a Liquidation Fee. With respect to each of the One SoHo Square Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by an appraiser who is an MAI prepared in accordance with the requirements of the FIRREA;

(g)  comply (except in a manner that would not be adverse to the interests of the Certificateholders and the RR Interest Owners) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)  have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an applicable Excluded Loan, by the Directing Holder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the grantor trust status of the Grantor Trust or the imposition of tax on any Trust REMIC, the Grantor Trust or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of a Non-Serviced Mortgage Loan, the related primary servicing fee rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The cure, repurchase and substitution obligations or the obligation to pay the Loss of Value Payment described above will constitute the sole remedy available to the Certificateholders and the RR Interest Owners in connection with a material breach of any representation or warranty or a material document defect with respect to any Mortgage Loan. None of the depositor, the underwriters, the master servicer, the special servicer, the trustee, the certificate administrator or any other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any of the representations and warranties or a document defect if the applicable mortgage loan seller defaults on its obligations to do so. We cannot assure you that a mortgage loan seller will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so.

As stated above, with respect to a Material Defect related to the One SoHo Square Mortgage Loan (9.99%), each of GSMC and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Loan Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

Dispute Resolution Provisions

Each mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the related mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and each mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Co-Lender Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Co-Lender Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage

Loans should be deemed to include the servicing and administration of any related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Co-Lender Agreement are described under “Description of the Mortgage Pool—The Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Co-Lender Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder or the RR Interest Owners with respect to its rights and protections relative to the issuing entity.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee, for the benefit of the holders of the certificates and the RR Interest Owners. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in trust for the benefit of the holders of the certificates and the RR Interest Owners. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event is continuing and other than in respect of any applicable Excluded Loan) and the mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the RR Interest Owners the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Co-Lender Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)       the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)       the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders and the RR Interest Owners (as a collective whole as if such Certificateholders and the RR Interest Owners constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the RR Interest Owners and the holder of any related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and the holder or holders of any related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of any related Companion Loan) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make Advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or any related Companion Loan the master servicer or special servicer, as the case may be, or any of their affiliates, may have; and

(H)   any obligation of the master servicer, the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of the related borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan to one or more third-party sub-servicers provided that the master servicer will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer.

Each sub-servicing agreement between the master servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. The master servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders and the RR Interest Owners. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Notwithstanding anything to the contrary, each of the initial master servicer and any initial special servicer may delegate certain of its duties and obligations under the PSA to an affiliate of the master servicer or a special servicer, as applicable. Such delegation will not be considered a sub-servicing agreement under the PSA, and the requirements and obligations set forth in the PSA applicable to sub-servicing agreements, sub-servicers or servicing function participants will not be applicable to such arrangement. Notwithstanding any such delegation, the master servicer and a special servicer, as applicable, will remain obligated and liable for the performance of their respective obligations and duties under the PSA in accordance with the provisions thereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loan as required by the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. For the avoidance of doubt, the master servicer will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to change or forgive a monetary obligation or (b) such advance has been determined to be non-recoverable. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will make or be permitted to make a P&I Advance for balloon payments, default interest, late payment charges, yield maintenance charges or prepayment premiums, or Excess Interest or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

Property Protection Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Property Protection Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Property Protection Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Property Protection Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make or be permitted to make any Property Protection Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Co-Lender Agreement or the PSA.

The special servicer will have no obligation to make any Property Protection Advances. However, in an urgent or emergency situation requiring the making of a Property Protection Advance, the special servicer may make such Property Protection Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Property Protection Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Property Protection Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Property Protection Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any related Companion Loan.

The master servicer will also be obligated to make Property Protection Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Property Protection Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Whole Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be binding upon the master servicer and the trustee. No special servicer will have any obligation to make an affirmative determination that any P&I Advance or Property Protection Advance is, or would be, recoverable; however, if the special servicer makes any such determination, such determination will not be binding upon the master servicer or the trustee. In the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Property Protection Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Property Protection Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain, promptly upon request, from the special servicer at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders and the RR Interest Owners, and will be binding upon, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders and the RR Interest Owners.

With respect to any Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan; provided, however, the master servicer and the trustee may rely on the non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise); provided, however, the other master servicer and other trustee under the related Non-Serviced PSA may rely on the non-recoverability determination of the master servicer or the trustee.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Property Protection Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Co-Lender Agreement, a Serviced Whole Loan) or REO Loan as to which such Property Protection Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (including a Non-Serviced Mortgage Loan) or REO Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans in the Mortgage Pool on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Co-Lender Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan. However, amounts payable in respect of each Serviced Companion Loan will be available, in accordance with the PSA and related Co-Lender Agreement, for the reimbursement of any Property Protection Advances with respect to the related Serviced Whole Loan. Notwithstanding the above, with respect to a Property Protection Advance on a Serviced Whole Loan the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Property Protection Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of any related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to any related Pari Passu Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an applicable Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable

Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (and solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of property protection advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owners. The master servicer is required to deposit in the Collection Account (and in no event later than the 2nd business day following receipt of properly identified and available funds) all properly identified payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans deposited into the Collection Account will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account or ledger account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, the Aggregate Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Loan REMIC Residual Distribution Account”, a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owners.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any related P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from (i) Non-VRR Available Funds to the holders of the Non-VRR Certificates and (ii) VRR Available Funds to the VRR Interest Owners, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”. Amounts received with respect to the residual interest in the 1822 Sunset Boulevard Loan REMIC will be deposited into the Loan REMIC Residual Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owners. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest Owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain accounts (the “Non-VRR Gain-on-Sale Reserve Account” and the “VRR Interest Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Non-VRR Certificates and the VRR Interest Owners, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Co-Lender Agreement), such gains will be deposited (i) into the Non-VRR Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and (ii) into the VRR Interest Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such gains.

Amounts in the Non-VRR Gain-on-Sale Reserve Account will be applied on each Distribution Date to reimburse the Principal Balance Certificates up to an amount equal to all Non-VRR Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Non-VRR Available Funds for such Distribution Date, and amounts in the VRR Interest Gain-on-Sale Reserve Account will be applied on each Distribution Date to reimburse the VRR Interest Owners up to an amount equal to all VRR Realized Losses, if any, previously deemed allocated to the VRR Interest and unreimbursed after application of the VRR Available Funds for such Distribution Date. To the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Upon termination of the issuing entity, any remaining amounts in the Non-VRR Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owners.

The Collection Account, the Serviced Whole Loan Custodial Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as the case may be, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Co-Lender Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”, or (C) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Co-Lender Agreement);

(iii)    to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Serviced Whole Loan Custodial Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on each Trust REMIC, the Grantor Trust or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)  to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the companion paying agent for deposit into the Serviced Whole Loan Custodial Account the amounts required to be deposited pursuant to the PSA; and

(xix)  to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to any related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Property Protection Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on any related Companion Loan or from general collections with respect to the securitization of any related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Property Protection Advance or interest on such Property Protection Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Co-Lender Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the RR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower pays with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee	The sum of: (i) $17,750 multiplied by the number of Subject Loans, plus (ii) $1,775 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,300 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,275 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	By the mortgage loan seller; provided, however, that if the mortgage loan seller is insolvent, such fee will become an expense of the issuing entity.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Property Protection Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Property Protection Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Property Protection Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
P&I Advances on the Mortgage Loans / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances on the Mortgage Loans/ Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections, in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to any Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Co-Lender Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to any related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Co-Lender Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Co-Lender Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00250% to 0.05125%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Co-Lender Agreement, from amounts payable in respect of any related Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Co-Lender Agreement and that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision and 50% (provided, however, that the master servicer will receive 0% of any Payment Accommodation Fees with respect to a Payment Accommodation processed by the special servicer) of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Co-Lender Agreement and that involve one or more Special Servicer Major Decisions or (if processed by the master servicer) Special Servicer Non-Major Decisions, and 0% with respect to Special Servicer Non-Major Decisions processed by the special servicer;

●	100% of all assumption application fees received on any Mortgage Loans, only for which the master servicer is processing the underlying assumption related transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Co-Lender Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision;

●	50% (provided, however, that the master servicer will receive 0% of any Payment Accommodation Fees with respect to a Payment Accommodation processed by the special servicer) of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) which involve a

Special Servicer Major Decision or (if processed by the master servicer) Special Servicer Non-Major Decision, and 0% with respect to Special Servicer Non-Major Decisions processed by the special servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Co-Lender Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to penalty charges, subject to certain limitations set forth in the PSA); provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan after giving effect to such transaction and (ii) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for

each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, to the extent provided for in the related Co-Lender Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan and pursuant to the terms of the related Non-Serviced PSA, the primary servicer of such Non-Serviced Mortgage Loan will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00125% per annum for the College Point Mortgage Loan and the ExchangeRight Net Leased Portfolio #48 Mortgage Loan, (ii) 0.00250% per annum for The Domain Mortgage Loan, (iii) 0.00625% per annum for the One SoHo Square Mortgage Loan, and (iv) 0.00900% per annum for the HQ @ First Mortgage Loan.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Whole Loan) that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be the higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (other than a Non-Serviced Whole Loan) and will be calculated by application of a “Workout Fee Rate” equal to the lesser of (a) 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, from the date such Mortgage Loan (or Whole Loan, if applicable) becomes a Corrected Loan through and including the related maturity date (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date); provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (5) or clause (7) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is modified by the special servicer in accordance with the terms of the PSA; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final pay-off or refinancing of the related Mortgage Loan or Serviced Whole Loan, the special servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Mortgage Loan or Serviced Whole Loan as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 18 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to any related Companion Loan, if applicable), and (ii) except as otherwise described below, any Mortgage Loan and any related Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the applicable mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan)) for which the special servicer is the Enforcing Servicer and either (A) such Mortgage Loan (and Serviced Companion Loan, if applicable) is repurchased or substituted for by the applicable mortgage loan seller or (B) a Loss of Value Payment has been made with respect to such Mortgage Loan (and Serviced Companion Loan, if applicable). The Liquidation Fee for each such repurchased or substituted Mortgage Loan, Specially Serviced Loan or REO Property will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided that the Liquidation Fee with respect to any Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan; provided, further, that except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

The “Liquidation Fee Rate” will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.00% with respect to each Mortgage Loan (including with respect to any related Serviced Companion Loan, to the extent provided in the definition of “Liquidation Fee”) repurchased, substituted or for which a Loss of Value Payment has been made, each Specially Serviced Loan and each REO Property.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)     (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the initial 90 day time period (as may be extended) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect within the initial 90-day time period (as may be extended) provided for the Loss of Value Payment, if such Loss of Value Payment occurs prior to the termination of such extended period,

(ii)    the purchase of (A) any Specially Serviced Loan that is an AB Whole Loan or related REO Property by the holder of a Subordinate Companion Loan or (B) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case described in clause (ii)(A) or (B) above, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)   the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)   with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event is continuing, such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)   if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

The special servicer will also be entitled to additional servicing compensation with respect to each Mortgage Loan for which it acts as special servicer (other than with respect to any Non-Serviced Mortgage Loan), in the following amounts to the extent collected from the related borrower:

(i)     100% of all Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Specially Serviced Loans, 100% of all Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loan that is not a Specially Serviced Loan with respect to Special Servicer Non-Major Decisions that are processed by the special servicer, and 100% of Payment Accommodation Fees,

(ii)    100% of all assumption application fees received on any Mortgage Loans and any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement), only for which the special servicer is processing the underlying assumption related transaction,

(iii)   100% of assumption, waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(iv)   50% (or 100% with respect to Payment Accommodation Fees) of all Excess Modification Fees and 50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees) received with respect to all Mortgage Loans (including any Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans that involve one or more Special Servicer Major Decisions or (if processed by the master servicer) Special Servicer Non-Major Decisions, and 100% with respect to Special Servicer Non-Major Decisions processed by the special servicer.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee (in the case of a split fee with respect to penalty charges, subject to certain limitations set forth in the PSA);

provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including any related Serviced Companion Loan, if applicable, and to the extent not prohibited by the related Co-Lender Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including any related Serviced Companion Loan, if applicable, to the extent not prohibited by the related Co-Lender Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the applicable REO Account or Loss of Value Payment reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

“Excess Modification Fees” means, with respect to any Mortgage Loan or Serviced Whole Loan, if applicable (but not with respect to any Non-Serviced Mortgage Loan), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of the related Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the issuing entity (including, without limitation, interest on Advances to the extent not otherwise paid or reimbursed by or on behalf of the borrower (including indirect reimbursement from penalty charges or otherwise) with respect to such Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) borrower delayed reimbursements) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as penalty charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the special servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Mortgage Loan (or Whole Loan) or REO Property; provided that if the related Mortgage Loan (or Serviced Whole Loan) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the special servicer prior to such Mortgage Loan (or Serviced Whole Loan) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Mortgage Loan (or Serviced Whole Loan) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or Serviced Whole Loan). If such Mortgage Loan (or Serviced Whole Loan) ceases to be a Corrected Loan, the special servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the special servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the master servicer or the special servicer (after taking into account any offset described above applied during such prior 12-month period) with respect to any Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction, and (ii) $25,000.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the special servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the issuing entity, any borrower, any property manager, any guarantor or indemnitor in respect of the related Mortgage Loan or Serviced Whole Loan and any purchaser of the related Mortgage Loan, Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of the related Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of the related REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA other than (1) any compensation which is payable to the special servicer under the PSA or (2) to the extent included in a CREFC® Report for the applicable period, any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees, and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property, in each case, in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount.”

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans will be equal to the product of a rate equal to 0.00687% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage

Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (including any Non-Serviced Mortgage Loan but not any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00127%, and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower pays with respect to such Mortgage Loan) (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that the master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction).

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the master servicer or the special servicer processing the Major Decision will be required to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision in accordance with the standard set forth in the PSA.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00022% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. Upon the completion of any Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $17,750 multiplied by the number of Subject Loans, plus (ii) $1,775 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,300 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,275 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the mortgage loan sellers; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as the case may be, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer will be required to pursue remedies against such mortgage loan seller in accordance with the servicing standard in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by such mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the RR Interest Owners, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)      the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan, as applicable, by the special servicer;

(2)      the 60th day after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(3)      solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in clause B below) or (B) if the related borrower has delivered to the master servicer (and the master servicer will be required to promptly deliver a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), on or prior to the date on which that balloon payment was due, a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement, in each case reasonably satisfactory in form and substance to the master servicer and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within 120 days of such related maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates);

(4)      the date on which the related Mortgaged Property became an REO Property;

(5)      the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

(6)      the 60th day after the date the related borrower or the tenant at a single tenant property is subject to a bankruptcy, insolvency or similar proceedings (if not dismissed within those 60 days); and

(7)      the date on which the Mortgage Loan (or Serviced Whole Loan) remains outstanding 5 years following any extension of its maturity date pursuant to the PSA.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

For the avoidance of doubt, and for purposes of clauses (1) and (2) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

A “Payment Accommodation” for any Mortgage Loan or Serviced Whole Loan means the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency (as reasonably determined by the special servicer in accordance with the Servicing Standard) relating to payment obligations or operating covenants under the related mortgage loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related mortgage loan documents, that in each case require full repayment of deferred payments, reserves and escrows within 21 months of the date of the first forbearance for such Mortgage Loan or Serviced Whole Loan.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer in consultation with the Directing Holder (for so long as no Consultation Termination Event is continuing and only with respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan), and in consultation with the operating advisor (during the continuance of a Control Termination Event), as of the first Determination Date that is at least 10 business days following the later of (i) the date the special servicer receives an appraisal or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.	the sum of

a)

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)

to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan),

b)

all P&I Advances on the related Mortgage Loan and all Property Protection Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan,

c)

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable); and

d)	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s), as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from such master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 120 days after the event described in the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then solely for purposes of determining the amounts of the P&I Advances, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of the end of each 9-month period following the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such 9-month period or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Property Protection Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan or Serviced Whole Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has no knowledge of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, and appraisal reduction amounts calculated under the related Non-Serviced PSA will be applied to such Non-Serviced Mortgage Loan in a manner that is similar to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the RR Interest Owners. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to the related Non-Serviced Whole Loan will generally be allocated first to any related Subordinate Companion Loan and then to the related Non-Serviced Mortgage Loan and any related Non-Serviced Pari Passu Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, then such Mortgage Loan or Serviced Whole Loan will no longer be subject to an Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist. Similarly, when a Non-Serviced Mortgage Loan is no longer subject to appraisal reduction amounts under the related Non-Serviced PSA, then such appraisal reduction amounts will no longer be applied to such Non-Serviced Mortgage Loan.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance with respect to the related Mortgage Loan will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of Non-VRR Certificates then-outstanding (i.e., first, to the Class H certificates; then, to the Class G certificates; then, to the Class F certificates; then, to the Class E certificates; then, to the Class D certificates; then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates) to the extent of the Non-VRR Percentage of the reduction in such P&I Advance, on the other hand. See “Pooling and Servicing Agreement—Advances”.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the Non-VRR Certificates, on the other hand, based on the VRR Percentage and the Non-VRR Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” with respect to each Mortgage Loan as of any date of determination is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Non-Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s)), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator, the operating advisor and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Mortgage Loans (other than any Non-Serviced Mortgage Loan). The certificate administrator, the operating advisor and the special servicer will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

For purposes of determining the Non-Reduced Interests, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts allocated to a Mortgage Loan will be allocated to the VRR Interest to notionally reduce (to not less than zero) the VRR Interest Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts allocated to a Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H certificates, then, to the Class G certificates, then, to the Class F certificates, then, to the Class E certificates, then, to the Class D certificates, then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H certificates, then, to the Class G certificates, then, to the Class F certificates, and, then, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

The appraised value of any applicable Mortgaged Property is required to be determined on an “as-is” basis for purposes of determining all Appraisal Reduction Amounts. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the special servicer or the master servicer, as applicable, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Collateral Deficiency Amount calculation for a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any related Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Co-Lender Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for Mortgage Loans (other than Non-Serviced Mortgage Loans) or Serviced Whole Loans) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the holders of certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan or Serviced Whole Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or the special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class, until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan or Serviced Whole Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan or Whole Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an

Acceptable Insurance Default as determined by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) (i) with (in respect of any Mortgage Loan other than an applicable Excluded Loan and unless a Control Termination Event is continuing) the consent of the Directing Holder and (ii) (other than an applicable Excluded Loan) after consultation by the special servicer with the Risk Retention Consultation Parties. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer or the special servicer, as applicable, determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained following such determination (if made by the master servicer) or following notice of such determination (if made by the special servicer). If the master servicer or the special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder and/or the consultation rights of the Risk Retention Consultation Parties or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder or to consult with a Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer and in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or the special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the related Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the RR Interest Owners. Any cost incurred by the master servicer or the special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Property Protection Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Property Protection Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Property Protection Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Property Protection Advance to the extent that such Property Protection Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the immediately succeeding paragraph, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Loan and (b) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which the matter involves a Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”, which the master servicer will process with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA) or a Special Servicer Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan and does not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA); provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise (i) cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust or (ii) result in the imposition of a tax upon any Trust REMIC, the Grantor Trust or the issuing entity. Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus, if applicable, any additional time provided to the Directing Holder or other relevant party under the PSA and, if applicable, any additional time period provided to a holder of a Companion Loan under a related Co-Lender Agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Special Servicer Major Decision (or making a determination not to take action with respect to a Special Servicer Major Decision) and prior to taking any action with respect to any Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”) or making a determination not to take action with respect to the Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”), will be required to refer any request with respect to such Special Servicer Major Decision or Special Servicer Non-Major Decision to the special servicer, which will process the request directly, or if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request, and if the master servicer processes such request and is recommending approval of such request, the master servicer will be required to prepare and submit its written analysis and recommendation to the special servicer with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Holder” below) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where all or any portion of the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of the Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, with respect to any Mortgage Loan other than any applicable Excluded Loan, for so long as no Control Termination Event is continuing, the approval of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Controlling Class Representative), and consultation with the Risk Retention Consultation Parties, as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Serviced Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Co-Lender Agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender, if any, to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

Borrowers may request payment forbearance because of COVID-19 related financial hardship. The PSA will permit the special servicer to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) prior to October 1, 2021, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12)), does not exceed six months (or such longer period of time as may be allowed by guidance that is binding on federal income tax authorities) and such forbearance is otherwise covered by Section 5.02(2) of Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12), (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 under the caption “Risk Factors—Other Risks Relating to the Certificates—Tax

Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates”.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (A) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder and (B) to the extent such modification, waiver or amendment constitutes a Major Decision, after consultation with the Risk Retention Consultation Parties (in each case, other than with respect to a Mortgage Loan that is an applicable Excluded Loan as to such party), ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than any Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the certificate administrator, the trustee, the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan), the operating advisor (only if a Control Termination Event is continuing) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, trustee, the special servicer, the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the Risk Retention Consultation Parties (other than with respect to an applicable Excluded Loan), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

“Special Servicer Non-Major Decision” means each of the following:

(i)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted, or (C) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(ii)    any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held, as “performance”, “earn-out”, “holdback” or similar escrows or reserves with respect to any Mortgage Loan or Serviced Whole Loan as further identified on a schedule to the PSA, but excluding (subject to clause (iv) below) as to Mortgage Loans or Serviced Whole Loan which are non-Specially Serviced Loans, (A) any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related loan documents, (B) any request with respect to a Mortgage Loan or Serviced Whole Loan that is a non-Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the loan documents or (C) any other funding or disbursement as mutually agreed upon by the master servicer and special servicer;

(iii)   in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(iv)   in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan; provided that, in any case, Special Servicer Non-Major Decisions will not include (i) the release, substitution or addition of collateral securing any Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (ii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not otherwise a Major Decision; and

(v)    approving easements or rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan or Serviced Whole Loan.

provided, however, that with respect to clauses (i)(A) and (i)(B) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process any of the foregoing matters (excluding any Payment Accommodation, which will be processed by the special servicer) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially

Serviced Loan in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent. If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the master servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Special Servicer Non-Major Decision.

Any fees or other charges charged by the special servicer in connection with processing any Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan (in the aggregate with each other such Payment Accommodation with respect to such Mortgage Loan or Serviced Whole Loan) may not exceed an amount equal to 0.30% of the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan (“Payment Accommodation Fees”) (excluding attorneys’ fees and third party expenses) and may only be borne by the borrower, not the issuing entity.

Neither the master servicer nor the special servicer will be permitted to enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Serviced Whole Loan, restructure any Mortgage Loan or Serviced Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Any modification, extension, waiver or amendment of the payment terms of any Non-Serviced Whole Loan will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Co-Lender Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Co-Lender Agreement.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan), and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision” which items the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or to (b) waive its right to exercise such rights; provided, however, that (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 5.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The special servicer will be required to determine (with respect to a Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision”), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision” which items, the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided, however, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to any applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 2.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, (D) has a loan-to-value ratio that is equal to or greater than 85% (including any existing and proposed debt) and has a Stated Principal Balance of at least $10,000,000, (E) has a debt service coverage ratio that is less than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Mortgage Loan (or Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and has a Stated Principal Balance of at least $10,000,000, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to any matter described in the preceding two paragraphs, with respect to any non-Specially Serviced Loan as to which such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer and the master servicer may mutually agree that the master servicer will process such action in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent and subject to the rights of the Directing Holder discussed under “—The Directing Holder”; provided, however, that with respect to clauses (i)(A) and (i)(B) of the definition of “Special Servicer Non-Major Decision”, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2022 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Co-Lender Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Co-Lender Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2021 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan) any related Serviced Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Serviced Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Serviced Companion Loan) for which the master servicer is responsible for servicing (each, a “Special Servicing Transfer Event”):

(1)      as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (and the master servicer will be required to promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), on or prior to the related maturity date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the master servicer and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within 120 days of such related maturity date; provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or purchase or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or purchase or, if such refinancing or purchase does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates);

(2)      as to which any Periodic Payment is more than 60 days delinquent;

(3)      as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, (ii) the borrower has become the subject of a decree or order for that proceeding and it has not been stayed or discharged or dismissed within 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer, with the consent of the Directing Holder, unless a Control Termination Event is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing), or (iii) the related borrower makes an assignment for the benefit of its creditors, has admitted in writing its inability to pay its debts generally as they become due, or voluntarily suspends payment of its obligations;

(4)      as to which the master servicer or special servicer has received notice of the commencement of foreclosure or foreclosure or proposed foreclosure or similar proceedings of any lien other than the Mortgage on the Mortgaged Property;

(5)      as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 30 days;

(6)      as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders and the RR Interest Owners (and, with respect to any Whole Loan, the holders of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 30 days); or

(7)      as to which the master servicer (so long as no Consultation Termination Event is continuing, with the consultation of the Directing Holder in accordance with the provisions under “—The Directing Holder—Control Termination Event and Consultation Termination Event”) determines that (i) a default

(other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and the RR Interest Owners (and, with respect to a Whole Loan, the holders of any related Companion Loan as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the master servicer (and with respect to any Mortgage Loan other than any applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Holder) as described under “—Maintenance of Insurance” above.

For the avoidance of doubt, and for purposes of clauses (2), (3)(iii), (5), (6) and (7) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a Special Servicing Transfer Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the RR Interest Owners with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision

(or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Consultation Termination Event is continuing);

●	the Risk Retention Consultation Parties (but only with respect to any Mortgage Loan other than an applicable Excluded Loan);

●

with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;

●	the operating advisor (but only for so long as a Control Termination Event is continuing);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan or Serviced Whole Loan, other than any applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders and the RR Interest Owners (taken as a collective whole), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the RR Interest Owners (taken as a collective whole); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder or a Risk Retention Consultation Party with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

The special servicer will be required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the operating advisor and the special servicer.

For so long as no Control Termination Event is continuing, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process.

While a Control Termination Event is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such asset status report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class certificates) and the RR Interest Owners, as a collective whole. The special servicer will be required to consider such alternative courses of action on a non-binding basis, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any asset status report that is provided while a Control Termination Event is continuing. The special servicer may revise the asset status report as it deems necessary to take into account any input and/or comments from the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owners, as a collective whole. If the special servicer determines to revise any asset status report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to promptly deliver to the operating advisor and the Directing Holder the revised asset status report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Duties of the Operating Advisor While a Control Termination Event Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, each of the Directing Holder (except with respect to any applicable Excluded Loan) and the operating advisor, will be entitled to consult on a non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the related directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan has occurred and such Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the RR Interest Owners, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the RR Interest Owners (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, Serviced Companion Loan holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the RR Interest Owners (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the Serviced Companion Loan holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan or Serviced Whole Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) an extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the 1822 Sunset Boulevard Loan REMIC or the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any

Trust REMIC or the Grantor Trust or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the 1822 Sunset Boulevard Loan REMIC or the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the 1822 Sunset Boulevard Loan REMIC or the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the 1822 Sunset Boulevard Loan REMIC or the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the 1822 Sunset Boulevard Loan REMIC or the Lower-Tier REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the RR Interest Owners is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the RR Interest Owners to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the RR Interest Owners. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owners and with respect to a Serviced Whole Loan, the holder of each related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Property Protection Advance, unless it determines such Property Protection Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders and the RR Interest Owners or, in the case of a Serviced Pari Passu Whole Loan, Certificateholders, the RR Interest Owners and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and Serviced Companion Loan holder constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan,) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the RR Interest Owners and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Co-Lender Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than any applicable Excluded Loan, (i) with the consent of the Directing Holder, if no Control Termination Event is continuing and (ii) after consultation with the Risk Retention Consultation Parties) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owners. The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is generally required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Parties not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a Specially Serviced Loan and (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days after the related maturity date (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing or purchase referred to below is scheduled to occur pursuant to the commitment for refinancing or signed purchase agreement or on which such commitment or signed purchase agreement terminates) if the related borrower has provided the master servicer (and the master servicer will be required to promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to the special servicer), on or prior to the related maturity date, with (a) a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or (b) a signed purchase agreement, in the case of clause (a) or (b), reasonably satisfactory in form and substance to the master servicer and (for so long as no Control Termination Event is continuing) the Directing Holder, which provides that such refinancing or purchase will occur within 120 days of such related maturity date; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee, subject to any additional conditions in an applicable Co-Lender Agreement, will be required to determine whether the cash offer constitutes a fair price; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Property Protection Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the RR Interest Owners and any related holders(s) of any Serviced Pari Passu Companion Loan (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an applicable Excluded Loan, in consultation with the Directing Holder (unless a Consultation Termination Event exists), the Risk Retention Consultation Parties, and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owners and, in the case of a sale of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owners and, in the case of a

Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Parties, any borrower sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Co-Lender Agreement(s), if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this  “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell any related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans.”

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with any related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Co-Lender Agreement. The Controlling Class Representative will be entitled to exercise such consent right so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Protection Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the RR Interest Owners, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder (a) will be entitled to advise (1) the special servicer, with respect to the applicable Specially Serviced Loans other than any applicable Excluded Loan, as to all Major Decisions, (2) the special servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan, as to all Special Servicer Major Decisions, and (3) the master servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan, as to all Master Servicer Major Decisions, and (b) will have the right to replace the special servicer with or without cause (provided that LNR Partners may not be replaced without cause as long as LNR Securities Holdings LLC, or an affiliate, owns at least 25% of the then Controlling Class) and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan, during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Controlling Class Representative” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)      absent that selection, or

(2)      until a Controlling Class Representative is so selected, or

(3)      upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (with evidence of ownership), or its representative, will be the Controlling Class Representative;

provided, however, that (i) in the case of clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Controlling Class Representative until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Controlling Class Representative from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Controlling Class Representative.

The initial Controlling Class Representative is expected to be LD III Holdco I, L.P. or its affiliate.

The initial Controlling Class Representative, and any subsequent Controlling Class Representative, is hereby deemed to have agreed and acknowledged by virtue of its purchase of a Control Eligible Certificate (or beneficial ownership interest in such certificate) that its identity will be reported monthly by the certificate administrator in the Distribution Date Statement.

The “Directing Holder” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan and any applicable Excluded Loan) or Serviced Whole Loan, the Controlling Class Representative.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most senior class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class. The Controlling Class as of the Closing Date will be the Class H certificates.

The “Control Eligible Certificates” will be the Class F, Class G and Class H certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any Certificateholder may request that the certificate registrar determine which class of Control Eligible Certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Controlling Class Representative, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder, as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or thirty (30) days with respect to clause (xiv) of the definition of “Major Decision” below) after receipt of the related Major Decision Reporting Package (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such ten-business-day (or 30-day) period, the Directing Holder will be deemed to have approved such action) (each of the following, a “Major Decision”):

(i)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation, a Payment Accommodation, the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)   any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates” in this prospectus) for less than the applicable Purchase Price;

(iv)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(v)    any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement and for which there is no lender discretion or related to an immaterial easement, right of way or similar agreement;

(vii)  releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(viii) any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)   following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(x)    approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a lease of an outparcel or affects an area greater than or equal to the lesser of (1) 30,000 square feet or (2) 30% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes (in each case of clause (a), (b) and (c), to the extent the lender is required to approve under the Mortgage Loan documents);

(xi)   the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xii)  any consent or approval of (a) any property management changes on a Mortgage Loan with an outstanding principal balance exceeding $10,000,000 and a Debt Service Coverage Ratio of less than 1.25x or franchise changes, and (b) any amendments, modifications, waivers, or other similar actions with respect to any property management agreement or franchise agreement, as applicable (in each case of clause (a) and (b), to the extent the lender is required to consent or approve under the Mortgage Loan documents);

(xiii) any modification, waiver or amendment of a Co-Lender Agreement, intercreditor agreement or similar agreement with any mezzanine lender, holder of a Pari Passu Companion Loan or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights (or decision not to enforce rights) with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(xiv) any determination of an Acceptable Insurance Default;

(xv)  any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xvi) any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents;

(xvii) approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan);

(xviii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(xix) determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xx)  other than in the case of a non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xxi) approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements.

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially

Serviced Loan (other than a Non-Serviced Mortgage Loan) and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent. For the avoidance of doubt, the master servicer and the special servicer have mutually agreed that the master servicer will process the items listed in clauses (i)(A) and (i)(B) of “Special Servicer Non-Major Decision” with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer, any Directing Holder or the operating advisor.

For so long as a Control Termination Event is continuing, the master servicer or the special servicer that is processing the related Major Decision will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event and Consultation Termination Event” below. For so long as a Control Termination Event is continuing, with respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or the special servicer, to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision which it is processing, a written report by the master servicer or the special servicer (which in the discretion of the special servicer may be in the form of an Asset Status Report), as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or the special servicer, as applicable, and (ii) the proposed course of action recommended.

“Master Servicer Major Decision” means any Major Decision with respect to a non-Specially Serviced Loan under clauses (xii) through (xvii) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision with respect to a non-Specially Serviced Loan under clauses (i) through (xi) and clauses (xviii) through (xxi) of the definition of “Major Decision”.

Asset Status Report

So long as a Control Termination Event is not continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event is continuing, the Controlling Class Representative will have no right to consult with the special servicer with respect to the Asset Status Reports.

Replacement of Special Servicer

So long as a Control Termination Event is not continuing, subject to certain limitations, the applicable Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable, receives no response from the Directing Holder within 10 days following the master servicer’s or the special servicer’s written request for input (which initial request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor that is in possession of the master servicer or the special servicer, as applicable, related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan related to the Controlling Class Representative, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Non-Serviced Mortgage Loan and any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan and any applicable Excluded Loan), the master servicer or the special servicer will also be required to consult with the Risk Retention Consultation Parties in connection with any Major Decision it is processing (and such other matters that are subject to consultation rights of any such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Parties in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from any such Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Controlling Class Representative will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with the operating advisor in connection with Major Decisions that it is processing, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan, when one or more of the following is true: (i) the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided that, if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Control Termination Event will be deemed to occur.

A “Consultation Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan, when one or more of the following is true: (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts or (ii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; and

provided that, if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Consultation Termination Event will be deemed to occur.

With respect to any applicable Excluded Loan, the Controlling Class Representative or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder with respect to any Mortgage Loan or Serviced Whole Loan other than any applicable Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Parties or the operating advisor)) is necessary to protect the interests of the Certificateholders and the RR Interest Owners (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owners and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder, the Risk Retention Consultation Parties or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or Controlling Class Representative or (ii) may follow any advice or consultation provided by the Directing Holder or Controlling Class Representative or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the RR Interest Owners (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of any related Companion Loan, as described under “Description of the Mortgage Pool—The Whole Loans”).

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loan, the Controlling Class Representative will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related directing holder under the related Non-Serviced PSA. The issuing entity, as the holder of each Non-Serviced Mortgage Loan, has non-binding consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan, and, other than in respect of any applicable Excluded Loan, so long as a Consultation Termination Event is not continuing, the Controlling Class Representative will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. In the event a Consultation Termination Event is continuing, the special servicer will be required to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Certain Rights of each Non-Controlling Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has non-binding consultation rights with respect to certain major decisions and certain rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan, as provided in the applicable Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders or the RR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder or RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the Directing Holder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest;

(b)  may act solely in the interests of the Controlling Class Certificateholders;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the Controlling Class Certificateholders over the interests of the holders of one or more other classes of certificates or RR Interest; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder, to the extent the Controlling Class Representative is the Directing Holder) for having so acted as set forth in (a) through (d) above, and no Certificateholder or RR Interest Owner may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the Non-Serviced Companion Loan(s) or their respective designees (e.g. the related directing holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Co-Lender Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder, the RR Interest or the RR Interest Owners. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional oversight with respect to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder and the RR Interest Owners. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.

In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non-Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

Duties of the Operating Advisor While No Control Termination Event is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, unless a Control Termination Event is continuing, the operating advisor’s obligations will be limited to the following and generally will not involve an assessment of specific actions of the special servicer:

(a)  promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)  promptly reviewing each Final Asset Status Report; and

(c)  reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); provided, however, that the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Holder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of the Operating Advisor While a Control Termination Event is Continuing

With respect to each Serviced Mortgage Loan and Serviced Whole Loan, while a Control Termination Event is continuing, the operating advisor’s obligations will consist of the following:

(a)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—The Directing Holder—Asset Status Report” above;

(b)  the operating advisor will be required to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable, in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event”;

(c)  the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan during the prior calendar year) generally in the form attached as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)     after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation in any material respect, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)   if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and the RR Interest Owners and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Risk Retention Consultation Party, any Certificateholder, the RR Interest Owners or any of their respective affiliates.

Annual Report

For so long as a Control Termination Event is continuing, based on the operating advisor’s review of any Assessment of Compliance, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report, any Final Asset Status Report and other reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the special servicer, the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the RR Interest Owners (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on an “asset-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report (after a Control Termination Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer, if during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing the annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating

Advisor Standard, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

For so long as a Control Termination Event is continuing, if the operating advisor determines that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owners as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)     that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)   that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Controlling Class Representative, the Directing Holder, a Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)   that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as, or otherwise appearing on its face to be “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined (and has labeled or otherwise communicated such information as confidential) could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any Asset Status Report and (iv) information subject to attorney-client privilege (and which the special servicer has labeled or otherwise communicated as being subject to such privilege).

The operating advisor is required to keep all such Privileged Information confidential and may not, without the prior written consent of the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative and the RR Interest Owners), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) and the Controlling Class Representative, disclose such Privileged Information to any person other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, any experience or knowledge gained by the operating advisor from such other engagements may not be imputed to the operating advisor or its employees for this transaction; provided, however, the operating advisor may consider such experience or knowledge as pertinent information for discussion with the special servicer during its periodic meetings.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by written advice of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)      any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates evidencing greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)      any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)      any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e)      the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all

Certificateholders and the RR Interest Owners electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of holders of certificates evidencing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Controlling Class Representative (for any Mortgage Loan other than any applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing), any Companion Loan noteholder, the Certificateholders, the Risk Retention Consultation Parties, the RR Interest Owners and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates evidencing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Interests evidencing not less than 15% of the Voting Rights of the Non-Reduced Interests requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide written notice to all Certificateholders, the RR Interest Owners and the operating advisor of such request by posting such notice on its internet website, and by mailing such notice to all Certificateholders, the RR Interest Owners and the operating advisor.

Upon the written direction of holders of Non-Reduced Interests evidencing more than 50% of the Voting Rights of the Non-Reduced Interests that exercise their right to vote (provided that holders of Non-Reduced Interests evidencing at least 50% of the Voting Rights of the Non-Reduced Interests exercise their right to vote), the trustee will terminate all of the rights and obligations of the operating advisor under the PSA (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the operating advisor, and the proposed successor operating advisor will be appointed.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder, RR Interest Owner and beneficial owner may access such notices on the certificate administrator’s website and each Certificateholder, RR Interest Owner and beneficial owner may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders or RR Interest Owners for the reasonable expenses of posting notices of such requests. In addition, in the event there are no classes of certificates outstanding or interest in the issuing entity other than the Control Eligible Certificates, the VRR Interest, the Class S certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Controlling Class Representative and the Risk Retention Consultation Parties, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Controlling Class Representative, all Certificateholders and the RR Interest Owners in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders and the RR Interest Owners, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a

Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the-events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days of such determination to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity) as of the end of the applicable Collection Period are Delinquent Loans as of the end of the related Collection Period or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the related Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Date Statement on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 69 prior pools of commercial mortgage loans for which GSMC (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after July 1, 2012, the highest percentage of a particular pool of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2016 and June 30, 2021 was approximately 27.8%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the two (2) largest Mortgage Loans in the pool represent approximately 18.8% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the two (largest) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20% of aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in a mortgage loan seller’s Mortgage Loans that could be the basis for claims against the related mortgage loan seller based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency, for so long as the related borrower is complying with the terms of such Payment Accommodation.

Asset Review Vote

If holders of certificates evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and all Certificateholders and the RR Interest Owners, and to conduct a solicitation of votes to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review evidencing at least a majority of the votes cast but in any event at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Controlling Class Representative, the Risk Retention Consultation Parties, the RR Interest Owners and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) through (v) below for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) below for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide, or make available, the following materials for each Delinquent Loan (in electronic format) to the asset representations reviewer (collectively, with the Diligence Files, any notice of a breach of a representation or warranty relating to any Delinquent Loan received by the asset representations reviewer from any other party to the PSA, a copy of the prospectus, a copy of the applicable MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)   a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)  a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii) any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

In addition, in the event that, as part of an Asset Review of any Delinquent Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Delinquent Loan are missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any Test in connection with such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. Each mortgage loan seller will be required under each MLPA to deliver such additional documents only to the extent such documents are in the possession of such mortgage loan seller.

In addition, with respect to any Delinquent Loan that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan, provided, however, the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or RR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days upon request as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test (the “Preliminary Asset Review Report”). The asset representations reviewer will be required to provide such Preliminary Asset Review Report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the applicable mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable mortgage loan seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the applicable mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by such mortgage loan seller to the asset representations reviewer. For avoidance of doubt, the asset representations reviewer will not be required to prepare a Preliminary Asset Review Report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files posted to the secure data room is provided to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In no event may the asset representations reviewer determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Date Statement on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator, the Controlling Class Representative and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is a special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS Morningstar”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”)or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS Morningstar, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) a sponsor, a mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Controlling Class Representative, the Directing Holder, a Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of a sponsor, a mortgage loan seller, any underwriter, any party to the PSA, the Controlling Class Representative, a Risk Retention Consultation Party or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the RR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders or the RR Interest Owners), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the RR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)    the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owners electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of holders of certificates evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders, the RR Interest Owners and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the RR Interest Owners and the asset representations reviewer. Upon the written direction of holders of Principal Balance Certificates and the Class RR certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will be required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the Principal Balance Certificates and the Class RR certificates evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be required to be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses of each other party to the PSA and each Rating Agency in connection with its resignation and the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

No Risk Retention Consultation Party will be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Parties will not be protected against any liability to the VRR Interest Owners that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the VRR Interest Owners.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates and each VRR Interest Owner with respect to each other VRR Interest, that a Risk Retention Consultation Party:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or VRR Interest Owners other than the applicable VRR Interest Owner;

(b)   may act solely in the interests of the applicable VRR Interest Owner;

(c)   does not have any liability or duties to the holders of any class of certificates or VRR Interest Owner other than the applicable VRR Interest Owner;

(d)   may take actions that favor the interests of the holders of one or more classes of certificates or, the applicable VRR Interest Owner, over the interests of the holders of one or more other classes of certificates or other VRR Interest; and

(e)   will have no liability whatsoever (other than to the applicable VRR Interest Owner) for having so acted as set forth in (a) – (d) above, and no Certificateholder or other VRR Interest Owner may take any action whatsoever against the applicable Risk Retention Consultation Party or any director, officer, employee, agent or principal of the applicable Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by any master servicer or any special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of such master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause (provided that so long as LNR Securities Holdings LLC or an affiliate holds at least 25% of the then Controlling Class, LNR Partners may not be replaced except for cause), by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Holder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

If at any time a Control Termination Event is continuing, the holders of the Principal Balance Certificates and the Class RR certificates may generally replace the special servicer without cause, as described in this paragraph. Upon (i) the written direction of holders of Principal Balance Certificates and/or Class RR certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such certificates) of the Principal Balance Certificates and Class RR certificates on an aggregate basis requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Voting Rights in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of certificates evidencing at least 75% of a Quorum or holders of certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Interests on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such holders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder or RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder or RR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

A “Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Voting Rights evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and Class RR certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, the Directing Holder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan, unless such Excluded Special Servicer Loan is also an applicable Excluded Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such

Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

“Non-Reduced Interests” means any class of Principal Balance Certificates or the Class RR certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates, and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates, less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become a special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the RR Interest Owners, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If, during the continuance of a Control Termination Event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owners as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Co-Lender Agreement) (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to promptly notify each Certificateholder and the RR Interest Owners of the recommendation and post such notice and report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Principal Balance Certificates and the Class RR certificates evidencing at least a majority of a quorum (which, for this purpose is the holders of certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other).

In the event the holders of such Principal Balance Certificates and the Class RR certificates evidencing the requisite Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives such a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the Class RR certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Co-Lender Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account, to the companion paying agent for deposit into the related Serviced Whole Loan Custodial Account or to a holder of a Companion Loan, on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the applicable REO Account within two business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) 5 business days in the case of certain of the master servicer’s or special servicer’s, as applicable, obligations regarding the Exchange Act reporting required under the PSA (except as otherwise provided under clause (i) of this definition of “Servicer Termination Event”), (ii) 10 days in the case of the master servicer’s failure to make a Property Protection Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by the holders of certificates evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such failure, by the holder of the related Serviced Pari Passu Companion Loan ; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan or the RR Interest Owners and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the holders of certificates evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)   KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(i)     any failure by the master servicer or the special servicer to deliver (a) any Exchange Act reporting items required to be delivered by the master servicer or the special servicer to the trustee or the certificate administrator under the PSA (other than items to be delivered by a sub-servicer retained by a mortgage loan seller) by the time required under the PSA after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant retained by the master servicer is required to deliver (any such primary servicer, sub-servicer or servicing function participant will be terminated if it defaults in accordance with the provision of this clause (i)), which failure (other than in the case of Form 8-K reporting requirements) is not remedied within 3 business days.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) the holders of certificates evidencing at least 25% of the Voting Rights, or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to any applicable Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written direction of the holders of certificates evidencing at least 25% of the Voting Rights, or for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of any applicable Excluded Loan, the Directing Holder will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing, that has been approved by the Controlling Class Representative which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Controlling Class Representative; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Controlling Class Representative) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

In addition, the depositor may terminate each of the master servicer and the special servicer upon five business days’ notice if the master servicer or the special servicer, as the case may be, fails to comply with certain of its reporting obligations under the PSA.

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the holders of certificates evidencing not less than (a) 66 2/3% of the aggregate Voting Rights of the certificates (and, if such Servicer Termination Event is on the part of the special servicer with respect to a Serviced Whole Loan only, by the related Serviced Companion Loan holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected classes and any Serviced Companion Loan holder affected by such Servicer Termination Event, and (2) a Servicer Termination Event under clause (c) or clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the depositor and any Serviced Companion Loan holder affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with an enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or the special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due, including Advances and interest thereon, will survive such resignation under the PSA. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of any related Companion Loan or the RR Interest Owners, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the RR Interest Owners (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owners and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu or subordinate nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Co-Lender Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or the special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or the special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPA. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Property Protection Advances, to the extent not recovered from the related mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder

In the event an Initial Requesting Holder delivers a written request to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the certificate registrar, the operating advisor (solely in its capacity as the operating advisor) or the custodian that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Owner Repurchase Request”), the receiving party will be required to promptly forward that Owner Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward that Owner Repurchase Request to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Holder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class RR certificates) to deliver an Owner Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Holder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Owner Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of an Owner Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the applicable mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the applicable mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder relating to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, information, documents and records, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Holder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the

Initial Requesting Holder, if any, at the address specified in the Initial Requesting Holder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action available to all other Certificateholders, Certificate Owners and the RR Interest Owners, by posting such notice on the certificate administrator’s website, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”).

The Proposed Course of Action will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority, by Certificate Balance of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. Within three (3) business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the applicable Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority, by Certificate Balance of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Holder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Holder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Holder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders and Certificate Owners will also be considered Preliminary

Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority, by Certificate Balance, of Certificateholders.

If neither the Initial Requesting Holder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Holder, if any, or (ii) any other Certificateholder, Certificate Owner (other than the Class RR certificates) (each of clauses (i) or (ii), a “Requesting Holder”), the Enforcing Servicer will be required to consult with each Requesting Holder regarding such Requesting Holder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or RR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Holder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration; (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Holder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party; and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of

Certificateholders and the RR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates (except for any holders of the Controlling Class) will be entitled to be an Initial Requesting Holder or a Requesting Holder to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this
“—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Holder is the Enforcing Party, the Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event is not continuing and any applicable Excluded Loan is not involved, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Holder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Holder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan is expected to be serviced pursuant to the related Non-Serviced PSA and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Property Protection Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2021-B29 mortgage pool, if necessary); provided that, in the case of the Non-Serviced PSAs for the One SoHo Square Whole Loan and the HQ @ First Whole Loan, there are no mortgage loans other than the related Non-Serviced Whole Loans serviced under the related Non-Serviced PSAs.

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or the special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and the special servicer for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are or are expected to be substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Master Servicer or the Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans; except that, in the case of the Non-Serviced PSA for the HQ @ First Whole Loan, the related Non-Serviced PSA does not contain an express exception in the definition of “Appraisal Reduction Event” (or equivalent term) for the entering into of any temporary forbearance agreement (such as a Payment Accommodation) as a result of the COVID-19 emergency.

●	With respect to each of the College Point Whole Loan and the HQ @ First Whole Loan, the related Non-Serviced PSA does not contain an express exception to any servicing transfer events for the entering into of any temporary forbearance agreement (such as a Payment Accommodation) as a result of the COVID-19 emergency.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar but not necessarily identical to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has (or, in certain cases, if it has) become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2021-B29 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan does not involve the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may not provide for “risk retention consultation parties” with certain consultation rights.

●	With respect to each of the One SoHo Square Whole Loan and the HQ @ First Whole Loan, there is no (i) asset representations reviewer under the related Non-Serviced PSA and (ii) certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Non-Serviced PSAs.

●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the One SoHo Square Whole Loan

The One SoHo Square Mortgage Loan is being serviced pursuant to the SOHO 2021-SOHO TSA. The servicing terms of the SOHO 2021-SOHO TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements may differ in certain respects, including as set forth above under “—General” and the following:

The One SoHo Square Mortgage Loan is being serviced pursuant to the SOHO 2021-SOHO TSA. The servicing terms of the SOHO 2021-SOHO TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the SOHO 2021-SOHO TSA will earn a servicing fee with respect to the One SoHo Square Mortgage Loan equal to 0.00625% per annum.

●	Upon the One SoHo Square Mortgage Loan becoming a specially serviced loan under the SOHO 2021-SOHO TSA, the related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.

●	The related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.5000%.

●	The related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.5000%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The One SoHo Square Whole Loan”.

Servicing of the HQ @ First Whole Loan

The HQ @ First Mortgage Loan is being serviced pursuant to the KREST 2021-CHIP TSA. The servicing terms of the KREST 2021-CHIP TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements may differ in certain respects, including as set forth above under “—General” and the following:

●	Upon the HQ @ First Whole Loan becoming a specially serviced loan under the KREST 2021-CHIP TSA, the HQ @ First Special Servicer will earn a special servicing fee payable monthly with respect to the HQ @ First Mortgage Loan accruing at a rate equal to 0.2500% per annum, until such time as the HQ @ First Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The HQ @ First Special Servicer will be entitled to a workout fee equal to 0.5000% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the HQ @ First Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The HQ @ First Special Servicer will be entitled to a liquidation fee equal to 0.5000% of net liquidation proceeds received in connection with the liquidation of the HQ @ First Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The KREST 2021-CHIP TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to KREST 2021-CHIP TSA.

●	The KREST 2021-CHIP TSA does not require the HQ @ First Master Servicer to make the equivalent of compensating interest payments in respect of the HQ @ First Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The HQ @ First Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or the special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or the special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Co-Lender Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or RR Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer (required to provide such officer’s certificate under Regulation AB) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer (required to provide such officer’s certificate under Regulation AB) that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding

Other than with respect to any rights to deliver an Owner Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or RR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the RR Interest, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee indemnity reasonably satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or the RR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or the RR Interest Owners, unless the Certificateholders or the RR Interest Owners have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the RR Interest Owners of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) and the RR Interest for the Mortgage Loans, and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S and Class R certificates) and the RR Interest and (c) the master servicer is paid a fee equal to (i) the product of (x) the Prime Rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, the Class S certificates and Class R certificates) as of the date of the exchange and (z) three, divided by (ii) 360) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates representing greater than 50% of the Percentage Interest of such class (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out of pocket expenses of the master servicer or special servicer related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, and interest thereon, and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Cut-off Date Balance of all of the Mortgage Loans (solely for the purposes of this calculation, if an ARD Loan is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the RR Interest Owners, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders, the RR Interest Owners or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the RR Interest, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any federal tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder, any RR Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or RR Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than any applicable Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)   to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the RR Interest Owners (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in the case of Certificateholders, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the RR Interest Owners, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class, or the RR Interest without the consent of the holder of such certificate or the RR Interest Owners or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of any related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of a mortgage loan seller under the related MLPA without the consent of such mortgage loan seller, or (5)

amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates and the RR Interest Owners or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of a mortgage loan seller under the related MLPA or the rights of such mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Non-Serviced Companion Loan. Further, no amendment to the PSA may be made that materially and adversely affects the RR Interest Owners without each RR Interest Owner’s consent.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000, subject to supervision or examination by federal or state authority, an entity that is not on the depositor’s “prohibited party” list and, (ii) in the case of the trustee (A) will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be) and (B) an institution whose long-term senior unsecured debt is rated at least “BBB” by S&P and “A” by Fitch (or short term debt rating of “F1” by Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 30 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the RR Interest Owners, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator. If no successor trustee or certificate administrator has accepted an appointment within 120 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator reasonably acceptable to the master servicer.

In addition, holders of certificates entitled to at least 50% of the Voting Rights may at any time upon 30 days’ written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The trustee or certificate administrator will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA and each Rating Agency in connection with any removal for cause or resignation of such trustee or certificate administrator as and to the extent required under the PSA.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Ten (10) Mortgaged Properties (28.6%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Texas

Five (5) Mortgaged Properties (15.8%) are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

California

Six (6) Mortgaged Properties (13.4%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or co-lender agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6%

per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GSMC and its affiliates are playing several roles in this transaction. GS Mortgage Securities Corporation II is the depositor and a wholly-owned subsidiary of GSMC. GSMC, a sponsor, is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter for the offering of the offered certificates. In addition, GS Bank (as GSMC’s MOA) is expected to be an initial RR Interest Owner and GSMC is expected to be an initial Risk Retention Consultation Party.

GS Bank currently holds the Companion Loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

GACC, a sponsor, is an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the offered certificates, DBRI, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and DBNY, an initial Class RR Certificateholder and an initial Risk Retention Consultation Party.

CREFI, an originator and a sponsor, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the offered certificates. In addition, CREFI is expected to be an initial Class RR Certificateholder and an initial Risk Retention Consultation Party.

JPMCB, an originator and a sponsor, is an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the offered certificates. In addition, JPMCB is expected to be an initial RR Interest Owner and an initial Risk Retention Consultation Party. JPMCB currently holds the Companion Loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. However, JPMCB intends to sell such Companion Loans in connection with future securitizations.

Midland, the master servicer, is also (i) the master servicer and special servicer of the College Point Whole Loan and ExchangeRight Net Leased Portfolio #48 Whole Loan, which are serviced under the Benchmark 2021-B28 PSA and (ii) the special servicer of the One SoHo Square Whole Loan, which is serviced under the SOHO 2021-SOHO TSA.

LNR Partners, the special servicer, is an affiliate of LNR Securities Holdings LLC, which is anticipated to purchase at least 25% of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H and Class S certificates.

LD III Holdco I, L.P. or its affiliate has engaged LNR Partners as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

Wells Fargo Bank, the trustee and certificate administrator, is also (i) the certificate administrator, trustee, and custodian under the KREST 2021-CHIP TSA with respect to the HQ @ First Whole Loan, (ii) the master servicer, certificate administrator and custodian under the BANK 2021-BNK35 PSA with respect to The Domain Whole Loan and (iii) the trustee, certificate administrator and custodian under the Benchmark 2021-B28 PSA with respect to the College Point Whole Loan and the ExchangeRight Net Leased Portfolio #48 Whole Loan.

Park Bridge Lender Services LLC, the operating advisor and asset representations reviewer, is also the operating advisor and asset representations reviewer under the BANK 2021-BNK35 PSA, which governs the servicing of The Domain Whole Loan.

Pursuant to certain interim servicing agreements between Midland and GSMC or certain of its affiliates Midland acts as interim servicer with respect to four of the GSMC Mortgage Loans, with an aggregate principal balance of approximately $75,090,000 as of the Cut-off Date.

Pursuant to certain interim servicing agreements between Midland and CREFI or certain of its affiliates Midland acts as interim servicer with respect to sixteen of the CREFI Mortgage Loans, with an aggregate principal balance of approximately $205,951,293 as of the Cut-off Date.

Pursuant to certain interim servicing agreements between Midland and JPMCB or certain of its affiliates Midland acts as interim servicer with respect to nine of the JPMCB Mortgage Loans, with an aggregate principal balance of approximately $182,767,000 as of the Cut-off Date.

Pursuant to certain interim servicing agreements between GACC or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, including, prior to their inclusion in the issuing entity, eight of the GACC Mortgage Loans with an aggregate principal balance of approximately $259,060,632 as of the Cut-off Date to be contributed to this securitization by GACC.

Wells Fargo Bank, National Association acts as interim custodian of the loan documents with respect to all the GSMC Mortgage Loans and the CREFI Mortgage Loans, except for the related Mortgage File with respect to any GSMC Mortgage Loan or CREFI Mortgage Loan that is currently (or becomes prior to the Closing Date) a Non-Serviced Mortgage Loan.

On the Closing Date, LD III Holdco I, L.P. or its affiliate is expected to appoint itself or its affiliate as the initial Controlling Class Representative and, therefore, as the initial Directing Holder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan). In addition, LNR Partners, LLC, or its affiliate, assisted LD III Holdco I, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield, Prepayment and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the respective Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a Subordinate Companion Loan or mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of a borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the related borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements. See “Risk Factors—Other Risks Relating to the Certificates—Risks Relating to Modifications of the Mortgage Loans” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings—Default History, Bankruptcy Issues and Other Proceedings”.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium and certificates with Notional Amounts, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance or Notional Amount of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Non-VRR Realized Loss (and a corresponding VRR Realized Loss) occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders and the RR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the VRR Interest Balance. Realized Losses and the corresponding VRR Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the class or classes of certificates indicated

in the table below as a result of the application of Non-VRR Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$819,937,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$105,154,000	Class B and Class C certificates
Class X-D	$61,230,000	Class D and Class E certificates
Class X-F	$26,621,000	Class F certificates
Class X-G	$10,648,000	Class G certificates
Class X-H	$41,263,977	Class H certificates

Certificateholders and the RR Interest Owners are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the certificates and the RR Interest to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 12 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related class or classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class(es)
Class X-A	$819,937,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$105,154,000	Class B and Class C certificates
Class X-D	$61,230,000	Class D and Class E certificates
Class X-F	$26,621,000	Class F certificates
Class X-G	$10,648,000	Class G certificates
Class X-H	$41,263,977	Class H certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and

Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of Non-VRR Certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period has expired. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume prepayments on the Mortgage Loans at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-4 and Class A-5 certificates, the percentage of the related potential maximum and minimum initial Certificate Balances, respectively) of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates that are also Principal Balance Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day (each assumed to be a business day) of the related month, beginning in October 2021;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted, if necessary, as required pursuant to the definition of Mortgage Rate;

●	there are no delinquencies;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the RR Interest Owners, the special servicer or the master servicer will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on September 30, 2021;

●	each ARD Loan prepays in full on its respective Anticipated Repayment Date (in the case of a 0% CPY scenario);

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or yield maintenance charge or other prepayment premium or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that is also a Principal Balance Certificate may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of each class of Offered Certificates that is also a Principal Balance Certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	86%	86%	86%	86%	86%
September 2023	68%	68%	68%	68%	68%
September 2024	46%	46%	46%	46%	46%
September 2025	22%	22%	22%	22%	22%
September 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.71	2.70	2.69	2.69	2.69
First Principal Payment Date	October 2021	October 2021	October 2021	October 2021	October 2021
Last Principal Payment Date	August 2026	May 2026	April 2026	April 2026	April 2026

Percentages of the Initial Certificate Balance of
the Class A-2 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.94	4.92	4.88	4.66
First Principal Payment Date	August 2026	May 2026	April 2026	April 2026	April 2026
Last Principal Payment Date	September 2026	September 2026	September 2026	September 2026	September 2026

(1)	In this scenario, there is less than 1% of the Initial Certificate Balance remaining.

Percentages of the Initial Certificate Balance of
the Class A-3 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027	100%	100%	100%	100%	100%
September 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.91	6.89	6.86	6.81	6.55
First Principal Payment Date	August 2028	March 2028	March 2028	March 2028	March 2028
Last Principal Payment Date	September 2028	September 2028	September 2028	September 2028	June 2028

Percentages of the Maximum Initial Certificate Balance ($149,000,000)(1) of
the Class A-4 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027	100%	100%	100%	100%	100%
September 2028	100%	100%	100%	100%	100%
September 2029	100%	100%	100%	100%	100%
September 2030	96%	96%	96%	96%	96%
September 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.76	9.67	9.59	9.48	9.29
First Principal Payment Date	March 2030	November 2029	November 2029	November 2029	June 2028
Last Principal Payment Date	August 2031	July 2031	July 2031	June 2031	February 2031

(1)	The exact initial Certificate Balance of the Class A-4 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($0)(1) of
the Class A-4 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	NAP	NAP	NAP	NAP	NAP
September 2022	NAP	NAP	NAP	NAP	NAP
September 2023	NAP	NAP	NAP	NAP	NAP
September 2024	NAP	NAP	NAP	NAP	NAP
September 2025	NAP	NAP	NAP	NAP	NAP
September 2026	NAP	NAP	NAP	NAP	NAP
September 2027	NAP	NAP	NAP	NAP	NAP
September 2028	NAP	NAP	NAP	NAP	NAP
September 2029	NAP	NAP	NAP	NAP	NAP
September 2030	NAP	NAP	NAP	NAP	NAP
September 2031 and thereafter	NAP	NAP	NAP	NAP	NAP
Weighted Average Life (in years)	NAP	NAP	NAP	NAP	NAP
First Principal Payment Date	NAP	NAP	NAP	NAP	NAP
Last Principal Payment Date	NAP	NAP	NAP	NAP	NAP

(1)	The exact initial Certificate Balance of the Class A-4 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 certificates, which is $0, in which case the Class A-4 certificates will not be issued.

Percentages of the Maximum Initial Certificate Balance ($444,684,000)(1) of
the Class A-5 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027	100%	100%	100%	100%	100%
September 2028	100%	100%	100%	100%	100%
September 2029	100%	100%	100%	100%	100%
September 2030	99%	99%	99%	99%	99%
September 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.84	9.80	9.76	9.71	9.44
First Principal Payment Date	March 2030	November 2029	November 2029	November 2029	June 2028
Last Principal Payment Date	August 2031	August 2031	August 2031	August 2031	May 2031

(1)	The exact initial Certificate Balance of the Class A-5 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($295,684,000)(1) of
the Class A-5 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027	100%	100%	100%	100%	100%
September 2028	100%	100%	100%	100%	100%
September 2029	100%	100%	100%	100%	100%
September 2030	100%	100%	100%	100%	100%
September 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.88	9.87	9.85	9.82	9.52
First Principal Payment Date	August 2031	July 2031	July 2031	June 2031	February 2031
Last Principal Payment Date	August 2031	August 2031	August 2031	August 2031	May 2031

(1)	The exact initial Certificate Balance of the Class A-5 certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-SB certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027	78%	78%	78%	78%	78%
September 2028	56%	56%	56%	56%	57%
September 2029	36%	36%	36%	36%	37%
September 2030	16%	16%	16%	16%	16%
September 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.34	7.34	7.34	7.34	7.35
First Principal Payment Date	September 2026	September 2026	September 2026	September 2026	September 2026
Last Principal Payment Date	July 2031	July 2031	July 2031	July 2031	May 2031

Percentages of the Initial Certificate Balance of
the Class A-S certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027	100%	100%	100%	100%	100%
September 2028	100%	100%	100%	100%	100%
September 2029	100%	100%	100%	100%	100%
September 2030	100%	100%	100%	100%	100%
September 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.93	9.91	9.88	9.88	9.64
First Principal Payment Date	August 2031	August 2031	August 2031	August 2031	May 2031
Last Principal Payment Date	September 2031	September 2031	September 2031	August 2031	June 2031

Percentages of the Initial Certificate Balance of
the Class B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027	100%	100%	100%	100%	100%
September 2028	100%	100%	100%	100%	100%
September 2029	100%	100%	100%	100%	100%
September 2030	100%	100%	100%	100%	100%
September 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.96	9.96	9.96	9.91	9.71
First Principal Payment Date	September 2031	September 2031	September 2031	August 2031	June 2031
Last Principal Payment Date	September 2031	September 2031	September 2031	September 2031	June 2031

Percentages of the Initial Certificate Balance of
the Class C certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027	100%	100%	100%	100%	100%
September 2028	100%	100%	100%	100%	100%
September 2029	100%	100%	100%	100%	100%
September 2030	100%	100%	100%	100%	100%
September 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.96	9.96	9.96	9.96	9.71
First Principal Payment Date	September 2031	September 2031	September 2031	September 2031	June 2031
Last Principal Payment Date	September 2031	September 2031	September 2031	September 2031	June 2031

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from September 1, 2021 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-1 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-2 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-2 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-3 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-2 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-4 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-4 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-5 certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-5 certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-SB certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-SB certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-A certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Notional Amount of Class X-A certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-B certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Notional Amount of Class X-B certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-S certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class A-S certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class B certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class B certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class C certificates at the Respective CPYs Set Forth Below:

Prepayment Assumption (CPY)
Assumed Price (% of Initial Certificate Balance of Class C certificates)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”). In addition, the 1822 Sunset Boulevard Loan REMIC was formed on February 18, 2021 with respect to the 1822 Sunset Boulevard Mortgage Loan, which issued a class of regular interests (the “1822 Sunset Boulevard Loan REMIC Regular Interest”) (of which the issuing entity will own 100% interest) and a single residual interest (the “1822 Sunset Boulevard Loan REMIC Residual Interest”) (of which the issuing entity will own a 100% interest).The Lower-Tier REMIC will hold the Mortgage Loans, a 100% interest in the 1822 Sunset Boulevard Loan REMIC Regular Interest, and certain other assets (excluding Excess Interest for the ARD Loans) and will issue (i) certain classes of regular interests (the “Lower-Tier Regular

Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC. The Certificate Administrator will be responsible for any tax administration relating to the 1822 Sunset Boulevard Loan REMIC. The Lower-Tier REMIC, the Upper-Tier REMIC and the 1822 Sunset Boulevard Loan REMIC will be designated as the “Trust REMICs”.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class RR certificates and the RR Interest (exclusive of Excess Interest) (collectively, the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Co-Lender Agreement, (iii) compliance with the 1822 Sunset Boulevard Loan REMIC declaration, (iv) compliance with the provisions of each Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under each Non-Serviced PSA and (v) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each class of Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC, (d) the 1822 Sunset Boulevard Loan REMIC Regular Interest will constitute a “regular interest” in the 1822 Sunset Boulevard Loan REMIC and (e) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (1) the portion of the issuing entity consisting of (i) the Excess Interest and the Excess Interest Distribution Account, (ii) the 1822 Sunset Boulevard Loan REMIC Residual Interest and the Loan REMIC Residual Distribution Account and (iii) the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, (2) the Class S certificates and the VRR Interest will represent undivided beneficial interests in the related portions of the Excess Interest and the Excess Interest Distribution Account, (3) the VRR Interest will represent beneficial ownership of the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR interest and distributions thereon and (4) the Class R certificates will represent beneficial ownership of the 1822 Sunset Boulevard Loan REMIC Residual Interest and the Loan REMIC Residual Distribution Account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, the 1822 Sunset Boulevard Loan REMIC Regular Interest will constitute a class of regular interests in the 1822 Sunset Boulevard Loan REMIC, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in the Lower-Tier REMIC, the Upper-Tier REMIC, and will represent beneficial ownership of the 1822 Sunset Boulevard Loan REMIC Residual Interest.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Lower-Tier REMIC and the Upper-Tier REMIC, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Regular Interests qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the applicable loans are secured by residential real property. As of the Cut-off Date, ten (10) of the Mortgaged Properties (18.8%) securing ten (10) Mortgage Loans are, in whole or in part, multifamily properties or mixed use properties with a multifamily component. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat each class of Class X Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its respective Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to the holder of an Offered Certificate, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to the holder of an Offered Certificate prior to the master servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale or exchange of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by each Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of residual holders, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC or the 1822 Sunset Boulevard Loan REMIC (as applicable) will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s or the 1822 Sunset Boulevard Loan REMIC’s (as applicable) acquisition of an REO Property with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC or the 1822 Sunset Boulevard Loan REMIC (as applicable) generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC or the 1822 Sunset Boulevard Loan REMIC (as applicable) would reduce amounts available for distribution to Certificateholders and the RR Interest Owners.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC or the 1822 Sunset Boulevard Loan REMIC (as applicable) to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC or the 1822 Sunset Boulevard Loan REMIC (as applicable) to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “Non-U.S. Tax Person” is a person other than a U.S. Tax Person.

A “U.S. Tax Person” is a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States, any state of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Class S certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local and Foreign Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local and foreign income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local and foreign income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a sponsor, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the RR Interest Owners to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local, foreign or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state, local and foreign, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Goldman Sachs & Co. LLC	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC	Citigroup Global Markets Inc.	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$	$	$	$	$	$
Class A-2	$	$	$	$	$	$
Class A-3	$	$	$	$	$	$
Class A-4	$	$	$	$	$	$
Class A-5	$	$	$	$	$	$
Class A-SB	$	$	$	$	$	$
Class X-A	$	$	$	$	$	$
Class X-B	$	$	$	$	$	$
Class A-S	$	$	$	$	$	$
Class B	$	$	$	$	$	$
Class C	$	$	$	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from September 1, 2021, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $[__], excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of the depositor, an affiliate of GSMC (a sponsor and an initial Risk Retention Consultation Party), and an affiliate of GS Bank (an originator, an initial RR Interest Owner and the holder of the Companion Loans for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) GACC (a sponsor), (ii) DBRI, an originator, and the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and (iii) DBNY, an initial Risk Retention Consultation Party and an initial Class RR Certificateholder.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB (a sponsor, an originator, an initial Risk Retention Consultation Party, an initial RR Interest Owner and the holder of the Companion Loans (if any) for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI (a sponsor, an originator, an initial Risk Retention Consultation Party, an initial Class RR Certificateholder and the holder of the Companion Loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”).

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Goldman Sachs & Co. LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by GSMC, (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by GACC, (iii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB and (iv) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans (or portions thereof) to be sold to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the issuing entity (file number 333-226082-11) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 200 West Street, New York, New York 10282, Attention: Leah Nivison, or by telephone at (212) 902-1000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226082) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an offered certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Goldman Sachs & Co. LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption 89-88 (October 17, 1989) as amended by PTE 2013-08 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Goldman Sachs & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the sponsors, the underwriters, the trustee, the certificate administrator, the master servicer, the special servicer, the operating advisor, the asset representations reviewer or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (except where an exemption applies (all of the conditions of which are satisfied) or it would not otherwise result in a non-exemption prohibited transaction under ERISA or Section 4975 of the Code), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

No class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the RR Interest Owners of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and, except in the case of the Class X-A and Class X-B certificates, the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date for the Offered Certificates will be the distribution date in September 2054. See “Yield, Prepayment and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder or the RR Interest Owners might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-Anticipated Repayment Date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with

Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor (or its affiliate) had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired three of the NRSROs to rate the certificates and not the other NRSROs due, in part, to their initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. Further, in the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for those classes of certificates. If the depositor had selected such NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	324
1822 Sunset Boulevard Loan REMIC	58
1822 Sunset Boulevard Loan REMIC Regular Interest	477
1822 Sunset Boulevard Loan REMIC Residual Interest	477
1986 Act	480
1996 Act	457
3
30/360 Basis	358
4
401(c) Regulations	497
A
AB Modified Loan	370
AB Whole Loan	219
Acceptable Insurance Default	374
Accrued AB Loan Interest	307
Actual/360 Basis	207
Actual/360 Loans	348
ADA	459
Additional Exclusions	373
Adjusted Release Amount	212
Administrative Cost Rate	302
ADR	157
Advances	344
Affected Underground Utilities	170
Affected Utility Impairment	171
Affirmative Asset Review Vote	410
Aggregate Available Funds	296
Aggregate Principal Distribution Amount	303
Aggregate Principal Shortfall	304
Allocated Cut-off Date Loan Amount	157
AMI	169
Anchor Tenant Release Event	211
Annual Debt Service	157
Anticipated Repayment Date	207
Appraisal Reduction Amount	366
Appraisal Reduction Event	365
Appraised Value	158
Appraised-Out Class	371
Approved Exchange	21
ARD Loan	207
ARD Loans	207
ASR Consultation Process	386
Assessment of Compliance	439
Asset Representations Reviewer Asset Review Fee	365
Asset Representations Reviewer Fee	364
Asset Representations Reviewer Fee Rate	364
Asset Representations Reviewer Termination Event	415
Asset Review	411
Asset Review Notice	410
Asset Review Quorum	410
Asset Review Report	412
Asset Review Report Summary	412
Asset Review Standard	412
Asset Review Trigger	409
Asset Review Vote Election	410
Asset Status Report	383
Assumed Final Distribution Date	310
Assumed Scheduled Payment	304
Attestation Report	439
B
BANK 2021-BNK35 PSA	219
Bankruptcy Code	451
Base Interest Fraction	309
Benchmark 2021-B28 PSA	219
Besyata	187
Board of Managers	178
Borrower Party	318
Borrower Party Affiliate	318
B-piece buyer	127
BSCMI	256
BVA	181
C
Century	187
CERCLA	457
Certificate Administrator/Trustee Fee	363
Certificate Administrator/Trustee Fee Rate	363
Certificate Balance	294
Certificate Owners	326
Certificateholder	319
CGMRC	263

Chattanooga IDB	204
City	204
Class A-SB Scheduled Principal Balance	298
Class RR certificateholders	4
Class RR Certificateholders	288
Class X certificates	3
Class X Certificates	293
Clearstream	325
Clearstream Participants	327
Closing Date	156
Closing Date Deposit Amount	165
CMBS	149, 276
CNBV	23
Code	148, 477
Co-Lender Agreement	219
Collateral Deficiency Amount	370
Collection Account	347
Collection Period	297
Communication Request	329
Companies	203
Companion Loan	155
Companion Loan Holder	219
Companion Loan Holders	219
Compensating Interest Payment	311
Computershare	274
Constant Prepayment Rate	467
Consultation Termination Event	398
Control Eligible Certificates	393
Control Note	220
Control Termination Event	398
Controlling Class	393
Controlling Class Certificateholder	392
controlling class representative	29
Controlling Class Representative	392
Controlling Holder	220
Corrected Loan	383
County	204
COVID-19	63
CPR	467
CPY	467
Credit Risk Retention Rules	289
CREFC®	315
CREFC® Intellectual Property Royalty License Fee	365
CREFC® Intellectual Property Royalty License Fee Rate	365
CREFC® Investor Reporting Package	352
CREFC® Reports	315
CREFI	263
CREFI Data File	264
CREFI Mortgage Loans	263
CREFI Securitization Database	264
CREFI VRR Interest Portion	289
Crossed Group	158
Cross-Over Date	301
CRR	150
CTS	274
Cumulative Appraisal Reduction Amount	370
Cure/Contest Period	412
Cut-off Date	155
Cut-off Date Balance	159
Cut-off Date DSCR	160
Cut-off Date Loan-to-Value Ratio	159
Cut-off Date LTV Ratio	159
D
DB VRR Interest Portion	288
DBNY	255
DBRI	247
DBRS Morningstar	276, 285, 413
Debt Service Coverage Ratio	160
Debt Yield on Underwritten NCF	160
Debt Yield on Underwritten Net Cash Flow	160
Debt Yield on Underwritten Net Operating Income	160
Debt Yield on Underwritten NOI	160
Default Release Event	212
Defaulted Loan	389
Defeasance Deposit	210
Defeasance Loans	210
Defeasance Lock-Out Period	210
Defeasance Option	210
Definitive Certificate	325
Delinquent Loan	409
Depositaries	326
Determination Date	295
Deutsche Bank	248
Diligence File	332
Directing Holder	392
Directing Holder Approval Process	385
Disclosable Special Servicer Fees	363
Dispute Resolution Consultation	430
Dispute Resolution Cut-off Date	429
Distribution Accounts	348
Distribution Date	295
Distribution Date Statement	314
Distributor	16, 17
DMARC	248
Dodd-Frank Act	152
DOJ	248
DOL	494
Domain Anchor Tenant	211
Domain Release Parcel	211
DSCR	160
DTC	325
DTC Participants	326
DTC Rules	327

Due Date	207, 297
Due Diligence Questionnaire	265
Due Diligence Requirements	151
E
EDGAR	493
EDIL	219
EEA	16
Eligible Asset Representations Reviewer	413
Eligible Operating Advisor	404
Enforcing Party	428
Enforcing Servicer	427
ERISA	494
ESA	181, 252, 260
Escrow/Reserve Mitigating Circumstances	254, 262
EU Due Diligence Requirements	150
EU Institutional Investor	150
EU PRIIPS Regulation	16
EU Prospectus Regulation	16
EU Securitization Regulation	18
EU Transparency Requirements	151
Euroclear	325
Euroclear Operator	327
Euroclear Participants	327
EUWA	18
Excess Interest	207
Excess Interest Distribution Account	348
Excess Modification Fees	362
Excess Prepayment Interest Shortfall	312
Exchange Act	237
Excluded Controlling Class Holder	322
Excluded Controlling Class Loan	318
Excluded Information	318
Excluded Loan	318
Excluded Special Servicer	418
Excluded Special Servicer Loan	418
Exemption	495
Exemption Rating Agency	495
F
Falls of Deer Park LURA	169
FATCA	489
FDIA	144
FDIC	145
FDIC Safe Harbor	145
FETL	21
FIEL	22
Final Asset Status Report	385
Final Dispute Resolution Election Notice	430
Final Phase Date	196
Financial Market Publisher	320
Financial Promotion Order	19
FIRREA	146, 185, 251, 259
Fitch	413, 437
Five Year Period	204
Former Acting General Counsel’s Letter	146
FPO Persons	19
Franchise Agreement Sweep Period	184
FSMA	17, 18
G
GACC	247
GACC Data Tape	249
GACC Deal Team	249
GACC Mortgage Loans	248
Garn Act	458
General Fund Taxes	204
Goldman Originator	240
GPLET	203
GPLET Leases	203
grantor trust	58
Grantor Trust	478
GS Bank	145, 238
GS RR Interest Balance	288
GS VRR Interest Portion	288
GSMC	238
GSMC Data Tape	239
GSMC Deal Team	239
GSMC Mortgage Loans	238
H
Hard Lockbox	160
HQ @ First Co-Lender Agreement	234
HQ @ First Companion Loans	234
HQ @ First Directing Holder	236
HQ @ First Master Servicer	234
HQ @ First Pari Passu Companion Loans	234
HQ @ First Pari Passu Non-Standalone Companion Loans	234
HQ @ First Pari Passu Standalone Companion Loans	233
HQ @ First Senior Loan Holders	234
HQ @ First Senior Loans	234
HQ @ First Special Servicer	234
HQ @ First Subordinate Companion Loan Holders	234
HQ @ First Subordinate Companion Loans	234
HQ @ First Whole Loan	233
HSTP Act	80

HTC Investor Member	170
HUD	169
I
ICAP Abatement	203
ICIP	204
Independence Press Master Tenant	169
Indirect Participants	326
Initial Delivery Date	384
Initial Pool Balance	155
Initial Rate	207
Initial Requesting Holder	427
In-Place Cash Management	161
Institutional Investor	21
Institutional Investors	151
Insurance and Condemnation Proceeds	347
Interest Accrual Amount	302
Interest Accrual Period	303
Interest Distribution Amount	302
Interest Reserve Account	348
Interest Shortfall	303
Interested Person	391
Investor Certification	318
Investor Put	170
J
Japanese Retention Requirement	22
JPMCB	255
JPMCB Data Tape	257
JPMCB Deal Team	257
JPMCB Mortgage Loans	256
JPMCB VRR Interest Portion	289
JPMCB’s Qualification Criteria	258
JPMCCMSC	256
JRR Rule	22
K
KBRA	413, 437
KeyBank	284
KREST 2021-CHIP TSA	220, 234
L
Largest Tenant	161
Largest Tenant Lease Expiration	161
Liquidation Fee	360
Liquidation Fee Rate	360
Liquidation Proceeds	347
LNR Partners	280
Loan Per Unit	161
Loan REMIC Residual Distribution Account	348
Local Law 97	95
Loss Event	212
Loss of Value Payment	336
Lower-Tier Regular Interests	478
lower-tier REMIC	57
Lower-Tier REMIC	477
Lower-Tier REMIC Distribution Account	348
LTV Ratio at Maturity/ARD	161
M
MAI	158
Major Decision	393
Major Decision Reporting Package	396
Major Sponsors	15
MAS	21
Master Servicer Major Decision	396
Master Servicer Proposed Course of Action Notice	428
Master Servicer Remittance Date	343
Master Tenant Managing Member	170
Material Defect	334
Maturity Date/ARD Loan-to-Value Ratio	161
Maturity Date/ARD LTV Ratio	161
Maturity/ARD Balance	162
Midland	276
MiFID II	16
MLPA	329
MOA	289
Modeling Assumptions	467
Modification Fees	357
Moody’s	413
Mortgage	156
Mortgage File	330
Mortgage Loans	155
Mortgage Note	155
Mortgage Pool	155
Mortgage Rate	302
Mortgaged Property	156
Most Recent NOI	162
N
Net Cash Flow	163
Net Mortgage Rate	302
NFIP	98
NI 33-105	23
Nomura	275
Non-Control Note	220
Non-Controlling Holder	220
non-offered certificates	34
Nonrecoverable Advance	345
Non-Reduced Interests	419
Non-Serviced AB Whole Loan	220

Non-Serviced Certificate Administrator	220
Non-Serviced Co-Lender Agreement	220
non-serviced companion loan	50
Non-Serviced Companion Loan	220
Non-Serviced Custodian	220
Non-Serviced Directing Holder	220
Non-Serviced Master Servicer	220
non-serviced mortgage loan	50
Non-Serviced Mortgage Loan	220
Non-Serviced Pari Passu Companion Loan	220
Non-Serviced Pari Passu Whole Loan	221
Non-Serviced PSA	221
Non-Serviced Securitization Trust	221
Non-Serviced Special Servicer	221
Non-Serviced Trustee	221
Non-Serviced Whole Loan	221
Non-U.S. Tax Person	488
Non-VRR Available Funds	297
non-VRR certificates	3
Non-VRR Certificates	293
Non-VRR Excess Prepayment Interest Shortfall	302
Non-VRR Gain-on-Sale Remittance Amount	297
Non-VRR Gain-on-Sale Reserve Account	348
Non-VRR Percentage	291
Non-VRR Principal Distribution Amount	303
Non-VRR Realized Loss	313
Notional Amount	295
Novonix Earnout Reserve	184
Novonix PILOT Agreement	203
NRSRO	317
NRSRO Certification	319
O
Occupancy	162
Occupancy Date	162
Offered Certificates	293
OID Regulations	481
OLA	146
One SoHo Square A Notes	228
One SoHo Square B Notes	228
One SoHo Square Certificate Registrar	232
One SoHo Square Co-Lender Agreement	229
One SoHo Square Companion Loans	229
One SoHo Square Consultation Termination Event	232
One SoHo Square Directing Holder	231
One SoHo Square Master Servicer	229
One SoHo Square Mortgage Loan	228
One SoHo Square Non-Standalone Pari Passu Companion Loans	228
One SoHo Square Notes	228
One SoHo Square Pari Passu Companion Loans	228
One SoHo Square Special Servicer	229
One SoHo Square Standalone Companion Loans	228
One SoHo Square Standalone Pari Passu Companion Loans	228
One SoHo Square Subordinate Companion Loans	228
One SoHo Square Whole Loan	229
Operating Advisor Annual Report	403
Operating Advisor Consulting Fee	364
Operating Advisor Expenses	364
Operating Advisor Fee	364
Operating Advisor Fee Rate	364
Operating Advisor Standard	402
Operating Advisor Termination Event	406
Original Balance	162
Original RR Interest Balance	289
Owner Repurchase Request	427
P
P&I Advance	343
PACE	113
PACE Loan	219
PAR	252, 260
Paragon Films Sale-Leaseback Release Date	212
Pari Passu Companion Loans	155
Park Bridge Financial	287
Park Bridge Lender Services	287
Participants	325
Parties in Interest	494
Pass-Through Rate	301
Patriot Act	460
Payment Accommodation	366
Payment Accommodation Fees	379
PCR	245, 271
percentage allocation entitlement	39
Percentage Interest	295
Periodic Payment	297
Permitted Investments	295, 349
Permitted Special Servicer/Affiliate Fees	363
PIPs	91, 183
Plaintiff Lender	186

Plans	494
PLL Policies	202
PML	245
PNC Bank	278
PNC Investor Member	169
PRC	20
Preliminary Asset Review Report	412
Preliminary Dispute Resolution Election Notice	429
Prepayment Assumption	482
Prepayment Interest Excess	310
Prepayment Interest Shortfall	310
Prepayment Penalty Description	163
Prepayment Provision	163
Prime Rate	347
principal balance certificates	3
Principal Balance Certificates	293
Privileged Information	405
Privileged Information Exception	405
Privileged Person	317
Prohibited Prepayment	311
Promotion Of Collective Investment Schemes Exemptions Order	19
Property Protection Advances	344
Proposed Course of Action	429
Proposed Course of Action Notice	428
PSA	293
PSA Party Repurchase Request	428
PTCE	497
Purchase Price	336
Purchase ROFO Space	197
Q
QOZs	163
Qualified Opportunity Zone	163
Qualified Replacement Special Servicer	419
Qualified Substitute Mortgage Loan	337
Qualifying CRE Loan Percentage	289
Quorum	418
R
RAC No-Response Scenario	436
Rated Final Distribution Date	310
Rating Agencies	437
Rating Agency Confirmation	437
REA	76
Realized Losses	313
REC	181
Record Date	295
Registration Statement	493
Regular Certificates	293
Regular Interestholder	481
Regular Interests	478
Regulation AB	439
Reimbursement Rate	347
Related Class X Class	295
Related Group	163
Related Proceeds	346
Release Date	210
Relevant Persons	19
Relief Act	459
REMIC	477
REMIC Regulations	477
REO Account	349
REO Loan	305
REO Property	383
Repurchase Request	428
Requesting Holder	430
Requesting Holders	371
Requesting Investor	329
Requesting Party	436
Required PLL Period	202
Required Risk Retention Percentage	289
Requirements	460
Residual Certificates	293
Resolution Failure	428
Resolved	428
Restricted Group	495
Restricted Mezzanine Holder	319
Restricted Party	405
Retaining Sponsor	288
Revenue Bonds	205
Review Materials	410
Revised Rate	207
RevPAR	163
RIC Corporation	170
risk retention consultation parties	30
Risk Retention Consultation Parties	317
Risk Retention Requirements	151
RNV	23
Rooms	164
RR Interest	288
RR Interest Balance	291
RR Interest Owner	288
RR interest owners	4
Rule 17g-5	319
S
S&P	276, 413, 437
Scheduled Principal Distribution Amount	303
SEC	237
Securities Act	439
Securitization Accounts	293, 349
Securitization Regulation	151
SEL	245
Senior Certificates	293

Serviced Companion Loan	221
serviced companion loans	50
Serviced Mortgage Loan	221
serviced pari passu companion loan	50
Serviced Pari Passu Companion Loan	221
Serviced Pari Passu Mortgage Loan	221
Serviced Pari Passu Whole Loan	221
serviced whole loan	50
Serviced Whole Loan	221
Serviced Whole Loan Custodial Account	347
Servicer Termination Event	420
Servicing Fee	356
Servicing Fee Rate	356
Servicing Standard	342
SF	163
SFA	21
SFO	20
Similar Law	494
SMMEA	498
Soft Lockbox	163
SOHO 2021-SOHO Securitization	229
SOHO 2021-SOHO TSA	221, 229
Sonder	168
Special Servicer Major Decision	396
Special Servicer Non-Major Decision	378
Special Servicing Fee	358
Special Servicing Fee Rate	358
Special Servicing Transfer Event	382
Specially Serviced Loans	382
Specified Equipment	184
Springing Cash Management	163
Springing Lockbox	163
Sq. Ft.	163
Square Feet	163
SSDS	183
Stabilization Period	204
Startup Day	478
State Credit Investor	170
Stated Principal Balance	304
static pool data	103
STWD	280
Subject Loan	364
Subleased Space	196
Subordinate Certificates	293
Subordinate Companion Loan	155, 221
Subsequent Asset Status Report	384
Sub-Servicing Agreement	342
Sugar Bay	186
T
Tax Stabilization Agreement	204
TCO	200
TDEC	181
Term	204
Terms and Conditions	328
Tests	411
TI/LCs	159
Title V	459
Trailing 12 NOI	162
TRIPRA	99
trust REMICs	58
Trust REMICs	478
U
U.S. Tax Person	488
UCC	447
UK	16
UK Due Diligence Requirements	150
UK Institutional Investor	151
UK PRIIPS Regulation	17
UK Retail Investor	16
UK Securitization Regulation	18
UK Transparency Requirements	151
Underwriter Entities	120
Underwriting Agreement	491
Underwritten EGI	164
Underwritten Expenses	163
Underwritten NCF	163
Underwritten Net Cash Flow	163
Underwritten Net Operating Income	164
Underwritten NOI	164
Underwritten Revenues	164
Units	164
Unscheduled Principal Distribution Amount	304
Unsolicited Information	411
upper-tier REMIC	58
Upper-Tier REMIC	477
Upper-Tier REMIC Distribution Account	348
UW NCF DSCR	160
UW NOI Debt Yield	160
V
Volcker Rule	152
Voting Rights	325
VRR Allocation Percentage	291
VRR Available Funds	290
VRR interest	4
VRR Interest	288
VRR Interest	293
VRR Interest Balance	291
VRR Interest Distribution Amount	291

VRR Interest Gain-on-Sale Remittance Amount	290
VRR Interest Gain-on-Sale Reserve Account	348
VRR interest owners	4
VRR Interest Owners	288
VRR Interest Rate	290
VRR Percentage	288
VRR Principal Distribution Amount	291
VRR Realized Loss	291
VRR Realized Loss Interest Distribution Amount	291
W
WAC Rate	302
WDNR	181
Weighted Average Mortgage Loan Rate	165
Wells Fargo Bank	274
Whole Loan	155, 221
Withheld Amounts	348
Workout Fee	358
Workout Fee Rate	358
Workout-Delayed Reimbursement Amount	347
Y
YM Group A	308
YM Group B	308
YM Groups	308
YM/Defeasance Loans	208
Z
Zscaler	196

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	9.99%	100.0%	GSBI, DBRI, BMO	GSMC, GACC	NAP	NAP	161 Avenue of the Americas and 233 Spring Street	New York	New York
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	8.8%	100.0%	JPMCB, Barclays	JPMCB	NAP	NAP	110, 120 and 130 Holger Way and 95 Headquarters Drive	San Jose	Santa Clara
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	7.9%	100.0%	DBRI	GACC	NAP	NAP	410 - 430 North Scottsdale Road	Tempe	Maricopa
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	7.1%	100.0%	DBRI	GACC	NAP	NAP	2 Washington Street - Unit 3A	New York	New York
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	5.7%	100.0%	GSBI, BANA	GSMC	NAP	NAP	11410 Century Oaks Terrace	Austin	Travis
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	3.7%		CREFI	CREFI	NAP	NAP	Various	Various	Various
6.01	Property		1	Kohl’s Shelby	0.7%	18.0%					8320 26 Mile Road	Shelby Township	Macomb
6.02	Property	41	1	Pick N’ Save Eagle River	0.5%	12.5%					711 Highway 45 North	Eagle River	Vilas
6.03	Property		1	Walgreens Chicopee	0.4%	10.9%					1195 Granby Road	Chicopee	Hampden
6.04	Property		1	Walgreens Oakland	0.3%	8.9%					209 North 3rd Street	Oakland	Garrett
6.05	Property		1	Walgreens Siler City	0.3%	8.5%					1523 East 11th Street	Siler City	Chatham
6.06	Property		1	Fresenius Chicago	0.3%	7.6%					9200 S. South Chicago Avenue	Chicago	Cook
6.07	Property		1	Walgreens Potsdam	0.2%	6.6%					173 Market Street	Potsdam	Saint Lawrence
6.08	Property		1	Outback Mesa	0.2%	6.0%					1860 East McKellips Road	Mesa	Maricopa
6.09	Property		1	Outback Tucson	0.2%	5.6%					4871 East Grant Road	Tucson	Pima
6.10	Property		1	BMO Harris Watertown	0.2%	4.9%					205 North 2nd Street	Watertown	Jefferson
6.11	Property		1	Pick N’ Save Columbus	0.1%	3.6%					210 Dix Street	Columbus	Columbia
6.12	Property		1	BMO Harris Merrill	0.1%	3.4%					900 East Main Street	Merrill	Lincoln
6.13	Property	41	1	Tractor Supply Eagle River	0.1%	3.4%					709 North Railroad Street	Eagle River	Vilas
7	Loan	20, 42	1	Epic West Towne Crossing	3.6%	100.0%	JPMCB	JPMCB	Group 1	NAP	3150, 3154 and 3166 South State Highway 161	Grand Prairie	Tarrant
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	2.7%	100.0%	DBRI	GACC	NAP	NAP	1029 West 19th Street	Chattanooga	Hamilton
9	Loan	9, 49	1	College Point	2.7%	100.0%	GSBI	GSMC	NAP	NAP	135-05 20th Avenue	College Point	Queens
10	Loan	50	1	Independence Lofts	2.6%	100.0%	GSBI	GSMC	NAP	NAP	525 North 11th Street	Philadelphia	Philadelphia
11	Loan	51	1	McCullough Commons	2.5%	100.0%	CREFI	CREFI	NAP	NAP	230 East WT Harris Boulevard and 350-440 East McCullough Drive	Charlotte	Mecklenburg
12	Loan	52	1	524 Courtlandt	2.5%	100.0%	CREFI	CREFI	NAP	NAP	524 Courtlandt Avenue	Bronx	Bronx
13	Loan	53	1	Falls of Deer Park Apartments	2.4%	100.0%	GSC	GACC	NAP	NAP	7201 Spencer Highway	Pasadena	Harris
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	2.2%	100.0%	GSBI	GSMC	NAP	NAP	175 East 62nd Street	New York	New York
15	Loan	56, 57	1	Celeros Houston	2.1%	100.0%	CREFI	CREFI	NAP	NAP	8800 Westplain Drive	Houston	Harris
16	Loan		2	Greene Plaza and Chippewa Center	2.1%		JPMCB	JPMCB	NAP	NAP	Various	Various	Various
16.01	Property		1	Chippewa Center	1.2%	60.5%					2580 Constitution Boulevard	Beaver Falls	Beaver
16.02	Property		1	Greene Plaza	0.8%	39.5%					210 Greene Plaza	Waynesburg	Greene
17	Loan	20, 42	1	Midlothian Towne Crossing	1.9%	100.0%	JPMCB	JPMCB	Group 1	NAP	2000, 2020, 2040 and 2210 Farm to Market 663	Midlothian	Ellis
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	1.9%		JPMCB	JPMCB	Group 2	NAP	Various	Various	Various
18.01	Property		1	255W. Baab Industrial Park Drive	0.7%	37.9%					255 WE Baab Industrial Drive	Taylorsville	Alexander
18.02	Property		1	915 Rose Street	0.6%	31.3%					915 Rose Street	Union Gap	Yakima
18.03	Property		1	3500 West Tacoma Street	0.6%	30.9%					3500 West Tacoma Street	Broken Arrow	Tulsa
19	Loan	60, 61, 62	1	The Village Lofts	1.9%	100.0%	JPMCB	JPMCB	NAP	NAP	200 Esten Avenue	Pawtucket	Providence
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	1.8%		CREFI	CREFI	NAP	NAP	Various	Various	Various
20.01	Property		1	Food4Less - Chicago Heights	0.2%	10.8%					1333 Western Avenue	Chicago Heights	Cook
20.02	Property		1	Walgreens - Bridgeview	0.2%	9.9%					7878 South Harlem Avenue	Bridgeview	Cook
20.03	Property		1	Walgreens - Alton	0.1%	8.2%					1650 Washington Avenue	Alton	Madison
20.04	Property		1	Walgreens - Alexandria	0.1%	7.5%					1 Viewpoint Drive	Alexandria	Campbell
20.05	Property		1	First Midwest Bank - DeKalb	0.1%	5.9%					130 West Lincoln Highway	DeKalb	DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg	0.1%	5.6%					2601 West Schaumburg Road	Schaumburg	Cook
20.07	Property		1	Walgreens - Oklahoma City	0.1%	4.9%					4300 Southeast 29th Street	Del City	Oklahoma
20.08	Property		1	CVS - Zanesville	0.1%	4.9%					1208-1212 Maple Avenue	Zanesville	Muskingum
20.09	Property		1	CVS Pharmacy - Hagerstown	0.1%	4.8%					10 East Wilson Boulevard	Hagerstown	Washington
20.10	Property		1	Fresenius Medical Care - Lawrenceville	0.1%	4.7%					1115 Herrington Road	Lawrenceville	Gwinnett
20.11	Property		1	First Midwest Bank - Joliet	0.1%	4.7%					1415 West Jefferson Street	Joliet	Will
20.12	Property		1	Memorial Health System - Decatur	0.1%	4.7%					4455 US Route 36 East	Decatur	Macon
20.13	Property		1	CVS - Decatur	0.1%	4.6%					4037 Glenwood Road	Decatur	DeKalb
20.14	Property		1	Verizon - Beloit	0.1%	3.3%					2911 Milwaukee Road	Beloit	Rock
20.15	Property		1	Dollar Tree - Grimes	0.0%	2.6%					480 Gateway Drive	Grimes	Polk
20.16	Property		1	Dollar General - Belle Chasse	0.0%	2.2%					206 Woodland Highway	Belle Chasse	Plaquemines
20.17	Property		1	Sherwin Williams - Urbana	0.0%	2.2%					203 North Vine Street	Urbana	Champaign
20.18	Property		1	Dollar General - Camden	0.0%	2.2%					2722 Federal Street	Camden	Camden
20.19	Property		1	Dollar General - Thibodaux	0.0%	2.1%					1931 Highway 308	Thibodaux	Lafourche
20.20	Property		1	Dollar General - Houma	0.0%	2.1%					308 Grand Caillou Road	Houma	Terrebonne
20.21	Property		1	Dollar General - South Bend	0.0%	2.0%					25460 State Road 2	South Bend	St. Joseph
21	Loan		5	Veit Self Storage Portfolio	1.8%		CREFI	CREFI	Group 3	NAP	Various	Various	Various
21.01	Property		1	Prime Storage of Williamsburg	0.6%	31.4%					6515 Richmond Road	Williamsburg	James City
21.02	Property		1	Easy Does It	0.5%	25.5%					50 Route 32	North Franklin	New London
21.03	Property		1	Williamsburg Storage	0.3%	15.4%					5151 Mooretown Road	Williamsburg	Williamsburg City
21.04	Property		1	EZ Storage	0.3%	14.5%					751 West Queen Street	Southington	Hartford
21.05	Property		1	Climatrol Self Storage	0.2%	13.2%					9297 Pocahontas Trail	Williamsburg	James City
22	Loan	64	2	Tutor Perini Portfolio	1.7%		JPMCB	JPMCB	NAP	NAP	Various	Various	Various
22.01	Property		1	11171 Cherry Avenue	1.4%	81.8%					11171 Cherry Avenue	Fontana	San Bernardino
22.02	Property		1	15901 Olden Street	0.3%	18.2%					15901 Olden Street	Sylmar	Los Angeles
23	Loan	65	1	Stockton Plaza	1.6%	100.0%	DBRI	GACC	NAP	NAP	5050, 5060, 5100, 5140, 5150 and 5200 Stockton Boulevard	Sacramento	Sacramento
24	Loan	66	1	931-955 Coney Island Avenue	1.6%	100.0%	CREFI	CREFI	NAP	NAP	931-955 Coney Island Avenue	Brooklyn	Kings
25	Loan	67, 68	1	Centro Plaza	1.2%	100.0%	DBRI	GACC	NAP	NAP	400 North 48th Street	Lincoln	Lancaster
26	Loan	69	1	BlueCross BlueShield Building	1.2%	100.0%	JPMCB	JPMCB	NAP	NAP	11840 South Marshfield Avenue	Chicago	Cook
27	Loan	70	1	47-01 Queens Boulevard	1.1%	100.0%	CREFI	CREFI	NAP	NAP	47-01 Queens Boulevard	Sunnyside	Queens
28	Loan	42, 71, 72, 73	1	Summit Orchards	1.1%	100.0%	JPMCB	JPMCB	NAP	NAP	440-560 Northwest Chipman Road	Lee’s Summit	Jackson
29	Loan		1	Redwood Waukee	1.1%	100.0%	GSBI	GSMC	NAP	NAP	835 Northeast Redwood Lane	Waukee	Dallas
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	1.0%	100.0%	CREFI	CREFI	NAP	NAP	8012-8072 North 19th Avenue	Phoenix	Maricopa
31	Loan	79, 80	1	800 Corporate Drive	0.9%	100.0%	DBRI	GACC	NAP	NAP	800 Corporate Drive	Mahwah	Bergen
32	Loan	81, 82	1	Staybridge Suites Bowling Green	0.9%	100.0%	DBRI	GACC	NAP	NAP	680 Campbell Lane	Bowling Green	Warren

A-1-1

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County

33	Loan		1	360 George Patterson Boulevard	0.8%	100.0%	GSBI	GSMC	Group 2	NAP	360 George Patterson Boulevard	Bristol	Bucks
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	0.8%	100.0%	JPMCB	JPMCB	NAP	NAP	3700 Princeton Lakes Parkway Southwest	Atlanta	Fulton
35	Loan		2	Peak & Perry Storage Portfolio	0.8%		CREFI	CREFI	Group 3	NAP	Various	Various	Various
35.01	Property		1	Peak Exit Storage	0.4%	54.9%					11134 Broad River Road	Irmo	Richland
35.02	Property		1	Perry Parkway Storage	0.3%	45.1%					1820 Houston Lake Road	Perry	Houston
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	0.7%	100.0%	CREFI	CREFI	NAP	NAP	2001 42nd Street	North Bergen	Hudson
37	Loan		1	Westlake Village Court Office	0.7%	100.0%	DBRI	GACC	NAP	NAP	5743 Corsa Avenue	Westlake Village	Los Angeles
38	Loan		1	Arrowhead Center	0.6%	100.0%	CREFI	CREFI	NAP	NAP	1600 2nd Avenue Southwest	Minot	Ward
39	Loan		1	28 East 38th Street	0.6%	100.0%	CREFI	CREFI	NAP	NAP	28-30 East 38th Street	New York	New York
40	Loan		1	Chenal Woods Apartments	0.6%	100.0%	CREFI	CREFI	Group 4	NAP	412 Chenal Woods Drive	Little Rock	Pulaski
41	Loan	90, 91	1	1822 Sunset Boulevard	0.5%	100.0%	DBRI	GACC	NAP	NAP	1822 West Sunset Boulevard	Los Angeles	Los Angeles
42	Loan		1	494 Jackson Avenue	0.5%	100.0%	CREFI	CREFI	NAP	NAP	494 Jackson Avenue	Bronx	Bronx
43	Loan		1	Bay Oaks Apartments	0.5%	100.0%	CREFI	CREFI	Group 4	NAP	4344 Langley Avenue	Pensacola	Escambia
44	Loan		1	5807 W 20th St	0.4%	100.0%	CREFI	CREFI	NAP	NAP	5807 West 20th Street	Greeley	Weld
45	Loan		1	Walgreens Maricopa	0.4%	100.0%	CREFI	CREFI	NAP	NAP	21274 North John Wayne Parkway	Maricopa	Pinal
46	Loan	92, 93	3	NNN Portfolio	0.4%		CREFI	CREFI	NAP	NAP	Various	Various	Various
46.01	Property		1	Rite Aid - Wellington	0.1%	41.2%					267 North Main Street	Wellington	Lorain
46.02	Property		1	Dollar Tree - Monument	0.1%	34.7%					655 Highway 105	Monument	El Paso
46.03	Property	94	1	Walgreens - Sylvania	0.1%	24.1%					305 West Ogeechee Street	Sylvania	Screven
47	Loan	95	1	Fayetteville Self Storage	0.3%	100.0%	CREFI	CREFI	NAP	NAP	803 South Eastern Boulevard	Fayetteville	Cumberland

A-1-2

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	New York	10013	Office	CBD	1904-1926	2016	786,891	SF	597.29
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	California	95134	Office	CBD	2010	2018	603,666	SF	381.01
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	Arizona	85281	Mixed Use	Office/Retail	2020	NAP	309,176	SF	391.36
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	New York	10004	Multifamily	High-Rise	1972	2018-2020	345	Units	381,159.42
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	Texas	78758	Retail	Anchored	2007	2015-2018	886,526	SF	236.88
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	Various	Various	Retail	Single Tenant	Various	Various	304,789	SF	136.39
6.01	Property		1	Kohl’s Shelby	Michigan	48316	Retail	Single Tenant	2002	2021	86,584	SF
6.02	Property	41	1	Pick N’ Save Eagle River	Wisconsin	54521	Retail	Single Tenant	1969	2017	63,578	SF
6.03	Property		1	Walgreens Chicopee	Massachusetts	01020	Retail	Single Tenant	2008	NAP	14,614	SF
6.04	Property		1	Walgreens Oakland	Maryland	21550	Retail	Single Tenant	2009	NAP	14,820	SF
6.05	Property		1	Walgreens Siler City	North Carolina	27344	Retail	Single Tenant	2008	NAP	14,820	SF
6.06	Property		1	Fresenius Chicago	Illinois	60617	Retail	Single Tenant	2002	NAP	12,650	SF
6.07	Property		1	Walgreens Potsdam	New York	13676	Retail	Single Tenant	2006	NAP	14,550	SF
6.08	Property		1	Outback Mesa	Arizona	85203	Retail	Single Tenant	2003	2017	6,163	SF
6.09	Property		1	Outback Tucson	Arizona	85712	Retail	Single Tenant	1995	NAP	6,561	SF
6.10	Property		1	BMO Harris Watertown	Wisconsin	53094	Retail	Single Tenant	1967	NAP	9,430	SF
6.11	Property		1	Pick N’ Save Columbus	Wisconsin	53925	Retail	Single Tenant	1988	2017	25,000	SF
6.12	Property		1	BMO Harris Merrill	Wisconsin	54452	Retail	Single Tenant	1973	NAP	8,497	SF
6.13	Property	41	1	Tractor Supply Eagle River	Wisconsin	54521	Retail	Single Tenant	1969	2017	27,522	SF
7	Loan	20, 42	1	Epic West Towne Crossing	Texas	75052	Retail	Anchored	2018	NAP	276,157	SF	147.81
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	Tennessee	37408	Industrial	Warehouse/Manufacturing	1968	2009, 2021	404,000	SF	74.37
9	Loan	9, 49	1	College Point	New York	11356	Retail	Anchored	1998	NAP	331,130	SF	211.40
10	Loan	50	1	Independence Lofts	Pennsylvania	19123	Multifamily	Mid-Rise	1920	2019	95	Units	305,263.16
11	Loan	51	1	McCullough Commons	North Carolina	28262	Retail	Anchored	2000, 2004	2019-2020	202,216	SF	140.94
12	Loan	52	1	524 Courtlandt	New York	10455	Mixed Use	Office/Retail	1957	2020	46,175	SF	599.89
13	Loan	53	1	Falls of Deer Park Apartments	Texas	77505	Multifamily	Garden	1972	2018	441	Units	61,224.49
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	New York	10065	Other	Leased Fee	NAP	NAP	153,890	SF	162.45
15	Loan	56, 57	1	Celeros Houston	Texas	77041	Industrial	Manufacturing	1968	2015	319,251	SF	74.82
16	Loan		2	Greene Plaza and Chippewa Center	Pennsylvania	Various	Retail	Anchored	Various	NAP	294,883	SF	78.00
16.01	Property		1	Chippewa Center	Pennsylvania	15010	Retail	Anchored	1979-2008	NAP	170,384	SF
16.02	Property		1	Greene Plaza	Pennsylvania	15370	Retail	Anchored	1980	NAP	124,499	SF
17	Loan	20, 42	1	Midlothian Towne Crossing	Texas	76065	Retail	Anchored	2017	NAP	147,161	SF	148.32
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	Various	Various	Industrial	Various	Various	Various	453,295	SF	48.07
18.01	Property		1	255W. Baab Industrial Park Drive	North Carolina	28681	Industrial	Manufacturing	2000	2021	191,795	SF
18.02	Property		1	915 Rose Street	Washington	98903	Industrial	Warehouse	1996, 2005, 2013	NAP	135,750	SF
18.03	Property		1	3500 West Tacoma Street	Oklahoma	74012	Industrial	Manufacturing	1989	1995	125,750	SF
19	Loan	60, 61, 62	1	The Village Lofts	Rhode Island	02860	Multifamily	Mid-Rise	1900	2020	149	Units	144,295.30
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	Various	Various	Various	Various	Various	Various	267,577	SF	175.78
20.01	Property		1	Food4Less - Chicago Heights	Illinois	60411	Retail	Single Tenant	1997	NAP	82,126	SF
20.02	Property		1	Walgreens - Bridgeview	Illinois	60455	Retail	Single Tenant	2001	NAP	15,120	SF
20.03	Property		1	Walgreens - Alton	Illinois	62002	Retail	Single Tenant	1997	NAP	15,120	SF
20.04	Property		1	Walgreens - Alexandria	Kentucky	41001	Retail	Single Tenant	2008	2018	14,820	SF
20.05	Property		1	First Midwest Bank - DeKalb	Illinois	60115	Retail	Single Tenant	2012	NAP	9,708	SF
20.06	Property		1	First Midwest Bank - Schaumburg	Illinois	60194	Retail	Single Tenant	1994	NAP	4,943	SF
20.07	Property		1	Walgreens - Oklahoma City	Oklahoma	73115	Retail	Single Tenant	1996	NAP	13,905	SF
20.08	Property		1	CVS - Zanesville	Ohio	43701	Retail	Single Tenant	1999	NAP	10,195	SF
20.09	Property		1	CVS Pharmacy - Hagerstown	Maryland	21740	Retail	Single Tenant	1998	NAP	10,125	SF
20.10	Property		1	Fresenius Medical Care - Lawrenceville	Georgia	30044	Office	Medical	2005	NAP	8,659	SF
20.11	Property		1	First Midwest Bank - Joliet	Illinois	60435	Retail	Single Tenant	1960	NAP	6,299	SF
20.12	Property		1	Memorial Health System - Decatur	Illinois	62521	Office	Medical	2011	NAP	5,709	SF
20.13	Property		1	CVS - Decatur	Georgia	30032	Retail	Single Tenant	1999	NAP	10,125	SF
20.14	Property		1	Verizon - Beloit	Wisconsin	53511	Retail	Single Tenant	2021	NAP	2,500	SF
20.15	Property		1	Dollar Tree - Grimes	Iowa	50111	Retail	Single Tenant	2021	NAP	9,984	SF
20.16	Property		1	Dollar General - Belle Chasse	Louisiana	70037	Retail	Single Tenant	2020	NAP	9,026	SF
20.17	Property		1	Sherwin Williams - Urbana	Illinois	61802	Retail	Single Tenant	2016	NAP	4,000	SF
20.18	Property		1	Dollar General - Camden	New Jersey	08105	Retail	Single Tenant	1970	2021	7,987	SF
20.19	Property		1	Dollar General - Thibodaux	Louisiana	70301	Retail	Single Tenant	2017	NAP	9,026	SF
20.20	Property		1	Dollar General - Houma	Louisiana	70363	Retail	Single Tenant	2016	NAP	9,100	SF
20.21	Property		1	Dollar General - South Bend	Indiana	46619	Retail	Single Tenant	2018	NAP	9,100	SF
21	Loan		5	Veit Self Storage Portfolio	Various	Various	Self Storage	Self Storage	Various	NAP	239,110	SF	83.64
21.01	Property		1	Prime Storage of Williamsburg	Virginia	23188	Self Storage	Self Storage	2007	NAP	70,775	SF
21.02	Property		1	Easy Does It	Connecticut	06254	Self Storage	Self Storage	2001	NAP	64,100	SF
21.03	Property		1	Williamsburg Storage	Virginia	23185	Self Storage	Self Storage	2009	NAP	27,625	SF
21.04	Property		1	EZ Storage	Connecticut	06489	Self Storage	Self Storage	2001	NAP	35,485	SF
21.05	Property		1	Climatrol Self Storage	Virginia	23185	Self Storage	Self Storage	2006	NAP	41,125	SF
22	Loan	64	2	Tutor Perini Portfolio	California	Various	Industrial	Various	Various	Various	1,344,162	SF	14.51
22.01	Property		1	11171 Cherry Avenue	California	92337	Industrial	Warehouse/Distribution	1985, 1990	NAP	1,294,645	SF
22.02	Property		1	15901 Olden Street	California	91342	Industrial	Flex	1982	2002	49,517	SF
23	Loan	65	1	Stockton Plaza	California	95820	Retail	Anchored	1964	1983-1986, 2018-2021	121,847	SF	151.50
24	Loan	66	1	931-955 Coney Island Avenue	New York	11230	Mixed Use	Multifamily/Retail/Office	1985, 2008	NAP	63,459	SF	283.65
25	Loan	67, 68	1	Centro Plaza	Nebraska	68504	Retail	Anchored	1986	2016	113,753	SF	117.89
26	Loan	69	1	BlueCross BlueShield Building	Illinois	60643	Office	CBD	2008	2020	129,029	SF	103.31
27	Loan	70	1	47-01 Queens Boulevard	New York	11104	Office	CBD	2001	NAP	35,000	SF	364.29
28	Loan	42, 71, 72, 73	1	Summit Orchards	Missouri	64086	Retail	Anchored	2020	NAP	83,060	SF	150.49
29	Loan		1	Redwood Waukee	Iowa	50263	Multifamily	Garden	2021	NAP	73	Units	162,876.71
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	Arizona	85021	Retail	Anchored	1975-2002	NAP	94,056	SF	113.60
31	Loan	79, 80	1	800 Corporate Drive	New Jersey	07430	Mixed Use	Industrial/Office	1990	NAP	84,280	SF	125.71
32	Loan	81, 82	1	Staybridge Suites Bowling Green	Kentucky	42101	Hospitality	Extended Stay	2012	NAP	124	Rooms	82,661.29

A-1-3

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)

33	Loan		1	360 George Patterson Boulevard	Pennsylvania	19007	Office	Suburban / Lab	1965	2020	49,534	SF	185.73
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	Georgia	30331	Hospitality	Extended Stay	2020	NAP	85	Rooms	100,000.00
35	Loan		2	Peak & Perry Storage Portfolio	Various	Various	Self Storage	Self Storage	Various	Various	124,133	SF	67.96
35.01	Property		1	Peak Exit Storage	South Carolina	29063	Self Storage	Self Storage	1989	2018	75,621	SF
35.02	Property		1	Perry Parkway Storage	Georgia	31069	Self Storage	Self Storage	2006	2016	48,512	SF
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	New Jersey	07047	Industrial	Warehouse	1900	2020	64,355	SF	126.25
37	Loan		1	Westlake Village Court Office	California	91362	Office	Suburban	1983	NAP	59,629	SF	130.81
38	Loan		1	Arrowhead Center	North Dakota	58701	Mixed Use	Office/Retail	1961	2011	81,474	SF	79.13
39	Loan		1	28 East 38th Street	New York	10016	Multifamily	Mid-Rise	1900	2014-2019	23	Units	278,260.87
40	Loan		1	Chenal Woods Apartments	Arkansas	72223	Multifamily	Garden	2008	2021	45	Units	140,444.44
41	Loan	90, 91	1	1822 Sunset Boulevard	California	90026	Retail	Anchored	1922	1975, 2005	14,658	SF	409.33
42	Loan		1	494 Jackson Avenue	New York	10455	Multifamily	Mid-Rise	2020	NAP	16	Units	343,750.00
43	Loan		1	Bay Oaks Apartments	Florida	32504	Multifamily	Garden	1979	2021	90	Units	60,833.33
44	Loan		1	5807 W 20th St	Colorado	80634	Industrial	Warehouse/Distribution	1980	2018	47,245	SF	102.74
45	Loan		1	Walgreens Maricopa	Arizona	85139	Retail	Single Tenant	2004	NAP	14,729	SF	278.36
46	Loan	92, 93	3	NNN Portfolio	Various	Various	Retail	Single Tenant	1999	NAP	37,642	SF	106.26
46.01	Property		1	Rite Aid - Wellington	Ohio	44090	Retail	Single Tenant	1999	NAP	11,404	SF
46.02	Property		1	Dollar Tree - Monument	Colorado	80132	Retail	Single Tenant	1999	NAP	13,238	SF
46.03	Property	94	1	Walgreens - Sylvania	Georgia	30467	Retail	Single Tenant	1999	NAP	13,000	SF
47	Loan	95	1	Fayetteville Self Storage	North Carolina	28301	Self Storage	Self Storage/Warehouse	1987	NAP	94,331	SF	37.10

A-1-4

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
									1		2		2
1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	112,000,000	112,000,000	112,000,000	2.72466879%	0.01636%	2.70830879%	NAP	257,834.40	NAP	3,094,012.80
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	98,700,000	98,700,000	98,700,000	2.97000%	0.01911%	2.95089%	NAP	247,675.31	NAP	2,972,103.72
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	88,500,000	88,500,000	88,500,000	2.84000%	0.01136%	2.82864%	NAP	212,359.03	NAP	2,548,308.36
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	80,000,000	80,000,000	80,000,000	3.45000%	0.01136%	3.43864%	NAP	233,194.44	NAP	2,798,333.28
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	64,000,000	64,000,000	64,000,000	3.09400%	0.01261%	3.08139%	NAP	167,305.19	NAP	2,007,662.28
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	41,570,000	41,570,000	36,138,167	3.09000%	0.01136%	3.07864%	177,285.01	108,529.45	2,127,420.12	1,302,353.40
6.01	Property		1	Kohl’s Shelby	7,500,000	7,500,000	6,519,997
6.02	Property	41	1	Pick N’ Save Eagle River	5,200,000	5,200,000	4,520,531
6.03	Property		1	Walgreens Chicopee	4,550,000	4,550,000	3,955,465
6.04	Property		1	Walgreens Oakland	3,700,000	3,700,000	3,216,532
6.05	Property		1	Walgreens Siler City	3,525,000	3,525,000	3,064,398
6.06	Property		1	Fresenius Chicago	3,145,000	3,145,000	2,734,052
6.07	Property		1	Walgreens Potsdam	2,750,000	2,750,000	2,390,665
6.08	Property		1	Outback Mesa	2,500,000	2,500,000	2,173,332
6.09	Property		1	Outback Tucson	2,325,000	2,325,000	2,021,199
6.10	Property		1	BMO Harris Watertown	2,050,000	2,050,000	1,782,132
6.11	Property		1	Pick N’ Save Columbus	1,500,000	1,500,000	1,303,999
6.12	Property		1	BMO Harris Merrill	1,425,000	1,425,000	1,238,799
6.13	Property	41	1	Tractor Supply Eagle River	1,400,000	1,400,000	1,217,066
7	Loan	20, 42	1	Epic West Towne Crossing	40,820,000	40,820,000	40,820,000	3.25000%	0.01136%	3.23864%	NAP	112,089.64	NAP	1,345,075.68
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	30,100,000	30,045,632	21,744,017	4.09000%	0.01136%	4.07864%	160,378.49	NAP	1,924,541.88	NAP
9	Loan	9, 49	1	College Point	30,000,000	30,000,000	30,000,000	3.56600%	0.01136%	3.55464%	NAP	90,388.19	NAP	1,084,658.28
10	Loan	50	1	Independence Lofts	29,000,000	29,000,000	22,662,861	3.56000%	0.01136%	3.54864%	131,196.18	NAP	1,574,354.16	NAP
11	Loan	51	1	McCullough Commons	28,500,000	28,500,000	26,882,341	3.63000%	0.04011%	3.58989%	130,054.84	87,409.90	1,560,658.08	1,048,918.80
12	Loan	52	1	524 Courtlandt	27,700,000	27,700,000	27,700,000	4.12000%	0.01136%	4.10864%	NAP	96,424.21	NAP	1,157,090.52
13	Loan	53	1	Falls of Deer Park Apartments	27,000,000	27,000,000	21,242,383	3.74000%	0.01136%	3.72864%	124,888.05	NAP	1,498,656.60	NAP
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	25,000,000	25,000,000	25,000,000	2.29500%	0.01136%	2.28364%	NAP	48,476.56	NAP	581,718.72
15	Loan	56, 57	1	Celeros Houston	23,885,000	23,885,000	21,544,584	3.65000%	0.01136%	3.63864%	109,264.22	73,659.24	1,311,170.64	883,910.88
16	Loan		2	Greene Plaza and Chippewa Center	23,000,000	23,000,000	18,135,524	3.80000%	0.01136%	3.78864%	107,170.19	NAP	1,286,042.28	NAP
16.01	Property		1	Chippewa Center	13,908,555	13,908,555	10,966,910
16.02	Property		1	Greene Plaza	9,091,445	9,091,445	7,168,614
17	Loan	20, 42	1	Midlothian Towne Crossing	21,827,000	21,827,000	21,827,000	3.50000%	0.01136%	3.48864%	NAP	64,546.28	NAP	774,555.36
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	21,790,000	21,790,000	21,790,000	3.45000%	0.01136%	3.43864%	NAP	63,516.34	NAP	762,196.08
18.01	Property		1	255W. Baab Industrial Park Drive	8,250,000	8,250,000	8,250,000
18.02	Property		1	915 Rose Street	6,810,000	6,810,000	6,810,000
18.03	Property		1	3500 West Tacoma Street	6,730,000	6,730,000	6,730,000
19	Loan	60, 61, 62	1	The Village Lofts	21,500,000	21,500,000	21,500,000	4.00000%	0.04136%	3.95864%	NAP	72,662.04	NAP	871,944.48
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	20,035,000	20,035,000	20,035,000	3.16500%	0.01136%	3.15364%	NAP	53,576.23	NAP	642,914.76
20.01	Property		1	Food4Less - Chicago Heights	2,172,393	2,172,393	2,172,393
20.02	Property		1	Walgreens - Bridgeview	1,980,711	1,980,711	1,980,711
20.03	Property		1	Walgreens - Alton	1,639,944	1,639,944	1,639,944
20.04	Property		1	Walgreens - Alexandria	1,512,156	1,512,156	1,512,156
20.05	Property		1	First Midwest Bank - DeKalb	1,179,908	1,179,908	1,179,908
20.06	Property		1	First Midwest Bank - Schaumburg	1,128,792	1,128,792	1,128,792
20.07	Property		1	Walgreens - Oklahoma City	988,226	988,226	988,226
20.08	Property		1	CVS - Zanesville	979,707	979,707	979,707
20.09	Property		1	CVS Pharmacy - Hagerstown	954,149	954,149	954,149
20.10	Property		1	Fresenius Medical Care - Lawrenceville	937,111	937,111	937,111
20.11	Property		1	First Midwest Bank - Joliet	937,111	937,111	937,111
20.12	Property		1	Memorial Health System - Decatur	937,111	937,111	937,111
20.13	Property		1	CVS - Decatur	913,683	913,683	913,683
20.14	Property		1	Verizon - Beloit	653,848	653,848	653,848
20.15	Property		1	Dollar Tree - Grimes	511,151	511,151	511,151
20.16	Property		1	Dollar General - Belle Chasse	449,387	449,387	449,387
20.17	Property		1	Sherwin Williams - Urbana	449,387	449,387	449,387
20.18	Property		1	Dollar General - Camden	449,387	449,387	449,387
20.19	Property		1	Dollar General - Thibodaux	430,219	430,219	430,219
20.20	Property		1	Dollar General - Houma	425,959	425,959	425,959
20.21	Property		1	Dollar General - South Bend	404,661	404,661	404,661
21	Loan		5	Veit Self Storage Portfolio	20,000,000	20,000,000	20,000,000	2.95000%	0.01136%	2.93864%	NAP	49,849.54	NAP	598,194.48
21.01	Property		1	Prime Storage of Williamsburg	6,275,000	6,275,000	6,275,000
21.02	Property		1	Easy Does It	5,100,000	5,100,000	5,100,000
21.03	Property		1	Williamsburg Storage	3,085,000	3,085,000	3,085,000
21.04	Property		1	EZ Storage	2,900,000	2,900,000	2,900,000
21.05	Property		1	Climatrol Self Storage	2,640,000	2,640,000	2,640,000
22	Loan	64	2	Tutor Perini Portfolio	19,500,000	19,500,000	19,500,000	3.81500%	0.01136%	3.80364%	NAP	62,854.77	NAP	754,257.24
22.01	Property		1	11171 Cherry Avenue	15,950,063	15,950,063	15,950,063
22.02	Property		1	15901 Olden Street	3,549,937	3,549,937	3,549,937
23	Loan	65	1	Stockton Plaza	18,460,000	18,460,000	18,460,000	3.28000%	0.01136%	3.26864%	NAP	51,158.13	NAP	613,897.56
24	Loan	66	1	931-955 Coney Island Avenue	18,000,000	18,000,000	18,000,000	3.63000%	0.01136%	3.61864%	NAP	55,206.25	NAP	662,475.00
25	Loan	67, 68	1	Centro Plaza	13,410,000	13,410,000	10,708,646	4.15000%	0.01136%	4.13864%	65,186.46	NAP	782,237.52	NAP
26	Loan	69	1	BlueCross BlueShield Building	13,330,000	13,330,000	13,330,000	3.50000%	0.01136%	3.48864%	NAP	39,419.16	NAP	473,029.92
27	Loan	70	1	47-01 Queens Boulevard	12,750,000	12,750,000	12,750,000	3.20000%	0.01136%	3.18864%	NAP	34,472.22	NAP	413,666.64
28	Loan	42, 71, 72, 73	1	Summit Orchards	12,500,000	12,500,000	12,500,000	3.44000%	0.01136%	3.42864%	NAP	36,331.02	NAP	435,972.24
29	Loan		1	Redwood Waukee	11,890,000	11,890,000	11,890,000	3.39000%	0.01136%	3.37864%	NAP	34,055.77	NAP	408,669.24
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	10,700,000	10,684,362	8,359,048	3.55000%	0.01136%	3.53864%	48,346.92	NAP	580,163.04	NAP
31	Loan	79, 80	1	800 Corporate Drive	10,595,000	10,595,000	9,553,614	3.63000%	0.01136%	3.61864%	48,348.46	32,495.01	580,181.52	389,940.12
32	Loan	81, 82	1	Staybridge Suites Bowling Green	10,250,000	10,250,000	8,406,858	4.05000%	0.01136%	4.03864%	49,230.99	35,074.22	590,771.88	420,890.64

A-1-5

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
									1		2		2
33	Loan		1	360 George Patterson Boulevard	9,200,000	9,200,000	9,200,000	3.57000%	0.01136%	3.55864%	NAP	27,750.14	NAP	333,001.68
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	8,500,000	8,500,000	6,811,805	4.25000%	0.01136%	4.23864%	41,814.89	NAP	501,778.68	NAP
35	Loan		2	Peak & Perry Storage Portfolio	8,435,906	8,435,906	7,258,501	3.79000%	0.01136%	3.77864%	39,259.72	27,013.45	471,116.64	324,161.40
35.01	Property		1	Peak Exit Storage	4,633,146	4,633,146	3,986,495
35.02	Property		1	Perry Parkway Storage	3,802,760	3,802,760	3,272,006
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	8,125,000	8,125,000	8,125,000	4.03000%	0.01136%	4.01864%	NAP	27,665.44	NAP	331,985.28
37	Loan		1	Westlake Village Court Office	7,800,000	7,800,000	7,800,000	3.42000%	0.01136%	3.40864%	NAP	22,538.75	NAP	270,465.00
38	Loan		1	Arrowhead Center	6,460,000	6,447,024	4,548,646	3.45000%	0.01136%	3.43864%	32,167.31	NAP	386,007.72	NAP
39	Loan		1	28 East 38th Street	6,400,000	6,400,000	6,400,000	3.45000%	0.01136%	3.43864%	NAP	18,655.56	NAP	223,866.72
40	Loan		1	Chenal Woods Apartments	6,320,000	6,320,000	6,320,000	3.30000%	0.06011%	3.23989%	NAP	17,621.39	NAP	211,456.68
41	Loan	90, 91	1	1822 Sunset Boulevard	6,000,000	6,000,000	6,000,000	4.35000%	0.01136%	4.33864%	NAP	22,052.08	NAP	264,624.96
42	Loan		1	494 Jackson Avenue	5,500,000	5,500,000	5,500,000	3.51000%	0.01136%	3.49864%	NAP	16,310.94	NAP	195,731.28
43	Loan		1	Bay Oaks Apartments	5,475,000	5,475,000	5,475,000	3.30000%	0.06011%	3.23989%	NAP	15,265.36	NAP	183,184.32
44	Loan		1	5807 W 20th St	4,854,000	4,854,000	4,854,000	3.70000%	0.01136%	3.68864%	NAP	15,174.37	NAP	182,092.44
45	Loan		1	Walgreens Maricopa	4,100,000	4,100,000	4,100,000	3.64000%	0.01136%	3.62864%	NAP	12,609.40	NAP	151,312.80
46	Loan	92, 93	3	NNN Portfolio	4,000,000	4,000,000	3,110,525	3.43000%	0.01136%	3.41864%	17,805.85	NAP	213,670.20	NAP
46.01	Property		1	Rite Aid - Wellington	1,647,059	1,647,059	1,280,804
46.02	Property		1	Dollar Tree - Monument	1,387,632	1,387,632	1,079,066
46.03	Property	94	1	Walgreens - Sylvania	965,309	965,309	750,654
47	Loan	95	1	Fayetteville Self Storage	3,500,000	3,500,000	2,829,502	4.50000%	0.01136%	4.48864%	17,733.99	NAP	212,807.88	NAP

A-1-6

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	Interest Only	No	Actual/360	84	83	84	83	0	0	7/9/2021
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	Interest Only - ARD	Yes	Actual/360	120	119	120	119	0	0	7/30/2021
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	Interest Only	No	Actual/360	120	119	120	119	0	0	7/16/2021
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	Interest Only	No	Actual/360	120	119	120	119	0	0	7/20/2021
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	Interest Only	No	Actual/360	120	118	120	118	0	0	6/16/2021
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	Interest Only, Amortizing Balloon	No	Actual/360	12	12	84	84	360	360	8/31/2021
6.01	Property		1	Kohl’s Shelby
6.02	Property	41	1	Pick N’ Save Eagle River
6.03	Property		1	Walgreens Chicopee
6.04	Property		1	Walgreens Oakland
6.05	Property		1	Walgreens Siler City
6.06	Property		1	Fresenius Chicago
6.07	Property		1	Walgreens Potsdam
6.08	Property		1	Outback Mesa
6.09	Property		1	Outback Tucson
6.10	Property		1	BMO Harris Watertown
6.11	Property		1	Pick N’ Save Columbus
6.12	Property		1	BMO Harris Merrill
6.13	Property	41	1	Tractor Supply Eagle River
7	Loan	20, 42	1	Epic West Towne Crossing	Interest Only	No	Actual/360	121	121	121	121	0	0	9/2/2021
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	Amortizing Balloon	No	Actual/360	0	0	120	119	300	299	7/28/2021
9	Loan	9, 49	1	College Point	Interest Only	No	Actual/360	120	118	120	118	0	0	6/15/2021
10	Loan	50	1	Independence Lofts	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	8/18/2021
11	Loan	51	1	McCullough Commons	Interest Only, Amortizing Balloon	No	Actual/360	24	24	60	60	360	360	8/19/2021
12	Loan	52	1	524 Courtlandt	Interest Only	No	Actual/360	60	60	60	60	0	0	8/12/2021
13	Loan	53	1	Falls of Deer Park Apartments	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	8/27/2021
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	Interest Only - ARD	Yes	Actual/360	120	120	120	120	0	0	9/1/2021
15	Loan	56, 57	1	Celeros Houston	Interest Only, Amortizing Balloon	No	Actual/360	60	60	120	120	360	360	9/2/2021
16	Loan		2	Greene Plaza and Chippewa Center	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	8/3/2021
16.01	Property		1	Chippewa Center
16.02	Property		1	Greene Plaza
17	Loan	20, 42	1	Midlothian Towne Crossing	Interest Only	No	Actual/360	121	121	121	121	0	0	9/2/2021
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	Interest Only	No	Actual/360	120	119	120	119	0	0	7/21/2021
18.01	Property		1	255W. Baab Industrial Park Drive
18.02	Property		1	915 Rose Street
18.03	Property		1	3500 West Tacoma Street
19	Loan	60, 61, 62	1	The Village Lofts	Interest Only	No	Actual/360	84	84	84	84	0	0	9/1/2021
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	Interest Only	No	Actual/360	120	118	120	118	0	0	6/30/2021
20.01	Property		1	Food4Less - Chicago Heights
20.02	Property		1	Walgreens - Bridgeview
20.03	Property		1	Walgreens - Alton
20.04	Property		1	Walgreens - Alexandria
20.05	Property		1	First Midwest Bank - DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg
20.07	Property		1	Walgreens - Oklahoma City
20.08	Property		1	CVS - Zanesville
20.09	Property		1	CVS Pharmacy - Hagerstown
20.10	Property		1	Fresenius Medical Care - Lawrenceville
20.11	Property		1	First Midwest Bank - Joliet
20.12	Property		1	Memorial Health System - Decatur
20.13	Property		1	CVS - Decatur
20.14	Property		1	Verizon - Beloit
20.15	Property		1	Dollar Tree - Grimes
20.16	Property		1	Dollar General - Belle Chasse
20.17	Property		1	Sherwin Williams - Urbana
20.18	Property		1	Dollar General - Camden
20.19	Property		1	Dollar General - Thibodaux
20.20	Property		1	Dollar General - Houma
20.21	Property		1	Dollar General - South Bend
21	Loan		5	Veit Self Storage Portfolio	Interest Only	No	Actual/360	120	120	120	120	0	0	8/19/2021
21.01	Property		1	Prime Storage of Williamsburg
21.02	Property		1	Easy Does It
21.03	Property		1	Williamsburg Storage
21.04	Property		1	EZ Storage
21.05	Property		1	Climatrol Self Storage
22	Loan	64	2	Tutor Perini Portfolio	Interest Only	No	Actual/360	60	60	60	60	0	0	8/12/2021
22.01	Property		1	11171 Cherry Avenue
22.02	Property		1	15901 Olden Street
23	Loan	65	1	Stockton Plaza	Interest Only	No	Actual/360	120	120	120	120	0	0	9/2/2021
24	Loan	66	1	931-955 Coney Island Avenue	Interest Only	No	Actual/360	120	120	120	120	0	0	9/1/2021
25	Loan	67, 68	1	Centro Plaza	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	8/23/2021
26	Loan	69	1	BlueCross BlueShield Building	Interest Only	No	Actual/360	120	119	120	119	0	0	7/29/2021
27	Loan	70	1	47-01 Queens Boulevard	Interest Only	No	Actual/360	120	120	120	120	0	0	8/12/2021
28	Loan	42, 71, 72, 73	1	Summit Orchards	Interest Only	No	Actual/360	121	121	121	121	0	0	9/2/2021
29	Loan		1	Redwood Waukee	Interest Only	No	Actual/360	120	119	120	119	0	0	8/5/2021
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	8/6/2021
31	Loan	79, 80	1	800 Corporate Drive	Interest Only, Amortizing Balloon	No	Actual/360	60	59	120	119	360	360	7/23/2021
32	Loan	81, 82	1	Staybridge Suites Bowling Green	Interest Only, Amortizing Balloon	No	Actual/360	12	11	120	119	360	360	7/30/2021
A-1-7

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date

33	Loan		1	360 George Patterson Boulevard	Interest Only	No	Actual/360	84	84	84	84	0	0	8/20/2021
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	8/26/2021
35	Loan		2	Peak & Perry Storage Portfolio	Interest Only, Amortizing Balloon	No	Actual/360	36	36	120	120	360	360	8/11/2021
35.01	Property		1	Peak Exit Storage
35.02	Property		1	Perry Parkway Storage
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	Interest Only	No	Actual/360	60	60	60	60	0	0	8/13/2021
37	Loan		1	Westlake Village Court Office	Interest Only	No	Actual/360	84	84	84	84	0	0	8/24/2021
38	Loan		1	Arrowhead Center	Amortizing Balloon	No	Actual/360	0	0	120	119	300	299	7/30/2021
39	Loan		1	28 East 38th Street	Interest Only	No	Actual/360	120	120	120	120	0	0	8/24/2021
40	Loan		1	Chenal Woods Apartments	Interest Only	No	Actual/360	120	120	120	120	0	0	8/9/2021
41	Loan	90, 91	1	1822 Sunset Boulevard	Interest Only	No	Actual/360	120	102	120	102	0	0	2/19/2020
42	Loan		1	494 Jackson Avenue	Interest Only	No	Actual/360	120	120	120	120	0	0	8/31/2021
43	Loan		1	Bay Oaks Apartments	Interest Only	No	Actual/360	120	120	120	120	0	0	8/24/2021
44	Loan		1	5807 W 20th St	Interest Only	No	Actual/360	120	119	120	119	0	0	7/30/2021
45	Loan		1	Walgreens Maricopa	Interest Only	No	Actual/360	120	120	120	120	0	0	8/27/2021
46	Loan	92, 93	3	NNN Portfolio	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	8/31/2021
46.01	Property		1	Rite Aid - Wellington
46.02	Property		1	Dollar Tree - Monument
46.03	Property	94	1	Walgreens - Sylvania
47	Loan	95	1	Fayetteville Self Storage	Amortizing Balloon	No	Actual/360	1	1	121	121	360	360	9/7/2021

A-1-8

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
													3
1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	1	6	9/6/2021	NAP	8/6/2028	NAP	0	0	YM(25),DorYM(53),O(6)	66,971,660
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	1	1	9/1/2021	NAP	8/1/2031	11/1/2034	0	0	L(24),YM1(89),O(7)	32,476,138
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	1	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(25),D(88),O(7)	7,604,935
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	1	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(25),D(91),O(4)	NAV
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	2	1	8/1/2021	NAP	7/1/2031	NAP	0	0	L(26),D(87),O(7)	37,016,924
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	0	6	10/6/2021	10/6/2022	9/6/2028	NAP	0	0	L(24),YM1(56),O(4)	NAV
6.01	Property		1	Kohl’s Shelby										NAV
6.02	Property	41	1	Pick N’ Save Eagle River										NAV
6.03	Property		1	Walgreens Chicopee										NAV
6.04	Property		1	Walgreens Oakland										NAV
6.05	Property		1	Walgreens Siler City										NAV
6.06	Property		1	Fresenius Chicago										NAV
6.07	Property		1	Walgreens Potsdam										NAV
6.08	Property		1	Outback Mesa										NAV
6.09	Property		1	Outback Tucson										NAV
6.10	Property		1	BMO Harris Watertown										NAV
6.11	Property		1	Pick N’ Save Columbus										NAV
6.12	Property		1	BMO Harris Merrill										NAV
6.13	Property	41	1	Tractor Supply Eagle River										NAV
7	Loan	20, 42	1	Epic West Towne Crossing	0	1	10/1/2021	NAP	10/1/2031	NAP	0	0	L(24),D(94),O(3)	5,393,980
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	1	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(25),D(91),O(4)	NAV
9	Loan	9, 49	1	College Point	2	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(26),D(90),O(4)	9,166,210
10	Loan	50	1	Independence Lofts	0	6	10/6/2021	10/6/2021	9/6/2031	NAP	0	0	L(24),D(92),O(4)	2,654,517
11	Loan	51	1	McCullough Commons	0	6	10/6/2021	10/6/2023	9/6/2026	NAP	0	0	L(24),D(30),O(6)	4,154,172
12	Loan	52	1	524 Courtlandt	0	6	10/6/2021	NAP	9/6/2026	NAP	0	0	L(24),D(33),O(3)	NAV
13	Loan	53	1	Falls of Deer Park Apartments	0	6	10/6/2021	10/6/2021	9/6/2031	NAP	0	0	L(24),D(92),O(4)	4,391,382
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	0	6	10/6/2021	NAP	9/6/2031	9/6/2033	0	0	L(24),YM1(92),O(4)	NAV
15	Loan	56, 57	1	Celeros Houston	0	6	10/6/2021	10/6/2026	9/6/2031	NAP	0	0	YM4(24),DorYM1(89),O(7)	NAV
16	Loan		2	Greene Plaza and Chippewa Center	0	1	10/1/2021	10/1/2021	9/1/2031	NAP	0	0	L(24),D(92),O(4)	3,423,082
16.01	Property		1	Chippewa Center										NAV
16.02	Property		1	Greene Plaza										NAV
17	Loan	20, 42	1	Midlothian Towne Crossing	0	1	10/1/2021	NAP	10/1/2031	NAP	0	0	L(24),D(94),O(3)	3,302,473
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	1	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(25),DorYM1(91),O(4)	NAV
18.01	Property		1	255W. Baab Industrial Park Drive										NAV
18.02	Property		1	915 Rose Street										NAV
18.03	Property		1	3500 West Tacoma Street										NAV
19	Loan	60, 61, 62	1	The Village Lofts	0	1	10/1/2021	NAP	9/1/2028	NAP	0	0	L(24),D(56),O(4)	2,534,052
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	2	1	8/1/2021	NAP	7/1/2031	NAP	0	0	L(26),D(90),O(4)	NAV
20.01	Property		1	Food4Less - Chicago Heights										NAV
20.02	Property		1	Walgreens - Bridgeview										NAV
20.03	Property		1	Walgreens - Alton										NAV
20.04	Property		1	Walgreens - Alexandria										NAV
20.05	Property		1	First Midwest Bank - DeKalb										NAV
20.06	Property		1	First Midwest Bank - Schaumburg										NAV
20.07	Property		1	Walgreens - Oklahoma City										NAV
20.08	Property		1	CVS - Zanesville										NAV
20.09	Property		1	CVS Pharmacy - Hagerstown										NAV
20.10	Property		1	Fresenius Medical Care - Lawrenceville										NAV
20.11	Property		1	First Midwest Bank - Joliet										NAV
20.12	Property		1	Memorial Health System - Decatur										NAV
20.13	Property		1	CVS - Decatur										NAV
20.14	Property		1	Verizon - Beloit										NAV
20.15	Property		1	Dollar Tree - Grimes										NAV
20.16	Property		1	Dollar General - Belle Chasse										NAV
20.17	Property		1	Sherwin Williams - Urbana										NAV
20.18	Property		1	Dollar General - Camden										NAV
20.19	Property		1	Dollar General - Thibodaux										NAV
20.20	Property		1	Dollar General - Houma										NAV
20.21	Property		1	Dollar General - South Bend										NAV
21	Loan		5	Veit Self Storage Portfolio	0	6	10/6/2021	NAP	9/6/2031	NAP	0	0	L(24),D(92),O(4)	3,321,416
21.01	Property		1	Prime Storage of Williamsburg										905,684
21.02	Property		1	Easy Does It										848,048
21.03	Property		1	Williamsburg Storage										494,168
21.04	Property		1	EZ Storage										507,427
21.05	Property		1	Climatrol Self Storage										566,089
22	Loan	64	2	Tutor Perini Portfolio	0	1	10/1/2021	NAP	9/1/2026	NAP	0	0	L(24),D(30),O(6)	3,450,771
22.01	Property		1	11171 Cherry Avenue										NAV
22.02	Property		1	15901 Olden Street										NAV
23	Loan	65	1	Stockton Plaza	0	11	10/11/2021	NAP	9/11/2031	NAP	0	0	L(24),D(92),O(4)	2,060,077
24	Loan	66	1	931-955 Coney Island Avenue	0	6	10/6/2021	NAP	9/6/2031	NAP	0	0	L(24),D(92),O(4)	1,897,506
25	Loan	67, 68	1	Centro Plaza	0	6	10/6/2021	10/6/2021	9/6/2031	NAP	0	0	L(24),D(92),O(4)	1,817,606
26	Loan	69	1	BlueCross BlueShield Building	1	1	9/1/2021	NAP	8/1/2031	NAP	0	0	L(25),YM1(91),O(4)	NAV
27	Loan	70	1	47-01 Queens Boulevard	0	6	10/6/2021	NAP	9/6/2031	NAP	0	0	L(24),D(91),O(5)	1,967,849
28	Loan	42, 71, 72, 73	1	Summit Orchards	0	1	10/1/2021	NAP	10/1/2031	NAP	5	5	L(24),D(91),O(6)	NAV
29	Loan		1	Redwood Waukee	1	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(25),D(91),O(4)	NAV
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	1	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(25),YM1(91),O(4)	1,502,003
31	Loan	79, 80	1	800 Corporate Drive	1	6	9/6/2021	9/6/2026	8/6/2031	NAP	0	0	L(25),D(90),O(5)	1,438,906
32	Loan	81, 82	1	Staybridge Suites Bowling Green	1	6	9/6/2021	9/6/2022	8/6/2031	NAP	0	0	L(25),D(91),O(4)	3,003,400

A-1-9

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)
													3
33	Loan		1	360 George Patterson Boulevard	0	6	10/6/2021	NAP	9/6/2028	NAP	0	0	L(23),YM1(1),DorYM1(55),O(5)	NAV
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	0	1	10/1/2021	10/1/2021	9/1/2031	NAP	0	0	L(24),D(93),O(3)	2,037,153
35	Loan		2	Peak & Perry Storage Portfolio	0	6	10/6/2021	10/6/2024	9/6/2031	NAP	0	0	L(24),D(92),O(4)	1,072,663
35.01	Property		1	Peak Exit Storage										620,378
35.02	Property		1	Perry Parkway Storage										452,285
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	0	6	10/6/2021	NAP	9/6/2026	NAP	0	0	L(24),D(33),O(3)	435,366
37	Loan		1	Westlake Village Court Office	0	6	10/6/2021	NAP	9/6/2028	NAP	0	0	L(24),D(55),O(5)	1,399,600
38	Loan		1	Arrowhead Center	1	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(25),D(92),O(3)	1,314,944
39	Loan		1	28 East 38th Street	0	6	10/6/2021	NAP	9/6/2031	NAP	0	0	L(24),D(92),O(4)	678,453
40	Loan		1	Chenal Woods Apartments	0	6	10/6/2021	NAP	9/6/2031	NAP	0	0	L(24),D(92),O(4)	1,070,014
41	Loan	90, 91	1	1822 Sunset Boulevard	18	6	4/6/2020	NAP	3/6/2030	NAP	0	0	L(35),D(80),O(5)	698,658
42	Loan		1	494 Jackson Avenue	0	6	10/6/2021	NAP	9/6/2031	NAP	0	0	L(24),D(93),O(3)	NAV
43	Loan		1	Bay Oaks Apartments	0	6	10/6/2021	NAP	9/6/2031	NAP	0	0	L(24),D(92),O(4)	941,382
44	Loan		1	5807 W 20th St	1	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(25),D(91),O(4)	NAV
45	Loan		1	Walgreens Maricopa	0	6	10/6/2021	NAP	9/6/2031	NAP	0	0	L(24),D(93),O(3)	NAV
46	Loan	92, 93	3	NNN Portfolio	0	6	10/6/2021	10/6/2021	9/6/2031	NAP	0	0	L(24),D(92),O(4)	NAV
46.01	Property		1	Rite Aid - Wellington										NAV
46.02	Property		1	Dollar Tree - Monument										NAV
46.03	Property	94	1	Walgreens - Sylvania										NAV
47	Loan	95	1	Fayetteville Self Storage	0	6	10/6/2021	11/6/2021	10/6/2031	NAP	0	0	L(24),D(94),O(3)	439,814

A-1-10

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	15,563,367	51,408,293	4/30/2021	T-12	61,913,927	14,956,452	46,957,475	12/31/2020	T-12	39,444,461
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	9,017,253	23,458,885	12/31/2020	T-12	24,344,378	5,373,234	18,971,144	12/31/2019	T-12	NAV
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	1,165,972	6,438,963	4/30/2021	T-12	5,345,785	935,098	4,410,687	12/31/2020	T-12	NAV
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	11,245,945	25,770,979	4/30/2021	T-12	36,475,250	11,547,946	24,927,304	12/31/2020	T-12	48,190,523
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.01	Property		1	Kohl’s Shelby	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.02	Property	41	1	Pick N’ Save Eagle River	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.03	Property		1	Walgreens Chicopee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.04	Property		1	Walgreens Oakland	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.05	Property		1	Walgreens Siler City	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.06	Property		1	Fresenius Chicago	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.07	Property		1	Walgreens Potsdam	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.08	Property		1	Outback Mesa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.09	Property		1	Outback Tucson	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.10	Property		1	BMO Harris Watertown	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.11	Property		1	Pick N’ Save Columbus	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.12	Property		1	BMO Harris Merrill	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.13	Property	41	1	Tractor Supply Eagle River	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7	Loan	20, 42	1	Epic West Towne Crossing	1,714,161	3,679,819	7/31/2021	T-12	4,991,453	1,709,393	3,282,060	12/31/2020	T-12	2,543,769
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9	Loan	9, 49	1	College Point	3,525,049	5,641,161	3/31/2021	T-12	8,973,555	3,288,353	5,685,202	12/31/2020	T-12	8,907,143
10	Loan	50	1	Independence Lofts	495,947	2,158,570	4/30/2021	T-12	2,360,506	443,776	1,916,730	12/31/2020	T-12	NAV
11	Loan	51	1	McCullough Commons	1,265,495	2,888,677	6/30/2021	T-12	3,819,566	1,224,226	2,595,340	12/31/2020	T-12	3,883,477
12	Loan	52	1	524 Courtlandt	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13	Loan	53	1	Falls of Deer Park Apartments	1,895,668	2,495,714	6/30/2021	T-12	4,010,599	1,822,335	2,188,264	12/31/2020	T-12	3,947,914
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	56, 57	1	Celeros Houston	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan		2	Greene Plaza and Chippewa Center	863,017	2,560,065	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	NAV
16.01	Property		1	Chippewa Center	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.02	Property		1	Greene Plaza	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	20, 42	1	Midlothian Towne Crossing	1,381,703	1,920,771	7/31/2021	T-12	3,117,523	1,214,674	1,902,849	12/31/2020	T-12	2,699,185
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.01	Property		1	255W. Baab Industrial Park Drive	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.02	Property		1	915 Rose Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18.03	Property		1	3500 West Tacoma Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19	Loan	60, 61, 62	1	The Village Lofts	598,782	1,935,270	6/30/2021	T-3	NAV	NAV	NAV	NAV	NAV	NAV
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.01	Property		1	Food4Less - Chicago Heights	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.02	Property		1	Walgreens - Bridgeview	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.03	Property		1	Walgreens - Alton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.04	Property		1	Walgreens - Alexandria	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.05	Property		1	First Midwest Bank - DeKalb	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.06	Property		1	First Midwest Bank - Schaumburg	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.07	Property		1	Walgreens - Oklahoma City	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.08	Property		1	CVS - Zanesville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.09	Property		1	CVS Pharmacy - Hagerstown	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.10	Property		1	Fresenius Medical Care - Lawrenceville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.11	Property		1	First Midwest Bank - Joliet	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.12	Property		1	Memorial Health System - Decatur	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.13	Property		1	CVS - Decatur	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.14	Property		1	Verizon - Beloit	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.15	Property		1	Dollar Tree - Grimes	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.16	Property		1	Dollar General - Belle Chasse	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.17	Property		1	Sherwin Williams - Urbana	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.18	Property		1	Dollar General - Camden	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.19	Property		1	Dollar General - Thibodaux	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.20	Property		1	Dollar General - Houma	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.21	Property		1	Dollar General - South Bend	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21	Loan		5	Veit Self Storage Portfolio	1,177,108	2,144,308	6/30/2021	T-12	2,994,872	1,073,395	1,921,477	12/31/2020	T-12	2,834,375
21.01	Property		1	Prime Storage of Williamsburg	267,778	637,906	6/30/2021	T-12	822,013	257,599	564,414	12/31/2020	T-12	783,511
21.02	Property		1	Easy Does It	284,031	564,018	6/30/2021	T-12	770,928	253,942	516,985	12/31/2020	T-12	682,192
21.03	Property		1	Williamsburg Storage	134,729	359,439	6/30/2021	T-12	436,776	127,032	309,744	12/31/2020	T-12	427,273
21.04	Property		1	EZ Storage	202,499	304,928	6/30/2021	T-12	461,256	193,105	268,151	12/31/2020	T-12	432,301
21.05	Property		1	Climatrol Self Storage	288,072	278,017	6/30/2021	T-12	503,900	241,717	262,183	12/31/2020	T-12	509,098
22	Loan	64	2	Tutor Perini Portfolio	0	3,450,771	7/31/2021	T-12	3,241,850	0	3,241,850	12/31/2020	T-12	NAV
22.01	Property		1	11171 Cherry Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.02	Property		1	15901 Olden Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23	Loan	65	1	Stockton Plaza	643,743	1,416,334	6/30/2021	T-12	1,640,489	758,653	881,836	12/31/2020	T-12	1,673,637
24	Loan	66	1	931-955 Coney Island Avenue	396,857	1,500,649	5/31/2021	T-12	1,929,598	400,731	1,528,867	12/31/2020	T-12	2,077,880
25	Loan	67, 68	1	Centro Plaza	455,567	1,362,039	4/30/2021	T-12	1,679,983	417,419	1,262,564	12/31/2020	T-12	1,519,053
26	Loan	69	1	BlueCross BlueShield Building	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
27	Loan	70	1	47-01 Queens Boulevard	629,745	1,338,104	5/31/2021	T-12	1,970,779	649,017	1,321,762	12/31/2020	T-12	1,848,636
28	Loan	42, 71, 72, 73	1	Summit Orchards	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29	Loan		1	Redwood Waukee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	525,225	976,777	4/30/2021	T-12	1,584,011	515,589	1,068,422	12/31/2020	T-12	1,561,054
31	Loan	79, 80	1	800 Corporate Drive	345,201	1,093,706	5/31/2021	T-12	1,423,063	342,635	1,080,428	12/31/2020	T-12	1,428,706
32	Loan	81, 82	1	Staybridge Suites Bowling Green	1,687,499	1,315,901	6/30/2021	T-12	2,775,125	1,671,860	1,103,265	12/31/2020	T-12	3,656,209

A-1-11

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)

33	Loan		1	360 George Patterson Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	1,208,050	829,103	6/30/2021	T-12	1,627,287	945,686	681,601	12/31/2020	T-12	NAV
35	Loan		2	Peak & Perry Storage Portfolio	278,397	794,266	6/30/2021	T-12	1,059,668	273,460	786,208	12/31/2020	T-12	1,003,502
35.01	Property		1	Peak Exit Storage	160,033	460,346	6/30/2021	T-12	620,872	161,248	459,624	12/31/2020	T-12	582,804
35.02	Property		1	Perry Parkway Storage	118,365	333,920	6/30/2021	T-12	438,796	112,212	326,584	12/31/2020	T-12	420,698
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	168,023	267,344	4/30/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV
37	Loan		1	Westlake Village Court Office	479,912	919,688	6/30/2021	T-12	1,353,795	493,349	860,446	12/31/2020	T-12	1,417,214
38	Loan		1	Arrowhead Center	387,825	927,119	6/30/2021	T-12	1,262,950	388,457	874,493	12/31/2020	T-12	1,234,737
39	Loan		1	28 East 38th Street	316,291	362,162	6/30/2021	T-12	701,895	329,839	372,056	12/31/2020	T-12	722,872
40	Loan		1	Chenal Woods Apartments	498,819	571,195	6/30/2021	T-12	1,007,694	517,075	490,619	12/31/2020	T-12	935,431
41	Loan	90, 91	1	1822 Sunset Boulevard	168,182	530,476	4/30/2021	T-12	628,595	149,077	479,518	12/31/2020	T-12	459,444
42	Loan		1	494 Jackson Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
43	Loan		1	Bay Oaks Apartments	523,369	418,013	7/31/2021	T-12	834,615	487,556	347,059	12/31/2020	T-12	NAV
44	Loan		1	5807 W 20th St	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
45	Loan		1	Walgreens Maricopa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
46	Loan	92, 93	3	NNN Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
46.01	Property		1	Rite Aid - Wellington	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
46.02	Property		1	Dollar Tree - Monument	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
46.03	Property	94	1	Walgreens - Sylvania	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
47	Loan	95	1	Fayetteville Self Storage	217,575	222,239	6/30/2021	T-12	456,919	216,048	240,871	12/31/2020	T-12	422,499

A-1-12

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	14,448,761	24,995,700	12/31/2019	T-12	95.9%	83,142,799	19,231,486	63,911,313	15,738	566,788
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	NAV	NAV	NAV	NAV	100.0%	38,884,221	10,300,095	28,584,126	120,733	0
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	NAV	NAV	NAV	NAV	93.6%	14,610,051	2,823,605	11,786,446	61,835	309,176
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	NAV	NAV	NAV	NAV	95.0%	17,705,262	4,643,949	13,061,313	6,997	0
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	19,445,573	28,744,950	12/31/2019	T-12	93.5%	45,170,187	16,213,342	28,956,844	132,979	1,329,789
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	NAV	NAV	NAV	NAV	97.5%	4,977,343	924,920	4,052,424	45,718	32,655
6.01	Property		1	Kohl’s Shelby	NAV	NAV	NAV	NAV	97.5%	842,930	106,934	735,996	12,988	0
6.02	Property	41	1	Pick N’ Save Eagle River	NAV	NAV	NAV	NAV	97.5%	616,293	148,584	467,709	9,537	0
6.03	Property		1	Walgreens Chicopee	NAV	NAV	NAV	NAV	97.5%	551,414	95,553	455,861	2,192	0
6.04	Property		1	Walgreens Oakland	NAV	NAV	NAV	NAV	97.5%	417,961	45,178	372,783	2,223	0
6.05	Property		1	Walgreens Siler City	NAV	NAV	NAV	NAV	97.5%	398,596	54,317	344,279	2,223	0
6.06	Property		1	Fresenius Chicago	NAV	NAV	NAV	NAV	97.5%	402,000	115,582	286,418	1,898	0
6.07	Property		1	Walgreens Potsdam	NAV	NAV	NAV	NAV	97.5%	392,746	104,817	287,930	2,183	0
6.08	Property		1	Outback Mesa	NAV	NAV	NAV	NAV	97.5%	292,299	30,118	262,181	924	13,334
6.09	Property		1	Outback Tucson	NAV	NAV	NAV	NAV	97.5%	280,496	29,599	250,897	984	12,923
6.10	Property		1	BMO Harris Watertown	NAV	NAV	NAV	NAV	97.5%	218,391	28,667	189,724	1,415	0
6.11	Property		1	Pick N’ Save Columbus	NAV	NAV	NAV	NAV	97.5%	200,375	65,512	134,862	3,750	0
6.12	Property		1	BMO Harris Merrill	NAV	NAV	NAV	NAV	97.5%	170,790	38,275	132,515	1,275	0
6.13	Property	41	1	Tractor Supply Eagle River	NAV	NAV	NAV	NAV	97.5%	193,052	61,784	131,268	4,128	6,397
7	Loan	20, 42	1	Epic West Towne Crossing	1,055,611	1,488,158	12/31/2019	T-12	91.5%	5,910,330	1,795,642	4,114,688	41,424	107,591
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	NAV	NAV	NAV	NAV	95.0%	3,411,336	809,340	2,601,996	60,600	128,205
9	Loan	9, 49	1	College Point	3,259,475	5,647,668	12/31/2019	T-12	95.2%	8,899,157	3,964,950	4,934,206	49,670	298,866
10	Loan	50	1	Independence Lofts	NAV	NAV	NAV	NAV	91.3%	2,960,009	613,647	2,346,362	24,866	7,167
11	Loan	51	1	McCullough Commons	1,403,137	2,480,340	12/31/2019	T-12	86.9%	4,672,074	1,275,406	3,396,668	63,493	261,609
12	Loan	52	1	524 Courtlandt	NAV	NAV	NAV	NAV	95.0%	2,882,836	531,459	2,351,377	15,700	85,739
13	Loan	53	1	Falls of Deer Park Apartments	1,643,752	2,304,163	12/31/2019	T-12	80.7%	4,552,218	2,345,233	2,206,986	110,250	0
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAV	NAV	NAV	NAV	100.0%	2,809,070	0	2,809,070	0	0
15	Loan	56, 57	1	Celeros Houston	NAV	NAV	NAV	NAV	95.0%	3,016,287	864,192	2,152,095	33,665	85,432
16	Loan		2	Greene Plaza and Chippewa Center	NAV	NAV	NAV	NAV	92.5%	3,408,388	845,530	2,562,858	44,232	75,749
16.01	Property		1	Chippewa Center	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16.02	Property		1	Greene Plaza	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	20, 42	1	Midlothian Towne Crossing	996,285	1,702,900	12/31/2019	T-12	95.0%	3,779,794	1,256,409	2,523,385	22,074	71,667
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	NAV	NAV	NAV	NAV	95.0%	2,006,115	60,183	1,945,932	28,742	0
18.01	Property		1	255W. Baab Industrial Park Drive	NAV	NAV	NAV	NAV	95.0%	755,640	22,669	732,971	21,097	0
18.02	Property		1	915 Rose Street	NAV	NAV	NAV	NAV	95.0%	629,614	18,888	610,725	1,358	0
18.03	Property		1	3500 West Tacoma Street	NAV	NAV	NAV	NAV	95.0%	620,861	18,626	602,235	6,288	0
19	Loan	60, 61, 62	1	The Village Lofts	NAV	NAV	NAV	NAV	95.0%	2,836,042	957,427	1,878,615	29,800	0
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	NAV	NAV	NAV	NAV	92.5%	4,221,423	147,750	4,073,674	53,515	0
20.01	Property		1	Food4Less - Chicago Heights	NAV	NAV	NAV	NAV	92.5%	451,174	15,791	435,383	16,425	0
20.02	Property		1	Walgreens - Bridgeview	NAV	NAV	NAV	NAV	92.5%	411,625	14,407	397,218	3,024	0
20.03	Property		1	Walgreens - Alton	NAV	NAV	NAV	NAV	92.5%	333,000	11,655	321,345	3,024	0
20.04	Property		1	Walgreens - Alexandria	NAV	NAV	NAV	NAV	92.5%	328,375	11,493	316,882	2,964	0
20.05	Property		1	First Midwest Bank - DeKalb	NAV	NAV	NAV	NAV	92.5%	260,118	9,104	251,014	1,942	0
20.06	Property		1	First Midwest Bank - Schaumburg	NAV	NAV	NAV	NAV	92.5%	241,536	8,454	233,083	989	0
20.07	Property		1	Walgreens - Oklahoma City	NAV	NAV	NAV	NAV	92.5%	208,353	7,292	201,060	2,781	0
20.08	Property		1	CVS - Zanesville	NAV	NAV	NAV	NAV	92.5%	200,475	7,017	193,459	2,039	0
20.09	Property		1	CVS Pharmacy - Hagerstown	NAV	NAV	NAV	NAV	92.5%	199,800	6,993	192,807	2,025	0
20.10	Property		1	Fresenius Medical Care - Lawrenceville	NAV	NAV	NAV	NAV	92.5%	196,179	6,866	189,312	1,732	0
20.11	Property		1	First Midwest Bank - Joliet	NAV	NAV	NAV	NAV	92.5%	198,567	6,950	191,617	1,260	0
20.12	Property		1	Memorial Health System - Decatur	NAV	NAV	NAV	NAV	92.5%	196,988	6,895	190,093	1,142	0
20.13	Property		1	CVS - Decatur	NAV	NAV	NAV	NAV	92.5%	191,652	6,708	184,944	2,025	0
20.14	Property		1	Verizon - Beloit	NAV	NAV	NAV	NAV	92.5%	136,483	4,777	131,706	500	0
20.15	Property		1	Dollar Tree - Grimes	NAV	NAV	NAV	NAV	92.5%	113,131	3,960	109,172	1,997	0
20.16	Property		1	Dollar General - Belle Chasse	NAV	NAV	NAV	NAV	92.5%	92,498	3,237	89,261	1,805	0
20.17	Property		1	Sherwin Williams - Urbana	NAV	NAV	NAV	NAV	92.5%	93,851	3,285	90,566	800	0
20.18	Property		1	Dollar General - Camden	NAV	NAV	NAV	NAV	92.5%	95,123	3,329	91,794	1,597	0
20.19	Property		1	Dollar General - Thibodaux	NAV	NAV	NAV	NAV	92.5%	91,125	3,189	87,935	1,805	0
20.20	Property		1	Dollar General - Houma	NAV	NAV	NAV	NAV	92.5%	89,485	3,132	86,353	1,820	0
20.21	Property		1	Dollar General - South Bend	NAV	NAV	NAV	NAV	92.5%	91,886	3,216	88,670	1,820	0
21	Loan		5	Veit Self Storage Portfolio	1,051,734	1,782,640	12/31/2019	T-12	81.9%	3,321,416	1,169,149	2,152,267	23,911	0
21.01	Property		1	Prime Storage of Williamsburg	244,623	538,888	12/31/2019	T-12	81.9%	905,684	262,112	643,572	7,078	0
21.02	Property		1	Easy Does It	265,230	416,961	12/31/2019	T-12	84.7%	848,048	306,132	541,916	6,410	0
21.03	Property		1	Williamsburg Storage	144,392	282,882	12/31/2019	T-12	79.9%	494,168	134,150	360,018	2,763	0
21.04	Property		1	EZ Storage	183,307	248,994	12/31/2019	T-12	81.9%	507,427	204,745	302,682	3,549	0
21.05	Property		1	Climatrol Self Storage	214,183	294,915	12/31/2019	T-12	79.8%	566,089	262,010	304,079	4,113	0
22	Loan	64	2	Tutor Perini Portfolio	NAV	NAV	NAV	NAV	95.0%	4,637,599	1,183,369	3,454,230	134,416	209,938
22.01	Property		1	11171 Cherry Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22.02	Property		1	15901 Olden Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
23	Loan	65	1	Stockton Plaza	718,621	955,016	12/31/2019	T-12	89.2%	2,312,024	592,516	1,719,508	24,369	60,924
24	Loan	66	1	931-955 Coney Island Avenue	427,656	1,650,224	12/31/2019	T-12	95.0%	1,987,733	552,660	1,435,073	18,508	28,459
25	Loan	67, 68	1	Centro Plaza	430,849	1,088,204	12/31/2019	T-12	95.0%	1,755,039	481,899	1,273,141	30,713	84,023
26	Loan	69	1	BlueCross BlueShield Building	NAV	NAV	NAV	NAV	95.0%	1,458,060	71,898	1,386,162	12,387	0
27	Loan	70	1	47-01 Queens Boulevard	599,894	1,248,742	12/31/2019	T-12	90.0%	1,932,837	695,103	1,237,733	18,200	59,131
28	Loan	42, 71, 72, 73	1	Summit Orchards	NAV	NAV	NAV	NAV	95.0%	1,680,919	500,803	1,180,117	4,153	8,306
29	Loan		1	Redwood Waukee	NAV	NAV	NAV	NAV	94.0%	1,462,942	531,014	931,929	14,600	0
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	484,537	1,076,517	12/31/2019	T-12	95.0%	1,499,558	501,655	997,903	14,108	41,384
31	Loan	79, 80	1	800 Corporate Drive	368,457	1,060,249	12/31/2019	T-12	95.0%	1,337,600	307,950	1,029,650	8,428	63,210
32	Loan	81, 82	1	Staybridge Suites Bowling Green	2,127,889	1,528,320	12/31/2019	T-12	78.0%	3,160,775	1,841,656	1,319,120	126,431	0

A-1-13

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)

33	Loan		1	360 George Patterson Boulevard	NAV	NAV	NAV	NAV	95.0%	994,144	144,214	849,931	9,907	0
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	NAV	NAV	NAV	NAV	75.7%	2,669,529	1,547,444	1,122,085	106,781	0
35	Loan		2	Peak & Perry Storage Portfolio	260,768	742,734	12/31/2019	T-12	86.5%	1,072,663	359,800	712,864	12,413	6,475
35.01	Property		1	Peak Exit Storage	150,149	432,655	12/31/2019	T-12	85.9%	620,378	239,309	381,069	7,562	6,475
35.02	Property		1	Perry Parkway Storage	110,618	310,080	12/31/2019	T-12	87.3%	452,285	120,490	331,795	4,851	0
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	NAV	NAV	NAV	NAV	95.0%	955,082	226,867	728,215	28,960	24,621
37	Loan		1	Westlake Village Court Office	479,444	937,770	12/31/2019	T-12	95.0%	1,462,621	458,786	1,003,835	12,522	54,629
38	Loan		1	Arrowhead Center	370,180	864,557	12/31/2019	T-12	94.5%	1,282,526	452,822	829,703	18,739	69,310
39	Loan		1	28 East 38th Street	307,670	415,202	12/31/2019	T-12	95.4%	760,119	279,244	480,876	6,723	1,607
40	Loan		1	Chenal Woods Apartments	551,854	383,577	12/31/2019	T-12	88.8%	1,070,014	523,795	546,219	11,250	0
41	Loan	90, 91	1	1822 Sunset Boulevard	92,189	367,255	12/31/2019	T-12	95.0%	689,469	177,045	512,424	6,596	21,987
42	Loan		1	494 Jackson Avenue	NAV	NAV	NAV	NAV	95.0%	484,569	48,893	435,676	4,000	0
43	Loan		1	Bay Oaks Apartments	NAV	NAV	NAV	NAV	93.1%	996,182	510,506	485,677	27,090	0
44	Loan		1	5807 W 20th St	NAV	NAV	NAV	NAV	95.0%	556,370	101,391	454,979	4,725	17,920
45	Loan		1	Walgreens Maricopa	NAV	NAV	NAV	NAV	97.0%	349,685	10,491	339,194	2,209	0
46	Loan	92, 93	3	NNN Portfolio	NAV	NAV	NAV	NAV	95.6%	446,361	24,458	421,903	5,846	28,232
46.01	Property		1	Rite Aid - Wellington	NAV	NAV	NAV	NAV	95.0%	212,844	13,022	199,821	1,910	8,553
46.02	Property		1	Dollar Tree - Monument	NAV	NAV	NAV	NAV	96.5%	137,357	8,123	129,234	1,986	9,929
46.03	Property	94	1	Walgreens - Sylvania	NAV	NAV	NAV	NAV	95.8%	96,160	3,313	92,847	1,950	9,750
47	Loan	95	1	Fayetteville Self Storage	221,372	201,127	12/31/2019	T-12	93.0%	622,417	253,718	368,699	16,942	5,702

A-1-14

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date
						4	4
1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	63,328,788	4.92	4.88	13.6%	13.5%	1,350,000,000	As Is	6/10/2021
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	28,463,393	4.13	4.11	12.4%	12.4%	538,000,000	As Is	7/19/2021
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	11,415,435	3.38	3.28	9.7%	9.4%	186,150,000	Market Value Assuming Paid-off TIs, LCs & Rent Abatements	5/11/2021
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	12,968,066	2.84	2.82	9.9%	9.9%	217,000,000	As Is	4/6/2021
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	27,494,076	4.40	4.17	13.8%	13.1%	452,000,000	As Is	5/10/2021
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	3,974,051	1.90	1.87	9.7%	9.6%	66,469,526	Various	Various
6.01	Property		1	Kohl’s Shelby	723,009					11,500,000	As Is	8/12/2021
6.02	Property	41	1	Pick N’ Save Eagle River	458,172					8,058,524	Hypothetical As Is	8/12/2021
6.03	Property		1	Walgreens Chicopee	453,669					7,200,000	As Is	8/9/2021
6.04	Property		1	Walgreens Oakland	370,560					5,900,000	As Is	8/8/2021
6.05	Property		1	Walgreens Siler City	342,056					5,670,000	As Is	8/2/2021
6.06	Property		1	Fresenius Chicago	284,521					4,960,000	As Is	8/10/2021
6.07	Property		1	Walgreens Potsdam	285,747					4,300,000	As Is	7/28/2021
6.08	Property		1	Outback Mesa	247,922					4,610,000	As Is	8/15/2021
6.09	Property		1	Outback Tucson	236,990					4,230,000	As Is	8/12/2021
6.10	Property		1	BMO Harris Watertown	188,310					3,200,000	As Is	8/10/2021
6.11	Property		1	Pick N’ Save Columbus	131,112					2,330,000	As Is	8/10/2021
6.12	Property		1	BMO Harris Merrill	131,240					2,225,000	As Is	8/12/2021
6.13	Property	41	1	Tractor Supply Eagle River	120,742					2,286,002	Hypothetical As Is	8/12/2021
7	Loan	20, 42	1	Epic West Towne Crossing	3,965,674	3.06	2.95	10.1%	9.7%	62,900,000	As Is	7/25/2021
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	2,413,191	1.35	1.25	8.7%	8.0%	47,400,000	Prospective Value Upon Completion	12/16/2021
9	Loan	9, 49	1	College Point	4,585,671	1.95	1.81	7.0%	6.6%	117,000,000	As Is	4/19/2021
10	Loan	50	1	Independence Lofts	2,314,329	1.49	1.47	8.1%	8.0%	47,450,000	As Is	4/29/2021
11	Loan	51	1	McCullough Commons	3,071,566	2.18	1.97	11.9%	10.8%	57,000,000	As Is	6/14/2021
12	Loan	52	1	524 Courtlandt	2,249,939	2.03	1.94	8.5%	8.1%	53,100,000	As Is	7/14/2021
13	Loan	53	1	Falls of Deer Park Apartments	2,096,736	1.47	1.40	8.2%	7.8%	37,600,000	As Is	3/18/2021
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	2,809,070	4.83	4.83	11.2%	11.2%	68,100,000	As Is	5/28/2021
15	Loan	56, 57	1	Celeros Houston	2,032,998	1.64	1.55	9.0%	8.5%	37,800,000	As Complete	9/30/2021
16	Loan		2	Greene Plaza and Chippewa Center	2,442,877	1.99	1.90	11.1%	10.6%	33,900,000	As Is	5/28/2021
16.01	Property		1	Chippewa Center	NAV					20,500,000	As Is	5/28/2021
16.02	Property		1	Greene Plaza	NAV					13,400,000	As Is	5/28/2021
17	Loan	20, 42	1	Midlothian Towne Crossing	2,429,644	3.26	3.14	11.6%	11.1%	34,000,000	As Is	7/25/2021
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	1,917,189	2.55	2.52	8.9%	8.8%	33,575,000	Various	Various
18.01	Property		1	255W. Baab Industrial Park Drive	711,874					12,700,000	Prospective Market Value Upon Completion	10/21/2021
18.02	Property		1	915 Rose Street	609,368					10,500,000	As Is	6/29/2021
18.03	Property		1	3500 West Tacoma Street	595,947					10,375,000	As Is	7/1/2021
19	Loan	60, 61, 62	1	The Village Lofts	1,848,815	2.15	2.12	8.7%	8.6%	33,000,000	As Is	6/7/2021
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	4,020,158	2.70	2.66	8.7%	8.5%	76,500,000	As Is	Various
20.01	Property		1	Food4Less - Chicago Heights	418,958					8,130,000	As Is	3/28/2021
20.02	Property		1	Walgreens - Bridgeview	394,194					7,400,000	As Is	5/25/2021
20.03	Property		1	Walgreens - Alton	318,321					6,300,000	As Is	6/5/2021
20.04	Property		1	Walgreens - Alexandria	313,918					5,680,000	As Is	5/19/2021
20.05	Property		1	First Midwest Bank - DeKalb	249,072					4,570,000	As Is	5/26/2021
20.06	Property		1	First Midwest Bank - Schaumburg	232,094					4,070,000	As Is	5/26/2021
20.07	Property		1	Walgreens - Oklahoma City	198,279					3,850,000	As Is	5/25/2021
20.08	Property		1	CVS - Zanesville	191,420					3,950,000	As Is	5/14/2021
20.09	Property		1	CVS Pharmacy - Hagerstown	190,782					4,100,000	As Is	5/25/2021
20.10	Property		1	Fresenius Medical Care - Lawrenceville	187,580					3,430,000	As Is	5/14/2021
20.11	Property		1	First Midwest Bank - Joliet	190,357					3,340,000	As Is	5/25/2021
20.12	Property		1	Memorial Health System - Decatur	188,952					3,300,000	As Is	5/16/2021
20.13	Property		1	CVS - Decatur	182,919					3,800,000	As Is	5/27/2021
20.14	Property		1	Verizon - Beloit	131,206					2,400,000	As Is	5/27/2021
20.15	Property		1	Dollar Tree - Grimes	107,175					1,880,000	As Is	5/14/2021
20.16	Property		1	Dollar General - Belle Chasse	87,456					1,800,000	As Is	5/28/2021
20.17	Property		1	Sherwin Williams - Urbana	89,766					1,720,000	As Is	5/13/2021
20.18	Property		1	Dollar General - Camden	90,197					1,700,000	As Is	3/26/2021
20.19	Property		1	Dollar General - Thibodaux	86,130					1,650,000	As Is	5/28/2021
20.20	Property		1	Dollar General - Houma	84,533					1,900,000	As Is	5/28/2021
20.21	Property		1	Dollar General - South Bend	86,850					1,530,000	As Is	5/18/2021
21	Loan		5	Veit Self Storage Portfolio	2,128,356	3.60	3.56	10.8%	10.6%	33,050,000	As Is	Various
21.01	Property		1	Prime Storage of Williamsburg	636,494					10,500,000	As Is	3/9/2021
21.02	Property		1	Easy Does It	535,506					8,050,000	As Is	3/11/2021
21.03	Property		1	Williamsburg Storage	357,255					4,750,000	As Is	3/9/2021
21.04	Property		1	EZ Storage	299,134					4,650,000	As Is	3/11/2021
21.05	Property		1	Climatrol Self Storage	299,967					5,100,000	As Is	3/9/2021
22	Loan	64	2	Tutor Perini Portfolio	3,109,876	4.58	4.12	17.7%	15.9%	79,100,000	As Is	Various
22.01	Property		1	11171 Cherry Avenue	NAV					64,700,000	As Is	3/18/2021
22.02	Property		1	15901 Olden Street	NAV					14,400,000	As Is	3/19/2021
23	Loan	65	1	Stockton Plaza	1,634,215	2.80	2.66	9.3%	8.9%	28,400,000	As Is	8/9/2021
24	Loan	66	1	931-955 Coney Island Avenue	1,388,106	2.17	2.10	8.0%	7.7%	28,800,000	As Is	7/28/2021
25	Loan	67, 68	1	Centro Plaza	1,178,404	1.63	1.51	9.5%	8.8%	18,500,000	As Is	5/27/2021
26	Loan	69	1	BlueCross BlueShield Building	1,373,775	2.93	2.90	10.4%	10.3%	20,600,000	As Is	6/10/2021
27	Loan	70	1	47-01 Queens Boulevard	1,160,402	2.99	2.81	9.7%	9.1%	21,000,000	As Is	5/27/2021
28	Loan	42, 71, 72, 73	1	Summit Orchards	1,167,658	2.71	2.68	9.4%	9.3%	19,600,000	Hypothetical Market Value As-If Leasing Cost Escrow Is Funded	5/19/2021
29	Loan		1	Redwood Waukee	917,329	2.28	2.24	7.8%	7.7%	17,210,000	As Is	7/15/2021
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	942,410	1.72	1.62	9.3%	8.8%	15,500,000	As Is	5/24/2021
31	Loan	79, 80	1	800 Corporate Drive	958,012	1.77	1.65	9.7%	9.0%	16,400,000	As Is	6/9/2021
32	Loan	81, 82	1	Staybridge Suites Bowling Green	1,192,689	2.23	2.02	12.9%	11.6%	15,700,000	As Is	5/31/2021
A-1-15

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date
						4	4
33	Loan		1	360 George Patterson Boulevard	840,024	2.55	2.52	9.2%	9.1%	14,150,000	As Is	7/12/2021
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	1,015,304	2.24	2.02	13.2%	11.9%	13,100,000	As Is	6/23/2021
35	Loan		2	Peak & Perry Storage Portfolio	693,975	1.51	1.47	8.5%	8.2%	12,400,000	As Is	Various
35.01	Property		1	Peak Exit Storage	367,032					6,900,000	As Is	6/21/2021
35.02	Property		1	Perry Parkway Storage	326,944					5,500,000	As Is	7/7/2021
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	674,634	2.19	2.03	9.0%	8.3%	12,500,000	As Stabilized	6/1/2022
37	Loan		1	Westlake Village Court Office	936,684	3.71	3.46	12.9%	12.0%	12,900,000	As Is	7/7/2021
38	Loan		1	Arrowhead Center	741,654	2.15	1.92	12.9%	11.5%	9,500,000	As Is	5/13/2021
39	Loan		1	28 East 38th Street	472,546	2.15	2.11	7.5%	7.4%	10,600,000	As Is	7/23/2021
40	Loan		1	Chenal Woods Apartments	534,969	2.58	2.53	8.6%	8.5%	10,000,000	As Is	7/13/2021
41	Loan	90, 91	1	1822 Sunset Boulevard	483,841	1.94	1.83	10.2%	9.7%	10,250,000	As Is	9/13/2019
42	Loan		1	494 Jackson Avenue	431,676	2.23	2.21	7.9%	7.8%	8,300,000	As Is	7/16/2021
43	Loan		1	Bay Oaks Apartments	458,587	2.65	2.50	8.9%	8.4%	8,700,000	As Is	8/2/2021
44	Loan		1	5807 W 20th St	432,335	2.50	2.37	9.4%	8.9%	8,800,000	As Is	6/17/2021
45	Loan		1	Walgreens Maricopa	336,985	2.24	2.23	8.3%	8.2%	7,225,000	As Is	7/23/2021
46	Loan	92, 93	3	NNN Portfolio	387,826	1.97	1.82	10.5%	9.7%	6,630,000	As Is	Various
46.01	Property		1	Rite Aid - Wellington	189,358					2,730,000	As Is	6/14/2021
46.02	Property		1	Dollar Tree - Monument	117,320					2,300,000	As Is	6/29/2021
46.03	Property	94	1	Walgreens - Sylvania	81,147					1,600,000	As Is	6/28/2021
47	Loan	95	1	Fayetteville Self Storage	346,055	1.73	1.63	10.5%	9.9%	7,200,000	As Is	6/8/2021

A-1-16

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
							5						6
1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	34.8%	34.8%	92.5%	6/1/2021	No	Flatiron Health	223,402	28.4%	2/28/2031
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	42.8%	42.8%	100.0%	9/1/2021	Yes	Micron	603,666	100.0%	12/31/2034
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	65.0%	65.0%	92.8%	7/15/2021	No	OpenDoor	100,807	32.6%	12/31/2030
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	60.6%	60.6%	99.0%	7/14/2021	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	46.5%	46.5%	93.1%	6/3/2021	No	Dick’s Clothing & Sporting Goods	80,400	9.1%	1/31/2025
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	62.5%	54.4%	100.0%
6.01	Property		1	Kohl’s Shelby			100.0%	9/6/2021	Yes	Kohl’s	86,584	100.0%	1/31/2032
6.02	Property	41	1	Pick N’ Save Eagle River			100.0%	9/6/2021	Yes	Pick N’ Save	63,578	100.0%	12/31/2031
6.03	Property		1	Walgreens Chicopee			100.0%	9/6/2021	Yes	Walgreens	14,614	100.0%	12/31/2033
6.04	Property		1	Walgreens Oakland			100.0%	9/6/2021	Yes	Walgreens	14,820	100.0%	9/30/2033
6.05	Property		1	Walgreens Siler City			100.0%	9/6/2021	Yes	Walgreens	14,820	100.0%	11/30/2033
6.06	Property		1	Fresenius Chicago			100.0%	9/6/2021	Yes	Fresenius Medical Care	12,650	100.0%	2/28/2030
6.07	Property		1	Walgreens Potsdam			100.0%	9/6/2021	Yes	Walgreens	14,550	100.0%	11/30/2031
6.08	Property		1	Outback Mesa			100.0%	9/6/2021	Yes	Cerca Trova Southwest	6,163	100.0%	8/31/2044
6.09	Property		1	Outback Tucson			100.0%	9/6/2021	Yes	Cerca Trova Southwest	6,561	100.0%	8/31/2044
6.10	Property		1	BMO Harris Watertown			100.0%	9/6/2021	Yes	BMO Harris Bank, N.A.	9,430	100.0%	4/30/2032
6.11	Property		1	Pick N’ Save Columbus			100.0%	9/6/2021	Yes	Pick N’ Save	25,000	100.0%	12/31/2030
6.12	Property		1	BMO Harris Merrill			100.0%	9/6/2021	Yes	BMO Harris Bank, N.A.	8,497	100.0%	4/30/2032
6.13	Property	41	1	Tractor Supply Eagle River			100.0%	9/6/2021	Yes	Tractor Supply Company	27,522	100.0%	6/30/2027
7	Loan	20, 42	1	Epic West Towne Crossing	64.9%	64.9%	95.0%	5/3/2021	No	Burlington	40,403	14.6%	2/28/2029
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	63.4%	45.9%	100.0%	9/6/2021	Yes	Novonix	404,000	100.0%	11/30/2036
9	Loan	9, 49	1	College Point	59.8%	59.8%	100.0%	6/4/2021	No	Target	139,896	42.2%	7/31/2023
10	Loan	50	1	Independence Lofts	61.1%	47.8%	100.0%	5/31/2021	NAP	NAP	NAP	NAP	NAP
11	Loan	51	1	McCullough Commons	50.0%	47.2%	89.1%	7/1/2021	No	Ashley Furniture HomeStore	45,457	22.5%	2/28/2027
12	Loan	52	1	524 Courtlandt	52.2%	52.2%	97.4%	7/1/2021	No	CREO Prep School	24,229	52.5%	6/30/2040
13	Loan	53	1	Falls of Deer Park Apartments	71.8%	56.5%	84.1%	8/24/2021	NAP	NAP	NAP	NAP	NAP
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	36.7%	36.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	56, 57	1	Celeros Houston	63.2%	57.0%	100.0%	9/6/2021	Yes	Celeros	319,251	100.0%	6/30/2046
16	Loan		2	Greene Plaza and Chippewa Center	67.8%	53.5%	94.2%
16.01	Property		1	Chippewa Center			98.0%	6/16/2021	No	Dunhams	42,866	25.2%	1/31/2023
16.02	Property		1	Greene Plaza			88.9%	6/16/2021	No	Big Lots	30,080	24.2%	1/31/2024
17	Loan	20, 42	1	Midlothian Towne Crossing	64.2%	64.2%	97.8%	5/31/2021	No	Ross Dress for Less	22,000	14.9%	1/1/2028
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	64.9%	64.9%	100.0%
18.01	Property		1	255W. Baab Industrial Park Drive			100.0%	9/6/2021	Yes	Paragon Films	191,795	100.0%	6/30/2041
18.02	Property		1	915 Rose Street			100.0%	9/6/2021	Yes	Paragon Films	135,750	100.0%	6/30/2041
18.03	Property		1	3500 West Tacoma Street			100.0%	9/6/2021	Yes	Paragon Films	125,750	100.0%	6/30/2041
19	Loan	60, 61, 62	1	The Village Lofts	65.2%	65.2%	97.3%	8/1/2021	NAP	NAP	NAP	NAP	NAP
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	61.5%	61.5%	100.0%
20.01	Property		1	Food4Less - Chicago Heights			100.0%	9/1/2021	Yes	Food 4 Less	82,126	100.0%	3/31/2031
20.02	Property		1	Walgreens - Bridgeview			100.0%	9/1/2021	Yes	Walgreens	15,120	100.0%	11/30/2031
20.03	Property		1	Walgreens - Alton			100.0%	9/1/2021	Yes	Walgreens	15,120	100.0%	6/30/2033
20.04	Property		1	Walgreens - Alexandria			100.0%	9/1/2021	Yes	Walgreens	14,820	100.0%	4/30/2033
20.05	Property		1	First Midwest Bank - DeKalb			100.0%	9/1/2021	Yes	First Midwest Bank	9,708	100.0%	9/30/2030
20.06	Property		1	First Midwest Bank - Schaumburg			100.0%	9/1/2021	Yes	First Midwest Bank	4,943	100.0%	9/30/2030
20.07	Property		1	Walgreens - Oklahoma City			100.0%	9/1/2021	Yes	Walgreens	13,905	100.0%	5/31/2032
20.08	Property		1	CVS - Zanesville			100.0%	9/1/2021	Yes	CVS Pharmacy	10,195	100.0%	12/31/2039
20.09	Property		1	CVS Pharmacy - Hagerstown			100.0%	9/1/2021	Yes	CVS Pharmacy	10,125	100.0%	1/31/2040
20.10	Property		1	Fresenius Medical Care - Lawrenceville			100.0%	9/1/2021	Yes	Fresenius Medical Care	8,659	100.0%	1/31/2031
20.11	Property		1	First Midwest Bank - Joliet			100.0%	9/1/2021	Yes	First Midwest Bank	6,299	100.0%	9/30/2030
20.12	Property		1	Memorial Health System - Decatur			100.0%	9/1/2021	Yes	Memorial Health System	5,709	100.0%	10/31/2031
20.13	Property		1	CVS - Decatur			100.0%	9/1/2021	Yes	CVS Pharmacy	10,125	100.0%	1/31/2037
20.14	Property		1	Verizon - Beloit			100.0%	9/1/2021	Yes	Verizon Wireless	2,500	100.0%	2/28/2031
20.15	Property		1	Dollar Tree - Grimes			100.0%	9/1/2021	Yes	Dollar Tree	9,984	100.0%	3/31/2031
20.16	Property		1	Dollar General - Belle Chasse			100.0%	9/1/2021	Yes	Dollar General	9,026	100.0%	11/30/2035
20.17	Property		1	Sherwin Williams - Urbana			100.0%	9/1/2021	Yes	Sherwin Williams	4,000	100.0%	1/31/2031
20.18	Property		1	Dollar General - Camden			100.0%	9/1/2021	Yes	Dollar General	7,987	100.0%	2/28/2031
20.19	Property		1	Dollar General - Thibodaux			100.0%	9/1/2021	Yes	Dollar General	9,026	100.0%	8/31/2032
20.20	Property		1	Dollar General - Houma			100.0%	9/1/2021	Yes	Dollar General	9,100	100.0%	10/31/2031
20.21	Property		1	Dollar General - South Bend			100.0%	9/1/2021	Yes	Dollar General	9,100	100.0%	2/28/2033
21	Loan		5	Veit Self Storage Portfolio	60.5%	60.5%	96.2%
21.01	Property		1	Prime Storage of Williamsburg			97.7%	7/30/2021	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	Easy Does It			95.6%	7/30/2021	NAP	NAP	NAP	NAP	NAP
21.03	Property		1	Williamsburg Storage			97.7%	7/30/2021	NAP	NAP	NAP	NAP	NAP
21.04	Property		1	EZ Storage			94.2%	7/30/2021	NAP	NAP	NAP	NAP	NAP
21.05	Property		1	Climatrol Self Storage			95.0%	7/30/2021	NAP	NAP	NAP	NAP	NAP
22	Loan	64	2	Tutor Perini Portfolio	24.7%	24.7%	100.0%
22.01	Property		1	11171 Cherry Avenue			100.0%	9/1/2021	Yes	Tutor Perini Corp.	1,294,645	100.0%	7/31/2038
22.02	Property		1	15901 Olden Street			100.0%	9/1/2021	Yes	Tutor Perini Corp.	49,517	100.0%	7/31/2038
23	Loan	65	1	Stockton Plaza	65.0%	65.0%	92.0%	7/31/2021	No	Smart & Final	32,820	26.9%	12/31/2033
24	Loan	66	1	931-955 Coney Island Avenue	62.5%	62.5%	98.6%	7/21/2021	No	Model Realty	10,949	17.3%	7/31/2030
25	Loan	67, 68	1	Centro Plaza	72.5%	57.9%	96.4%	8/1/2021	No	TJ Maxx	24,320	21.4%	1/31/2025
26	Loan	69	1	BlueCross BlueShield Building	64.7%	64.7%	100.0%	9/1/2021	Yes	Blue Cross Blue Shield	129,029	100.0%	5/31/2030
27	Loan	70	1	47-01 Queens Boulevard	60.7%	60.7%	98.3%	6/30/2021	No	Sunnywood Management	4,340	12.4%	12/31/2022
28	Loan	42, 71, 72, 73	1	Summit Orchards	63.8%	63.8%	100.0%	5/26/2021	No	HomeGoods	22,126	26.6%	2/28/2031
29	Loan		1	Redwood Waukee	69.1%	69.1%	97.3%	7/28/2021	NAP	NAP	NAP	NAP	NAP
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	68.9%	53.9%	100.0%	4/26/2021	No	Sprouts	27,064	28.8%	11/30/2026
31	Loan	79, 80	1	800 Corporate Drive	64.6%	58.3%	100.0%	9/6/2021	Yes	Nobel Biocare USA, Inc.	84,280	100.0%	3/31/2027
32	Loan	81, 82	1	Staybridge Suites Bowling Green	65.3%	53.5%	74.7%	6/30/2021	NAP	NAP	NAP	NAP	NAP

A-1-17

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
							5						6
33	Loan		1	360 George Patterson Boulevard	65.0%	65.0%	100.0%	9/1/2021	Yes	Abzena	49,534	100.0%	5/31/2032
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	64.9%	52.0%	64.9%	6/30/2021	NAP	NAP	NAP	NAP	NAP
35	Loan		2	Peak & Perry Storage Portfolio	68.0%	58.5%	96.2%
35.01	Property		1	Peak Exit Storage			95.2%	5/17/2021	NAP	NAP	NAP	NAP	NAP
35.02	Property		1	Perry Parkway Storage			97.6%	6/30/2021	NAP	NAP	NAP	NAP	NAP
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	65.0%	65.0%	96.4%	8/1/2021	No	Ben Ahron Rugs	6,300	9.8%	7/31/2022
37	Loan		1	Westlake Village Court Office	60.5%	60.5%	97.9%	8/20/2021	No	Panitz & Kossoff, LLP	4,572	7.7%	3/31/2023
38	Loan		1	Arrowhead Center	67.9%	47.9%	98.3%	6/4/2021	No	Johannesons	29,799	36.6%	12/31/2026
39	Loan		1	28 East 38th Street	60.4%	60.4%	100.0%	7/1/2021	NAP	NAP	NAP	NAP	NAP
40	Loan		1	Chenal Woods Apartments	63.2%	63.2%	100.0%	7/16/2021	NAP	NAP	NAP	NAP	NAP
41	Loan	90, 91	1	1822 Sunset Boulevard	48.8%	58.5%	100.0%	4/1/2021	No	The Echo / Live Nation	12,000	81.9%	5/14/2026
42	Loan		1	494 Jackson Avenue	66.3%	66.3%	100.0%	7/21/2021	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Bay Oaks Apartments	62.9%	62.9%	97.8%	8/4/2021	NAP	NAP	NAP	NAP	NAP
44	Loan		1	5807 W 20th St	55.2%	55.2%	100.0%	9/6/2021	Yes	Top Shelf Custom Embroidery	47,245	100.0%	5/31/2034
45	Loan		1	Walgreens Maricopa	56.7%	56.7%	100.0%	9/6/2021	Yes	Walgreens	14,729	100.0%	7/31/2036
46	Loan	92, 93	3	NNN Portfolio	60.3%	46.9%	100.0%
46.01	Property		1	Rite Aid - Wellington			100.0%	9/6/2021	Yes	Rite Aid	11,404	100.0%	7/31/2029
46.02	Property		1	Dollar Tree - Monument			100.0%	9/6/2021	Yes	Dollar Tree	13,238	100.0%	7/31/2027
46.03	Property	94	1	Walgreens - Sylvania			100.0%	9/6/2021	Yes	Walgreens	13,000	100.0%	7/31/2033
47	Loan	95	1	Fayetteville Self Storage	48.6%	39.3%	99.2%	5/31/2021	NAP	NAP	NAP	NAP	NAP

A-1-18

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
								6				6
1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	Aetna	106,350	13.5%	7/31/2029	MAC	88,699	11.3%	3/31/2034
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	WeWork	69,115	22.4%	11/30/2032	Robinhood	53,823	17.4%	10/31/2026
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	Neiman Marcus	80,000	9.0%	3/8/2027	Hanger Orthopedic Group, Inc	77,694	8.8%	7/31/2023
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4
6.01	Property		1	Kohl’s Shelby	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property	41	1	Pick N’ Save Eagle River	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Walgreens Chicopee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	Walgreens Oakland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	Walgreens Siler City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	Fresenius Chicago	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	Walgreens Potsdam	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	Outback Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.09	Property		1	Outback Tucson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	BMO Harris Watertown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.11	Property		1	Pick N’ Save Columbus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.12	Property		1	BMO Harris Merrill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.13	Property	41	1	Tractor Supply Eagle River	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	20, 42	1	Epic West Towne Crossing	Conn’s	40,020	14.5%	12/31/2029	Ross Dress for Less	25,000	9.1%	1/31/2029
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 49	1	College Point	BJ’s	119,500	36.1%	9/25/2023	P.C Richards & Son	32,786	9.9%	1/31/2029
10	Loan	50	1	Independence Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51	1	McCullough Commons	Rockin Mini Golf, LLC	11,348	5.6%	3/31/2032	BE2 Corporation d/b/a Harold’s Chicken and Ice Bar	11,183	5.5%	2/29/2032
12	Loan	52	1	524 Courtlandt	Maximus Inc	14,246	30.9%	12/31/2025	Golden Krust	3,300	7.1%	7/31/2031
13	Loan	53	1	Falls of Deer Park Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	56, 57	1	Celeros Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		2	Greene Plaza and Chippewa Center
16.01	Property		1	Chippewa Center	Heritage Valley Health System	32,929	19.3%	2/28/2029	Body Mechanics Fitness	18,642	10.9%	4/30/2028
16.02	Property		1	Greene Plaza	ALDI	17,378	14.0%	7/31/2023	City Mission	10,700	8.6%	2/28/2027
17	Loan	20, 42	1	Midlothian Towne Crossing	Burke’s Outlet	20,000	13.6%	1/1/2028	Joann’s	15,000	10.2%	11/1/2026
18	Loan	58, 59	3	Paragon Films Sale-Leaseback
18.01	Property		1	255W. Baab Industrial Park Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.02	Property		1	915 Rose Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.03	Property		1	3500 West Tacoma Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	60, 61, 62	1	The Village Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48
20.01	Property		1	Food4Less - Chicago Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Walgreens - Bridgeview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.03	Property		1	Walgreens - Alton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.04	Property		1	Walgreens - Alexandria	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.05	Property		1	First Midwest Bank - DeKalb	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.06	Property		1	First Midwest Bank - Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.07	Property		1	Walgreens - Oklahoma City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.08	Property		1	CVS - Zanesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.09	Property		1	CVS Pharmacy - Hagerstown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.10	Property		1	Fresenius Medical Care - Lawrenceville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.11	Property		1	First Midwest Bank - Joliet	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.12	Property		1	Memorial Health System - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.13	Property		1	CVS - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.14	Property		1	Verizon - Beloit	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.15	Property		1	Dollar Tree - Grimes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.16	Property		1	Dollar General - Belle Chasse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.17	Property		1	Sherwin Williams - Urbana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.18	Property		1	Dollar General - Camden	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.19	Property		1	Dollar General - Thibodaux	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.20	Property		1	Dollar General - Houma	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.21	Property		1	Dollar General - South Bend	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		5	Veit Self Storage Portfolio
21.01	Property		1	Prime Storage of Williamsburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	Easy Does It	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.03	Property		1	Williamsburg Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.04	Property		1	EZ Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.05	Property		1	Climatrol Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	64	2	Tutor Perini Portfolio
22.01	Property		1	11171 Cherry Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	15901 Olden Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	65	1	Stockton Plaza	Ross Dress for Less	26,280	21.6%	1/31/2031	Planet Fitness	22,200	18.2%	12/31/2024
24	Loan	66	1	931-955 Coney Island Avenue	Christopher Achong	4,200	6.6%	4/15/2023	KAVKAZ Restaurant	3,500	5.5%	11/30/2022
25	Loan	67, 68	1	Centro Plaza	Michaels	20,967	18.4%	2/28/2025	DSW Shoe Warehouse	17,032	15.0%	9/30/2025
26	Loan	69	1	BlueCross BlueShield Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	70	1	47-01 Queens Boulevard	Roman Catholic Diocese	2,615	7.5%	4/30/2022	GMH Park, Inc.	2,590	7.4%	4/30/2022
28	Loan	42, 71, 72, 73	1	Summit Orchards	Ross Dress for Less	22,000	26.5%	1/31/2032	ALDI	20,000	24.1%	6/30/2040
29	Loan		1	Redwood Waukee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	Bookman’s	20,200	21.5%	11/30/2026	Walgreens (Ground Lease)	15,004	16.0%	3/14/2067
31	Loan	79, 80	1	800 Corporate Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	81, 82	1	Staybridge Suites Bowling Green	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-19

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
								6				6
33	Loan		1	360 George Patterson Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		2	Peak & Perry Storage Portfolio
35.01	Property		1	Peak Exit Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.02	Property		1	Perry Parkway Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	Tito LLC	5,800	9.0%	12/31/2023	I Fulfill You	4,000	6.2%	2/29/2024
37	Loan		1	Westlake Village Court Office	J.G. Management	3,254	5.5%	7/30/2023	Wai & Conner, LLP	3,130	5.2%	12/31/2021
38	Loan		1	Arrowhead Center	ND Pipeline Company LLC	12,766	15.7%	8/31/2023	Arrowhead Ace Hardware	7,240	8.9%	8/31/2028
39	Loan		1	28 East 38th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan		1	Chenal Woods Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	90, 91	1	1822 Sunset Boulevard	Triple Beam	1,486	10.1%	6/20/2029	Super Rich (Triniti Cafe)	755	5.2%	6/30/2022
42	Loan		1	494 Jackson Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Bay Oaks Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	Loan		1	5807 W 20th St	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan		1	Walgreens Maricopa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan	92, 93	3	NNN Portfolio
46.01	Property		1	Rite Aid - Wellington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46.02	Property		1	Dollar Tree - Monument	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46.03	Property	94	1	Walgreens - Sylvania	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	95	1	Fayetteville Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-20

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
								6				6
1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	Warby Parker	83,286	10.6%	1/31/2025	Juul Labs	54,068	6.9%	5/31/2032	6/18/2021	NAP
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/25/2021	NAP
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	Align	34,186	11.1%	1/31/2027	Emcor	7,499	2.4%	6/30/2026	5/24/2021	NAP
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/7/2021	NAP
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	IPIC Theaters	37,321	4.2%	1/31/2031	Forever 21	31,691	3.6%	1/31/2023	5/21/2021	NAP
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4
6.01	Property		1	Kohl’s Shelby	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/10/2021	NAP
6.02	Property	41	1	Pick N’ Save Eagle River	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/23/2021	NAP
6.03	Property		1	Walgreens Chicopee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2021	NAP
6.04	Property		1	Walgreens Oakland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/23/2021	NAP
6.05	Property		1	Walgreens Siler City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/13/2021	NAP
6.06	Property		1	Fresenius Chicago	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/15/2021	NAP
6.07	Property		1	Walgreens Potsdam	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/14/2021	NAP
6.08	Property		1	Outback Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/26/2021	NAP
6.09	Property		1	Outback Tucson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/27/2021	NAP
6.10	Property		1	BMO Harris Watertown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/16/2021	NAP
6.11	Property		1	Pick N’ Save Columbus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/25/2021	NAP
6.12	Property		1	BMO Harris Merrill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/15/2021	NAP
6.13	Property	41	1	Tractor Supply Eagle River	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/23/2021	NAP
7	Loan	20, 42	1	Epic West Towne Crossing	HomeGoods	22,000	8.0%	5/31/2029	Michaels	21,226	7.7%	2/28/2029	7/22/2021	NAP
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/20/2021	NAP
9	Loan	9, 49	1	College Point	TJ Maxx	32,768	9.9%	11/30/2023	Buffalo Wild Wings	6,180	1.9%	8/31/2028	4/29/2021	NAP
10	Loan	50	1	Independence Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/12/2021	NAP
11	Loan	51	1	McCullough Commons	FedEx Office and Print Svc	6,668	3.3%	5/31/2023	Iora Health, Inc.	6,411	3.2%	5/31/2030	6/30/2021	NAP
12	Loan	52	1	524 Courtlandt	Wingstop	1,600	3.5%	9/30/2035	Tropilyz	1,600	3.5%	4/30/2040	7/22/2021	NAP
13	Loan	53	1	Falls of Deer Park Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/2/2021	NAP
15	Loan	56, 57	1	Celeros Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/27/2021	6/11/2021
16	Loan		2	Greene Plaza and Chippewa Center
16.01	Property		1	Chippewa Center	ALDI	17,730	10.4%	10/31/2026	CVS Pharmacy	11,945	7.0%	1/31/2034	5/26/2021	NAP
16.02	Property		1	Greene Plaza	Washington Health System	10,240	8.2%	3/31/2026	Dept of Public Welfare	9,842	7.9%	11/30/2031	5/26/2021	NAP
17	Loan	20, 42	1	Midlothian Towne Crossing	Petco	12,500	8.5%	1/1/2029	Ulta	10,005	6.8%	11/1/2027	7/22/2021	NAP
18	Loan	58, 59	3	Paragon Films Sale-Leaseback
18.01	Property		1	255W. Baab Industrial Park Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/2/2021	NAP
18.02	Property		1	915 Rose Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/2/2021	NAP
18.03	Property		1	3500 West Tacoma Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/2/2021	NAP
19	Loan	60, 61, 62	1	The Village Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/2/2021	NAP
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48
20.01	Property		1	Food4Less - Chicago Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/1/2021	NAP
20.02	Property		1	Walgreens - Bridgeview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/10/2021	NAP
20.03	Property		1	Walgreens - Alton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/8/2021	NAP
20.04	Property		1	Walgreens - Alexandria	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/21/2021	NAP
20.05	Property		1	First Midwest Bank - DeKalb	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/11/2021	6/10/2021
20.06	Property		1	First Midwest Bank - Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/11/2021	NAP
20.07	Property		1	Walgreens - Oklahoma City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/27/2021	NAP
20.08	Property		1	CVS - Zanesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/19/2021	NAP
20.09	Property		1	CVS Pharmacy - Hagerstown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/3/2021	NAP
20.10	Property		1	Fresenius Medical Care - Lawrenceville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/20/2021	NAP
20.11	Property		1	First Midwest Bank - Joliet	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/12/2021	NAP
20.12	Property		1	Memorial Health System - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/28/2021	NAP
20.13	Property		1	CVS - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/11/2021	NAP
20.14	Property		1	Verizon - Beloit	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/4/2021	NAP
20.15	Property		1	Dollar Tree - Grimes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/22/2021	NAP
20.16	Property		1	Dollar General - Belle Chasse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/27/2021	NAP
20.17	Property		1	Sherwin Williams - Urbana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/28/2021	NAP
20.18	Property		1	Dollar General - Camden	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/30/2021	NAP
20.19	Property		1	Dollar General - Thibodaux	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/28/2021	NAP
20.20	Property		1	Dollar General - Houma	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/28/2021	NAP
20.21	Property		1	Dollar General - South Bend	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/30/2021	NAP
21	Loan		5	Veit Self Storage Portfolio
21.01	Property		1	Prime Storage of Williamsburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/17/2021	NAP
21.02	Property		1	Easy Does It	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/18/2021	NAP
21.03	Property		1	Williamsburg Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/18/2021	NAP
21.04	Property		1	EZ Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/18/2021	NAP
21.05	Property		1	Climatrol Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/17/2021	NAP
22	Loan	64	2	Tutor Perini Portfolio
22.01	Property		1	11171 Cherry Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/26/2021	NAP
22.02	Property		1	15901 Olden Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	5/26/2021	NAP
23	Loan	65	1	Stockton Plaza	Aaron’s Rentals	12,420	10.2%	6/30/2026	Access Dental	4,861	4.0%	4/30/2023	8/11/2021	NAP
24	Loan	66	1	931-955 Coney Island Avenue	Humdard Pharmacy	3,500	5.5%	10/31/2030	Atlantic Cardiovascular	2,500	3.9%	MTM	8/3/2021	NAP
25	Loan	67, 68	1	Centro Plaza	Five Below	9,418	8.3%	1/31/2030	MW Climbing LLC	7,684	6.8%	6/30/2031	6/18/2021	NAP
26	Loan	69	1	BlueCross BlueShield Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/15/2021	NAP
27	Loan	70	1	47-01 Queens Boulevard	Veteran Affairs	2,505	7.2%	9/30/2023	Dr. Arthur Volker	2,265	6.5%	11/30/2025	5/28/2021	NAP
28	Loan	42, 71, 72, 73	1	Summit Orchards	Five Below	8,217	9.9%	1/31/2031	Petland	3,600	4.3%	5/31/2031	5/25/2021	NAP
29	Loan		1	Redwood Waukee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/5/2021	NAP
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	Academy of Beauty	10,000	10.6%	6/30/2022	Hobby Bench	4,458	4.7%	5/31/2024	6/3/2021	NAP
31	Loan	79, 80	1	800 Corporate Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/17/2021	NAP
32	Loan	81, 82	1	Staybridge Suites Bowling Green	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/21/2021	NAP

A-1-21

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
								6				6
33	Loan		1	360 George Patterson Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/16/2021	NAP
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/6/2021	NAP
35	Loan		2	Peak & Perry Storage Portfolio
35.01	Property		1	Peak Exit Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/17/2021	NAP
35.02	Property		1	Perry Parkway Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/23/2021	NAP
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	Amberleaf Cabinetry	3,800	5.9%	1/31/2025	By Kiy LLC	3,700	5.7%	7/31/2025	6/17/2021	NAP
37	Loan		1	Westlake Village Court Office	Lang Wealth Management, LLC	2,834	4.8%	1/31/2024	RK Accountancy Group	2,692	4.5%	11/30/2024	7/16/2021	NAP
38	Loan		1	Arrowhead Center	Northland Health Partners Comm.	4,996	6.1%	2/29/2024	Modern Dental	4,665	5.7%	11/30/2022	7/30/2021	NAP
39	Loan		1	28 East 38th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/2/2021	NAP
40	Loan		1	Chenal Woods Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/8/2021	NAP
41	Loan	90, 91	1	1822 Sunset Boulevard	Genero Neutral	417	2.8%	10/31/2025	NAP	NAP	NAP	NAP	10/29/2019	NAP
42	Loan		1	494 Jackson Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/28/2021	NAP
43	Loan		1	Bay Oaks Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/6/2021	NAP
44	Loan		1	5807 W 20th St	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/12/2021	NAP
45	Loan		1	Walgreens Maricopa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/9/2021	NAP
46	Loan	92, 93	3	NNN Portfolio
46.01	Property		1	Rite Aid - Wellington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/7/2021	NAP
46.02	Property		1	Dollar Tree - Monument	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/7/2021	NAP
46.03	Property	94	1	Walgreens - Sylvania	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	7/7/2021	NAP
47	Loan	95	1	Fayetteville Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	6/10/2021	8/19/2021

A-1-22

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	6/18/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	6/25/2021	6/25/2021	12%	Yes - AE	Fee	NAP	NAP	NAP	NAP	0
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	5/21/2021	NAP	NAP	No	Leasehold	Various	None	20	No	0
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	7/9/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	217,423
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	5/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4										44,774
6.01	Property		1	Kohl’s Shelby	8/2/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.02	Property	41	1	Pick N’ Save Eagle River	7/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.03	Property		1	Walgreens Chicopee	7/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.04	Property		1	Walgreens Oakland	7/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.05	Property		1	Walgreens Siler City	7/13/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.06	Property		1	Fresenius Chicago	7/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.07	Property		1	Walgreens Potsdam	7/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.08	Property		1	Outback Mesa	7/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.09	Property		1	Outback Tucson	7/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.10	Property		1	BMO Harris Watertown	7/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.11	Property		1	Pick N’ Save Columbus	7/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.12	Property		1	BMO Harris Merrill	7/20/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.13	Property	41	1	Tractor Supply Eagle River	7/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7	Loan	20, 42	1	Epic West Towne Crossing	7/22/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	742,464
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	6/22/2021	NAP	NAP	Yes - AE	Fee / Leasehold	NAV	None	0	No	151,019
9	Loan	9, 49	1	College Point	4/29/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	0
10	Loan	50	1	Independence Lofts	5/5/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	33,722
11	Loan	51	1	McCullough Commons	7/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	432,199
12	Loan	52	1	524 Courtlandt	7/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	108,046
13	Loan	53	1	Falls of Deer Park Apartments	3/30/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	233,939
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAP	NAP	NAP	No	Fee	11/30/2030	6, 10-year extension options and 1, 9-year extension option	2,463,544	Yes	0
15	Loan	56, 57	1	Celeros Houston	8/20/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0
16	Loan		2	Greene Plaza and Chippewa Center										86,511
16.01	Property		1	Chippewa Center	5/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
16.02	Property		1	Greene Plaza	5/26/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
17	Loan	20, 42	1	Midlothian Towne Crossing	7/22/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	470,955
18	Loan	58, 59	3	Paragon Films Sale-Leaseback										0
18.01	Property		1	255W. Baab Industrial Park Drive	6/2/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
18.02	Property		1	915 Rose Street	6/2/2021	5/25/2021	<5%	No	Fee	NAP	NAP	NAP	NAP
18.03	Property		1	3500 West Tacoma Street	6/2/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
19	Loan	60, 61, 62	1	The Village Lofts	6/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	32,266
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48										140,097
20.01	Property		1	Food4Less - Chicago Heights	1/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.02	Property		1	Walgreens - Bridgeview	5/10/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.03	Property		1	Walgreens - Alton	6/3/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.04	Property		1	Walgreens - Alexandria	5/21/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.05	Property		1	First Midwest Bank - DeKalb	5/11/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.06	Property		1	First Midwest Bank - Schaumburg	5/11/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.07	Property		1	Walgreens - Oklahoma City	5/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.08	Property		1	CVS - Zanesville	5/19/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.09	Property		1	CVS Pharmacy - Hagerstown	6/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.10	Property		1	Fresenius Medical Care - Lawrenceville	5/20/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.11	Property		1	First Midwest Bank - Joliet	5/13/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.12	Property		1	Memorial Health System - Decatur	5/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.13	Property		1	CVS - Decatur	6/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.14	Property		1	Verizon - Beloit	6/3/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.15	Property		1	Dollar Tree - Grimes	3/22/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
20.16	Property		1	Dollar General - Belle Chasse	5/26/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
20.17	Property		1	Sherwin Williams - Urbana	5/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.18	Property		1	Dollar General - Camden	3/30/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.19	Property		1	Dollar General - Thibodaux	5/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.20	Property		1	Dollar General - Houma	5/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
20.21	Property		1	Dollar General - South Bend	4/30/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
21	Loan		5	Veit Self Storage Portfolio										48,243
21.01	Property		1	Prime Storage of Williamsburg	3/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
21.02	Property		1	Easy Does It	3/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
21.03	Property		1	Williamsburg Storage	3/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
21.04	Property		1	EZ Storage	3/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
21.05	Property		1	Climatrol Self Storage	3/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
22	Loan	64	2	Tutor Perini Portfolio										0
22.01	Property		1	11171 Cherry Avenue	5/26/2021	5/26/2021	8%	No	Fee	NAP	NAP	NAP	NAP
22.02	Property		1	15901 Olden Street	5/26/2021	5/26/2021	13%	No	Fee	NAP	NAP	NAP	NAP
23	Loan	65	1	Stockton Plaza	8/11/2021	8/11/2021	8%	No	Fee	NAP	NAP	NAP	NAP	75,744
24	Loan	66	1	931-955 Coney Island Avenue	7/30/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	58,358
25	Loan	67, 68	1	Centro Plaza	6/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	216,729
26	Loan	69	1	BlueCross BlueShield Building	6/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0
27	Loan	70	1	47-01 Queens Boulevard	5/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	92,614
28	Loan	42, 71, 72, 73	1	Summit Orchards	5/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	272,190
29	Loan		1	Redwood Waukee	7/21/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	232,000
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	6/3/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	91,301
31	Loan	79, 80	1	800 Corporate Drive	6/17/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	15,477
32	Loan	81, 82	1	Staybridge Suites Bowling Green	6/21/2021	NAP	NAP	No	Fee / Leasehold	12/31/2023	None	0	No	34,495
A-1-23

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)

33	Loan		1	360 George Patterson Boulevard	3/16/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	7/2/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	138,296
35	Loan		2	Peak & Perry Storage Portfolio										57,478
35.01	Property		1	Peak Exit Storage	6/16/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
35.02	Property		1	Perry Parkway Storage	6/24/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	6/11/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	14,687
37	Loan		1	Westlake Village Court Office	7/16/2021	7/15/2021	17%	No	Fee	NAP	NAP	NAP	NAP	81,605
38	Loan		1	Arrowhead Center	7/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	64,662
39	Loan		1	28 East 38th Street	8/2/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	62,010
40	Loan		1	Chenal Woods Apartments	6/8/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0
41	Loan	90, 91	1	1822 Sunset Boulevard	3/4/2020	10/4/2019	35%	No	Fee	NAP	NAP	NAP	NAP	0
42	Loan		1	494 Jackson Avenue	7/28/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	1,127
43	Loan		1	Bay Oaks Apartments	8/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	55,292
44	Loan		1	5807 W 20th St	7/12/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	26,126
45	Loan		1	Walgreens Maricopa	8/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0
46	Loan	92, 93	3	NNN Portfolio										7,503
46.01	Property		1	Rite Aid - Wellington	7/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
46.02	Property		1	Dollar Tree - Monument	7/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
46.03	Property	94	1	Walgreens - Sylvania	7/7/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
47	Loan	95	1	Fayetteville Self Storage	6/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	14,131

A-1-24

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	Springing	0	Springing	0	Springing	150,000	0	Springing
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	Springing	0	Springing	0	0	0	0	0
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	0	65,432	9,347	0	5,153	126,670	3,210,045	Springing
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	140,123	0	Springing	0	8,489	0	0	0
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	Springing	0	Springing	0	Springing	265,968	0	Springing
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	22,387	20,831	3,472	805,000	Springing	0	0	1,591
6.01	Property		1	Kohl’s Shelby
6.02	Property	41	1	Pick N’ Save Eagle River
6.03	Property		1	Walgreens Chicopee
6.04	Property		1	Walgreens Oakland
6.05	Property		1	Walgreens Siler City
6.06	Property		1	Fresenius Chicago
6.07	Property		1	Walgreens Potsdam
6.08	Property		1	Outback Mesa
6.09	Property		1	Outback Tucson
6.10	Property		1	BMO Harris Watertown
6.11	Property		1	Pick N’ Save Columbus
6.12	Property		1	BMO Harris Merrill
6.13	Property	41	1	Tractor Supply Eagle River
7	Loan	20, 42	1	Epic West Towne Crossing	82,496	11,642	11,642	3,452	3,452	0	23,013	23,013
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	21,574	98,880	49,440	6,196,731	2,357	0	0	10,684
9	Loan	9, 49	1	College Point	Springing	0	Springing	0	0	0	0	17,936
10	Loan	50	1	Independence Lofts	4,817	33,510	6,702	0	2,072	0	0	Springing
11	Loan	51	1	McCullough Commons	39,291	0	Springing	250,000	5,291	0	0	20,214
12	Loan	52	1	524 Courtlandt	27,012	11,045	5,523	0	1,308	0	0	6,555
13	Loan	53	1	Falls of Deer Park Apartments	29,242	61,398	6,623	0	11,025	0	0	0
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	Springing	0	Springing	0	0	0	0	0
15	Loan	56, 57	1	Celeros Houston	Springing	0	Springing	0	Springing	0	0	0
16	Loan		2	Greene Plaza and Chippewa Center	32,534	0	Springing	3,686	3,686	0	500,000	Springing
16.01	Property		1	Chippewa Center
16.02	Property		1	Greene Plaza
17	Loan	20, 42	1	Midlothian Towne Crossing	52,328	6,485	6,485	1,840	1,840	0	12,263	12,263
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	Springing	0	Springing	0	Springing	101,988	0	Springing
18.01	Property		1	255W. Baab Industrial Park Drive
18.02	Property		1	915 Rose Street
18.03	Property		1	3500 West Tacoma Street
19	Loan	60, 61, 62	1	The Village Lofts	8,066	0	Springing	2,483	2,483	112,000	0	0
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	35,024	0	Springing	364,880	2,444	0	500,000	Springing
20.01	Property		1	Food4Less - Chicago Heights
20.02	Property		1	Walgreens - Bridgeview
20.03	Property		1	Walgreens - Alton
20.04	Property		1	Walgreens - Alexandria
20.05	Property		1	First Midwest Bank - DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg
20.07	Property		1	Walgreens - Oklahoma City
20.08	Property		1	CVS - Zanesville
20.09	Property		1	CVS Pharmacy - Hagerstown
20.10	Property		1	Fresenius Medical Care - Lawrenceville
20.11	Property		1	First Midwest Bank - Joliet
20.12	Property		1	Memorial Health System - Decatur
20.13	Property		1	CVS - Decatur
20.14	Property		1	Verizon - Beloit
20.15	Property		1	Dollar Tree - Grimes
20.16	Property		1	Dollar General - Belle Chasse
20.17	Property		1	Sherwin Williams - Urbana
20.18	Property		1	Dollar General - Camden
20.19	Property		1	Dollar General - Thibodaux
20.20	Property		1	Dollar General - Houma
20.21	Property		1	Dollar General - South Bend
21	Loan		5	Veit Self Storage Portfolio	16,081	0	Springing	57,962	1,993	0	0	0
21.01	Property		1	Prime Storage of Williamsburg
21.02	Property		1	Easy Does It
21.03	Property		1	Williamsburg Storage
21.04	Property		1	EZ Storage
21.05	Property		1	Climatrol Self Storage
22	Loan	64	2	Tutor Perini Portfolio	Springing	0	Springing	0	Springing	0	0	Springing
22.01	Property		1	11171 Cherry Avenue
22.02	Property		1	15901 Olden Street
23	Loan	65	1	Stockton Plaza	12,624	0	Springing	0	2,031	100,000	158,819	5,077
24	Loan	66	1	931-955 Coney Island Avenue	14,589	11,615	2,904	0	1,542	0	0	2,372
25	Loan	67, 68	1	Centro Plaza	21,673	0	Springing	55,637	2,560	122,863	200,000	10,833
26	Loan	69	1	BlueCross BlueShield Building	Springing	2,346	2,436	1,705	1,720	61,934	0	0
27	Loan	70	1	47-01 Queens Boulevard	23,154	0	Springing	0	1,517	0	250,000	5,833
28	Loan	42, 71, 72, 73	1	Summit Orchards	27,219	0	Springing	1,009	1,009	36,312	3,461	3,461
29	Loan		1	Redwood Waukee	14,724	0	Springing	0	1,217	43,800	0	0
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	15,217	10,632	2,658	0	1,176	0	275,000	5,330
31	Loan	79, 80	1	800 Corporate Drive	15,054	7,706	3,853	0	1,405	0	0	5,268
32	Loan	81, 82	1	Staybridge Suites Bowling Green	4,312	42,135	4,213	0	4% of Gross Revenue	0	0	0

A-1-25

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)

33	Loan		1	360 George Patterson Boulevard	Springing	0	Springing	0	Springing	11,393	0	Springing
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	12,956	22,974	2,872	0	(i) for the first 24 payment dates, 2% of Gross Income, (ii) for the next 12 payment dates, 3% of Gross Income, (iii) thereafter, 4% of Gross Income	0	0	0
35	Loan		2	Peak & Perry Storage Portfolio	7,185	0	Springing	0	1,034	0	0	540
35.01	Property		1	Peak Exit Storage
35.02	Property		1	Perry Parkway Storage
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	7,343	13,784	4,595	0	2,413	0	75,000	Springing
37	Loan		1	Westlake Village Court Office	13,601	3,964	1,982	0	1,044	0	50,000	5,057
38	Loan		1	Arrowhead Center	9,238	0	Springing	0	1,532	0	0	5,092
39	Loan		1	28 East 38th Street	15,502	0	Springing	0	560	0	0	0
40	Loan		1	Chenal Woods Apartments	8,507	0	Springing	0	938	0	0	0
41	Loan	90, 91	1	1822 Sunset Boulevard	1,623	47,136	3,928	0	550	0	0	1,832
42	Loan		1	494 Jackson Avenue	94	8,114	738	0	333	0	0	0
43	Loan		1	Bay Oaks Apartments	7,899	2,807	1,404	0	2,258	0	0	0
44	Loan		1	5807 W 20th St	5,225	192	96	0	394	0	0	Springing
45	Loan		1	Walgreens Maricopa	Springing	0	Springing	0	Springing	0	0	0
46	Loan	92, 93	3	NNN Portfolio	1,501	0	Springing	0	487	29,230	0	2,353
46.01	Property		1	Rite Aid - Wellington
46.02	Property		1	Dollar Tree - Monument
46.03	Property	94	1	Walgreens - Sylvania
47	Loan	95	1	Fayetteville Self Storage	4,710	0	Springing	300,000	1,412	0	0	Springing

A-1-26

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	1,500,000	0	0	0	0	0	0
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	0	0	0	0	0	0	0
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	927,528	0	0	0	0	3,403,296	0
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	0	0	0	0	0	8,000,000	Springing
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	2,659,584	0	0	0	0	6,912,288	Springing
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	0	0	0	0	0	0	0
6.01	Property		1	Kohl’s Shelby
6.02	Property	41	1	Pick N’ Save Eagle River
6.03	Property		1	Walgreens Chicopee
6.04	Property		1	Walgreens Oakland
6.05	Property		1	Walgreens Siler City
6.06	Property		1	Fresenius Chicago
6.07	Property		1	Walgreens Potsdam
6.08	Property		1	Outback Mesa
6.09	Property		1	Outback Tucson
6.10	Property		1	BMO Harris Watertown
6.11	Property		1	Pick N’ Save Columbus
6.12	Property		1	BMO Harris Merrill
6.13	Property	41	1	Tractor Supply Eagle River
7	Loan	20, 42	1	Epic West Towne Crossing	1,380,785	0	0	0	0	753,457	0
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	0	0	0	0	0	8,000,000	0
9	Loan	9, 49	1	College Point	0	0	0	0	0	0	0
10	Loan	50	1	Independence Lofts	0	500,000	0	0	0	0	0
11	Loan	51	1	McCullough Commons	727,708	517,275	0	0	46,875	449,184	Springing
12	Loan	52	1	524 Courtlandt	235,967	0	0	0	0	290,207	Springing
13	Loan	53	1	Falls of Deer Park Apartments	0	0	0	0	7,094	470,000	0
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	0	0	0	0	0	0	0
15	Loan	56, 57	1	Celeros Houston	0	0	0	0	0	0	0
16	Loan		2	Greene Plaza and Chippewa Center	500,000	0	0	0	335,335	0	0
16.01	Property		1	Chippewa Center
16.02	Property		1	Greene Plaza
17	Loan	20, 42	1	Midlothian Towne Crossing	735,805	0	0	0	0	325,431	0
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	169,992	0	0	0	0	0	0
18.01	Property		1	255W. Baab Industrial Park Drive
18.02	Property		1	915 Rose Street
18.03	Property		1	3500 West Tacoma Street
19	Loan	60, 61, 62	1	The Village Lofts	0	0	0	0	0	0	Springing
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	0	0	0	0	84,813	0	0
20.01	Property		1	Food4Less - Chicago Heights
20.02	Property		1	Walgreens - Bridgeview
20.03	Property		1	Walgreens - Alton
20.04	Property		1	Walgreens - Alexandria
20.05	Property		1	First Midwest Bank - DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg
20.07	Property		1	Walgreens - Oklahoma City
20.08	Property		1	CVS - Zanesville
20.09	Property		1	CVS Pharmacy - Hagerstown
20.10	Property		1	Fresenius Medical Care - Lawrenceville
20.11	Property		1	First Midwest Bank - Joliet
20.12	Property		1	Memorial Health System - Decatur
20.13	Property		1	CVS - Decatur
20.14	Property		1	Verizon - Beloit
20.15	Property		1	Dollar Tree - Grimes
20.16	Property		1	Dollar General - Belle Chasse
20.17	Property		1	Sherwin Williams - Urbana
20.18	Property		1	Dollar General - Camden
20.19	Property		1	Dollar General - Thibodaux
20.20	Property		1	Dollar General - Houma
20.21	Property		1	Dollar General - South Bend
21	Loan		5	Veit Self Storage Portfolio	0	0	0	0	15,094	75,000	0
21.01	Property		1	Prime Storage of Williamsburg
21.02	Property		1	Easy Does It
21.03	Property		1	Williamsburg Storage
21.04	Property		1	EZ Storage
21.05	Property		1	Climatrol Self Storage
22	Loan	64	2	Tutor Perini Portfolio	0	0	0	0	0	0	0
22.01	Property		1	11171 Cherry Avenue
22.02	Property		1	15901 Olden Street
23	Loan	65	1	Stockton Plaza	185,000	0	0	0	0	38,131	0
24	Loan	66	1	931-955 Coney Island Avenue	0	0	0	0	27,438	304,386	0
25	Loan	67, 68	1	Centro Plaza	775,000	0	0	0	188,629	0	0
26	Loan	69	1	BlueCross BlueShield Building	0	0	0	0	8,250	0	0
27	Loan	70	1	47-01 Queens Boulevard	500,000	0	0	0	0	0	0
28	Loan	42, 71, 72, 73	1	Summit Orchards	207,650	0	0	0	0	223,740	0
29	Loan		1	Redwood Waukee	0	0	0	0	0	0	0
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	475,000	0	0	0	0	80,000	Springing
31	Loan	79, 80	1	800 Corporate Drive	610,000	0	0	0	0	0	Springing
32	Loan	81, 82	1	Staybridge Suites Bowling Green	0	295,386	0	0	0	630,000	2,500

A-1-27

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

33	Loan		1	360 George Patterson Boulevard	74,301	0	0	0	0	0	0
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	0	376,334	0	0	0	50,000	0
35	Loan		2	Peak & Perry Storage Portfolio	0	0	0	0	25,188	0	0
35.01	Property		1	Peak Exit Storage
35.02	Property		1	Perry Parkway Storage
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	75,000	0	0	0	0	250,000	0
37	Loan		1	Westlake Village Court Office	0	0	0	0	1,800	0	0
38	Loan		1	Arrowhead Center	122,211	390,000	0	0	31,250	0	0
39	Loan		1	28 East 38th Street	0	0	0	0	5,750	0	0
40	Loan		1	Chenal Woods Apartments	0	0	0	0	8,125	37,516	0
41	Loan	90, 91	1	1822 Sunset Boulevard	0	0	0	0	0	1,000,000	0
42	Loan		1	494 Jackson Avenue	0	0	0	0	0	0	0
43	Loan		1	Bay Oaks Apartments	0	0	0	0	0	33,500	0
44	Loan		1	5807 W 20th St	0	0	0	0	0	0	0
45	Loan		1	Walgreens Maricopa	0	0	0	0	0	0	0
46	Loan	92, 93	3	NNN Portfolio	141,160	0	0	0	62,231	0	Springing
46.01	Property		1	Rite Aid - Wellington
46.02	Property		1	Dollar Tree - Monument
46.03	Property	94	1	Walgreens - Sylvania
47	Loan	95	1	Fayetteville Self Storage	0	0	0	0	74,975	0	0

A-1-28

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	NAP	0	0
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	NAP	0	0
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	Rent Concession Funds	0	0
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	Sonder Replacement Reserve (Upfront: $5,000,000), Rent Concession Reserve (Upfront: $3,000,000), Common Charges Reserve (Monthly: Springing)	0	0
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	Outstanding TI/LC Reserve (Upfront: $6,565,265), Gap Rent Reserve (Upfront: $347,023), Major Tenant Reserve (Monthly: Springing; Cap: $4,020,000)	4,020,000	0
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	NAP	0	0
6.01	Property		1	Kohl’s Shelby
6.02	Property	41	1	Pick N’ Save Eagle River
6.03	Property		1	Walgreens Chicopee
6.04	Property		1	Walgreens Oakland
6.05	Property		1	Walgreens Siler City
6.06	Property		1	Fresenius Chicago
6.07	Property		1	Walgreens Potsdam
6.08	Property		1	Outback Mesa
6.09	Property		1	Outback Tucson
6.10	Property		1	BMO Harris Watertown
6.11	Property		1	Pick N’ Save Columbus
6.12	Property		1	BMO Harris Merrill
6.13	Property	41	1	Tractor Supply Eagle River
7	Loan	20, 42	1	Epic West Towne Crossing	Outstanding TI Reserve (Upfront: $660,792), Free Rent Reserve (Upfront: $92,665)	0	0
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	Earnout Reserve	0	8,000,000
9	Loan	9, 49	1	College Point	NAP	0	0
10	Loan	50	1	Independence Lofts	NAP	0	0
11	Loan	51	1	McCullough Commons	Unfunded Obligations Reserve (Upfront: $402,588), Free Rent Reserve (Upfront: $46,596), Ashley HomeStore Renewal Reserve (Monthly: Springing)	0	0
12	Loan	52	1	524 Courtlandt	Golden Krust Reserve (Upfront: $264,000), Gap Rent Reserve (Upfront: $26,207), Maximus Reserve (Monthly: Springing), CREO Reserve (Monthly: Springing)	An amount equal to 12 CREO Reserve Monthly Deposits	0
13	Loan	53	1	Falls of Deer Park Apartments	Litigation Settlement Reserve	0	0
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAP	0	0
15	Loan	56, 57	1	Celeros Houston	NAP	0	0
16	Loan		2	Greene Plaza and Chippewa Center	NAP	0	0
16.01	Property		1	Chippewa Center
16.02	Property		1	Greene Plaza
17	Loan	20, 42	1	Midlothian Towne Crossing	Outstanding TI Reserve (Upfront: $267,315), Free Rent Reserve (Upfront: $58,116)	0	0
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	NAP	0	0
18.01	Property		1	255W. Baab Industrial Park Drive
18.02	Property		1	915 Rose Street
18.03	Property		1	3500 West Tacoma Street
19	Loan	60, 61, 62	1	The Village Lofts	Master Tenant Obligation Reserve (Monthly: Springing), Borrower Obligation Reserve (Monthly: Springing)	0	0
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	NAP	0	0
20.01	Property		1	Food4Less - Chicago Heights
20.02	Property		1	Walgreens - Bridgeview
20.03	Property		1	Walgreens - Alton
20.04	Property		1	Walgreens - Alexandria
20.05	Property		1	First Midwest Bank - DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg
20.07	Property		1	Walgreens - Oklahoma City
20.08	Property		1	CVS - Zanesville
20.09	Property		1	CVS Pharmacy - Hagerstown
20.10	Property		1	Fresenius Medical Care - Lawrenceville
20.11	Property		1	First Midwest Bank - Joliet
20.12	Property		1	Memorial Health System - Decatur
20.13	Property		1	CVS - Decatur
20.14	Property		1	Verizon - Beloit
20.15	Property		1	Dollar Tree - Grimes
20.16	Property		1	Dollar General - Belle Chasse
20.17	Property		1	Sherwin Williams - Urbana
20.18	Property		1	Dollar General - Camden
20.19	Property		1	Dollar General - Thibodaux
20.20	Property		1	Dollar General - Houma
20.21	Property		1	Dollar General - South Bend
21	Loan		5	Veit Self Storage Portfolio	CapEx Budget Reserve	0	0
21.01	Property		1	Prime Storage of Williamsburg
21.02	Property		1	Easy Does It
21.03	Property		1	Williamsburg Storage
21.04	Property		1	EZ Storage
21.05	Property		1	Climatrol Self Storage
22	Loan	64	2	Tutor Perini Portfolio	NAP	0	0
22.01	Property		1	11171 Cherry Avenue
22.02	Property		1	15901 Olden Street
23	Loan	65	1	Stockton Plaza	Free Rent Reserve	0	0
24	Loan	66	1	931-955 Coney Island Avenue	SBA Loan Reserve (Upfront: $154,386); HRI Litigation Reserve (Upfront: $150,000)	0	0
25	Loan	67, 68	1	Centro Plaza	NAP	0	0
26	Loan	69	1	BlueCross BlueShield Building	NAP	0	0
27	Loan	70	1	47-01 Queens Boulevard	NAP	0	0
28	Loan	42, 71, 72, 73	1	Summit Orchards	Outstanding TI Reserve	0	0
29	Loan		1	Redwood Waukee	NAP	0	0
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	Unfunded Obligations Reserve (Upfront: $80,000), Specified Tenant Renewal Reserve (Monthly: Springing)	0	0
31	Loan	79, 80	1	800 Corporate Drive	Lease Sweep Reserve	0	0
32	Loan	81, 82	1	Staybridge Suites Bowling Green	PIP Reserve (Upfront: $610,000; Monthly: Springing), Seasonality Reserve (Upfront: $20,000; Monthly: $2,500 January through October), Ground Rent Reserve (Monthly: Springing), Custodial Funds and Hotel Tax Reserve (Monthly: Springing), Refundable Advance Payments Reserve (Monthly: Springing)	PIP Reserve ($2,000,000), Seasonality Reserve ($25,000)	0

A-1-29

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)

33	Loan		1	360 George Patterson Boulevard	NAP	0	0
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	PIP Reserve	0	0
35	Loan		2	Peak & Perry Storage Portfolio	NAP	0	0
35.01	Property		1	Peak Exit Storage
35.02	Property		1	Perry Parkway Storage
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	Zoning Reserve	0	0
37	Loan		1	Westlake Village Court Office	NAP	0	0
38	Loan		1	Arrowhead Center	NAP	0	0
39	Loan		1	28 East 38th Street	NAP	0	0
40	Loan		1	Chenal Woods Apartments	Condo Assessments Reserve	0	0
41	Loan	90, 91	1	1822 Sunset Boulevard	CUP Holdback Reserve	0	1,000,000
42	Loan		1	494 Jackson Avenue	NAP	0	0
43	Loan		1	Bay Oaks Apartments	Condo Assessments Reserve	0	0
44	Loan		1	5807 W 20th St	NAP	0	0
45	Loan		1	Walgreens Maricopa	NAP	0	0
46	Loan	92, 93	3	NNN Portfolio	Specified Tenant Credit Rating Reserve	0	0
46.01	Property		1	Rite Aid - Wellington
46.02	Property		1	Dollar Tree - Monument
46.03	Property	94	1	Walgreens - Sylvania
47	Loan	95	1	Fayetteville Self Storage	NAP	0	0

A-1-30

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	NAP	Hard	Springing	Yes	No
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	NAP	Hard	Springing	Yes	Yes
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	NAP	Hard	Springing	Yes	Yes
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	NAP	Soft (Residential) / Hard (Commercial)	In Place	Yes	No
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	NAP	Hard	Springing	Yes	No
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	NAP	Hard	Springing	Yes	Yes
6.01	Property		1	Kohl’s Shelby
6.02	Property	41	1	Pick N’ Save Eagle River
6.03	Property		1	Walgreens Chicopee
6.04	Property		1	Walgreens Oakland
6.05	Property		1	Walgreens Siler City
6.06	Property		1	Fresenius Chicago
6.07	Property		1	Walgreens Potsdam
6.08	Property		1	Outback Mesa
6.09	Property		1	Outback Tucson
6.10	Property		1	BMO Harris Watertown
6.11	Property		1	Pick N’ Save Columbus
6.12	Property		1	BMO Harris Merrill
6.13	Property	41	1	Tractor Supply Eagle River
7	Loan	20, 42	1	Epic West Towne Crossing	NAP	Springing	Springing	Yes	No
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	The borrower shall deposit into an eligible account upon loan origination. The lender must disburse upon the evidence that the Earnout Reserve Release Conditions have been satisfied. The borrower has no right to obtain a release of the reserve after July 28, 2023.	Hard	Springing	Yes	Yes
9	Loan	9, 49	1	College Point	NAP	Hard	Springing	Yes	Yes
10	Loan	50	1	Independence Lofts	NAP	Soft (Residential) / Hard (Commercial)	Springing	Yes	No
11	Loan	51	1	McCullough Commons	NAP	Springing	Springing	Yes	Yes
12	Loan	52	1	524 Courtlandt	NAP	Hard	Springing	Yes	Yes
13	Loan	53	1	Falls of Deer Park Apartments	NAP	Springing	Springing	Yes	No
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAP	Springing	Springing	Yes	Yes
15	Loan	56, 57	1	Celeros Houston	NAP	Hard	Springing	Yes	Yes
16	Loan		2	Greene Plaza and Chippewa Center	NAP	Hard	Springing	Yes	No
16.01	Property		1	Chippewa Center
16.02	Property		1	Greene Plaza
17	Loan	20, 42	1	Midlothian Towne Crossing	NAP	Springing	Springing	Yes	No
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	NAP	Hard	Springing	Yes	Yes
18.01	Property		1	255W. Baab Industrial Park Drive
18.02	Property		1	915 Rose Street
18.03	Property		1	3500 West Tacoma Street
19	Loan	60, 61, 62	1	The Village Lofts	NAP	Hard	Springing	Yes	Yes
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	NAP	Hard	Springing	Yes	No
20.01	Property		1	Food4Less - Chicago Heights
20.02	Property		1	Walgreens - Bridgeview
20.03	Property		1	Walgreens - Alton
20.04	Property		1	Walgreens - Alexandria
20.05	Property		1	First Midwest Bank - DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg
20.07	Property		1	Walgreens - Oklahoma City
20.08	Property		1	CVS - Zanesville
20.09	Property		1	CVS Pharmacy - Hagerstown
20.10	Property		1	Fresenius Medical Care - Lawrenceville
20.11	Property		1	First Midwest Bank - Joliet
20.12	Property		1	Memorial Health System - Decatur
20.13	Property		1	CVS - Decatur
20.14	Property		1	Verizon - Beloit
20.15	Property		1	Dollar Tree - Grimes
20.16	Property		1	Dollar General - Belle Chasse
20.17	Property		1	Sherwin Williams - Urbana
20.18	Property		1	Dollar General - Camden
20.19	Property		1	Dollar General - Thibodaux
20.20	Property		1	Dollar General - Houma
20.21	Property		1	Dollar General - South Bend
21	Loan		5	Veit Self Storage Portfolio	NAP	Springing	Springing	Yes	No
21.01	Property		1	Prime Storage of Williamsburg
21.02	Property		1	Easy Does It
21.03	Property		1	Williamsburg Storage
21.04	Property		1	EZ Storage
21.05	Property		1	Climatrol Self Storage
22	Loan	64	2	Tutor Perini Portfolio	NAP	Springing	Springing	Yes	Yes
22.01	Property		1	11171 Cherry Avenue
22.02	Property		1	15901 Olden Street
23	Loan	65	1	Stockton Plaza	NAP	Hard	Springing	Yes	Yes
24	Loan	66	1	931-955 Coney Island Avenue	NAP	Springing	Springing	Yes	Yes
25	Loan	67, 68	1	Centro Plaza	NAP	Springing	Springing	Yes	Yes
26	Loan	69	1	BlueCross BlueShield Building	NAP	Hard	Springing	Yes	Yes
27	Loan	70	1	47-01 Queens Boulevard	NAP	Springing	Springing	Yes	No
28	Loan	42, 71, 72, 73	1	Summit Orchards	NAP	Hard	Springing	Yes	Yes
29	Loan		1	Redwood Waukee	NAP	None	None	Yes	No
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	NAP	Springing	Springing	Yes	Yes
31	Loan	79, 80	1	800 Corporate Drive	NAP	Hard	Springing	Yes	Yes
32	Loan	81, 82	1	Staybridge Suites Bowling Green	NAP	Hard	Springing	Yes	No

A-1-31

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)

33	Loan		1	360 George Patterson Boulevard	NAP	Hard	Springing	Yes	Yes
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	NAP	Hard	Springing	Yes	No
35	Loan		2	Peak & Perry Storage Portfolio	NAP	Springing	Springing	Yes	No
35.01	Property		1	Peak Exit Storage
35.02	Property		1	Perry Parkway Storage
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	NAP	Springing	Springing	Yes	No
37	Loan		1	Westlake Village Court Office	NAP	Springing	Springing	Yes	No
38	Loan		1	Arrowhead Center	NAP	Springing	Springing	Yes	Yes
39	Loan		1	28 East 38th Street	NAP	Springing	Springing	Yes	No
40	Loan		1	Chenal Woods Apartments	NAP	Springing	Springing	Yes	No
41	Loan	90, 91	1	1822 Sunset Boulevard	The borrower shall deposit into an eligible account upon loan origination. The lender must disburse upon the evidence that the borrower has obtained a renewed use permit in accordance with law, unless the occurrence of a trigger period exists.	Hard	Springing	Yes	Yes
42	Loan		1	494 Jackson Avenue	NAP	Springing	Springing	Yes	No
43	Loan		1	Bay Oaks Apartments	NAP	Springing	Springing	Yes	No
44	Loan		1	5807 W 20th St	NAP	Hard	Springing	Yes	Yes
45	Loan		1	Walgreens Maricopa	NAP	Hard	Springing	Yes	Yes
46	Loan	92, 93	3	NNN Portfolio	NAP	Hard	Springing	Yes	Yes
46.01	Property		1	Rite Aid - Wellington
46.02	Property		1	Dollar Tree - Monument
46.03	Property	94	1	Walgreens - Sylvania
47	Loan	95	1	Fayetteville Self Storage	NAP	Springing	Springing	Yes	Yes

A-1-32

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	Yes	No	112,000,000	358,000,000	824,149.24	1,081,983.64	315,000,000	2.72466879%	785,000,000	1,807,142.88	58.1%
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	Yes	No	98,700,000	131,300,000	329,480.94	577,156.25	178,000,000	2.97000%	408,000,000	1,023,825.00	75.8%
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	Yes	Yes	88,500,000	32,500,000	77,984.95	290,343.98	NAP	NAP	121,000,000	290,343.98	65.0%
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	Yes	Yes	80,000,000	51,500,000	150,118.93	383,313.37	NAP	NAP	131,500,000	383,313.37	60.6%
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	Yes	No	64,000,000	146,000,000	381,664.95	548,970.14	NAP	NAP	210,000,000	548,970.14	46.5%
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Kohl’s Shelby
6.02	Property	41	1	Pick N’ Save Eagle River
6.03	Property		1	Walgreens Chicopee
6.04	Property		1	Walgreens Oakland
6.05	Property		1	Walgreens Siler City
6.06	Property		1	Fresenius Chicago
6.07	Property		1	Walgreens Potsdam
6.08	Property		1	Outback Mesa
6.09	Property		1	Outback Tucson
6.10	Property		1	BMO Harris Watertown
6.11	Property		1	Pick N’ Save Columbus
6.12	Property		1	BMO Harris Merrill
6.13	Property	41	1	Tractor Supply Eagle River
7	Loan	20, 42	1	Epic West Towne Crossing	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 49	1	College Point	Yes	No	30,000,000	40,000,000	120,517.60	210,905.79	NAP	NAP	70,000,000	210,905.79	59.8%
10	Loan	50	1	Independence Lofts	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51	1	McCullough Commons	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	52	1	524 Courtlandt	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	53	1	Falls of Deer Park Apartments	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	56, 57	1	Celeros Houston	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		2	Greene Plaza and Chippewa Center	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	Chippewa Center
16.02	Property		1	Greene Plaza
17	Loan	20, 42	1	Midlothian Towne Crossing	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.01	Property		1	255W. Baab Industrial Park Drive
18.02	Property		1	915 Rose Street
18.03	Property		1	3500 West Tacoma Street
19	Loan	60, 61, 62	1	The Village Lofts	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	Yes	No	20,035,000	27,000,000	72,201.57	125,777.80	NAP	NAP	47,035,000	125,777.80	61.5%
20.01	Property		1	Food4Less - Chicago Heights
20.02	Property		1	Walgreens - Bridgeview
20.03	Property		1	Walgreens - Alton
20.04	Property		1	Walgreens - Alexandria
20.05	Property		1	First Midwest Bank - DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg
20.07	Property		1	Walgreens - Oklahoma City
20.08	Property		1	CVS - Zanesville
20.09	Property		1	CVS Pharmacy - Hagerstown
20.10	Property		1	Fresenius Medical Care - Lawrenceville
20.11	Property		1	First Midwest Bank - Joliet
20.12	Property		1	Memorial Health System - Decatur
20.13	Property		1	CVS - Decatur
20.14	Property		1	Verizon - Beloit
20.15	Property		1	Dollar Tree - Grimes
20.16	Property		1	Dollar General - Belle Chasse
20.17	Property		1	Sherwin Williams - Urbana
20.18	Property		1	Dollar General - Camden
20.19	Property		1	Dollar General - Thibodaux
20.20	Property		1	Dollar General - Houma
20.21	Property		1	Dollar General - South Bend
21	Loan		5	Veit Self Storage Portfolio	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	Prime Storage of Williamsburg
21.02	Property		1	Easy Does It
21.03	Property		1	Williamsburg Storage
21.04	Property		1	EZ Storage
21.05	Property		1	Climatrol Self Storage
22	Loan	64	2	Tutor Perini Portfolio	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	11171 Cherry Avenue
22.02	Property		1	15901 Olden Street
23	Loan	65	1	Stockton Plaza	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	66	1	931-955 Coney Island Avenue	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	67, 68	1	Centro Plaza	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	69	1	BlueCross BlueShield Building	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	70	1	47-01 Queens Boulevard	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	42, 71, 72, 73	1	Summit Orchards	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Redwood Waukee	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	79, 80	1	800 Corporate Drive	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	81, 82	1	Staybridge Suites Bowling Green	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-33

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)

33	Loan		1	360 George Patterson Boulevard	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan		2	Peak & Perry Storage Portfolio	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.01	Property		1	Peak Exit Storage
35.02	Property		1	Perry Parkway Storage
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	Westlake Village Court Office	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Arrowhead Center	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	28 East 38th Street	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan		1	Chenal Woods Apartments	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	90, 91	1	1822 Sunset Boulevard	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan		1	494 Jackson Avenue	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Bay Oaks Apartments	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	Loan		1	5807 W 20th St	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan		1	Walgreens Maricopa	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan	92, 93	3	NNN Portfolio	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46.01	Property		1	Rite Aid - Wellington
46.02	Property		1	Dollar Tree - Monument
46.03	Property	94	1	Walgreens - Sylvania
47	Loan	95	1	Fayetteville Self Storage	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-34

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
					4							4
1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	2.92	8.1%	120,000,000	5.05000%	905,000,000	2,319,156.77	67.0%	2.28	7.1%	Yes
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	2.32	7.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	3.28	9.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	2.82	9.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	4.17	13.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
6.01	Property		1	Kohl’s Shelby
6.02	Property	41	1	Pick N’ Save Eagle River
6.03	Property		1	Walgreens Chicopee
6.04	Property		1	Walgreens Oakland
6.05	Property		1	Walgreens Siler City
6.06	Property		1	Fresenius Chicago
6.07	Property		1	Walgreens Potsdam
6.08	Property		1	Outback Mesa
6.09	Property		1	Outback Tucson
6.10	Property		1	BMO Harris Watertown
6.11	Property		1	Pick N’ Save Columbus
6.12	Property		1	BMO Harris Merrill
6.13	Property	41	1	Tractor Supply Eagle River
7	Loan	20, 42	1	Epic West Towne Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
9	Loan	9, 49	1	College Point	1.81	7.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan	50	1	Independence Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
11	Loan	51	1	McCullough Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
12	Loan	52	1	524 Courtlandt	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13	Loan	53	1	Falls of Deer Park Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
15	Loan	56, 57	1	Celeros Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
16	Loan		2	Greene Plaza and Chippewa Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
16.01	Property		1	Chippewa Center
16.02	Property		1	Greene Plaza
17	Loan	20, 42	1	Midlothian Towne Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18.01	Property		1	255W. Baab Industrial Park Drive
18.02	Property		1	915 Rose Street
18.03	Property		1	3500 West Tacoma Street
19	Loan	60, 61, 62	1	The Village Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	2.66	8.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20.01	Property		1	Food4Less - Chicago Heights
20.02	Property		1	Walgreens - Bridgeview
20.03	Property		1	Walgreens - Alton
20.04	Property		1	Walgreens - Alexandria
20.05	Property		1	First Midwest Bank - DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg
20.07	Property		1	Walgreens - Oklahoma City
20.08	Property		1	CVS - Zanesville
20.09	Property		1	CVS Pharmacy - Hagerstown
20.10	Property		1	Fresenius Medical Care - Lawrenceville
20.11	Property		1	First Midwest Bank - Joliet
20.12	Property		1	Memorial Health System - Decatur
20.13	Property		1	CVS - Decatur
20.14	Property		1	Verizon - Beloit
20.15	Property		1	Dollar Tree - Grimes
20.16	Property		1	Dollar General - Belle Chasse
20.17	Property		1	Sherwin Williams - Urbana
20.18	Property		1	Dollar General - Camden
20.19	Property		1	Dollar General - Thibodaux
20.20	Property		1	Dollar General - Houma
20.21	Property		1	Dollar General - South Bend
21	Loan		5	Veit Self Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
21.01	Property		1	Prime Storage of Williamsburg
21.02	Property		1	Easy Does It
21.03	Property		1	Williamsburg Storage
21.04	Property		1	EZ Storage
21.05	Property		1	Climatrol Self Storage
22	Loan	64	2	Tutor Perini Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22.01	Property		1	11171 Cherry Avenue
22.02	Property		1	15901 Olden Street
23	Loan	65	1	Stockton Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
24	Loan	66	1	931-955 Coney Island Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25	Loan	67, 68	1	Centro Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
26	Loan	69	1	BlueCross BlueShield Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	70	1	47-01 Queens Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan	42, 71, 72, 73	1	Summit Orchards	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan		1	Redwood Waukee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31	Loan	79, 80	1	800 Corporate Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32	Loan	81, 82	1	Staybridge Suites Bowling Green	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes

A-1-35

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
					4							4
33	Loan		1	360 George Patterson Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
35	Loan		2	Peak & Perry Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
35.01	Property		1	Peak Exit Storage
35.02	Property		1	Perry Parkway Storage
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
37	Loan		1	Westlake Village Court Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
38	Loan		1	Arrowhead Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
39	Loan		1	28 East 38th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
40	Loan		1	Chenal Woods Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
41	Loan	90, 91	1	1822 Sunset Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
42	Loan		1	494 Jackson Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
43	Loan		1	Bay Oaks Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
44	Loan		1	5807 W 20th St	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
45	Loan		1	Walgreens Maricopa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
46	Loan	92, 93	3	NNN Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
46.01	Property		1	Rite Aid - Wellington
46.02	Property		1	Dollar Tree - Monument
46.03	Property	94	1	Walgreens - Sylvania
47	Loan	95	1	Fayetteville Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-1-36

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type	Sponsor

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	Mezzanine (Max Principal of $90,500,000; Max Combined LTV of 67%; Min Combined DSCR of 2.22x; Min Combined Debt Yield of 6.82%; Intercreditor Agreement is required)	The Gluck Family Trust
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	NAP	Kohlberg, Kravis, Roberts
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	NAP	David Norouzi, Niloufar Norouzi and Mansoureh Nowroozi
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	NAP	Joseph Moinian
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	NAP	Simon Property Group, L.P.
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	NAP	Erik Conrad
6.01	Property		1	Kohl’s Shelby
6.02	Property	41	1	Pick N’ Save Eagle River
6.03	Property		1	Walgreens Chicopee
6.04	Property		1	Walgreens Oakland
6.05	Property		1	Walgreens Siler City
6.06	Property		1	Fresenius Chicago
6.07	Property		1	Walgreens Potsdam
6.08	Property		1	Outback Mesa
6.09	Property		1	Outback Tucson
6.10	Property		1	BMO Harris Watertown
6.11	Property		1	Pick N’ Save Columbus
6.12	Property		1	BMO Harris Merrill
6.13	Property	41	1	Tractor Supply Eagle River
7	Loan	20, 42	1	Epic West Towne Crossing	NAP	Weber & Company
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	NAP	Novonix Limited
9	Loan	9, 49	1	College Point	NAP	The Related Companies, L.P.
10	Loan	50	1	Independence Lofts	NAP	John Wei
11	Loan	51	1	McCullough Commons	NAP	David M. Ferris
12	Loan	52	1	524 Courtlandt	NAP	Iskandarbek Kadirov, Barukh Khiyayev and Michael Fuzaylov
13	Loan	53	1	Falls of Deer Park Apartments	NAP	Rao J. Polavarapu
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAP	DKD 175 East 62nd, LLC and Downtown Realty Management, L.P.
15	Loan	56, 57	1	Celeros Houston	Subordinate Mezzanine (Max Combined LTV of 63.2%; Min Combined DSCR of 1.55x; Min Combined DY of 8.52%; Intercreditor Agreement is required)	AG Net Lease IV Corp., AG Net Lease IV (Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.
16	Loan		2	Greene Plaza and Chippewa Center	NAP	Pennmark
16.01	Property		1	Chippewa Center
16.02	Property		1	Greene Plaza
17	Loan	20, 42	1	Midlothian Towne Crossing	NAP	Weber & Company
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	NAP	New Mountain Net Lease Corporation
18.01	Property		1	255W. Baab Industrial Park Drive
18.02	Property		1	915 Rose Street
18.03	Property		1	3500 West Tacoma Street
19	Loan	60, 61, 62	1	The Village Lofts	NAP	Urban Smart Growth
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	NAP	ExchangeRight Real Estate, LLC
20.01	Property		1	Food4Less - Chicago Heights
20.02	Property		1	Walgreens - Bridgeview
20.03	Property		1	Walgreens - Alton
20.04	Property		1	Walgreens - Alexandria
20.05	Property		1	First Midwest Bank - DeKalb
20.06	Property		1	First Midwest Bank - Schaumburg
20.07	Property		1	Walgreens - Oklahoma City
20.08	Property		1	CVS - Zanesville
20.09	Property		1	CVS Pharmacy - Hagerstown
20.10	Property		1	Fresenius Medical Care - Lawrenceville
20.11	Property		1	First Midwest Bank - Joliet
20.12	Property		1	Memorial Health System - Decatur
20.13	Property		1	CVS - Decatur
20.14	Property		1	Verizon - Beloit
20.15	Property		1	Dollar Tree - Grimes
20.16	Property		1	Dollar General - Belle Chasse
20.17	Property		1	Sherwin Williams - Urbana
20.18	Property		1	Dollar General - Camden
20.19	Property		1	Dollar General - Thibodaux
20.20	Property		1	Dollar General - Houma
20.21	Property		1	Dollar General - South Bend
21	Loan		5	Veit Self Storage Portfolio	NAP	Lawrence Charles Kaplan
21.01	Property		1	Prime Storage of Williamsburg
21.02	Property		1	Easy Does It
21.03	Property		1	Williamsburg Storage
21.04	Property		1	EZ Storage
21.05	Property		1	Climatrol Self Storage
22	Loan	64	2	Tutor Perini Portfolio	NAP	Ronald N. Tutor
22.01	Property		1	11171 Cherry Avenue
22.02	Property		1	15901 Olden Street
23	Loan	65	1	Stockton Plaza	Mezzanine (Max Combined LTV of 65.0%; Min Combined DSCR of 1.61x; Min Combined DY of 8.4%; Intercreditor Agreement is required)	PWD Holdings, LLC
24	Loan	66	1	931-955 Coney Island Avenue	NAP	Rivka Gold a/k/a Rebecca Gold
25	Loan	67, 68	1	Centro Plaza	NAP	Richard O. Fine and Jason W. Fine
26	Loan	69	1	BlueCross BlueShield Building	NAP	The Beitel Group
27	Loan	70	1	47-01 Queens Boulevard	NAP	Shokrollah Rehanian, Daryush Reyhanian, Noorollah Asherin and Daryush Asherin
28	Loan	42, 71, 72, 73	1	Summit Orchards	NAP	Dushey Family
29	Loan		1	Redwood Waukee	NAP	David M. Conwill, Steven B. Kimmelman and Leslie S.R. Leohr
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	NAP	Town West Realty, Inc.
31	Loan	79, 80	1	800 Corporate Drive	NAP	Mariano Weil and Federico Weil
32	Loan	81, 82	1	Staybridge Suites Bowling Green	Mezzanine (Max Amount of $3,000,000; Max Combined LTV of 65.3%; Min Combined DSCR of 2.00x; Min Combined DY of 11.5%; Intercreditor Agreement is required)	Cheng Wei Chen and Cheng Te Chen

A-1-37

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type	Sponsor

33	Loan		1	360 George Patterson Boulevard	NAP	New Mountain Net Lease Partners Corporation
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	NAP	ARC Hospitality Group Inc.
35	Loan		2	Peak & Perry Storage Portfolio	NAP	Lawrence Charles Kaplan, George Thacker and Richard Schontz
35.01	Property		1	Peak Exit Storage
35.02	Property		1	Perry Parkway Storage
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	NAP	Avrohom Schlaff
37	Loan		1	Westlake Village Court Office	NAP	Parviz Kahen
38	Loan		1	Arrowhead Center	NAP	John A. Nelson and Leonard Linsker
39	Loan		1	28 East 38th Street	NAP	Steven Krumholz
40	Loan		1	Chenal Woods Apartments	NAP	Erik C. Gould and Jonathan G. Harrison
41	Loan	90, 91	1	1822 Sunset Boulevard	NAP	Robert Jeffrey Ellermeyer, Julie Hermelin, Courtney Holt and Mitchell Frank
42	Loan		1	494 Jackson Avenue	NAP	Akiva Kurland
43	Loan		1	Bay Oaks Apartments	NAP	Erik C. Gould and Jonathan G. Harrison
44	Loan		1	5807 W 20th St	NAP	Michael H. Johnson, Michael H. Johnson and Patricia E. Johnson, as Trustees of The Johnson Family Trust U/T/D July 17, 1990
45	Loan		1	Walgreens Maricopa	NAP	Constance Cincotta
46	Loan	92, 93	3	NNN Portfolio	NAP	Fred Damavandi and Cliff Damavandi
46.01	Property		1	Rite Aid - Wellington
46.02	Property		1	Dollar Tree - Monument
46.03	Property	94	1	Walgreens - Sylvania
47	Loan	95	1	Fayetteville Self Storage	NAP	Daniel V. Kinlaw

A-1-38

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)
									7		8
1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	The Gluck Family Trust	No	Yes	Refinance	No	470,000,000	2,309,102
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	KKR Real Estate Select Trust Inc.	No	No	Acquisition	No	230,000,000	136,341,719
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	David Norouzi, Niloufar Norouzi and Mansoureh Nowroozi	No	No	Refinance	No	121,000,000	0
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	Joseph Moinian	No	No	Refinance	No	131,500,000	8,169,315
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	Simon Property Group, L.P.	No	No	Refinance	No	210,000,000	0
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	Erik Conrad	Yes	No	Acquisition		41,570,000	25,738,782
6.01	Property		1	Kohl’s Shelby					No
6.02	Property	41	1	Pick N’ Save Eagle River					No
6.03	Property		1	Walgreens Chicopee					No
6.04	Property		1	Walgreens Oakland					Yes
6.05	Property		1	Walgreens Siler City					No
6.06	Property		1	Fresenius Chicago					No
6.07	Property		1	Walgreens Potsdam					Yes
6.08	Property		1	Outback Mesa					No
6.09	Property		1	Outback Tucson					No
6.10	Property		1	BMO Harris Watertown					Yes
6.11	Property		1	Pick N’ Save Columbus					No
6.12	Property		1	BMO Harris Merrill					No
6.13	Property	41	1	Tractor Supply Eagle River					Yes
7	Loan	20, 42	1	Epic West Towne Crossing	John P. Weber	No	No	Refinance	No	40,820,000	0
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	Novonix Limited	No	No	Acquisition	No	30,100,000	27,497,384
9	Loan	9, 49	1	College Point	The Related Companies, L.P.	No	No	Recapitalization	No	70,000,000	0
10	Loan	50	1	Independence Lofts	John Wei	No	No	Refinance	Yes	29,000,000	0
11	Loan	51	1	McCullough Commons	David M. Ferris	No	Yes	Refinance	No	28,500,000	0
12	Loan	52	1	524 Courtlandt	Iskandarbek Kadirov, Barukh Khiyayev and Michael Fuzaylov	No	No	Refinance	Yes	27,700,000	0
13	Loan	53	1	Falls of Deer Park Apartments	Rao J. Polavarapu	No	No	Refinance	No	27,000,000	0
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	DKD 175 East 62nd, LLC and Downtown Realty Management, L.P.	No	No	Recapitalization	No	25,000,000	0
15	Loan	56, 57	1	Celeros Houston	AG Net Lease IV Corp., AG Net Lease IV (Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	No	No	Recapitalization	No	23,885,000	12,949,227
16	Loan		2	Greene Plaza and Chippewa Center	Donald F. Cafiero and Morgan Realty Partners, LP	No	No	Refinance
16.01	Property		1	Chippewa Center					No
16.02	Property		1	Greene Plaza					No
17	Loan	20, 42	1	Midlothian Towne Crossing	John P. Weber	No	No	Refinance	No
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	New Mountain Net Lease Partners Corporation	No	No	Acquisition
18.01	Property		1	255W. Baab Industrial Park Drive					No
18.02	Property		1	915 Rose Street					Yes
18.03	Property		1	3500 West Tacoma Street					No
19	Loan	60, 61, 62	1	The Village Lofts	Lance Robbins	No	No	Refinance	No
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht and Warren Thomas	Yes	No	Recapitalization
20.01	Property		1	Food4Less - Chicago Heights					Yes
20.02	Property		1	Walgreens - Bridgeview					No
20.03	Property		1	Walgreens - Alton					No
20.04	Property		1	Walgreens - Alexandria					No
20.05	Property		1	First Midwest Bank - DeKalb					No
20.06	Property		1	First Midwest Bank - Schaumburg					No
20.07	Property		1	Walgreens - Oklahoma City					No
20.08	Property		1	CVS - Zanesville					Yes
20.09	Property		1	CVS Pharmacy - Hagerstown					Yes
20.10	Property		1	Fresenius Medical Care - Lawrenceville					No
20.11	Property		1	First Midwest Bank - Joliet					No
20.12	Property		1	Memorial Health System - Decatur					No
20.13	Property		1	CVS - Decatur					No
20.14	Property		1	Verizon - Beloit					No
20.15	Property		1	Dollar Tree - Grimes					No
20.16	Property		1	Dollar General - Belle Chasse					No
20.17	Property		1	Sherwin Williams - Urbana					No
20.18	Property		1	Dollar General - Camden					No
20.19	Property		1	Dollar General - Thibodaux					Yes
20.20	Property		1	Dollar General - Houma					No
20.21	Property		1	Dollar General - South Bend					No
21	Loan		5	Veit Self Storage Portfolio	Lawrence Charles Kaplan	No	No	Refinance
21.01	Property		1	Prime Storage of Williamsburg					No
21.02	Property		1	Easy Does It					No
21.03	Property		1	Williamsburg Storage					No
21.04	Property		1	EZ Storage					No
21.05	Property		1	Climatrol Self Storage					Yes
22	Loan	64	2	Tutor Perini Portfolio	Ronald N. Tutor Separate Property Trust Dated December 28, 1992, As Amended and Ronald N. Tutor	No	No	Refinance
22.01	Property		1	11171 Cherry Avenue					No
22.02	Property		1	15901 Olden Street					Yes
23	Loan	65	1	Stockton Plaza	PWD Holdings, LLC	No	No	Refinance	No
24	Loan	66	1	931-955 Coney Island Avenue	Rivka Gold a/k/a Rebecca Gold	No	No	Refinance	No
25	Loan	67, 68	1	Centro Plaza	Richard O. Fine and Jason W. Fine	No	No	Refinance	No
26	Loan	69	1	BlueCross BlueShield Building	Binyamin Beitel	No	No	Acquisition	No
27	Loan	70	1	47-01 Queens Boulevard	Shokrollah Rehanian, Daryush Reyhanian, Noorollah Asherin and Daryush Asherin	No	No	Refinance	No
28	Loan	42, 71, 72, 73	1	Summit Orchards	David Dushey	No	Yes	Acquisition	No
29	Loan		1	Redwood Waukee	David M. Conwill, Steven B. Kimmelman and Leslie S.R. Leohr	No	No	Refinance	No
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	Town West Realty, Inc.	No	No	Refinance	Yes
31	Loan	79, 80	1	800 Corporate Drive	Mariano Weil and Federico Weil	No	No	Acquisition	No
32	Loan	81, 82	1	Staybridge Suites Bowling Green	Cheng Wei Chen and Cheng Te Chen	No	No	Refinance	No

A-1-39

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal’s New Cash Contribution ($)
									7		8
33	Loan		1	360 George Patterson Boulevard	New Mountain Net Lease Partners Corporation	No	No	Recapitalization	Yes
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	Noman Qamar and Vinod Javer	No	No	Refinance	No
35	Loan		2	Peak & Perry Storage Portfolio	Lawrence Charles Kaplan, George Thacker and Richard Schontz	No	No	Acquisition
35.01	Property		1	Peak Exit Storage					No
35.02	Property		1	Perry Parkway Storage					No
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	Avrohom Schlaff	No	No	Refinance	No
37	Loan		1	Westlake Village Court Office	Parviz Kahen	No	No	Acquisition	No
38	Loan		1	Arrowhead Center	John A. Nelson and Leonard Linsker	No	Yes	Refinance	No
39	Loan		1	28 East 38th Street	Steven Krumholz	No	No	Refinance	No
40	Loan		1	Chenal Woods Apartments	Erik C. Gould and Jonathan G. Harrison	No	No	Acquisition	No
41	Loan	90, 91	1	1822 Sunset Boulevard	Robert Jeffrey Ellermeyer, Julie Hermelin, Courtney Holt and Mitchell Frank	No	No	Refinance	No
42	Loan		1	494 Jackson Avenue	Akiva Kurland	No	No	Refinance	Yes
43	Loan		1	Bay Oaks Apartments	Erik C. Gould and Jonathan G. Harrison	No	Yes	Refinance	No
44	Loan		1	5807 W 20th St	Michael H. Johnson, Michael H. Johnson and Patricia E. Johnson, as Trustees of The Johnson Family Trust U/T/D July 17, 1990	No	No	Acquisition	No
45	Loan		1	Walgreens Maricopa	Constance Cincotta	No	No	Acquisition	No
46	Loan	92, 93	3	NNN Portfolio	Fred Damavandi and Cliff Damavandi	No	No	Recapitalization
46.01	Property		1	Rite Aid - Wellington					No
46.02	Property		1	Dollar Tree - Monument					No
46.03	Property	94	1	Walgreens - Sylvania					No
47	Loan	95	1	Fayetteville Self Storage	Daniel V. Kinlaw	No	No	Refinance	Yes

A-1-40

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	435,000,000	0	907,309,102	900,036,150	0	7,272,952	0	0	0	907,309,102	NAP
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	178,000,000	0	544,341,719	0	535,000,000	9,341,719	0	0	0	544,341,719	NAP
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	0	0	121,000,000	102,673,944	0	1,559,835	6,678,772	10,087,449	0	121,000,000	NAP
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	0	0	139,669,315	129,510,030	0	1,941,862	8,217,423	0	0	139,669,315	NAP
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	0	0	210,000,000	175,106,561	0	1,070,388	0	33,823,051	0	210,000,000	NAP
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	0	0	67,308,782	0	65,895,653	542,524	870,605	0	0	67,308,782	NAP
6.01	Property		1	Kohl’s Shelby											NAP
6.02	Property	41	1	Pick N’ Save Eagle River											NAP
6.03	Property		1	Walgreens Chicopee											NAP
6.04	Property		1	Walgreens Oakland											NAP
6.05	Property		1	Walgreens Siler City											NAP
6.06	Property		1	Fresenius Chicago											NAP
6.07	Property		1	Walgreens Potsdam											NAP
6.08	Property		1	Outback Mesa											NAP
6.09	Property		1	Outback Tucson											NAP
6.10	Property		1	BMO Harris Watertown											NAP
6.11	Property		1	Pick N’ Save Columbus											NAP
6.12	Property		1	BMO Harris Merrill											NAP
6.13	Property	41	1	Tractor Supply Eagle River											NAP
7	Loan	20, 42	1	Epic West Towne Crossing	0	0	40,820,000	29,556,434	0	3,225,986	1,534,028	6,503,552	0	40,820,000	NAP
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	0	0	57,597,384	0	41,500,000	1,650,754	14,446,630	0	0	57,597,384	NAP
9	Loan	9, 49	1	College Point	0	0	70,000,000	4,088,594	0	385,421	0	65,525,985	0	70,000,000	NAP
10	Loan	50	1	Independence Lofts	0	0	29,000,000	26,698,954	0	310,620	569,432	1,420,995	0	29,000,000	NAP
11	Loan	51	1	McCullough Commons	0	0	28,500,000	25,100,099	0	727,192	1,695,533	977,176	0	28,500,000	NAP
12	Loan	52	1	524 Courtlandt	0	0	27,700,000	18,426,746	0	810,956	409,299	8,053,000	0	27,700,000	NAP
13	Loan	53	1	Falls of Deer Park Apartments	0	0	27,000,000	14,338,228	0	546,117	772,431	11,343,224	0	27,000,000	NAP
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	0	0	25,000,000	0	0	144,309	0	24,855,691	0	25,000,000	NAP
15	Loan	56, 57	1	Celeros Houston	0	0	36,834,227	0	36,500,000	334,227	0	0	0	36,834,227	NAP
16	Loan		2	Greene Plaza and Chippewa Center											NAP
16.01	Property		1	Chippewa Center											NAP
16.02	Property		1	Greene Plaza											NAP
17	Loan	20, 42	1	Midlothian Towne Crossing											NAP
18	Loan	58, 59	3	Paragon Films Sale-Leaseback											NAP
18.01	Property		1	255W. Baab Industrial Park Drive											NAP
18.02	Property		1	915 Rose Street											NAP
18.03	Property		1	3500 West Tacoma Street											NAP
19	Loan	60, 61, 62	1	The Village Lofts											NAP
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48											NAP
20.01	Property		1	Food4Less - Chicago Heights											NAP
20.02	Property		1	Walgreens - Bridgeview											NAP
20.03	Property		1	Walgreens - Alton											NAP
20.04	Property		1	Walgreens - Alexandria											NAP
20.05	Property		1	First Midwest Bank - DeKalb											NAP
20.06	Property		1	First Midwest Bank - Schaumburg											NAP
20.07	Property		1	Walgreens - Oklahoma City											NAP
20.08	Property		1	CVS - Zanesville											NAP
20.09	Property		1	CVS Pharmacy - Hagerstown											NAP
20.10	Property		1	Fresenius Medical Care - Lawrenceville											NAP
20.11	Property		1	First Midwest Bank - Joliet											NAP
20.12	Property		1	Memorial Health System - Decatur											NAP
20.13	Property		1	CVS - Decatur											NAP
20.14	Property		1	Verizon - Beloit											NAP
20.15	Property		1	Dollar Tree - Grimes											NAP
20.16	Property		1	Dollar General - Belle Chasse											NAP
20.17	Property		1	Sherwin Williams - Urbana											NAP
20.18	Property		1	Dollar General - Camden											NAP
20.19	Property		1	Dollar General - Thibodaux											NAP
20.20	Property		1	Dollar General - Houma											NAP
20.21	Property		1	Dollar General - South Bend											NAP
21	Loan		5	Veit Self Storage Portfolio											NAP
21.01	Property		1	Prime Storage of Williamsburg											NAP
21.02	Property		1	Easy Does It											NAP
21.03	Property		1	Williamsburg Storage											NAP
21.04	Property		1	EZ Storage											NAP
21.05	Property		1	Climatrol Self Storage											NAP
22	Loan	64	2	Tutor Perini Portfolio											NAP
22.01	Property		1	11171 Cherry Avenue											NAP
22.02	Property		1	15901 Olden Street											NAP
23	Loan	65	1	Stockton Plaza											NAP
24	Loan	66	1	931-955 Coney Island Avenue											NAP
25	Loan	67, 68	1	Centro Plaza											NAP
26	Loan	69	1	BlueCross BlueShield Building											NAP
27	Loan	70	1	47-01 Queens Boulevard											NAP
28	Loan	42, 71, 72, 73	1	Summit Orchards											NAP
29	Loan		1	Redwood Waukee											NAP
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace											NAP
31	Loan	79, 80	1	800 Corporate Drive											NAP
32	Loan	81, 82	1	Staybridge Suites Bowling Green											11/13/2037

A-1-41

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration

33	Loan		1	360 George Patterson Boulevard											NAP
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West											1/31/2038
35	Loan		2	Peak & Perry Storage Portfolio											NAP
35.01	Property		1	Peak Exit Storage											NAP
35.02	Property		1	Perry Parkway Storage											NAP
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two											NAP
37	Loan		1	Westlake Village Court Office											NAP
38	Loan		1	Arrowhead Center											NAP
39	Loan		1	28 East 38th Street											NAP
40	Loan		1	Chenal Woods Apartments											NAP
41	Loan	90, 91	1	1822 Sunset Boulevard											NAP
42	Loan		1	494 Jackson Avenue											NAP
43	Loan		1	Bay Oaks Apartments											NAP
44	Loan		1	5807 W 20th St											NAP
45	Loan		1	Walgreens Maricopa											NAP
46	Loan	92, 93	3	NNN Portfolio											NAP
46.01	Property		1	Rite Aid - Wellington											NAP
46.02	Property		1	Dollar Tree - Monument											NAP
46.03	Property	94	1	Walgreens - Sylvania											NAP
47	Loan	95	1	Fayetteville Self Storage											NAP

A-1-42

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	9, 10, 11, 12, 13, 14, 15	1	One SoHo Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	9, 16, 17, 18, 19, 20	1	HQ @ First	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 21, 22, 23, 24, 25, 26, 27	1	Watermark Tempe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 28, 29, 30, 31, 32, 33	1	2 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 34, 35, 36, 37, 38	1	The Domain	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	39, 40	13	InCommercial Net Lease Portfolio #4	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Kohl’s Shelby	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property	41	1	Pick N’ Save Eagle River	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Walgreens Chicopee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	Walgreens Oakland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	Walgreens Siler City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	Fresenius Chicago	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	Walgreens Potsdam	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	Outback Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.09	Property		1	Outback Tucson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	BMO Harris Watertown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.11	Property		1	Pick N’ Save Columbus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.12	Property		1	BMO Harris Merrill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.13	Property	41	1	Tractor Supply Eagle River	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	20, 42	1	Epic West Towne Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	43, 44, 45, 46, 47, 48	1	Novonix	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	9, 49	1	College Point	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	50	1	Independence Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	51	1	McCullough Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	52	1	524 Courtlandt	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	53	1	Falls of Deer Park Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	54, 55	1	175 East 62nd Street Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	56, 57	1	Celeros Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		2	Greene Plaza and Chippewa Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	Chippewa Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	Greene Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	20, 42	1	Midlothian Towne Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	58, 59	3	Paragon Films Sale-Leaseback	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.01	Property		1	255W. Baab Industrial Park Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.02	Property		1	915 Rose Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18.03	Property		1	3500 West Tacoma Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	60, 61, 62	1	The Village Lofts	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	9, 63	21	ExchangeRight Net Leased Portfolio #48	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	Food4Less - Chicago Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Walgreens - Bridgeview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.03	Property		1	Walgreens - Alton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.04	Property		1	Walgreens - Alexandria	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.05	Property		1	First Midwest Bank - DeKalb	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.06	Property		1	First Midwest Bank - Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.07	Property		1	Walgreens - Oklahoma City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.08	Property		1	CVS - Zanesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.09	Property		1	CVS Pharmacy - Hagerstown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.10	Property		1	Fresenius Medical Care - Lawrenceville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.11	Property		1	First Midwest Bank - Joliet	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.12	Property		1	Memorial Health System - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.13	Property		1	CVS - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.14	Property		1	Verizon - Beloit	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.15	Property		1	Dollar Tree - Grimes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.16	Property		1	Dollar General - Belle Chasse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.17	Property		1	Sherwin Williams - Urbana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.18	Property		1	Dollar General - Camden	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.19	Property		1	Dollar General - Thibodaux	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.20	Property		1	Dollar General - Houma	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.21	Property		1	Dollar General - South Bend	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		5	Veit Self Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	Prime Storage of Williamsburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	Easy Does It	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.03	Property		1	Williamsburg Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.04	Property		1	EZ Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.05	Property		1	Climatrol Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	64	2	Tutor Perini Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.01	Property		1	11171 Cherry Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	15901 Olden Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	65	1	Stockton Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	66	1	931-955 Coney Island Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	67, 68	1	Centro Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	69	1	BlueCross BlueShield Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	70	1	47-01 Queens Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	42, 71, 72, 73	1	Summit Orchards	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Redwood Waukee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	74, 75, 76, 77, 78	1	19th & Northern Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	79, 80	1	800 Corporate Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	81, 82	1	Staybridge Suites Bowling Green	88.74	69.21	78.0%	88.05	65.76	74.7%	86.10	60.77	70.6%	99.24	79.75	80.4%
A-1-43

Benchmark 2021-B29 Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

33	Loan		1	360 George Patterson Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	83, 84	1	Home2 Suites Atlanta Airport West	111.97	84.75	75.7%	99.70	64.67	64.9%	101.22	52.98	52.3%	NAV	NAV	NAV
35	Loan		2	Peak & Perry Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.01	Property		1	Peak Exit Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35.02	Property		1	Perry Parkway Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	85, 86, 87, 88, 89	1	Tonnelle Square Two	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan		1	Westlake Village Court Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Arrowhead Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	28 East 38th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan		1	Chenal Woods Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	90, 91	1	1822 Sunset Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan		1	494 Jackson Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Bay Oaks Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	Loan		1	5807 W 20th St	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan		1	Walgreens Maricopa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan	92, 93	3	NNN Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46.01	Property		1	Rite Aid - Wellington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46.02	Property		1	Dollar Tree - Monument	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46.03	Property	94	1	Walgreens - Sylvania	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	95	1	Fayetteville Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-44

Footnotes to Annex A-1

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(9)	The Mortgage Loan is part of a whole loan structure. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations are based on the Mortgage Loan and any related Pari Passu Companion Loans, if applicable, but exclude any related Subordinate Companion Loans.

(10)	The Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal.

(11)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date in September 2021. Defeasance of the One SoHo Square Whole Loan in whole or in part is permitted at any time on or after the first payment date following the earlier to occur of (i) July 9, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. In addition, the One SoHo Square Whole Loan may be voluntarily prepaid in whole or in part, at any time, subject to payment of a prepayment fee equal to the yield maintenance amount if such prepayment occurs prior to March 6, 2028. The assumed defeasance lockout period of 25 payments is based on the expected Benchmark 2021-B29 securitization closing date in September 2021. The actual lockout period may be longer.

(12)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of the present value of contractual rent step increments over the remainder of the investment-grade tenants’ lease terms ($5,035,662), as well as incremental expense reimbursements to account for adjusted real estate taxes ($5,573,438).

(13)	The Fifth Largest Tenant, Juul Labs, has yet to take occupancy of its space but continues to pay its current rent. This space is presently on the market for sublease. We cannot assure you that this space will be subleased or that Juul Labs will continue to pay rent.

(14)	The related Mortgaged Property has received a final certificate of eligibility from the New York Department of Finance with respect to a retrospective tax abatement for the Mortgaged Property under the Industrial & Commercial Abatement Program (“ICAP”). Once the ICAP benefits are in effect, they will be retroactive for the 2017/2018 tax year for the east tower at the Mortgaged Property and for the 2018/2019 tax year for the west tower at the Mortgaged Property. Upon expiration of such program or if such program is otherwise terminated, the borrowers would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the Mortgaged Property may decrease throughout the term of the expiration date until the expiration of such program.

(15)	The Largest Tenant, Flatiron Health, originally put up approximately 111,000 SF (approximately 49%) of its leased space for sublease during the COVID-19 pandemic. It currently has approximately 40,890 SF (approximately 17.9%) of its leased space up for sublease, of which 30,668 SF has been subleased to Petal Card, Inc. for three years at approximately 35% of Flatiron Health’s contractual rent. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.

(16)	From and after the anticipated repayment date of August 1, 2031, (i) interest will accrue on the outstanding principal amount of the Whole Loan at 5.97000% (the “Adjusted Interest Rate”), compounded monthly, but the borrower will continue to make payments of interest in an amount equal to the interest accrued at the Interest Rate %, with the difference between interest accrued at the Adjusted Interest Rate and interest accrued at the Interest Rate % being deferred and paid at maturity (such deferred amount, “Accrued Interest”); and (ii) excess cash flow will be applied first to the outstanding principal amount of the Whole Loan until the amount thereof has been reduced to $0, then to Accrued Interest until the amount thereof has been reduced to $0.

A-1-45

(17)	The sole tenant at the Mortgaged Property, Micron, has contractually subleased 172,405 square feet (the “Subleased Space”) at one of the three buildings comprising the Mortgaged Property (approximately 28.6% of the net rentable area of the Mortgaged Property) to Zscaler, Inc. (“Zscaler”). Zscaler currently occupies 103,443 square feet of such Subleased Space and is contractually obligated to expand into (i) 34,481 square feet of such Subleased Space on the fourth floor in October 2022 and (ii) 34,481 square feet of such Subleased Space on the third floor in October 2025. The sublease covering the entire Subleased Space terminates in September 2026, with two, one-year renewal options.

(18)	After the anticipated repayment date, the lender may, at the lender’s option in its sole discretion, waive the borrower’s requirement to make monthly deposits into the Monthly RE Tax Reserve ($) and the Monthly Insurance Reserve ($) during the cash sweep period.

(19)	The borrower owns an undivided one-half interest as a tenant-in-common in the common areas of 95 Headquarters Drive, which are the portion of the property from elevation 90 feet downward to the center of the earth. Each of the borrower and the other unit owner has waived its right of partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests and Other Shared Interests” for additional information.

(20)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the contractual rent steps.

(21)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily driven by leasing up of the Mortgaged Property.

(22)	The Largest Tenant, OpenDoor, is entitled to an abatement of monthly base rent in an amount equal to approximately $693,048 per year during the first two months during each of the first four years of the term of its related lease. The Third Largest Tenant, Robinhood, has the right to terminate 34,259 SF of its 12th floor premises as of October 31, 2024, with 12 month’s written notice to the landlord. Robinhood has also executed a lease for an additional 19,564 SF, representing approximately 6.3% of the NRA at the Mortgaged Property, but is not yet in occupancy of or paying rent on such space. Robinhood is expected to take occupancy of and commence paying rent on such space in November 2021, after which it is entitled to a five month free rent period. Further, as of the origination date, Robinhood had three months of free rent on its existing space. In addition, the Fourth Largest Tenant, Align, has executed a lease for a space on the 13th floor, representing approximately 11.1% of the NRA at the Mortgaged Property, but is not yet in occupancy or paying rent on such space. Align is currently occupying 5,357 SF on the 9th floor at the Mortgaged Property pending the completion of the related build out of its space on the 13th floor. Align is anticipated to take occupancy in September 2021, after which it is entitled to a five month free rent period. The Fifth Largest Tenant, Emcor, was entitled to three months of free rent as of the origination date.

(23)	The Mortgaged Property is 92.8% leased inclusive of 18.4% of NRA that is leased but not yet occupied by the tenants Align (11.1% of NRA), Robinhood (6.3% of NRA), PokiLuv (0.6% of NRA) and Drybar (0.5% of NRA). The Second Largest Tenant, WeWork, subleases an entire floor to Amazon pursuant to an enterprise agreement. The term of such agreement is unknown.

(24)	The “Market Value Assuming Paid-off TIs, LCs & Rent Abatements” appraised value of $186,150,000 is based on the condition that the contractual TI/LC obligations have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and free rent was held back in a lender reserve account. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “as-is” appraised value of $180,000,000, as of May 11, 2021, are both 67.2%.

(25)	The collateral is a leasehold interest in the Mortgaged Property via two ground leases (collectively, the “GPLET Leases”) covering the entirety of the Mortgaged Property for purposes of effectuating an abatement of the Government Property Lease Excise Tax (the “GPLET”). The landlord under said GPLET Leases is the City of Tempe and the tenant is the borrower. The term of the leases is eight years, which commenced on February 4, 2020 and May 18, 2020, respectively, during which term the GPLET will be abated. Upon the expiration or early termination of the term of the GPLET Leases or upon any earlier termination of the lease, ownership of the fee interest in the Mortgaged Property will automatically vest in the borrower and the lender’s deed of trust will be spread to such fee interest. The ground leases will expire on May 17, 2028 for Lot 1 and February 3, 2028 for Lot 3.

(26)	The Mortgaged Property was built in 2020, therefore only 2020 and TTM operating history are available.

(27)	The cash management event is triggered when the debt service coverage ratio is less than 1.20x from origination to August 6, 2030, and when the debt service coverage ratio is less than 1.40x from September 6, 2030 to loan maturity.

(28)	The 345 multifamily units at the related Mortgaged Property are 100% leased to Sonder USA Inc. (“Sonder”). Sonder’s lease will expire on a floor-by-floor basis starting on February 28, 2031 and ending on October 31, 2031. The Mortgaged Property also contains 27,989 SF of classroom/play space (of which the interior space consists of 22,989 SF) that is leased to The New York City Board of Education through February 13, 2031. The residential component and classroom/play space component comprise a single condominium unit that includes most of the 1st floor, floors 2-15, and a portion of the cellar, with a second non-collateral condominium unit in the same building owned by Nyack College comprised of floors 16-21 and the remaining 1st floor and cellar space. The overall condominium regime also includes condominium units in adjacent buildings.

(29)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date in September 2021. The borrower has the right to defease the 2 Washington Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 20, 2024. The assumed defeasance lockout period of 25 months is based on the expected closing date of the Benchmark 2021-B29 securitization in September 2021. The actual lockout period may be longer.

A-1-46

(30)	The entire multifamily portion of the Mortgaged Property (comprised of 345 multifamily units) is master leased to Sonder. Sonder has taken possession of and commenced paying rent on the multifamily units at the Mortgaged Property pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including, (i) following the occurrence of the lease commencement date for any individual phase, (x) a 100% abatement for the first monthly installment of base rent with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the last lease commencement date (the “Final Phase Date”), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date. At origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox as rent in 12 equal installments over the first 12 months following the origination date, and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

(31)	The New York City Board of Education, which represents 13.0% of the net rentable area and 7.8% of underwritten base rent at the Mortgaged Property, has the right to terminate its lease at any time upon 180 days’ notice.

(32)	The Mortgage Loan is structured with a hard lockbox. Upon a residential reversion (i.e. if the Sonder master lease is no longer in effect and the Mortgaged Property reverts to standard multifamily use), the residential component will have a soft lockbox while the commercial component is required to continue to have a hard lockbox.

(33)	The Mortgaged Property was recently converted from office to multifamily with the final phase reaching substantial completion at the beginning of March 2021, and the borrower entered into a new lease with Sonder for all multifamily units commencing in September 2020. Accordingly, the Mortgaged Property has limited operating history.

(34)	The Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.

(35)	The Mortgaged Property is an 886,526 square foot Class A anchored retail development consisting of 730,285 SF of retail space and 156,241 SF of office space within the larger Domain development.

(36)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the fact that the most recent period reflects months impacted by the COVID-19 pandemic. In addition, the Underwritten Net Operating Income ($) includes rent steps, improved sales and new leases signed.

(37)	The borrowers have provided guaranties in lieu of making cash deposits for the Outstanding TI/LC Reserve and Gap Rent Reserve. The borrowers are also entitled to provide guaranties in lieu of any springing monthly deposits into all other reserves under such Mortgage Loan.

(38)	The Mortgage Loan agreement permits the borrowers to enter into a PACE Loan secured by the related Mortgaged Property for an amount not to exceed $5,000,000. The Mortgage Loan agreement defines “PACE Loan” as any “Property-Assessed Clean Energy loan” or any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property.

(39)	The Monthly RE Tax Reserve ($) reflects the monthly tax amounts associated with InCommercial Net Lease Portfolio - Fresenius Chicago, InCommercial Net Lease Portfolio - Pick N’ Save Eagle River, InCommercial Net Lease Portfolio - Tractor Supply Eagle River, and InCommercial Net Lease Portfolio - Pick N’ Save Columbus Mortgaged Properties which did not meet the Reserve Waiver Conditions specified in the Loan Documents at origination.

(40)	The Monthly Insurance Reserve ($) reflects the monthly insurance amounts associated with each of the InCommercial Net Lease Portfolio #4 Mortgaged Properties which did not meet the Reserve Waiver Conditions specified in the Loan Documents at origination for a portion of the insurance coverages, which are maintained by the borrower.

(41)	The Appraised Value ($) represents the “hypothetical as is” which assumes that the single parcel in which InCommercial Net Lease Portfolio #4 - Pick N’ Save Eagle River and InCommercial Net Lease Portfolio #4 - Tractor Supply Eagle River are situated can be legally separated from the rest of the parcel and sold separately.

(42)	Under the terms of the related Mortgage Loan documents, the first payment date is the due date in November 2021, and the Original Interest-Only Period (Mos.), Remaining Interest-Only Period (Mos.), Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) are each 120 months. However, due to the fact that the related mortgage loan seller will contribute an initial interest deposit amount to the Issuing Entity on the Closing Date to cover an amount that represents one month’s interest that would have accrued with respect to the Mortgage Loan at the related interest rate with respect to an October 2021 payment date, such Mortgage Loan is being treated as having a first payment date on the due date in October 2021, and an Original Interest-Only Period (Mos.), Remaining Interest-Only Period (Mos.), Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) of 121 months.

(43)	The Mortgaged Property is a 404,000 SF industrial building, which consists of warehouse/manufacturing space (389,000 SF, 96.3% of NRA) and office space (15,000 SF, 3.7% of NRA).

(44)	The sole tenant of the Mortgaged Property is PUREgraphite LLC, an affiliate of the borrower, under a lease that became effective upon the origination date of the Mortgage Loan. Accordingly, the Mortgaged Property has limited operating history.

(45)	In connection with an anticipated partial tax abatement in favor of the borrower and the sole tenant, the fee simple interest is currently held by the industrial development board of the city of Chattanooga, which has granted an accommodation fee mortgage to the lender.

(46)	The term of the ground lease expires on December 31st of the year in which the tax abatement period expires. The 10-year tax abatement will commence not later than January 1, 2027. However, a firm date for the commencement of the abatement period has not been determined yet. In order to receive the abatement, the Mortgaged Property must satisfy the minimum jobs requirement (240 full-time jobs with an average annual salary of $42,000) and the minimum investment requirement ($120 million).

A-1-47

(47)	The Mortgage Loan is structured with an $8 million upfront holdback reserve that will be released upon satisfaction of the earnout release conditions set forth in the loan agreement, including but not limited to: (a) the borrower’s delivery to the lender of evidence of the completion and payments in full for capital expenditure work relating to the build-out of the premises and satisfaction of all applicable licensing, permitting, zoning and other similar legal requirements, (b) tenant’s and/or borrower’s certification that certain specified equipment identified in the loan agreement, or similar equipment of similar value and purpose, as determined by the lender in its sole discretion, has been purchased and installed and is being utilized by the tenant in the ordinary course at the Mortgaged Property, (c) the tenant is operating in its leased premises in the ordinary course, (d) no cash-management “trigger event” has occurred and is continuing, and (e) the absence of any shutdown or “shelter-in-place” requirements related to the COVID-19 pandemic that would have a material adverse effect on tenant’s operation of its business at the Mortgaged Property. To the extent the earnout release conditions have not been satisfied in full on or before July 28, 2023, the borrower will no longer be entitled to any disbursement of the earnout reserve and lender will have the option, on any date from and after such deadline, to apply the earnout reserve funds to the payment of the Mortgage Loan, and in connection with any such application of the reserve, to require payment by the borrower of a yield maintenance premium.

(48)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity are calculated based on “Prospective Value Upon Completion” appraised value of $47,400,000 as of December 16, 2021, which is based on the extraordinary assumption that a proposed $5.4 million of capital improvements will be completed according to the scope and timing provided to the appraisal firm, and that the budgeted costs will be sufficient to complete the work. At origination, approximately $6.2 million, representing 115% of the budgeted capital improvements was reserved. Upon the lender’s receipt of fully executed contracts for the capital improvements work, the borrower is required to deposit, or the lender is required to release, funds, as applicable, so that the amount of the reserve is equal to 105% of the cost of the remaining work under such contracts. Based on the “As Is” appraised value of $41,700,000, the Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity would be 72.1% and 52.1%, respectively.

(49)	If and when both Target and BJ’s have exercised their respective renewal options that exist under their respective leases, the Monthly TI/LC Reserve ($) will be reduced to approximately $6,899.

(50)	The Mortgaged Property is a nine-story, 95-unit multifamily complex with approximately 7,880 SF of commercial space and a 92-space parking garage. Twelve residential units are leased through a master lease with Dan Housing Management Inc which expires in October 2022, and three residential units are leased to SoSuite Inc. through February 2022. SoSuite Inc. leases the units as short-term rentals, including through vendors such as Airbnb. The residential portion of the Mortgaged Property is 100% occupied and the commercial portion has 1,660 SF of vacant space, resulting in an overall occupancy of approximately 98.2%.

(51)	The Mortgage Loan documents permit, subject to satisfaction of zoning compliance and certain other conditions more fully set forth in the Mortgage Loan documents, the conversion of an approximately 46,000 square foot currently non-revenue generating portion of the Mortgaged Property to a self-storage use.

(52)	The Second Largest Tenant at the 524 Courtlandt Mortgaged Property, Maximus Inc, has the right to terminate its lease upon 90 days’ notice that the government entity with which the tenant has contracted for services has terminated the tenant’s contract.

(53)	A land use restriction agreement (the “Falls of Deer Park LURA”) affecting the Mortgaged Property was put in place by the Resolution Trust Corporation in 1993 and will expire in May 2033. The Falls of Deer Park LURA requires that a total of 266 units must be made available to low and very low-income families. 146 units are required to be leased to “low income” tenants (having an income at or below 80% of the area median income (“AMI”)) and 120 of the units are required to be leased to “very-low income” tenants (having an income at or below 50% of the AMI). Based on the rent roll dated August 24, 2021, the Mortgaged Property is 84.1% occupied with 226 units occupied with “very low income” tenants, 45 units occupied with “low income” tenants (271 combined “low income” and “very low income” tenants meeting the minimum required of 266 units), and 100 units occupied with “market rate” tenants. The remaining 70 units are “market rate” vacant units. Rent for “low income units” is capped at 30% of adjusted income of a family whose income equals 65% of AMI for “low income” tenants and is capped at 30% of adjusted income of a family whose income equals 50% of AMI, for “very low income” tenants, with specific rent limits promulgated by the Department of Housing and Urban Development.

(54)	The Mortgaged Property is a leased fee. The ground lease expires on November 30, 2030 and has six, 10-year extension options and one, nine-year extension option for a fully extended expiration date of November 30, 2099. Ground rent is currently $2,463,544 through November 2021, and will increase annually at the consumer price index with periodic fair market value resets throughout the term. The related borrower (as successor-in-interest to the borrower sponsor and its affiliates, as tenants in common), as ground lessor, entered into a deferred rent agreement with the ground lessee on November 25, 2020 that allowed the ground lessee to defer a total of $800,000 in ground rent payments between December 1, 2020 and July 1, 2021. Pursuant to the agreement, the ground lessee is required to pay the deferred rent in 12 equal monthly installments commencing on May 1, 2022 through April 1, 2023, plus an additional $85,000 in consideration for the rent deferment.

(55)	Commencing on the Initial Maturity Date, the interest rate will increase to a per annum rate equal to 250 basis points plus the greater of (x) 2.29500% or (y) the Swap Rate as of the Initial Maturity Date plus 250 basis points.

(56)	The Appraised Value ($) represents the “as complete” appraised value, which assumes the deferred maintenance items have been cured. The “as is” Appraised Value is $37,200,000, which results in a Mortgage Loan Cut-off Date LTV Ratio (%) and Mortgage Loan LTV Ratio at Maturity / ARD (%) of 64.2% and 57.9%, respectively.

(57)	With respect to Celeros Houston, the Celeros Houston borrower has the right to borrow a mezzanine loan subordinate to the Celeros Houston loan, subject to credit and legal criteria specified in the Celeros Houston loan documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the origination of the mezzanine loan and calculated based on the outstanding principal balance of the Celeros Houston Loan and the initial principal amount of the mezzanine loan) of 63.2%, (ii) a debt service coverage ratio at the origination of the mezzanine loan at least equal to 1.55x, in each case of this clause (ii) and the following clause (iii), inclusive of the additional mezzanine debt, (iii) the debt yield as the date of origination is at least 8.52%, (iv) an intercreditor agreement reasonably satisfactory to the lender and (v) if required by the lender, lender’s receipt of a rating agency confirmation with respect to the additional mezzanine debt.

A-1-48

(58)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) with respect to the Paragon Films Sale-Leaseback – 255W. Baab Industrial Park Drive individual Mortgaged Property are calculated using the Prospective Market Value “Upon Completion” appraised value as of October 21, 2021, which assumes the completion of a 31,000 square-foot expansion to the Mortgaged Property. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “as-is” appraised value of $10,500,000, as of June 21, 2021, are both 69.5% for the Paragon Films Sale-Leaseback Mortgage Loan.

(59)	The sole tenant at the Mortgaged Properties is permitted under its lease at any time to cease operations at a portion of its premises that does not exceed 50% of the rentable square footage of an individual Mortgaged Property or a total of 113,000 square feet of the aggregate rentable square footage of the portfolio of Mortgaged Properties.

(60)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated using the “As Is – Inclusive of NPV of Tax Treaty” appraised value as of June 7, 2021, which is inclusive of the net present value of the tax benefits under the tax stabilization program provided by the City of Pawtucket, Rhode Island. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “As Is Apts Excluding Tax Treaty” appraised value of $31,800,000, as of June 7, 2021, are both 67.6%.

(61)	The Mortgaged Property was historically used as a mill but was converted to multifamily residential apartments. In connection with the rehabilitation and conversion of the Mortgaged Property, the borrower sponsor benefitted from federal historic tax credits, state historic tax credits and an additional “Rebuild Rhode Island” state tax incentive program. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties” in this prospectus for additional information.

(62)	The Mortgaged Property is subject to a certain tax stabilization agreement (the “Tax Stabilization Agreement”) with the City of Pawtucket, Rhode Island through 2029 (the “Stabilization Period”). Pursuant to the Tax Stabilization Agreement, the developer of the Mortgaged Property is required each year during the Stabilization Period to pay, or cause to be paid, in lieu of the real estate taxes and assessment, a baseline tax in the amount of $18,915 plus the stabilization tax amount in the amount calculated in accordance with the Tax Stabilization Agreement. The total payment during the Stabilization Period results in tax savings in the amount equal to a net present value of $1,242,300. The Mortgage Loan was underwritten based on the tax abatement.

(63)	The lockout period will be at least 26 payment dates beginning with and including the first payment date in August 2021. Defeasance of the ExchangeRight Net Leased Portfolio #48 Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) June 30, 2024. The assumed defeasance lockout period of 26 payment dates is based on the expected Benchmark 2021-B29 securitization closing date in September 2021. The actual lockout period may be longer.

(64)	The Largest Tenant of the Mortgaged Property, Tutor Perini Corp., is owned and operated by the non-recourse carveout guarantor for the Mortgage Loan.

(65)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily driven by leasing up of the Mortgaged Property, tenants paying back of COVID rent deferments and abatements, and the decrease in utility expense due to discontinuation of an old utility meter.

(66)	The 931-955 Coney Island Avenue Mortgaged Property is comprised of 48 multifamily units and 28,459 square feet of commercial space.

(67)	Unless certain renewal criteria have been satisfied, the borrower is required to deposit into the Rollover Account on each monthly payment date beginning with the monthly payment date occurring in May 2024 through and including the monthly payment date occurring in January 2025, an additional amount equal to $27,500 (the “First Renewal Event Monthly Deposit”). Unless the TJ Maxx lease and the Michael’s lease are each renewed or replaced and the term of such renewal or replacement leases each extend at least two years beyond the end of the loan term, on the monthly payment date occurring in the month which is the earlier of (a) nine months prior to September 6, 2031 or (b) nine months prior to the earliest stated expiration of the TJ Maxx lease and the Michael’s lease, in each case, as renewed or replaced in connection with the satisfaction of the first renewal event criteria (the “Renewal Expiration Date”) and on each of the eight successive monthly payment dates thereafter, the borrower is required to deposit into the Rollover Account an additional amount equal to $27,500. The borrower’s obligation to make such additional deposits is suspended if the borrower delivers to the lender cash or a letter of credit in the amount of $247,500. If certain renewal criteria are satisfied, the Rollover Account is capped at $775,000.

(68)	The Third Largest Tenant, DSW Shoe Warehouse (17,032 SF, 15.0% of NRA), has the right to terminate the lease with a termination fee of $103,000 if the tenant’s gross sales from the Mortgaged Property are less than $2,062,500 for the period from October 1, 2021 to September 30, 2022. The Fourth Largest Tenant, Five Below (9,418 SF, 8.3% of NRA), has the right to terminate the lease with a termination fee of 50% of the unamortized construction allowance if the tenant’s gross sales are less than $1.9 million for the period from August 1, 2023 to July 31, 2024; provided that if the termination date falls within the months of September, October, November or December, the tenant has the option to extend to the immediately succeeding January 31st.

(69)	The Largest Tenant at the Mortgaged Property, Blue Cross Blue Shield, has a one-time right to terminate its lease effective as of May 31, 2027 by providing written notice by May 31, 2026 and paying a termination fee in an amount equal to the sum of six months of base rent plus 30% of the total brokerage commissions the landlord paid to the brokers pursuant to the lease.

(70)	The Fourth Largest Tenant at the 47-01 Queens Boulevard Mortgaged Property, Veteran Affairs, has the right to terminate its lease anytime after September 30, 2022, upon 90 days’ written notice.

(71)	Except during the period that is 60 days prior to and 60 days after a securitization, AD Summit LLC (“AD Summit”), DD Summit, LLC (“DD Summit”), SD Summit, LLC (“SD Summit”) and VD Summit, LLC (“VD Summit”) (each of the foregoing, a “Transferring TIC Borrower”) will have the right to convey to Summit Orchards Partners (DE), LLC (“Orchards Partners”) such Transferring TIC Borrower’s interest in the Mortgaged Property and have Orchards Partners assume all of such Transferring TIC Borrower’s obligations under the Mortgage Loan documents (each, a “TIC Buyout”), subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, (a) after giving effect to such TIC Buyout, and at all times thereafter, the Non-Recourse Carveout Guarantor will (A) continue to control the remaining borrowers (the “Remaining Borrowers”), and (B) own, directly or indirectly, no less than 30% of the legal and beneficial ownership interests in the Remaining Borrowers, (C) remain liable under the non-recourse carveout guaranty, as amended to reflect the TIC Buyout, (D) not be released for acts that arise after such TIC Buyout, and (E) continue to be the Non-Recourse Carveout Guarantor for all purposes under Mortgage Loan documents.

A-1-49

(72)	With respect to the Fifth Largest Tenant, Petland, in the event there is a significant change in any federal, state, or local law, rule, and/or regulation which has a materially adverse effect on the tenant’s ability to sell puppies sourced from USDA licensed and/or hobby breeders, the tenant may terminate its lease by providing notice of such election within 180 days of such materially adverse change (such notice must include a specific identification of such materially adverse change), in which event the lease will terminate 90 days after the date of such notice and otherwise in accordance with the lease.

(73)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated using the “Hypothetical Market Value As-If Leasing Cost Escrow Is Funded” appraised value as of May 19, 2021, which assumes that an escrow has been established and funded to pay remaining/outstanding tenant improvement costs, leasing commissions, base rent and expense reimbursements for four tenants, including the Fourth Largest Tenant, Five Below, and the Fifth Largest Tenant, Petland, until actual rent payments commence under the leases. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “As-Is” appraised value of $19,150,000, as of May 19, 2021, are both 65.3%.

(74)	The Largest Tenant at the 19th & Northern Marketplace Mortgaged Property, Sprouts, may terminate its lease effective May 31, 2024, upon notice between June 1, 2023 and November 30, 2023.

(75)	The Largest Tenant at the 19th & Northern Marketplace Mortgaged Property, Sprouts, has no obligation to continuously conduct business in the Premises; provided, however, that if Sprouts does so for 60 or more consecutive days, then the Landlord may terminate the Lease by giving Tenant 30 days’ notice.

(76)	The Third Largest Tenant at the 19th & Northern Marketplace Mortgaged Property, Walgreens (Ground Lease), may terminate its lease on February 15, 2022, February 15, 2027, and every five years thereafter through and including February 15, 2062.

(77)	The Third Largest Tenant at the 19th & Northern Marketplace Mortgaged Property, Walgreens (Ground Lease), has no obligation to continuously conduct business in the Premises; provided, however, that if Walgreens discontinues operations at the Premises after the first 20 years of the term of the Lease, for a continuous period in excess of 6 months, then the Landlord may terminate the Lease.

(78)	The Fifth Largest Tenant at the 19th & Northern Marketplace Mortgaged Property, Hobby Bench, may terminate its lease in the case of the death or permanent disability of either Leroy Piester or Betty Piester, and such death or permanent disability results in Tenant discontinuing the operation of its business.

(79)	The borrower is required to deposit into the lease sweep reserve (i) on each monthly payment date beginning with the monthly payment date occurring in April 2026 through and including the monthly payment date occurring in August 2026, an amount equal to $50,000, (ii) on each monthly payment date beginning with the monthly payment date occurring in September 2026 through and including the monthly payment date occurring in March 2027, an amount equal to $35,000 (each of the deposits set forth in the foregoing sub-clauses (i) and (ii) a “Nobel Biocare Monthly Deposit”) and (iii) on each monthly payment date during a lease sweep period, all available cash will be paid to lender, which amounts will be transferred by lender into the lease sweep account. Notwithstanding anything to the contrary in the foregoing, the borrower will not be required to make a Nobel Biocare Monthly Deposit if borrower has delivered to lender evidence reasonably acceptable to lender that the lease sweep lease renewal criteria have been satisfied in accordance with the terms of the loan agreement prior to the applicable monthly payment date.

(80)	The TI/LC Caps ($) will be reduced from $610,000 to $500,000 after March 6, 2027 if the lease sweep lease renewal criteria set forth in the loan agreement are satisfied.

(81)	In connection with a payment in lieu of taxes (“PILOT”) arrangement, the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property. The Mortgage Loan is also secured by the fee interest of the ground lessor (the County of Warren, Kentucky) in the Mortgaged Property (although the ground lessor will not be personally liable for any of borrower’s obligations under the loan documents). The borrower is required to purchase the ground lessor’s fee interest in the Mortgaged Property upon expiration of the ground lease on December 31, 2023 for $1, at which time the ground lessor will be released from the mortgage and borrower’s fee interest in the Mortgaged Property will be encumbered by the mortgage.

(82)	The Mortgaged Property is subject to a PIP dated June 15, 2021 expected to cost between approximately $1.86 million to approximately $2.02 million in conjunction with extending of the franchise agreement with IHG to November 13, 2037. Pursuant to the PIP, renovations to the hotel exterior, public areas, amenities and guestrooms are required to be completed by November 1, 2025. At origination, $610,000 was deposited into a PIP, and $75,000 is required to be deposited into such reserve on each monthly payment date beginning in March 2022 through August 2022, and $60,000 is required to be deposited into such reserve on each monthly payment date beginning in March 2023 through August 2023 and beginning in March 2024 through August 2024. The PIP has an initial cap of $2,000,000, which will be reassessed, if the borrower delivers a revised PIP, to an amount equal to 110% of the total cost of such revised PIP.

(83)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the ramp-up of room revenues since the easing of the COVID-19 travel restrictions.

(84)	On each Payment Due Date, the borrower is required to deposit into the Monthly Replacement / FF&E Reserve ($) (a) for the first 24 Payment Due Dates, 2.0% of the gross income from operations, (b) for the next 12 Payment Due Dates, 3.0% of the gross income from operations, and (c) for all Payment Due Dates thereafter, 4.0% of the gross income from operations.

(85)	The Appraised Value ($) represents the “as stabilized appraised value” which accounts for the lease up of the vacant space.

(86)	The increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) at the Tonnelle Square Two Mortgaged Property can be attributed to recent leasing.

(87)	The Second Largest Tenant at the Tonnelle Square Two Mortgaged Property, Tito LLC, has a one-time right to terminate its lease on December 1, 2021, upon 60 days’ written notice.

(88)	The Third Largest Tenant at the Tonnelle Square Two Mortgaged Property, I Fulfill You, has a one-time right to terminate its lease on February 28, 2022, upon 60 days’ written notice.

(89)	The Fourth Largest Tenant at the Tonnelle Square Two Mortgaged Property, Amberleaf Cabinetry, has the right to terminate its lease on February 1, 2022 and February 1, 2023, upon 60 days’ written notice.

A-1-50

(90)	The Mortgage Loan entered into a cash management trigger period as of the end of the first quarter of 2020 as a result of the debt service coverage ratio falling below 1.15x (assuming a 30-year amortization schedule). The debt service coverage ratio on the Mortgage Loan was negative (i.e. below 0.0x) calculated on both an amortizing and an interest only basis, during the first two quarters of 2020 and was substantially below 1.00x, calculated on both an amortizing and interest only basis, during the remaining quarters of 2020 and the first quarter of 2021. The debt service coverage ratio for the second quarter of 2021 on an amortizing basis was 1.25x. The debt service coverage ratio is required to be above 1.20x for two consecutive quarters in order for the cash management trigger period to be cured.

(91)	The CUP holdback reserve of $1,000,000 will be disbursed to the borrower, provided no event of default is continuing and upon delivery of evidence satisfactory to the lender that the borrower has obtained a renewed use permit in accordance with the terms and conditions set forth in the loan agreement.

(92)	The Monthly RE Tax Reserve ($) reflects the monthly tax amount associated with the NNN Portfolio - Dollar Tree - Monument Mortgaged Property, which did not meet the Reserve Waiver Conditions specified in the Loan Documents at origination.

(93)	The NNN Portfolio Mortgage Loan includes a Specified Tenant Credit Rating Reserve at the option of the borrower which springs upon the following conditions having been met (i) a Trigger Period exists solely as a result of the occurrence of a Credit Rating Trigger; (ii) each Specified Tenant (including, without limitation, any Specified Tenant that is the subject of the applicable Credit Rating Trigger) is paying full rent due under its applicable Specified Tenant Lease; and (iii) the aggregate balance of funds on deposit in the Excess Cash Flow Account, the Specified Tenant Credit Rating Reserve Account (if applicable) and the Leasing Reserve Account equals at least (A) $138,000, in the case of a Credit Rating Trigger occurring with respect to Dollar Tree, (B) $100,000, in the case of a Credit Rating Trigger occurring with respect to Walgreens, (C) $217,000 in the case of a Credit Rating Trigger occurring with respect to Rite Aid (it being acknowledged and agreed that, the foregoing amounts will be aggregated as applicable for each Specified Tenant that is then subject to a Credit Rating Trigger, up to a maximum cap of $455,000). For the avoidance of doubt, the Specified Tenant Credit Rating Cap Conditions will not be deemed to be satisfied to the extent that a Trigger Period then exists for any reason other than as a result of the occurrence of a Credit Rating Trigger.

(94)	The Largest Tenant at the Walgreens - Sylvania Mortgaged Property, Walgreens, has the right to terminate the lease upon 6 months’ notice as of July 31, 2024, July 31, 2027, and July 31, 2030.

(95)	Under the terms of the related Mortgage Loan documents, the first payment date is the due date in November 2021, the Original Interest-Only Period (Mos.) and Remaining Interest-Only Period (Mos.) are each 0 months, and the Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) are each 120 months. However, due to the fact that the related mortgage loan seller will contribute an initial interest deposit amount to the Issuing Entity on the Closing Date to cover an amount that represents one month’s interest that would have accrued with respect to the Mortgage Loan at the related interest rate with respect to an October 2021 payment date, such Mortgage Loan is being treated as having a first payment date on the due date in October 2021, an Original Interest-Only Period (Mos.) and Remaining Interest-Only Period (Mos.) of 1 month, and an Original Term To Maturity / ARD (Mos.) and Remaining Term To Maturity / ARD (Mos.) of 121 months.

A-1-51

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-2

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Loan Purpose	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Refinance	29	$748,738,387	66.8%	$25,818,565	3.02	x	3.343%	106.2	56.3%	53.7%
Acquisition	12	260,040,538	23.2	$21,670,045	2.85	x	3.308%	112.5	55.5%	51.6%
Recapitalization	6	112,120,000	10.0	$18,686,667	2.64	x	3.224%	116.2	56.1%	54.3%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Distribution of Amortization Types(1)(2)

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Amortization Type	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Interest Only	29	$718,376,000	64.1%	$24,771,586	3.21	x	3.267%	107.0	55.6%	55.7%
Interest Only - ARD	2	123,700,000	11.0	$61,850,000	4.26	x	2.834%	119.2	41.6%	41.6%
Interest Only, Amortizing Balloon	6	123,235,906	11.0	$20,539,318	1.80	x	3.498%	93.8	60.5%	53.8%
Amortizing (30 Years)	8	119,094,362	10.6	$14,886,795	1.61	x	3.785%	119.9	66.7%	52.6%
Amortizing (25 Years)	2	36,492,656	3.3	$18,246,328	1.37	x	3.977%	119.0	64.2%	46.3%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

(1)	All of the mortgage loans will have balloon payments at maturity date / ARD.
(2)	Original partial interest only periods range from 12 to 60 months.

Distribution of Cut-off Date Balances

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
Range of Cut-off Date	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Balances ($)	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
3,500,000 - 9,999,999	15	$94,656,930	8.4%	$6,310,462	2.20	x	3.712%	107.2	61.9%	58.3%
10,000,000 - 19,999,999	11	151,369,362	13.5	$13,760,851	2.49	x	3.598%	112.0	60.3%	56.7%
20,000,000 - 29,999,999	12	289,237,000	25.8	$24,103,083	2.37	x	3.505%	105.5	59.6%	54.9%
30,000,000 - 49,999,999	4	142,435,632	12.7	$35,608,908	2.04	x	3.447%	109.1	62.8%	56.8%
50,000,000 - 99,999,999	4	331,200,000	29.5	$82,800,000	3.59	x	3.075%	118.8	53.7%	53.7%
100,000,000 - 112,000,000	1	112,000,000	10.0	$112,000,000	4.88	x	2.725%	83.0	34.8%	34.8%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	$3,500,000
Max	$112,000,000
Weighted Average	$23,848,913

A-2-1

Distribution of Underwritten NCF DSCR Ratios(1)(2)

						Weighted			Weighted
				Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of			Aggregate	Average	Service		Average	Remaining	Average	Average
	Mortgage		Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Range of Underwritten NCF DSCR (x)	Loans		Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
1.25 - 1.50	4		$94,481,538	8.4%	$23,620,385	1.38	x	3.801%	119.7	65.5%	50.6%
1.51 - 1.70	5		62,074,362	5.5	$12,414,872	1.57	x	3.785%	119.7	65.6%	55.9%
1.71 - 2.00	8		167,217,024	14.9	$20,902,128	1.89	x	3.603%	89.8	58.6%	53.4%
2.01 - 2.50	11		104,594,000	9.3	$9,508,545	2.15	x	3.770%	107.7	64.0%	61.8%
2.51 - 3.00	10		235,205,000	21.0	$23,520,500	2.77	x	3.367%	118.2	62.8%	62.8%
3.01 - 4.00	4		138,127,000	12.3	$34,531,750	3.31	x	2.993%	117.5	64.0%	64.0%
4.01 - 4.88	5		319,200,000	28.5	$63,840,000	4.45	x	2.908%	102.6	39.2%	39.2%
Total/Avg./Wtd.Avg.	47		$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	1.25	x
Max	4.88	x
Weighted Average	2.94	x

(1)	Unless otherwise indicated, the Underwritten Debt Service Coverage Ratio for each mortgage loan is calculated by dividing the Underwritten Net Cash Flow from the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment.
(2)	With respect to the 2 Washington mortgage loan (7.1%), the multifamily portion of the related mortgaged property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

Distribution of Mortgage Interest Rates

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
Range of Mortgage	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Interest Rates (%)	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
2.295 - 3.000	5	$344,200,000	30.7%	$68,840,000	4.17	x	2.807%	107.4	46.5%	46.5%
3.001 - 3.250	5	179,175,000	16.0	$35,835,000	3.09	x	3.144%	110.9	57.1%	55.2%
3.251 - 3.500	13	216,239,024	19.3	$16,633,771	2.71	x	3.430%	118.2	63.0%	62.2%
3.501 - 3.750	12	201,318,362	18.0	$16,776,530	1.77	x	3.619%	109.4	61.8%	55.6%
3.751 - 4.000	4	72,435,906	6.5	$18,108,977	2.51	x	3.862%	93.2	55.4%	49.8%
4.001 - 4.500	8	107,530,632	9.6	$13,441,329	1.70	x	4.137%	98.7	60.8%	52.2%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	2.295%
Max	4.500%
Weighted Average	3.323%

A-2-2

Distribution of Cut-off Date LTV Ratios(1)(2)

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
24.7 - 40.0	3	$156,500,000	14.0%	$52,166,667	4.78	x	2.792%	86.0	33.8%	33.8%
40.1 - 50.0	5	200,700,000	17.9	$40,140,000	3.71	x	3.171%	109.8	45.3%	45.0%
50.1 - 60.0	4	66,654,000	5.9	$16,663,500	1.93	x	3.811%	94.1	56.1%	56.1%
60.1 - 65.0	25	558,927,632	49.9	$22,357,105	2.55	x	3.352%	115.0	63.1%	60.2%
65.1 - 70.0	8	97,707,293	8.7	$12,213,412	1.95	x	3.753%	111.7	67.2%	58.8%
70.1 - 72.5	2	40,410,000	3.6	$20,205,000	1.44	x	3.876%	120.0	72.0%	57.0%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	24.7%
Max	72.5%
Weighted Average	56.1%

(1)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). With respect to seven mortgage loans (20.2% of the initial pool balance) the Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 56.7%.
(2)	With respect to one mortgage loan, representing 0.5% of the initial pool balance, the respective Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF were calculated using the Cut-off Date Balance of a mortgage loan less the $1,000,000 earnout reserve taken at origination. The weighted average Debt Yield on Underwritten NOI for the mortgage pool without making this adjustment is 10.6%. See “Description of the Mortgage Pool—Certain Characteristics and Definitions” in the Preliminary Prospectus for descriptions of Debt Yield on Underwritten NOI.

Distribution of Maturity Date / ARD LTV Ratios(1)

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Range of Maturity Date / ARD LTV Ratios (%)	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
24.7 - 40.0	4	$160,000,000	14.3%	$40,000,000	4.71	x	2.829%	86.8	34.2%	34.0%
40.1 - 50.0	7	260,692,656	23.3	$37,241,808	3.18	x	3.286%	112.4	49.8%	45.3%
50.1 - 55.0	6	121,704,362	10.9	$20,284,060	1.89	x	3.661%	93.9	62.1%	53.4%
55.1 - 60.0	9	128,279,906	11.4	$14,253,323	1.64	x	3.743%	118.6	64.4%	57.8%
60.1 - 65.0	18	411,332,000	36.7	$22,851,778	2.89	x	3.266%	116.9	63.2%	63.2%
65.1 - 69.1	3	38,890,000	3.5	$12,963,333	2.17	x	3.744%	99.8	66.5%	66.5%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	24.7%
Max	69.1%
Weighted Average	53.3%

(1)	Unless otherwise indicated, the Maturity Date / ARD LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to seven mortgage loans, representing approximately 20.2% of the aggregate principal balance of the pool of mortgage loans as of the Cut-off Date, the respective Maturity Date / ARD LTV Ratios were calculated using an “as stabilized” or “prospective as stabilized” appraised value assuming certain reserves were pre-funded instead of the related “as-is” appraised value. The weighted average Maturity Date / ARD LTV Ratio for the mortgage pool without making such adjustments is 53.8. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Preliminary Prospectus for a description of Maturity Date / ARD LTV Ratio.

A-2-3

Distribution of Original Terms to Maturity / ARD(1)(2)(3)

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
Original	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Terms to Maturity / ARD (Mos)	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
60	4	$83,825,000	7.5%	$20,956,250	2.47	x	3.874%	60.0	46.3%	45.3%
84	5	192,070,000	17.1	$38,414,000	3.75	x	3.015%	83.4	46.7%	44.9%
120	34	766,356,925	68.4	$22,539,910	2.79	x	3.331%	119.1	58.7%	55.2%
121	4	78,647,000	7.0	$19,661,750	2.90	x	3.405%	121.0	63.8%	63.4%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	60 months
Max	121 months
Weighted Average	109 months

(1)	All of the mortgage loans will have balloon payments at maturity date / ARD.
(2)	With respect to two mortgage loans, representing approximately 11.0% of the initial pool balance, each mortgage loan has an anticipated repayment date and, unless otherwise indicated, is presented as if it matured on its anticipated repayment date.
(3)	With respect to 4 mortgage loans, representing approximately 7.0% of the initial pool balance, the initial due dates for such mortgage loans occur after October 2021. On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed October 2021 payment date

Distribution of Remaining Terms to Maturity / ARD(1)(2)(3)

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
Range of Remaining	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Terms to Maturity / ARD (Mos)	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
60 - 84	9	$275,895,000	24.6%	$30,655,000	3.36	x	3.276%	76.3	46.6%	45.1%
85 - 119	16	507,121,019	45.2	$31,695,064	3.04	x	3.270%	118.6	57.0%	55.2%
120 - 121	22	337,882,906	30.1	$15,358,314	2.44	x	3.440%	120.2	62.4%	57.2%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	60 months
Max	121 months
Weighted Average	109 months

(1)	All of the mortgage loans will have balloon payments at maturity date / ARD.
(2)	With respect to two mortgage loans, representing approximately 11.0% of the initial pool balance, each mortgage loan has an anticipated repayment date and, unless otherwise indicated, is presented as if it matured on its anticipated repayment date.
(3)	With respect to 4 mortgage loans, representing approximately 7.0% of the initial pool balance, the initial due dates for such mortgage loans occur after October 2021. On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed October 2021 payment date

A-2-4

Distribution of Original Amortization Terms(1)

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
Original Amortization	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Terms (Mos)	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Interest Only	31	$842,076,000	75.1%	$27,163,742	3.36	x	3.203%	108.8	53.6%	53.6%
300 - 324	2	36,492,656	3.3	$18,246,328	1.37	x	3.977%	119.0	64.2%	46.3%
360	14	242,330,268	21.6	$17,309,305	1.71	x	3.639%	106.7	63.6%	53.2%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	300 months
Max	360 months
Weighted Average	352 months

(1)	With respect to 4 mortgage loans, representing approximately 7.0% of the initial pool balance, the initial due dates for such mortgage loans occur after October 2021. On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed October 2021 payment date

Distribution of Remaining Amortization Terms(1)

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
Range of Remaining Amortization	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date / ARD
Terms (Mos)	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity / ARD (Mos)	LTV	LTV
Interest Only	31	$842,076,000	75.1%	$27,163,742	3.36	x	3.203%	108.8	53.6%	53.6%
299	2	36,492,656	3.3	$18,246,328	1.37	x	3.977%	119.0	64.2%	46.3%
359 - 360	14	242,330,268	21.6	$17,309,305	1.71	x	3.639%	106.7	63.6%	53.2%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94	x	3.323%	108.7	56.1%	53.3%

Min	299 months
Max	360 months
Weighted Average	352 months

(1)	With respect to 4 mortgage loans, representing approximately 7.0% of the initial pool balance, the initial due dates for such mortgage loans occur after October 2021. On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed October 2021 payment date

A-2-5

Distribution of Original Partial Interest Only Periods(1)

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity / ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date / ARD LTV
12	2	$51,820,000	4.6%	$25,910,000	1.90x	3.280%	90.9	63.1%	54.2%
24	1	$28,500,000	2.5%	$28,500,000	1.97x	3.630%	60.0	50.0%	47.2%
36	1	$8,435,906	0.8%	$8,435,906	1.47x	3.790%	120.0	68.0%	58.5%
60	2	$34,480,000	3.1%	$17,240,000	1.58x	3.644%	119.7	63.6%	57.4%

(1)	With respect to 4 mortgage loans, representing approximately 7.0% of the initial pool balance, the initial due dates for such mortgage loans occur after October 2021. On the Closing Date, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate with respect to the assumed October 2021 payment date

Distribution of Prepayment Provisions

Prepayment Provisions	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity / ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date / ARD LTV
Defeasance	38	$764,739,562	68.2%	$20,124,725	2.58x	3.479%	111.4	60.3%	57.1%
Yield Maintenance	5	189,284,362	16.9	$37,856,872	3.49x	2.977%	111.4	49.3%	46.7%
Yield Maintenance or Defeasance	4	166,875,000	14.9	$41,718,750	3.97x	2.998%	93.1	44.5%	43.6%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94x	3.323%	108.7	56.1%	53.3%

A-2-6

Distribution of Underwritten NOI Debt Yields(1)

Range of Underwritten NOI Debt Yields (%)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity / ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date / ARD LTV
7.0 - 8.0	5	$71,790,000	6.4%	$14,358,000	2.01x	3.538%	119.0	62.6%	62.6%
8.1 - 9.0	13	233,411,538	20.8	$17,954,734	1.84x	3.734%	107.1	63.0%	56.3%
9.1 - 10.0	11	302,523,362	27.0	$27,502,124	2.65x	3.249%	113.4	63.6%	61.1%
10.1 - 11.0	6	87,650,000	7.8	$14,608,333	2.90x	3.353%	119.1	61.9%	61.6%
11.1 - 13.0	8	221,524,024	19.8	$27,690,503	3.41x	3.197%	110.6	50.1%	47.2%
13.1 - 17.7	4	204,000,000	18.2	$51,000,000	4.47x	3.008%	93.3	38.8%	38.2%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94x	3.323%	108.7	56.1%	53.3%

Min	7.0%
Max	17.7%
Weighted Average	10.6%

(1)	With respect to the 2 Washington mortgage loan (7.1%), the multifamily portion of the related mortgaged property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

Distribution of Underwritten NCF Debt Yields(1)

Range of Underwritten NCF Debt Yields (%)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity / ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date / ARD LTV
6.6 - 7.0	1	$30,000,000	2.7%	$30,000,000	1.81x	3.566%	118.0	59.8%	59.8%
7.1 - 8.0	7	127,835,632	11.4	$18,262,233	1.63x	3.709%	119.7	65.0%	54.7%
8.1 - 9.0	15	205,369,268	18.3	$13,691,285	2.08x	3.676%	105.3	63.0%	59.8%
9.1 - 10.0	10	298,840,000	26.7	$29,884,000	2.78x	3.215%	113.1	62.6%	61.4%
10.1 - 12.0	10	164,654,024	14.7	$16,465,402	2.89x	3.382%	107.9	57.7%	53.1%
12.1 - 15.9	4	294,200,000	26.2	$73,550,000	4.42x	2.960%	101.2	39.4%	39.4%
Total/Avg./Wtd.Avg.	47	$1,120,898,925	100.0%	$23,848,913	2.94x	3.323%	108.7	56.1%	53.3%

Min	6.6%
Max	15.9%
Weighted Average	10.3%

(1)	With respect to the 2 Washington mortgage loan (7.1%), the multifamily portion of the related mortgaged property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

A-2-7

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance
Hard	24	$704,514,632	62.9%
Springing	20	295,494,293	26.4
Soft (Residential) / Hard (Commercial)	2	109,000,000	9.7
None	1	11,890,000	1.1
Total	47	$1,120,898,925	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance
Replacement Reserves(1)	37	$712,723,925	63.6%
Real Estate Tax	35	$610,893,925	54.5%
TI/LC(2)	22	$480,769,019	56.4%
Insurance	20	$415,575,994	37.1%

(1)	Includes mortgage loans with FF&E reserves.
(2)	Percentage of total retail, office, mixed use and industrial properties only.

A-2-8

Distribution of Property Types

Property Types	Number of Mortgaged Properties	Cut-off Date Balance(1)	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity / ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date / ARD LTV(2)
Retail	48	$337,032,141	30.1%	$7,021,503	2.62x	3.391%	109.7	59.3%	56.1%
Anchored	12	269,201,362	24.0	$22,433,447	2.75x	3.448%	112.8	58.7%	56.1%
Single Tenant	36	67,830,779	6.1	$1,884,188	2.10x	3.163%	97.4	61.8%	56.0%
Office	8	$255,654,221	22.8%	$31,956,778	4.23x	2.938%	100.9	42.8%	42.8%
CBD	4	236,780,000	21.1	$59,195,000	4.34x	2.896%	102.0	41.2%	41.2%
Suburban / Lab	1	9,200,000	0.8	$9,200,000	2.52x	3.570%	84.0	65.0%	65.0%
Suburban	1	7,800,000	0.7	$7,800,000	3.46x	3.420%	84.0	60.5%	60.5%
Medical	2	1,874,221	0.2	$937,111	2.66x	3.165%	118.0	61.5%	61.5%
Multifamily	9	$193,085,000	17.2%	$21,453,889	2.25x	3.557%	115.5	63.6%	59.4%
High-Rise	1	80,000,000	7.1	$80,000,000	2.82x	3.450%	119.0	60.6%	60.6%
Mid-Rise	4	62,400,000	5.6	$15,600,000	1.82x	3.696%	107.6	62.9%	56.7%
Garden	4	50,685,000	4.5	$12,671,250	1.86x	3.556%	119.8	69.1%	61.0%
Mixed Use	5	$151,242,024	13.5%	$30,248,405	2.72x	3.250%	108.3	62.5%	61.2%
Office/Retail	3	122,647,024	10.9	$40,882,341	2.91x	3.161%	105.7	62.3%	61.2%
Multifamily/Retail/Office	1	18,000,000	1.6	$18,000,000	2.10x	3.630%	120.0	62.5%	62.5%
Industrial/Office	1	10,595,000	0.9	$10,595,000	1.65x	3.630%	119.0	64.6%	58.3%
Industrial	9	$108,199,632	9.7%	$12,022,181	2.20x	3.792%	104.2	56.4%	50.2%
Manufacturing	3	38,865,000	3.5	$12,955,000	1.92x	3.573%	119.6	63.9%	60.0%
Warehouse/Manufacturing	1	30,045,632	2.7	$30,045,632	1.25x	4.090%	119.0	63.4%	45.9%
Warehouse/Distribution	2	20,804,063	1.9	$10,402,032	3.71x	3.788%	73.8	31.8%	31.8%
Warehouse	2	14,935,000	1.3	$7,467,500	2.25x	3.766%	86.9	65.0%	65.0%
Flex	1	3,549,937	0.3	$3,549,937	4.12x	3.815%	60.0	24.7%	24.7%
Self Storage	8	$31,935,906	2.8%	$3,991,988	2.80x	3.342%	120.1	61.2%	57.6%
Self Storage	7	28,435,906	2.5	$4,062,272	2.94x	3.199%	120.0	62.7%	59.9%
Self Storage/Warehouse	1	3,500,000	0.3	$3,500,000	1.63x	4.500%	121.0	48.6%	39.3%
Other	1	$25,000,000	2.2%	$25,000,000	4.83x	2.295%	120.0	36.7%	36.7%
Leased Fee	1	25,000,000	2.2	$25,000,000	4.83x	2.295%	120.0	36.7%	36.7%
Hospitality	2	$18,750,000	1.7%	$9,375,000	2.02x	4.141%	119.5	65.1%	52.8%
Extended Stay	2	18,750,000	1.7	$9,375,000	2.02x	4.141%	119.5	65.1%	52.8%
Total/Avg./Wtd.Avg.	90	$1,120,898,925	100.0%	$12,454,432	2.94x	3.323%	108.7	56.1%	53.3%

(1)	Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-9

Geographic Distribution

Geographic Distribution Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity / ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date / ARD LTV(2)
New York	10	$320,100,000	28.6%	$32,010,000	3.45x	3.173%	101.1	49.1%	49.1%
Texas	5	177,532,000	15.8	$35,506,400	2.99x	3.353%	119.6	59.0%	55.8%
California	6	150,460,000	13.4	$25,076,667	3.81x	3.196%	109.0	44.3%	44.7%
Arizona	5	108,109,362	9.6	$21,621,872	3.01x	2.952%	117.5	65.0%	63.1%
Pennsylvania	4	61,200,000	5.5	$15,300,000	1.79x	3.652%	114.6	64.2%	52.5%
North Carolina	4	43,775,000	3.9	$10,943,750	2.04x	3.622%	77.9	53.7%	50.5%
Tennessee	1	30,045,632	2.7	$30,045,632	1.25x	4.090%	119.0	63.4%	45.9%
Illinois	10	26,900,356	2.4	$2,690,036	2.69x	3.322%	114.5	63.2%	62.3%
Rhode Island	1	21,500,000	1.9	$21,500,000	2.12x	4.000%	84.0	65.2%	65.2%
New Jersey	3	19,169,387	1.7	$6,389,796	1.83x	3.789%	94.0	64.7%	61.2%
Georgia	5	15,118,863	1.3	$3,023,773	1.95x	3.949%	119.8	65.0%	54.5%
Nebraska	1	13,410,000	1.2	$13,410,000	1.51x	4.150%	120.0	72.5%	57.9%
Missouri	1	12,500,000	1.1	$12,500,000	2.68x	3.440%	121.0	63.8%	63.8%
Iowa	2	12,401,151	1.1	$6,200,576	2.26x	3.381%	119.0	68.8%	68.8%
Wisconsin	6	12,228,848	1.1	$2,038,141	1.91x	3.094%	85.8	62.4%	54.8%
Virginia	3	12,000,000	1.1	$4,000,000	3.56x	2.950%	120.0	60.5%	60.5%
Kentucky	2	11,762,156	1.0	$5,881,078	2.10x	3.936%	118.9	64.8%	54.5%
Connecticut	2	8,000,000	0.7	$4,000,000	3.56x	2.950%	120.0	60.5%	60.5%
Oklahoma	2	7,718,226	0.7	$3,859,113	2.54x	3.414%	118.9	64.5%	64.5%
Michigan	1	7,500,000	0.7	$7,500,000	1.87x	3.090%	84.0	62.5%	54.4%
Washington	1	6,810,000	0.6	$6,810,000	2.52x	3.450%	119.0	64.9%	64.9%
North Dakota	1	6,447,024	0.6	$6,447,024	1.92x	3.450%	119.0	67.9%	47.9%
Arkansas	1	6,320,000	0.6	$6,320,000	2.53x	3.300%	120.0	63.2%	63.2%
Colorado	2	6,241,632	0.6	$3,120,816	2.25x	3.640%	119.2	56.3%	53.4%
Florida	1	5,475,000	0.5	$5,475,000	2.50x	3.300%	120.0	62.9%	62.9%
Maryland	2	4,654,149	0.4	$2,327,075	2.03x	3.105%	91.0	62.3%	55.9%
South Carolina	1	4,633,146	0.4	$4,633,146	1.47x	3.790%	120.0	68.0%	58.5%
Massachusetts	1	4,550,000	0.4	$4,550,000	1.87x	3.090%	84.0	62.5%	54.4%
Ohio	2	2,626,766	0.2	$1,313,383	2.13x	3.331%	119.3	60.7%	52.3%
Louisiana	3	1,305,566	0.1	$435,189	2.66x	3.165%	118.0	61.5%	61.5%
Indiana	1	404,661	0.0	$404,661	2.66x	3.165%	118.0	61.5%	61.5%
Total/Avg./Wtd.Avg.	90	$1,120,898,925	100.0%	$12,454,432	2.94x	3.323%	108.7	56.1%	53.3%

(1)	Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-10

ANNEX A-3

DESCRIPTION OF THE TOP 15 MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-1

One SOHO SQUARE

A-3-2

One SOHO SQUARE

One SoHo Square
161 Avenue of the Americas and 233 Spring Street
New York, NY 10013
HUDSON SQUARE
SOHO
Hudson River
345 Hudson (Google)
550 Washington (Google)
1 Hudson Square
NYU Silver Towers
NYU Sports Center
NYU Washington Square Village
Washington Square Village 3 & 4
W Houston Street
Bleecker Street
W 3rd Street
Spring Street
Varick Street
Hudson Street
Broadway
Sixth Avenue
Holland Tunnel Exit
Holland Tunnel Entrance
St John's Park
Canal Park
SoHo Square
James Walker Park
New York Passport Agency
United Parcel Service
Chelsea Vocational High School
The Dominick
NYC Fire Museum
Hudson Park Library
St Luke's in the Fields
Church of Our Lady of Pompeii
Father Demo Square
Little Red Schoolhouse
St Anthony's School
St Anthony of Padua
The Museum of Interesting Things Secret Speakeasy
New York
MANHATTAN
UPPER WEST SIDE
UPPER EAST SIDE
Central Park
MIDTOWN
Times Square
United Nations
Empire State Building
Madison Square Garden
Hudson Yards
Metropolitan Museum of Art
Natural History Museum
Carnegie Hall
WEST NEW YORK
HOBOKEN
JERSEY CITY
QUEENS
ASTORIA
LONG ISLAND CITY
BROOKLYN
FINANCIAL DISTRICT
NYU
SOHO

A-3-3

One SOHO SQUARE

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Sellers	GSMC, GACC
Location (City/State)	New York, New York		Cut-off Date Balance(2)	$112,000,000
Property Type	Office		Cut-off Date Balance per SF(1)	$597.29
Size (SF)	786,891		Percentage of Initial Pool Balance	9.99%
Total Occupancy as of 6/1/2021	92.5%		Number of Related Mortgage Loans	None
Owned Occupancy as of 6/1/2021	92.5%		Type of Security	Fee
Year Built / Latest Renovation	1904-1926 / 2016		Mortgage Rate	2.72466879%
Appraised Value	$1,350,000,000		Original Term to Maturity (Months)	84
			Original Amortization Term (Months)	NAP
			Original Interest Only Period (Months)	84

Underwritten Revenues	$83,142,799
Underwritten Expenses	$19,231,486		Escrows(3)
Underwritten Net Operating Income (NOI)	$63,911,313			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$63,328,788		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	34.8%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)	34.8%		Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(1)	4.92x / 4.88x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	13.6% / 13.5%

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan	$470,000,000	51.8%	Loan Payoff	$900,036,150	99.2%
Subordinate Loan	315,000,000	34.7	Closing Costs	7,272,952	0.8
Mezzanine Loan	120,000,000	13.2
Borrower Sponsor Cash Contribution	2,309,102	0.3
Total Sources	$907,309,102	100.0%	Total Uses	$907,309,102	100.0%

(1)	Calculated based on the aggregate outstanding balance of the One SoHo Square Senior Loan (as defined below) and excludes the One SoHo Square Subordinate Loan (as defined below) unless otherwise specified See “—The Mortgage Loan” below.

(2)	The Cut-off Date Balance of $112,000,000 represents the non-controlling notes A-1-C-4, A-1-C-7, A-1-C-8, A-2-C-2 and A-2-C-3, which are part of the One SoHo Square Whole Loan described below. See “—The Mortgage Loan” below.

(3)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “One SoHo Square Loan”) is part of a whole loan (the “One SoHo Square Whole Loan”) comprised of 20 senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $470,000,000 (the “One SoHo Square Senior Loan”) and three pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $315,000,000 (the “One SoHo Square Subordinate Loan”). The One SoHo Square Whole Loan has an aggregate outstanding principal balance as of the Cut-off Date of $785,000,000 and is secured by a first mortgage encumbering the borrower’s fee interest in an office property located in the Hudson Square / Meatpacking District submarket in New York (the “One SoHo Square Property”). The One SoHo Square Loan (evidenced by the non-controlling notes A-1-C-4, A-1-C-7, A-1-C-8, A-2-C-2 and A-2-C-3), having an aggregate outstanding principal balance as of the Cut-off Date of $112,000,000, is being contributed to the Benchmark 2021-B29 transaction. The One SoHo Square Subordinate Loan will not be an asset of the Issuing Entity.

The One SoHo Square Whole Loan was co-originated by Goldman Sachs Bank USA (“GSBI”), DBR Investments Co. Limited (“DBRI”) and Bank of Montreal (“BMO”) on July 9, 2021. The One SoHo Square Whole Loan has an interest rate of 2.72466879% per annum. GSBI is contributing notes A-1-C-4, A-1-C-7 and A-1-C-8, in the aggregate outstanding principal balance of $72,353,868 as of the Cut-off Date and DBRI is contributing notes A-2-C-2 and A-2-C-3 in the aggregate outstanding principal balance of $39,646,132 as of the Cut-off Date. The borrower sponsor utilized the proceeds of the One SoHo Square Total Debt to refinance the One SoHo Square Property and pay origination costs.

The One SoHo Square Whole Loan had an initial term of 84 months and has a remaining term of 83 months as of the Cut-off Date. The One SoHo Square Whole Loan requires monthly payments of interest only for the entire term of the One SoHo Square Whole Loan. The stated maturity date is the due date in August 2028.

The One SoHo Square Whole Loan may be voluntarily prepaid in whole (but not in part) beginning on the payment date in March 2028 without the payment of any prepayment premium. In addition, the One SoHo Square Whole Loan may be defeased in whole (but not in part) at any time on or after the first payment date following the earlier of (i) July 9, 2024 and (ii) two years from the closing date of the securitization that includes the last note of the One SoHo Square Whole Loan to be securitized. Prepayment in whole or in part is permitted at any time, subject to yield maintenance for any payment prior to March 6, 2028.

A-3-4

One SOHO SQUARE

The table below summarizes the promissory notes that comprise the One SoHo Square Whole Loan. The relationship between the holders of the One SoHo Square Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—One SoHo Square Whole Loan” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece

A-1-S	$685,083	$685,083	SOHO 2021-SOHO	Yes
A-1-C-1	53,950,000	53,950,000	Benchmark 2021-B28	No
A-1-C-2	75,000,000	75,000,000	WFB(1)	No
A-1-C-3	50,000,000	50,000,000	Benchmark 2021-B28	No
A-1-C-4	50,000,000	50,000,000	Benchmark 2021-B29	No
A-1-C-5	50,000,000	50,000,000	BCREI(2)	No
A-1-C-6	20,000,000	20,000,000	BCREI(2)	No
A-1-C-7	20,000,000	20,000,000	Benchmark 2021-B29	No
A-1-C-8	2,353,868	2,353,868	Benchmark 2021-B29	No
A-2-S	204,420	204,420	SOHO 2021-SOHO	No
A-2-C-1	21,050,000	21,050,000	Benchmark 2021-B28	No
A-2-C-2	20,000,000	20,000,000	Benchmark 2021-B29	No
A-2-C-3	19,646,132	19,646,132	Benchmark 2021-B29	No
A-2-C-4	16,000,000	16,000,000	DBRI(3)	No
A-2-C-5	10,000,000	10,000,000	Benchmark 2021-B28	No
A-2-C-6	9,176,796	9,176,796	DBRI(3)	No
A-3-S	110,497	110,497	SOHO 2021-SOHO	No
A-3-C-1	24,000,000	24,000,000	BMO(4)	No
A-3-C-2	16,000,000	16,000,000	BMO(4)	No
A-3-C-3	11,823,204	11,823,204	BMO(4)	No
Total Senior Notes	$470,000,000	$470,000,000
B-1	215,801,105	215,801,105	SOHO 2021-SOHO	No
B-2	64,392,265	64,392,265	SOHO 2021-SOHO	No
B-3	34,806,630	34,806,630	SOHO 2021-SOHO	No
Whole Loan	$785,000,000	$785,000,000

(1)	Held by Wells Fargo Bank, National Association (“WFB”) and expected to be contributed to one or more future securitization transactions.

(2)	Held by Barclays Capital Real Estate Inc. (“BCREI”) and expected to be contributed to one or more future securitization transactions.

(3)	Held by DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”) and expected to be contributed to one or more future securitization transactions.

(4)	Held by Bank of Montreal (“BMO”) and expected to be contributed to one or more future securitization transactions.

A-3-5

One SOHO SQUARE

The capital structure for the One SoHo Square Total Debt is shown below:

One SoHo Square Total Debt Capital Structure

(1)	The interest rate on the One SoHo Square Whole Loan is 2.72466879%. The interest rate on the One SoHo Square Mezzanine Loan (as defined below) is 5.05000%. The weighted average interest rate on the One SoHo Square Total Debt is 3.03300000016575%. The “One SoHo Square Total Debt” means the aggregate principal balance of the One SoHo Square Whole Loan and the One SoHo Square Mezzanine Loan.

(2)	Based on the One SoHo Square Property square footage of 786,891 SF.

(3)	Based on the “as-is” appraised value of $1,350,000,000.

(4)	Cumulative UW NOI / NCF Debt Yield and Cumulative UW NOI / NCF DSCR are calculated based on an UW NOI and UW NCF of $63,911,313 and $63,328,788, respectively.

(5)	The One SoHo Square Mezzanine Loan was funded by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal.

(6)	Based on the “as-is” appraised value of $1,350,000,000, the implied Borrower Sponsor Equity contributed to the One SoHo Square Property is $445,000,000.

■	The Mortgaged Property. The One SoHo Square Property is a 786,891 SF, Class A, office property located in New York, New York that was designed by the architecture firm Gensler. The One SoHo Square Property is situated in the Hudson Square / Meatpacking District submarket on the northwest corner of 6th Avenue and Spring Street. The One SoHo Square Property features multiple amenities, including roof decks with panoramic views, building management systems, destination dispatch elevators, 24/7 attended lobby with exclusive key card access, a bike room, a message center, and an online tenant service request system. The One SoHo Square Property serves as the corporate headquarters for Flatiron Health, MAC, Warby Parker, Glossier and Double Verify (through November 2023, at which time Flatiron Health is expected take this space through February 2031 as further described below) which together occupy 59.2% of the GLA.

As of June 1, 2021, the One SoHo Square Property was 92.5% leased to 14 tenants.

The largest tenant, Flatiron Health (“Flatiron”) (223,402 SF; 28.4% of GLA; 29.0% of underwritten base rent; Moody’s/S&P/Fitch: Aa3/AA/AA) is an oncology-focused electronic health records company that seeks to accelerate cancer research and improve the quality of care for cancer patients. Founded in 2012, Flatiron Health partners with hundreds of cancer centers and developers of oncology therapeutics to facilitate the collection of patient data for research and development purposes to accelerate and impact treatment worldwide. Flatiron’s

A-3-6

One SOHO SQUARE

lease at the One SoHo Square Property commenced in June 2018 and expires in February 2031. Flatiron’s lease has two, five-year extension options.

The second largest tenant, Aetna (106,350 SF; 13.5% of GLA; 14.9% of underwritten base rent; Moody’s/S&P/Fitch: Baa2/BBB/NR) provides health insurance, as well as dental, vision and other plans to individuals, families and employers. Founded in 1853 in Hartford, Connecticut, Aetna offers: (i) a range of insurance and employee benefits products, (ii) programs and services that help control rising costs while striving to improve the quality of healthcare and (iii) tools and information to help people make better-informed decisions about their healthcare and financial well-being. Aetna’s lease at the One SoHo Square Property commenced in August 2018 and expires in July 2029. Aetna’s lease has two, one-year or five-year extension options.

The third largest tenant, MAC (88,699 SF; 11.3% of GLA; 13.1% of underwritten base rent; Moody’s/S&P/Fitch: A1/A+/NR) which stands for Make-Up Art Cosmetics (“MAC”), is a makeup and cosmetic supplier. Founded in 1984 in Toronto, Canada by photographer Frank Toskan and salon owner Frank Angelo, MAC is now sold in more than 120 countries around the globe and offers more than 50 collections each year. MAC’s lease at the One SoHo Square Property commenced in November 2017 and expires in March 2034. MAC’s lease has two, five-year extension options.

COVID-19 Update. As of September 6, 2021, the One SoHo Square Whole Loan is not subject to any forbearance, modification or debt service relief request. As of September 6, 2021, the borrower sponsor has reported that 100% of the expected July and August 2021 rent payments were received. The September debt service payment was made.

The following table presents certain information relating to the tenants at the One SoHo Square Property:

Ten Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/S&P/Fitch)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Flatiron Health(4)(5)	Aa3 / AA / AA	223,402	28.4%	$19,473,782	29.0%	$87.17	2/28/2031	2, 5-year options
Aetna	Baa2 / BBB / NR	106,350	13.5	9,972,297	14.9	$93.77	7/31/2029	Various(6)
MAC	A1 / A+ / NR	88,699	11.3	8,784,122	13.1	$99.03	3/31/2034	2, 5-year options
Juul Labs(7)	NR / NR / NR	54,068	6.9	6,927,707	10.3	$128.13	5/31/2032	2, 5-year options
Warby Parker	NR / NR / NR	83,286	10.6	6,302,878	9.4	$75.68	1/31/2025	1, 5-year option
Glossier	NR / NR / NR	39,637	5.0	3,493,168	5.2	$88.13	4/30/2028	1, 5-year option
Double Verify(8)	NR / NR / NR	30,668	3.9	2,680,371	4.0	$87.40	2/28/2031	None
Trader Joe's	NR / NR / NR	26,126	3.3	2,500,000	3.7	$95.69	5/31/2033	3, 5-year options
Managed By Q(9)	NR / NR / NR	27,334	3.5	2,365,080	3.5	$86.53	6/30/2028	None
Aveda	A1 / A+ / NR	20,194	2.6	1,827,980	2.7	$90.52	5/31/2025	1, 5-year option
Ten Largest Tenants		699,764	88.9%	$64,327,385	95.8%	$91.93
Remaining Tenants		28,208	3.6	2,812,852	4.2	$99.72
Vacant Space		58,919	7.5	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		786,891	100.0%	$67,140,237	100.0%	$92.23

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated June 1, 2021 with rent steps through August 31, 2022.

(4)	Flatiron Health receives an abatement of 87.71% for the months of March 2027 through March 2028. Does not include space that has been pre-leased to Flatiron Health (35,523 SF), which is currently occupied by Double Verify (see footnote (8) below) and another tenant.

(5)	Flatiron Health originally put up approximately 111,000 SF (approximately 49%) of its leased space for sublease during the COVID-19 pandemic. The tenant currently has approximately 40,890 SF (approximately 17.9%) of its leased space up for sublease, of which 30,668 SF has been subleased to Petal for three years at approximately 35% of Flatiron Health’s contractual rent. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.

(6)	Aetna has (i) one, 1-year renewal option at 120% of the fixed rent payable immediately preceding the renewal with 12 months' notice or (ii) one, five-year renewal option at FMR with 15 months' notice. If Aetna exercises the five-year renewal option, Aetna will subsequently have either (i) one, one-year renewal option at 120% of the fixed rent payable immediately preceding the renewal with 12 months' notice or (ii) one, five-year renewal option at FMR with 15 months' notice.

(7)	Juul Labs has yet to take occupancy of its space but continues to pay its current rent. This space is presently on the market for sublease. We cannot assure you that this space will be subleased or that Juul Labs will continue to pay rent.

(8)	Suite 4 is presently leased to Double Verify through November 30, 2023. Flatiron Health has executed a lease for this space commencing on March 1, 2024. UW Base Rent depicts Double Verify’s base rent through November 2023 and Flatiron Health’s rent thereafter. Flatiron Health receives an abatement on this suite of 91.28% for the months of March 2027 through September 2027 and 58.1% for the month of October 2027.

(9)	Additional credit enhancement in the form of a parent company guaranty from WeWork, a letter of credit in the amount of one year of rent and a prohibition on using the space for co-working.

A-3-7

One SOHO SQUARE

The following table presents certain information relating to the lease rollover schedule at the One SoHo Square Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023(4)	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	103,480	13.2	13.2%	8,130,858	12.1	$78.57	2
2026	4,855	0.6	13.8%	89,652	0.1	$18.47	1
2027	0	0.0	13.8%	0	0.0	$0.00	0
2028	66,971	8.5	22.3%	5,858,247	8.7	$87.47	2
2029	106,350	13.5	35.8%	9,972,297	14.9	$93.77	1
2030	0	0.0	35.8%	0	0.0	$0.00	0
2031	254,862	32.4	68.2%	22,332,354	33.3	$87.63	3
2032 & Thereafter	191,454	24.3	92.5%	20,756,829	30.9	$108.42	5
Vacant	58,919	7.5	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	786,891	100.0%		$67,140,237	100.0%	$92.23	14

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated June 1, 2021 with rent steps through August 31, 2022.

(4)	Double Verify’s lease expires in November 2023. Flatiron Health has pre-leased the space subsequent to Double Verify’s lease expiration. Flatiron Health is anticipated to take occupancy of the space in March 2024 until its lease expiration in February 2031 coterminous with the other Flatiron Health spaces. Base Rent represents the term of the Double Verify Lease. The Lease Expiration represents the lease expiration of Flatiron Health.

The following table presents certain information relating to historical occupancy at the One SoHo Square Property:

Historical Leased %(1)

As of 6/1/2021(2)
92.5%

(1)	Historical occupancies are not presented as the One SoHo Square Property was undergoing lease up.

(2)	Based on the underwritten rent roll dated June 1, 2021.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the One SoHo Square Property:

Cash Flow Analysis(1)

	2019	2020	TTM 4/30/2021	Underwritten(2)	Underwritten $ per SF
Base Rent(3)	$53,253,724	$63,763,493	$65,746,242	$67,140,237	$85.32
Contractual Rent Steps(4)	0	0	0	5,035,662	6.40
Vacant Income	0	0	0	3,588,186	4.56
Reimbursements	2,129,581	2,664,812	2,973,859	10,451,209	13.28
Vacancy & Credit Loss	(16,604,337)	(5,059,796)	(2,158,794)	(3,588,186)	(4.56)
Other Income(5)	665,493	545,417	410,353	515,692	0.66
Effective Gross Revenue	$39,444,461	$61,913,927	$66,971,660	$83,142,799	$105.66
Total Operating Expenses	14,448,761	14,956,452	15,563,367	19,231,486	24.44
Net Operating Income	$24,995,700	$46,957,475	$51,408,293	$63,911,313	$81.22
TI/LC	0	0	0	566,788	0.72
Capital Expenditures	0	0	0	15,738	0.02
Net Cash Flow	$24,995,700	$46,957,475	$51,408,293	$63,328,788	$80.48

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The increase from the TTM 4/30/2021 NOI to Underwritten Net Operating Income is primarily attributable to the inclusion of the present value of contractual rent step increments over the remainder of the investment-grade tenants’ lease terms ($5,035,662), as well as incremental expense reimbursements to account for adjusted real estate taxes ($5,573,438).

(3)	Underwritten Base Rent is based on the in-place rent roll as of June 1, 2021.

(4)	Underwritten Contractual Rent Steps reflects the present value of contractual rent steps from credit tenants and are taken through the remainder investment-grade tenants’ lease terms.

(5)	Underwritten Other Income includes a Vertical Decommission Revenue Adjustment of $115,232.

A-3-8

One SOHO SQUARE

■	Appraisal. According to the appraisal, the One SoHo Square Property had an “as-is” appraised value of $1,350,000,000 as of June 10, 2021.

■	Environmental Matters. According to the Phase I environmental report dated June 18, 2021, there are no recognized environmental conditions or recommendations for further action at the One SoHo Square Property.

■	Market Overview and Competition. The One SoHo Square Property is located within the New York City-Jersey City-White Plains metropolitan area and is part of the Hudson Square/Meatpacking Office submarket. The One SoHo Square Property benefits from the area’s mass transit infrastructure that connects Manhattan to the outer boroughs and the surrounding suburbs in the tri-state area. Air transportation is available via JFK International Airport, Newark Liberty International Airport, and LaGuardia Airport, all of which are in close proximity to the One SoHo Square Property. Further, Penn Station and Grand Central are located in New York City, offering railroad access to Long Island, New York state, Connecticut, and New Jersey. The New York City metropolitan area has a diverse economy, with major employers including JP Morgan Chase & Co., Bank of America, New York-Presbyterian Healthcare System, Macy’s, Verizon Communications, PWC, Delta Air Lines Inc., and Time Warner Inc.

As of the first quarter of 2021, the Midtown South Office Market had approximately 3.4 million SF under construction with an overall vacancy rate of 17.5% and average asking rents of $76.60 per SF. As of the first quarter of 2021, the Hudson Square/Meatpacking Office submarket had approximately 988,866 SF under construction with an overall vacancy rate of 6.4% and average asking rents of $79.55 per SF.

The appraisal identified seven directly competitive office comparables. Comparable buildings were built between 1910 and 1987 and range in size from 236,512 SF to 2,921,914 SF. Average asking rents ranged from $85.00 to $90.00 per SF.

The following table presents certain information relating to the sales comparables for the One SoHo Square Property:

Sales Comparables(1)

	Property Name	RSF	Year Built / Renovated	Occupancy	Sale Date	Price	Price per SF	Cap Rate	Adjusted Price PSF
1	635-641 Avenue of the Americas	267,000	1902 / 2015	84.0%	Jun-2021	$325,000,000	$1,217	5.36%	$1,339
2	546 Broadway	93,600	1900	100.0%	Jun-2021	$160,000,000	$1,709	6.17%	$1,197
3	125 West End Avenue	399,309	1929	0.0%	Mar-2021	$597,015,923	$1,495	4.58%	$1,719
4	410 Tenth Avenue	634,359	1927 / 2021	98.0%	Dec-2020	$952,840,000	$1,502	4.30%	$1,577
5	One Madison Avenue	1,392,565	1932 / 2023	0.0%	May-2020	$2,300,000,000	$1,652	4.30%	$1,817
6	424 Fifth Avenue	680,493	1929 / 2020	100.0%	Mar-2020	$1,289,501,065	$1,895	5.21%	$1,710
7	450 West 15th Street	320,789	1928 / 2012	94.0%	May-2019	$600,000,000	$1,870	3.30%	$1,688
8	330 Hudson Street	467,905	1910 / 2013	100.0%	Feb-2018	$385,000,000	$823	4.54%	$1,214
Weighted Average / Total		532,003		56.1%		$1,268,227,178	$1,553	4.53%	$1,635
	One SoHo Square	786,891	1904-1926 / 2016	92.5%		$1,350,000,000	$1,716	4.25%	$1,716

(1)	Source: Appraisal.

(2)	The One SoHo Square Property’s Price and Price per SF are based on the “as-is” appraised value. The One SoHo Square Property’s Occupancy and RSF is based on in-place rent roll as of June 2021 with rent steps through August 31, 2022.

■	The Borrowers. The borrowers are SOHO AOA Owner, LLC, OSS 2016 LLC and 2016 SOHO LLC, each a Delaware limited liability company, as tenants-in-common. The borrowers are structured to be single purpose bankruptcy-remote entities, having at least two independent directors in their organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the One SoHo Square Whole Loan. The borrower sponsor is comprised of entities controlled by the trustees of the Amended and Restated 2013 LG Revocable Trust (d/b/a Stellar Management) and the non-recourse carveout guarantor is The Gluck Family Trust. Stellar Management (“Stellar”) was founded in 1985 by Laurence Gluck, formerly a partner at New York real estate law firm Dreyer & Traub and a former member of the executive committee of the Real Estate Board of New York. Stellar owns and manages over 12,000 apartments, over two million SF of office

A-3-9

One SOHO SQUARE

space and 1.3 million SF of retail space. Notable New York City projects, past and present, include 14 Wall Street, The Milk Building, 522 Fifth Avenue, 220 Fifth Avenue, Otto Greenpoint, The Windermere, Embassy House, Columbus Square and Independence Plaza. Since its inception, Stellar has partnered with a number of institutions and has been a fiduciary to investors on over 150 transactions. Stellar employs over 700 people.

■	Escrows. At loan origination, in lieu of funding an unfunded obligations reserve, the guarantor also provided a guaranty of certain unfunded obligations including tenant improvements and leasing commissions in an amount equal to $3,142,373.13.

Tax Reserve - The borrowers are required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a One SoHo Cash Sweep Period (as defined below), 1/12 of the reasonably estimated annual real estate taxes.

Insurance Reserve - The borrowers are required to deposit into an insurance reserve, on a monthly basis during the continuance of a One SoHo Square Cash Sweep Period, 1/12 of reasonably estimated insurance premiums unless the borrower maintains a blanket policy in accordance with the One SoHo Square Whole Loan documents.

Replacement Reserve - The borrowers are required to deposit into a replacement reserve during the continuance of a One SoHo Square Cash Sweep Period, an amount equal to the lesser of (i) $13,197 and (ii) the amount that would cause the replacement reserve account to contain $150,000.

TI/LC Reserve - The borrowers are required to deposit into a rollover reserve during the continuance of a One SoHo Square Cash Sweep Period, an amount equal to the lesser of (i) $65,984 and (ii) the amount that would cause the tenant improvement and leasing commission reserve account to contain $1.5 million.

■	Lockbox and Cash Management. The One SoHo Square Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the One SoHo Square Property and all other money received by the borrowers or the property manager with respect to the One SoHo Square Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a One SoHo Square Cash Sweep Period or event of default under the One SoHo Square Whole Loan, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no One SoHo Square Cash Sweep Period or event of default under the One SoHo Square Whole Loan is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a One SoHo Square Cash Sweep Period or an event of default under the One SoHo Square Whole Loan, all funds on deposit in the cash management account after payment of debt service on the One SoHo Square Whole Loan (and the One SoHo Square Mezzanine Loan provided that an event of default is not continuing), required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the One SoHo Square Whole Loan.

A “One SoHo Square Cash Sweep Period” means each period commencing upon (1) an event of default under the One SoHo Square Whole Loan documents and concluding upon a cure of such event of default, (2) an event of default under the One SoHo Square Mezzanine Loan (as defined below) and concluding upon a cure or waiver of such event of default, (3) the debt yield on the One SoHo Square Total Debt (as calculated under the related loan documents), as determined as of the last day of any two consecutive fiscal quarters, is less than 5.00% (a “One SoHo Square Debt Yield Trigger”), and concluding when the debt yield, determined as of the last day of each of two consecutive fiscal quarters thereafter, on the One SoHo Square Total Debt exceeds 5.00%, and (4) a failure to deliver annual, quarterly or monthly financial reports as and when required under the related loan documents and concluding when such reports are delivered and indicate that no other One SoHo Square Cash Sweep Period is continuing. Notwithstanding the foregoing, if a One SoHo Square Cash Sweep Period is in effect or would be in effect solely as a result of a One SoHo Square Debt Yield Trigger, the borrowers may avoid the commencement of or terminate the continuance of a One SoHo Square Cash Sweep Period by either (x) prepaying (or partially defeasing) a portion of the One SoHo Square Whole Loan and/or One SoHo Square Mezzanine Loan, such that the resulting debt yield exceeds 5.0%, or (y) delivering to the lender, as additional collateral (the “One SoHo Square Debt Yield Collateral”), a letter of credit or cash equivalents satisfactory to the lender in an amount (the “One SoHo Square Debt Yield Cure Amount”) that, when subtracted from the sum of

A-3-10

One SOHO SQUARE

the then outstanding principal balance of the One SoHo Square Whole Loan and the One SoHo Square Mezzanine Loan would result in a debt yield that exceeds 5.0%. Thereafter, if the One SoHo Square Debt Yield Cure Amount as of the last day of any fiscal quarter exceeds the aggregate amount of the One SoHo Square Debt Yield Collateral held by the lender, then a One SoHo Square Cash Sweep Period will commence unless the borrowers prepay (or partially defease) a portion of the One SoHo Square Whole Loan and/or One SoHo Square Mezzanine Loan, such that the resulting debt yield exceeds 5.0% or increases the amount of the One SoHo Square Debt Yield Collateral to the then-current One SoHo Square Debt Yield Cure Amount.

■	Property Management. The One SoHo Square Property is self-managed by MEL Management Corp. (d/b/a Stellar Management), a New York corporation that is an affiliate of the borrowers.

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the One SoHo Square Whole Loan, the lender (in such capacity, the “Mezzanine Lender”) also funded a mezzanine loan in the amount of $120.0 million (the “One SoHo Square Mezzanine Loan”, and together with the One SoHo Square Whole Loan, the “One SoHo Square Total Debt”). The One SoHo Square Mezzanine Loan is secured by the pledge of the direct equity interest in the borrowers and is coterminous with the One SoHo Square Whole Loan. The One SoHo Square Mezzanine Loan accrues interest at a rate of 5.05000% per annum. The rights of the Mezzanine Lender under the One SoHo Square Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

■	Permitted Future Mezzanine or Subordinate Secured Indebtedness. The related loan documents permit future mezzanine financing, subject to satisfaction of certain conditions, including among others, such mezzanine debt (i) is not in excess of $90.5 million, (ii) is subordinate to the One SoHo Square Mezzanine Loan, (iii) is obtained any time after July 9, 2023, (iv) is provided by a qualified lender (as defined in the loan documents), (v) is subject to an intercreditor agreement reasonably acceptable to the lender, (vi) is either coterminous with the One SoHo Square Whole Loan or freely pre-payable without premium or penalty from and after the related One SoHo Square Whole Loan maturity date, (vii) as of the date of its incurrence, does not cause the DSCR of the One SoHo Square Total Debt, to be less than 2.22x or the debt yield of the One SoHo Square Total Debt to be less than 6.82%, (viii) as of the date of its incurrence, does not cause the aggregate loan-to-value ratio of the One SoHo Square Whole Loan, the One SoHo Square Mezzanine Loan and such additional mezzanine loan, based on an updated appraisal of the One SoHo Square Property, to be greater than 67.0%, (ix) delivery of a rating agency confirmation and (x) if the mezzanine debt bears a floating rate of interest, execution of an interest rate cap agreement from a counterparty reasonably acceptable to the lender. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the One SoHo Square Property, as well as 24 months of rental loss and/or business income interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-11

HQ @ FIRST

A-3-12

HQ @ FIRST

A-3-13

HQ @ FIRST

MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
120 Holger Way
130 Holger Way
110 Holger Way
95 Headquarters Drive
237
N FIRST ST
TASMAN DR
Office
Retail
Hotel
Cultural
Institutional
Prominent Residential
Residential
San Francisco
Oakland
Berkeley
San Ramon
Pleasanton
Union City
Fremont
Milpitas
Palo Alto
Santa Clara
San Jose
Cupertino
San Mateo
Pacific Ocean

A-3-14

HQ @ FIRST

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	JPMCB
Location (City/State)	San Jose, California		Cut-off Date Balance(2)	$98,700,000
Property Type	Office		Cut-off Date Balance per SF(1)	$381.01
Size (SF)	603,666		Percentage of Initial Pool Balance	8.8%
Total Occupancy as of 9/1/2021	100.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 9/1/2021	100.0%		Type of Security	Fee
Year Built / Latest Renovation	2010 / 2018		Mortgage Rate(3)	2.97000%
Appraised Value	$538,000,000		Original Term to Maturity (Months)(3)	120
			Original Amortization Term (Months)(3)	NAP
			Original Interest Only Period (Months)(3)	120

Underwritten Revenues	$38,884,221
Underwritten Expenses	$10,300,095		Escrows(4)
Underwritten Net Operating Income (NOI)	$28,584,126			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$28,463,393		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	42.8%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)	42.8%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	4.13x / 4.11x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.4% / 12.4%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$408,000,000	75.0%	Purchase Price	$535,000,000	98.3%
Borrower Sponsor Cash Contribution	136,341,719	25.0	Closing Costs	9,341,719	1.7
Total Sources	$544,341,719	100.0%	Total Uses	$544,341,719	100.0%

(1)	The HQ @ First Loan (as defined below) is part of the HQ @ First Whole Loan (as defined below) with an original principal balance of $408,000,000. The Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI, DSCR Based on Underwritten NCF, Debt Yield Based on Underwritten NOI, Debt Yield Based on Underwritten NCF and Cut-off Date Balance per SF numbers presented above are based on the HQ @ First Senior Loan (as defined below). The Cut-off Date Balance per SF, Debt Yield Based on Underwritten NOI, Debt Yield Based on Underwritten NCF, DSCR Based on Underwritten NOI, DSCR Based on Underwritten NCF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the HQ @ First Whole Loan are approximately $676, 7.0%, 7.0%, 2.33x, 2.32x, 75.8% and 75.8%, respectively.
(2)	The Cut-off Date Balance of $98,700,000 represents the non-controlling notes A-1-C1 and A-1-C2, which are part of the HQ @ First Whole Loan consisting of six pari passu senior promissory notes with an aggregate original principal balance of $230,000,000 and two pari passu subordinate promissory notes with an aggregate original principal balance of $178,000,000.
(3)	The HQ @ First Whole Loan has an anticipated repayment date (the “ARD”), of August 1, 2031, and a final maturity date of November 1, 2034, and requires interest only payments on each due date up to but not including the ARD. From and after the ARD, interest will accrue on the outstanding principal amount of the HQ @ First Whole Loan at 5.97000%.
(4)	See “—Escrows” below.

■	The Mortgage Loan. The HQ @ First mortgage loan (the “HQ @ First Loan”) is part of a whole loan (the “HQ @ First Whole Loan”) that is evidenced by six pari passu senior promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $230,000,000 (collectively, the “HQ @ First Senior Loan”) and two pari passu subordinate promissory notes in the aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $178,000,000 (collectively, the “HQ @ First Subordinate Companion Loans”). The HQ @ First Whole Loan is secured by the borrower’s first priority fee interest in a Class A office complex located in San Jose, California (the “HQ @ First Property”). The HQ @ First Loan is comprised of the non-controlling notes A-1-C1 and A-1-C2, which have an aggregate original principal balance and aggregate outstanding principal balance as of the Cut-off Date of $98,700,000, representing approximately 8.8% of the Initial Pool Balance.

The HQ @ First Whole Loan was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”) and Barclays Capital Real Estate Inc. (“Barclays”) on July 30, 2021. The HQ @ First Whole Loan has an initial interest rate of 2.97000% per annum (the “Initial Interest Rate”). The borrower utilized the proceeds of the HQ @ First Whole Loan to acquire the HQ @ First Property and pay closing costs.

The HQ @ First Whole Loan has a term of 120 months, with 119 months remaining as of the Cut-off Date. The HQ @ First Whole Loan requires interest only payments on each due date up to but not including the ARD. From and after the ARD, (i) interest will accrue on the outstanding principal amount of the HQ @ First Whole Loan at 5.97000% (the “Adjusted Interest Rate”), compounded monthly, but the borrower will be required to continue to make payments of interest in an amount equal to the interest accrued at the Initial Interest Rate, with the difference between interest accrued at the Adjusted Interest Rate and interest accrued at the Initial Interest Rate being deferred and paid at maturity (such deferred amount, “Accrued Interest”); and (ii) excess cash flow will be applied first to the outstanding principal amount of the HQ @ First Whole Loan until the amount thereof has been reduced to $0, then to Accrued Interest until the amount thereof has been reduced to $0. On or after the monthly payment date in September 2023, the HQ @ First Whole Loan may be voluntarily prepaid, in whole (but not in part), with a prepayment fee equal to the greater of a yield maintenance premium amount or 1.0% of the unpaid principal balance of the HQ @ First Whole Loan as of the prepayment date. On or after the monthly payment date

A-3-15

HQ @ FIRST

in February 2031, the HQ @ First Whole Loan may be voluntarily prepaid in whole (but not in part) without penalty.

The table below summarizes the promissory notes that comprise the HQ @ First Whole Loan. The relationship between the holders of the HQ @ First Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The HQ @ First Whole Loan” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1-S, A-2-S	$89,000,000	$89,000,000	KREST 2021-CHIP	Yes(1)
A-1-C1, A-1-C2	98,700,000	98,700,000	Benchmark 2021-B29	No
A-2-C1, A-2-C2	42,300,000	42,300,000	Barclays(2)	No
Total Senior Notes	$230,000,000	$230,000,000
B-1-S, B-2-S	178,000,000	178,000,000	KREST 2021-CHIP	Yes(1)
Total (Whole Loan)	$408,000,000	$408,000,000

(1)	Pursuant to the related co-lender agreement, the controlling holder is the KREST 2021-CHIP trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The HQ @ First Whole Loan” in the Preliminary Prospectus.
(2)	The related notes are currently held by the Anticipated Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions.

The capital structure for the HQ @ First Whole Loan is shown below:

HQ @ First Total Debt Capital Structure

(1)	The HQ @ First Whole Loan initial interest rate is 2.97000% per annum.
(2)	Based on 603,666 SF of net rentable area.
(3)	Based on the Appraised Value of $538 million.
(4)	Cumulative UW NOI Debt Yield, Cumulative UW NCF Debt Yield, Cumulative UW NOI DSCR and Cumulative UW NCF DSCR are calculated based on an UW NOI and UW NCF of $28,584,126 and $28,463,393, respectively. See “Cash Flow Analysis” below.
A-3-16

HQ @ FIRST

■	The Mortgaged Property. The HQ @ First Property is a 603,666 square foot (“SF”), LEED Gold office complex and parking garage located in San Jose, California. The HQ @ First Property also contains areas built out for a data center and research/lab space. Built in 2010, the HQ @ First Property includes high ceiling heights spanning 13.5 to 15 feet, an on-site solar farm and a panoramic window system providing natural light and San Francisco Bay and Silicon Valley hill views. Amenities at the HQ @ First Property include 1,863 parking spaces (approximately 3.1 per 1,000 SF), a 110-seat theatre, a 300+ seat cafeteria, conference rooms, a 2,000 server rack data center, a fully functioning solar farm that provides enough electricity to completely power the 120 Holger Way property, and a fully equipped fitness center with locker rooms and a basketball court. The 110 Holger Way property houses the HQ @ First Property’s data center and research/lab space.

The HQ @ First Property is 100% leased to Micron Technology, Inc. (603,666 SF, 100.0% of GLA, 100.0% of underwritten base rent). Micron Technology, Inc. (Fitch/Moody’s/S&P: BBB-/Baa3/NR) (NYSE: MU) (“Micron”) a Fortune 500 Company that is the fourth largest semiconductor company in the world with revenues of approximately $7.4 billion in the third fiscal quarter of 2021 and a market capitalization of approximately $85.9 billion as of July 26, 2021. Micron currently has over 40,000 employees across 17 countries with 13 manufacturing sites globally. Micron has 12 core products across memory, storage, and advanced data solutions protected by over 44,000 patents and has numerous other patents currently pending.

In 2018, Micron executed a 16-year lease for 100% of the HQ @ First Property and utilizes the space as its Silicon Valley headquarters. The HQ @ First Property houses critical engineering functions and serves as Micron’s meeting place between customers and engineers in and around Silicon Valley. Over the last 10 years, Micron’s workforce has grown by approximately 54.0%. Micron leased the HQ @ First Property in anticipation of additional growth over time. Prior to the onset of the COVID-19 pandemic, Micron subleased 172,405 SF (28.6% of GLA) to Zscaler, Inc. through September 2026 at a rent 4.6% above Micron’s rent. The subtenant, Zscaler, Inc. (“Zscaler”) (NASDAQ: ZS) is a publicly traded cloud computing company that reported $476.0 million of revenue for the nine month period ending April 30, 2021 and a market capitalization of approximately $32.1 billion as of July 26, 2021. Zscaler uses a portion of the 120 Holger Way property as its headquarters.

The HQ @ First Whole Loan is secured, in part, by the borrower’s fee interest in a parking garage that is subject to a condominium regime consisting of two condominium units. The unit consisting of the parking garage is owned by the borrower, and the other unit is owned by an unaffiliated third party. The related condominium declaration provides that the condominium regime has two directors of the condominium association consisting of a managing director and a non-managing director. The managing director is appointed by the borrower and is authorized to act on the association’s behalf generally without authorization of the non-managing director. See “Description of the Mortgage Pool—Condominium Interests and Other Shared Interests” in the Preliminary Prospectus for additional information.

The following table presents certain information relating to the major tenant at the HQ @ First Property:

Tenant Name	Property	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(1)(3)(4)	% of Total UW Base Rent(1)(3)(4)	UW Base Rent $ per SF(1)(3)(4)	Lease Expiration(5)
Micron	110 Holger Way	BBB-/Baa3/NR	140,043	23.2%	$5,794,979	23.2%	$41.38	12/31/2034
Micron(6)	120 Holger Way	BBB-/Baa3/NR	227,583	37.7%	9,417,385	37.7%	$41.38	12/31/2034
Micron	130 Holger Way	BBB-/Baa3/NR	236,040	39.1%	9,767,335	39.1%	$41.38	12/31/2034
Totals / Wtd. Avg. All Owned Tenants			603,666	100.0%	$24,979,699	100.0%	$41.38

(1)	UW Base Rent, UW Base Rent $ per SF and % of Total UW Base Rent are based on the underwritten rent roll dated September 1, 2021.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown whether or not the parent company guarantees the lease.
(3)	UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps through January 2022 accounting for $730,436 of underwritten base rent. UW Base Rent is exclusive of any premiums attributable to straight line credit for investment grade tenants taken through the ARD.
(4)	UW Base Rent is exclusive of any rental premiums associated with the in-place sublease to Zscaler at the 120 Holger Way property. As of the Cut-Off Date contractual rental premiums associated with the in-place sublease in aggregate are equal to $189,301. The Zscaler rental premium represents Micron’s in-place rent at the end of the corresponding lease year as Zscaler corresponding expansions are scheduled to take place in between lease years.
(5)	The Micron lease is not structured with any termination options (except for certain termination options following a major casualty/condemnation event).
(6)	Pursuant to the terms of the in-place sublease, as of the Cut-off Date, Zscaler subleases 103,443 SF at the 120 Holger Way property on floors 5-7. The in-place sublease is structured such that Zscaler is contractually obligated to expand into a 34,481 square foot space on the 4th floor on October 1, 2022 and into a 34,481 square foot space on the 3rd floor on October 1, 2025. The in-place sublease is set to expire on September 30, 2026 with two, one-year options to renew. There are no termination options associated with the in-place sublease (except for certain termination options following a major casualty/condemnation event) and the sublease rent represents a $370,671 premium in contractual rent from the Micron space upon Zscaler taking full possession of the aforementioned space by sublease term end.

A-3-17

HQ @ FIRST

The following table presents certain information relating to the lease rollover schedule at the HQ @ First Property:

Lease Expiration Schedule

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(1)	% of Total UW Base Rent(1)	UW Base Rent $ per SF(1)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	0	0.0	0.0%	0	0.0	0.00	0
2030	0	0.0	0.0%	0	0.0	0.00	0
2031	0	0.0	0.0%	0	0.0	0.00	0
2032 & Thereafter	603,666	100.0	100.0%	24,979,699	100.0	41.38	1
Vacant	0	0.0	0.0%	$0	0.0	0.00	0
Total / Wtd. Avg.	603,666	100.0%		$24,979,699	100.0%	$41.38	1

(1)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated September 1, 2021.

The following table presents certain information relating to historical occupancy at the HQ @ First Property:

Historical Leased %(1)

2019	2020	As of 9/1/2021
100.0%	100.0%	100.0%

(1)	As provided by the borrower and represents occupancy as of December 31 unless otherwise indicated.

COVID-19 Update. As of September 1, 2021, the HQ @ First Whole Loan is not subject to any forbearance, modification, or debt service relief request. The September debt service payment was made.

A-3-18

HQ @ FIRST

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The HQ @ First Property:

Cash Flow Analysis(1)

	2019	2020	Underwritten	Underwritten $ per SF
Base Rent (1)	$18,986,269	$23,542,974	$24,249,263	$40.17
Rent Steps	0	0	730,436	$1.21
Reimbursements(2)	5,300,575	8,870,807	10,204,095	$16.90
Straight-Line Rent(3)	0	0	3,653,990	$6.05
Vacant Income	0	0	0	$0.00
Other Income(4)	57,533	62,357	46,437	$0.08
Vacancy(5)	0	0	0	$0.00
Effective Gross Income	$24,344,378	$32,476,138	$38,884,221	$64.41
Total Fixed Expenses	$4,368,343	$7,510,190	$8,635,695	$14.31
Total Operating Expenses	1,004,891	1,507,063	1,664,400	$2.76
Net Operating Income(6)	$18,971,144	$23,458,885	$28,584,126	$47.35
TI/LC	0	0	0	$0
Capital Expenditures	0	0	0	$0
Replacement Reserves(7)	0	0	120,733	$0.20
Net Cash Flow	$18,971,144	$23,458,885	$28,463,393	$47.15

(1)	Based on the underwritten rent roll dated September 1, 2021.
(2)	Reimbursements are exclusive of management fees and parking expenses. Reimbursements are inclusive of Micron’s contractual obligation to pay 3.0% of base rent to the borrower for management costs.
(3)	Straight-line rents for Micron (as an investment grade tenant) were applied through the ARD.
(4)	Other income includes income related to a rooftop lease to AT&T and reimbursements for CAM expenses associated with the 180 parking spaces leased by the borrower sponsor to the adjacent retail and hotel.
(5)	No vacancy was underwritten due to Micron’s investment grade ratings, Micron leasing 100% of the space, and Micron having no termination options.
(6)	The increase in Underwritten NOI from 2020 NOI is primarily associated with the inclusion of contractual rent steps and straight line rent for Micron.
(7)	Underwritten to $0.20 PSF, which is the amount recommended by the engineering report provided by Partner Engineering and Science, Inc.
A-3-19

HQ @ FIRST

■	Appraisal. According to the appraisal, the HQ @ First Property had an “as-is” appraised value of $538,000,000 as of July 19, 2021.

Appraisal Approach	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$538,000,000	6.25%	4.50%
Income Capitalization Approach	$538,000,000	6.25%	4.50%

■	Environmental Matters. According to a Phase I environmental report dated June 25, 2021, there are no recognized environmental conditions or recommendations for further action at the HQ @ First Property.

■	Market Overview and Competition. The HQ @ First Property is located south of Highway 237 in the North San Jose office submarket within San Jose. The HQ @ First Property is accessible via Interstate 237, Highways 880, 680 and 101 as well as the VTA Light Rail, which provides linkage to Caltrain, giving the HQ @ First Property access to the entire Bay Area. The HQ @ First Property is also approximately 9.2 miles away from the San Jose International Airport and the Milpitas BART Station. The submarket stretches from Downtown San Jose to the Bayshore between Santa Clara directly west and Milpitas and Berryessa to the east. According to the appraiser, the North San Jose office submarket is ranked seventh in inventory in the metro area. The North San Jose office submarket accounts for approximately 6.0% of overall building inventory in the market, which represents approximately 6.4% of the total unit inventory. According to the appraiser, the Northern San Jose submarket saw overall office rents increase from $40.20 per square foot in 2019 to $46.68 per square foot in 2020, representing a 16.1% increase. Additionally, North San Jose has been demonstrated to be more affordable than other areas of Silicon Valley, such that tenants looking to limit costs are drawn to the submarket. Asking rents in North San Jose average approximately $46.44 per square foot which ranks among the least expensive across the metro and is approximately $15 per square foot below the metro average of $61.44 per square foot. North San Jose is one of the least supply-constrained submarkets in the metro area and has seen urban redevelopment projects and significant supply growth from 2016-2018. The supply growth has contributed to a current vacancy of 14.7% for class four and five star properties. Prior to the onset of the COVID-19 pandemic, nearly all the office assets traded in North San Jose were fully leased.

The following table presents certain information relating to the appraisal’s market rent conclusion for the HQ @ First Property:

Market Rent Summary(1)

Market/ Submarket	Inventory (SF)	Direct Vacancy Rate	Net Absorption (SF)	Deliveries (SF)	Under Construction	Asking Rent PSF
San Jose	63,754,899	11.2%	(184,348)	298,472	7,627,702	$61.44
North San Jose	4,092,705	19.8%	(7,843)	0	611,335	$46.44

(1)	Based on the appraisal dated July 28, 2021.

A-3-20

HQ @ FIRST

The following table presents Class A office leases which are direct competitors to the HQ @ First Property:

Comparable Office Leases(1)

Property Name/Location	Suite Size	Year Built/ Renovated	Tenant	Base Rent PSF	Commencement Date	Structure
HQ @ First(2) San Jose, CA	603,666	2010 / 2018	Micron	$40.17	Jan-19	NNN
1193 Coleman Ave San Jose, CA	643,990	2022 / NAV	Verizon Communications	$51.00	Jan-22	NNN
Nokia Sunnyvale, CA	231,000	2021 / NAV	Nokia	$52.80	Oct-21	NNN
Corporate Technology 1A San Jose, CA	45,831	1999 / NAV	Raytheon Company	$36.60	Jul-20	NNN
The Offices at Santana Row San Jose, CA	301,000	2019 / NAV	Splunk	$45.60	Mar-19	NNN
River Corporate Center- Building 3 Santa Clara, CA	204,000	2019 / NAV	Santa Clara County	$35.40	Mar-19	NNN
America Center- Building 3 Santa Clara, CA	228,725	2017 / NAV	Hewlett Packard Enterprise	$39.60	Jan-19	NNN
5490 Great America Parkway Santa Clara, CA	227,000	2016 / NAV	Verb Surgical	$43.20	Jan-19	NNN
2555-2565 Augustine Drive Santa Clara, CA	440,312	2017 / NAV	Analog Devices	$41.88	Mar-18	NNN

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 1, 2021.

The following table presents comparable office sales to the HQ @ First Property:

Comparable Sales Summary(1)

Property Name/Location	Rentable Area	Occupancy	Sale Date	Price	Price PSF	Cap Rate
HQ @ First(1) San Jose, CA	603,666(2)	100.0%(2)	Jul-21(3)	$535,000,000(3)	$886	4.50%
750 Moffet Blvd Mountain View, CA	222,000	100.0%	Jul-21	$282,600,000	$1,273	4.22%
Raytheon Office San Jose, CA	142,710	100.0%	Jun-20	$95,200,000	$667	NAV
Creekside Office Park Campbell, CA	177,815	100.0%	Mar-20	$139,000,000	$782	5.80%
2225 Lawson Lane Santa Clara, CA	328,867	100.0%	Feb-20	$276,300,000	$840	4.80%
Koll Center - Sierra Point Brisbane, CA	90,000	100.0%	Jun-19	$77,000,000	$856	4.40%
The Campus @ 3333 Phase III Santa Clara, CA	941,005	100.0%	Sep-17	$610,000,000	$648	5.90%
111 Albright Way Los Gatos, CA	285,929	100.0%	May-17	$196,907,000	$689	5.90%
410-430 N Mary Avenue Sunnyvale, CA	349,758	100.0%	Feb-17	$290,700,000	$831	5.20%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 1, 2021.

(3)	Source: borrower.

A-3-21

HQ @ FIRST

■	The Borrower. The borrower is KRE HQ at First Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the HQ @ First Whole Loan. KRE HQ at First Owner LLC is indirectly majority owned and controlled by KKR Real Estate Select Trust Inc., an affiliate of KKR & Co. Inc. (“KKR”) (NYSE: KKR). Founded in 1976, KKR is a global investment firm with approximately $367 billion in assets under management as of March 31, 2021. KKR manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR’s real estate platform has approximately $29 billion in assets under management as of March 31, 2021. At loan origination, KKR invested approximately $136.3 million of equity into the HQ @ First Property. KKR Real Estate Select Trust Inc., a Maryland corporation, will be the non-recourse carveout guarantor (the “Guarantor”). The borrower will have the right at any time, without the consent of the lender, to replace the Guarantor with (i) KKR and/or (ii) an affiliate of KKR or KKR Real Estate Select Trust Inc. (an entity described in clause (i) or (ii), a “Replacement Affiliate Guarantor”); provided that in the case of any Replacement Affiliate Guarantor(s) in clause (i) and (ii) of the foregoing, such Replacement Affiliate Guarantor(s), in the aggregate, satisfy the net worth threshold set forth in the HQ @ First Whole Loan documents (exclusive of its interest in and any liabilities relating to the HQ @ First Property from and after the date that is 18 months after origination). The Guarantor’s liability for full recourse events under the recourse guaranty is limited to 15% of the outstanding principal balance of the HQ @ First Whole Loan as of the date of the applicable event, plus reasonable out of pocket costs and expenses actually incurred by the lender in the enforcement of the guaranty and the preservation of the lender’s rights thereunder. In addition, the related environmental indemnity provides that for so long as a PLL Policy (as defined in the HQ @ First Whole Loan documents) is in place, the non-recourse carveout guarantor’s obligations and liabilities under the environmental indemnity will be limited to losses that are excluded from coverage under the terms of such PLL Policy. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

■	Escrows. Tax Reserve – During the continuance of a Cash Sweep Period (as defined below), the borrower is required to deposit monthly 1/12th of the annual estimated real estate taxes.

Insurance Reserve – During the continuance of a Cash Sweep Period, the borrower is required to deposit monthly 1/12th of the annual estimated insurance premiums.

Provided that no event of default has occurred and is continuing, if (A)(1) the tenant under any lease is responsible for paying taxes and other charges to the applicable government authority pursuant to its lease and is not in material default thereunder, or (2) the borrower has paid taxes and other charges to the applicable government authority prior to delinquency and (B) the borrower provides reasonable evidence to the lender that such taxes and other charges have been paid prior to delinquency, then the borrower will not be required to escrow such taxes and other charges to the extent so paid.

■	Lockbox and Cash Management. The HQ @ First Whole Loan is structured with a hard lockbox and springing cash management. Revenues from the HQ @ First Property are required to be deposited into the lockbox account directly by tenants and any funds received by the borrower and property manager are required to be deposited within two business days of receipt. Funds deposited in the lockbox account are required to be swept as directed by the borrower into the borrower’s operating account, unless a Cash Sweep Period has occurred and is continuing, in which case such funds are required to be swept on a daily basis into the cash management account and applied and disbursed in accordance with the HQ @ First Whole Loan documents.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of (a) the date of the related Cash Sweep Event Cure (as defined below), or (b) until payment in full of all principal and interest on the HQ @ First Whole Loan and all other amounts payable under the HQ @ First Whole Loan documents or repayment of the HQ @ First Whole Loan in accordance with the terms and provisions of the HQ @ First Whole Loan documents.

A “Cash Sweep Event” means the occurrence of: (a) an event of default; (b) any bankruptcy action of the borrower; (c) the debt yield being less than 5.25% for two consecutive calendar quarters (a “Debt Yield Trigger Event”); (d) the commencement of a Lease Sweep Period (as defined below); or (d) August 1, 2031 (an “ARD Trigger Event”).

A-3-22

HQ @ FIRST

A “Cash Sweep Event Cure” means (a) if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, the achievement of a debt yield of 5.25% for three consecutive calendar months (a “Debt Yield Cure”) or (b) if the Cash Sweep Event is caused by an event of default, the acceptance by the lender of a cure of such event of default (which the lender may reject or accept in its sole and absolute discretion) or waiver by the lender of such event of default in lender’s sole and absolute discretion, or (c) if the Cash Sweep Event is caused solely by a Lease Sweep Period, the Lease Sweep Period has ended. In no event is the borrower entitled to cure a Cash Sweep Event caused by a bankruptcy action of the borrower or an ARD Trigger Event.

A “Lease Sweep Period” will commence on the first due date following the occurrence of a Lease Sweep Trigger Event (as defined below) and end upon the occurrence of the related Lease Sweep Cure Event (as defined below).

A “Lease Sweep Trigger Event” means the occurrence of any of the following: (a) an insolvency proceeding by Micron, as more fully described in the HQ @ First Whole Loan documents (a “Lease Sweep Tenant Party Insolvency Proceeding”), (b) any default under Micron’s lease (the “Existing Lease”), as more fully described in the HQ @ First Whole Loan documents (an “Existing Lease Default Trigger Event”) and (c) Micron discontinuing or giving notice of its intent to discontinue its operations at 50% or more of its leased premises, as more fully described in the HQ @ First Whole Loan documents (an “Existing Tenant Go-Dark Trigger Event”).

A “Lease Sweep Cure Event” means the occurrence the following: if the Lease Sweep Period commenced solely as a result of the occurrence of (a) a Lease Sweep Tenant Party Insolvency Proceeding, (i) the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated without any modification to the Existing Lease or the Existing Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (ii) the Existing Lease has been assumed and assigned to an investment grade entity that is reasonably acceptable to the lender in a manner reasonably satisfactory to the lender; (b) an Existing Lease Default Trigger Event, (i) the date on which the subject default has been cured (and no other default under the Existing Lease then exists) or (ii) the borrower has entered into one or more replacement leases with respect to the portion of Micron’s premises for which Micron has discontinued its operations or its lease has expired or been terminated, satisfactory to the lender in accordance with the HQ @ First Whole Loan documents (a “Qualified Replacement Lease Cure Event”); and (c) an Existing Tenant Go-Dark Trigger Event, (i) the entirety of Micron’s premises in which Micron has discontinued its operations has been sublet to an investment grade entity that has accepted delivery thereof and such investment grade entity is paying full unabated rent at a contract rate no less than the contract rate then required under the Existing Lease with respect to such premises or (ii) a related Qualified Replacement Lease Cure Event has occurred.

■	Property Management. The HQ @ First Property is currently managed by Drawbridge Realty Management, LLC pursuant to a management agreement and sub-managed by G&E Real Estate Management Services, Inc. pursuant to a sub-management agreement.

■	Current Mezzanine or Subordinate Indebtedness. The HQ @ First Property also secures the HQ @ First Subordinate Companion Loans, which have an aggregate Cut-off Date principal balance of $178,000,000. The HQ @ First Subordinate Companion Loans accrue interest at the Initial Interest Rate prior to the ARD and the Adjusted Interest Rate after the ARD. The HQ @ First Senior Loan is senior in right of payment to the HQ @ First Subordinate Companion Loans.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the HQ @ First Property plus 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-23

Watermark tempe

A-3-24

Watermark tempe

Watermark Tempe
410 - 430 North Scottsdale Road
Tempe, AZ 85281
Phoenix
Scottsdale
OLD TOWN SCOTTSDALE
Tempe
Mesa
Guadalupe
PHOENIX SKY HARBOR INTERNATIONAL AIRPORT
LIGHT RAIL
FUTURE STREETCAR
Arizona State University
Sun Devil Stadium
Tempe Town Lake
Tempe Marketplace
Mesa Riverview
Tempe St. Luke's Hospital
Banner Desert Medical Center
Mesa Community College
Arizona Mills
Tempe Diablo Stadium
Phoenix Municipal Stadium
Hall of Flame Fire Museum
Pueblo Grande Museum
HonorHealth Scottsdale Osborn Medical Center
Scottsdale Stadium
Scottsdale Fashion Square
Entertainment District
Arcadia Village Shopping Center
Arcadia Town Center
Arcadia Crossing Shopping Center
Desert Palms Power Center
Centerpoint on Mill
University Park Shopping Center
Palm Village Shopping Center
Cornerstone Shopping Center
Huntington Square Shopping Center
Lake Country Village Center
Tempe Square Center
Pueblo Anozira Center
Three Fountains Plaza
Mekong Plaza
Safeway
Walmart
E CAMELBACK RD
E THOMAS RD
E MCDOWELL RD
E VAN BUREN ST
W UNIVERSITY DR
W BROADWAY RD
E SOUTHERN AVE
W SOUTHERN AVE
W BASELINE RD
E BASELINE RD
W GUADALUPE RD
E ELLIOT RD
W ELLIOT RD
N SCOTTSDALE RD
S MILL AVE
S RURAL RD
S MCCLINTOCK DR
S DOBSON RD
202
101
143
10
60
Glendale
Peoria
Surprise
Avondale
Goodyear
Tolleson
Gilbert
Chandler
Queen Creek
Paradise Valley
Litchfield Park
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-25

Watermark tempe

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		GACC
Location (City/State)	Tempe, Arizona		Cut-off Date Balance(5)		$88,500,000
Property Type(1)	Mixed Use		Cut-off Date Balance per SF(4) (5)		$391.36
Size (SF)(1)	309,176		Percentage of Initial Pool Balance		7.9%
Total Occupancy as of 7/15/2021(2)	92.8%		Number of Related Mortgage Loans		None
Owned Occupancy as of 7/15/2021(2)	92.8%		Type of Security		Leasehold
Year Built / Latest Renovation	2020 / NAP		Mortgage Rate		2.84000%
Appraised Value(3)	$186,150,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		NAP
			Original Interest Only Period (Months)		120

Underwritten Revenues	$14,610,051
Underwritten Expenses	$2,823,605		Escrows(6)
Underwritten Net Operating Income (NOI)	$11,786,446			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$11,415,435		Taxes	$0	$0
Cut-off Date LTV Ratio(3)(4)	65.0%		Insurance	$65,432	$9,347
Maturity Date LTV Ratio(3)(4)	65.0%		Replacement Reserve(7)	$0	$5,153
DSCR Based on Underwritten NOI / NCF(4)	3.38x / 3.28x		TI/LC(7)	$3,210,045	Springing
Debt Yield Based on Underwritten NOI / NCF(4)	9.7% / 9.4%		Other(8)	$3,403,296	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$121,000,000	100.0%	Loan Payoff	$102,673,944	84.9%
			Principal Equity Distribution	10,087,449	8.3%
			Reserves	6,678,772	5.5%
			Closing Costs	1,559,835	1.3%
Total Sources	$121,000,000	100.0%	Total Uses	$121,000,000	100.0%

(1)	The Watermark Tempe Property (as defined below) is comprised of 265,430 square feet of office space and 43,746 square feet of retail space.

(2)	The Watermark Tempe Property is 92.8% leased inclusive of 18.4% of NRA that is leased but not yet occupied by the tenants Align (11.1% of NRA), Robinhood (6.3% of NRA), PokiLuv (0.6% of NRA) and Drybar (0.5% of NRA).

(3)	Based on the “Market Value Assuming Paid-Off TIs, LCs & Rent Abatements” appraised value which is based on the condition that the contractual TI/LCs (as defined below) have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and free rent were held back in a lender reserve account. The “As-Is” appraised value is $180,000,000 as of May 11, 2021, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 67.2%.

(4)	Calculated based on the aggregate outstanding principal balance of the Watermark Tempe Whole Loan (as defined below). See “—The Mortgage Loan” below.

(5)	The Cut-off Date Balance of $88,500,000 represents the controlling note A-1, and non-controlling notes A-3, A-4, A-5 and A-6 and is part of the Watermark Tempe Whole Loan (as defined below) which is comprised of six pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $121,000,000.

(6)	See “—Escrows” below.

(7)	The TI/LC reserve is capped at $927,528 and the replacement reserve is capped at $126,670.

(8)	Other Upfront reserve represents a rent concessions fund.

■	The Mortgage Loan. The mortgage loan (the “Watermark Tempe Loan”) is part of a whole loan (the “Watermark Tempe Whole Loan”) comprised of six pari passu promissory notes with an aggregate original principal balance and an aggregate outstanding principal balance as of the Cut-off Date of $121,000,000. The Watermark Tempe Whole Loan is secured by a first mortgage encumbering the borrower’s leasehold interest (see “—GPLET Leases” below) in a 309,176 square foot mixed-use building located in Tempe, Arizona, comprised of office and retail components (the “Watermark Tempe Property”). The Watermark Tempe Loan is comprised of the controlling note A-1 and non-controlling notes A-3, A-4, A-5 and A-6, with an aggregate outstanding principal balance as of the Cut-off Date of $88,500,000 representing approximately 7.9% of the Initial Pool Balance as detailed in the “Whole Loan Summary” table below. The Watermark Tempe Whole Loan has a 10-year term and is interest only for the full term. The Watermark Tempe Whole Loan was originated by DBR Investments Co. Limited on July 16, 2021. The Watermark Tempe Whole Loan has an interest rate of 2.84000% per annum. The borrower utilized the proceeds of the Watermark Tempe Whole Loan to refinance a prior mortgage loan, fund upfront reserves, pay origination costs and return equity to the borrower sponsor.

The Watermark Tempe Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Watermark Tempe Whole Loan requires payments of interest only for the entire term of the Watermark Tempe Whole Loan. The stated maturity date is the due date in August 2031. Voluntary prepayment of the Watermark Tempe Whole Loan without penalty is prohibited prior to the due date in February 2031. At any time after the date that is two years after the Closing Date, the Watermark Tempe Whole Loan may be defeased in whole (but not in part) with direct, non-callable obligations of the United States of America.

A-3-26

Watermark tempe

The table below summarizes the promissory notes that comprise the Watermark Tempe Whole Loan. The relationship between the holders of the Watermark Tempe Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holders(s)	Controlling Piece
A-1,A-3,A-4,A-5,A-6	$88,500,000	$88,500,000	Benchmark 2021-B29	Yes

A-2	32,500,000	32,500,000	Benchmark 2021-B28	No
Total	$121,000,000	$121,000,000

■	The Mortgaged Property. The Watermark Tempe Property is a newly constructed Class-A, mixed-use office and retail development located at 410-430 North Scottsdale Road in Tempe, Arizona. Built in 2020, the Watermark Tempe Property is situated on 3.45 acres along the north shore of Tempe Town Lake and consists of two buildings totaling 309,176 net rentable square feet with a total of 1,311 parking spaces between both parking structures. The Watermark Tempe Property is 92.8% leased to 17 tenants. The Watermark Tempe Property is a mixed-use property with 85.9% of NRA comprised of office space and the remaining 14.1% of NRA comprised of retail space. As of July 15, 2021, the office space is 100.0% leased by five tenants, including OpenDoor (32.6% of NRA; NASDAQ: OPEN), 410 North Scottsdale Road Tenant LLC (“WeWork Tenant”), an affiliate of WeWork Companies Inc (“WeWork”) (22.4% of NRA), Robinhood (17.4% of NRA), Align Technology (“Align”) (11.1%; NASDAQ: ALGN) and Emcor (2.4% of NRA; NYSE: EME). Align is expected to take occupancy of its space in or about September 2021, after which it is entitled to a five month free rent period, and currently occupies approximately 5,000 square feet on the 9th floor while its space on the 13th floor is built out. Robinhood recently expanded its space by 19,564 square foot (6.3% NRA) and is expected to take occupancy of the expansion space in November 2021, after which it is entitled to a five-month free rent period. Further, as of the origination date, Robinhood had three months of free rent on its existing space. The retail space is currently 49.4% leased by 12 tenants, including F45 Training, Monroe’s Hot Chicken, Dog Haus, Restore and Sweet Republic, among others. Drybar (0.5% NRA) and PokiLuv (0.6% NRA) are each expected to take occupancy in November 2021. We cannot assure you that any tenant will take occupancy of its space or begin paying rent as expected or at all.

Building 410 of the Watermark Tempe Property is a 284,382 square foot, 16-story multi-tenant office/retail building with 1,250 linear feet of Tempe Town Lake frontage. The building includes two levels of subterranean executive level parking (150 spaces), 18,952 square feet of ground floor retail space, eight floors of above grade podium style parking (588 spaces) and eight levels of premium Class-A office space totaling 265,430 square feet. The main lobby of the building has 22-foot ceilings, full-slab Carrara marble floors and full-height floor to ceiling wrap-around glass. Amenities within the building include a fitness center/cycle room, lounge/conference center, game room, a 9th floor Sky Lobby and Sky Terrace area, along with a 16th floor private balcony. The office floors were designed so that the first level of leasable space would start on the 9th floor, with unobstructed views of Tempe Town Lake, the McDowell and Camelback Mountains and Arizona State University.

Building 430 of the Watermark Tempe Property is a 24,799 square foot, eight-story building including ground-floor commercial/retail space and seven levels of structured parking above the retail space. The parking garage contains two elevators, 559 parking spaces and is connected to Building 410 via an elevated Sky Walk on the 9th floor (parking garage top floor/roof).

■	Major Tenants.

The largest tenant based on net rentable area is OpenDoor Labs, Inc. (“OpenDoor”) (100,807 square feet; 32.6% of NRA; 35.2% of UW Base Rent). Founded in 2014 and headquartered in San Francisco, OpenDoor operates a digital platform for residential real estate in the United States, enabling consumers to buy and sell a home online. OpenDoor is the leader in “ibuying” of residential real-estate, making as-is cash offers to property sellers through an online process before improving the properties it purchases. Employing nearly 1,000 people in the Tempe office, OpenDoor leases floors 14, 15 and 16 of building 410. OpenDoor executed a 128-month lease through the end of 2030, followed by one five-year extension option. As of July 2021, OpenDoor pays an annual base rent of approximately $42.28 PSF, with 2.5% annual increases for the remainder of the lease term.

A-3-27

Watermark tempe

Upon execution of the OpenDoor lease, the tenant provided a security deposit to the borrower in the amount of $432,761.07, which will be held through the term of the lease and may be used by the borrower to satisfy any past due rent or to cure any uncured tenant default. If used, the tenant is required to replenish the amount upon request of the borrower.

In addition, OpenDoor delivered a letter of credit to the borrower in the amount of $7,768,822. The letter of credit will be held by the borrower, and will expire no earlier than 60 days after the end of the 5th anniversary of the lease commencement date. The stated amount of the letter of credit will be reduced by 20% each year of the lease and will be returned to the tenant if the tenant achieves an investment grade rating on its debt obligations for four consecutive calendar quarters. Upon an event of default by the tenant, the borrower may draw the full amount of the letter of credit.

The aforementioned security deposits and letter of credit will be held by the borrower, not the lender. Per the Watermark Tempe Loan documents, upon an event of default under the Watermark Tempe Whole Loan, the borrower is required to turn over all security deposits to the lender (including any letters of credit or guarantees in lieu thereof), to be held by the lender in accordance with the terms of the OpenDoor lease. We cannot assure you that the borrower will turn over such amounts or that such amounts will be sufficient to offset any shortfalls.

The second largest tenant based on net rentable area is WeWork (69,115 square feet; 22.4% of NRA; 24.0% of UW Base Rent). WeWork is an American commercial real estate company providing flexible shared workspaces for entrepreneurs and companies alike. The company designs and builds both physical and virtual shared spaces and office services for its tenants. Founded in 2010, WeWork is headquartered in New York City. Through an enterprise agreement, WeWork Tenant subleases the entire 11th floor to Amazon. The term of the enterprise agreement has not been provided to the lender.

WeWork leases the 11th and 12th floors of building 410 through November 2032. WeWork executed a 13-year lease through November 2032, followed by two five-year extension options (November 2042 fully extended). As of July 2021, the tenant pays an annual base rent of $42.01 PSF, with set annual increases for the remainder of the lease term.

WeWork delivered a letter of credit to the borrower in the amount of $1,500,000. The letter of credit will be held by the borrower and, provided that no event of default of the tenant is continuing, the stated amount of the letter of credit will be reduced to $1,000,000 on March 1, 2022, and to $0.00 on March 1, 2023. Upon any event of default by the tenant, the borrower may draw on the letter of credit to the extent necessary to remedy such event of default.

In addition, WeWork Companies Inc. guarantees the tenant’s payment obligations up to $5,032,805. Provided no event of default of the tenant is then occurring, the guaranteed payment obligation amount will be automatically reduced to (i) $3,019,683 on the 1st day of the 35th month of the lease term, (ii) $1,000,000 on the 1st day of the 47th month of the lease term and (iii) $0.00 on the 1st day of the 83rd month of the lease term.

Per the Watermark Tempe Loan documents, upon an event of default under the Watermark Tempe Whole Loan, the borrower is required to turn over all security deposits to the lender (including any letters of credit or guarantees in lieu thereof). We cannot assure you that the borrower will turn over such amounts or that such amounts will be sufficient to offset any shortfalls.

The third largest tenant based on net rentable area is Robinhood Markets (“Robinhood”) (53,823 square feet; 17.4% of NRA; 18.9% of UW Base Rent). Founded in 2013, Robinhood is a provider of commission-free trading platforms. The company offers trades in stocks, exchange-traded funds (ETFs), and options through Robinhood Financial. It also enables users to buy and sell cryptocurrencies with Robinhood Crypto. Robinhood initially leased 34,259 square feet in May of 2021 in building 410 at the Watermark Tempe Property. As of July 15, 2021, Robinhood signed a lease for an additional 19,564 square feet, and is expected to take occupancy of such space in November 2021. Robinhood pays an aggregate annual base rent of $42.67 PSF, with set annual increases for the remainder of the lease term. Robinhood has a five-year lease through October 2026 with one, five-year renewal option remaining. Robinhood has the right to terminate 34,259 square feet of its 12th floor premises as of October 31, 2024, with 12 months’ written notice to the borrower.

A-3-28

Watermark tempe

The following table presents certain information relating to the major tenants at the Watermark Tempe Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration(3)	Renewal / Extension Options
Top 5 Office Tenants
OpenDoor	NR/NR/NR	100,807	32.6%	$4,262,246	35.2%	$42.28	12/31/2030	1, 5-year option
WeWork Tenant	NR/NR/NR	69,115	22.4	2,903,553	24.0	$42.01	11/30/2032	2, 5-year options
Robinhood(3)(4)	NR/NR/NR	53,823	17.4	2,296,415	18.9	$42.67	10/31/2026	1, 5-year option
Align(5)	NR/NR/NR	34,186	11.1	1,521,277	12.5	$44.50	1/31/2027	1, 3-year option
Emcor(6)	NR/NR/NR	7,499	2.4	322,457	2.7	$43.00	6/30/2026	2, 3-year options
Office Total		265,430	85.9%	$11,305,948	93.3%	$42.59
Top 5 Retail Tenants
La Vie En Day Spa	NR/NR/NR	2,588	0.8%	$105,590	0.9%	$40.80	6/30/2030	2, 5-year options
Dog Haus	NR/NR/NR	2,442	0.8	87,912	0.7	$36.00	5/31/2031	2, 5-year options
DRNK Coffee + Tea/QWENCH Juice Bar	NR/NR/NR	2,408	0.8	86,688	0.7	$36.00	5/31/2030	2, 5-year options
Restore Hyper Wellness + Cryotherapy	NR/NR/NR	2,271	0.7	84,027	0.7	$37.00	10/31/2030	2, 5-year options
F45 Training Tempe Town Lake	NR/NR/NR	2,226	0.7	80,136	0.7	$36.00	6/30/2030	1, 10-year option
Other Retail		9,692	3.1	372,794	3.1	$38.46
Retail Total		21,627	7.0%	$817,147	6.7%	$37.78
Occupied Total		287,057	92.8%	$12,123,095	100.0%	$42.23
Vacant		22,119	7.2
Total		309,176	100.0%

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Based on the underwritten rent roll dated July 15, 2021.

(3)	Robinhood has the right to terminate 34,259 square feet of its 12th floor premises as of October 31, 2024, with 12 month’s written notice to the borrower. The termination option does not apply to Robinhood’s 19,564 square feet of expansion space.

(4)	Robinhood has executed a lease for an additional 19,564 square feet, representing approximately 6.3% of the net rentable area, but is not yet in occupancy of or paying rent on such space. Robinhood is expected to take occupancy of such space in November 2021, after which it is entitled to a five month free rent period. Further, as of the origination date, Robinhood had three months of free rent on its existing space.

(5)	Align is currently occupying approximately 5,000 square feet on the 9th floor at the Watermark Tempe Property pending the completion of the related build out of its space on the 13th floor. Align is anticipated to take occupancy in September 2021, after which it is entitled to a five month free rent period.

(6)	As of the origination date, Emcor was entitled to three months of free rent.

The following table presents certain information relating to the lease rollover schedule at the Watermark Tempe Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0%	0.0%	$0	0.0	$0.00	0
2022	0	0.0%	0.0%	$0	0.0	$0.00	0
2023	0	0.0%	0.0%	$0	0.0	$0.00	0
2024	0	0.0%	0.0%	$0	0.0	$0.00	0
2025	0	0.0%	0.0%	$0	0.0	$0.00	0
2026	61,322	19.8%	19.8%	$2,618,872	21.6	$42.71	2
2027	34,186	11.1%	30.9%	$1,521,277	12.5	$44.50	1
2028	0	0.0%	30.9%	$0	0.0	$0.00	0
2029	0	0.0%	30.9%	$0	0.0	$0.00	0
2030	116,797	37.8%	68.7%	$4,873,619	40.2	$41.73	10
2031	4,216	1.4%	70.0%	$151,776	1.3	$36.00	2
2032 & Thereafter	70,536	22.8%	92.8%	$2,957,551	24.4	$41.93	2
Vacant	22,119	7.2%	100.0%	$0	0.0	$0.00	0
Total / Wtd. Avg.	309,176	100.0%		$12,123,095	100.00%	$42.23	17

(1)	Based on the underwritten rent roll dated July 15, 2021.

(2)	Calculated based on the approximate square footage occupied by each owned tenant.

(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

A-3-29

Watermark tempe

COVID-19 Update. As of September 6, 2021, the Watermark Tempe Property is open and operating and all tenants are current on rent obligations. Two tenants requested rent relief amid the COVID-19 pandemic: (i) WeWork Tenant (22.4% of NRA) requested rent relief at the start of the pandemic, however, no relief was granted and WeWork Tenant has continued to pay rent pursuant to its lease and (ii) DRNK Coffee + Tea/QWENCH Juice Bar (0.8% of NRA) requested rent relief and received an informal rent deferment but is now current and has paid off all deferred rent. The Watermark Tempe Whole Loan is not subject to any modification or forbearance requests. The Watermark Tempe Whole Loan is current as of the most recent payment date.

The following table presents certain information relating to historical occupancy at the Watermark Tempe Property:

Historical Leased %(1)

2018(2)	2019(2)	2020	As of 7/15/2021(3)
N/A	N/A	44.9%	92.8%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Historical occupancies are not available as the Watermark Tempe Property was built in 2020.

(3)	Based on the underwritten rent roll dated July 15, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Watermark Tempe Property:

Cash Flow Analysis(1)(2)

	2020	TTM 4/30/2021	Underwritten(1)	Underwritten $ per SF
Base Rent	$4,989,659	$6,998,258	$12,293,161	$39.76
Contractual Rent Steps(3)	0	0	170,066	0.55
Vacant Income	0	0	862,641	2.79
Reimbursements	32,346	56,497	1,008,148	3.26
Vacancy & Credit Loss	0	0	(1,002,839)	(3.24)
Other Income	323,780	550,180	1,448,940	4.69
Effective Gross Income	$5,345,785	$7,604,935	$14,610,051	$47.25
Total Operating Expenses	935,098	1,165,972	2,823,605	9.13
Net Operating Income(4)	$4,410,687	$6,438,963	$11,786,446	$38.12
TI/LC	0	0	309,176	1.00
Capital Expenditures	0	0	61,835	0.20
Net Cash Flow	$4,410,687	$6,438,963	$11,415,435	$36.92

(1)	Based on underwritten rent roll dated July 15, 2021.

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Contractual Rent Steps includes $170,066 underwritten for various tenants through September 12, 2021.

(4)	The increase from the TTM 4/30/2021 Net Operating Income to Underwritten Net Operating Income is primarily attributable to the Watermark Tempe Property being built in 2020 and undergoing lease up.

■	Appraisal. According to the appraisal, the Watermark Tempe Property has a "Market Value Assuming Paid-Off TIs, LCs & Rent Abatements” appraised value, which is based on the condition that the contractual tenant improvement and leasing commission obligations (“TI/LCs”) have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and free rent were held back in a lender reserve account. The “As-Is” appraised value is $180,000,000 as of May 11, 2021, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 67.2%.

■	Environmental Matters. According to the Phase I environmental report dated May 24, 2021, there are no recognized environmental conditions at the Watermark Tempe Property.

■	Market Overview and Competition. The Watermark Tempe Property is located in the Phoenix-Mesa core based statistical area and benefits from regional and local accessibility to major roadways. Such proximity to major roadways provides access to more regional destinations throughout the area, while the Watermark Tempe Property’s anchor stores provide drawing power for the Watermark Tempe Property.

A-3-30

Watermark tempe

The Watermark Tempe Property is located within the North Tempe submarket. The total inventory of non-owner-occupied office space within this defined area increased from approximately 6,300,000 square feet at year-end 2011 to 12,390,000 square feet as of the fourth quarter of 2020 with the majority of this growth (roughly 3,535,000 square feet) occurring during 2020. The submarket office inventory represented 13.5% of the metropolitan Phoenix office space inventory as of year-end 2020. Focusing upon Class A space, the non-owner-occupied inventory within the defined area increased from roughly 3,410,000 square feet at year-end 2011 to 8,970,000 square feet by the fourth quarter of 2020, an average annual increase of approximately 620,000 square feet. The submarket Class A office inventory represented 22.2% of the metropolitan Phoenix Class A office space inventory as of year-end 2020.

The following table presents certain information relating to comparable office leases for the Watermark Tempe Property:

Comparable Office Leases(1)

Property Name	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Watermark Tempe(2)	OpenDoor	May-20	128	Gross	100,807	$42.28	0	$55.00
Hayden Ferry Lakeside I	Silicon Valley Bank	Oct-19	67	Gross	62,829	$44.00	3	$39.00
Hayden Ferry Lakeside II	Hawaiian Airlines	Nov-19	66	Gross	16,998	$44.00	5	$40.00
Hayden Ferry Lakeside III	Revana	Dec-19	44	Gross	18,267	$43.00	3	$34.50
Tempe Gateway	Guardian Life Insurance	Oct-20	64	Gross	8,869	$43.00	3	$15.00
Hayden Ferry Lakeside II	Microsoft	Oct-21	66	Gross	15,355	$45.00	6	$10.00
100 Mill	Neudesic	Jul-22	90	Gross	10,182	$48.00	6	$70.00
100 Mill	Deloitte & Touche	Aug-22	128	Gross	31,661	$48.00	8	$75.00
Hayden Ferry Lakeside III	M&T Bank	Sep-23	50	Gross	3,294	$50.00	2	$25.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 15, 2021.

The following table presents certain information relating to comparable retail leases for the Watermark Tempe Property:

Comparable Retail Lease Overview(1)

Property Name	Tenant	Lease Start Date	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Watermark Tempe(2)	La Vie En Day Spa	Jul-20	120	Net	2,588	$40.00	0	$50.00
CityScape- Block 22- Retail	Nekter Juice Bar	Jul-19	120	Net	1,350	$40.00	0	$45.00
Tempe Marketplace	Barrio Queen	Sep-19	120	Net	5,000	$38.00	0	$250.00
Block 23 at CityScape	Ingo’s Tasty Food	Feb-20	120	Net	1,488	$40.00	0	$150.00
The Collective on Baseline	The Porch	Aug-19	120	Net	4,719	$38.00	0	$0.00
8749 South Rural Road	Postino	Sep-20	120	Net	3,480	$40.00	0	$0.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 15, 2021.

■	The Borrower. The borrower is Watermark Tempe I, LLC, a Delaware limited liability company and single purpose entity with 2 independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Watermark Tempe Whole Loan.

A-3-31

Watermark tempe

The borrower sponsors are a joint venture between David Norouzi, Niloufar Norouzi, and Mansoureh Nowroozi who also serve as the non-recourse carve out guarantors. David Norouzi is the president of Fenix Development Inc., (“Fenix”) a privately owned real estate investment and development company founded in 1995 and based in Los Angeles, California. Fenix is an “investment builder” and investor in value-add and opportunistic assets, having successfully developed and repositioned retail, office, and multifamily projects in Southern California, Las Vegas, and Phoenix. Fenix’s core investment strategy is centered on creating a vision for specific investment opportunities with potential for significant capital appreciation through land entitlement, development, repositioning and creative design. Fenix manages the development and investment process from acquisition, planning, and entitlement to construction and disposition. Fenix’s principals are actively involved in the operations of assets with a current market value in excess of $250,000,000 and pending development projects with an estimated value of $150,000,000.

■	Escrows. At loan origination, the borrower deposited (i) approximately $65,432 into an insurance reserve, (ii) approximately $3,210,045 into a rollover reserve for outstanding approved lease expenses and (iii) approximately $3,403,296 into a rent concession reserve.

Tax Reserve – On each due date, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to pay real estate taxes over the then succeeding 12-month period.

Insurance Reserve – On each due date, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (initially, approximately $9,347).

Replacement Reserve – On each due date, the borrower is required to deposit into a replacement reserve an amount equal to approximately $5,153. Collections are capped at $126,670.

TI/LC Reserve – On each due date, the borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $25,765 the (“Monthly Rollover Deposit”) for tenant improvement and leasing commission obligations (approximately $1.00 per square foot annually). The TI/LC Reserve is subject to a cap of $927,528 (the “Rollover Cap”). So long as the TI/LC Reserve balance is equal to the Rollover Cap, the borrower will not be required to make the Monthly Rollover Deposit. This reserve is currently waived as the amount deposited upfront exceeds the Rollover Cap.

■	Lockbox and Cash Management. The Watermark Tempe Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required within one business day after loan origination to send tenant direction letters instructing the tenants to deposit all rents and payments into a lender controlled lockbox account. To the extent no Trigger Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept daily to a lender controlled cash management account and, provided no event of default is continuing, applied on each monthly payment date (i) to make deposits into the tax and insurance reserves, (ii) to pay debt service, (iii) to make deposits into the replacement reserve and TI/LC reserve, (iv) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), (v) to pay lender-approved extraordinary expenses, if any; and (iv) all remaining funds are required to be disbursed in the following order: (A) during a Lease Sweep Period (as defined below), into a lease sweep reserve, and (B) if no Lease Sweep Period exists, to an excess cash flow reserve, to be held as additional collateral for the Watermark Tempe Whole Loan during the continuance of such Trigger Period.

A “Trigger Period” means each period commencing on (i) the occurrence of an event of default and ending if lender has accepted a cure of such event of default, (ii) the commencement of a Low DSCR Period (as defined below) and ending if such Low DSCR Period has ended pursuant to its terms, or (iii) if manager is an affiliate of borrower or guarantor and such manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding and ending if the manager is replaced with an unaffiliated qualified manager meeting the requirements of the loan documents, or (iv) the commencement of a Lease Sweep Period and ending if such Lease Sweep Period has ended pursuant to its terms.

A-3-32

Watermark tempe

A “Low DSCR Period” means if, as of any calculation date occurring during the period commencing on the loan origination date and ending on August 6, 2030, the debt service coverage ratio is less than 1.20x and as of any calculation date during the period commencing September 6, 2030 and ending on the maturity date is less than 1.40x. A Low DSCR Period will end if the debt service coverage ratio exceeds 1.25x for two consecutive quarters during the period commencing on the loan origination date and ending on August 6, 2030 and 1.45x for two consecutive quarters during the period commencing September 6, 2030 and ending on the maturity date.

A “Lease Sweep Period” commences on the first monthly payment date following (i) with respect to each Lease Sweep Lease (as defined below), the earlier to occur of (x) 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease, or (y) upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (ii) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated or the receipt by borrower or manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof); (iii) if a tenant under a Lease Sweep Lease has ceased operating its business at the Watermark Tempe Property (i.e., “goes dark”) in 50% or more of its space at the Watermark Tempe Property or gives notice of its intent to do so (provided that with respect to the WeWork Tenant lease, so long as WeWork Tenant guarantor remains a parent or guarantor of the WeWork Tenant, an event under this clause (iii) will not cause a Lease Sweep Period if, and for so long as, WeWork Tenant has not abandoned its space, continues to provide services in its space in accordance with its lease and is actively marketing its space pursuant to its business plan); (iv) upon a monetary or material non-monetary default by a tenant under a Lease Sweep Lease beyond any applicable notice and cure period, or (v) upon a bankruptcy or insolvency proceeding of a tenant or its parent under a Lease Sweep Lease.

A Lease Sweep Period under clause (i), (ii) or (iii) above will end once the applicable event that caused the Lease Sweep Period to commence has been cured or 75% or more of the space demised under the Lease Sweep Lease has been re-tenanted pursuant to one or more “qualified leases” as defined in the Watermark Tempe Whole Loan documents that provide for a base rental amount which, in aggregate, is equal to or greater than the base rental amounts for the entire space pursuant to the original Lease Sweep Lease (or, if applicable, the applicable Lease Sweep Lease has been renewed pursuant to its terms) and, in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith (and any debt service and operating shortfalls relating to the delay in the commencement of full rent payments) (the “Lease Sweep Re-tenanting Costs”). A Lease Sweep Period will also cease on the date on which the following amounts have accumulated in the lease sweep reserve: (x) $45.00 per square foot with respect to any portion of the space demised under the applicable Lease Sweep Lease that has not been re-tenanted and (y) to the extent a portion of the space demised under the applicable Lease Sweep Lease has been re-tenanted pursuant to one or more qualified leases, in the lender’s judgment, sufficient funds to cover all anticipated Lease Sweep Re-tenanting Costs related to the space that has been re-tenanted. Specifically for the WeWork Tenant lease, in the event a Lease Sweep Period has been triggered as a result of a bankruptcy or insolvency proceeding or monetary default, the guarantors will guaranty the difference between the amount that has been swept and the cap of $45 times the total square feet of the WeWork Tenant space (to the extent there is a deficit) and the lender will be permitted to make a claim under such guaranteed obligation during the continuance of an event of default under the Watermark Tempe Whole Loan.

A “Lease Sweep Lease” means (i) the OpenDoor lease, (ii) the WeWork Tenant lease or (iii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable Lease Sweep Lease’s space.

■	Property Management. The Watermark Tempe Property is managed by CBRE, Inc., a Delaware corporation.

■	Current Mezzanine or Subordinate Secured Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

A-3-33

Watermark tempe

■	Terrorism Insurance. The Watermark Tempe Whole Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage against loss or damage by certified terrorist acts in an amount equal to the full replacement cost of the Watermark Tempe Property, plus business interruption coverage in an amount covering a period of restoration of 18 months with a 12 month extended period of indemnity endorsement, provided that such coverage is available. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

■	GPLET Leases. The Watermark Tempe Property is subject to two land and improvements leases (collectively, the “GPLET Leases”) covering the entirety of the Watermark Tempe Property for purposes of effectuating an abatement of the Government Property Lease Excise Tax (the “GPLET”). The landlord under the GPLET Leases is the City of Tempe and the tenant is the borrower. The term of the lease is eight years, which commenced on February 4, 2020, for Lot 3 and May 18, 2020 for Lot 1, during which term the GPLET will be abated. Upon the expiration of the term or any termination of the term of the GPLET Leases, ownership of the fee interest in the Watermark Tempe Property will automatically vest in the borrower and the lender’s deed of trust will be spread to such fee interest.

A-3-34

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-35

2 Washington

A-3-36

2 Washington

2 Washington
2 Washington Street
New York, NY 10004
BATTERY PARK CITY
FINANCIAL DISTRICT
Hudson River
Liberty Park
Rector Park
Zuccotti Park
St Paul's Churchyard
Bowling Green
Battery Park
Robert F. Wagner Jr. Park
Peter Minuit Plaza
VESEY STREET
LIBERTY STREET
ALBANY STREET
CARLISLE STREET
RECTOR STREET
WEST THAMES STREET
THIRD STREET
SECOND PLACE
FIRST PLACE
MORRIS ST
WEST STREET
LITTLE WEST STREET
GREENWICH STREET
TRINITY PLACE
BROADWAY
NEW STREET
NASSAU ST
WILLIAM ST
DEY STREET
CORTLAND STREET
JOHN STREET
FULTON ST
ANN STREET
BEEKMAN STREET
GOLD STREET
PINE STREET
WALL STREET
EXCHANGE PLACE
BEAVER STREET
HANOVER SQUARE
STONE ST
BRIDGE ST
WHITEHALL ST
STATE STREET
BROAD STREET
PEARL STREET
BATTERY PLACE
BROOKLYN BATTERY TUNNEL
ADMIRAL DEWEY PROMENADE
SOUTH END AVENUE
NORTH END AVENUE
One World Trade Center
Two World Trade Center
Three World Trade Center
Four World Trade Center
World Trade Center Memorial
9/11 Museum
North Pool
South Pool
World Trade Center Transportation Hub & Westfield Retail
Winter Garden Brookfield Place
World Trade Center Memorial Foundation
Gateway Plaza
NY Stock Exchange
Federal Reserve Bank of New York
Trinity Church
National Museum of the American Indian
Museum of Jewish Heritage
Ritz Carlton Battery Park
Castle Clinton National Monument
Staten Island Ferry Whitehall Terminal
Vietnam Veterans Plaza
Battery Maritime Building
One New York Plaza
Fraunces Tavern Museum
New York
MANHATTAN
UPPER WEST SIDE
UPPER EAST SIDE
MIDTOWN
CHELSEA
EAST VILLAGE
SOHO
FINANCIAL DISTRICT
JERSEY CITY
BROOKLYN
Metropolitan Museum of Art
Natural History Museum
Central Park
Carnegie Hall
Times Square
United Nations
Empire State Building
Madison Square Garden
Hudson Yards
NYU
NY Stock Exchange
East River
Hudson River

A-3-37

2 Washington

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	New York, New York	Cut-off Date Principal Balance(3)		$80,000,000
Property Type(1)	Multifamily	Cut-off Date Principal Balance per Unit(2)(3)		$381,159.42
Size (Units)	345	Percentage of Initial Pool Balance		7.1%
Total Occupancy as of 7/14/2021	99.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/14/2021	99.0%	Type of Security		Fee
Year Built / Latest Renovation	1972 / 2018-2020	Mortgage Rate		3.45000%
Appraised Value	$217,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$17,705,262
Underwritten Expenses	$4,643,949	Escrows(4)
Underwritten Net Operating Income (NOI)	$13,061,313		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,968,066	Taxes	$217,423	$140,123
Cut-off Date LTV Ratio(2)	60.6%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)	60.6%	Replacement Reserves	$0	$8,489
DSCR Based on Underwritten NOI / NCF(2)	2.84x / 2.82x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	9.9% / 9.9%	Other(4)(5)	$8,000,000	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$131,500,000	94.2%	Loan Payoff	$129,510,030	92.7%
Borrower Sponsor Equity	8,169,315	5.8	Reserves	8,217,423	5.9
			Closing Costs	1,941,862	1.4

Total Sources	$139,669,315	100.0%	Total Uses	$139,669,315	100.0%

(1)	See “—The Mortgaged Property” below.
(2)	Calculated based on the aggregate outstanding principal balance of the 2 Washington Whole Loan (as defined below). See “—The Mortgage Loan” below.
(3)	The Cut-off Date Balance of $80,000,000 represents the controlling note A-1 and non-controlling note A-2 which are part of the 2 Washington Whole Loan described below. See “—The Mortgage Loan” below.
(4)	See “—Escrows” below.
(5)	Other upfront reserves represent (i) a Sonder replacement reserve of $5,000,000 and (ii) a rent concession reserve of $3,000,000.

■	The Mortgage Loan. The mortgage loan (the “2 Washington Loan”) is part of a whole loan (the “2 Washington Whole Loan”) comprised of five pari passu promissory notes with an aggregate original principal balance and an aggregate outstanding principal balance as of the Cut-off Date of $131,500,000, which is secured by the borrower’s fee interest in a condominium unit comprised of (i) most of the 1st floor, (ii) floors 2-15 and (iii) a portion of the cellar (the “2 Washington Property”) in a Class B high-rise multifamily building located in New York, New York (the “2 Washington Building”). The 2 Washington Property includes 345 multifamily units and 27,989 SF of classroom and play space. The 2 Washington Loan is comprised of the controlling note A-1 and the non-controlling note A-2 with an aggregate principal balance as of the Cut-off Date of $80,000,000, representing approximately 7.1% of the Initial Pool Balance as detailed in the “Whole Loan Summary” table below. The 2 Washington Whole Loan was originated by DBR Investments Co. Limited on July 20, 2021. The 2 Washington Whole Loan has an interest rate of 3.45000% per annum. The borrower utilized the proceeds of the 2 Washington Whole Loan to refinance a prior mortgage loan, fund upfront reserves and pay origination costs.

The 2 Washington Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 2 Washington Whole Loan requires interest-only payments during its entire term. The scheduled maturity date of the 2 Washington Whole Loan is August 6, 2031. The 2 Washington Whole Loan may be voluntarily prepaid in whole (but not in part) beginning on the payment date in May 2031, without the payment of any prepayment premium. In addition, the 2 Washington Whole Loan may be defeased in whole (but not in part) at any time after the earlier of (i) July 20, 2024 and (ii) the second anniversary of the closing date of the securitization that includes the last note of the 2 Washington Whole Loan to be securitized.

A-3-38

2 Washington

The table below summarizes the promissory notes that comprise the 2 Washington Whole Loan. The relationship between the holders of the 2 Washington Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holders(s)	Controlling Piece
A-1, A-2	$80,000,000	$80,000,000	Benchmark 2021-B29	Yes
A-3	25,000,000	25,000,000	Benchmark 2021-B28	No
A-4	16,500,000	16,500,000	DBRI(1)	No
A-5	10,000,000	10,000,000	DBRI(1)	No
Total (Whole Loan)	$131,500,000	$131,500,000

(1)	Held by DBRI and expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The 2 Washington Property is comprised of (i) most of the 1st floor, (ii) floors 2-15 and (iii) a portion of the cellar of the 2 Washington Building. The 2 Washington Property includes 345 multifamily units and 27,989 SF of classroom and play space. The 2 Washington Building is a 21-story multifamily building located in the Battery Park neighborhood of Manhattan, New York. The 2 Washington Building was originally developed as an office building in 1972 and is part of a condominium regime. The borrower sponsor purchased the 2 Washington Property in 2004 and operated the 2 Washington Property as commercial office space until 2018. Subsequently, the borrower sponsor spent approximately $80.0 million to convert the office space on floors 3-15 to luxury multifamily units. The construction of the multifamily units was completed in 2020 with the rooftop pool/lounge construction completed in May 2021.

The multifamily unit mix is comprised of 304 studios, 30 one bedrooms, 9 two bedrooms and 2 three bedrooms. The apartments are built to a contemporary luxury standard. Finishes include wide-plank wood floors, painted gypsum board walls and ceiling heights ranging from 8 to 10 feet. The kitchens feature stone countertops and backsplashes, white panel cabinetry, Café oven and cooktop, GE Profile microwave, and Blomberg refrigerator/freezer matched to the cabinetry. All units are outfitted with a stacked Bosch washer/dryer. The upper floors offer views of Battery Park, the Freedom Tower and the Hudson River. Building amenities include a co-working space, multiple tenant lounges, a fully equipped fitness center, a sports lounge with a golf simulator, bicycle storage, music room and roof deck with a swimming pool, which are open for use to all multifamily tenants.

The borrower sponsor originally planned to operate the apartments as ordinary apartment rentals. However, prior to completion, the borrower sponsor was approached by Sonder USA Inc. (“Sonder”), a hospitality startup that manages short-term rentals, to master lease the entire multifamily portion of the 2 Washington Property. As such, the multifamily portion of the 2 Washington Property is being operated similar to an extended stay hotel with varying length of stays. The 345 units are leased to Sonder under a ten year master lease at an initial annual base rent of approximately $15.14 million (such amount inclusive of free rent). The borrower has six months of lease security from Sonder (approximately $7.5 million) in the form of 50% surety bond and 50% letter of credit. Sonder’s lease commenced in September 2020 and has more than nine years remaining on its term, with a floor by floor lease expiration beginning February 28, 2031 and ending October 31, 2031. In addition to the six months of lease security from Sonder, $5.0 million was reserved (the “Sonder Replacement Reserve Funds”) at loan origination to cover operating and debt service shortfalls. Provided no event of default under the 2 Washington Whole Loan documents has occurred and is continuing, if, as of any monthly payment date, there is a Shortfall (as defined below), and provided no funds are available in the Shortfall Reserve (as defined below), the Sonder Replacement Reserve Funds may be added to the rents in an amount to cover such Shortfall. Provided no event of default is continuing, upon a “Stabilization Event”, which includes but is not limited to (i) Sonder achieving an investment grade credit rating or (ii) Sonder exercising the renewal option in its lease, any remaining Sonder Replacement Reserve Funds will be added to the rents on the next occurring monthly payment date and applied in accordance with the payment priorities in the loan agreement.

Sonder has taken possession of and commenced paying rent on the multifamily units pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including (i) following the occurrence of the lease commencement date for any individual phase, (x) a

A-3-39

2 Washington

100% abatement for the first monthly installment of base rent with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the last lease commencement date (the “Final Phase Date”), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date. At origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox account as rent in 12 equal installments over the first 12 months following the origination date and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the 2 Washington Property. The UW NOI Debt Yield and UW NCF DSCR of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 9.9% and 2.82x, respectively. The UW NOI Debt Yield and UW NCF DSCR of the 2 Washington Whole Loan, based on the appraisal’s market rents for the multifamily portion (and not the master lease rent), is 8.7% and 2.48x, respectively.

Sonder (185,258 SF (345 units); 86.0% of NRA; 92.2% underwritten base rent) is an apartment-hotel company founded in 2012 that manages short-term rentals of studios, lofts, hotel rooms, and apartments. Sonder is headquartered in San Francisco and operates in more than 30 cities and 8 countries with more than 4,500 listings available worldwide. Sonder has served more than 1.0 million guests since its inception and has raised in excess of $560 million in investor funding. In April 2021, Sonder announced that it had entered into an agreement to go public by merging with a special purpose acquisition company sponsored by an affiliate of The Gores Group LLC and an affiliate of Dean Metropoulos of Metropoulos & Co., which is expected to give the combined entity a reported enterprise value, as of the April 2021 announce date, of approximately $2.2 billion. We cannot assure that the merger will be finalized as expected or at all. In the New York City area, Sonder currently operates at The Nash (222 E 39th St), 9 West 26th Street, The Oskar (572 11th Ave), Chambers (15 W 56th St), and 180 Water Street.

Approximately 286 of the multifamily units are designated under occupancy group “R-1” of the related building code, which only permits rentals for a maximum period of 30 days. Accordingly, Sonder operates such units as short-term rentals of 30 days or less. The remaining multifamily units are designated under occupancy group “R-2” of the related building code, which requires a minimum rental period of at least 30 days. Following the expiration or earlier termination of the Sonder lease, the loan documents require the borrower to deliver to the lender a certificate of occupancy designating each of the 345 multifamily units at the 2 Washington Property as occupancy group “R-2” under the related building code.

The 1st floor of the 2 Washington Property contains a newly built lobby with luxury finishes, a full-time lobby attendant and a separate multifamily entrance. The 2nd floor and a portion of the 1st floor are leased to the New York City Board of Education, which operates the premises as a pre-kindergarten (“Pre-K”) public school. There is a one-story extension fronting on West Street, which consists of a loading dock and mechanical space. The roof of this extension serves as an exterior plaza which is utilized as an outdoor play area for the Pre-K public school.

NYC Board of Education (27,989 SF; 13.0% of NRA; 7.8% of underwritten base rent; rated AA-/Aa2/AA by Fitch/Moody’s/S&P) is the department of the government of New York City that manages the city's public school system. The City School District of the City of New York is the largest school system in the United States, with approximately 1.1 million students taught in more than 1,800 separate schools. The NYC Board of Education has been a tenant at the 2 Washington Property since 2015 and operates its premises as a 108-seat Pre-K school. The space features its own separate secure street level entrance and lobby, which are only open to students, families of students and teachers. The Pre-K school is located on the second floor with access to a 5,000 SF outdoor play area, which is included in its SF. The NYC Board of Education signed a 15-year lease which extends through February 2031 with no renewal options. The NYC Board of Education has the right to terminate its lease at any time upon 180 days’ notice. The 27,989 SF leased to the NYC Board of Education includes 22,989 SF of

A-3-40

2 Washington

interior space and 5000 SF of outdoor play space. As of September 6, 2021, the Pre-K school is currently open, in person, and paying rent.

The 2 Washington Property is subject to a condominium regime, which includes the 2 Washington Building (designated as the “North Building” in the condominium regime) and 17 Battery Place South (the “South Building”). The North Building is comprised of (i) condominium Unit 3A, which is the 2 Washington Property and collateral for the 2 Washington Whole Loan and (ii) condominium Unit 3B (not part of the collateral), which includes office space located on floors 16-21 and part of the cellar and 1st floor and is owned and occupied by Nyack College. The South Building is comprised of (i) a 20-story building, also known as the Whitehall Building, which spans from West Street to Washington Street on the north side of Battery Place and (ii) a 31-story building to the west built as an annex to the Whitehall Building. The South Building (not part of the collateral) is comprised of office space located on the first 13 floors (Unit 2) and multifamily units located on floors 14 to 31 (Unit 1). The borrower holds a 32.9449% common interest in the overall condominium and a 65.8898% common interest in the North Building. The condominium regime consists of three separate condominium boards including (i) a board for the North Building, (ii) a board for the South Building and (iii) a board of managers overseeing both the North Building and the South Building (the “Board of Managers”). The borrower controls the condominium board for the North Building but does not control the condominium board for the South Building or the Board of Managers. See “Description of the Mortgage Pool—Condominium Interests and Other Shared Interests” in the Preliminary Prospectus.

The following table presents certain information relating to the unit mix at the 2 Washington Property:

Unit Mix

Unit Type	# of Units	Avg. SF	NRA	Sonder Rent / Unit(1)	Sonder Rent PSF(1)	Avg. Market Rent PSF (2)	Avg. Market Rent per Unit(2)
Studio	304	508	154,515	$3,461	$81.75	$75.90	$3,215
1-Bedroom	30	717	21,518	$4,885	$81.75	$75.03	$4,485
2-Bedroom	9	804	7,232	$5,477	$81.75	$81.39	$5,450
3-Bedroom	2	997	1,993	$6,792	$81.75	$75.87	$6,300
Total	345	536	185,258	$3,656	$81.75	$76.02	$3,402

(1)	Based on the in place base rent under the Sonder lease.
(2)	Based on the appraisal’s concluded market rent operated as a traditional multifamily property.

The following table presents certain information relating to the tenants at the 2 Washington Street Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Sonder(4)(5)	NR/NR/NR	185,258	86.0%	$15,144,842	92.2%	$81.75	2/28/2031	2, 5- year renewal options
NYC Board of Education(6)(7)	AA-/Aa2/AA	27,989	13.0	$1,286,081	7.8	$45.95	2/13/2031	None
Tenant		213,247	99.0%	$16,430,922	100.0%	$77.05
Vacant Spaces (Owned Space)		2,131	1.0%	0	0.0%	$0.00
Totals / Wtd. Avg. All Owned Tenants		215,378	100.0%	$16,430,922	100.0%	$77.05

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain ratings are those of the parent entity or government whether or not the parent entity or government guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated July 14, 2021.

(4)	Sonder has taken possession of and commenced paying rent on the 345 multifamily units pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including, (i) following the occurrence of the lease commencement date for any individual phase, (x) a 100% abatement for the first monthly installment of base rent with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the Final Phase Date (the last lease commencement date), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date. At origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox as rent in 12 equal installments over the first 12 months following the origination date and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

(5)	The Sonder lease expires on a floor by floor basis, with expirations commencing in February 28, 2031 and ending October 31, 2031.

(6)	Includes 22,989 SF of interior space and 5,000 SF of outdoor play space, of which the outdoor play space has no attributable rent.

(7)	NYC Board of Education has the right to terminate its lease at any time, upon 180 days’ written notice.

A-3-41

2 Washington

The following table presents certain information relating to the lease rollover schedule at the 2 Washington Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031	213,247	99.0	99.0%	16,430,922	100.0	$77.05	2
2032 & Thereafter	0	0.0	99.0%	0	0.0	$0.00	0
Vacant	2,131	1.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	215,378	100.0%		$16,430,922	100.0%	$77.05	2

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated July 14, 2021.

COVID-19 Update. As of September 6, 2021, all tenants are open and operating at the 2 Washington Property. Tenants representing approximately 100.0% of the occupied SF and 100.0% of the UW Base Rent are current on rent as of August 2021. The first payment date for the 2 Washington Whole Loan is September 6, 2021. The 2 Washington Whole Loan is current as of the September payment date. As of September 6, 2021, the 2 Washington Whole Loan is not subject to any modification or forbearance requests. The Sonder lease was amended following the COVID-19 pandemic to add additional free rent periods. See “—The Mortgaged Property” above.

The following table presents certain information relating to historical occupancy at the 2 Washington Property:

Historical Leased %(1)

2018(2)	2019(2)	2020	As of 7/14/2021
N/A	N/A	99.0%	99.0%

(1)	As provided by the borrower and reflects the occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	2018 and 2019 occupancies are not available due to the renovation and conversion of the 2 Washington Property.

A-3-42

2 Washington

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 2 Washington Property:

Cash Flow Analysis(1)

	Underwritten (Multifamily Look Through)(2)	Underwritten (In-Place)(3)	Underwritten PSF (In-Place)
Base Rent	$15,368,086	$16,430,922	$76.29
Rent Steps(3)(4)	110,210	450,969	$2.09
Value of Vacant Space	60,000	60,000	$0.28
Gross Potential Rent	15,538,296	16,941,891	$78.66
Total Reimbursement Revenue	1,480,227	1,480,227	$6.87
Total Other Income	388,457	215,000	$1.00
Gross Revenue	$17,406,980	$18,637,118	$86.53
Vacancy Loss	(1,330,495)	(931,856)	($4.33)
Effective Gross Revenue	$16,076,485	$17,705,262	$82.21
Real Estate Taxes	1,620,318	1,620,318	$7.52
Insurance	639,455	639,455	$2.97
Management Fee	482,295	531,158	$2.47
Other Operating Expenses	1,853,018	1,853,018	$8.60
Total Operating Expenses	$4,595,086	$4,643,949	$21.56
Net Operating Income	$11,481,400	$13,061,313	$60.64
Replacement Reserves	93,247	93,247	$0.43
Tenant Improvements	0	0	$0.00
Net Cash Flow	$11,388,152	$12,968,066	$60.21

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on a multifamily look through underwriting assuming the Sonder lease is no longer in place. The base rent is based on the appraisal’s concluded market rent, a 5% vacancy rate for multifamily units, and the in place NYC Board of Education rent.

(3)	Based on the underwritten rent roll dated July 14, 2021 representing the in place leases of Sonder and the NYC Board of Education.

(4)	Underwritten (In-Place) Rent Steps include (i) approximately $110,210 in straight line rent steps for the NYC Board of Education and (ii) approximately $340,759 in contractual rent steps through September 2021 for Sonder.

■	Appraisal. According to the appraisal, the 2 Washington Property has an “as-is” appraised value of $217.0 million as of April 6, 2021, based on the leases in place, including the Sonder lease.

■	Environmental Matters. According to the Phase I environmental report dated May 7, 2021, there are no recognized environmental conditions at the 2 Washington Property.

■	Market Overview and Competition. The 2 Washington Property is located at 2 Washington Street in the Battery Park/Financial District neighborhood of Manhattan, New York. The 2 Washington Property is adjacent to Battery Park on Battery Place in between Greenwich Street and West Street. The neighborhood is part of the broader area of Lower Manhattan/Financial District.

The 2 Washington Property is proximate to various transportation options, including local subway lines 1, 4, 5, N, R, J, M and Z, which are all within a 5 minute walk. Fulton Center, located on the southeast corner of Fulton Street and Broadway, provides connections to six lower Manhattan subway stations and connects with the PATH service and the World Trade Center site.

According to a third party market report, the 2 Washington Property is located in the West Village/Downtown submarket. The West Village/Downtown submarket contains approximately 28,062 units and recorded an average asking rent of $4,297 per unit as of the second quarter in 2021. The submarket’s vacancy rate for such quarter was 5.5%.

A-3-43

2 Washington

The following table presents certain information relating to the multifamily rent comparables for the 2 Washington Property:

Comparable Multifamily Property Overview(1)

Property Name / Location	Address	Year Built	Units	Avg. SF	Avg. Rent	Avg. Rent PSF	Free Rent
2 Washington(2)	2 Washington Street	2020	345	537	$3,658	$81.75	N/A
180 Water(3)	180 Water Street	1971/2017	575	699	$4,521	$77.58	4 mos. / 13 mo. lease
New York by Gehry	8 Spruce Street	2010	898	870	$5,572	$76.88	3-4 mos. / 12 mo. lease
The Lara	113 Nassau Street	2013/2014	168	656	$3,718	$67.98	2 mos. / 14 mo. lease
88 Leonard	88 Leonard Street	2007	352	685	$5,058	$88.61	4 mos. / 16 mo. lease
70 Pine	70 Pine Street	1932/2015	612	886	$5,363	$72.61	3 mos. / 24 mo. lease
19 Dutch	19 Dutch Street	2018	483	681	$4,647	$81.89	4 mos. / 13 mo. lease

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated July 14, 2021 representing the in place Sonder lease.
(3)	Owned by the borrower sponsor.

The following table presents certain information relating to the office lease comparables for the 2 Washington Property:

Comparable Office Lease Overview(1)

Property Name / Location	Tenant	SF	Lease Date	Term	Rent PSF	Lease Type	Free Rent (mos.)
2 Washington(2)	NYC Board of Education	27,989	Dec-14	16.2	$45.95	Modified Gross	N/A
120 Broadway	Old Mission Capital	11,173	Sep-20	10	$60.00	Modified Gross	7
1 State Street	IPC Systems	26,652	Feb-21	5	$57.00	Modified Gross	N/A
55 Broadway	Consulate General of Morocco	18,294	Jan-21	16	$43.00	Modified Gross	14
80 Pine Street	Lactalis USA	14,752	Feb-21	16	$47.00	Modified Gross	N/A
17 State Street	Edward Roberts LLC	4,000	Jan-21	3	$75.00	Modified Gross	N/A
30 Broad Street	Hargreaves Assoc.	5,851	Jun-20	10	$56.00	Modified Gross	8

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated July 14, 2021.

■	The Borrower. The borrower is Safon Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 2 Washington Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Joseph Moinian, founder of The Moinian Group. The Moinian Group develops, owns and operates properties across every asset category, including office, hotel, retail, condominiums, and rental apartments. Since its founding in 1982, The Moinian Group has grown to become one of the country’s largest privately held real estate firms, with a portfolio in excess of 20 million square feet.

■	Escrows. At loan origination, the borrower deposited approximately (i) $217,423 into a tax reserve, (ii) $3,000,000 into a rent concession reserve related to the Sonder lease and (iii) $5,000,000 into a Sonder replacement reserve, which may be applied to pay Shortfalls, to the extent funds in the Shortfall reserve described below are insufficient. “Shortfalls” means the amount by which rents on deposit for a monthly payment date are less than debt service, reserves and operating and extraordinary expenses payable on such payment date.

Upon a Stabilization Event, provided no event of default is continuing, any remaining amount of the $5,000,000 deposited into the Sonder replacement reserve is required to be deposited into the cash management account and applied in the same manner as rents on the next payment date, and accordingly, will be released to the borrower, provided no Trigger Event is continuing.

A-3-44

2 Washington

A “Stabilization Event” means the earliest to occur, in the good faith judgment of the lender, of (i) the date that is 90 days prior to the original expiration date of the Sonder lease so long as (A) no Sonder monetary or material non-monetary event of default under its lease has occurred which has not been cured or waived in writing with the consent of the lender, (B) the lease extension conditions specified in the Sonder lease are satisfied, (C) Sonder has irrevocably exercised its first extension option under the Sonder lease and (D) Sonder delivers an estoppel certificate, in form and substance reasonably acceptable to the lender confirming items (A) through (C) above, (ii) Sonder is an investment grade entity, and (iii) if following the completion of a Residential Reversion (as defined below) and the payment in full of all Residential Reversion costs and any unpaid costs budgeted by the borrower to make ready each residential unit for long term multifamily apartment use, the 2 Washington Property has achieved a debt yield exceeding 7.0% for two consecutive calendar quarters or a debt yield exceeding 6.0% for four consecutive calendar quarters (in either case, the “Minimum Debt Yield”).

A “Residential Reversion” means following the expiration or earlier termination, rejection or cancellation of the Sonder lease, the operation of the 286 multifamily units not designated as building code occupancy group “R-2” as of the origination date in the residential component for multifamily apartment use under residential leases under use group R-2, including obtaining all necessary certifications, permits, licenses, approvals, certificates of completion and occupancy required to comply with all applicable legal requirements, zoning or other ordinances applicable thereto (including, without limitation, delivery by the borrower to the lender of a valid and effective temporary or permanent certificate of occupancy designating each of the 345 residential units at the 2 Washington Property as building code occupancy group “R-2”).

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $140,123).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the estimated annual insurance premiums, unless an acceptable blanket policy is in effect. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $8,489 for replacement reserves.

Common Charges Reserve – The borrower is required to deposit into a common charges reserve, on a monthly basis, an amount equal to the monthly amount set forth in the approved annual budget for condominium charges.

Lease Sweep Reserve – During the continuance of a Lease Sweep Period (as defined below), all excess cash is required to be swept into a lease sweep reserve account.

Shortfall Reserve – If there is a continuing monetary or material non-monetary event of default under the Sonder lease, within 30 days after such default, the borrower is required to deposit into a shortfall reserve an amount equal to the lender’s determination of the Shortfalls anticipated to occur for a period from the date of determination through the sixth monthly payment date thereafter. If at any time thereafter and prior to the occurrence of a Stabilization Event, funds in the shortfall reserve are less than the lender’s determination of anticipated Shortfalls for the next three payment dates, the borrower is required to deposit the amount of such anticipated Shortfalls into such reserve. Provided no event of default has occurred and is continuing, upon a Stabilization Event, any remaining shortfall funds will be added to rents on the next monthly payment date and applied in accordance with the payment priorities in the loan agreement.

A “Lease Sweep Period” will commence on the first monthly payment date following any of: (a) the earlier of (i) the date that is 12 months prior to the expiration of the Sonder lease or (ii) the date required under the Sonder lease by which Sonder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of the Sonder lease (or more than 50% thereof) or borrower’s receipt of notice of Sonder’s intent to effect the same; (c) upon Sonder discontinuing its business in more than 50% of its premises at the 2 Washington Property (i.e., “goes dark”) or ceases using its premises for the permitted use for a period of 30 days or gives notice that it intends to do so; (d) upon a monetary or material non-monetary default under the Sonder lease beyond any applicable notice and cure period or (e) upon a bankruptcy or insolvency proceeding or similar event with respect to Sonder, or its direct or indirect parent company or any guarantor of the Sonder lease.

A-3-45

2 Washington

A Lease Sweep Period will end, (i) in the case of clause (a), (b) and (c) above, if (1) a Residential Reversion has occurred and the Residential Reversion costs have been paid in full (subject to the contesting by the borrower of any amounts in good faith in accordance with the loan agreement), and (2) the 2 Washington Property has achieved the Minimum Debt Yield; (ii) in the case of clause (a) above, the date on which Sonder irrevocably exercises its renewal or extension option with respect to all of its space, and sufficient funds have been accumulated in the Lease Sweep Reserve (during the continuance of the subject Lease Sweep Period) to cover all reasonably anticipated approved leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension; (iii) in the case of clause (b) above, if such surrender, cancellation or termination or such notice of written intent to surrender, cancel or terminate is irrevocably waived in writing by Sonder; (iv) in the case of clause (c) above, the date on which Sonder has recommenced its business in its space which business has not been discontinued for a period of 60 consecutive days; (v) in the case of clause (d) above, the date on which the subject monetary or material non-monetary default has been cured, and no other monetary or material non-monetary default under the Sonder lease occurs for a period of three consecutive months following such cure and (vi) in the case of clause (e) above, (I) the applicable insolvency proceeding has terminated and, unless such insolvency proceeding is involuntary and has been terminated by reason of the discharge or dismissal thereof, the Sonder lease (and any guaranty thereof) has been affirmed or assumed, without modification of the Sonder lease or any guaranty thereof (except any modification done in accordance with the loan agreement), by Sonder and each guarantor (if any) of the Sonder lease in a manner reasonably satisfactory to the lender pursuant to a final, non-appealable order of the bankruptcy court, and in connection therewith all monetary or material non-monetary defaults under the Sonder lease are cured and Sonder is in occupancy of its premises and paying full, unabated rent under the Sonder lease, (II) the Sonder lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender pursuant to a final, non-appealable order of the bankruptcy court, and in connection therewith all monetary or material non-monetary defaults under the Sonder lease are cured and Sonder is in occupancy of its premises and paying full, unabated rent under the Sonder lease, or (III) in the event the Sonder lease is rejected in the insolvency proceeding, (1) a Residential Reversion has occurred and the Residential Reversion costs have been paid in full (subject to the contesting by the borrower of any amounts in good faith in accordance with the loan agreement) and (2) the 2 Washington Property has achieved the Minimum Debt Yield.

■	Lockbox and Cash Management. The 2 Washington Whole Loan is structured with a hard lockbox and in place cash management. The borrower is required to cause all commercial tenants to transmit all rents directly to the lockbox account, and if the borrower or property manager receives any rents or other revenues, to transmit such rents or revenues to the lockbox account within two business days after receipt. Funds in the lockbox account are required to be swept on the last business day of each week and on each monthly payment date into a lender controlled cash management account, and, provided no event of default is continuing, applied on each monthly payment date (i) to make deposits into the tax, common charges and insurance reserves, (ii) to pay debt service, (iii) to make deposits into the replacement reserve, (iv) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which lender-approved budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), (v) to pay non-discretionary operating expenses not set forth in the annual budget and lender-approved extraordinary expenses, if any; and lastly, all remaining funds will be disbursed in the following order: (A) during a Lease Sweep Period, into the Lease Sweep Reserve, (B) if no Lease Sweep Period exists, and any other Trigger Period exists, to an excess cash flow reserve, to be held as additional collateral for the 2 Washington Whole Loan during the continuance of such Trigger Period, and (C) if no Trigger Period exists, to the borrower.

A “Trigger Period” will commence upon (i) an event of default under the 2 Washington Whole Loan, (ii) a Low Debt Yield Period (as defined below) or (iii) a Lease Sweep Period; and will end upon, in the case of clause (i), a cure of such event of default has been accepted by the lender, in the case of clause (ii), the Low Debt Yield Period has ended and, in the case of clause (iii), the Lease Sweep Period has ended.

A “Low Debt Yield Period” means (x) the debt yield is less than 7.0% as of any calendar quarter and will end if (a) the 2 Washington Property has achieved the Minimum Debt Yield or (b) upon delivery by the borrower to the lender of either (x) funds for deposit into the cash collateral account in an amount equal to the Debt Yield Maintenance Amount (as defined below), or (y) a letter of credit in an amount equal to the Debt Yield Maintenance Amount, which funds or letter of credit are required to be returned to the borrower if the Minimum Debt Yield is satisfied without giving effect thereto.

A-3-46

2 Washington

A “Debt Yield Maintenance Amount” means an amount which, if applied to repay the then outstanding principal balance of the 2 Washington Whole Loan, would cause the Minimum Debt Yield to be satisfied.

■	Property Management. The 2 Washington Property is managed by Columbus Property Management LLC, an affiliate of the borrower.

■	Current Mezzanine or Subordinate Secured Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 2 Washington Whole Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage against loss or damage by certified terrorist acts in an amount equal to the full replacement cost of the 2 Washington Property, plus business interruption coverage in an amount covering a period of restoration of 24 months with a 12 month extended period of indemnity endorsement, provided that such coverage is available; provided further that if TRIPRA is no longer in effect, the borrower will not be required to pay terrorism insurance premiums in excess of two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the loan documents (without giving effect to the cost of terrorism and earthquake components) at the time that terrorism coverage is excluded from the applicable insurance policy. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-47

The domain

DOMAIN

iPic THEATERS

Neiman Marcus

Dillard's

TESLA

macy's

A-3-48

The domain

CHASE
Neiman Marcus
3 LEVEL RESIDENTIAL ABOVE
VACANT
JOHNNY WAS
VINCE.
lululemon athletica
DAVID YURMAN
GOLDEN GOOSE
PETER MILLAR
TIFFANY & Co.
VACANT
STUART WEITZMAN
PRONOVIAS
ATHLETA
COACH
TORY BURCH
Free People
3 LEVEL RESIDENTIAL ABOVE
3 LEVEL RESIDENTIAL ABOVE
KENDRA SCOTT
Ben Bridge
VACANT
VACANT
NORTH
TUMI
sunglass hut
SECOND LEVEL
SPA REVEIL
VACANT
Lilly Pulitzer
INDOCHINO
VINEYARD VINES
Madewell
TED BAKER
3 LEVEL RESIDENTIAL ABOVE
3 LEVEL RESIDENTIAL ABOVE
CRU – A WINE BAR
True Food
VACANT
KEDMA COSMETICS
LOFT
J.CREW
SANDRO
SWEET PARIS CREPERIE & CAFE
BANANA REPUBLIC
ARTIZIA
ANTHROPOLOGIE
VICTORIA'S SECRET
ALTAR'D STATE
PLANK SEAFOOD PROVISIONS
BLUE SUSHI SAKE GRILL
VACANT
Lucky Brand
PRESSED JUICERY
RESIDENTIAL
RESIDENTIAL
LEVI'S
VANS
ALDO
PINK
WHITE HOUSE BLACK MARKET
VACANT
UNTUCKit
L'OCCITANE
H&M
RESIDENTIAL
RESIDENTIAL
H&M
SECOND LEVEL
TWISTED
THE YARD MILKSHAKE BAR
FOREVER 21
ZARA
2 LEVEL RESIDENTIAL ABOVE
XIAN NOODLES
COPPER
VACANT
ARHAUS
GLORIA'S
PUNCH BOWL SOCIAL
macy's
SECOND LEVEL
SHAKE SHACK
The Domain
Anchor / In-line
Anchor / In-line
Residential
Vacant

A-3-49

The domain

DICK'S SPORTING GOODS
DIAMONDS DIRECT
3 LEVEL RESIDENTIAL ABOVE
PARKING DECK NORTH
VACANT
F45 FITNESS TRAINING
zumiez
THE SELFIE GALLERIES
VACANT
VACANT
COFFEE & CRISP
EXPRESS
VACANT
TORRID
THE CORNER MARKET
Buckle
AMERICAN EAGLE
VACANT
WANDERLUST YOGA
PRETTY KITTY
ORGANIC BRONZE
VACANT
SPA SWAY
PARKING DECK EAST
PURE PILATES AUSTIN
BLO BLOW DRY BAR
COURTYARD
POOL
DOLCE BLU LASH STUDIO & BOUTIQ
VACANT
RESIDENTIAL BUILDING
ROYAL TUXEDO
iPic
BEARD PAPA'S
YOGURT PLANET
VACANT
VACANT
MAC'S BARBERSHOP
LOCAL LIFE REALTY
VACANT
VACANT
VACANT
PARKING DECK SOUTH
VACANT
VACANT
VACANT
VACANT
HANGAR ORTHOPEDIC GROUP, INC.
FAST-FIX
MAGGIANO'S
VACANT
CAESARS NAILS & SPA
SUSHI ZUSHI
Dillard's
CAVA
The Domain II
Anchor / In-line
Anchor / In-line
Residential
Vacant
N

A-3-50

The domain

The Domain
11410 Century Oaks Terrace
Austin, TX 78758
Jollyville
Wells Branch
Austin
AMTRAK
AMTRAK
METRORAIL
Electronic Arts
Dun & Bradstreet
Polycom
Paypal
Oracle
Ebay
IndyMac
Deloitte
Northtech Business Center
HP
Hospira
Hospira
Pfizer
Austin's Park N Pizza
Cinemark 20 and XD
Countryside Place
Katherine Fleischer Park
Rattan Creek Park
Palmer McNeil Plaza
McNeil Crossing
Cisco
Flex
Canon
Charles Schwab
Oracle
Apple
Apple
Gtech
Xerox
Accenture
NetSuite
Allergan
Apple
Visa
Optum
Ch2m
TriNet
3M
W PARMER LN
Parmer Crossing
Parmer Square
The Market at Parmer Lane
The Home Depot
Kohl's
Scofield Crossing
Lowes
Shops at Tech Ridge
GM IT Innovation Center
HID Global
Walmart Supercenter
The Home Depot Technology Center
Balcones Community Park
Spectrum
St. David's North Austin Medical Center
National Instruments Corporation
Time Warner
NORTH BURNET
HomeAway
IBM
Charles Schwab
NRG
Tech Ridge Center
Dell
General Motors
Seton Northwest Hospital
BMC Software
vAuto
Forcepoint
Microsoft
Tanknology
Bazaarvoice
Amazon
OneWest Bank
Time Warner
SunPower Corp.
The Domain Shopping Center
Trend Micro
Walnut Creek Metropolitan Park
COPPERFIELD
Capital Crossing
Great Hills Station
University of Texas
IBM
IE2 Construction
Arboretum
Intel
Gateway Shopping Center
Qualcomm
Oracle
J. J. Pickle Research Campus The University of Texas at Austin
NORTH AUSTIN
BURNET RD
Leander
Hutto
Round Rock
Jonestown
Jollyville
Pflugerville
Manor
Austin
Bee Cave
West Lake Hills
Sunset Valley
San Leanna
Buda

A-3-51

The domain

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		GSMC
Location (City/State)	Austin, Texas		Cut-off Date Balance(2)		$64,000,000
Property Type	Retail		Cut-off Date Balance per SF(1)		$236.88
Size (SF)	886,526		Percentage of Initial Pool Balance		5.7%
Total Occupancy as of 6/3/2021	93.1%		Number of Related Mortgage Loans		None
Owned Occupancy as of 6/3/2021	93.1%		Type of Security		Fee
Year Built / Latest Renovation	2007 / 2015-2018		Mortgage Rate		3.09400%
Appraised Value	$452,000,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		NAP
			Original Interest Only Period (Months)		120

Underwritten Revenues	$45,170,187
Underwritten Expenses	$16,213,342		Escrows(3)
Underwritten Net Operating Income (NOI)	$28,956,844			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$27,494,076		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	46.5%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)	46.5%		Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(1)	4.40x / 4.17x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	13.8% / 13.1%		Other Reserves(4)	$6,912,288	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$210,000,000	100.0%	Loan Payoff	$175,106,561	83.4%
			Return of Equity	33,823,051	16.1
			Closing Costs	1,070,388	0.5

Total Sources	$210,000,000	100.0%	Total Uses	$210,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of The Domain Whole Loan (as defined below). See “—The Mortgage Loan” below.

(2)	The Cut-off Date Balance of $64,000,000 represents The Domain Loan (as defined below), which is part of The Domain Whole Loan.

(3)	See “—Escrows” below.

(4)	The Other Reserves consists of an ongoing major tenant reserve, a guaranty of upfront reserve of $6,565,265 for outstanding TI/LC, and a guaranty of upfront reserve of $347,023 for gap rent. See “—Escrows” below.

■	The Mortgage Loan. The Domain mortgage loan (“The Domain Loan”) is part of a whole loan (“The Domain Whole Loan”) consisting of six pari passu promissory notes with an aggregate original principal balance of $210,000,000 and is secured by a first mortgage encumbering the borrowers’ fee interest in an anchored retail property located in Austin, Texas (“The Domain Property”). The Domain Loan, which will be included in the Benchmark 2021-B29 transaction, is evidenced by non-controlling notes A-3-1 and A-3-3, has an aggregate outstanding principal balance as of the Cut-off Date of $64,000,000 and represents approximately 5.7% of the Initial Pool Balance.

The Domain Whole Loan was co-originated by Goldman Sachs Bank USA (“GSBI”) and Bank of America, N.A. (“BANA”) on June 16, 2021. The Domain Whole Loan has an interest rate of 3.09400% per annum. The borrowers utilized the proceeds of The Domain Whole Loan to refinance existing debt on The Domain Property, pay origination costs and return borrower sponsor equity.

The Domain Whole Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Domain Whole Loan requires interest-only payments during the full term. The scheduled maturity date of The Domain Whole Loan is July 1, 2031. Voluntary prepayment of The Domain Whole Loan is prohibited prior to December 1, 2030. In addition, provided that no event of default under The Domain Whole Loan is continuing, defeasance with direct, non-callable obligations of the United States of America is permitted in whole (or in part as described below under “—Release of Collateral”) at any time on or after the first due date following the second anniversary of the Closing Date (the “Domain Defeasance Lockout Period”).

A-3-52

The domain

The table below summarizes the promissory notes that comprise The Domain Whole Loan. The relationship between the holders of The Domain Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-2-2	$76,000,000	$76,000,000	BANK 2021-BNK35	Yes(1)
A-2-1	50,000,000	50,000,000	MSC 2021-L6	No
A-3-1, A-3-3	64,000,000	64,000,000	Benchmark 2021-B29	No
A-3-2	20,000,000	20,000,000	Benchmark 2021-B28	No
Total	$210,000,000	$210,000,000

(1)	The Domain Whole Loan is serviced pursuant to the pooling and servicing agreement for the BANK 2021-BNK35 securitization and the controlling Note A-1.

■	The Mortgaged Property. The Domain Property is an 886,526 square foot Class A anchored retail development consisting of 730,285 square feet of retail space and 156,241 square feet of office space within the larger Domain development (“The Domain”). The Domain Property is 93.1% occupied by 128 retail and office tenants as of June 3, 2021. The retail component at The Domain Property consists of two phases, Domain I and Domain II. Domain I, which is anchored by Macy’s (not collateral for The Domain Whole Loan) and the only Neiman Marcus in the Austin area, is tenanted by upscale retailers and sit-down restaurants. Domain II, which is anchored by Dillard’s (not collateral for The Domain Whole Loan) and Dick’s Clothing & Sporting Goods, is tenanted by a variety of mid-market retailers and service establishments. Further, almost half of the retail stores at The Domain Property are exclusive within the Austin market. The Domain Property is a live-work-play development, featuring a park-like setting containing four children’s play areas and The Lawn, a dynamic green space covered by a cable LED-lit overhead structure that hosts entertainment, concerts and other activities. The Domain is a multi-phase development consisting of The Domain Property, over 800 residential units in two buildings and four on-site hotels. The portions of the retail spaces located in the two residential buildings are subject to condominium regimes whereby the related condominium association governs the management, repair, replacement and maintenance of the common areas in the related condominium. The borrowers have a 50% voting interest in each condominium regime.

The Domain Property has a granular rent roll, with no tenant occupying more than 9.1% of the net rentable area or accounting for more than 6.9% of underwritten base rent. As of June 3, 2021, The Domain Property was 93.1% leased. The largest tenants by base rent include Hanger Orthopedic Group, Inc, Forever 21, H&M, IPIC Theaters and Dick’s Clothing & Sporting Goods, with no other tenant representing more than 2.7% of underwritten base rent. Overall inline property sales for tenants who report at The Domain Property increased 17.2% from 2018 to 2019 to $625 PSF. Sales declined in 2020 as The Domain Property was closed between March 18 and May 1, 2020 due to COVID-19 restrictions. However, as of the trailing 12 month period ending April 30, 2021, sales have increased by 11.5% over the 2020 figure of $496 PSF to $553 PSF.

The following table presents certain inline sales history at The Domain Property:

Inline Sales History(1)

	2018	2019	2020(2)	TTM 3/31/2021	TTM 4/30/2021
Sales PSF (Inline < 10,000 SF)	$533	$625	$496	$515	$553
Occupancy Cost (Inline < 10,000 SF)	13.2%	12.5%	15.2%	15.4%	14.6%

(1)	Information is as of April 30, 2021, as provided by the borrower sponsor and only includes tenants reporting sales.

(2)	The Domain Property was closed between March 18, 2020 and May 1, 2020 due to COVID-19 restrictions.

A-3-53

The domain

The following table contains anchor and major tenant sales history for The Domain Property:

Major Tenant Sales History(1)

Tenant	SF	2018	2019	2020(2)	4/30/2021 TTM	Sales PSF/Screen(3)
Dillard’s (Non-collateral)	206,308	$21,293,049	$21,503,483	$18,208,744	NAV	$88
Macy’s (Non-collateral)	140,000	$23,800,000	$23,600,000	$23,600,000	NAV	$169
Dick’s Clothing & Sporting Goods	80,400	$11,019,624	$10,477,728	$14,159,244	$12,761,088	$159
Neiman Marcus	80,000	$40,045,600	$45,960,800	$31,453,600	$35,256,663	$441
IPIC Theaters	37,321	$6,199,018	$5,398,109	$1,566,362	$1,109,180	$138,648
Forever 21	31,691	$7,145,370	$6,374,328	$4,444,346	$5,992,451	$189
H&M	24,065	$7,351,598	$8,110,963	$5,065,562	$6,110,532	$254

(1)	Information is as of April 30, 2021, as provided by the borrower sponsor.

(2)	The Domain Property was closed between March 18 and May 1, 2020 due to COVID-19 restrictions. On May 1, 2020, IPIC Theaters opened at limited capacity, on June 3, 2020, it began operating at 50% capacity and starting June 11, 2020 it fully re-opened.

(3)	Sales PSF/Screen are based on 2020 sales for Dillard’s and 2019 sales for Macy’s, and 4/30/2021 TTM for all other tenants. Macy’s is not required to report sales and their sales shown above are estimates. Dillard’s is only required to report sales annually.

Major Tenants.

Dick’s Clothing & Sporting Goods (80,400 SF, 9.1% of NRA, 2.9% of underwritten base rent). Dick’s Clothing & Sporting Goods (“Dick’s”), founded in 1948, is a leading sporting goods retailer offering sports equipment, apparel, footwear and accessories in 847 stores across the United States. Dick’s occupies its own building at Domain II on a lease that expires in January 2025, with no renewal options. Dick’s is currently paying an annual rent of $9.70 PSF, with no remaining rent increases. Sales for Dick’s at The Domain Property were reported at $137 PSF, $130 PSF, $176 PSF and $159 PSF for 2018, 2019, 2020, and 4/30/2021 TTM, respectively.

Neiman Marcus (80,000 SF, 9.0% of NRA, 1.1% of underwritten base rent). Neiman Marcus is a privately-owned luxury department store retailer that operates 43 namesake Neiman Marcus stores, two Bergdorf Goodman full-line stores and 10 Last Call clearance centers. Neiman Marcus owns its improvements and is subject to a ground lease at Domain I that expires in March 2027, with four 5-year renewal options upon at least 14-months’ prior written notice. Neiman Marcus is currently paying annual ground rent of $3.87 PSF with no rent increases along with 2.5% of gross sales in excess of $15,000,000 (an additional $6.33 PSF based on 4/30/2021 TTM sales). Sales for Neiman Marcus at The Domain Property were reported at $501 PSF, $575 PSF, $393 PSF and $441 PSF for 2018, 2019, 2020, and 4/30/2021 TTM, respectively.

Hanger Orthopedic Group, Inc (77,694 SF, 8.8% of NRA, 6.9% of underwritten base rent). Headquartered at The Domain Property, Hanger Orthopedic Group, Inc. (“Hanger”) is a publicly-traded provider of orthotic and prosthetic services and products, with nearly 5,000 employees and 800 Hanger Clinic locations across the United States. Hanger is the largest domestic provider of healthcare services enabling human mobility. Hanger has occupied 77,694 SF of office space at Domain I since 2010 on a lease that expires in July 2023, with two 5-year renewal options upon at least 9-months’ prior written notice. Hanger is currently paying annual rent of $23.25 PSF, with annual rent increases of $0.75 PSF.

IPIC Theaters (37,321 SF, 4.2% of NRA, 3.1% of underwritten base rent). Established in 2010, IPIC Theaters is a luxury restaurant-and-movie theater brand with boutique theaters featuring chef-driven menus, bars and lounges. IPIC Theaters has 15 locations across the United States. IPIC Theaters occupies 37,321 SF at Domain II on a lease that expires in January 2031, with three 5-year renewal options upon at least 6-months’ prior written notice. IPIC Theaters is currently paying annual rent of $21.00 PSF, with 4.7%-5.5% increases every 5 years. Sales for IPIC Theaters at The Domain Property were reported at $774,877 per screen, $674,764 per screen, $195,795 per screen and $138,648 per screen for 2018, 2019, 2020, and 4/30/2021 TTM, respectively.

Forever 21 (31,691 SF, 3.6% of NRA, 3.8% of underwritten base rent). Founded in 1984, Forever 21 is an American fast fashion retailer that sells accessories, beauty products, home goods and clothing. Forever 21 occupies 31,691 SF at Domain I on a lease that expires in January 2023, with no renewal options. Forever 21 does not pay base rent but pays 17.14% of gross sales ($32.41 PSF based on 4/30/2021 TTM sales). Sales for Forever 21 at The Domain Property were reported at $225 PSF, $201 PSF, $140 PSF and $189 PSF for 2018, 2019, 2020, and 4/30/2021 TTM, respectively.

A-3-54

The domain

H&M (24,065 SF, 2.7% of NRA, 3.2% of underwritten base rent). H&M is a Swedish global apparel company with a family of brands and businesses in 74 markets. H&M occupies 24,065 SF at Domain I on a lease that expires in January 2023, with one 5-year renewal option upon at least 180-days’ prior written notice. H&M is currently paying annual rent of $35.30 PSF, which steps to $36.00 PSF for the remaining lease term. Sales for H&M at The Domain Property were reported at $305 PSF, $337 PSF, $210 PSF and $254 PSF for 2018, 2019, 2020, and 4/30/2021 TTM, respectively.

COVID-19 Update. As of September 6, 2021, The Domain Whole Loan is not subject to any forbearance, modification or debt service relief request. As of September 6, 2021, the borrower sponsor has reported that 99% of the expected July and August 2021 rent payments were received. The September debt service payment was made.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at The Domain Property:

Six Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Tenant Sales $ per SF/ Screen	Occupancy Cost	Lease Expiration	Renewal / Extension Options
Dick’s Clothing & Sporting Goods	NR/NR/NR	80,400	9.1%	$779,880	2.9%	$9.70	$159	10.5%	1/31/2025	None
Neiman Marcus	NR/NR/NR	80,000	9.0%	$310,000	1.1%	$3.87	$441	3.9%	3/8/2027	4, 5-year options
Hanger Orthopedic Group, Inc	NR/B1/B+	77,694	8.8%	$1,864,656	6.9%	$24.00	NAP	NAP	7/31/2023	2, 5-year options
IPIC Theaters(4)	NR/NR/NR	37,321	4.2%	$843,456	3.1%	$22.60	$674,764	15.6%	1/31/2031	3, 5-year options
Forever 21	NR/NR/NR	31,691	3.6%	$1,024,709	3.8%	$32.33	$189	17.1%	1/31/2023	None
H&M	NR/NR/BBB	24,065	2.7%	$866,442	3.2%	$36.00	$254	16.3%	1/31/2023	1, 5-year option
Six Largest Owned Tenants		331,171	37.4%	$5,689,143	21.0%	$17.18
Other Retail Tenants		417,959	47.1%	$18,248,423	67.3%	$43.66
Other Office Tenants		76,071	8.6%	$3,175,428	11.7%	$41.74
Vacant Retail		58,849	6.6%	$0	0.0%	$0.00
Vacant Office		2,476	0.3%	$0	0.0%	$0.00
Totals / Wtd. Avg. All Owned Tenants		886,526	100.0%	$27,112,994	100.0%	$32.86

Non-Collateral Anchors(5)
Dillard’s	BB/Baa3/BB-	206,308					$88
Macy’s	BB/Ba3/B+	140,000					$169

(1)	Based on the underwritten rent roll dated as of June 3, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ PSF include percent in lieu. In addition to the rent shown in the table above, Neiman Marcus pays 2.5% of gross sales in excess of $15,000,000, which equates to an additional $6.33 PSF based on 4/30/2021 TTM sales. Rent shown above for Forever 21 reflects percent in lieu of 17.14% of gross sales based on 4/30/2021 TTM sales.

(4)	Tenant Sales $ per SF/Screen shown for IPIC Theaters are based on 2019 sales, prior to the COVID-19 pandemic. IPIC Theaters was closed between March 18 and May 1, 2020. After May 1, 2020, the theater opened at limited capacity, on June 3, 2020, it began operating at 50% capacity and starting June 11, 2020, it fully re-opened. Total sales for 4/30/2021 TTM are $1,109,180, which equates to $138,648 per screen and a 102.7% occupancy cost.

(5)	Tenant Sales $ per SF/Screen are based on 2020 sales for Dillard’s and 2019 sales for Macy’s. Macy’s is not required to report sales and its sales shown above are estimates. Dillard’s is only required to report sales annually.

A-3-55

The domain

The following table presents certain information relating to the lease rollover schedule at The Domain Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM/2021	7,598	0.9%	0.9%	$425,767	1.6%	$56.04	6
2022	45,859	5.2	6.0%	2,179,753	8.0%	$47.53	10
2023	213,631	24.1	30.1%	7,354,290	27.1%	$34.43	25
2024	72,675	8.2	38.3%	2,483,271	9.2%	$34.17	15
2025	121,743	13.7	52.1%	2,540,534	9.4%	$20.87	11
2026	49,369	5.6	57.6%	2,020,476	7.5%	$40.93	9
2027	139,503	15.7	73.4%	3,323,291	12.3%	$23.82	16
2028	32,913	3.7	77.1%	2,329,677	8.6%	$70.78	13
2029	24,240	2.7	79.8%	1,132,774	4.2%	$46.73	6
2030	17,415	2.0	81.8%	598,736	2.2%	$34.38	2
2031	88,507	10.0	91.8%	2,376,563	8.8%	$26.85	11
2032 & Beyond	11,748	1.3	93.1%	347,862	1.3%	$29.61	5
Vacant	61,325	6.9	100.0%	0	0.0%	$0.00	0
Total / Wtd. Avg.	886,526	100.0%		$27,112,994	100.0%	$32.86	129

(1)	Based on the underwritten rent roll dated as of June 3, 2021.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical occupancy at The Domain Property:

Historical Leased %(1)

2018	2019	2020	As of 6/3/2021
93.3%	93.5%	90.4%	93.1%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Domain Property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 4/30/2021	Underwritten	Underwritten $ per SF
Base Rent(2)	$26,615,478	$28,277,646	$26,068,015	$27,052,137	$31,489,947	$35.52
Reimbursements	18,014,114	18,023,323	13,044,082	12,764,985	15,284,221	$17.24
Other Income(3)	2,133,463	2,347,787	1,613,890	1,535,577	1,433,012	$1.62
Vacancy & Credit Loss	(174,949)	(458,233)	(4,250,737)	(4,335,775)	(3,036,993)	($3.43)
Effective Gross Income	$46,588,106	$48,190,523	$36,475,250	$37,016,924	$45,170,187	$50.95

Total Operating Expenses	$19,488,160	$19,445,573	$11,547,946	$11,245,945	$16,213,342	$18.29

Net Operating Income	$27,099,946	$28,744,950	$24,927,304	$25,770,979	$28,956,844	$32.66
TI/LC	0	0	0	0	1,329,789	$1.50
Capital Expenditures	0	0	0	0	132,979	$0.15
Net Cash Flow	$27,099,946	$28,744,950	$24,927,304	$25,770,979	$27,494,076	$31.01

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Underwritten Base Rent is based on the June 2021 rent roll with adjustments made for executed leases and tenants that have vacated or are expected to vacate after loan origination. Underwritten Base Rent includes grossed up vacant space of $2,709,329, percent in lieu income for six tenants of $2,040,109 based on 4/30/2021 TTM sales, overage rent of $1,667,624, and contractual rent increases through June 2022 of $565,804.

(3)	Other Income includes ad panel revenue, storage space income, valet minimum rent, local media income, and other miscellaneous income.

■	Appraisal. According to the appraisal, The Domain Property had an “as-is” appraised value of $452,000,000 as of May 10, 2021.

A-3-56

The domain

■	Environmental Matters. According to the Phase I environmental report dated May 21, 2021, there are no recognized environmental conditions or recommendations for further action at The Domain Property.

■	Market Overview and Competition. The Domain Property is located in Austin, Texas, 10 miles north of downtown Austin, at the confluence of US Highway 183, Mopac Expressway (Loop 1) and Capital of Texas Highway (Loop 360) and adjacent to the Capital Metro Kramer Station rail stops, which connects to downtown Austin. According to the appraisal, prior to the onset of the COVID-19 pandemic, Austin’s job growth outpaced the national average, with high-wage jobs growing at twice the national pace, and unemployment reached a low of 2.5%. As a result of the COVID-19 pandemic, in April 2020, the unemployment rate grew to 12.2%; however, by August 2020, the unemployment rate had dropped back down to 5.5%, significantly below the Texas and United States unemployment rates. Austin is home to the headquarters of Dell and Whole Foods Market, and is a center for high technology, with the tech sector driving Austin’s economic recovery. Within the immediate vicinity of The Domain Property, office users include high-tech companies such as Amazon, HomeAway, Indeed, IBM, Apple, Oracle and National Instruments.

According to the appraisal, The Domain Property’s primary trade area encompasses a 10.0-mile radius, with the secondary trade area spanning 15.0 miles. The estimated 2020 population within a 5-, 10- and 15-mile radius of The Domain Property was 308,235, 907,661 and 1,439,271, respectively. The estimated 2020 average household income within the same radii was $100,262, $111,800 and $111,351, respectively, above the United States national average of $90,941.

The following table presents certain information relating to the primary competition for The Domain Property:

Competitive Set(1)

	The Domain	Domain Northside	The Arboretum	Barton Creek Square	Hill County Galleria	Lakeline Mall	Round Rock Premium Outlets
Distance from Subject	NAP	0.0 miles	1.3 miles	11.0 miles	14.0 miles	7.0 miles	12.0 miles
Property Type	Anchored	Lifestyle Center	Lifestyle Center	Super-Reginal Center/Mall	Lifestyle Center	Super-Reginal Center/Mall	Outlet Center
Year Built	2007	2016	1994	1981	2007	1995	2006
Total GLA	886,526(2)	618,000	193,835	1,430,122	561,960	1,099,420	488,689
Total Occupancy	93.1%(2)	NAP	86%	92%	92%	94%	94%
Anchors & Jr. Anchors	Dillard’s, Macy’s, Dick’s, Neiman Marcus	Nordstrom, Whole Foods	Barnes & Noble, Pottery Barn	Dillard’s, JC Penney, Macy’s, Nordstrom	Cinemark, Dick’s Sporting Goods, Dillard’s, Whole Foods	AMC Theatres, Dillard’s, JC Penney, Macy’s	NAP

(1)	Source: Appraisal.

(2)	Based on the June 3, 2021 rent roll.

The following table presents certain information relating to the appraisal’s market rent conclusions for The Domain Property:

Market Rent Summary(1)

	Market Rent (PSF)	Lease Term (Yrs)	Rental Increase Projection
Inline - Domain I	$39.03	7	2% per year
Inline – Domain II	$20.69	7	2% per year
Anchors	$7.00	10	10% every 5 yrs
Majors	$25.00	10	10% every 5 yrs
Outparcels	$40.00	10	10% every 5 yrs
Office	$32.00	5	3% per year

(1)	Source: Appraisal.

A-3-57

The domain

■	The Borrowers. The borrowers are The Domain Mall, LLC and The Domain Mall II, LLC, each a Delaware limited liability company structured to be bankruptcy-remote with at least two independent managers.

The borrower sponsor and non-recourse carveout guarantor is Simon Property Group, L.P. (“Simon”). Simon’s liability is limited to 15% ($31,500,000) of the original principal amount of The Domain Whole Loan, plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty. Simon owns shopping, dining entertainment and mixed-use destinations, with properties across North America, Europe and Asia. Simon is an S&P 100 company, publicly traded under the ticker SPG and rated A3/A- by Moody’s/S&P. As of March 31, 2021, Simon owned or held an interest in 202 properties in 37 U.S. states and Puerto Rico, including 98 malls, 69 Premium Outlet branded centers, 14 Mills branded centers, 4 lifestyle centers and 17 other retail properties, along with 31 Premium Outlets and Designer Outlet branded properties primarily located in Asia, Europe and Canada. Simon also owns an 80% non-controlling interest in the Taubman Realty Group, LLC, which has an interest in 24 regional, super-regional, and outlet malls in the United States and Asia.

Simon developed The Domain Property in 2007, expanded it in 2010, and spent approximately $14.3 million on renovations between 2015-2018, consisting of a common area redesign, enhancement of landscaping, signage and lighting, and upgrades to the IPIC Theatre.

■	Escrows. At loan origination, in lieu of funding an unfunded obligations reserve, the guarantor provided a guaranty of certain unfunded obligations, including outstanding tenant improvement and leasing obligations ($6,565,265) and gap rent ($347,023) under existing tenant leases, in an amount equal to $6,912,288 in accordance with the terms of The Domain Whole Loan documents.

Tax Reserve - The borrowers are required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a Reserve Trigger Period (as defined below), 1/12 of the reasonably estimated annual real estate taxes. However, the guarantor is permitted to provide a guaranty in lieu of deposits into the tax reserve account.

Insurance Reserve - The borrowers are required to deposit into an insurance reserve, on a monthly basis during the continuance of a Reserve Trigger Period, 1/12 of reasonably estimated insurance premiums unless the borrowers maintain a blanket policy in accordance with The Domain Whole Loan documents. However, the guarantor is permitted to provide a guaranty in lieu of deposits into the insurance reserve account.

Replacement Reserve - The borrowers are required to deposit into a replacement reserve during the continuance of a Reserve Trigger Period, an amount equal to the lesser of (i) $11,082 for replacement reserves and (ii) the amount that would cause the replacement reserve account to contain $265,968. However, the guarantor is permitted to provide a guaranty in lieu of deposits into the replacement reserve account.

Rollover Reserve - The borrowers are required to deposit into a rollover reserve during the continuance of a Reserve Trigger Period, an amount equal to the lesser of (i) $110,816 for replacement reserves and (ii) the amount that would cause the replacement reserve account to contain $2,659,584. However, the guarantor is permitted to provide a guaranty in lieu of deposits into the rollover reserve account.

Major Tenant Reserve - The borrowers are required to deposit into a major tenant reserve during the continuance of a Major Tenant Trigger Event (as defined below), an amount equal to the lesser of (i) $335,000 for replacement reserves and (ii) the amount that would cause the replacement reserve account to contain $4,020,000. However, the guarantor is permitted to provide a guaranty in lieu of deposits into the major tenant reserve account.

A “Reserve Trigger Period” will (a) commence if the trailing four-quarter debt yield on The Domain Whole Loan is less than 10.0% (tested quarterly for two consecutive quarters) and (b) terminate when the trailing four-quarter debt yield on The Domain Whole Loan is greater than or equal to 10.0% (tested quarterly for two consecutive quarters).

A-3-58

The domain

A “Major Tenant Trigger Event” will commence upon the earliest to occur of: a Major Tenant (as defined below) (i) files or is the subject of any bankruptcy proceeding, (ii) “goes dark” or vacates its leased premises on a permanent basis, (iii) gives notice that it will not be renewing its lease, or (iv) six months prior to the Major Tenant’s lease expiration date; and will continue: in the case of clause (i), until such Major Tenant has assumed and any applicable bankruptcy court has affirmed such assumption of the applicable Major Tenant’s lease; in the case of clause (ii), the Major Tenant is continuously operating at The Domain Property for at least 30 consecutive days and paying full rent; or in the case of clauses (iii) and (iv), the date on which the Major Tenant renews its lease or at least 50% of the space has been leased to new tenants.

A “Major Tenant” means Neiman Marcus and Dick’s.

■	Lockbox and Cash Management. The Domain Whole Loan is structured with a hard lockbox and springing cash management. All rents from The Domain Property are required to be deposited directly to the lockbox account and so long as no Lockbox Event Period (as defined below) is continuing, funds in the lockbox account will be transferred to the borrowers’ operating account. During a Lockbox Event Period, the borrowers will not have access to the funds in the lockbox account and such funds will be transferred weekly to the lender-controlled cash management account and disbursed according to The Domain Whole Loan documents. During a Lockbox Event Period, all excess cash is required to be held by the lender as additional security for The Domain Whole Loan.

A “Lockbox Event Period” will (a) commence upon (i) the occurrence of an event of default, (ii) any bankruptcy action by the borrowers, (iii) any bankruptcy action by the property manager if the property manager is an affiliate of the borrowers, or (iv) the trailing four-quarter debt yield on The Domain Whole Loan being less than 9.0% (tested quarterly for two consecutive quarters) and (b) terminate when (i) with respect to clause (a)(i), the lender accepts a cure of such event of default, (ii) with respect to clause (a)(ii), such period will not terminate, (iii) with respect to clause (a)(iii), the property manager is replaced within 60 days by a qualified manager or the bankruptcy action is discharged or dismissed within 90 days without any adverse consequences to The Domain Property or The Domain Whole Loan, (iv) with respect to clause (a)(iv), the trailing four-quarter debt yield on The Domain Whole Loan is greater than or equal 9.0% (tested quarterly for two consecutive quarters). However, the borrowers may not cure a Lockbox Event Period more than five times during the term of The Domain Whole Loan.

■	Property Management. The Domain Property is currently managed by Simon Management Associates (Texas), LLC.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. None.

■	Release of Collateral. Upon an Anchor Tenant Release Event (as defined below), the borrowers will be permitted to obtain the release of any of the related Anchor Tenant (as defined below) premises (each, a “Release Parcel”) in connection with a transfer of the related Release Parcel, at any time on or after the Domain Defeasance Lockout Period and upon satisfaction of certain conditions, including the following: (i) no event of default exists, (ii) certain Simon related entities maintain control of the borrowers, (iii) the borrowers defease The Domain Whole Loan in an amount equal to the greater of (x) the net sales proceeds from the sale of such Release Parcel and (y) the Release Parcel Price (as defined below), (iv) after giving effect to the release, the debt yield with respect to the remaining collateral must be at least equal to the greater of (x) 9.0% and (y) the debt yield for The Domain Property (including the Release Parcel(s)) for the twelve calendar months preceding the calendar quarter most recently completed prior to release, (v) if the Release Parcel is conveyed to an affiliate of the borrowers, certain anti-poaching provisions are satisfied, (vi) the borrowers deliver a REMIC opinion, and (vii) if required by the lender, a rating agency confirmation is received.

A-3-59

The domain

An “Anchor Tenant Release Event” means if (i) any Anchor Tenant “goes dark”, vacates or ceases to occupy its respective premises, (ii) any Anchor Tenant rejects its respective lease at The Domain Property in a bankruptcy action or proceeding, (iii) any Anchor Tenant otherwise vacates (on a permanent basis) its premises during the term of The Domain Whole Loan, or (iv) any Anchor Tenant’s respective lease at The Domain Property is terminated or expires.

An “Anchor Tenant” means each of Dick’s, IPIC Theaters, Diamond’s Direct and any replacement tenant occupying all or substantially all of the space previously demised to any of such Anchor Tenants.

The “Release Parcel Price” means, (i) $3,047,500 for Dick’s, (ii) $4,059,500 for IPIC Theaters, or (iii) $218,500 for Diamond’s Direct, each representing 115% of the allocated loan amount of the related Release Parcel.

■	Ground Leases. None.

■	Terrorism Insurance. The borrowers are required to obtain and maintain terrorism insurance in an amount equal to the full replacement cost of The Domain Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a subsequent statute is no longer in effect, then the borrowers requirement will be capped at insurance premiums equal to two times the amount of the insurance premiums payable in respect of The Domain Property and rental loss/business interruption insurance required under The Domain Whole Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-60

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-61

INCOMMERCIAL NET LEASE PORTFOLIO #4

Walgreens Siler City

KOHL'S

Kohl's Shelby

BMO Harris Merrill

Walgreens Oakland

Pick'n Save

Pick N' Save Eagle River

Walgreens Chicopee

Pick'n Save

Pick N' Save Columbus

Fresenius Chicago

Outback Tucson

Walgreens Potsdam

BMO Harris Watertown

TSC
TRACTOR
SUPPLY Co

Tractor Supply Eagle River

OUTBACK
1860

Outback Mesa

A-3-62

INCOMMERCIAL NET LEASE PORTFOLIO #4

Minot
International Falls
Great Falls
Helena
MT
Billings
ND
Bismarck
Fargo
MN
Minneapolis
Pierre
SD
Sioux Falls
WY
Casper
Cheyenne
Salt Lake City
UT
Denver
CO
Colorado Springs
NE
Omaha
IA
Des Moines
Kansas City
Topeka
KS
MO
St. Louis
WI
Milwaukee
Chicago
IL
IN
Indianapolis
MI
Detroit
OH
Cleveland
Columbus
Cincinnati
Louisville
KY
Pittsburgh
PA
WV
Charleston
Buffalo
Syracuse
NY
Albany
Burlington
VT
NH
ME
Augusta
Boston
MA
CT
New York
NJ
Philadelphia
MD
Baltimore
Washington, D.C.
Richmond
VA
Norfolk
NC
Raleigh
Charlotte
Wilmington
Knoxville
Nashville
TN
Memphis
AR
Little Rock
OK
Oklahoma City
Tulsa
Amarillo
Santa Fe
NM
Albuquerque
Flagstaff
AZ
Phoenix
Tucson
El Paso
TX
Fort Worth
Dallas
Shreveport
Austin
San Antonio
Houston
Laredo
Corpus Christi
Baton Rouge
New Orleans
MS
Jackson
AL
Montgomery
Atlanta
GA
Columbia
SC
Savannah
Tallahassee
Jacksonville
FL
Orlando
Tampa
St. Petersburg
Gulf of Mexico
Atlantic Ocean
1
2
3
4
5
6
7
8
9
10
11
12
13

InCommercial Net Lease Portfolio #4

	Property Name	Address	City	State	Zip Code
1	Kohl's Shelby	8320 26 Mile Road	Shelby Township	Michigan	48316
2	Pick N' Save Eagle River	711 Highway 45 North	Eagle River	Wisconsin	54521
3	Walgreens Chicopee	1195 Granby Road	Chicopee	Massachusetts	01020
4	Walgreens Oakland	209 North 3rd Street	Oakland	Maryland	21550
5	Walgreens Siler City	1523 East 11th Street	Siler City	North Carolina	27344
6	Fresenius Chicago	9200 S. South Chicago Avenue	Chicago	Illinois	60617
7	Walgreens Potsdam	173 Market Street	Potsdam	New York	13676
8	Outback Mesa	1860 East McKellips Road	Mesa	Arizona	85203
9	Outback Tucson	4871 East Grant Road	Tucson	Arizona	85712
10	BMO Harris Watertown	205 North 2nd Street	Watertown	Wisconsin	53094
11	Pick N' Save Columbus	210 Dix Street	Columbus	Wisconsin	53925
12	BMO Harris Merrill	900 East Main Street	Merrill	Wisconsin	54452
13	Tractor Supply Eagle River	709 North Railroad Street	Eagle River	Wisconsin	54521

A-3-63

INCOMMERCIAL NET LEASE PORTFOLIO #4

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	13	Loan Seller	CREFI
Location (City/State)	Various, Various	Cut-off Date Balance	$41,570,000
Property Type	Retail	Cut-off Date Balance per SF	$136.39
Size (SF)	304,789	Percentage of Initial Pool Balance	3.7%
Total Occupancy as of 9/6/2021	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 9/6/2021	100.0%	Type of Security	Fee
Year Built / Latest Renovation	Various / Various	Mortgage Rate	3.09000%
Appraised Value(1)	$66,469,526	Original Term to Maturity (Months)	84
Original Amortization Term (Months)	360
Original Interest Only Period (Months)	12

Underwritten Revenues	$4,977,343
Underwritten Expenses	$924,920	Escrows(2)
Underwritten Net Operating Income (NOI)	$4,052,424	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,974,051	Taxes	$44,774	$22,387
Cut-off Date LTV Ratio	62.5%	Insurance	$20,831	$3,472
Maturity Date LTV Ratio	54.4%	Replacement Reserve	$805,000	Springing
DSCR Based on Underwritten NOI / NCF	1.90x / 1.87x	TI/LC	$0	$1,591
Debt Yield Based on Underwritten NOI / NCF	9.7% / 9.6%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$41,570,000	61.8%	Purchase Price	$65,895,653	97.9%
Principal’s New Cash Contribution	25,738,782	38.2	Reserves	870,605	1.3
Closing Costs	542,524	0.8
Total Sources	$67,308,782	100.0%	Total Uses	$67,308,782	100.0%

(1)	Based on the aggregate individual appraisal values dated between July 28, 2021 and August 15, 2021. The appraised value is inclusive of the “hypothetical as is” values for the Pick N' Save Eagle River and the Tractor Supply Eagle River properties. The “hypothetical as is” values assume that the single parcel in which the Pick N' Save Eagle River and Tractor Supply Eagle River properties are situated can be legally separated from the rest of the parcel and sold separately.
(2)	See “—Escrows” below.

■	The Mortgage Loan. The InCommercial Net Lease Portfolio #4 mortgage loan (the “InCommercial Net Lease Portfolio #4 Loan”) is secured by the borrowers’ fee interest in a 304,789 SF retail portfolio comprised of 13 properties located across eight states (each individually, an InCommercial Net Lease Portfolio #4 Property”, and collectively, the “InCommercial Net Lease Portfolio #4 Properties”). The InCommercial Net Lease Portfolio #4 Loan has an original principal balance and an outstanding principal balance as of the Cut-off Date of $41,570,000 and represents approximately 3.7% of the Initial Pool Balance. The InCommercial Net Lease Portfolio #4 Loan accrues interest at a fixed rate of 3.09000% per annum. The proceeds of the InCommercial Net Lease Portfolio #4 Loan were primarily used to acquire the InCommercial Net Lease Portfolio #4 Properties, pay closing costs and fund upfront reserves. The InCommercial Net Lease Portfolio #4 Loan was originated on August 31, 2021 by Citi Real Estate Funding Inc. (“CREFI”).

The InCommercial Net Lease Portfolio #4 Loan has an initial term of 84 months and has a remaining term of 84 months as of the Cut-off Date. The InCommercial Net Lease Portfolio #4 Loan requires interest-only payments during the first year of its term, followed by payments of principal and interest sufficient to amortize the InCommercial Net Lease Portfolio #4 Loan over a 30-year amortization period. The scheduled maturity date of the InCommercial Net Lease Portfolio #4 Loan is the due date in September 2028. Provided that no event of default has occurred and is continuing under the InCommercial Net Lease Portfolio #4 Loan documents, voluntary prepayment of the InCommercial Net Lease Portfolio #4 Loan is permitted without prepayment premium or penalty on or after the monthly payment due date occurring in June 2028.

■	The Mortgaged Properties. The InCommercial Net Lease Portfolio #4 Loan is comprised of 13 single-tenant retail properties containing 304,789 SF. The properties are geographically diverse spanning across eight different states. Four properties are occupied by Walgreens (36.0% of underwritten base rent), two properties are occupied by BMO Harris Bank (7.9% of underwritten base rent), two properties are occupied by Pick N’ Save (14.9% of underwritten base rent), two properties are occupied by Cerca Trova Southwest (“Outback Steakhouse”) (12.6% of underwritten base rent), one property is occupied by Fresenius Medical Care (7.1% of underwritten base rent), one property is occupied by Kohl’s (18.1% of underwritten base rent) and one property is occupied by Tractor Supply Company (“Tractor Supply”) (3.3% of underwritten base rent). With the exception of Tractor Supply (27,522 SF expiring on June 30, 2027), no tenants within the portfolio have a lease expiration during the 7-year loan term.

A-3-64

INCOMMERCIAL NET LEASE PORTFOLIO #4

The following table presents certain information relating to the individual InCommercial Net Lease Portfolio #4 Properties:

Portfolio Summary

Property Name	Location	Year Built / Renovated(1)	GLA	Property Occupancy(2)	Allocated Loan Cut-off Date Balance	% Allocated Loan Cut-off Date Balance	Appraised Value(1)	% Appraised Value	UW NCF
Kohl's Shelby	Shelby Township, MI	2002 / 2021	86,584	100.0%	$7,500,000	18.0%	$11,500,000	17.3%	$723,009
Pick N' Save Eagle River	Eagle River, WI	1969 / 2017	63,578	100.0	5,200,000	12.5	8,058,524	12.1	458,172
Walgreens Chicopee	Chicopee, MA	2008 / NAP	14,614	100.0	4,550,000	10.9	7,200,000	10.8	453,669
Walgreens Oakland	Oakland, MD	2009 / NAP	14,820	100.0	3,700,000	8.9	5,900,000	8.9	370,560
Walgreens Siler City	Siler City, NC	2008 / NAP	14,820	100.0	3,525,000	8.5	5,670,000	8.5	342,056
Fresenius Chicago	Chicago, IL	2002 / NAP	12,650	100.0	3,145,000	7.6	4,960,000	7.5	284,521
Walgreens Potsdam	Potsdam, NY	2006 / NAP	14,550	100.0	2,750,000	6.6	4,300,000	6.5	285,747
Outback Mesa	Mesa, AZ	2003 / 2017	6,163	100.0	2,500,000	6.0	4,610,000	6.9	247,922
Outback Tucson	Tucson, AZ	1995 / NAP	6,561	100.0	2,325,000	5.6	4,230,000	6.4	236,990
BMO Harris Watertown	Watertown, WI	1967 / NAP	9,430	100.0	2,050,000	4.9	3,200,000	4.8	188,310
Pick N' Save Columbus	Columbus, WI	1988 / 2017	25,000	100.0	1,500,000	3.6	2,330,000	3.5	131,112
BMO Harris Merrill	Merrill, WI	1973 / NAP	8,497	100.0	1,425,000	3.4	2,225,000	3.3	131,240
Tractor Supply Eagle River	Eagle River, WI	1969 / 2017	27,522	100.0	1,400,000	3.4	2,286,002	3.4	120,742
Total / Wtd. Avg.			304,789	100.0%	$41,570,000	100.0%	$66,469,526	100.0%	$3,974,051

(1)	Source: Appraisal.
(2)	As of underwritten rent rolls dated September 6, 2021.

COVID-19 Update. As of September 6, 2021, the InCommercial Net Lease Portfolio #4 Properties are open and operating. None of the tenants received rent abatements due to the COVID-19 pandemic. July and August 2021 rent collections each totaled 100.0%. As of September 6, 2021, the InCommercial Net Lease Portfolio #4 Loan is not subject to any modification or forbearance requests. The first payment date of the InCommercial Net Lease Portfolio #4 Loan is October 6, 2021.

The following table presents certain information relating to the major tenants at the InCommercial Net Lease Portfolio #4 Properties:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Sales PSF	Occupancy Cost	Renewal / Extension Options
Walgreens	BBB- / Baa2 / BBB	58,804	19.3%	$1,506,000	36.0%	$25.61	Various(4)	NAV	NAV	None
Kohl's	BBB- / Baa2 / BBB-	86,584	28.4	757,610	18.1	8.75	1/31/2032	NAV	NAV	7, 7-year options
Pick N' Save	NR / Baa1 / BBB	88,578	29.1	623,511	14.9	7.04	Various(5)	NAV	NAV	6, 5-year options
Outback Steakhouse	NR / B1 / BB-	12,724	4.2	527,765	12.6	41.48	8/31/2044	NAV	NAV	3, 5-year options
BMO Harris Bank	AA- / Baa1 / A+	17,927	5.9	332,218	7.9	18.53	4/30/2032	NAV	NAV	3, 5-year options
Fresenius Medical Care	BBB- / Baa3 / BBB	12,650	4.2	296,726	7.1	23.46	2/28/2030	NAV	NAV	1, 5-year option
Tractor Supply	NR / Baa1 / BBB	27,522	9.0	136,218	3.3	4.95	6/30/2027	NAV	NAV	4, 5-year options
Largest Tenants		304,789	100.0%	$4,180,048	100.0%	$13.71
Remaining Tenants		0	0.0	0	0.0	0
Vacant		0	0.0	0	0.0	0
Total / Wtd. Avg. All Tenants		304,789	100.0%	$4,180,048	100.0%	$13.71

(1)	Based on the underwritten rent rolls dated September 6, 2021.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Includes contractual rent steps totaling $65,185.
(4)	Walgreens consists of 14,820 SF expiring on September 30, 2033, 14,820 SF expiring on November 30, 2033, 14,614 SF expiring on December 31, 2033 and 14,550 SF expiring on November 30, 2031.
(5)	Pick N’ Save consists of 63,578 SF expiring on December 31, 2031 and 25,000 SF expiring on December 31, 2030.
A-3-65

INCOMMERCIAL NET LEASE PORTFOLIO #4

The following table presents certain information relating to the lease rollover schedule at the InCommercial Net Lease Portfolio #4 Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0	0.0%	0	0.0%	$0.00	0
2022	0	0	0.0%	0	0.0%	$0.00	0
2023	0	0	0.0%	0	0.0%	$0.00	0
2024	0	0	0.0%	0	0.0%	$0.00	0
2025	0	0	0.0%	0	0.0%	$0.00	0
2026	0	0	0.0%	0	0.0%	$0.00	0
2027	27,522	9.0	9.0%	136,218	3.3%	$4.95	1
2028	0	0	9.0%	0	0.0%	$0.00	0
2029	0	0	9.0%	0	0.0%	$0.00	0
2030	37,650	12.4	21.4%	436,726	10.4%	$11.60	2
2031	78,128	25.6	47.0%	781,511	18.7%	$10.00	2
2032 & Thereafter	161,489	53.0	100.0%	2,825,593	67.6%	$17.50	8
Vacant	0	0.0	100.0%	0	0.0%	0.00	0
Total / Wtd. Avg.	304,789	100.0%		$4,180,048	100.0%	$13.71	13

(1)	Based on the underwritten rent rolls dated September 6, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	Includes contractual rent steps totaling $65,185.

The following table presents certain information relating to historical leasing at the InCommercial Net Lease Portfolio #4 Properties:

Historical Leased %(1)

2018	2019	2020	9/6/2021(2)
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	Based on the underwritten rent rolls dated September 6, 2021.
A-3-66

INCOMMERCIAL NET LEASE PORTFOLIO #4

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the InCommercial Net Lease Portfolio #4 Properties:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$4,114,863	$13.50
Contractual Rent Steps	65,185	0.21
Vacant Income	0	0.00
Reimbursements	924,920	3.03
Other Income	0	0.00
Vacancy & Credit Loss	(127,624)	(0.42)
Effective Gross Income	$4,977,343	$16.33

Real Estate Taxes	690,935	2.27
Insurance	39,679	0.13
Management Fee	99,547	0.33
Other Operating Expenses	94,759	0.31
Total Operating Expenses	$924,920	$3.03

Net Operating Income	$4,052,424	$13.30
TI/LC	32,655	0.11
Replacement Reserves	45,718	0.15
Net Cash Flow	$3,974,051	$13.04

Occupancy	97.5%(2)
NOI Debt Yield	9.7%
NCF DSCR	1.87X

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Historical cash flow information is unavailable as the InCommercial Net Lease Portfolio #4 Properties were acquired in 2021.
(3)	Represents an underwritten economic vacancy of 2.5%.

■	Appraisal. According to the appraisal reports dated between July 28, 2021 and August 15, 2021, the InCommercial Net Lease Portfolio #4 Properties had an aggregate “as-is” appraised value of $66,469,526. With respect to the Pick N' Save Eagle River property and Tractor Supply Eagle River property, the appraisal provided “hypothetical as is” values which assume that the single parcel in which these two properties are situated can be legally separated from the rest of the parcel and sold separately.

■	Environmental Matters. According to Phase I environmental reports dated between July 13, 2021 and August 10, 2021, there are no recognized environmental conditions or recommendations for further action at the InCommercial Net Lease Portfolio #4 Properties, other than a recognized environmental condition with respect to the BMO Harris Watertown property, identified in the related Phase I environmental report as an open petroleum release reported in 2019 and presumed to be associated with the BMO Harris Watertown property’s historic use a gasoline filling station, for which the environmental consultant recommended consultation with the Wisconsin Department of Natural Resources (“WDNR”) to determine the appropriate response actions necessary to achieve regulatory closure for the open release. The InCommercial Net Lease Portfolio #4 Loan documents require that the borrower, at its sole cost and expense, consult with the WDNR and obtain closure of the open release in accordance with applicable environmental laws within six months of the origination of the InCommercial Net Lease Portfolio #4 Mortgage Loan. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

A-3-67

INCOMMERCIAL NET LEASE PORTFOLIO #4

■	Market Overview and Competition.

Market Analysis(1)

Property Name	Location	Market	Submarket	Submarket Inventory (SF)	Submarket Vacancy	Submarket NNN Rent PSF
Kohl's Shelby	Shelby Township, MI	Detroit	Macomb West	26,306,332	5.9%	$13.14
Pick N' Save Eagle River	Eagle River, WI	Vilas County	N/A	1,498,985(2)	1.1%(2)	$10.13(2)
Walgreens Chicopee	Chicopee, MA	Greater Springfield	Chicopee	3151008	2.9%	$14.42
Walgreens Oakland	Oakland, MD	Cumberland MSA/Garrett Co	N/A	6,449,236(2)	5.2%(2)	$8.61(2)
Walgreens Siler City	Siler City, NC	Raleigh Durham	Chatham County	2,336,134	3.9%	$17.70
Fresenius Chicago	Chicago, IL	Chicago	South Chicago	50,134,591	4.9%	$16.77
Walgreens Potsdam	Potsdam, NY	Watertown, NY DMA	St. Lawrence County	5,388,022	2.4%	$7.25
Outback Mesa	Mesa, AZ	Phoenix MSA	Red Mountain/Mesa	31,015,998	10.5%	$12.83
Outback Tucson	Tucson, AZ	Tucson MSA	Central East	9,642,362	9.0%	$15.12
BMO Harris Watertown	Watertown, WI	Madison	Jefferson County	5,098,947	5.1%	$8.41
Pick N' Save Columbus	Columbus, WI	Madison	Columbia County	3,422,918	2.2%	$6.56
BMO Harris Merrill	Merrill, WI	Lincoln County	N/A	1,114,376(2)	5.8%(2)	$10.13(2)
Tractor Supply Eagle River	Eagle River, WI	Vilas County	N/A	1,498,985(2)	1.1%(2)	$10.13(2)

(1)	Source: Appraisal.
(2)	Reflects Market data.

■	The Borrowers. The borrower is InCommercial Net Lease DST 4, a Delaware statutory trust and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the InCommercial Net Lease Portfolio #4 Loan.

The borrower sponsor and the non-recourse carveout guarantor is Erik Conrad. Erik Conrad is a principal of InCommercial Inc. InCommercial Inc. is a group that specializes in purchasing, managing, and selling net leased assets, typically maintaining an ownership interest as a managing member for the properties which they invest in.

■	Escrows. At origination of the InCommercial Net Lease Portfolio #4 Loan, the borrower deposited approximately (i) $44,774 into a real estate tax reserve account, (ii) $20,831 into an insurance reserve account, and (iii) $805,000 into a replacement reserve account.

Tax Reserve. The borrower will have no obligation to make monthly deposits into the tax reserve to the extent that the Reserve Waiver Conditions (as defined below)with respect to the tax reserve are satisfied, and to the extent not satisfied, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the real estate taxes that lender estimates will be payable during the next 12 months for the applicable individual property(ies) for which the Reserve Waiver Conditions have not been satisfied. At the time of origination of the InCommercial Net Lease Portfolio #4 Loan, the Reserve Waiver Conditions with respect to the tax reserve were not satisfied with respect to certain of the individual properties, and monthly tax reserve deposits were required with respect thereto (initially estimated to be $22,387).

Insurance Reserve. The borrower will have no obligation to make monthly deposits into the insurance reserve to the extent that the Reserve Waiver Conditions with respect to the insurance reserve are satisfied, and to the extent not satisfied, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the insurance premiums that lender estimates will be payable during the next 12 months for the applicable individual property(ies) and related insurance coverages for which the Reserve Waiver Conditions have not been satisfied. At the time of origination of the InCommercial Net Lease Portfolio #4 Loan, certain insurance coverages at certain individual property were required to be maintained by the borrower, and monthly insurance reserve deposits were required with respect thereto (initially estimated to be $3,472).

Replacement Reserve. The borrower deposited $805,000 into a replacement reserve at the origination of the InCommercial Net Lease Portfolio #4 Loan, representing the cost estimated by the lender to undertake capital replacements and/or alterations at the InCommercial Net Lease Portfolio #4 Properties for the term of the InCommercial Net Lease Portfolio #4 Loan assuming the leases in effect at the InCommercial Net Lease Portfolio #4 Properties remain in full force and effect for the term of the InCommercial Net Lease Portfolio #4 Loan. No monthly reserve deposits are required into the replacement reserve except that in the event that any lease at an individual InCommercial Net Lease Portfolio #4 Property is no longer in full force and effect or is amended, supplemented, renewed or otherwise modified to increase the obligations of the borrower, as landlord, to maintain and repair the applicable premises under such lease (in each case relative to the obligations of the borrower

A-3-68

INCOMMERCIAL NET LEASE PORTFOLIO #4

under such lease with respect to such premises as of the date of origination of the InCommercial Net Lease Portfolio #4 Loan), then the lender may reassess its estimate of the amount necessary for capital replacements and/or alterations and may require the borrower to commence making monthly deposits in an annualized amount $0.15 per square foot of the space at the InCommercial Net Lease Portfolio #4 Properties that is affected by such lease.

Leasing Reserve. To the extent that the Leasing Reserve Waiver Condition (defined below) is not satisfied with respect to the applicable tenant or Specified Tenant Parent (as defined below) at any InCommercial Net Lease Portfolio #4 Property, the borrower will be required to make monthly deposits into the leasing reserve in an annualized amount $1.50 per square foot of the applicable space. At the time of origination of the InCommercial Net Lease Portfolio #4 Loan, the Leasing Reserve Waiver Condition was satisfied with respect to the BMO Harris Merrill property, the BMO Harris Watertown property, the Pick N’ Save Columbus property, the Pick N’ Save Eagle River property, the Walgreens Chicopee property, the Walgreens Oakland property, the Walgreens Potsdam property, the Walgreens Siler City property, the Tractor Supply Eagle River property, the Fresenius Chicago property and the Kohl’s Shelby property, and no monthly leasing reserve deposits were required with respect to such properties. At the time of origination of the InCommercial Net Lease Portfolio #4 Loan, the Leasing Reserve Waiver Condition with respect to the leasing reserve was not satisfied with respect to certain of the individual InCommercial Net Lease Portfolio #4 Properties, and monthly leasing reserve deposits were required with respect thereto (initially estimated to be $1,591).

The “Reserve Waiver Conditions” means, with respect to the tax reserve and/or the insurance reserve (as applicable), lender’s determination in its reasonable discretion that each of the following have been satisfied: (i) no Trigger Period (as defined below) has occurred and is continuing, (ii) the leases of individual InCommercial Net Lease Portfolio #4 Properties are in full force and effect, (iii) the tenants are each required, pursuant to the terms of their applicable leases, to timely pay and perform, at their sole cost and expense, the obligations and liabilities for which the applicable tax reserve and/or insurance reserve, as applicable, was established, and (iv) the tenants are in fact timely paying and performing such obligations and liabilities in accordance with the terms of their applicable leases, and upon request, the lender receives evidence of such payment and performance as and when same is due.

A “Specified Tenant” means, as applicable, (i) Walgreens, (ii) BMO Harris Bank, N.A. (“BMO Harris Bank”), (iii) Jondex Corp. and Roundy’s Supermarkets, Inc., as applicable (“Pick N’ Save”), and (iv) Kohl’s, in each case of clauses (i)-(iv) for so long as such party is leasing, subleasing or otherwise occupying any portion of the InCommercial Net Lease Portfolio #4 Properties under a lease, sublease or other occupancy agreement, and any affiliate thereof providing credit support for, or any other guarantor of, such party’s lease (each, a “Specified Tenant Lease”), and/or (v) any other lessee(s) of the portion(s) of such InCommercial Net Lease Portfolio #4 Properties leased to the respective Specified Tenants at the time of the origination of the InCommercial Net Lease Portfolio #4 Loan (the “Specified Tenant Space”) or any substantial portion thereof (including, without limitation, any assignee(s) and/or replacement lessee(s) of such Specified Tenant Space or substantial portion thereof), together with any parent company of any such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant Lease(s).

The “Leasing Reserve Waiver Condition” means, with respect to each space at the InCommercial Net Lease Portfolio #4 Properties, that the tenant or its applicable Specified Tenant Parent (if any) then maintains an investment grade (i.e., “BBB-” from S&P) long-term unsecured debt rating from each of the rating agencies which rate such entity.

A “Specified Tenant Parent” means, as applicable, (i) Walgreens Boots Alliance, Inc. with respect to Walgreens, (ii) BMO Harris Bank N.A., (iii) The Kroger Co. with respect to Pick N’ Save and (iv) Kohl’s Corporation with respect to Kohl’s.

■	Lockbox and Cash Management. The InCommercial Net Lease Portfolio #4 Loan is structured with a hard lockbox and springing cash management. The borrower, manager, or master lessee is required to cause all rents to be deposited directly into a lender approved lockbox account. All funds received by the borrower, manager, or master lessee are required to be deposited in a lockbox account within two business days following receipt (or, to

A-3-69

INCOMMERCIAL NET LEASE PORTFOLIO #4

the extent a Trigger Period (as defined below) exists, within five business days of receipt). During the continuance of a Trigger Period, all funds on deposit in the lockbox account are required to be swept each business day into a lender-controlled cash management account and applied on each payment date and disbursed in accordance with the loan agreement. Provided no Trigger Period is continuing, funds on deposit in the lockbox accounts will be disbursed each business day to or at the direction of the borrower.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default (beyond any applicable cure period) under the InCommercial Net Lease Portfolio #4 Loan documents, (ii) the debt service coverage ratio being less than 1.30x and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.30x for two consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms thereof.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in monetary default or material nonmonetary default under the applicable Specified Tenant Lease beyond all applicable notice and cure periods (provided, however, that the foregoing will not be deemed to include delayed reimbursements for any unforeseen immaterial landlord work items which are being disputed in accordance with the terms of the applicable Specified Tenant Lease), (ii) Specified Tenant(s) failing to be in actual, physical possession of, or failing to be open to the public for business during customary hours in, at least 75% of the aggregate Specified Tenant Space(s), and/or “going dark” in 25% or more of the aggregate Specified Tenant Space(s), other than Permitted Temporary Closures (as defined below), (iii) Specified Tenant giving written notice that it is terminating two or more of its leases at the InCommercial Net Lease Portfolio #4 Properties, for all or any substantial portion of the applicable Specified Tenant Spaces, (iv) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant or Specified Tenant Parent and (vi) the occurrence of a Credit Rating Trigger (as defined below); and (B) expiring upon the first to occur of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) the borrower leasing the entire Specified Tenant Space (or applicable portion thereof) in accordance with the applicable terms and conditions of the InCommercial Net Lease Portfolio #4 Loan documents (pursuant to a replacement lease or otherwise), the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in (subject to temporary closures due to (a) applicable legal requirements (including, without limitation, governmental mandates), (b) force majeure, (c) restoration following casualty or condemnation or (d) restocking, repairs, maintenance or other like activities undertaken by the applicable Specified Tenant in the ordinary course of its business and in accordance with the terms of the applicable lease, in each case solely to the extent that any such temporary closure does not exceed 90 days), the space demised under its lease and paying the full amount of the rent due under its lease.

The “Specified Tenant Cure Conditions” means each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant Space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant Space (or applicable portion thereof), other than Permitted Temporary Closures, (iii) the applicable Specified Tenant has revoked or rescinded some or all termination or cancellation notices with respect to the applicable Specified Tenant Leases such that it is terminating not more than one such Specified Tenant Lease, and has re-affirmed the applicable Specified Tenant Leases as being in full force and effect, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant, Specified Tenant Parent and/or the applicable Specified Tenant Lease, the applicable Specified Tenant and/or Specified Tenant Parent is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction, (v) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease and (vi) in the event the Specified Tenant Trigger Period is due to a Credit Rating Trigger, the Credit Rating Condition (as defined below) is again satisfied with respect to each Specified Tenant Parent.

A-3-70

INCOMMERCIAL NET LEASE PORTFOLIO #4

A “Permitted Temporary Closure” means temporary closures due to (i) applicable legal requirements (including, without limitation, governmental mandates), (ii) force majeure, (iii) restoration following casualty or condemnation or (iv) restocking, repairs, maintenance or other like activities undertaken by the applicable Specified Tenant in the ordinary course of its business and in accordance with the terms of the applicable lease, in each case solely to the extent that any such temporary closure does not exceed 90 days.

A “Credit Rating Condition” means a condition that will be satisfied to the extent that, as of the applicable date of determination, (i) the senior unsecured credit rating of Walgreens Parent is at least “BB-”, “Ba3” or “BB-” by S&P, Moody’s and Fitch (and the equivalent thereof by any other rating agency which rates such entity), respectively, and (ii) the senior unsecured credit rating of any two or more of Kohl’s Parent, Pick N’ Save Parent and/or BMO Harris Parent being at least “BB”, “Ba2” or “BB” by S&P, Moody’s and Fitch (and the equivalent thereof by any other rating agency which rates such entity), respectively.

A “Credit Rating Trigger” means the occurrence of either (i) the senior unsecured credit rating of Walgreens Parent falling below “BB-”, “Ba3” or “BB-” by S&P, Moody’s or Fitch (or the equivalent thereof by any other rating agency which rates such entity), respectively, and/or (ii) the senior unsecured credit rating of any two or more of Kohl’s Parent, Pick N’ Save Parent and/or BMO Harris Parent falling below “BB”, “Ba2” or “BB” by S&P, Moody’s or Fitch (or the equivalent thereof by any other rating agency which rates such entity), respectively.

■	Property Management. The InCommercial Net Lease Portfolio #4 Properties are managed by InCommercial, Inc., an affiliate of the borrower.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Mezzanine or Secured Subordinate Indebtedness. None.

■	Release of Collateral. Provided that no event of default is continuing under the related InCommercial Net Lease Portfolio #4 Loan documents, at any time on or after two years from the Closing Date, the borrower may partially prepay the InCommercial Net Lease Portfolio #4 Loan and obtain the release of one or more individual InCommercial Net Lease Portfolio #4 Properties, in each case, provided that, among other conditions:

(i)	the borrower partially prepays the InCommercial Net Lease Portfolio #4 Loan in an amount equal to the (a) with respect to an InCommercial Net Lease Portfolio #4 Property for which the applicable specified tenant is “dark” and/or not open to the public for business during customary hours, an amount equal to 110% of the allocated loan amount for the InCommercial Net Lease Portfolio #4 Property, and (b) with respect to any other InCommercial Net Lease Portfolio #4 Property, an amount equal to 120% of the allocated loan amount for the individual InCommercial Net Lease Portfolio #4 Property, and pays the applicable yield maintenance premium with respect to such prepayment;

(ii)	as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release: (a) the debt service coverage ratio with respect to the remaining InCommercial Net Lease Portfolio #4 Properties is greater than the greater of (1) 1.80x, and (2) the debt service coverage ratio for all of the InCommercial Net Lease Portfolio #4 Properties immediately prior to the date of notice of the partial release or the consummation of the partial release; (b) the debt yield with respect to the remaining InCommercial Net Lease Portfolio #4 Properties is greater than the greater of (1) 9.5%, and (2) the debt yield for all of the InCommercial Net Lease Portfolio #4 Properties immediately prior to the date of notice of the partial release or the consummation of the partial release; and (c) the loan-to-value ratio with respect to the remaining InCommercial Net Lease Portfolio #4 Properties is no greater than the lesser of (a) 62.55% and (b) the loan-to-value ratio for all of the InCommercial Net Lease Portfolio #4 Properties immediately prior to the date of notice of the partial release or the consummation of the partial release;

(iii)	the borrower delivers (if required by the InCommercial Net Lease Portfolio #4 Loan lender) a rating agency confirmation with respect to the partial release; and

(iv)	the released InCommercial Net Lease Portfolio #4 Property is conveyed to a person other than the borrower.

A-3-71

INCOMMERCIAL NET LEASE PORTFOLIO #4

■	Terrorism Insurance. The borrowers are required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the InCommercial Net Lease Portfolio #4 Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable InCommercial Net Lease Portfolio #4 Properties for 18 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible no greater than $25,000 unless lender consents to a higher deductible. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-72

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-73

EPIC WEST TOWNE CROSSING

ULTA
ROSS
DRESS FOR LESS

AspenDental
AspenDental

HomeGoods
ULTA

Burlington

A-3-74

EPIC WEST TOWNE CROSSING

A-3-75

EPIC WEST TOWNE CROSSING

Epic West Towne Crossing
3150, 3154 and 3166 South State Highway 161
Grand Prairie, TX 75052
Arlington
Grand Prairie
NORTH ARLINGTON
CENTRAL ARLINGTON
GREAT SOUTHWEST INDUSTRIAL DISTRICT
GRAND PRAIRIE MUNICIPAL AIRPORT
ARLINGTON MUNICIPAL AIRPORT
Texas Health Resources Corporate Center
Six Flags Hurricane Harbor
Great Southwest Golf Course
Pepsico Corporate Center
Lone Star Park
Lincoln Square
Texas Live! eSports Stadium
Six Flags Over Texas
AT&T Stadium
The University Of Texas At Arlington
Grand Prairie Premium Outlets
Shopping Center
Great Southwest Crossing
UPS Distribution Center
Creekside Plaza
Lake Prairie Town Crossing
Tarrant County College
Arlington Highlands
Bardin Square
Matlock Oaks Crossing
Vandergriff Park
Lynn Creek Park
Grand Oaks Golf Club
360
161
30
20
Fort Worth
Dallas
Arlington
Grand Prairie
Irving
Lewisville
Plano
Garland
Mesquite
Duncanville

A-3-76

EPIC WEST TOWNE CROSSING

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	JPMCB
Location (City/State)	Grand Prairie, Texas		Cut-off Date Principal Balance	$40,820,000
Property Type	Retail		Cut-off Date Principal Balance per SF	$147.81
Size (SF)	276,157		Percentage of Initial Pool Balance	3.6%
Total Occupancy as of 5/3/2021	95.0%		Number of Related Mortgage Loans	2
Owned Occupancy as of 5/3/2021	95.0%		Type of Security	Fee
Year Built / Latest Renovation	2018 / NAP		Mortgage Rate	3.25000%
Appraised Value	$62,900,000		Original Term to Maturity (Months)(1)	121
			Original Amortization Term (Months)	NAP
			Original Interest Only Period (Months)(1)	121

Underwritten Revenues	$5,910,330
Underwritten Expenses	$1,795,642		Escrows(2)
Underwritten Net Operating Income (NOI)	$4,114,688			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,965,674		Taxes	$742,464	$82,496
Cut-off Date LTV Ratio	64.9%		Insurance	$11,642	$11,642
LTV Ratio at Maturity	64.9%		Replacement Reserve	$3,452	$3,452
DSCR Based on Underwritten NOI / NCF	3.06x / 2.95x		TI/LC(3)	$23,013	$23,013
Debt Yield Based on Underwritten NOI / NCF	10.1% / 9.7%		Other(4)	$753,457	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$40,820,000	100.0%	Loan Payoff	$29,556,434	72.4%
			Return of Equity	6,503,552	15.9
			Closing Costs	3,225,986	7.9
			Upfront Reserves	1,534,028	3.8
Total Sources	$40,820,000	100.0%	Total Uses	$40,820,000	100.0%

(1)	The borrower has the option to defease in whole (but not in part) the full $40.82 million Epic West Towne Crossing Loan (as defined below) at any time after the second anniversary of the Closing Date. The first payment date for the Epic West Towne Crossing Loan is November 1, 2021. On the Closing Date, JPMCB will deposit sufficient funds to pay the amount of interest that would be due with respect to an October 1, 2021 payment. Original Term to Maturity (Months), Original Interest Only Period (Months) and prepayment provisions are inclusive of the additional October 1, 2021 interest-only payment to be funded on the Closing Date.
(2)	See “—Escrows” below.
(3)	The TI/LC reserve is capped at $1,380,785.
(4)	Other Upfront reserve consists of outstanding tenant improvements and upfront free rent in the amounts of $660,792 and $92,665, respectively.

■	The Mortgage Loan. The Epic West Towne Crossing mortgage loan (the “Epic West Towne Crossing Loan”) is secured by a first mortgage encumbering the borrower’s fee interest in a newly-developed retail shopping center located in Grand Prairie, Texas (the “Epic West Towne Crossing Property”). The Epic West Towne Crossing Loan is evidenced by one promissory note with an original principal balance and outstanding principal balance as of the Cut-off Date of $40,820,000, representing approximately 3.6% of the Initial Pool Balance.

The Epic West Towne Crossing Loan was originated by JPMorgan Chase Bank, National Association (“JPMCB”) on September 2, 2021. The Epic West Towne Crossing Loan accrues interest at a fixed rate of 3.25000% per annum. The Epic West Towne Crossing Loan proceeds were used to refinance the Epic West Towne Crossing Property, return equity to the borrower sponsors, fund upfront reserves and pay closing costs.

The Epic West Towne Crossing Loan has a term of 121 months, with 121 months remaining as of the Cut-off Date. The scheduled maturity date of the Epic West Towne Crossing Loan is October 1, 2031. Voluntary prepayment of the Epic West Towne Crossing Loan in whole (but not in part) is permitted on or after the business day after July 1, 2031 without payment of any prepayment premium. Defeasance of the entire Epic West Towne Crossing Loan in whole (but not in part) is permitted at any time after the second anniversary of the Closing Date. The first payment date for the Epic West Towne Crossing Loan is November 1, 2021.

■	The Mortgaged Property. The Epic West Towne Crossing Property is a Class A anchored retail shopping center totaling 276,157 square feet (“SF”) located in Grand Prairie, Texas. The Epic West Towne Crossing Property was constructed in 2018. Situated on approximately 24.93 acres, the Epic West Towne Crossing Property has access to 1,263 parking spaces resulting in a parking ratio of 4.57 spaces per 1,000 SF of net rentable area. As of May 3, 2021, the Epic West Towne Crossing Property was 95.0% occupied by 33 different tenants. The Epic West Towne Crossing Property is shadow anchored by a newly developed IKEA and Kohl’s shopping center that is located across the street and a Wal-Mart Supercenter that is located down the road at Pioneer Parkway.

The largest tenant by underwritten base rent at the Epic West Towne Crossing Property, Conn’s Inc. (“Conn’s”) (14.5% of NRA; 10.5% of underwritten base rent) occupies 40,020 SF. Conn’s current lease commenced in April 2019 and expires on December 31, 2029. Conn’s has four, five-year renewal options with a $1.00 per square foot increase for each of the first three consecutive options, and the fourth renewal option base rent at the lesser of the prevailing market rate or 110% of the base rent of the third renewal term. Conn’s operates as a specialty

A-3-77

EPIC WEST TOWNE CROSSING

retailer of durable consumer goods and related services in the United States. It operates through two segments, Retail and Credit. The company's stores offer furniture and related accessories for the living room, dining room, and bedroom, traditional and specialty mattresses, and home appliances, such as refrigerators, freezers, washers, dryers, dishwashers, and ranges. Conn’s currently operates more than 140 retail locations in Alabama, Arizona, Colorado, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, and Virginia. Conn’s also sells and offers its services online at conns.com. Conn's was founded in 1890 and is headquartered in The Woodlands, Texas. Conn’s is publicly listed on the NASDAQ and has a market capitalization of approximately $689.32 million as of September 9, 2021.

The second largest tenant by underwritten base rent at the Epic West Towne Crossing Property, Burlington Stores, Inc. (“Burlington”) (14.6% of NRA; 9.6% of underwritten base rent), occupies 40,403 SF. Burlington’s current lease commenced in April 2019 and expires on February 28, 2029. Burlington has four, five-year renewal options with an increase of $0.50 PSF for each renewal option. Burlington operates as a retailer of branded apparel products in the United States. Burlington offers fashion-focused merchandise, including women's ready-to-wear apparel, accessories, footwear, menswear, youth apparel, coats, toys, and gifts, as well as baby, home, and beauty products. As of the end of the first fiscal quarter in 2021, Burlington operated 784 stores in 45 states and Puerto Rico primarily under the name Burlington Stores. Burlington was founded in 1972 and is headquartered in Burlington, New Jersey. Burlington is publicly listed on the NYSE and has a market capitalization of approximately $19.63 billion as of September 9, 2021.

The third largest tenant by underwritten base rent at the Epic West Towne Crossing Property, Ross Dress for Less (“Ross”) (9.1% of NRA; 6.5% of underwritten base rent) occupies 25,000 SF. Ross’ current lease commenced in June 2019 and expires on January 31, 2029. Ross has five, five-year renewal options with an increase of $0.50 PSF for each renewal option. Ross, together with its subsidiaries, operates off-price retail apparel and home fashion stores under the Ross Dress for Less and dd's DISCOUNTS brands. Ross primarily offers apparel, accessories, footwear, and home fashions. The company's Ross Dress for Less stores sell their products at department and specialty stores primarily to middle income households, and dd's DISCOUNTS stores sell their products at department and discount stores primarily to moderate income households. As of August 19, 2021, Ross operated approximately 1,611 off-price apparel and home fashion stores in 40 states, the District of Columbia and Guam. Ross was founded in 1982 and is headquartered in Dublin, California. Ross is publicly listed on the NASDAQ and has a market capitalization of approximately $40.81 billion as of September 9, 2021.

The fourth largest tenant by underwritten base rent at the Epic West Towne Crossing Property, Michaels Stores, Inc. (“Michaels”) (7.7% of NRA; 6.1% of underwritten base rent) occupies 21,226 SF. Michaels current lease commenced in March 2019 and expires on February 28, 2029. Michaels has four, five-year extension options with an increase of $0.50 PSF for each renewal option. Michaels is the largest arts and crafts specialty retailer in North America (based on store count) providing materials, project ideas and education for creative activities. It operates more than 1,200 Michaels stores in 49 states and Canada. Additionally, it serve customers through various digital platforms including Michaels.com, consumercrafts.com and aaronbrothers.com. Michaels also owns Artistree, a manufacturer of high-quality custom and specialty framing merchandise. Michaels is headquartered in Irving, Texas.

The fifth largest tenant by underwritten base rent at the Epic West Towne Crossing Property, HomeGoods (8.0% of NRA; 6.0% of underwritten base rent), occupies 22,000 SF. HomeGoods current lease commenced in May 2019 and expires on May 31, 2029. HomeGoods has four, five-year renewal options with an increase of $0.50 PSF for each renewal option. HomeGoods operates as an off-price apparel and home fashions retailer. It operates through four segments: Marmaxx, HomeGoods, TJX Canada and TJX International. HomeGoods sells family apparel, including footwear and accessories, home fashions, such as home basics, furniture, rugs, lighting products, giftware, soft home products, decorative accessories, tabletop and cookware, as well as expanded pet, kids and gourmet food departments. As of the fiscal year ended January 30, 2021, there were 1,271 T.J. Maxx, 1,131 Marshalls, 821 HomeGoods, 48 Sierra and 34 HomeSense stores in the United States; 280 Winners, 143 HomeSense and 102 Marshalls stores in Canada; 602 T.K. Maxx and 78 HomeSense stores in Europe; and 62 T.K. Maxx stores in Australia. HomeGoods’ parent company, TJX Companies, Inc., is publicly listed on the NYSE and has a market capitalization of approximately $83.52 billion as of September 9, 2021.

A-3-78

EPIC WEST TOWNE CROSSING

The following table presents certain information relating to the tenants (of which, certain tenants may have co-tenancy provisions) at the Epic West Towne Crossing Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (MIS/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Conn's	B1 / NR / B	40,020	14.5%	$440,220	10.5%	$11.00	12/31/2029	4, 5-year options
Burlington	NR / NR / NR	40,403	14.6%	$404,030	9.6%	$10.00	2/28/2029	4, 5-year options
Ross	A2 / NR / BBB+	25,000	9.1%	$275,000	6.5%	$11.00	1/31/2029	5, 5-year options
Michaels	B1 / NR / B	21,226	7.7%	$254,712	6.1%	$12.00	2/28/2029	4, 5-year options
HomeGoods	A2 / NR / A	22,000	8.0%	$253,000	6.0%	$11.50	5/31/2029	4, 5-year options
Petco	B2 / NR / B	12,500	4.5%	$193,750	4.6%	$15.50	1/31/2029	5, 5-year options
Burkes(4)	NR / NR / NR	20,094	7.3%	$170,799	4.1%	$8.50	1/31/2029	3, 5-year options
Ulta	NR / NR / NR	10,004	3.6%	$165,066	3.9%	$16.50	5/31/2029	3, 5-year options
Boiling King Crab	NR / NR / NR	5,000	1.8%	$155,000	3.7%	$31.00	10/31/2029	2, 5-year options
Aspen Dental	NR / NR / NR	3,557	1.3%	$140,502	3.3%	$39.50	6/30/2030	4, 5-year options
Ten Largest Owned Tenants		199,804	72.4%	$2,452,079	58.3%	$12.27
Remaining Tenants		62,413	22.6%	$1,753,251	41.7%	$28.09
Vacant		13,940	5.0%	NAP	NAP	NAP
Total / Wtd. Avg.		276,157	100.0%	$4,205,329	100.0%	$16.04

(1)	Based on the underwritten rent roll dated May 3, 2021.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps for various tenants through September 1, 2022.
(4)	Burkes has the right to terminate its lease after March 31, 2026 (representing the 84th full month of the lease) upon 90 days’ written notice to the borrower during the 30-day period following the 84th full month of the initial lease term in the event Burkes’ gross receipts as of the first day of the 73rd month of the lease term through the last day of the 84th month of the lease term do not exceed $2,000,000, in which event Burkes’ lease will terminate effective as of the 90 days following the borrower’s receipt of such notice.

The following table presents certain information relating to the lease rollover schedule at the Epic West Towne Crossing Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	$0	0.0	$0.00	0
2022	0	0.0	0.0%	$0	0.0	$0.00	0
2023	0	0.0	0.0%	$0	0.0	$0.00	0
2024	9,920	3.6	3.6%	$333,725	7.9	$33.64	5
2025	8,163	3.0	6.5%	$255,817	6.1	$31.34	5
2026	8082	2.9	9.5%	$172,024	4.1	$21.28	3
2027	2,500	0.9	10.4%	$76,250	1.8	$30.50	1
2028	0	0.0	10.4%	$0	0.0	$0.00	0
2029	213996	77.5	87.9%	$2,691,582	64.0	$12.58	12
2030	14,985	5.4	93.3%	$540,390	12.9	$36.06	5
2031	1571	0.6	93.9%	$53,043	1.3	$33.76	1
2032 & Thereafter	3000	1.1	95.0%	$82,500	2.0	$27.50	1
Vacant	13,940	5.0	100.0%	$0	0.0	$0.00	NAP
Total	276,157	100.0%		$4,205,329	100.0%	$16.04	33

(1)	Based on the underwritten rent roll dated May 3, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent for various tenants through September 1, 2022.

A-3-79

EPIC WEST TOWNE CROSSING

The following table presents certain information relating to historical occupancy at the Epic West Towne Crossing Property:

Historical Leased %(1)(2)

2018	2019	2020	As of 5/3/2021
NAV	88.3%	91.0%	95.0%

(1)	The Epic West Towne Crossing Property was constructed in 2018, therefore full year historical financial information for 2018 is not available.
(2)	As provided by the borrower and reflects the occupancy for the indicated year ended December 31 unless specified otherwise.

■	COVID-19 Update. As of September 1, 2021, The Epic West Towne Crossing Property is open and operating. Three tenants, HomeGoods, Burkes and Burlington, have received relief as part of each respective tenant’s deferment program. The aggregate deferred rent outstanding is $75,058, which is anticipated to be repaid by December 2021. As of September 1, 2021, no loan modification or forbearance requests have been made on The Epic West Towne Crossing Loan. The first payment date of the Epic West Towne Crossing Loan is November 1, 2021.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Epic West Towne Crossing Property:

Cash Flow Analysis(1)(2)

	2019	2020	TTM 7/31/2021	Underwritten	Underwritten $ per SF
Base Rent(3)	$1,849,216	$3,527,973	$3,898,889	$4,205,329	$15.23
Vacant Space	0	0	0	460,020	$1.67
Reimbursements	694,553	1,463,480	1,495,091	1,795,642	$6.50
Vacancy & Credit Loss	0	0	0	(550,661)	($1.99)
Effective Gross Income	$2,543,769	$4,991,453	$5,393,980	$5,910,330	$21.40

Real Estate Taxes	$635,958	$1,017,096	$935,680	$989,952	$3.58
Insurance	106,934	65,728	84,971	139,703	$0.51
Management Fee	97,430	170,359	204,833	177,310	$0.64
Other Operating Expenses	215,290	456,210	488,677	488,677	$1.77
Total Operating Expenses	$1,055,611	$1,709,393	$1,714,161	$1,795,642	$6.50

Net Operating Income(4)	$1,488,158	$3,282,060	$3,679,819	$4,114,688	$14.90
TI/LC	0	0	0	107,591	$0.39
Capital Expenditures	0	0	0	41,424	$0.15
Net Cash Flow	$1,488,158	$3,282,060	$3,679,819	$3,965,674	$14.36

(1)	Based on the underwritten rent roll dated May 3, 2021.
(2)	Historical cash flow information is unavailable for 2018 as the Epic West Towne Crossing Property was constructed in 2018.
(3)	Base Rent is inclusive of contractual rent steps for various tenants through September 1, 2022 in the amount of $4,898.
(4)	The increase in Net Operating Income from 2019 to 2020 is a result of leasing at the Epic West Towne Crossing Property following the property’s completion in 2018. The increase in Net Operating Income from 2020 to TTM 7/31/2021 can be attributable to leasing activity at the Epic West Towne Crossing Property due to initial lease-up and stalled momentum due the COVID-19 pandemic.

■	Appraisal. According to the appraisal, the Epic West Towne Crossing Property had a “as-is” appraised value of $62,900,000 as of July 25, 2021.

■	Environmental Matters. According to a Phase I environmental report dated July 22, 2021, there was no evidence of any recognized environmental conditions at the Epic West Towne Crossing Property.

■	Market Overview and Competition. The Epic West Towne Crossing Property is located in Grand Prairie, Texas in the Dallas-Fort Worth-Arlington, Texas MSA. The Dallas-Fort Worth-Arlington, Texas MSA is the fourth largest metro area in the nation, with a population of approximately 7.78 million. The Dallas-Fort Worth-Arlington, Texas MSA had the highest population and job growth rate in the United States for the last decade. Dallas-Fort Worth has attracted millions of new residents and thousands of new businesses due to its diverse and rapidly growing economy, pro-business environment, central location, transportation infrastructure and low cost of living. Twenty-two Fortune 500 companies are currently headquartered in Dallas-Fort Worth, including McKesson, Exxon Mobil, AT&T and CBRE Group, among others.

A-3-80

EPIC WEST TOWNE CROSSING

According to the appraisal, the 2021 estimated total population within a one-, three-, and five-mile radius of the Epic West Towne Crossing Property was 16,957, 132,244 and 277,568, respectively. According to the appraisal, the 2021 average estimated median household income within a one-, three-, and five-mile radius of the Epic West Towne Crossing Property was $75,894, $61,346, and $57,941, respectively. As of the second quarter of 2021, the North Grand Prairie submarket had an inventory of approximately 7.6 million SF, a vacancy rate of 3.3% and asking rents of $14.66 per SF.

Comparable Retail Rentals(1)

Property Name	NRA	Year Built	Distance from Subject	% Occupied	Base Rent Per SF
Epic West Towne Crossing	276,157(2)	2018	NAP	95.0%(2)	$8.50-$40.00
The Shops at Camp Wisdom	13,762	2007	3.6 miles	88%	$27.00-$32.00
Bush Pioneer Centre – Lot 11R	20,733	2018	1.1 miles	100%	$30.00-$36.00
Grand Central Crossing II	7,556	2018	0.8 miles	100%	$30.00-$36.00

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll as of May 3, 2021.

■	The Borrower. The borrower is Epic West Towne Crossing LLC, a Delaware limited liability company and single purpose entity with two independent directors structured to be a bankruptcy-remote entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Epic West Towne Crossing Loan. The borrower sponsor is Weber & Company and the non-recourse carveout guarantor under the Epic West Towne Crossing Loan is John P. Weber.

■	Escrows. At loan origination, the borrower deposited (i) $742,464 into a tax reserve, (ii) $11,642 into an insurance reserve, (iii) $23,013 into a rollover reserve, (iv) $3,452 into a replacement reserve, (v) $92,665 into a free rent reserve and (vi) $660,792 into an outstanding tenant improvements reserve.

Tax Reserve – On each due date, the borrower is required to fund $82,496, representing 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve – On each due date, the borrower is required to fund $11,642, representing 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period; provided, however, such insurance reserve will be waived so long as the borrower acquires and maintains a blanket policy meeting the requirements of the Epic West Towne Crossing Loan documents.

Replacement Reserve - On each due date, the borrower is required to fund a capital expenditure reserve in the amount of $3,452.

TI/LC Reserve - On each due date, the borrower is required to fund a tenant improvement and leasing commission reserve in the amount of $23,013, subject to a cap of $1,380,785.

■	Lockbox and Cash Management. At loan origination, the borrower was required to deliver to lender for lender to hold in escrow tenant direct letters directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. Upon the occurrence of a Lockbox Event (as defined below), the borrower will be required to deposit, or cause the property manager to deposit, all revenue from the Epic West Town Crossing Property into the lockbox account within one business day and to send a notice to all tenants then occupying space at the Epic West Towne Crossing Property directing them to pay all rent and other sums due into the lender-controlled lockbox; provided, if the borrower fails to do so, the lender may deliver the notices delivered to lender at loan origination. All funds transferred into the lockbox will be transferred on each business day, at the direction of borrower if no Cash Sweep Period (as defined below) then exists or, if a Cash Sweep Period then exists, to a cash management account under the control of the lender to be applied and disbursed in accordance with the Epic West Towne Crossing Loan documents. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Epic West Towne Crossing Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Epic West Towne Crossing Loan. The lender has been granted a security interest in the cash management account.

A-3-81

EPIC WEST TOWNE CROSSING

A "Lockbox Event" means the earlier to occur of (i) the initial occurrence of an Cash Sweep Event and (ii) the debt service coverage ratio based on the trailing three-month period immediately preceding the date of such determination being less than 1.80x.

A "Cash Sweep Period" means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the due date next occurring following the related Cash Sweep Event Cure, or (b) payment in full of all principal and interest on the Epic West Towne Crossing Loan and all other amounts payable under the Epic West Towne Crossing Loan documents or defeasance of the Epic West Towne Crossing Loan in accordance with the terms and provisions of the Epic West Towne Crossing Loan documents.

A "Cash Sweep Event" means the occurrence of: (a) an event of default; (b) any bankruptcy action of the borrower or the property manager; or (c) the debt service coverage ratio based on the trailing three-month period being less than 1.60x.

A "Cash Sweep Event Cure" means (i) with respect to clause (c) above, the achievement of a debt service coverage ratio of 1.65x or greater for two consecutive quarters based upon the trailing three-month periods immediately preceding the date of determination, (ii) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default, or (iii) with respect to clause (b) above, if the borrower replaces the property manager with a qualified manager under a replacement management agreement within 60 days after such bankruptcy action; provided, however, (A) no event of default has occurred and is continuing, (B) a Cash Sweep Event Cure may occur no more than a total of two times in the aggregate during the term of the Epic West Towne Crossing Loan, (C) the borrower has paid all of the lender's reasonable expenses incurred in connection with such Cash Sweep Event Cure, including reasonable attorney's fees and expenses, and (D) the borrower has no right to cure a Cash Sweep Event caused by a bankruptcy action of the borrower.

■	Property Management. The Epic West Towne Crossing Property is currently managed by J.P. Weber Management, Inc., a Texas corporation and an affiliate of the borrower.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Epic West Towne Crossing Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 6-month extended period of indemnity following restoration. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-82

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-83

NOVONIX

A-3-84

NOVONIX

Walden
The Fountains
Oak Park Town Center
Towne Center North
Gadd Crossing
Northtowne Center
Signal Mountain Golf & Country Club
Erlanger North Hospital
Hixson
Northgate Mall
CHI Memorial Hospital Hixson
Signal Mountain
Red Bank
WHITE OAK
Rivermont Shopping Center
MOUNTAIN CREEK
Buzzi Unicem USA
ALDI
Signal Mountain Village
LUPTON CITY
Rivermont Park
Chattanooga State Community College
Tennessee River
WOODLAND HEIGHT
Williams Island State Park
Pepsi Bottling
Highway 58 Shopping Center
Northside
NORTH CHATTANOOGA
Coca-Cola Bottling
Volkswagen Group of America
Volkswagen
Amazon
Whole Foods Market
Chattanooga Golf and Country Club
AT&T Field
Tennessee Aquarium
AVONDALE
University of Tennessee College of Medicine
Chattanooga
BlueCross
WorkForce Corporate Health
The University of Tennessee at Chattanooga
Chattanooga Zoo
The Chattanooga Heart Institute
Moccasin Bend Golf Course
Moccasin Bend National Archeological District
Finley Stadium
Novonix
1029 West 19th Street
Chattanooga, TN 37408
CHATTANOOGA MUNICIPAL AIRPORT
WOODMORE
Village at Waterside
Overlook at Hamilton Place
Hamilton Crossing
Hamilton Village
Perimeter Place
Erlanger East Hospital
Brainerd Village
Point Park
CLIFTON HILLS
Forest Hills Cemetery
Camp Jordan Park
East Brainerd
Parkridge East Hospital
OAK HILL
East Ridge
TENNESSEE
GEORGIA
Lake Winnepesaukah Amusement Park
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
KY
VA
Nashville
Knoxville
TN
NC
Asheville
Charlotte
Spartanburg
Columbia
Birmingham
Atlanta
Augusta
SC
AL
GA
Macon
Montgomery
Savannah

A-3-85

NOVONIX

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Chattanooga, Tennessee	Cut-off Date Balance		$30,045,632
Property Type	Industrial	Cut-off Date Balance per SF		$74.37
Size (SF)	404,000	Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 9/6/2021	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/6/2021	100.0%	Type of Security		Fee / Leasehold
Year Built / Latest Renovation	1968 / 2009, 2021	Mortgage Rate		4.09000%
Appraised Value(1)	$47,400,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		300
		Original Interest Only Period (Months)		NAP

Underwritten Revenues	$3,411,336
Underwritten Expenses	$809,340	Escrows(2)
Underwritten Net Operating Income (NOI)	$2,601,996		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,413,191	Taxes	$151,019	$21,574
Cut-off Date LTV Ratio(1)	63.4%	Insurance	$98,880	$49,440
Maturity Date LTV Ratio(1)	45.9%	Replacement Reserves	$6,196,731	$2,357
DSCR Based on Underwritten NOI / NCF	1.35x / 1.25x	TI/LC	$0	$10,684
Debt Yield Based on Underwritten NOI / NCF	8.7% / 8.0%	Other(3)	$8,000,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$30,100,000	52.3%	Purchase Price	$41,500,000	72.1%
Principal’s New Cash Contribution	27,497,384	47.7	Reserves	14,446,630	25.1
			Closing Costs	1,650,754	2.9
Total Sources	$57,597,384	100.0%	Total Uses	$57,597,384	100.0%

(1)	The appraised value represents the “Prospective Value Upon Completion” appraised value as of December 16, 2021, which assumes all planned capital improvements at the Novonix Property (as defined below) have been completed. The “As Is” appraised value as of June 16, 2021 is equal to $41,700,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 72.1% and 52.1%, respectively. In addition, the appraisal concluded a “go-dark” value equal to $41,600,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 72.2% and 52.3%, respectively.

(2)	See “—Escrows” below.

(3)	Other Upfront Reserves include an $8,000,000 earnout reserve.

■	The Mortgage Loan. The mortgage loan (the “Novonix Loan”) is a fixed rate loan secured by the borrower’s leasehold interest under a ground lease with the Industrial Development Board of the City of Chattanooga (the “Chattanooga IDB”) in a 404,000 SF industrial facility located in Chattanooga, Tennessee (the “Novonix Property”). The Chattanooga IDB has also granted the lender an accommodation mortgage on the fee interest. The Novonix Loan is evidenced by a promissory note with an original principal balance of $30,100,000 and an outstanding principal balance as of the Cut-off Date of $30,045,632, representing approximately 2.7% of the Initial Pool Balance.

The Novonix Loan was originated by DBR Investments Co. Limited on July 28, 2021. The Novonix Loan accrues interest at a fixed rate of 4.09000% per annum. The Novonix Loan proceeds, along with borrower sponsor equity, were used to purchase the Novonix Property, fund upfront reserves and pay origination costs.

The Novonix Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Novonix Loan requires payments of principal and interest sufficient to amortize the loan over a 25-year schedule. The scheduled maturity date of the Novonix Loan is August 6, 2031. The Novonix Loan may be voluntarily prepaid in whole (but not in part) beginning on the payment date in May 2031, without the payment of any prepayment premium. In addition, the Novonix Loan may be defeased in whole (but not in part) at any time after the second anniversary of the Closing Date.

■	The Mortgaged Property. The Novonix Property is an industrial property totaling 404,000 SF located on a 14.97 acre waterfront site in Chattanooga, Tennessee, and is 100% leased to PUREgraphite, LLC (“PUREgraphite”), an affiliate of the borrower. The Novonix Property, originally built in 1968 and redeveloped in 2009, features 12 loading docks, 15 exterior bay doors, high bay doors ranging from 60’ – 70’ and 200 asphalt paved parking spaces. In addition, the building is equipped with six under-running single girder (URSG) bridge cranes with river access.

PUREgraphite (404,000 SF; 100.0% of NRA; 100.0% of UW Base Rent) is a developer and manufacturer of battery anode materials in the United States. PUREgraphite anode materials can be used not only in electric vehicle applications, but also in emergency power generators, marine technology, solar power storage, surveillance or alarm systems, electric wheelchairs, stairlifts, portable power packs, digital cameras, pacemakers/ other medical devices, watches, computers, furnaces, and more items. PUREgraphite is a subsidiary of Novonix Limited (“Novonix”), an Australian corporation publicly traded on the Australian Securities Exchange under the

A-3-86

NOVONIX

ticker “NVX”. PUREgraphite is a developer and supplier of materials, equipment and services for the global lithium-ion battery industry and the only company that offers synthetic graphite lithium-ion battery materials that are not supplied by Asia. Novonix has manufactured its products in Chattanooga, Tennessee since 2017, when the company was in its early product development phase. It leases another facility on a long term basis in the United States, which is approximately 6.5 miles from the Novonix Property. Upon the market release of its product, Novonix signed a 500 tonne contract with Samsung and SANYO, two large battery manufacturers, holding an estimated aggregate 30% share of the global lithium-ion battery market. In the past year, Novonix has partnered with companies such as Emera, Harper International and Phillips 66 to develop synthetic graphite furnace technology. Today, some of Novonix’s largest customers include, but are not limited to: Huawei, Honda, Bosch, Panasonic, Dyson, Samsung, SANYO, LG Chem, Dalhousie University, CBAK Energy Technology, Inc., Pacific Northwest National Laboratory, Heimholtz-Institut Mainz, Korepower, Epsilor, and Alcatel-Lucent, and more. Furthermore, the US Department of Energy (DOE) is granting $5.57 million to PUREgraphite for new technology development. According to its annual report, Novonix experienced a statutory after-tax loss of $20,028,526 in Australian dollars in 2020. Novonix is a startup company and is subject to the risks set forth in “Risk Factors—Risks Relating to the Mortgage Loans—Mortgaged Properties Leased to Startup Companies Have Special Risks.”

Novonix had a $115 million institutional placement in February 2021, which was immediately followed up with a $16.45 million placement to company directors. The majority of proceeds from the raise are expected to be specifically targeted to accelerate production capacity in the Novonix Property facility. As a relatively new company, Novonix is currently in its initial ramp up stage of bringing its product to market. After signing up deals with SANYO and Samsung, the company now looks to use the Novonix Property upon the implementation of its capital expenditures plan to facilitate a larger-scale development of its product.

PUREgraphite occupies all 404,000 SF at the Novonix Property with initial base rent of $6.75 PSF and 2.00% annual rent increases. The PUREgraphite lease is absolute net as the tenant will be responsible for all operating expenses, taxes, insurance, and capital items. The lease has an approximately 15 year term with an expiration date in November 2036 with no renewal or termination options. Novonix is guaranteeing the payment and performance of all obligations under the lease.

The Novonix Property is expected to undergo a comprehensive buildout, which includes approximately $5.39 million of capital expenditures on the Novonix Property, in order to enable the tenant to operate in the normal course at the Novonix Property within 12 months of origination. At origination, the borrower reserved approximately $6.2 million for the planned capital expenditures, representing approximately 115% of their estimated cost (to be reduced or increased to 105% of the estimated remaining cost upon the lender’s receipt of fully executed contracts for such capital expenditures work). In addition, the sole tenant is expected to install approximately $79.8 million of equipment needed in order to be operational at the Novonix Property. Such $79.8 million of equipment is not required to be installed, and is not reserved for, under the loan documents. However, the tenant is required under its lease to install approximately $6.08 million of equipment (the “Specified Equipment”). In addition, at origination, $8.0 million was deposited into an earnout reserve with the lender, as described below under “—Escrows”, to be released upon, among other conditions, completion of the capital expenditures work and installation of the approximately $6.08 million of Specified Equipment. The capital expenditures work includes: (i) demolition of concrete at various pit areas, backfill, installation of reinforcement and re-pour to finish flooring, (ii) demolition of concrete and removal from the vacuum chamber, floor covering, pipe demolition, (iii) sawcut and remove concrete for the loading docks, engineering of building steel, modifying steel, and installing the dock walls, ramps, doors, dock levelers, dock pads and handrails, (iv) demolition of old equipment and removal for scrap or resale (v) demolition of the piping and (vi) general supervision, engineering, and safety upgrades. The Specified Equipment is expected to include a generation 2 furnace, grinding mill, shaping mill, mill to mill tube chain transfer, grinding mill feeder, and equipment to secure furnace and mills in place. Due to the renovations and equipment installations the tenant is not expected to be able to operate in the normal course from the Novonix Property until approximately 12 months from the origination date. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” in the Preliminary Prospectus.

A-3-87

NOVONIX

PILOT and Ground Lease.

A payment in lieu of taxes (“PILOT”) agreement is in place for the Novonix Property with an abatement period of 10 years, which will commence no later than January 1 of the calendar year immediately following the end of the five year period after the borrower’s acquisition of the Novonix Property on July 28, 2021. The PILOT provides for a tax abatement on City of Chattanooga and Hamilton County general fund taxes related to new improvements at the Novonix Property and to personal property at the Novonix Property, and requires the borrower to make PILOT payments equal to a percentage of the general fund taxes that would have been due absent the PILOT agreement, which percentage is equal to 0% in year 1 of the abatement, 25% in year 2 of the abatement, 40% in year 3 of the abatement, and 50% in years 4-10 of the abatement. To receive the PILOT benefits, the borrower and sole tenant must meet 100% of the minimum job requirement and the minimum investment requirement by the end of such five year period and during each calendar year thereafter during the term of the PILOT, and the PILOT is subject to clawbacks pursuant to a specified formula if such requirements are not met. The minimum jobs requirement equals 240 full-time jobs with an average annual wage of not less than $42,000 per year, and the minimum investment requirement equals $120,000,000. Assignment of the Novonix PILOT agreement requires consent of the applicable government authorities; however, such consent is not required in connection with a foreclosure or deed in lieu by the lender.

In order for the Novonix Property to qualify for the tax abatement, fee title was conveyed to the Chattanooga IDB, which ground leased the Novonix Property back to the borrower. Under the ground lease, the borrower is required to make the Novonix PILOT payments and to pay property expenses. The ground lease terminates on December 31 of the year the tax abatement expires. Upon such termination, the ground lessee has the right to purchase the fee interest in the Novonix Property for $1.00. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

COVID-19 Update. As of September 6, 2021, the Novonix Property is open and operational in the portion of the Novonix Property that is not undergoing capital expenditures work and equipment installation. The affiliated tenant is current on rent through August 2021 and has not requested any rent deferments or lease modifications. As of September 6, 2021, the Novonix Loan is not subject to any modification or forbearance requests. The first payment date of the Novonix Loan is September 6, 2021. The Novonix Loan is current as of the September payment date.

The following table presents certain information relating to the affiliated sole tenant at the Novonix Property:

Largest Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch / Moody’s / S&P)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options(2)
PUREgraphite	NR / NR / NR	404,000	100.0%	$2,727,000	100.0%	$6.75	11/30/2036	None
Total / Wtd. Avg.		404,000	100.0%	$2,727,000	100.0%	$6.75

(1)	Based on the underwritten rent roll dated September 6, 2021.

(2)	Novonix does not have any termination options.

The following table presents certain information relating to the lease rollover schedule at the Novonix Property, based on initial lease expiration dates:

Lease Expiration Schedule

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031	0	0.0	0.0%	0	0.0	$0.00	0
2032 & Thereafter	404,000	100.0	100.0%	2,727,000	100.0	$6.75	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	404,000	100.0%		$2,727,000	100.0%	$6.75	1
A-3-88

NOVONIX

The following table presents certain information relating to historical leasing at the Novonix Property:

Historical Leased %(1)

2018(2)	2019(2)	2020(2)	As of 9/6/2021(3)
NAP	NAP	NAP	100.0%

(1)	As provided by the borrower and represents occupancy as of December 31 unless otherwise indicated.

(2)	The Novonix Property was formerly owned by GE/Alstom Power Turbo Machines and was subsequently sold as dark in 2018 to the previous owner of the Novonix Property.

(3)	Based on the underwritten rent roll dated September 6, 2021.

■	Appraisal. According to the appraisal, the Novonix Property has (i) a “Prospective Value Upon Completion” appraised value of $47,400,000 as of December 16, 2021, which assumes all planned capital improvements at the Novonix Property have been completed, (ii) an “as-is” appraised value of $41,700,000 as of June 16, 2021 and (iii) a “go dark” appraised value of $41,600,000, which assumes that the existing lease has been terminated and the current tenant has vacated.

Appraisal Approach	“Prospective Value Upon Completion” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$47,400,000	N/A	5.75%

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Novonix Property:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
In-Place Base Rent	$2,727,000	$6.75
Contractual Rent Steps	54,540	0.14
Vacant Income	0	0.00
Reimbursements	809,340	2.00
Vacancy & Credit Loss	(179,544)	(0.44)
Other Income	0	0.00
Effective Gross Income	$3,411,336	$8.44

Real Estate Taxes(3)	$335,320	$0.83
Insurance	80,800	0.20
Management Fee	102,340	0.25
Other Operating Expenses	290,880	0.72
Total Operating Expenses	$809,340	$2.00

Net Operating Income	$2,601,996	$6.44
Replacement Reserves	60,600	0.15
TI/LC	128,205	0.32
Net Cash Flow	$2,413,191	$5.97

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated September 6, 2021.

(3)	The Real Estate Taxes are based on the borrower’s budget.

■	Environmental Matters. The Phase I environmental report dated July 20, 2021 did not identify any recognized environmental conditions at the Novonix Property. The report identified multiple controlled recognized environmental conditions at the Novonix Property. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus for more information.

■	Market Overview and Competition. The Novonix Property is located on waterfront site in Chattanooga’s Central Business District, directly adjacent to the I-24 on-ramp. Chattanooga is accessible from three major interstates, the I-75, I-59 and I-24.

A-3-89

NOVONIX

The Novonix Property is located in the Central Business District submarket within Chattanooga, Tennessee. As of the first quarter of 2021, the Central Business District industrial submarket had a total inventory of 2,675,099 SF with a vacancy rate of 7.5% and an average vacancy rate of 9.0% over the past ten years. As of the first quarter of 2021, the average asking rent was $7.42 PSF.

The following chart displays six lease comparables for the Novonix Property. Comparable buildings were built between 1974 and 2018 and comparable industrial leases range in size from 35,876 to 237,000 SF. Base rents at the comparable properties ranged between $5.23 and $10.62 per SF (net leases). The appraisal concluded a market rent at the Novonix Property of $7.00 per SF. The Novonix Property has an in-place rent of $6.75 per SF.

Summary of Comparable Industrial Leases(1)

Property Name / Location	Tenant Name	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (months)	Base Rent Per SF
Novonix, Chattanooga, TN	PUREgraphite	404,000	July 2021(2)	183(2)	$6.75(2)
6207 Jim Snow Way, Chattanooga, TN	Liquidmetal Coating Solutions, LLC	35,876	Nov 2018	60	$6.00
FedEx Ground, Chattanooga, TN	FedEx Ground	237,000	Feb 2017	180	$8.61
Kenco Warehouse, Chattanooga, TN	Listing	210,000	N/A	N/A	$6.00
FedEx Ground, Chattanooga, TN	FedEx Ground	60,637	Oct 2017	60	$5.23
Cainhoy Industrial, Charleston, SC	World Depot	109,251	Dec 2021	24	$7.50
Scapa North America, Knoxville, TN	Scapa North America, LLC	152,480	Jan 2019	240	$10.62

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 6, 2021.

■	The Borrower. The borrowing entity for the Novonix Loan is Novonix 1029, LLC, a Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Novonix Loan. The borrower sponsor and non-recourse guarantor of the Novonix Loan is Novonix, a publicly traded company on the Australian Securities Exchange, which is also the lease guarantor for the sole tenant.

■	Escrows. At origination of the Novonix Loan, the borrower deposited approximately (i) $151,019 into a real estate tax reserve account, (ii) $98,880 into an insurance reserve account, (iii) $6,196,731 into a scheduled capital expenditures reserve account, and (iv) $8,000,000 into an earnout reserve account.

The earnout reserve will be released to the borrower upon satisfaction of the following conditions, among others (the “Earnout Release Conditions”): (a) the borrower’s delivery to the lender of evidence of the completion and payments in full for capital expenditure work relating to the build-out of the premises (the “Scheduled Capital Expenditures Work”) and satisfaction of all applicable licensing, permitting, zoning and other similar legal requirements, (b) tenant’s and/or borrower’s certification that certain specified equipment identified in the loan agreement, or similar equipment of similar value and purpose, as determined by the lender, has been purchased and installed and is being utilized by the tenant in the ordinary course at the Novonix Property, (c) the tenant operating in its leased premises in the ordinary course, (d) no Novonix Trigger Period (as defined below) has occurred and is continuing, and (e) the absence of any shutdown or “shelter-in-place” requirements and any other limitations on business operations or openings related to the COVID-19 pandemic that would have a material adverse effect on tenant’s operation of its business at the Novonix Property. To the extent such conditions have not been satisfied in full on or before July 28, 2023, the borrower will no longer be entitled to any disbursement of the earnout reserve, and the lender will have the option, on any date from and after such deadline, to apply the earnout reserve to the payment of the Novonix Loan in such order, proportion and priority as the lender may determine in its discretion. In connection with any such application of the earnout reserve, the lender has the right to require payment by the borrower of a yield maintenance premium.

The scheduled capital expenditures reserve of $6,196,731 represents 115% of the budget for the planned capital expenditures work. Upon the lender’s receipt of fully executed contracts from the applicable contractors performing all of the related Scheduled Capital Expenditures Work, either (i) the reserve will be reduced to be equal to 105% of the cost of such work pursuant to such contracts or (ii) the borrower will be required to make a true-up deposit such that the amount on deposit in the reserve equals 105% of the total costs to complete all of the remaining work pursuant to such contracts. The borrower is required to complete all of the Scheduled Capital Expenditures Work in accordance with the plans and specifications in the loan documents and all applicable legal requirements, on or prior to the date that is 180 days following the loan origination date (the “Scheduled Capital Expenditures Work Completion Outside Date”), provided that such 180-day period will be automatically

A-3-90

NOVONIX

extended for successive 30-day periods so long as (a) no event of default has occurred and is continuing and (b) the borrower diligently pursuing completion of the Scheduled Capital Expenditures Work in good faith, provided further, however, that, notwithstanding the foregoing, the Scheduled Capital Expenditures Work Completion Outside Date may not be extended beyond the date that is 18 months following the loan origination date.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the real estate taxes (including, without limitation, PILOT payments) that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $21,574).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which would be sufficient to pay the estimated annual insurance premiums (initially estimated to be approximately $49,440); provided, that such deposits will not be required in the event an acceptable blanket insurance policy is in effect.

TI/LC Reserve – The borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $10,684 for TI/LC reserves. The monthly TI/LC reserve deposit will be waived so long as (i) no event of default has occurred and is continuing, (ii) the PUREgraphite lease is in full force and effect without any monetary or material non-monetary default thereunder by PUREgraphite beyond applicable notice and cure periods, and (iii) PUREgraphite or the guarantor under its lease has an investment grade rating.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $2,357 for replacement reserves.

■	Lockbox and Cash Management. The Novonix Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause tenants to deposit rents directly into a lender-approved lockbox account. In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the Novonix Property into the lockbox account within one business day of receipt. Provided no Novonix Trigger Period exists, funds deposited into the lockbox account are required to be swept on a daily basis into the borrower’s operating account. Once a Novonix Trigger Period occurs, the lender is required to open a lender-controlled deposit account, and so long as a Novonix Trigger Period exists, all funds in the lockbox account are required to be swept on a daily basis into the deposit account, and, provided no event of default is continuing, applied on each monthly payment date (i) to make deposits into the tax and insurance reserves, (ii) to pay debt service, (iii) to make deposits into the replacement and TI/LC reserves, (iv) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which lender-approved budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), (v) to pay lender-approved extraordinary expenses, if any; and (vi) all remaining funds will be disbursed: (A) during a Lease Sweep Period (as defined below), into a Lease Sweep reserve or (B) if no Lease Sweep Period exists, to an excess cash flow reserve, to be held as additional collateral for the Novonix Loan during the continuance of such Novonix Trigger Period.

A “Novonix Trigger Period” will commence upon the occurrence of (i) an event of default under the Novonix Loan, (ii) the debt service coverage ratio is less than 1.20x on the last day of any calendar quarter, (iii) if the manager is an affiliate of the borrower or guarantor and becomes insolvent or a debtor in any bankruptcy or insolvency proceeding and (iv) the commencement of a Lease Sweep Period; and will end if, (A) with respect to clause (i), the event of default under the Novonix Loan has been waived by the lender or cured in accordance with the terms of the loan documents or borrower has otherwise tendered cure and such cure has been accepted by the lender, (B) with respect to clause (ii), the debt service coverage ratio is at least 1.25x for two consecutive calendar quarters, (C) with respect to clause, (iii) the manager is replaced with an unaffiliated qualified manager approved by the lender or (D) with respect to clause (iv), such Lease Sweep Period has ended pursuant to the terms thereof.

A “Lease Sweep Period” will commence on the first monthly payment date following the occurrence of (a) the earlier to occur of (1) 12 months prior to the earliest stated expiration date of the Lease Sweep Lease (as defined below) and (2) the date required under the Lease Sweep Lease by which the tenant is required to give notice to exercise its renewal option, (b) the date the Lease Sweep Lease (or a material portion thereof) is surrendered, canceled or terminated, (c) the date the tenant under the Lease Sweep Lease discontinues its business or gives notice that it intends to discontinue its business (i.e. “goes dark”) at its space (or more than 50% thereof) , (d) upon a default under a Lease Sweep Lease by the tenant beyond any applicable notice and cure period, (e) the occurrence of an insolvency proceeding of the tenant under the Lease Sweep Lease or its guarantor or parent or

A-3-91

NOVONIX

(f) following the Lease Sweep Lease Investment Grade Rating Achievement Date (as defined below), upon a decline in the credit rating of the tenant under a Lease Sweep Lease (or any parent entity guaranteeing such tenant’s obligations under the applicable Lease Sweep Lease, including, for the avoidance of doubt, Novonix with respect to PUREgraphite) below the investment grade rating by any rating agency.

A Lease Sweep Period will end upon (A) in the case of clauses (a), (b) (c), and (d) above, the entirety of the Lease Sweep Lease space is leased pursuant to one or more qualified leases and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the lease sweep reserve (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods, and/or rent abatement periods set forth in all such qualified leases and any shortfalls in required payments or operating expenses as a result of any anticipated down time prior to the commencement of payments under such qualified leases, (B) in the case of clause (a) above, the date on which the tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its space, and in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension, (C) in the case of clause (d) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of six consecutive months following such cure, (D) in the case of clause (e) above, (a) the applicable insolvency proceeding has terminated, (E) in the case of clause (f) above, the date on which either (x) the credit rating of the tenant under a Lease Sweep Lease (or any parent entity guaranteeing such tenant’s obligations under the applicable Lease Sweep Lease, including, for the avoidance of doubt, Novonix with respect to PUREgraphite) has been restored to the investment grade rating by the relevant rating agencies, or (y) the funds in the lease sweep reserve collected with respect to the PUREgraphite lease are equal to or greater than $1,361,480.

A “Lease Sweep Lease” means the PUREgraphite lease, or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable space.

A “Lease Sweep Lease Investment Grade Rating Achievement Date” means the first date during the term of the Novonix Loan on which the tenant under a Lease Sweep Lease (or any parent entity guaranteeing such tenant’s obligations under the applicable Lease Sweep Lease, including, for the avoidance of doubt, Novonix with respect to PUREgraphite) achieves an Investment Grade Rating (as defined below).

An “Investment Grade Rating” means a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other national statistical rating agencies which rate such entity.

■	Property Management. The Novonix Property is self-managed by the borrower.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Novonix Property, as well as 18 months of rental loss and/or business interruption coverage (in an amount not less than $3,000,000) provided that such coverage is available. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-92

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-93

College Point

BJ's
WHOLESALE CLUB

T·J·maxx

P.C.
RICHARD
& SON
APPLIANCES

BUFFALO WILD WINGS

TARGET

A-3-94

College Point

MAP © 2021 CARTIFACT
College Point
College Point
135-05 20th Avenue
College Point, NY 11356
LAGUARDIA AIRPORT
FLUSHING
MURRAY HILL
CORONA
Citi Field
Flushing
Flushing Hospital Medical Center
Flushing Meadows Golf Center
USTA Billie Jean King Tennis Center
Queens Botanical Garden
NewYork-Presbyterian/Queens
Queens Wildlife Conservation Center
Flushing Meadows Corona Park
Meadow Lake
Queens College, City University of New York
Queens Center Mall
Long Island Jewish Forest Hills
KEW GARDENS
New York
Newark
NEW JERSEY
NEW YORK
BRONX
MANHATTAN
QUEENS
BROOKLYN
STATEN ISLAND
Yonkers
New Rochelle
Paterson
Hackensack
Jersey City
Bayonne
Hempstead
Freeport
Long Beach
White Plains
Port Chester
Greenwich
Glen Cove
678
495

A-3-95

College Point

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		GSMC
Location (City/State)	College Point, New York		Cut-off Date Balance(2)		$30,000,000
Property Type	Retail		Cut-off Date Balance per SF(1)		$211.40
Size (SF)	331,130		Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 6/4/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 6/4/2021	100.0%		Type of Security		Fee
Year Built / Latest Renovation	1998 / NAP		Mortgage Rate		3.56600%
Appraised Value	$117,000,000		Original Term to Maturity (Months)		120
			Original Amortization Term (Months)		NAP
			Original Interest Only Period (Months)		120

Underwritten Revenues	$8,899,157
Underwritten Expenses	$3,964,950		Escrows(3)
Underwritten Net Operating Income (NOI)	$4,934,206			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,585,671		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	59.8%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)	59.8%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	1.95x / 1.81x		TI/LC	$0	$17,936
Debt Yield Based on Underwritten NOI / NCF(1)	7.0% / 6.6%		Other Reserves	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$70,000,000	100.0%	Return of Equity	$65,525,985	93.6%
			Loan Payoff	4,088,594	5.8
			Closing Costs	385,421	0.6

Total Sources	$70,000,000	100.0%	Total Uses	$70,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the College Point Whole Loan (as defined below). See “—The Mortgage Loan” below.

(2)	The Cut-off Date Balance of $30,000,000 represents the College Point Loan (as defined below), which is part of the College Point Whole Loan.

(3)	See “—Escrows” below.

■	The Mortgage Loan. The College Point mortgage loan (the “College Point Loan”) is part of a whole loan (the “College Point Whole Loan”) consisting of two pari passu notes with an aggregate outstanding principal balance of $70,000,000 and is secured by a first mortgage encumbering the borrower’s fee interest in an anchored retail property located in College Point, New York (the “College Point Property”). The College Point Loan, which will be included in the Benchmark 2021-B29 transaction, is evidenced by the non-controlling Note A-2, has an outstanding principal balance as of the Cut-off Date of $30,000,000 and represents approximately 2.7% of the Initial Pool Balance. The controlling Note A-1 had an original balance and has an outstanding balance as of the Cut-off Date of $40,000,000.

The College Point Whole Loan was originated by Goldman Sachs Bank USA on June 15, 2021. The College Point Whole Loan has an interest rate 3.56600% per annum. The borrower utilized the proceeds of the College Point Whole Loan to recapitalize the College Point Property, pay origination costs and return equity to the borrower.

The College Point Whole Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The College Point Whole Loan requires interest-only payments during the full term. The scheduled maturity date of the College Point Whole Loan is in July 2031. Voluntary prepayment of the College Point Whole Loan in whole (but not in part) is permitted on or after the due date occurring in April 2031 without payment of any prepayment premium. In addition, provided that no event of default under the College Point Whole Loan is continuing, defeasance of the College Point Whole Loan is permitted in whole (but not in part) at any time on or after the first due date following the second anniversary of the Closing Date.

The table below summarizes the promissory notes that comprise the College Point Whole Loan. The relationship between the holders of the College Point Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	Benchmark 2021-B28	Yes
A-2	30,000,000	30,000,000	Benchmark 2021-B29	No
Total	$70,000,000	$70,000,000

A-3-96

College Point

■	The Mortgaged Property. The College Point Property is a 331,130 square foot Class A, anchored retail property situated on an approximately 25.37-acre site. The College Point Property is 100.0% occupied by five retail tenants as of June 4, 2021. The College Point Property is comprised of five buildings in total, four of which are contiguous and are oriented towards the northern position of the property. The fifth building of the College Point Property is an outparcel building positioned parallel to 20th Avenue. The College Point Property is anchored by the largest tenant, Target, representing 139,896 square feet (“SF”) (approximately 42.2% of the gross leasable area (“GLA”)).

The following table contains anchor and major tenant sales history for the College Point Property:

Anchor and Major Tenant Sales(1)

Tenant	SF	1/31/2018 TTM	1/31/2019 TTM	1/31/2020 TTM	1/31/2021 TTM(2)	Sales per SF/Screen(2)
Target	139,896	NAV	NAV	NAV	NAV	NAV
BJ’s	119,500	NAV	NAV	NAV	NAV	NAV
P.C Richards & Son	32,786	NAV	$14,561,083	$13,971,655	11,313,647	$345.08
TJ Maxx	32,768	$26,576,677	$26,754,009	$27,677,117	$16,639,710	$507.80
Buffalo Wild Wings	6,180	NAV	NAV	NAV	$3,000,271	$485.48

(1)	As provided by the borrower.

(2)	Information for Buffalo Wild Wings is based on annualized numbers from the period 9/30/2020 through 1/31/2021.

Major Tenants.

Target (139,896 SF, 42.2% of GLA, 16.6% of underwritten base rent). Target Corporation (“Target”) is an American retail corporation. It is the 8th-largest retailer in the United States and is listed on the S&P 500 Index. Target established itself as the discount division of the Dayton's Company of Minneapolis, Minnesota in 1962; it began expanding the store nationwide in the 1980s (as part of the Dayton-Hudson Corporation) and introduced new store formats under the Target brand in the 1990s. Target occupies approximately 139,896 SF on a lease that expires July 31, 2023, with four, five-year renewal options and one final 46-month renewal option. Target is currently paying an annual rent of $6.54 per SF, with no remaining rent increases.

BJ’s (119,500 SF, 36.1% of GLA, 36.4% of underwritten base rent). BJ’s Wholesale Club (“BJ’s”) is a warehouse club operator on the east coast of the United States. BJ’s provides an assortment of perishable products, continuously refreshed general merchandise, gasoline, and other ancillary services. BJ’s headquarters office is located in Westborough, Massachusetts. BJ’s occupies approximately 119,500 SF on a lease that expires September 25, 2023, with four, five-year renewal options. BJ’s is currently paying an annual rent of $16.76 per SF, with no remaining rent increases.

P.C Richards & Son (32,786 SF, 9.9% of GLA, 20.6% of underwritten base rent). P.C. Richards & Son is the largest chain of private, family-owned appliance, television, electronics, and mattress stores in the United States. P.C Richards & Son has 66 stores located in New York, New Jersey, Connecticut, and Pennsylvania, with the majority of the stores located on Long Island and the New York City boroughs of Queens and Brooklyn. P.C Richards & Son currently occupies approximately 32,786 SF on a lease that expires January 31, 2029, with two remaining 5-year renewal options. P.C Richards & Son is currently paying annual rent of $34.57 per SF, with a scheduled rent increase of $3.46 per SF on February 1, 2024.

TJ Maxx (32,768 SF, 9.9% of GLA, 17.3% of underwritten base rent). TJX Companies, Inc. is the leading off-price apparel and home fashions retailer in the U.S. and worldwide. TJX Companies, Inc. operates eight businesses – T.J. Maxx, Marshalls, HomeGoods, A.J. Wright, and Bob's Stores in the United States, Winners and HomeSense in Canada, and T.K. Maxx in Europe. TJ Maxx occupies approximately 32,768 SF at the College Point Property on a lease that expires November 30, 2023, with one remaining 5-year renewal option. TJ Maxx is currently paying annual rent of $29.00 per SF, with no scheduled rent increases. Sales for TJ Maxx at the College Point Property were reported at $26,576,677, $26,754,009, $27,677,117, and $16,639,710 for 1/31/2018 TTM, 1/31/2019 TTM, 1/31/2020 TTM, and 1/31/2021 TTM, respectively.

A-3-97

College Point

Buffalo Wild Wings (6,180 SF, 1.9% of GLA, 9.1% of underwritten base rent). Buffalo Wild Wings is an American casual dining restaurant and sports bar franchise in the United States, Canada, India, Mexico, Oman, Panama, Philippines, Saudi Arabia, United Arab Emirates, and Vietnam that specializes in buffalo wings and sauces. Buffalo Wild Wings currently occupies approximately 6,180 SF at the College Point Property on a lease that expires August 31, 2028, with one, five-year, three-month renewal option. Buffalo Wild Wings does not currently pay base rent and instead pays 10.0% of gross sales each month until March 2022. On April 1, 2022, Buffalo Wild Wings will be required to begin paying rent of $80.91 per SF.

COVID-19 Update. As of September 6, 2021, the College Point Whole Loan is not subject to any forbearance, modification, or debt service relief request. As of September 6, 2021, the borrower has reported that 100.0% of the expected July and August 2021 rent payments were received. The September debt service payment was made.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the College Point Property:

Top Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF/ Screen	Occupancy Cost	Lease Expiration	Renewal / Extension Options
BJ’s	NR/BB/NR	119,500	36.1%	$2,003,291	36.4%	$16.76	NAV	NAV	9/25/2023	4, 5-year options
P.C Richards & Son	NR/NR/NR	32,786	9.9	1,133,412	20.6	$34.57	$345.08	10.0%	1/31/2029	2, 5-year options
TJ Maxx	NR/A/NR	32,768	9.9	950,272	17.3	$29.00	$507.80	5.7%	11/30/2023	1, 5-year option
Target(3)	A2/A/A-	139,896	42.2	915,255	16.6	$6.54	NAV	NAV	7/31/2023	4, 5-year options
Buffalo Wild Wings(4)	NR/NR/NR	6,180	1.9	500,000	9.1	$80.91	$485.48	16.7%	8/31/2028	1, 5-year, 3-month option
Vacant		0	0.0	0	0.0	$0.00
Totals / Wtd. Avg. All Tenants		331,130	100.0%	$5,502,230	100.0%	$16.62

(1)	Based on the underwritten rent roll dated as of June 4, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Target has an additional 3-year,10-month extension option.

(4)	Buffalo Wild Wings paid 8% of gross sales from September 2020 to March 2021 and is required to pay 10% of gross sales from April 2021 to March 2022. On April 1, 2022, Buffalo Wild Wings will be required to begin paying rent of $80.91 per SF.

The following table presents certain information relating to the lease rollover schedule at the College Point Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM/2021	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	292,164	88.2	88.2%	3,868,818	70.3	$13.24	3
2024	0	0.0	88.2%	0	0.0	$0.00	0
2025	0	0.0	88.2%	0	0.0	$0.00	0
2026	0	0.0	88.2%	0	0.0	$0.00	0
2027	0	0.0	88.2%	0	0.0	$0.00	0
2028	6,180	1.9	90.1%	500,000	9.1	$80.91	1
2029	32,786	9.9	100.0%	1,133,412	20.6	$34.57	1
2030	0	0.0	100.0%	0	0.0	$0.00	0
2031	0	0.0	100.0%	0	0.0	$0.00	0
2032 & Beyond	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	331,130	100.0%		$5,502,230	100.0%	$16.62	5

(1)	Based on the underwritten rent roll dated as of June 4, 2021.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

A-3-98

College Point

The following table presents certain information relating to historical occupancy at the College Point Property:

Historical Leased %(1)

2018	2019	2020	As of 6/4/2021(2)
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated as of June 4, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the College Point Property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 3/31/2021	Underwritten	Underwritten $ per SF
Base Rent	$5,397,169	$5,607,219	$5,405,564	$5,254,314	$5,502,230	$16.62
Reimbursements	3,537,382	3,111,164	3,309,595	3,592,579	3,669,959	11.08
Other Income	532,422	188,759	258,396	319,317	173,542	0.52
Vacancy & Credit Loss	0	0	0	0	(446,575)	(1.35)
Effective Gross Income	$9,466,973	$8,907,143	$8,973,555	$9,166,210	$8,899,157	$26.88

Total Operating Expenses	$3,756,593	$3,259,475	$3,288,353	$3,525,049	$3,964,950	$11.97

Net Operating Income	$5,710,380	$5,647,668	$5,685,202	$5,641,161	$4,934,206	$14.90
TI/LC	0	0	0	0	298,866	0.90
Replacement Reserves	0	0	0	0	49,670	0.15
Net Cash Flow	$5,710,380	$5,647,668	$5,685,202	$5,641,161	$4,585,671	$13.85

(1)	Information based on the underwritten rent roll dated as of June 4, 2021. Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

■	Appraisal. According to the appraisal, the College Point Property had an “as-is” appraised value of $117,000,000 as of April 19, 2021.

■	Environmental Matters. According to the Phase I environmental report dated April 29, 2021, there are no recognized environmental conditions or recommendations for further action at the College Point Property.

■	Market Overview and Competition. The College Point Property is located in College Point, within Queens county, New York. Primary access to the College Point Property is provided by the Whitestone Expressway and the Cross Island Parkway. Transportation is generally provided via automobile and public transportation. John F. Kennedy International Airport (“JFK”) is located on Jamaica Bay in the southeastern section of Queens County, New York City. JFK is located approximately 15 miles by highway from midtown Manhattan. JFK contributes approximately $31.5 billion in economic activity to the New York and New Jersey region. Newark Liberty International Airport opened in 1948 and contributes approximately $20.2 billion in economic activity to the metropolitan area. LaGuardia Airport is located in Queens on Flushing Bay, approximately eight miles from Midtown Manhattan. Comparing the industry sectors for the local market area (1-mile radius) to New York County indicates the local market area is somewhat more heavily weighted toward the Finance/Insurance/Real Estate, Information, Manufacturing, Wholesale Trade, and Agriculture/Mining sectors. Mirroring a national trend, venture capital flows increased in 2020 and existing technology companies are expanding their workforce in the New York City metropolitan area. Facebook has leased all of the office space in the former post office across from Penn Station, while Google is expanding in the Meatpacking District and Hudson Square.

According to the appraisal, the 2020 population within a 0.5-, 1.0- and 1.5-mile radius of the College Point Property was 5,344, 46,233 and 97,217, respectively. The 2020 average household income within the same radii was $94,094, $89,127 and $87,357, respectively.

A-3-99

College Point

The following table presents certain information relating to the primary competition for the College Point Property:

Competitive Set(1)

	College Point	Whitestone Plaza	Whitestone Shopping Center	The Bay Terrace at Bayside	Douglaston Plaza	Shopping Center
Distance from Subject	NAP	2.1 miles	0.5 miles	4.2 miles	7.1 miles	1.8 miles
Property Type	Anchored	Anchored	Anchored	Anchored	Anchored	Anchored
Year Built	1998	1930 / 1990	1920 / 1990	1958 / 1998	1964	1955 / 1989
Total GLA	331,130(2)	62,000	61,228	184,806	281,423	220,000
Total Occupancy	100.0%(2)	100%	100%	100%	100%	100%
Anchors & Jr. Anchors	BJ’s, Target	Northshore Farms	Dollar Tree	Stop & Shop	Fairway Market	Key Food, Rite Aid

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated as of June 4, 2021.

The following table presents certain information relating to the appraisal’s market rent conclusions for the College Point Property:

Market Rent Summary
	Market Rent (per SF)	Lease Term (Yrs)	Rental Increase Projection
Anchors	$35.00	15	3% per year
Jr. Anchors	$40.00	10	3% per year
Outparcels	$75.00	10	3% per year

■	The Borrower. The borrower is CP Property Owner LLC, a Delaware limited liability company structured to be bankruptcy-remote with one independent director.

■	The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is The Related Companies, L.P. ( “Related”). Related is an American privately owned real estate firm in New York City, with offices and major developments in Boston, Chicago, Los Angeles, Las Vegas, Miami, San Francisco, Abu Dhabi, London, São Paulo and Shanghai. Related currently has approximately 4,000 employees, is one of the largest owners of affordable housing, and has over $60 billion in real estate assets owned or under development, including mixed-use, residential, retail and office properties in premier high-barrier-to-entry markets.

■	Escrows.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a College Point Trigger Period (as defined below) or an event of default, 1/12 of the reasonably estimated annual real estate taxes.

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis during the continuance of a College Point Trigger Period or an event of default, 1/12 of reasonably estimated insurance premiums.

TI/LC Reserve – The borrower is required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to approximately $17,936, which amount will be reduced to approximately $6,899 upon both Target and BJ’s renewing their respective leases as of the origination date (or upon the reletting of substantially all of the space previously occupied by either Target or BJ’s, or both, pursuant to a lease(s) executed in accordance with the terms of the College Point Whole Loan documents).

A “College Point Trigger Period” means (i) each College Point Significant Tenant Trigger Period (as defined below), and (ii) each period (a) commencing when the debt service coverage ratio (as calculated under the College Point Whole Loan documents), as determined as of the first day of any fiscal quarter, is less than 1.10x, and concluding when the debt service coverage ratio, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 1.10x and (b) commencing upon the borrower’s failure to deliver annual, quarterly or monthly financial reports as and when required under the College Point Whole Loan documents and concluding when such reports are delivered and indicate that no other College Point Trigger Period is continuing.

A-3-100

College Point

A “College Point Significant Tenant Trigger Period” means any period that (i) commences if BJ’s or Target has yet to exercise its currently-existing extension option at the College Point Property by the earlier of (a) December 22, 2022 with respect to BJ’s and October 31, 2022 with respect to Target, and concludes when either (x) BJ’s or Target, as applicable, exercises such extension option or (y) the space currently demised to BJ’s or Target has been relet to tenants in occupancy under lender-approved replacement leases and the debt service coverage ratio exceeds 1.10x, and all associated leasing costs have been paid or reserved with the lender or (ii) commences upon the filing of a bankruptcy or similar insolvency proceeding of either BJ’s or Target, and concludes on the earliest to occur of (x) the date that the applicable bankruptcy or similar insolvency proceeding has been dismissed in accordance with the requirements of the applicable lease, (y) the date that the applicable bankruptcy or similar insolvency proceeding has been terminated and the applicable lease has been affirmed, assumed or assigned or (z) the date on which the space currently demised to BJ’s or Target has been relet to tenants in occupancy under lender-approved replacement leases such that the debt service coverage ratio exceeds 1.10x, and all associated costs have been paid or reserved with the lender.

■	Lockbox and Cash Management. The College Point Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause (or with respect to any property manager that is not an affiliate of the borrower, use commercially reasonable efforts to cause) all cash revenues relating to the College Point Property and all other money received by the borrower or the property manager with respect to the College Point Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account by the end of the first business day following receipt. On each business day during the continuance of a College Point Trigger Period or event of default under the College Point Whole Loan documents, all amounts in the lockbox are required to be remitted to the cash management account. At the end of each business day that no College Point Trigger Period or an event of default under the College Point Whole Loan is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a College Point Trigger Period (or, at the lender’s discretion, during an event of default under the College Point Whole Loan), all funds on deposit in the cash management account after payment of debt service on the College Point Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the College Point Whole Loan.

■	Property Management. The College Point Property is currently managed by CP Whitestone Property Manager LLC.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Ground Leases. None.

■	Terrorism Insurance. The borrower is required to obtain and maintain terrorism insurance in an amount equal to the full replacement cost of the College Point Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a subsequent statute is no longer in effect, then the borrower requirement will be capped at insurance premiums equal to two times the amount of the insurance premiums payable in respect of the College Point Property and rental loss/business interruption insurance required under the related College Point Whole Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-101

Independence lofts

A-3-102

Independence lofts

MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS
Independence Lofts
525 North 11th Street
Philadelphia, PA 19123
Medical College Of Pennsylvania
Susquehanna International Group HQ
Bala Cynwyd Shopping Center
Bala Cynwyd
Bala Golf Club
Mt Vernon Cemetery
Fairmont Park
Temple University Hospital
St Christopher's Hospital For Children
SEPTA
Temple University-Episcopal Hospital
Temple University
NORTH PHILADELPHIA
Girard College
FISHTOWN
Cathedral Cemetery
NORTHERN LIBERTIES
Penn Presbyterian Medical Center
UNIVERSITY CITY
Drexel University
University Of Pennsylvania
OLD CITY
Camden
CENTER CITY
RITTENHOUSE SQUARE
Children's Hospital Of Philadelphia
Pennsylvania Hospital
INDEPENDENCE MALL
Campbell's Field
Rutgers University-Camden
LANNING SQUARE
Cooper University Hospital
Philadelphia
S BROAD ST
N BROAD ST
SOUTH PHILADELPHIA
WHITMAN
Delaware River
Boyertown
Quakertown
Harleysville
Doylestown
Woodside
Trenton
Blue Bell
Levittown
Willow Grove
King of Prussia
PA
Bristol
Wayne
Malvern
West Chester
Philadelphia
Mt. Holly
Cherry Hill
Medford
Chester
Voorhees
NJ
DE
Wilmington
Mantua
Berlin
Gloucester Township
Glassboro
Pilesgrove
DEL

A-3-103

Independence lofts

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Philadelphia, Pennsylvania	Cut-off Date Principal Balance	$29,000,000
Property Type	Multifamily	Cut-off Date Principal Balance per unit	$305,263.16
Size (Units)	95	Percentage of Initial Pool Balance	2.6%
Total Occupancy as of 5/31/2021(1)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 5/31/2021(1)	100.0%	Type of Security	Fee
Year Built / Latest Renovation	1920 / 2019	Mortgage Rate	3.56000%
Appraised Value	$47,450,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Period (Months)	NAP

Underwritten Revenues	$2,960,009
Underwritten Expenses	$613,647	Escrows(2)
Underwritten Net Operating Income (NOI)	$2,346,362	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,314,329	Taxes	$33,722	$4,817
Cut-off Date LTV Ratio	61.1%	Insurance	$33,510	$6,702
Maturity Date LTV Ratio	47.8%	Replacement Reserves	$0	$2,072
DSCR Based on Underwritten NOI / NCF	1.49x / 1.47x	TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF	8.1% / 8.0%	Other(3)	$502,200	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$29,000,000	100.0%	Loan Payoff	$26,698,954	92.1%
Sponsor Cash Out	1,420,995	4.9
Upfront Reserves	569,432	2.0
Closing Costs	310,620	1.1
Total Sources	$29,000,000	100.0%	Total Uses	$29,000,000	100.0%

(1)	The residential portion of the Independence Lofts Property (defined below) is 100% occupied and the commercial portion has 1,660 SF of vacant space, resulting in an overall occupancy of approximately 98.2%.

(2)	See “—Escrows” below.

(3)	Other upfront reserve represents a debt service reserve ($500,000) and a reserve for environmental remediation ($2,200) at the Independence Lofts Property.

■	The Mortgage Loan. The Independence Lofts mortgage loan (the “Independence Lofts Loan”) is a fixed rate loan secured by a first mortgage encumbering the borrower’s fee interest in a multifamily property with 7,880 SF of commercial space located in Philadelphia, Pennsylvania (the “Independence Lofts Property”). The Independence Lofts Loan is evidenced by a promissory note with an original principal balance and outstanding principal balance as of the Cut-off Date of $29,000,000, representing approximately 2.6% of the Initial Pool Balance.

The Independence Lofts Loan was originated by Goldman Sachs Bank USA on August 18, 2021. The Independence Lofts Loan has an interest rate of 3.56000% per annum. The borrower sponsor utilized the proceeds of the Independence Lofts Loan to refinance existing debt on the Independence Lofts Property, pay origination costs, fund upfront reserves and return borrower sponsor equity.

The Independence Lofts Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Independence Lofts Loan requires payments of principal and interest sufficient to amortize the Independence Lofts Loan over a 30-year amortization period. The scheduled maturity date of the Independence Lofts Loan is September 6, 2031. The Independence Lofts Loan may be voluntarily prepaid in whole (but not in part) beginning June 6, 2031 without payment of any prepayment premium. In addition, provided that no event of default is continuing, the Independence Lofts Loan may be defeased in whole (or in part) at any time beginning on the due date following the second anniversary of the Closing Date.

■	The Mortgaged Property. The Independence Lofts Property is 100.0% occupied as of May 31, 2021 and consists of 91,092 rentable square feet (“SF”), which includes 83,212 SF of residential and 7,880 SF of commercial space. The Independence Lofts Property consists of one, nine-story building that was constructed in 1920 and renovated in 2019. The Independence Lofts Property’s 95 residential units range from one to three-bedroom apartments. Amenities include a fitness center, dog park, in-unit laundry and a 92-space parking garage. The largest commercial tenant, Eat It Up LLC by Carlos Collazo & Neil E. Campbell (2,800 SF, 35.5% of commercial NRA), is a craft beer bar and an eatery with a lease expiration date of December 31, 2029. Other commercial tenants include SoSuite Inc. (1,030 SF, 13.1% of commercial NRA), Redevelopment Consultant LLC (1,130 SF, 14.3% of commercial NRA) and AWACS INC. / AT&T (480 SF, 6.1% of commercial NRA).

A-3-104

Independence lofts

The Independence Lofts Property benefits from a 10-year tax abatement from the City of Philadelphia, with approximately 8.5 years remaining (expiring December 31, 2029). The tax abatement will keep property taxes steady through the term of the abatement. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties” in the Preliminary Prospectus.

The Independence Lofts Property includes 17, one-bedroom units averaging 687 SF, 75, two-bedroom units averaging 903 SF and three, three-bedroom units averaging 1,260 SF.

COVID-19 Update. As of September 6, 2021, the Independence Lofts Loan is not subject to any forbearance, modification, or debt service relief request. As of September 6, 2021, the borrower has reported that 100.0% of the expected July and August 2021 rent payments were received. The September debt service payment was made.

The following table presents certain information relating to the multifamily units and rents at the Independence Lofts Property:

Multifamily Unit Mix(1)

Floor Plan	Total # of Units	Occupancy	Average SF per Unit(2)	% of Unit Mix(2)	Average In-Place Rent per Unit(2)
1BR/1BA	10	100.0%	737	8.7%	$1,976
1BR/1.5BA	7	100.0	720	7.6	1,797
2BR/1BA	19	100.0	874	20.7	2,407
2BR/2BA	49	100.0	888	52.2	2,333
2BR/2.5BA	7	100.0	1,117	7.6	2,514
3BR/2BA	3	100.0	1,260	3.3	3,030
Total / Wtd. Avg.	95	100.0%	889	100.0%	$2,313

(1)	Based on the underwritten rent roll dated May 31, 2021.

(2)	Average SF per Unit, % of Unit Mix and Average In-Place Rent per Unit are only based on the 92 units included residential rent roll.

The following table presents certain information relating to historical occupancy at the Independence Lofts Property:

Historical Leased %(1)

2018	2019	2020	As of 5/31/2021(2)
NAP	NAP	96.7%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless otherwise specified.

(2)	Based on the underwritten rent roll dated May 31, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Independence Lofts Property:

Cash Flow Analysis(1)

	2020	TTM 4/30/2021	Underwritten(2)	Underwritten $ per Unit(2)
Potential Rental Revenue	$2,430,000	$2,520,000	$2,652,952	$27,926
Vacancy Loss	(561,115)	(303,239)	(132,648)	(1,396)
Credit Loss	(9,795)	(21,772)	(21,772)	(229)
Concessions	(123,507)	(157,783)	(77,378)	(815)
Effective Rental Revenue - Apts	$1,735,583	$2,037,206	$2,421,155	$25,486
Other Revenue(3)	237,450	259,150	251,040	2,643
Miscellaneous Revenue	76,447	0	0	0
Effective Commercial Revenue	311,027	358,160	287,813	3,030
Effective Gross Revenue	$2,360,506	$2,654,517	$2,960,009	$31,158

Total Operating Expenses	$443,776	$495,947	$613,647	$6,459

Net Operating Income	$1,916,730	$2,158,570	$2,346,362	$24,699
Replacement Reserves	0	0	24,866	262
TI/LC Reserves	0	0	7,167	75
Net Cash Flow	$1,916,730	$2,158,570	$2,314,329	$24,361

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on underwritten rent roll dated May 31, 2021.

(3)	Other revenue includes parking income and storage income.

A-3-105

Independence lofts

■	Appraisal. According to the appraisal, the Independence Lofts Property had an “as-is” appraised value of $47,450,000 as of April 29, 2021.

Location	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Philadelphia, Pennsylvania	Direct Capitalization Approach	$47,450,000	N/A	5.25%

■	Environmental Matters. Based on a Phase I environmental report dated May 12, 2021, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Independence Lofts Property other than (i) the installation of secondary containment for an above ground storage tank as a preventative measure, (ii) the implementation of an asbestos operations and maintenance program and (iii) the implementation of a lead-based paint operations and maintenance program. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

■	Market Overview and Competition. The Independence Lofts Property is located in the City of Philadelphia market. According to a market research report, as of the first quarter of 2021, the City of Philadelphia multifamily market had an inventory of 129,704 units with an occupancy rate of 92.6% and an average rental rate of $1,459 per unit. The market experienced a positive net absorption of 405 units over the previous four quarters.

The Independence Lofts Property is situated in the Callowhill submarket. According to a market research report, as of the first quarter of 2021, the Callowhill multifamily submarket had an inventory of 2,357 units with an occupancy rate of 90.6% and an average rental rate of $1,423 per unit. The market experienced a positive net absorption of 20 units over the previous four quarters.

The following table presents certain information relating to the primary competition for the Independence Lofts Property:

Comparable Multifamily Properties(1)

	Independence Lofts Property(2)	Goldtex	Mural Lofts	Tower Place	Hanover North Broad	600 on Broad	Packard Motor Car Building
Occupancy	100%	94%	93%	96%	91%	92%	90%
Year Built / Renovated	1920 / 2019	1908 / 2014	1926 / 2016	1958 / 2013	2017 / NAP	1915 / 2011	1911 / 1980
Number of units	95	163	59	204	339	100	151
Unit size (Sq. ft.):
1-BR	729	850	732	764	753	819	706
2-BR	906	1,100	NAV	1,038	1,118	1,089	1,224
3-BR	1,260	1,900	1,627	NAV	1,471	NAV	NAV
Rent per month:
1-BR	$1,893	$2,117	$1,350	$1,681	$1,728	$1,438	$1,577
2-BR	$2,369	$2,585	$1,870	$2,123	$2,291	$2,127	$2,288
3-BR	$3,030	$5,245	$3,000	NAV	$3,282	NAV	NAV

(1)	Source: Appraisal.

(2)	Based on underwritten rent roll dated May 31, 2021 (except for Year Built / Renovated for the Independence Lofts Property).

■	The Borrower. The borrower is PA Ridge Associates, a Pennsylvania limited partnership. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Independence Lofts Loan. The non-recourse carveout guarantor under the Independence Lofts Loan is John Wei.

The borrower sponsor is John Wei. John Wei has over 15 years of industry experience and successfully operates a development and construction company serving corporate and private investors and clients. In addition to multifamily properties, Mr. Wei and his company have designed and developed student housing complexes, office and industrial properties and other mixed use projects.

A-3-106

Independence lofts

■	Escrows. At loan origination, the borrower deposited (i) $33,722 into a tax reserve, (ii) $33,510 into an insurance reserve, (iii) $2,200 into an environmental remediation reserve in an amount equal to 110% of the cost to install secondary containment of an above-ground storage tank and (iv) $500,000 into a debt service reserve account at the request of the investor member to cover debt service shortfalls and satisfy payment obligations following the exercise of the put option in favor of the investor member and associated with its membership interest in the master tenant.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the reasonably estimated annual real estate taxes.

Insurance Reserve - The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of reasonably estimated insurance premiums unless the borrower maintains a blanket policy in accordance with the Independence Lofts Loan documents. At loan origination, an acceptable blanket policy was not in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to $2,072.17 for capital expenditures.

TI/LC Reserve - The borrower is required to deposit into a TI/LC reserve during the continuance of an Independence Lofts Trigger Period (as defined below), an amount equal to $1,166.25 for tenant improvements and leasing commissions.

An “Independence Lofts Trigger Period” means each period commencing when (i) the debt yield (as calculated under the Independence Lofts Loan documents), determined as of the first day of any fiscal quarter beginning with the fiscal quarter beginning on October 1, 2021, is less than 6.5%, and ending when the debt yield (as calculated under the loan agreement), determined as of the first day of each of the two consecutive fiscal quarters thereafter is equal to or greater than 6.5%, (ii) if the annual, quarterly or monthly financial reports required under the Independence Lofts Loan documents are not delivered to the lender as and when required (subject to any applicable notice and cure period) and ending when such reports are delivered and they indicate, in fact, that no Independence Lofts Trigger Period is ongoing, or (iii) the borrower fails to timely make the additional deposits of amounts owed to the investor member following the exercise of the related put option associated with the membership interest in the master tenant and ending when confirmation that the collective balance in the investor member payment account and debt service account is equal to the amount necessary to satisfy the obligations to the investor member pursuant to the put option agreement.

■	Lockbox and Cash Management. The Independence Lofts Loan is structured with a soft (residential) / hard (commercial) lockbox and springing cash management. All rents from the Independence Lofts Property are required to be deposited directly to the lockbox account and so long as no Independence Lofts Trigger Period is continuing, funds in the lockbox account will be transferred to the borrower and master tenant’s operating account. During an Independence Lofts Trigger Period, the funds in the lockbox account will be transferred to the lender-controlled cash management account and disbursed according to the Independence Lofts Loan documents. During an Independence Lofts Trigger Period, all excess cash is required to be held by the lender as additional security for the Independence Lofts Loan.

■	Property Management. The Independence Lofts Property is currently managed by Independence Press Building Management Company, LLC, pursuant to a management agreement. Under the Independence Lofts Loan documents, the Independence Lofts Property is required to be managed by Independence Press Building Management Company, LLC or any other management company reasonably approved by the lender and with respect to which a rating agency confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager with a property manager selected by the borrower (or selected by the lender during the continuance of an event of default under the Independence Lofts Loan or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s reasonable approval (i) during the continuance of an event of default under the Independence Lofts Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

A-3-107

Independence lofts

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. None.

■	Release of Collateral. Not permitted.

■	Ground Leases. None.

■	Terrorism Insurance. The borrower is required to obtain and maintain terrorism insurance in an amount equal to the full replacement cost of the Independence Lofts Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premiums payable in respect of the Independence Lofts Property and rental loss/business interruption insurance required under the Independence Lofts Loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-108

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-109

MCCULLOUGH COMMONS

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		CREFI
Location (City/State)	Charlotte, North Carolina		Cut-off Date Balance		$28,500,000
Property Type	Retail		Cut-off Date Balance per SF		$140.94
Size (SF)	202,216		Percentage of Initial Pool Balance		2.5%
Total Occupancy as of 7/1/2021	89.1%		Number of Related Mortgage Loans		None
Owned Occupancy as of 7/1/2021	89.1%		Type of Security		Fee
Year Built / Latest Renovation	2000, 2004 / 2019-2020		Mortgage Rate		3.63000%
Appraised Value	$57,000,000		Original Term to Maturity (Months)		60
			Original Amortization Term (Months)		360
			Original Interest Only Period (Months)		24
			Borrower Sponsor		David M. Ferris

Underwritten Revenues	$4,672,074
Underwritten Expenses	$1,275,406		Escrows
Underwritten Net Operating Income (NOI)	$3,396,668			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,071,566		Taxes	$432,199	$39,291
Cut-off Date LTV Ratio	50.0%		Insurance	$0	Springing
Maturity Date LTV Ratio	47.2%		Replacement Reserve	$250,000	$5,291
DSCR Based on Underwritten NOI / NCF	2.18x / 1.97x		TI/LC(1)	$0	$20,214
Debt Yield Based on Underwritten NOI / NCF	11.9% / 10.8%		Other(2)	$1,013,334	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$28,500,000	100.0%	Loan Payoff	$25,100,099	88.1%
			Reserves	1,695,533	5.9
			Principal Equity Distribution	977,176	3.4
			Closing Costs	727,192	2.6
Total Sources	$28,500,000	100.0%	Total Uses	$28,500,000	100.0%

(1)	The TI/LC reserve is capped at $727,708.

(2)	Other Upfront reserves represent an unfunded obligations reserve ($402,588), a free rent reserve ($46,596), a deferred maintenance reserve ($46,875) and a debt service reserve ($517,275). The debt service reserve will be released on the monthly payment date in March, 2022 provided no event of default or other excess cash flow sweep then exists. Other Monthly reserves consists of an Ashley HomeStore renewal reserve which springs upon the occurrence of the date that is 12 months prior to the expiration of the tenant’s lease unless Ashley Furniture HomeStore has extended or renewed the term of its lease.

■	COVID-19 Update. As of September 6, 2021, the McCullough Commons property (the “McCullough Commons Property”) is open and operational. Nine tenants at the McCullough Commons Property received rent abatements due to the COVID-19 pandemic. All of the tenants are currently paying full unabated rent as of September 6, 2021. July and August 2021 rent collections totaled 100.0%. As of September 6, 2021, the McCullough Commons mortgage loan is not subject to any modifications or forbearance requests. The first payment date of the McCullough Commons mortgage loan is October 6, 2021.

The following table presents certain information relating to the major tenants at the McCullough Commons Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Ashley Furniture HomeStore	NR/NR/NR	45,457	22.5%	$522,756	14.6%	$11.50	2/28/2027	4, 5-year options
IHOP Leasing LLC	NR/NR/NR	5,661	2.8	263,538	7.4	46.55	2/28/2026	2, 5-year options
FedEx Office and Print Svc	NR/Baa2/BBB	6,668	3.3	186,704	5.2	28.00	5/31/2023	1, 7-year option
Iora Health, Inc	NR/NR/NR	6,411	3.2	162,159	4.5	25.29	5/31/2030	2, 5-year options
PNC Bank NA	A/A3/A-	3,928	1.9	137,480	3.8	35.00	2/29/2024	1, 5-year option
Picassos Sports Café Inc	NR/NR/NR	4,917	2.4	122,776	3.4	24.97	3/31/2025	None
AT&T CRE Lease Administration	BBB+/Baa2/BBB	4,434	2.2	121,935	3.4	27.50	12/31/2024	1, 5-year option
SprintCom Inc (T-Mobile) Store	BBB-/NR/BB+	3,198	1.6	116,023	3.2	36.28	10/31/2022	1, 5-year option
Thai House	NR/NR/NR	2,840	1.4	114,024	3.2	40.15	2/8/2026	None
BE2 Corporation d/b/a Harold's Chicken and Ice Bar	NR/NR/NR	11,183	5.5	111,830	3.1	10.00	2/29/2032	2, 5-year options
Ten Largest Owned Tenants		94,697	46.8%	$1,859,225	51.9%	$19.63
Remaining Owned Tenants		85,451	42.3	1,720,433	48.1	20.13
Vacant Spaces (Owned Space)		22,068	10.9	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		202,216	100.0%	$3,579,658	100.0%	$19.87

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Based on the underwritten rent roll dated July 1, 2021.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include contractual rent steps through August 1, 2022.

A-3-110

MCCULLOUGH COMMONS

The following table presents certain information relating to the lease rollover schedule at the McCullough Commons Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent(4)	UW Base Rent $ per SF(4)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	1,467	0.7	0.7%	26,406	0.7	18.00	1
2022	20,443	10.1	10.8%	464,910	13.0	22.74	9
2023	15,158	7.5	18.3%	363,824	10.2	24.00	5
2024	22,062	10.9	29.2%	521,293	14.6	23.63	8
2025	4,917	2.4	31.7%	122,776	3.4	24.97	1
2026	21,532	10.6	42.3%	683,584	19.1	31.75	8
2027	45,457	22.5	64.8%	522,756	14.6	11.50	1
2028	7,277	3.6	68.4%	181,814	5.1	24.98	4
2029	4,725	2.3	70.7%	71,962	2.0	15.23	1
2030	12,077	6.0	76.7%	304,370	8.5	25.20	3
2031	2,502	1.2	77.9%	96,327	2.7	38.50	1
2032 & Thereafter	22,531	11.1	89.1%	219,636	6.1	9.75	2
Vacant	22,068	10.9	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	202,216	100.0%		$3,579,658	100.0%	$19.87	44

(1)	Based on the underwritten rent roll dated July 1, 2021.

(2)	Calculated based on the approximate square footage occupied by each owned tenant.

(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the Lease Expiration Schedule.

(4)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps through August 1, 2022.

The following table presents certain information relating to historical occupancy at the McCullough Commons Property:

Historical Leased %(1)

2018	2019	2020	As of 7/1/2021
74.1%	75.7%	81.7%	89.1%(2)

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated July 1, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the McCullough Commons Property:

Cash Flow Analysis(1)(2)

	2018	2019	2020	TTM 6/30/2021	Underwritten	Underwritten $ per SF
Base Rent	$2,998,481	$3,053,854	$2,913,661	$3,081,343	$3,489,822	$17.26
Contractual Rent Steps(3)	0	0	0	0	89,836	0.44
Vacant Income	0	0	0	0	705,850	3.49
Reimbursements	933,506	1,177,071	1,039,308	1,080,635	1,092,416	5.40
Vacancy & Credit Loss	(276,828)	(377,327)	(157,324)	(11,131)	(705,850)	(3.49)
Other Income	24,317	29,879	23,921	3,325	0	0.00
Effective Gross Income	$3,679,476	$3,883,477	$3,819,566	$4,154,172	$4,672,074	$23.10
Total Operating Expenses	1,225,673	1,403,137	1,224,226	1,265,495	1,275,406	6.31
Net Operating Income	$2,453,803	$2,480,340	$2,595,340	$2,888,677	$3,396,668	$16.80
TI/LC	0	0	0	0	261,609	1.29
Capital Expenditures	0	0	0	0	63,493	0.31
Net Cash Flow	$2,453,803	$2,480,340	$2,595,340	$2,888,677	$3,071,566	$15.19

(1)	Based on underwritten rent roll dated July 1, 2021.

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Contractual Rent Steps include $89,836 underwritten for various tenants through August 1, 2022.

A-3-111

524 COURTLANDT

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Bronx, New York	Cut-off Date Balance	$27,700,000
Property Type	Mixed Use	Cut-off Date Balance per SF	$599.89
Size (SF)	46,175	Percentage of Initial Pool Balance	2.5%
Total Occupancy as of 7/1/2021	97.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 7/1/2021	97.4%	Type of Security	Fee
Year Built / Latest Renovation	1957 / 2020	Mortgage Rate	4.12000%
Appraised Value	$53,100,000	Original Term to Maturity (Months)	60
		Original Amortization Term (Months)	NAP
		Original Interest Only Period (Months)	60
		Borrower Sponsors	Iskandarbek Kadirov, Barukh Khiyayev and Michael Fuzaylov

Underwritten Revenues	$2,882,836
Underwritten Expenses	$531,459	Escrows
Underwritten Net Operating Income (NOI)	$2,351,377		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,249,939	Taxes	$108,046	$27,012
Cut-off Date LTV Ratio	52.2%	Insurance	$11,045	$5,523
Maturity Date LTV Ratio	52.2%	Replacement Reserve	$0	$1,308
DSCR Based on Underwritten NOI / NCF	2.03x / 1.94x	TI/LC(1)	$0	$6,555
Debt Yield Based on Underwritten NOI / NCF	8.5% / 8.1%	Other(2)	$290,207	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$27,700,000	100.0%	Loan Payoff	$18,426,746	66.5%
			Principal Equity Distribution	8,053,000	29.1
			Closing Costs	810,956	2.9
			Reserves	409,299	1.5
Total Sources	$27,700,000	100.0%	Total Uses	$27,700,000	100.0%

(1)	The TI/LC reserve is capped at $235,967.

(2)	Other Upfront reserves represent a gap rent reserve ($26,207) and the Golden Krust reserve ($264,000). Other Monthly reserves consist of the Maximus reserve and the CREO reserve, both of which spring in accordance with the terms outlined in the 524 Courtlandt loan documents. The CREO reserve is subject to a cap equal to 12 CREO reserve monthly deposits.

■	COVID-19 Update. As of September 6, 2021, the 524 Courtlandt property (the “524 Courtlandt Property”) is open and operational for all tenants, except for Golden Krust, which is actively completing its build out. Two tenants at the 524 Courtlandt Property received rent abatements due to the COVID-19 pandemic. Each of the two tenants are currently paying full unabated rent as of July 2021. July and August 2021 rent collections each totaled 100.0%. As of September 6, 2021, the 524 Courtlandt mortgage loan is not subject to any modifications or forbearance requests. The first payment date of the 524 Courtlandt mortgage loan is October 6, 2021.

The following table presents certain information relating to the major tenants at the 524 Courtlandt Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA (SF)	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
CREO Prep School	NR/NR/NR	24,229	52.5%	$1,360,668	57.7%	$56.16	6/30/2040	2, 5-year options
Maximus Inc(4)	NR/NR/BB+	14,246	30.9	438,421	18.6	30.78	12/31/2025	1, 3-year option
Golden Krust	NR/NR/NR	3,300	7.1	264,000	11.2	80.00	7/31/2031	2, 5-year options
Wingstop	NR/NR/NR	1,600	3.5	155,520	6.6	97.20	9/30/2035	2, 5-year options
Tropilyz	NR/NR/NR	1,600	3.5	140,111	5.9	87.57	4/30/2040	None
Ten Largest Owned Tenants		44,975	97.4%	$2,358,719	100.0%	$52.45
Vacant Spaces (Owned Space)		1,200	2.6	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		46,175	100.0%	$2,358,719	100.0%	$52.45

(1)	Calculated based on the approximate square footage occupied by each owned tenant.

(2)	Based on the underwritten rent roll dated July 1, 2021.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF include contractual rent steps through April 1, 2022.

(4)	Maximus Inc has the right to terminate its lease upon 90 days’ notice that the government entity with which the tenant has contracted for services has terminated the tenant's contract.

A-3-112

524 COURTLANDT

The following table presents certain information relating to the lease rollover schedule at the 524 Courtlandt Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent(4)	UW Base Rent $ per SF(4)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	14,246	30.9	30.9%	438,421	18.6	30.78	1
2026	0	0.0	30.9%	0	0.0	0.00	0
2027	0	0.0	30.9%	0	0.0	0.00	0
2028	0	0.0	30.9%	0	0.0	0.00	0
2029	0	0.0	30.9%	0	0.0	0.00	0
2030	0	0.0	30.9%	0	0.0	0.00	0
2031	3,300	7.1	38.0%	264,000	11.2	80.00	1
2032 & Thereafter	27,429	59.4	97.4%	1,656,298	70.2	60.38	3
Vacant	1,200	2.6	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	46,175	100.0%		$2,358,719	100.0%	$52.45	5

(1)	Based on the underwritten rent roll dated July 1, 2021.

(2)	Calculated based on the approximate square footage occupied by each owned tenant.

(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the Lease Expiration Schedule.

(4)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps through April 1, 2022.

The following table presents certain information relating to historical occupancy at the 524 Courtlandt Property:

Historical Leased %

2018(1)	2019(1)	2020(1)	As of 7/1/2021(2)
NAV	NAV	NAV	97.4%

(1)	Historical leased % is not available because the 524 Courtlandt Property was redeveloped by the borrower sponsors in 2020.

(2)	Based on the underwritten rent roll dated July 1, 2021.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 524 Courtlandt Property:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$1,931,928	$41.84
Contractual Rent Steps(3)	426,792	9.24
Vacant Income	127,812	2.77
Reimbursements	548,034	11.87
Vacancy & Credit Loss	(151,728)	(3.29)
Other Income	0	0.00
Effective Gross Income	$2,882,836	$62.43
Total Operating Expenses	531,459	11.51
Net Operating Income	$2,351,377	$50.92
TI/LC	85,739	1.86
Capital Expenditures	15,700	0.34
Net Cash Flow	$2,249,939	$48.73

(1)	Based on underwritten rent roll dated July 1, 2021.

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Contractual Rent Steps include $426,792 underwritten for various tenants through April 1, 2022.

A-3-113

FALLS OF DEER PARK APARTMENTS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Pasadena, Texas	Cut-off Date Balance	$27,000,000
Property Type	Multifamily	Cut-off Date Balance per SF	$61,224.49
Size (Units)	441	Percentage of Initial Pool Balance	2.4%
Total Occupancy as of 8/24/2021	84.1%	Number of Related Mortgage Loans	None
Owned Occupancy as of 8/24/2021	84.1%	Type of Security	Fee
Year Built / Latest Renovation	1972 / 2018	Mortgage Rate	3.74000%
Appraised Value	$37,600,000	Original Term to Maturity (Months)	120
		Original Amortization Term (Months)	360
		Original Interest Only Period (Months)	NAP
		Borrower Sponsors	Rao J. Polavarapu

Underwritten Revenues	$4,552,218
Underwritten Expenses	$2,345,233	Escrows
Underwritten Net Operating Income (NOI)	$2,206,986		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,096,736	Taxes	$233,939	$29,242
Cut-off Date LTV Ratio	71.8%	Insurance	$61,398	$6,623
Maturity Date LTV Ratio	56.5%	Replacement Reserve	$0	$11,025
DSCR Based on Underwritten NOI / NCF	1.47x / 1.40x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.2% / 7.8%	Other(1)	$477,094	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$27,000,000	100.0%	Loan Payoff	$14,338,228	53.1%
			Principal Equity Distribution	11,343,224	42.0%
			Reserves	772,431	2.9%
			Closing Costs	546,117	2.0%
Total Sources	$27,000,000	100.0%	Total Uses	$27,000,000	100.0%

(1)	Other Reserves consist of a $470,000 litigation settlement reserve (see “Description of the Mortgage Pool—Litigation and Other Considerations”) and a $7,094 deferred maintenance reserve.

COVID-19 Update. As of August 2021, all tenants at the Falls of Deer Park Apartments property are current on rent. As of September 1, 2021, the Falls of Deer Park Apartments mortgage loan is not subject to any modifications or forbearance requests. The first payment date of the Falls of Deer Park Apartments mortgage loan is October 6, 2021.

Multifamily Unit Mix(1)(2)

Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Weighted Average Unit Size (SF)	Weighted Average Rent per Month
1 Bedroom/1 Bath	103	23.4%	91	88.3%	698	$778
2 Bedroom/2 Bath	169	38.3	141	83.4%	1,036	$960
2 Bedroom/1.5 Bath	45	10.2	32	71.1%	1,130	$1,060
3 Bedroom/2 Bath	124	28.1	107	86.3%	1,200	$1,144
Total / Wtd. Avg.	441	100.0%	371	84.1%	1,013	$979

(1)	Based on the underwritten rent roll dated August 24, 2021.

(2)	The Falls of Deer Park Apartments property is subject to a land use restriction agreement (the "Falls of Deer Park LURA"), which expires in May 2033. The Falls of Deer Park LURA requires that a total of 266 units at the Falls of Deer Park Apartments property be made available to low and very low-income families. 146 units are required to be leased to "low income" tenants (defined as having an income at or below 80% of the area median income ("AMI")) and 120 of the units are required to be leased to "very-low income" tenants (defined as having an income at or below 50% of the AMI). Based on the rent roll dated August 24, 2021, the Falls of Deer Park Apartments property is 84.1% occupied, with 226 units occupied with "very low income" tenants, 45 units occupied with "low income" tenants and the remaining occupied units leased to market rate tenants. The Falls of Deer Park LURA also imposes rent restrictions on the units leased to "low income" and "very low income" tenants. Rents for qualifying units (i.e. units which count toward the requirements described above) leased to "low income" families may not exceed the maximum rent as established by the Secretary of Housing and Urban Development ("HUD") or state housing finance agency, and in any event may not be greater than 30% of the adjusted income of a family whose income equals 65% of AMI, with adjustment for the size of family which is assumed to occupy a unit of this type (i.e. a fixed amount is deducted from rent based on the size of the unit). Rents for qualifying units leased to "very low income" families may not exceed the maximum rent as established by HUD or the state housing finance agency, and in any event may not be greater than 30% of the adjusted income of a family whose income equals 50% of AMI, with adjustment for family size as described above. According to the non-profit organization that performs the compliance monitoring for participating developments, and effective as of April 1, 2021, the rent limits for "low income" families were $1,010 for one-bedroom units, $1,137 for two bedroom units, and $1,352 for three bedroom units and the rent limits for "very low income" families were $773 for one-bedroom units, $869 for two bedroom units, and $1,031 for three bedroom units.

A-3-114

FALLS OF DEER PARK APARTMENTS

The following table provides a more detailed breakout of the unit mix:

Market Rate Units					50% AMI Units				80% AMI Units
Units	Units	Monthly Avg. Rent	Annual Rent	Average SF	Units	Monthly Avg. Rent	Annual Rent	Average SF	Units	Monthly Avg. Rent	Annual Rent	Average SF

1 Bedroom/1 Bath Small	30	$768	$212,004	650	28	$762	$256,176	650	6	$791	$56,940	650
1 Bedroom/1 Bath Large	15	$808	$97,008	776	19	$779	$177,504	776	5	$826	$49,548	776
2 Bedroom/2 Bath Small	9	$921	$55,248	1020	20	$952	$228,432	1020	3	$1,018	$36,660	1020
2 Bedroom/2 Bath Large	45	$925	$233,040	1040	76	$970	$884,568	1040	16	$1,031	$197,928	1040
2 Bedroom/1.5 Bath	25	$1,127	$162,277	1130	18	$987	$213,264	1130	2	$870	$20,880	1130
3 Bedroom/2 Bath	46	$1,140	$396,732	1200	65	$1,131	$882,108	1200	13	$1,223	$190,776	1200
Total / Wtd. Avg.	170	$975	$1,156,309	1,003	226	$974	$2,642,052	1,021	45	$1,024	$552,732	1,008

The following table presents certain information relating to historical occupancy at the Falls of Deer Park Apartments property:

Historical Leased %(1)

2018	2019	2020	As of 8/24/2021(2)
83.1%	85.9%	85.9%	84.1%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated August 24, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Falls of Deer Park Apartments property:

Cash Flow Analysis(1)(2)

	2018	2019	2020	TTM 6/30/2021	Underwritten	Underwritten $ per Unit
Base Rent	$3,769,523	$3,883,053	$3,945,979	$4,079,194	$5,227,753	$11,854.32
Vacancy & Credit Loss	0	0	0	0	(1,007,354)	(2,284.25)
Laundry Income	10,180	10,861	10,620	12,819	12,819	29.07
Other Income	54,000	54,000	54,000	299,369	319,000	723.36
Effective Gross Income	$3,833,703	$3,947,914	$4,010,599	$4,391,382	$4,552,218	$10,322.49
Real Estate Taxes	281,220	276,968	448,888	458,151	637,612	1,445.83
Insurance	179,062	205,725	277,645	305,727	358,461	812.84
Management Fee	115,011	118,437	120,318	131,743	136,567	309.67
Other Expenses	1,038,593	1,042,621	975,485	1,000,047	1,212,593	2,749.64
Net Operating Income	$2,219,818	$2,304,163	$2,188,264	$2,495,714	$2,206,986	$5,004.50
Capital Reserve	0	0	0	0	110,250	250.00
Net Cash Flow	$2,219,818	$2,304,163	$2,188,264	$2,495,714	$2,096,736	$4,754.50

(1)	Based on underwritten rent roll dated August 24, 2021.

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

A-3-115

175 EAST 62ND STREET LEASED FEE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	New York, New York	Cut-off Date Principal Balance	$25,000,000
Property Type	Leased Fee	Cut-off Date Principal Balance per SF	$162.45
Size (SF)(1)	153,890	Percentage of Initial Pool Balance	2.2%
Total Occupancy(1)	NAP	Number of Related Mortgage Loans	None
Owned Occupancy(1)	NAP	Type of Security	Fee
Year Built / Latest Renovation	NAP / NAP	Mortgage Rate	2.29500%
Appraised Value(1)	$68,100,000	Original Term to Maturity (Months)	120
		Original Amortization Term (Months)	NAP
		Original Interest Only Period (Months)	120
		Borrower Sponsors	DKD 175 East 62nd, LLC and Downtown Realty Management, L.P.

Underwritten Revenues	$2,809,070
Underwritten Expenses	$0	Escrows
Underwritten Net Operating Income (NOI)	$2,809,070		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,809,070	Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	36.7%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)	36.7%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF	4.83x / 4.83x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	11.2% / 11.2%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$25,000,000	100.0%	Return of Equity	$24,855,691	99.4%
			Closing Costs	144,309	0.6

Total Sources	$25,000,000	100.0%	Total Uses	$25,000,000	100.0%

(1)	The 175 East 62nd Street Leased Fee property is collateralized by the borrower’s fee interest in the ground beneath a co-op building consisting of 67 residential units and 8,450 square feet of ground floor commercial space located in New York, New York. The ground lease between the fee land owner and the borrower (the “Underlying Lease”) expires on November 30, 2099 (inclusive of extensions) and requires payment of ground rent equal to $2,463,544 for the period from December 1, 2020 to November 30, 2021, subject to annual CPI increases thereafter through 11/30/2099. The Underlying Lease contains customary lender protections that are generally required in a leasehold interest financing, including but not limited to, a right to a new lease (termination and bankruptcy), right to cure defaults and no right to undertake amendments without lender's consent.

■	COVID-19 Update. As of September 8, 2021, the 175 East 62nd Street Leased Fee loan is not subject to any forbearance, modification, or debt service relief request. As of September 8, 2021, the borrower has reported that 100.0% of the expected July and August 2021 rent payments were received. The borrower sponsors of the 175 East 62nd Street Leased Fee loan entered into a deferred rent agreement with the co-op on November 25, 2020, pursuant to which $100,000 per month of the ground rent from December 1, 2020 to July 1, 2021 was deferred ($800,000 total). The deferred rent agreement outlines that the co-op will pay the $800,000 of deferred rent back in 12 equal monthly installments of $66,666, commencing on May 1, 2022 through April 1, 2023, plus an additional $85,000 in consideration for the rent deferment.

Ground Lease Terms

175 East 62nd Street Leased Fee
Fully Extended Term	12/1/1960 - 11/30/2099
Base Rent(1)	$2,463,544
Termination Options	NAP
Extension Options	6, 10 year options and 1, 9-year option
Ground Lessor	DKD 175 East 62nd LLC, Gary W Katz 1976 Trust II, Meredith J Katz 1976 Trust II, Wendy S Katz 1976 Trust II
Ground Lessee	62nd Street East, Inc.

(1)	The Base Rent is adjusted annually by CPI.

A-3-116

175 EAST 62ND STREET LEASED FEE

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 175 East 62nd Street Leased Fee property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent(2)	$2,463,544	$16.01
Total Base Rent	$2,463,544	$16.01
Contractual Rent Steps(3)	345,526	2.25
Total Contractual Rent Steps	$345,526	$2.25
Vacancy	0	0.00
Total Revenue	$2,809,070	$18.25
Total Expenses	$0	$0.00
Net Operating Income	$2,809,070	$18.25
Net Cash Flow	$2,809,070	$18.25

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is based on a CPI growth assumption of 1.5% for years 1-9 and a fair market value reset of 6% of approximately $75.7 million, based on a 2.5% growth rate to the land value today of $60.6 million.

(3)	Contractual Rent Steps represent growth rate assumptions per appraisal.

A-3-117

CELEROS HOUSTON

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	CREFI
Location (City/State)	Houston, Texas		Cut-off Date Balance	$23,885,000
Property Type	Industrial		Cut-off Date Balance per SF	$74.82
Size (SF)	319,251		Percentage of Initial Pool Balance	2.1%
Total Occupancy as of 9/6/2021	100.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 9/6/2021	100.0%		Type of Security	Fee
Year Built / Latest Renovation	1968 / 2015		Mortgage Rate	3.65000%
Appraised Value(1)	$37,800,000		Original Term to Maturity (Months)	120
			Original Amortization Term (Months)	360
			Original Interest Only Period (Months)	60
			Borrower Sponsors	AG Net Lease IV Corp., AG Net Lease IV (Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.
Underwritten Revenues	$3,016,287
Underwritten Expenses	$864,192		Escrows
Underwritten Net Operating Income (NOI)	$2,152,095			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,032,998		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	63.2%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)	57.0%		Replacement Reserves	$0	Springing
DSCR Based on Underwritten NOI / NCF	1.64x / 1.55x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.0% / 8.5%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$23,885,000	64.8%	Purchase Price	$36,500,000	99.1%
Principal’s New Cash Contribution	12,949,227	35.2	Closing Costs	334,227	0.9
Total Sources	$36,834,227	100.0%	Total Uses	$36,834,227	100.0%

(1)	Represents the “as complete” appraised value, which assumes certain deferred maintenance items have been cured. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as is” appraised value of $37,200,000 are 64.2% and 57.9%, respectively.

■	COVID-19 Update. As of September 6, 2021, the Celeros Houston property (“Celeros Houston Property”) is open and operational. The tenant did not receive any rent abatements due to the COVID-19 pandemic and continues to pay full unabated rent as of September 6, 2021. July and August 2021 rent collections each totaled 100.0%. As of September 6, 2021, the Celeros Houston mortgage loan is not subject to any modifications or forbearance requests. The first payment date of the Celeros Houston mortgage loan is October 6, 2021.

The following table presents certain information relating to the sole tenant at the Celeros Houston Property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Celeros	NR / NR / NR	319,251	100.0%	$2,310,847	100.0%	$7.24	6/30/2046	4, 5-Year Options
Total Occupied		319,251	100.0%	$2,310,847	100.0%	$7.24
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg.		319,251	100.0%	$2,310,847	100.0%	$7.24

(1)	Based on the underwritten rent roll dated September 6, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include underwritten contractual rent steps of $45,311 effective July 1, 2022.

A-3-118

CELEROS HOUSTON

The following table presents certain information relating to the lease rollover schedule at Celeros Houston Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	$0	0.0	$0.00	0
2022	0	0.0	0.0%	$0	0.0	$0.00	0
2023	0	0.0	0.0%	$0	0.0	$0.00	0
2024	0	0.0	0.0%	$0	0.0	$0.00	0
2025	0	0.0	0.0%	$0	0.0	$0.00	0
2026	0	0.0	0.0%	$0	0.0	$0.00	0
2027	0	0.0	0.0%	$0	0.0	$0.00	0
2028	0	0.0	0.0%	$0	0.0	$0.00	0
2029	0	0.0	0.0%	$0	0.0	$0.00	0
2030	0	0.0	0.0%	$0	0.0	$0.00	0
2031	0	0.0	0.0%	$0	0.0	$0.00	0
2032 & Thereafter	319,251	100.0	100.0%	$2,310,847	100.0	$7.24	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	319,251	100.0%		$2,310,847	100.0%	$7.24	1

(1)	Based on the underwritten rent roll dated September 6, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include underwritten contractual rent steps of $45,311 effective July 1, 2022.

The following table presents certain information relating to historical leasing at the Celeros Houston Property:

Historical Leased %(1)

2017	2018	2019	2020	As of 9/6/2021(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated September 6, 2021.

■  Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Celeros Houston Property:

Cash Flow Analysis

	Underwritten(1)	Underwritten $ per SF
Base Rent	$2,265,536	$7.10
Contractual Rent Steps(2)	45,311	0.14
Reimbursements	864,192	2.71
Vacancy & Credit Loss	(158,752)	(0.50)
Effective Gross Revenue	$3,016,287	$9.45
Total Operating Expenses	864,192	2.71
Net Operating Income	$2,152,095	$6.74
TI/LC	85,432	0.27
Replacement Reserves	33,665	0.11
Net Cash Flow	$2,032,998	$6.37

(1)	Based on the underwritten rent roll dated as of September 6, 2021.

(2)	Represents rent steps commencing on July 1, 2022.

A-3-119

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
GS Mortgage Securities Corporation II 200 West Street New York, NY 10282 Contact: Leah Nivison Phone Number: (212) 902-1000	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	LNR Partners, LLC 1601 Washington Avenue Suite 700 Miami Beach, FL 33139 Contact: www.lnrpartners.com Phone Number: (305) 695-5600	Park Bridge Lender Services LLC 600 Third Avenue, 40th Floor New York, NY 10016 Contact: Surveillance Manager
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Certificates		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Certificates		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Certificates	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy
Directing Holder:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums and Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
ARD Interest	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Default Interest and Late Payment Charges	0.00		Services LLC
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B29	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	10/18/21
		Record Date:	9/30/21
		Determination Date:	10/12/21

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of September 1, 2021 (the “Pooling and Servicing Agreement”), among GS Mortgage Securities Corporation II, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer.
Transaction: Benchmark 2021-B29 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2021-B29
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer as of December 31, 20[__]: [_______]
Directing Holder: [_______]

I.       Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

II.   Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

●	[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

III. List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after a Control Termination Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER A CONTROL TERMINATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex D-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under

 D-1-1

applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) to the knowledge of GSMC, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related MLPA, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan

 D-1-2

title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to this Annex D-1, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

(8)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan

 D-1-3

documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)     Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)     Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(13)     Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

(14)     Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Depositor or its servicer.

(15)     No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve

 D-1-4

accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent

 D-1-5

institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(18)     No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for

 D-1-6

encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)     No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

(20)     REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

(23)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under

 D-1-7

applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)     Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)     Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)     Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that

 D-1-8

are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)     Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)     Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in

 D-1-9

TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth on Annex D-2, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)     Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such

 D-1-10

Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)     Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan documents provide for defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)     Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)     Ground Leases. For purposes of this Annex D-1, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a

 D-1-11

manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)           The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)           The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)           The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)            GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)           The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)           The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)             The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)             Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed

 D-1-12

by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)           In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)             Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)     Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)     Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)     No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex D-1 (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)     Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)     Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that

 D-1-13

is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

(40)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)     Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)     Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the mortgage loan schedule attached to the related MLPA.

(43)     Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex D-2.

 D-1-14

(44)     Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the related Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)     Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in this Annex D-1, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in this Annex D-1.

 D-1-15

[THIS PAGE INTENTIONALLY LEFT BLANK]

 D-1-16

Schedule D-1 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
1	One SoHo Square	$120,000,000

 D-1-17

Schedule D-2 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	One SoHo Square

 D-1-18

Schedule D-3 to Annex D-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

 D-1-19

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-2

EXCEPTIONS TO GOLDMAN SACHS MORTGAGE COMPANY REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	The Domain	(5) Lien; Valid Assignment	The Mortgage Loan documents permit the Mortgagor to enter into a PACE Loan for an amount not to exceed $5,000,000. The Mortgage Loan documents define “Pace Loan” as (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property.
5	The Domain	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
14	175 East 62nd Street Leased Fee	(10) Condition of Property	Neither GSMC nor the originator of the Mortgage Loan inspected or caused to be inspected the related Mortgaged Property. The collateral for the Mortgage Loan is the leased fee interest in the Mortgaged Property (excluding improvements), and a property condition report was not prepared in connection with the origination of the Mortgage Loan.
1	One SoHo Square	(16) Insurance	The threshold above which the lender (or a trustee appointed by it) has the right to hold and disburse insurance proceeds is $45,000,000, which is above 5% of the outstanding principal amount of the related Whole Loan.
5	The Domain	(16) Insurance	The Mortgage Loan documents permit an insurance deductible or self-insured retention of up to $750,000, which may not be considered customary.
14	175 East 62nd Street Leased Fee	(16) Insurance

The Mortgage Loan documents permit the Mortgagor to rely upon insurance provided by the related ground tenant at the Mortgaged Property, for portions of the insurance which would otherwise be required to be maintained by the Mortgagor so as long as the conditions set forth in the Mortgage Loan documents are satisfied.

The related ground lease requires 30 days’ notice of cancellation of insurance to the Mortgagor, but does not require such notice be provided to the lender. In addition, the lender is not recognized as a mortgagee on the property insurance policy maintained by the ground tenant. The Mortgaged Property comprises the Mortgagor’s leased fee interest and no physical improvements are part of the collateral as of origination.

14	175 East 62nd Street Leased Fee	(17) Access; Utilities; Separate Tax Lots	The Mortgaged Property comprises the Mortgagor’s leased fee interest and is included within shared tax parcels with the leasehold improvements located thereon. Until such time as the Mortgaged Property is separately assessed, the Mortgage Loan documents require the Mortgagor to escrow for the payment of taxes attributable to both the leased fee interest (owned by Mortgagor) and the leasehold improvements.
1	One SoHo Square	(26) Recourse Obligations	The liability of the related non-recourse carveout guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then outstanding principal balance of the related Whole Loan. In addition, there is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.

D-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	One Domain	(26) Recourse Obligations

For so long as Simon Property Group, L.P. is the non-recourse carve-out guarantor, the non-recourse carveout guarantor’s liability is subject to a cap of 15% of the original principal balance of the related Whole Loan, plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty.

The non-recourse carveout guarantor will not have liability under the full recourse carveouts for transfers in violation of the Whole Loan documents or breaches of the special purpose entity covenants or any loss carveout in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property, (ii) the Mortgagors’ lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows, (iii) the insolvency of the Mortgagors or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context, (iv) the payment of the Mortgagors’ debts and liabilities as they become due and payable from sources other than the Mortgaged Property, (v) the failure to pay the Whole Loan or other obligation or debts of the Mortgagors, as the result of (i) through (iii) above, or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagors through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

1	One SoHo Square	(29) Acts of Terrorism Exclusion	If the insurance premiums payable with respect to terrorism coverage exceed the Terrorism Premium Cap (as defined below), the lender may, at its option, purchase a standalone terrorism policy, with the Mortgagor paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap (without seeking reimbursement from the Mortgagor). As used herein, “Terrorism Premium Cap” means an amount equal to the greater of (A) the product of the rate of $.10 per $100 times the lesser of (1) the outstanding principal balance of the Mortgage Loan and (2) the sum of one hundred percent (100%) of the full replacement cost and the required amount of rental loss and/or business income interruption insurance and (B) two (2) times the amount of annual insurance premium that is payable at such time for the insurance coverage required pursuant to the Mortgage Loan documents (without giving effect to the cost of terrorism coverage, named storm coverage to the extent the Mortgaged Property is located in Tier 1 or Tier 2 wind zones, or flood and earthquake coverage to the extent the Mortgaged Property is located in high risk zones as respects such perils).
5	The Domain	(29) Acts of Terrorism Exclusion	If TRIPRA or a similar statute is not in effect, the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the premium then currently payable in respect of the property and business interruption/loss of rents insurance required under the Mortgage loan documents (without giving effect to the cost of wind, flood and earthquake components of such insurance at the time terrorism coverage is excluded from any insurance policy) (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
1	One SoHo Square	(30) Due on Sale or Encumbrance	Transfers of up to 75% of the indirect equity interests in the Mortgagor are permitted, so long as the remaining 25% are owned by a Qualified Transferee (as defined in the Mortgage Loan documents).
5	The Domain	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit the pledge of interest by a direct or indirect owner of the related Mortgagor to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.
10	Independence Lofts	(30) Singe-Purpose Entity	The Mortgagor is a recycled Single-Purpose Entity that previously owned a multifamily building within a few blocks of the Mortgaged Property that was transferred to a third party in 2015.

D-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1, 5, 9, 10, 14, 29, 33	One SoHo Square The Domain College Point Independence Lofts 175 East 62nd Street Leased Fee Redwood Waukee 360 George Patterson Boulevard	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.

D-2-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1

CITI REAL ESTATE FUNDING INC. AND GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex E-2 and Annex E-3, respectively, to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex E-1 and the related exceptions set forth in Annex E-2 or Annex E-3, as applicable, exclude the GSMC Mortgage Loans and the JPMCB Mortgage Loans and with respect to each of CREFI and GACC, exclude the other such Mortgage Loan Seller’s Mortgage Loans. In addition, solely for purposes of this Annex E-1 and the related exceptions set forth in Annex E-2 or Annex E-3, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the applicable Mortgage Loan Seller and the related promissory note(s).

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents

 E-1-1

(including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-2 or Annex E-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the related Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or

 E-1-2

actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1 to Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

(8)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

 E-1-3

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)     Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)     Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller

 E-1-4

or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(15)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the

 E-1-5

original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related borrower to maintain, or cause to be maintained, all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)     No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a

 E-1-6

pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)     No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)     REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

 E-1-7

(21)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

(23)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)     Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)     Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related borrower and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan will become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

 E-1-8

(27)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(28)     Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)     Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Rating Requirements) did not, as of the date of origination of

 E-1-9

the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2 or Annex E-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related borrower, (iv) Transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth in Annex E-2 or Annex E-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1 to Annex E-1, or future permitted mezzanine debt in each case as set forth on Schedule E-2 to Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)     Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage

 E-1-10

Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)     Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)     Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(34)     Ground Leases. For purposes of this Annex E-1, a “Ground Lease” will mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)           The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not

 E-1-11

restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)           The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)           The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)           The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)           The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)            The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)           The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)           A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)             The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)             Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the

 E-1-12

payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)           In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)             Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)     No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)     Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)     Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

(40)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a

 E-1-13

reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer or insurers rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)     Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)     Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the issuing entity, except as set forth on Schedule E-3.

(44)     Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Securitization Trust or its

 E-1-14

designee providing notice of the transfer of such note to the related Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) will provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee will apply for, on the issuing entity’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

 E-1-15

Schedule E-1 to Annex E-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

CITI REAL ESTATE FUNDING INC.

None.

 E-1-16

Schedule E-1 to Annex E-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

GERMAN AMERICAN CAPITAL CORPORATION

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
1	One SoHo Square	$120,000,000

 E-1-17

Schedule E-2 to Annex E-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

CITI REAL ESTATE FUNDING INC.

Loan No.	Mortgage Loan
15	Celeros Houston

 E-1-18

Schedule E-2 to Annex E-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

GERMAN AMERICAN CAPITAL CORPORATION

Loan No.	Mortgage Loan
1	One SoHo Square
23	Stockton Plaza
32	Staybridge Suites Bowling Green

 E-1-19

Schedule E-3 to Annex E-1

CROSS-COLLATERALIZED MORTGAGE LOANS

CITI REAL ESTATE FUNDING INC.

None.

 E-1-20

Schedule E-3 to Annex E-1

CROSS-COLLATERALIZED MORTGAGE LOANS

GERMAN AMERICAN CAPITAL CORPORATION

None.

 E-1-21

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2

EXCEPTIONS TO CITI REAL ESTATE FUNDING INC. REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
6	Incommercial Net Lease Portfolio #4	(6) Permitted Liens; Title Insurance

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Cerca Trova Southwest has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of a bona-fide offer from an unaffiliated third party to purchase the Mortgaged Property: (i) the Outback Steakhouse (Tucson, AZ), (ii) Outback Steakhouse (Mesa, AZ). Pursuant to the terms of such tenants’ leases, such rights of first refusal shall not apply to any sale or conveyance of the Mortgaged Property in a foreclosure sale or similar proceeding of a bona fide mortgage or deed of trust or to any conveyance in lieu of foreclosure of such bona fide mortgage or deed of trust

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Walgreen Eastern Co., Inc., has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: (i) Walgreens (Chicopee, MA), and (ii) Walgreens (Potsdam, NY). Walgreen Eastern Co., Inc., has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Walgreen Co., has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: (i) Walgreens (Oakland, MD), and (ii) Walgreens (Siler City, NC). Walgreen Co., has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

15	Celeros Houston	(6) Permitted Liens; Title Insurance	The lease for the sole tenant at the Mortgaged Property, provides such tenant with a right of first offer to purchase the Mortgaged Property upon the landlord’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the sole tenant has subordinated its right of first offer to the security instruments obtained in connection with origination of the Mortgage Loan. Further, pursuant to the terms of the sole tenant’s lease, such right of first offer is inapplicable to any mortgage or other hypothecation of the borrower’s interest in the Mortgaged Property, (ii) any sale of the Mortgaged Property pursuant to a private power of sale under or judicial foreclosure of any mortgage, (iii) any transfer of borrower’s interest in the Mortgaged Property to a lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure.
20	ExchangeRight Net Leased Portfolio #48	(6) Permitted Liens; Title Insurance

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Walgreen Co. has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: (i) the Walgreens – Alexandria Mortgaged Property, (ii) Walgreens – Bridgeview Mortgaged Property and (iii) the Walgreens – Oklahoma City Mortgaged Property. Walgreen Co. has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Under the lease for the sole tenant at the Walgreens - Alton Mortgaged Property, Walgreen Co. has a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property. Pursuant to the terms of the lease, such

E-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

right of first offer is inapplicable in connection with a sale of at least two properties, including the Mortgaged Property, to the same buyer, provided the sale price of the properties (other than the Mortgaged Property) sold to such buyer is at least $250,000. Walgreen Co. has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first offer shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, First Midwest Bank has a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property: (i) First Midwest Bank – Joliet, (ii) First Midwest Bank – DeKalb, (iii) First Midwest Bank – Schaumburg. First Midwest Bank has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first offer shall be expressly inapplicable to any foreclosure of the related mortgage of a deed-in-lieu thereof.

Under the lease for the sole tenant at the Dollar Tree - Grimes Mortgaged Property, Dollar Tree Stores, Inc. has a right of first refusal to purchase the Mortgaged Property upon the borrower’s receipt of a bona fide offer to purchase the Mortgaged Property that the borrower intends to accept. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first refusal shall be subject and subordinate to the rights of the lender under the related mortgaged and any acquisition of title to the Mortgaged Property.

46	NNN Portfolio	(6) Permitted Liens; Title Insurance	The lease for the sole tenant at the Walgreens Mortgaged Property, provides such tenant with a right of first refusal to purchase the Mortgaged Property upon the borrower’s receipt of a bona fide offer to purchase the Mortgaged Property from an unaffiliated third party. Pursuant to a subordination, non-disturbance and attornment agreement, Walgreen Arizona Drug Co. has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof or any other enforcement of the mortgage.
45	Walgreens Maricopa	(6) Permitted Liens; Title Insurance	The lease for the sole tenant at the Mortgaged Property, Walgreen Arizona Drug Co., provides such tenant with a right of first refusal to purchase the Mortgaged Property upon the borrower’s receipt of a bona fide offer to purchase the Mortgaged Property from an unaffiliated third party. Pursuant to a subordination, non-disturbance and attornment agreement, Walgreen Arizona Drug Co. has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof or any other enforcement of the mortgage.
6, 11, 12, 15, 20, 21, 24, 27, 30, 35, 36, 38, 39, 40, 42, 43, 44, 45, 46, 47

InCommercial Net Lease Portfolio #4

McCullough Commons

524 Courtlandt

Celeros Houston

ExchangeRight Net Leased Portfolio #48

Veit Self Storage Portfolio

931-955 Coney Island Avenue

47-01 Queens Boulevard

19th & Northern Marketplace

Peak & Perry Storage Portfolio

Tonnelle Square Two

Arrowhead Center

		(16) Insurance	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

E-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
28 East 38th Street Chenal Woods Apartments 494 Jackson Avenue Bay Oaks Apartments 5807 W 20th St Walgreens Maricopa NNN Portfolio Fayetteville Self Storage
6	Incommercial Net Lease Portfolio #4	(16) Insurance

The Mortgage Loan documents permit the sole tenant at the Walgreens (Chicopee, MA) and Walgreens (Potsdam, NY) Mortgaged Properties, Walgreen Eastern Co., and the sole tenant at the Walgreens (Oakland, MD), Walgreens (Siler City, NC) Mortgaged Properties, Walgreen Co., provided such tenant’s lease is in effect, to maintain the property insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the Walgreens Co. lease, (ii) such sole tenant, or Walgreens Boots Alliance, Inc., remains fully liable for the obligations and liabilities under the related lease and maintains a rating from S&P of at least “BBB-”, and (iii) such sole tenant maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under such sole tenant’s lease.

The Mortgage Loan documents further provide that a tenant that leases all or substantially all of a building located on an individual Mortgaged Property, and the improvements thereon suffer a casualty or condemnation, then provided (i) such tenant is not in material default under its lease, (ii) such tenant has not given notice or its intention to terminate such lease as a result of such casualty or condemnation, (iii) such tenant remains liable for the obligations under such lease (without reduction or abatement unless covered by business interruption/rent loss insurance) notwithstanding such casualty or condemnation, and (iv) such lease requires restoration of the improvements or entitles such tenant to use or possession of any net insurance or condemnation proceeds, such lease shall govern and control in the event of a conflict between the casualty and condemnation and restoration provisions of the loan agreement regarding the application of net insurance and condemnation proceeds and such lease, although the loan agreement provides that, with respect to any casualty or condemnation in excess of 5% of the allocated loan amount for the applicable individual property, the lender shall have the right to hold and disburse such proceeds to tenant as the repair or restoration under such lease progresses, although if the conditions to disbursement or use of net insurance or condemnation proceeds that are not condition in the applicable lease, the provisions of the lease will govern with respect to the disbursement or use thereof.

46	NNN Portfolio	(16) Insurance	The Mortgage Loan documents permit the sole tenant at the Walgreens Mortgaged Property, provided such tenant’s lease is in effect, to maintain the property insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, (ii) such sole tenant or Walgreen Co. remains fully liable for the obligations and liabilities under the related lease and maintains a rating from S&P of at least “BBB-”, and (iii) such sole tenant maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under such sole tenant’s lease.

E-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
45	Walgreens Maricopa	(16) Insurance	The Mortgage Loan documents permit the sole tenant, Walgreen Arizona Drug Co., provided such tenant’s lease is in effect, to maintain the property insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, (ii) Walgreen Arizona Drug Co. remains fully liable for the obligations and liabilities under the related lease and maintains a rating from S&P of at least “BBB”, (iii) Walgreen Arizona Drug Co. maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the Walgreen Arizona Drug Co.’s lease, and (iv) Walgreen Arizona Drug Co. is required under the related lease to name the lender and borrower as additional insured under the commercial general liability insurance policies or self-insurance required under the lease (inclusive of any required umbrella/excess liability).
6	Incommercial Net Lease Portfolio #4	(24) Local Law Compliance	The Pick N’ Save (Columbus, WI) Mortgaged Property is legal non-conforming as to use. In the event of a casualty as to 50% or more of its assessed value, the Mortgaged Property may not be rebuilt as to its current use.
36	Tonnelle Square Two	(24) Local Law Compliance	The jurisdiction in which the Mortgaged Property is located requires a certificate of occupancy to be issued for each tenant space, and at the time of origination of the Mortgage Loan the jurisdiction had no record of certificates of occupancy issued for seven of the tenant spaces. The borrower is required to use commercially reasonable efforts to clear, cure, or cause to be cured any zoning violation as disclosed or identified in the zoning report, within 60 days of origination of the Mortgage Loan. A $250,000 reserve was established with the lender at closing, to be released when the certificates of occupancy are obtained and the lender receives an updated zoning report.
36	Tonnelle Square Two	(25) Licenses and Permits	See exception to Representation and Warranty No. 24, above.
45	Walgreens Maricopa	(24) Local Law Compliance	The borrower did not deliver a final zoning report at origination of the Mortgage Loan. The borrower is required to deliver a final zoning report by September 26, 2021.
6, 11, 12, 15, 20, 21, 24, 27, 30, 35, 36, 38, 39, 40, 42, 43, 44, 45, 46, 47

InCommercial Net Lease Portfolio #4

McCullough Commons

524 Courtlandt

Celeros Houston

ExchangeRight Net Leased Portfolio #48

Veit Self Storage Portfolio

931-955 Coney Island Avenue

47-01 Queens Boulevard

19th & Northern Marketplace

Peak & Perry Storage Portfolio

Tonnelle Square Two

Arrowhead Center

28 East 38th Street

Chenal Woods Apartments

494 Jackson Avenue

		(26) Recourse Obligations	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.

E-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Bay Oaks Apartments 5807 W 20th St Walgreens Maricopa NNN Portfolio Fayetteville Self Storage
38	Arrowhead Center	(26) Recourse Obligations	Recourse for intentional material waste is limited to the removal or disposal of any portion of the Mortgaged Property by any borrower party during the continuation of an event of default, other than in the ordinary course of owning and operating the Mortgaged Property with respect to the portion of the Mortgaged Property that is either being replaced or that is no longer necessary in connection with the operation of the Mortgaged Property; provided that such removal or disposal will not (A) have a material adverse effect, (B) adversely impair the utility or operation of the Mortgaged Property in any material respect, or (C) result in a reduction or abatement of, or right of offset against, the rents under any lease in respect of the Mortgaged Property.
40, 43	Chenal Woods Apartments Bay Oaks Apartments	(26) Recourse Obligations	Recourse for intentional material waste is limited to material physical waste to the Mortgaged Property caused by the intentional acts or intentional omissions of any borrower party resulting in harm of a physical nature to the Mortgaged Property that reduces the value of the Mortgaged Property or the removal or disposal of any portion of the Mortgaged Property by a borrower party at any time an event of default exists.
24	931-955 Coney Island Avenue	(31) Single-Purpose Entity	The related Mortgage Loan documents permit the borrower to incur a secured loan pursuant to the Economic Injury Disaster Loans (“EDIL”) program administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, and the borrower obtained a loan in the amount of approximately $150,000 under the EDIL program on June 10, 2020. The Mortgage Loan documents require that the borrower pay off the EDIL loan and terminate the related UCC within 60 days after origination of the Mortgage Loan, provided that lender may extend such period for an additional 60 day in the event that borrower delivers evidence reasonably acceptable to lender which confirms that borrower is diligently pursuing the termination of the UCC.
21, 35	Veit Self Storage Portfolio Peak & Perry Storage Portfolio	(39) Organization of Borrower	The related mortgagors are affiliated.
40, 43	Chenal Woods Apartments Bay Oaks Apartments	(39) Organization of Borrower	The related mortgagors are affiliated.
45	Walgreens Maricopa	(39) Organization of Borrower	The related mortgagors are affiliated.

E-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
6	Incommercial Net Lease Portfolio #4	(40) Environmental Conditions	The related ESA identifies as a REC for the BMO Harris (Watertown, WI) Mortgaged Property an open petroleum release reported for the BMO Harris (Watertown, WI) Mortgaged Property in 2019 and presumed to be associated with the BMO Harris (Watertown, WI) Mortgaged Property’s historic use a gasoline filling station. The ESA consultant noted that no information was available regarding any gasoline tank removal activities at the Mortgaged Property, and the consultant was unable to obtain additional information regarding the open petroleum release, such as the media impacted or whether any investigation was performed and whether any investigative data was obtained. Ultimately, the ESA consultant recommended consultation with the Wisconsin Department of Natural Resources (“WDNR”) to determine the appropriate response actions necessary to achieve regulatory closure for the open release on the Mortgaged Property. The Mortgage Loan documents require that the borrower, at its sole cost and expense, consult with the WDNR and obtain closure of the open release in accordance with applicable environmental laws within six (6) months of the origination of the 6

E-2-6

ANNEX E-3

EXCEPTIONS TO GERMAN AMERICAN CAPITAL CORPORATION REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
41	1822 Sunset Boulevard	(10) Condition of Property	The originator of the Mortgage Loan inspected or caused to be inspected the Mortgaged Property more than 12 months prior to the Cut-off Date. An engineering report or property condition assessment was prepared in connection with the origination of the Mortgage Loan more than 12 month prior to the Cut-off Date.
1	One SoHo Square	(16) Insurance	The threshold above which the lender (or a trustee appointed by it) has the right to hold and disburse insurance proceeds is $45,000,000, which is above 5% of the outstanding principal amount of the related Whole Loan.
8	Novonix	(17) Access; Utilities; Separate Tax Lots	The Mortgaged Property receives services with respect to certain electric, fire water, sewer (sanitary and storm) and internet utility facilities located underneath certain neighboring private property for which there are no recorded written easements (the “Affected Underground Utilities”). The borrower has represented that, to its knowledge, (i) no person has objected to the location and/or use of the Affected Underground Utilities, (ii) the Affected Underground Utilities have been in service (x) with respect to fire water service, for more than 60 years, (y) with respect to electricity service, for more than 10 years, and (z) with respect to sewer service pipelines, more than 100 years, and (iii) if the Affected Underground Utilities were curtailed and/or no longer accessible and/or otherwise available (such event, an “Affected Utility Impairment”), then (A) alternative access to the relevant public utilities necessary or convenient to the full use and enjoyment of the Mortgaged Property for the borrower’s and/or any tenant’s intended uses would be available via one or more public rights-of-way abutting the Mortgaged Property or pass through private property and be subject to a valid irrevocable easement to which the Mortgaged Property has uninhibited access rights and (B) the borrower estimates that implementing such alternative access would reasonably be anticipated to cost approximately $2,000,000 and would not reasonably be anticipated to take longer than six months.
23	Stockton Plaza	(24) Local Law Compliance	The uses of portions of the Mortgaged Property for check-cashing and tobacco retailing are legal nonconforming uses.
1	One SoHo Square	(26) Recourse Obligations	The liability of the related non-recourse carveout guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then outstanding principal balance of the related Whole Loan. In addition, there is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.
1, 3, 4, 8, 13, 23, 25, 31, 32, 37, 41	One SoHo Square Watermark Tempe 2 Washington Novonix Falls of Deer Park Apartments Stockton Plaza Centro Plaza 800 Corporate Drive	(26) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.

E-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Staybridge Suites Bowling Green Westlake Village Court Office 1822 Sunset Boulevard
1	One SoHo Square	(29) Acts of Terrorism Exclusion	If the insurance premiums payable with respect to terrorism coverage exceed the Terrorism Premium Cap (as defined below), the lender may, at its option, purchase a standalone terrorism policy, with the borrower paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap (without seeking reimbursement from the Mortgagor). As used herein, “Terrorism Premium Cap” means an amount equal to the greater of (A) the product of the rate of $.10 per $100 times the lesser of (1) the outstanding principal balance of the Mortgage Loan and (2) the sum of one hundred percent (100%) of the full replacement cost and the required amount of rental loss and/or business income interruption insurance and (B) two (2) times the amount of annual insurance premium that is payable at such time for the insurance coverage required pursuant to the Mortgage Loan documents (without giving effect to the cost of terrorism coverage, named storm coverage to the extent the Mortgaged Property is located in Tier 1 or Tier 2 wind zones, or flood and earthquake coverage to the extent the Mortgaged Property is located in high risk zones as respects such perils).
1, 3, 4, 8, 13, 23, 25, 31, 32, 37, 41

One SoHo Square

Watermark Tempe

2 Washington

Novonix

Falls of Deer Park Apartments

Stockton Plaza

Centro Plaza

800 Corporate Drive

Staybridge Suites Bowling Green

Westlake Village Court Office

1822 Sunset Boulevard

		(29) Acts of Terrorism Exclusion	All exceptions to Representation No. 16 are also exceptions to this Representation No. 29.
1	One SoHo Square	(30) Due on Sale or Encumbrance	Transfers of up to 75% of the indirect equity interests in the borrower are permitted, so long as the remaining 25% are owned by a Qualified Transferee (as defined in the Mortgage Loan documents).
3	Watermark Tempe	(31) Single-Purpose Entity	The borrower is a recycled Single-Purpose Entity that previously owned certain property adjacent to the Mortgaged Property that was transferred to an affiliate of the borrower prior to origination.
41	1822 Sunset Boulevard	(32) Defeasance	A REMIC declaration was made on February 18, 2021 with respect to the related Mortgage Loan, forming a separate REMIC to hold the related Mortgage Loan. The related Mortgage Loan may be defeased commencing on February 19, 2023, which will be more than two years from the start-up date of such separate REMIC but will be within two years of the Closing Date.
1, 3, 4, 8, 13, 23, 25, 31, 32, 37, 41	One SoHo Square Watermark Tempe 2 Washington Novonix Falls of Deer Park Apartments	(37) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

E-3-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Stockton Plaza Centro Plaza 800 Corporate Drive Staybridge Suites Bowling Green Westlake Village Court Office 1822 Sunset Boulevard
41	1822 Sunset Boulevard	(40) Environmental Conditions	The Phase I environmental assessment for the related Mortgaged Property identified a recognized environmental condition due to (i) a dry cleaner and (ii) a printing establishment potentially having previously been in occupancy at the Mortgaged Property. The Phase I environmental assessment recommended no further investigation of the Mortgaged Property as of its date, but stated that a subsurface investigation may be warranted in the future should redevelopment or new re-use of the Mortgaged Property be planned.
41	1822 Sunset Boulevard	(41) Appraisal	The appraisal date is more than 12 months prior to the Closing Date.

E-3-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION REPRESENTATIONS AND WARRANTIES

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex F-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or the Mortgage Loan Purchase Agreement.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to any JPMCB Mortgage Loan that is a Serviced Mortgage Loan) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

F-1-1

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) (1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the issuing entity (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the issuing entity (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee (or if identified on the Mortgage Loan Schedule,

F-1-2

leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally

F-1-3

described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the borrower.

(10)     Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)     Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)     Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)     Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation,

F-1-4

water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)     Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)     No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from

F-1-5

Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and

F-1-6

its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related borrower to maintain all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)     No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)     No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)     REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB

F-1-7

Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26; and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)     Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)     Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the borrower.

(26)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law

F-1-8

and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)     Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)     Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the borrower and guarantor (which is a natural person or persons, or an entity distinct from the borrower (but may be affiliated with the borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the borrower; (ii) borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the borrower or (iii) transfers of either the Mortgaged Property or equity interests in borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the borrower and guarantor (which is a natural person or persons, or an entity distinct from the borrower (but may be affiliated with the borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related borrower, guarantor, property manager or their affiliates, employees or agents.

(29)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (34)), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i)

F-1-9

would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)     Financial Reporting and Rent Rolls. Each Mortgage requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one borrower are in the form of an annual combined balance sheet of the borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)     Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the

F-1-10

related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a borrower, (iv) transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex F-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)     Single-Purpose Entity. Each JPMCB Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)     Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of

F-1-11

Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)     Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)     Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

F-1-12

(d)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)        The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)        The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)        Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)        Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

F-1-13

(38)     ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)     Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)     No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)     Bankruptcy. In respect of each JPMCB Mortgage Loan, the related borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)     Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each borrower which identifies all beneficial controlling owners of the borrower (i.e., managing members, general partners or similar controlling person for such borrower) (the “Controlling

F-1-14

Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)     Environmental Conditions. At origination, each borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-13 or its successor), or (iii) need for further investigation.

F-1-15

In the case of each JPMCB Mortgage Loan set forth on Schedule F-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule F-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)     Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)     Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)     Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(47)     Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

F-1-16

(48)     Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related borrower, and no funds have been received from any person other than the related borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

F-1-17

SCHEDULE F-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan
2	HQ @ First

F-1-18

ANNEX F-2

EXCEPTIONS TO JPMORGAN CHASE BANK, NATIONAL ASSOCIATION REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	HQ @ First	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
2	HQ @ First	(7) Lien; Valid Assignment	The Mortgage Loan is not freely assignable. However, the lender may consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mortgage Loan and the Mortgage Loan documents or a pool of assets that include the Mortgage Loan and the Mortgage Loan documents. Otherwise, the lender may sale, transfer, syndicate or participate the Mortgage Loan only to an Eligible Assignee (as defined in the Mortgage Loan documents).
2	HQ @ First	(8) Permitted Liens; Title Insurance	In the event the borrower desires to sell any portion of the Mortgaged Property (such portion, the “Purchase ROFO Space”), the borrower will be required to first offer to sell the Purchase ROFO Space to the sole tenant at the Mortgaged Property (the “Tenant”) by delivering written notice to the Tenant setting forth, among other things, the purchase price the borrower will accept for the Purchase ROFO Space; provided that tenant’s purchase option rights will not apply if the Mortgaged Property is sold to an affiliate of the landlord, or sold in connection with a foreclosure or deed in lieu of foreclosure.
19	The Village Lofts	(8) Permitted Liens; Title Insurance	The master tenant under the master lease in effect with respect to the Mortgaged Property has an option to purchase the loan prior to a foreclosure or negotiations to sell the Mortgage Loan documents following an event of default under the Mortgage Loan to protect the historic tax credit investment. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties” for additional information.
22	Tutor Perini Portfolio	(8) Permitted Liens; Title Insurance	The sole tenant at the Mortgaged Property has a right of first refusal to purchase either leased premises on the material terms and conditions pursuant to which the landlord is willing to sell the premises to a third party. However, pursuant to the subordination, non-disturbance agreement, such right of first refusal will not apply to and will terminate upon an acquisition of title by the lender through foreclosure, deed in lieu thereof or otherwise.
2	HQ @ First	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
26	BlueCross BlueShield Building	(14) Condemnation	At loan origination, the borrower’s predecessor-in-interest was working with the Chicago Department of Transportation (“CDOT”) and the Illinois Department of Transportation (“IDOT”) to create separate platted legal descriptions for two parcels of property which comprise a portion of the Mortgaged Property (the “Release Parcels”). The Release Parcels have de minimis value and have not been included in the lender’s underwriting for the Mortgage Loan. CDOT has required that the Release Parcels be separately platted as a condition to the borrower’s dedicating and conveying them to IDOT for IDOT’s planned traffic improvements adjacent to the Mortgaged Property. The Release Parcels will be dedicated to IDOT following completion of the platting thereof for de minimis consideration. The lender has agreed pursuant to the Mortgage Loan documents to grant (or cause the servicer to grant) a partial release of the Mortgage as to the Release

 F-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Parcels for no consideration following the lender’s receipt of a request for partial release from the borrower and upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, if requested by the lender, the borrower’s delivery of a REMIC opinion.
27	BlueCross BlueShield Building	(15) Actions Concerning Mortgage Loan	The non-recourse carveout guarantor of the Mortgage Loan, Binyamin Beitel (the “Guarantor”), is one of the defendants in a pending lawsuit in which the plaintiff alleges that, pursuant to an operating agreement (the “Operating Agreement”) of 5309 18th Ave. Besyata LLC (“Besyata”), an entity controlled by the defendants, the plaintiff invested $800,000 and is entitled to 49.9% of equity interest in Besyata. The defendants have asserted in their answer that the transaction was actually an $800,000 loan by the plaintiff to Besyata that was structured using the Operating Agreement and other related documents to comply with the Orthodox Jewish religious prohibition on loans with interest between Orthodox Jews and, therefore, is not entitled to such equity interests. The Guarantor has a net worth and liquidity of approximately $74.4 million and $23.0 million, respectively.
28	Summit Orchards	(15) Actions Concerning Mortgage Loan	The non-recourse carveout guarantor, David Dushey (the “Guarantor”), is a defendant in a case filed in January 2020 pending before the New York County Supreme Court, in which the plaintiff alleges that the Guarantor and others guaranteed a 30-year Limited Restrictive Use Agreement, pursuant to which a fellow defendant, D2D Bridgemarket LLC, agreed not to lease out any space at the related property to a supermarket that would compete with the existing nearby supermarkets affiliated with the plaintiff. The plaintiff is seeking approximately $7.8 million plus interest in this litigation. The Guarantor has a net worth and liquidity of approximately $119.7 million and $11.4 million, respectively.
2	HQ @ First	(18) Insurance

The Mortgage Loan documents permit a portion of the earthquake coverage with James River Insurance Company (“James River”), rated “A- XI” by Best’s Insurance Reports, provided that, at renewal of the current policy term on July 30, 2022, the borrower will be required to replace James River with insurance companies meeting the rating requirements set forth in the Mortgage Loan documents.

The threshold at which the lender is required to hold and control casualty or condemnation proceeds is $6,000,000, instead of the customary 5% of the outstanding principal amount of the Mortgage Loan.

18	Paragon Films Sale-Leaseback	(18) Insurance

The Mortgage Loan documents permit deductible of up to $100,000 for property insurance.

The borrower’s obligation to provide the insurance coverages required under the Mortgage Loan documents is suspended so long as the same and to the extent (i) the sole tenant’s lease (the “Paragon Lease”) or a replacement thereof is in full force and effect and (ii) the sole tenant or a replacement tenant has satisfied all insurance requirements under the Paragon Lease or a replacement thereof and required under the Mortgage Loan documents (any such coverage, the “Permitted Tenant Coverage”); provided, however, if the tenant fails to provide the Permitted Tenant Coverage, then the borrower will be required to obtain, at the borrower’s sole cost and expense, all insurance as required under the Mortgage Loan documents with respect to the Mortgaged Property which meets the requirements thereunder. Such insurance must either be (x) “Primary” insurance coverage in the event that the tenant does not provide the applicable insurance coverage required in the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that the tenant does not have sufficient coverage to meet the requirements under the Mortgage Loan documents, in all cases as will be necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions under the Mortgage Loan documents.

 F-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
19	The Village Lofts	(18) Insurance	The Mortgage Loan documents permit the borrower to finance insurance premiums through a third-party financing company under a premium finance agreement; provided, however, (i) the borrower is required to submit to the lender evidence of payment of each and every installment due under the premium finance agreement as each installment becomes due and payable and (ii) any applicable insurance policies are required to be under blanket insurance policies acceptable to the lender, it being agreed that if at any time during the term of the Mortgage Loan the required property or liability policies are no longer on a blanket program acceptable to the lender then all insurance premiums must be paid in full and the borrower will not be permitted to finance the insurance premiums through a premium finance company.
22	Tutor Perini Portfolio	(18) Insurance

The Mortgage Loan documents permit deductible of up to $100,000 for property insurance.

To the extent (i) the lease of the sole tenant, Tutor Perini, at the Mortgaged Property (the “Tutor Perini Lease”) is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the Tutor Perini Lease, (iii) Tutor Perini maintains traditional third-party coverage for the Mortgaged Property pursuant to the requirements of the Mortgage Loan documents, including, without limitation, naming the lender as mortgagee, lender loss payable and additional insured and naming the borrower as loss payee and/or additional insured, and (iv) the Tutor Perini Lease will remain in full force and effect following a casualty and Tutor Perini will be obligated per the terms of the Tutor Perini Lease to rebuild and/or repair the Mortgaged Properties at its sole expense and are not entitled to any period of rent abatement, then the borrower will be deemed in compliance with the requirements of the Mortgage Loan documents with respect to the Mortgaged Property and will not be required to maintain the coverage required under the Mortgage Loan documents pertaining to the same. If Tutor Perini fails to provide coverage in compliance with this clause, then the borrower will obtain and maintain, at the borrower’s sole cost and expense, all insurance as required by the Mortgage Loan documents with respect to the Mortgaged Property which meets the requirements hereof providing coverage that will pay proceeds in an amount sufficient to restore the Mortgaged Property to the extent such proceeds are not paid or otherwise made available under the Tutor Perini insurance policies. Such insurance will either be (x) “primary” insurance coverage in the event that Tutor Perini does not provide the applicable insurance coverage required in the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in the event that Tutor Perini does not have sufficient coverage to meet the requirements set forth above, in each case as will be necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

7	Epic West Towne Crossing	(19) Access; Utilities; Separate Tax Lots	A portion of the Mortgaged Property is made up of a tax parcel that includes additional land not part of the collateral. The borrower is required within six months following loan origination to provide evidence that a separate tax parcel number has been assigned to that portion of the Mortgaged Property. Until the borrower provides such evidence, the Mortgage Loan documents require the borrower to escrow an amount sufficient to pay taxes for the entire existing tax parcel of which part of the Mortgaged Property is a part.
26	BlueCross BlueShield Building	(19) Access; Utilities; Separate Tax Lots	At loan origination, the borrower’s predecessor-in-interest was working with the Chicago Department of Transportation (“CDOT”) and the Illinois Department of Transportation (“IDOT”) to create separate platted legal descriptions for two parcels of property which comprise a portion of the Mortgaged Property (the “Release Parcels”). The Release Parcels have de minimis value and have not been included in the lender’s underwriting for the Mortgage Loan. CDOT has required that the Release Parcels be separately platted as a condition to the borrower’s dedicating and conveying them to IDOT for

 F-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
IDOT’s planned traffic improvements adjacent to the Mortgaged Property. The Release Parcels will be dedicated to IDOT following completion of the platting thereof for de minimis consideration. The lender has agreed pursuant to the Mortgage Loan documents to grant (or cause the servicer to grant) a partial release of the Mortgage as to the Release Parcels for no consideration following the lender’s receipt of a request for partial release from the borrower and upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, if requested by the lender, the borrower’s delivery of a REMIC opinion.
2	HQ @ First	(28) Recourse Obligations

The aggregate liability of the non-recourse carveout guarantor (the “Guarantor”) for all full recourse events taken together is capped at 15% of the outstanding principal balance of the Mortgage Loan at the time of such occurrence, plus the lender’s enforcement costs.

The loss carveout for the borrower’s fraud or intentional misrepresentation is limited to fraud and material and willful misrepresentation.

The loss carveout for the willful misconduct by the borrower or guarantor is limited to willful misconduct which results in physical damage or waste to the Mortgaged Property, and the Mortgage Loan documents do not provide for a separate loss carveout in connection with the material physical waste of the Mortgaged Property.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default includes misappropriation and conversion thereof only and does not include misapplication thereof.

The borrower’s voluntary encumbrance of the Mortgaged Property by any lien or failure to obtain the lender’s prior written consent to any voluntary transfer of title to the Mortgaged Property or any direct or indirect interest in the borrower triggers only loss recourse liability rather than full recourse liability, and any such violation arising solely from a failure to provide any required notice with respect to a transfer that is otherwise permitted under the Mortgage Loan documents will not trigger any liability.

Subject to a cap equal to the limits of the environmental liability insurance policy required under the Mortgage Loan documents (the “PLL Policies”), to the extent that the borrower obtains PLL Policies that do not run for a term of at least three years past the maturity date of the Mortgage Loan (the “Required PLL Period”), and the borrower fails to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Mortgage Loan documents, any liability for environmental matters of the guarantor is limited to liability under the environmental indemnity agreement that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender.

The full recourse carveout is limited to the borrower filing a voluntary petition under the bankruptcy code (other than at the request or direction of the lender), and there is no mention of insolvency, dissolution or liquidation.

The full recourse carveout with respect to the borrower’s or the Guarantor’s collusion with other creditors to cause an involuntary bankruptcy filing with respect to the borrower is limited to the collusion to be in writing and with a petitioning creditor other than the lender.

The obligations and liabilities of the borrower (in such capacity, the “Indemnitor”) under the environmental indemnity will fully survive with respect to the Mortgaged Property until the date that is three years after the earlier to occur of (a) repayment in full of the Mortgage Loan or (b) the termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the applicable Mortgage or other similar action; provided any such release of the Indemnitor will be conditioned on and will not be effective until (A) the indemnitee will have received, at Indemnitor’s expense, an environmental report substantially in the same form as the environmental report, showing, to the reasonable satisfaction

 F-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
of the indemnitee, that there exists no matter for which the indemnitee is entitled to indemnification pursuant to the environmental indemnity; (B) a certificate from the Indemnitor stating that it is not aware of any release or other violation of environmental laws which require remediation and/or any pending or asserted claim against Indemnitor with respect to the matters addressed by the environmental indemnity and (C) the Indemnitor has paid to the indemnitee all sums due under the environmental indemnity.
18	Paragon Films Sale-Leaseback	(28) Recourse Obligations

The loss recourse carveout with respect to intentional misrepresentation is limited to written misrepresentation.

The Mortgage Loan documents do not provided for a loss carveout for any security deposits not delivered to lender upon foreclosure or action in lieu thereof.

Any involuntary transfer in violation of the Mortgage Loan documents, or other transfer in violation of the Mortgage Loan documents made without the lender’s consent, other than such transfer that results in a change of control of the borrower in violation of the Mortgage Loan documents, constitutes only a loss recourse carveout rather than a full recourse carveout.

The environmental liabilities and obligations of the borrower and guarantor under the related Mortgage Loan documents (i) may not exceed an amount equal to 110% of the original principal balance of the Mortgage Loan and (ii) survive for a period of 24 months following payment in full of the related Mortgage Loan on or prior to the maturity date of the Mortgage Loan provided that the lender has not foreclosed or taken possession of the Mortgaged Property, and the lender has received an updated environmental report in accordance with the environmental indemnity agreement.

19	The Village Lofts	(28) Recourse Obligations	Any involuntary transfers made in violation of the Mortgage Loan documents constitute only a loss recourse carveout instead of a full recourse carveout.
26	BlueCross BlueShield Building	(28) Recourse Obligations

The environmental indemnity agreement and all of the borrower’s and the guarantor’s (individually and collectively, the “Indemnitor”) obligations thereunder will terminate on the date that is two years from the date on which certain condition set forth in the environmental indemnity agreement are satisfied (but only if there is no outstanding indemnification obligation (pursuant to the terms of the environmental indemnity agreement) as to which any indemnified party has given the Indemnitor notice of prior to the expiration of such two-year period), including, without limitation, (a) the Mortgage Loan has been repaid in full and (b) the lender has received an updated environmental report in accordance with the environmental indemnity agreement.

The environmental obligations and liabilities of the related guarantor under the related Mortgage Loan documents will terminate and be of no further force and effect with respect to any unasserted claim on the date that is 24 after the date on which the Mortgage Loan has been paid in full and satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, that the indemnitee has received an updated environmental report satisfactory to the indemnitee.

22	Tutor Perini Portfolio	(28) Recourse Obligations

The loss carveout with respect to physical waste of the Mortgaged Property is limited to intentional physical waste.

The obligations and liabilities of the borrower and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim 24 months after the full payment of the Mortgage Loan and other conditions set forth in the environmental indemnity agreement, including, without limitation, the lender’s receipt of an updated environmental report in accordance with the environmental indemnity agreement.

 F-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
18	Paragon Films Sale-Leaseback	(29) Mortgage Releases	Other than during the period that is (x) 45 days prior to and 45 days after the Closing Date, upon the occurrence of a casualty at one of the individual Mortgaged Properties which results in the tenant at such individual Mortgaged Property having the right to release such Mortgaged Property from the its lease (a “Loss Event”) or (y) 60 days prior to and 60 days after the Closing Date, upon the occurrence of a “Default Release Event” which occurs due to a non-monetary default under the Mortgage Loan or a monetary default under the Mortgage Loan directly caused by a default by the sole tenant at the Mortgaged Property under its lease and the release of such individual Mortgaged Property would cure such default, the borrower may elect to obtain the release of the individual Mortgaged Property subject to such Loss Event or Default Release Event, as applicable, from the lien of the mortgage and the borrower’s obligations under the Mortgage Loan documents with respect to such individual Mortgaged Property, upon the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation: (a) the borrower provides not less than 30 days prior written notice to the lender specifying the proposed date of such release (the “Release Date”); (b) the borrower either (i) provided that the Release Date is on or after the date that is two years from the Closing Date, partially defeases the Mortgage Loan in an amount equal to or greater than 110% of the release amount allocated to each individual Mortgaged Property as set forth in the Mortgage Loan documents (the “Adjusted Release Amount”) or (ii) prepays the Mortgage Loan in an amount equal to the Adjusted Release Amount for the applicable individual Mortgaged Property and (x) in the case of a Loss Event, minus the amount of net proceeds applied to the unpaid principal balance of the Mortgage Loan by the lender and (y) in the case of a Default Release Event, plus the applicable yield maintenance premium; (c) no event of default is continuing (except for an event of default resulting solely from the applicable Loss Event); (d) the borrower conveys such individual Mortgaged Property, concurrently with the release, to an entity other than the borrower; (e) the released individual Mortgaged Property will be released from the sole tenant’s lease pursuant to a lease modification or new lease approved by the lender in accordance with the terms of the Mortgage Loan documents; (f) the borrower delivers a REMIC opinion, (g) the loan to value ratio does not exceed 125% immediately after the release of the applicable Mortgaged Property.
18	Paragon Films Sale-Leaseback	(31) Acts of Terrorism Exclusion	In the event the Terrorism Risk Insurance Program Reauthorization Act of 2019 or subsequent similar statute, or reauthorization or extension of either of the foregoing is no longer in effect, the borrower will nevertheless be required to maintain terrorism insurance, but will not be required to spend, with respect to terrorism insurance pursuant to the Mortgage Loan documents, more than two times the then-current property premium (without giving effect to the cost of any terrorism, earthquake and flood component of such insurance).
2	HQ @ First	(37) Servicing	The Mortgage Loan documents provide for the following caps: (i) liquidation fees not to exceed 0.50% of the applicable liquidation proceeds, (ii) workout fees not to exceed 0.50% of each collection of interest and principal collections of the Mortgage Loan and (iii) special servicing fees not to exceed 0.25% of the outstanding principal amount of the Mortgage Loan per annum.

 F-2-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	HQ @ First	(38) ARD Loan

The Mortgage Loan does not amortize, but is interest-only prior to the Anticipated Repayment Date of August 1, 2031, at which time any excess cash flow will be applied to the outstanding principal amount of the Mortgage Loan until the amount thereof has been reduced to $0, then to accrued interest until the amount thereof has been reduced to $0, and finally, to any other outstanding indebtedness, until the amount thereof has been reduced to $0. In addition, the period between the Anticipated Repayment Date and the maturity date of the Mortgage Loan is less than 60 months.

The Mortgage Loan does not include a debt service coverage test for the removal of the property manager.

2, 7, 16, 17, 18, 19, 22, 26, 28, 34

HQ @ First

Epic West Towne Crossing

Greene Plaza and Chippewa Center

Midlothian Towne Crossing

Paragon Films Sale-Leaseback

The Village Lofts

Tutor Perini Portfolio

BlueCross BlueShield Building

Summit Orchards

Home2 Suites Atlanta Airport West

		(40) No Material Default; Payment Record	With respect to any covenants under the related Mortgage Loan that require the borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
2	HQ @ First	(42) Organization of Mortgagor	The organizational chart does not disclose the ownership of (i) Laurion I ICAV - Laurion Real Assets Fund I, which owns an approximately 32% indirect interest in the borrower (but has provided an AML letter with respect to its investors) and (ii) the Class A investors in KKR Group Partnership L.P. (which, in the aggregate, owns an approximate 21% indirect interest in the borrower – and Mortgage Loan Seller has been advised separately include KKR employees).
2	HQ @ First	(43) Environmental Conditions	With respect to the environmental liability insurance policies covering the Mortgaged Property: (i) the policy will only run through the date that is three years after the maturity date (rather than five years), (ii) the initial term must be at least five years and is subject to renewal and (iii) the policy is subject to a $50,000 deductible.
2	HQ @ First	(47) Cross-Collateralization	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

 F-2-7

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G

CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance ($)
10/15/2021	24,171,000.00
11/15/2021	24,171,000.00
12/15/2021	24,171,000.00
1/15/2022	24,171,000.00
2/15/2022	24,171,000.00
3/15/2022	24,171,000.00
4/15/2022	24,171,000.00
5/15/2022	24,171,000.00
6/15/2022	24,171,000.00
7/15/2022	24,171,000.00
8/15/2022	24,171,000.00
9/15/2022	24,171,000.00
10/15/2022	24,171,000.00
11/15/2022	24,171,000.00
12/15/2022	24,171,000.00
1/15/2023	24,171,000.00
2/15/2023	24,171,000.00
3/15/2023	24,171,000.00
4/15/2023	24,171,000.00
5/15/2023	24,171,000.00
6/15/2023	24,171,000.00
7/15/2023	24,171,000.00
8/15/2023	24,171,000.00
9/15/2023	24,171,000.00
10/15/2023	24,171,000.00
11/15/2023	24,171,000.00
12/15/2023	24,171,000.00
1/15/2024	24,171,000.00
2/15/2024	24,171,000.00
3/15/2024	24,171,000.00
4/15/2024	24,171,000.00
5/15/2024	24,171,000.00
6/15/2024	24,171,000.00
7/15/2024	24,171,000.00
8/15/2024	24,171,000.00
9/15/2024	24,171,000.00
10/15/2024	24,171,000.00
11/15/2024	24,171,000.00
12/15/2024	24,171,000.00
1/15/2025	24,171,000.00
2/15/2025	24,171,000.00
3/15/2025	24,171,000.00
4/15/2025	24,171,000.00
5/15/2025	24,171,000.00
6/15/2025	24,171,000.00
7/15/2025	24,171,000.00
8/15/2025	24,171,000.00
9/15/2025	24,171,000.00
10/15/2025	24,171,000.00
11/15/2025	24,171,000.00
12/15/2025	24,171,000.00
1/15/2026	24,171,000.00
2/15/2026	24,171,000.00
3/15/2026	24,171,000.00
4/15/2026	24,171,000.00
5/15/2026	24,171,000.00
6/15/2026	24,171,000.00
7/15/2026	24,171,000.00
8/15/2026	24,171,000.00
9/15/2026	24,170,440.09
Distribution Date	Balance ($)
10/15/2026	23,729,340.04
11/15/2026	23,309,187.10
12/15/2026	22,865,438.46
1/15/2027	22,442,540.15
2/15/2027	22,018,298.14
3/15/2027	21,526,322.70
4/15/2027	21,099,167.70
5/15/2027	20,648,621.14
6/15/2027	20,218,676.50
7/15/2027	19,765,421.64
8/15/2027	19,332,669.72
9/15/2027	18,898,542.51
10/15/2027	18,441,226.99
11/15/2027	18,004,266.05
12/15/2027	17,544,199.43
1/15/2028	17,104,386.85
2/15/2028	16,663,176.31
3/15/2028	16,177,404.63
4/15/2028	15,733,246.46
5/15/2028	15,266,192.42
6/15/2028	14,819,137.09
7/15/2028	14,349,270.36
8/15/2028	13,899,299.55
9/15/2028	13,447,639.29
10/15/2028	13,053,570.98
11/15/2028	12,676,510.57
12/15/2028	12,279,990.14
1/15/2029	11,900,387.78
2/15/2029	11,519,538.07
3/15/2029	11,083,141.65
4/15/2029	10,699,606.24
5/15/2029	10,296,799.01
6/15/2029	9,910,679.54
7/15/2029	9,505,363.34
8/15/2029	9,116,642.99
9/15/2029	8,726,645.19
10/15/2029	8,317,563.41
11/15/2029	7,924,939.51
12/15/2029	7,513,307.94
1/15/2030	7,118,040.85
2/15/2030	6,721,474.71
3/15/2030	6,270,835.95
4/15/2030	5,871,485.23
5/15/2030	5,453,322.35
6/15/2030	5,051,284.67
7/15/2030	4,630,512.92
8/15/2030	4,225,770.81
9/15/2030	3,819,698.37
10/15/2030	3,395,009.13
11/15/2030	2,986,206.00
12/15/2030	2,558,865.43
1/15/2031	2,147,313.85
2/15/2031	1,734,409.47
3/15/2031	1,268,964.87
4/15/2031	853,173.08
5/15/2031	419,046.97
6/15/2031	461.26
7/15/2031 thereafter	0

G-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in This Prospectus	15
Summary of Terms	25
Summary of Risk Factors	60
Risk Factors	63
Description of the Mortgage Pool	155
Transaction Parties	238
Credit Risk Retention	288
Description of the Certificates	293
Description of the Mortgage Loan Purchase Agreements	329
Pooling and Servicing Agreement	339
Certain Legal Aspects of Mortgage Loans	444
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	461
Pending Legal Proceedings Involving Transaction Parties	462
Use of Proceeds	462
Yield, Prepayment and Maturity Considerations	463
Material Federal Income Tax Considerations	477
Certain State and Local and Foreign Tax Considerations	490
Method of Distribution (Conflicts of Interest)	491
Incorporation of Certain Information by Reference	493
Where You Can Find More Information	493
Financial Information	494
Certain ERISA Considerations	494
Legal Investment	498
Legal Matters	498
Ratings	498
Index of Defined Terms	501

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$925,091,000
(Approximate)

GS Mortgage Securities
Corporation II

(Central Index Key Number 0001004158)
Depositor

Benchmark 2021-B29 Mortgage Trust
(Central Index Key Number 0001880187)
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2021-B29

Class A-1	$ 20,710,000
Class A-2	$ 78,526,000
Class A-3	$177,306,000
Class A-4	$0 - $149,000,000
Class A-5	$295,684,000 - $444,684,000
Class A-SB	$ 24,171,000
Class X-A	$819,937,000
Class X-B	$105,154,000
Class A-S	$ 74,540,000
Class B	$ 51,912,000
Class C	$ 53,242,000

PROSPECTUS

Goldman Sachs & Co. LLC
Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Drexel Hamilton
Co-Manager

September         , 2021